   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 1998

                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          THE PERKIN-ELMER CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          3826                   PENDING
 (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
              OF                 CLASSIFICATION CODE NUMBER)     IDENTIFICATION
INCORPORATION OR ORGANIZATION)                                        NO.)

                            ------------------------
                          THE PERKIN-ELMER CORPORATION
                                761 MAIN AVENUE
                             NORWALK, CT 06859-0001
                                 (203) 762-1000
                         ------------------------------

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                WILLIAM B. SAWCH
                                761 MAIN AVENUE
                             NORWALK, CT 06859-0001
                                 (203) 761-2900
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                         ------------------------------
                                WITH COPIES TO:

          RAYMOND W. WAGNER                         FRANCIS J. MORISON
      SIMPSON THACHER & BARTLETT                  DAVIS POLK & WARDWELL
         425 LEXINGTON AVENUE                      450 LEXINGTON AVENUE
       NEW YORK, NEW YORK 10017                  NEW YORK, NEW YORK 10017

                         ------------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

    If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /
                         ------------------------------

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
                         ------------------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                        AMOUNT TO        PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
              TITLE OF EACH CLASS OF                        BE            OFFERING PRICE        AGGREGATE          REGISTRATION
           SECURITIES TO BE REGISTERED               REGISTERED(1)(2)    PER SHARE(2)(3)    OFFERING PRICE(3)       FEE(2)(3)
  The Perkin-Elmer Corporation-Perkin-Elmer Group
    Common Stock, par value $.01 per share........         N/A                 N/A                 N/A                 N/A
  Rights to Purchase Series A Participating Junior
    Preferred Stock, par value $.01 per share.....         N/A                 N/A                 N/A                 N/A
  The Perkin-Elmer Corporation-Celera Genomics
    Group Common Stock, par value $.01 per
    share.........................................         N/A                 N/A                 N/A                 N/A
  Rights to Purchase Series B Participating Junior
    Preferred Stock, par value $.01 per share.....         N/A                 N/A                 N/A                 N/A

(1) If the Recapitalization Proposal described herein is approved by the shareholders and the reincorporation merger (the "Merger") of The Perkin-Elmer Corporation, a New York Corporation ("Perkin-Elmer New York"), with a subsidiary of The Perkin-Elmer Corporation, a Delaware corporation ("Perkin-Elmer Delaware"), becomes effective, each share of the Common Stock, par value $1.00 per share, of Perkin-Elmer New York (the "Existing Common Stock"), outstanding at the effective time (the "Effective Time") of the Merger will be converted into one share of The Perkin-Elmer Corporation-Perkin-Elmer Group Common Stock, par value $.01 per share ("Perkin-Elmer Group Stock"), and .5 of a share (the "Ratio") of The Perkin-Elmer Corporation-Celera Genomics Group Common Stock, par value $.01 per share ("Celera Genomics Stock"). The number of shares of Perkin-Elmer Group Stock being registered is equal to the number of shares of Existing Common Stock outstanding at the Effective Time, and the number of shares of Celera Genomics Stock being registered is equal to the Ratio times the number of shares of Existing Common Stock outstanding at the Effective Time. In accordance with Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares being registered is not included in the table.
(2) Prior to the occurrence of certain events, the rights to purchase Series A Participating Junior Preferred Stock, par value $.01 per share, and the rights to purchase Series B Participating Junior Preferred Stock, par value $.01 per share (collectively, the "Rights"), will not be evidenced separately from the related Perkin-Elmer Group Stock or Celera Genomics Stock. The value, if any, of the Rights is reflected in the market price of the related Perkin-Elmer Stock or Celera Genomics Stock. Accordingly, no separate fee is paid.
(3) The shares of Perkin-Elmer Group Stock and Celera Genomics Stock will be distributed to shareholders without consideration. Accordingly, pursuant to
    Section 6(b) of the Securities Act of 1933, there is no registration fee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 24, 1998

                          THE PERKIN-ELMER CORPORATION
                                ----------------

                         PROXY STATEMENT AND PROSPECTUS
                               ------------------
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

       PERKIN-ELMER GROUP              CELERA GENOMICS GROUP
          COMMON STOCK                      COMMON STOCK

                             ---------------------

                     SPECIAL MEETING OF SHAREHOLDERS TO BE
              HELD AT 10 A.M., EASTERN TIME, ON             , 1999
                             ---------------------

    You are invited to attend a Special Meeting of Shareholders of The
Perkin-Elmer Corporation, to be held at 10 a.m., Eastern Time, on       , 1999,
in our auditorium, at 50 Danbury Road, Wilton, Connecticut 06897.

    At the Special Meeting, you will be asked to consider and adopt a recapitalization proposal recommended by your Board of Directors. We propose to create two new classes of common stock called "Perkin-Elmer Group Stock" and "Celera Genomics Stock." Perkin-Elmer Group Stock is intended to reflect separately the performance of our established PE Biosystems' life sciences and Analytical Instruments businesses, and Celera Genomics Stock is intended to reflect separately the performance of our new Celera Genomics business. If shareholders approve the recapitalization, each share of your existing common stock will be converted into one share of Perkin-Elmer Group Stock and .5 of a share of Celera Genomics Stock. We will also change our state of incorporation from New York to Delaware as part of this recapitalization. We expect this recapitalization to be tax-free to you and us.

    Our recapitalization proposal is designed to separate the performance of our Celera Genomics business from the rest of our company and to charge the managers of PE Biosystems and Analytical Instruments and the managers of Celera Genomics with the responsibility of maximizing the returns from their businesses. We expect holders of Perkin-Elmer Group Stock to benefit from the earnings growth and cash flows provided by our PE Biosystems' life sciences and Analytical Instruments businesses. We expect holders of Celera Genomics Stock to benefit from the anticipated success and progress of Celera Genomics' research and development efforts rather than near-term earnings since Celera Genomics is expected to incur significant losses during its start-up period. The creation of two classes of common stock should enhance both the autonomy and synergies of these two businesses by allowing each to focus on its own identity, business strategy, financial model and culture, but at the same time also allowing each to capitalize on relationships with the other.

    If this proposal is implemented, you will receive separate operating results and other business and financial information for both our established PE Biosystems' life sciences and Analytical Instruments businesses and our new Celera Genomics business. You will have a better understanding of these businesses and will be able to invest in either or both stocks depending upon your investment objectives.

    The Board of Directors currently intends to pay a quarterly dividend of $.17 on the Perkin-Elmer Group Stock and no dividend on the Celera Genomics Stock. We will list the Perkin-Elmer Group Stock on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "PKN." We will list the Celera Genomics Stock on The Nasdaq Stock Market under the symbol "CLRA".

    The recapitalization proposal will also allow us to preserve the strategic, financial and operational benefits we currently enjoy as a single company. We will not distribute or spin-off any of our assets or liabilities under the recapitalization. Holders of Perkin-Elmer Group Stock and Celera Genomics Stock will continue to be stockholders of a single company and subject to the risks associated with an investment in Perkin-Elmer and all of its businesses, assets and liabilities. We can not assure you whether or to what extent the market values of the new stocks will reflect the separate performances of their related businesses or that their combined market values will equal or exceed the market value of our existing common stock.

    At the Special Meeting, you will also be asked to consider and approve related proposals to adopt separate new stock incentive plans for each business group.

    Your Board of Directors unanimously recommends that you vote in favor of the recapitalization and each of the related proposals. This Proxy Statement and Prospectus provides you with detailed information about the recapitalization and related proposals. We encourage you to read this entire document carefully.

Tony L. White
Chairman of the Board, President
and Chief Executive Officer

 THE RECAPITALIZATION AND RELATED PROPOSALS INVOLVE CERTAIN RISKS. PLEASE READ THE "RISK FACTORS" BEGINNING ON PAGE 18.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT AND PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 IF YOU HAVE ANY QUESTIONS RELATING TO THE MATTERS DISCUSSED IN THIS DOCUMENT, PLEASE CALL OUR INVESTOR RELATIONS DEPARTMENT AT (203) 761-5400.

This Proxy Statement and Prospectus is dated         , 1999 and is first being
mailed to shareholders on         , 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Proxy Statement, and information that we file later with the SEC will automatically update and supersede this information.

    We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the Special Meeting:

    -  Annual Report on Form 10-K for the fiscal year ended June 30, 1998;

    -  Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;
       and

    -  Current Reports on Form 8-K, filed July 10 and September 24, 1998.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

        The Perkin-Elmer Corporation
        761 Main Avenue
        Norwalk, Connecticut 06859
        Attention: Secretary
        Telephone: 1-203-762-1000

    You should rely only on the information incorporated by reference or provided in this Proxy Statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this Proxy Statement is accurate as of any date other than the date on the front of this document.

                                RETURN OF PROXY

    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. POSTAGE NEED NOT BE AFFIXED TO THE ENCLOSED ENVELOPE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                       IF YOU PLAN TO ATTEND THE MEETING

    The Special Meeting will be held at our corporate headquarters at 50 Danbury Road (old U.S. Route 7), Wilton, Connecticut, approximately 1.7 miles north of Exit 40B (northbound or southbound) on the Merritt Parkway (Connecticut Route
15). Signs will direct you to the auditorium where the meeting will be held.

          [LOGO]

NOTICE OF SPECIAL MEETING
OF SHAREHOLDERS
TO BE HELD ON            , 1999

           , 1999

    Notice is hereby given that a Special Meeting of Shareholders of The Perkin-Elmer Corporation will be held in our auditorium at 50 Danbury Road, Wilton, Connecticut. The Special Meeting will commence at 10:00 a.m., Eastern Standard Time, and will be held for the following purposes and to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof:

    1. To consider and act upon a proposal to adopt an agreement and plan of merger under which:

    - The Perkin-Elmer Corporation will merge with a subsidiary of The Perkin-Elmer Corporation, a Delaware corporation newly formed by us for this purpose, and

    - each outstanding share of our existing common stock will be converted into one share of that Delaware corporation's Perkin-Elmer Group Stock and .5 of a share of that Delaware corporation's Celera Genomics Stock;

    2. To consider and act upon a proposal to adopt The Perkin-Elmer Corporation/Perkin-Elmer Group 1999 Stock Incentive Plan; and

    3. To consider and act upon a proposal to adopt The Perkin-Elmer Corporation/Celera Genomics Group 1999 Stock Incentive Plan.

    Information relating to the three proposals is contained in the attached Proxy Statement and Prospectus.

    The Board of Directors has fixed the close of business on            , 1998
as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only the shareholders of record at the close of business on that date will be entitled to vote at the meeting. A list of those shareholders will be available for inspection before or at the meeting at the request of a shareholder. The transfer books of the company will not be closed.

                                                          By order of the Board
                                                          of Directors,

                                                          William B. Sawch
                                                          SECRETARY

                               TABLE OF CONTENTS

                                                      PAGE
                                                      -----
Index of Defined Terms...........................          ii
Questions and Answers About the Recapitalization
  Proposal and Related Transactions..............           1
Proxy Statement Summary..........................           4
The Perkin-Elmer Corporation Selected Financial
  Information....................................          14
Perkin-Elmer Group Selected Financial
  Information....................................          15
Celera Genomics Group Selected Financial
  Information....................................          16
Price Range and Dividends on Existing Common
  Stock..........................................          17
Special Note Regarding Forward-Looking
  Statements.....................................          18
Risk Factors.....................................          18
Information About the Special Meeting and
  Voting.........................................          33
    Date, Time and Place of Meeting..............          33
    Record Date..................................          33
    Proposals to be Considered at the Meeting....          33
    Vote Required................................          34
    Quorum.......................................          34
    Proxy Votes..................................          34
Proposal 1--The Recapitalization Proposal........          34
    Description of the Recapitalization..........          34
    Background of and Reasons for the
      Recapitalization Proposal..................          35
    Recommendation of the Board of Directors.....          38
    Management and Allocation Policies...........          38
    Dividend Policy..............................          44
    Increase in Authorized Common Stock..........          44
    Stock Exchange Listings......................          45
    Exchange Procedures..........................          45

                                                      PAGE
                                                      -----
    Stock Transfer Agent and Registrar...........          45
    Description of Perkin-Elmer Group Stock and
      Celera Genomics Stock......................          45
    Celera Genomics Designated Shares............          55
    Rights Agreement.............................          56
    Comparison of Shareholder Rights.............          58
    Certain Anti-Takeover Provisions of Delaware
      Law and the New Certificate of
      Incorporation, the New By-laws and the New
      Rights Agreement...........................          64
    United States Federal Income Tax
      Considerations.............................          65
    No Dissenter's Rights........................          66
Proposals 2 and 3--The Perkin-Elmer
  Corporation/Perkin-Elmer Group 1999 Stock
  Incentive Plan and The Perkin-Elmer
  Corporation/Celera Genomics Group 1999 Stock
  Incentive Plan.................................          66
Information About Stockholder Proposals..........          74
Expenses of Solicitation.........................          74
Legal Opinions...................................          74
Experts..........................................          74

Annex I:     Agreement and Plan of Merger
Annex II:    New Certificate of Incorporation
Annex III:   Illustrations of Certain
             Provisions of the New
             Certificate of Incorporation
Annex IV:    The Perkin-Elmer Corporation
Annex V:     Perkin-Elmer Group
Annex VI:    Celera Genomics Group
Annex VII:   Perkin-Elmer Group 1999 Stock
             Incentive Plan
Annex VIII:  Celera Genomics Group 1999 Stock
             Incentive Plan

                             INDEX OF DEFINED TERMS

                           PAGE
                          ------
Acquiring Person................................         56
Available Dividend Amount.......................         46
Celera Genomics Designated Shares...............         55
Celera Genomics Group...........................          1
Celera Genomics Group Plan......................         66
Celera Genomics Group Subsidiaries..............         50
Celera Genomics Right...........................         56
Celera Genomics Stock...........................         46
Change of Control...............................         70
Code............................................         65
Committee.......................................         67
Common Stock....................................          1
Company.........................................          4
Convertible Securities..........................      II-16
DGCL............................................         35
Director Stock Awards...........................         67
Disposition.....................................         47
Distribution Date...............................         57
Earnings (Loss) Attributable....................         46
Effective Time..................................         35
Employee Awards.................................         67
Employee Stock Awards...........................         67
Existing By-laws................................         35
Existing Certificate of Incorporation...........         34
Expiration Date.................................         57
Fair Value......................................      II-16
Incentive Plan..................................         66
Interested Shareholder..........................         61
Interested Stockholder..........................         62
Liquidation Units...............................         54
Market Value....................................      II-16
Market Value Ratio of the Perkin-Elmer Group
  Stock to the Celera Genomics Stock............      II-17

                                                    PAGE
                                                  ---------
Market Value Ratio of the Celera Genomics Stock
  to the Perkin-Elmer Group Stock...............      II-17
Merger..........................................         34
Merger Agreement................................         34
Net Proceeds....................................         48
New By-laws.....................................         35
New Certificate of Incorporation................         35
New Rights Agreement............................         56
NYBCL...........................................         34
Options.........................................         67
Original Rights.................................         56
Original Rights Agreement.......................         56
Performance Shares..............................         67
Perkin-Elmer....................................          4
Perkin-Elmer Group..............................          1
Perkin-Elmer Group Plan.........................         66
Perkin-Elmer Group Stock........................         46
Perkin-Elmer Group Subsidiaries.................         50
Perkin-Elmer Right..............................         56
Preferred Stock.................................         46
Proxy Statement.................................          1
R&D.............................................         36
R&D Spin-off....................................         36
Recapitalization................................         34
Redemption Price................................         58
Related Business Transaction....................         49
Rights..........................................         56
Section 83 Restrictions.........................         72
Series A Purchase Price.........................         57
Series B Purchase Price.........................         57
Stock Acquisition Date..........................         56
TIGR............................................         31
Trading Day.....................................      II-20

                             QUESTIONS AND ANSWERS
                      ABOUT THE RECAPITALIZATION PROPOSAL
                            AND RELATED TRANSACTIONS

    IF YOU HAVE ANY QUESTIONS RELATING TO THE MATTERS DISCUSSED IN THIS DOCUMENT, PLEASE CALL OUR INVESTOR RELATIONS DEPARTMENT AT (203) 761-5400.

Q.         WHY AM I RECEIVING THIS PROXY
           STATEMENT?

A.         We are distributing this Proxy
           Statement and Prospectus (this
           "Proxy Statement") to you in
           connection with a recapitalization
           proposal that would create two new
           classes of common stock and change
           our state of incorporation from New
           York to Delaware. We are also
           distributing this Proxy Statement in
           connection with related proposals to
           adopt two new 1999 stock incentive
           plans. We have scheduled a Special
           Meeting so that you may consider and
           vote on these proposals.

Q.         WHAT ARE THE NEW COMMON STOCKS?

A.         The new common stocks consist of the
           Perkin-Elmer Group Stock and the
           Celera Genomics Stock. We refer to
           the Perkin-Elmer Group Stock and the
           Celera Genomics Stock together as
           the "Common Stock."

           -          The Perkin-Elmer Group Stock is
                      intended to reflect the separate
                      performance of our established
                      PE Biosystems' life sciences and
                      Analytical Instruments
                      businesses. We refer to these
                      businesses as the "Perkin-Elmer
                      Group."

           -          The Celera Genomics Stock is
                      intended to reflect the separate
                      performance of our new Celera
                      Genomics business. We refer to
                      this business as the "Celera
                      Genomics Group."

           Investors commonly refer to this
           type of common stock as "tracking
           stock," "targeted stock" or "letter
           stock," because the stock is
           intended to "track" or "target" the
           separate performance of a group of
           assets or a division of a company.
           However, the Perkin-Elmer Group and
           the Celera Genomics Group are not
           separate legal entities. Holders of
           Perkin-Elmer Group Stock and Celera
           Genomics Stock will be stockholders
           of a single company. As a result,
           they will continue to be subject to
           all of the risks of an investment in
           the Company and all of its
           businesses, assets and liabilities.
           The assets we attribute to one Group
           could be subject to the liabilities
           of the other Group.

Q.         HOW WILL I BENEFIT FROM THE
           RECAPITALIZATION PROPOSAL?

A.         Our recapitalization proposal is
           designed to separate the performance
           of our new Celera Genomics business
           from the rest of our company and to
           charge the managers of each business
           Group with the responsibility of
           maximizing the returns from their
           businesses. We expect holders of
           Perkin-Elmer Group Stock to benefit
           from the earnings growth and cash
           flows provided by our established PE
           Biosystems' life sciences and
           Analytical Instruments businesses.
           We expect holders of Celera Genomics
           Stock to benefit from the
           anticipated success and progress of
           Celera Genomics' research and
           development efforts rather than
           near-term earnings since Celera
           Genomics is expected to incur
           significant losses during its
           start-up period.

           The creation of two classes of
           common stock should enhance both the
           autonomy and synergies of the Groups
           by allowing each Group to focus on
           its own identity, business strategy,
           financial model and culture, but at
           the same time also allow it to
           capitalize on relationships with the
           other Group.

           You will be able to separately value
           the Perkin-Elmer Group Stock and the

           Celera Genomics Stock. You will be
           able to invest in either or both
           stocks depending on your investment
           objectives.

Q.         WHAT KIND OF FINANCIAL INFORMATION
           WILL I RECEIVE IN THE FUTURE?

A.         You will continue to receive our
           consolidated financial information
           for the Company as a whole. In
           addition, you will receive separate
           operating results and other business
           and financial information for both
           the Perkin-Elmer Group and the
           Celera Genomics Group.

Q.         WHAT WILL MY EXISTING SHARES
           REPRESENT IF EVERYTHING TAKES PLACE
           AS PROPOSED?

A.         Each share of our existing common
           stock will be converted into one
           share of Perkin-Elmer Group Stock
           and .5 of a share of Celera Genomics
           Stock.

Q.         WHEN AND WHERE WILL THE SPECIAL
           MEETING BE HELD?

A.         The meeting will be held on       ,
                   , 1999, at 10:00 a.m.,
           Eastern Standard Time, in our
           auditorium, at 50 Danbury Road,
           Wilton, Connecticut.

Q.         WHAT DOES THE BOARD OF DIRECTORS
           RECOMMEND?

A.         Your Board of Directors unanimously
           recommends that you vote "FOR" each
           proposal.

Q.         WHY ARE WE BECOMING A DELAWARE
           CORPORATION?

A.         No New York corporation has adopted
           "targeted" or "tracking" stock. A
           number of other large corporations
           with similar capital structures,
           such as Tele-communications, Inc.
           and USX Corporation, are also
           incorporated in Delaware. By
           becoming a Delaware corporation, we
           will be able to benefit from
           Delaware's comprehensive and
           well-developed corporate laws. We
           believe that Delaware law will offer
           clearer guidance with respect to
           legal issues that may arise as a
           result of the existence of separate
           classes of common stock.
Q.         WHAT DO I NEED TO DO NOW?

A.         Just mail your signed proxy card in
           the enclosed return envelope as soon
           as possible, so that your shares may
           be represented at the Special
           Meeting.

Q.         WHAT VOTE IS REQUIRED TO APPROVE
           THESE PROPOSALS?

A.         The approval of the recapitalization
           proposal requires the affirmative
           vote of the holders of two-thirds of
           the outstanding shares of our
           existing common stock. The approval
           of each of the other proposals
           requires the affirmative vote of the
           holders of a majority of the votes
           cast at the Special Meeting.

Q.         WILL THE RECAPITALIZATION PROPOSAL
           RESULT IN A CHANGE OF CONTROL OF THE
           COMPANY?

A.         No.

Q.         WILL THE RECAPITALIZATION PROPOSAL
           RESULT IN A SPIN-OFF?

A.         No. This proposal will not result in
           a distribution or spin-off of our
           assets or liabilities. Holders of
           Perkin-Elmer Group Stock and Celera
           Genomics Stock will continue to be
           stockholders of a single company and
           subject to all risks associated with
           an investment in the Company and all
           of its businesses, assets and
           liabilities.

Q.         WHEN WILL ALL THIS TAKE PLACE?

A.         If shareholders approve the
           recapitalization proposal, we plan
           to implement the recapitalization by
           filing a certificate of merger in
           New York shortly after the Special
           Meeting. However, the Board of
           Directors could choose to effect the
           recapitalization at a later time, or
           not to effect the recapitalization,
           depending on the circumstances at
           the time.

Q.         MUST I SEND IN MY STOCK
           CERTIFICATES?

A.         No. The stock certificate for your
           existing common stock will represent
           ownership of the same number of
           shares of Perkin-Elmer Group Stock.
           We will send holders of record
           certificates for Celera Genomics
           Stock and information as to how they
           may, at their option, send in
           existing certificates for new
           certificates representing
           Perkin-Elmer Group Stock.

Q.         WHAT DO I NEED TO DO TO RECEIVE MY
           CERTIFICATES FOR THE CELERA GENOMICS
           STOCK?

A.         You do not need to do anything to
           receive your certificates for the
           Celera Genomics Stock. We will mail
           certificates representing whole
           shares of the Celera Genomics Stock
           (and cash in lieu of any fractional
           shares) to holders of record after
           the recapitalization.

Q.         WHAT ARE THE TAX CONSEQUENCES TO ME?

A.         The recapitalization is intended to
           be tax-free to you for federal
           income tax purposes except for cash
           received for fractional shares of
           Celera Genomics Stock and for the
           redemption of the rights issued
           under our existing shareholder
           rights plan. Cash you receive for
           fractional shares generally will
           result in recognition of gain or
           loss equal to the difference between
           the amount of cash you receive and
           your basis in the fractional shares.
           You should consult your tax advisor
           for tax advice concerning your
           individual tax consequences.

Q.         WHERE WILL THE PERKIN-ELMER GROUP
           STOCK AND THE CELERA GENOMICS STOCK
           BE TRADED?

A.         The Perkin-Elmer Group Stock will be
           traded on the New York Stock
           Exchange and the Pacific Stock
           Exchange under the symbol "PKN." The
           Celera Genomics Stock will be traded
           on The Nasdaq Stock Market--National
           Market System under the symbol
           "CLRA".

Q.         WHAT VOTING RIGHTS WILL I HAVE?
A.         Each share of Perkin-Elmer Group
           Stock will be entitled to one vote.
           Each share of Celera Genomics Stock
           will have a variable number of votes
           based on the relative average market
           values of one share of Celera
           Genomics Stock to one share of
           Perkin-Elmer Group Stock at the time
           of the vote. We made the relative
           voting rights of each stock vary
           based on their market values so that
           a stockholder's voting rights will
           more closely reflect the market
           value of its investment in the
           Company. The Perkin-Elmer Group
           Stock and the Celera Genomics Stock
           will generally vote together as a
           single class.

Q.         WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A.         We currently intend to pay a
           quarterly dividend of $.17 per share
           on the Perkin-Elmer Group Stock, the
           same rate we now pay on our existing
           common stock. We currently do not
           anticipate paying dividends on
           Celera Genomics Stock in the
           foreseeable future.

Q.         WHAT IF I HAVE ADDITIONAL QUESTIONS?

A.         If you have any questions prior to
           the Special Meeting, please call our
           Investor Relations Department at
           (203) 761-5400.

                            PROXY STATEMENT SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE RECAPITALIZATION FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE RECAPITALIZATION, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS WE HAVE REFERRED YOU TO. SEE "WHERE YOU CAN FIND MORE INFORMATION" (INSIDE COVER PAGE). WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY. TO HELP YOU FIND THE DEFINITIONS OF CERTAIN TECHNICAL TERMS USED IN THIS DOCUMENT, WE HAVE ALSO INCLUDED AN INDEX OF TERMS IMMEDIATELY AFTER THE TABLE OF CONTENTS IN THE FRONT OF THIS DOCUMENT. WHEN WE REFER TO "PERKIN-ELMER" OR THE "COMPANY" OR USE "WE," "OUR" OR "US" IN THIS PROSPECTUS, WE MEAN THE PERKIN-ELMER CORPORATION (INCLUDING THE NEW DELAWARE COMPANY THAT WILL ISSUE PERKIN-ELMER GROUP STOCK AND CELERA GENOMICS STOCK) AND ITS SUBSIDIARIES ON A CONSOLIDATED BASIS, UNLESS THE CONTEXT REQUIRES OTHERWISE.

                                  THE COMPANY

    The Company is comprised of the Perkin-Elmer Group and the Celera Genomics Group. Our principal executive offices are located at 50 Danbury Road, Wilton, Connecticut 06897, and our telephone number is (203) 762-1000.

PERKIN-ELMER GROUP (PAGE V-2)

    The Perkin-Elmer Group is principally comprised of our established PE Biosystems' life sciences and Analytical Instruments businesses.

    PE Biosystems is a diversified leader in the life sciences industry. It is engaged in:

    - research, development, manufacture, sale and support of instrument systems, reagents and software; and

    -  related consulting and contract research and development services.

    In its Analytical Instruments business, the Perkin-Elmer Group develops, manufactures, markets, sells and services analytical instruments used in a variety of markets.

    For the fiscal year ended June 30, 1998, the Perkin-Elmer Group had net revenues of $1.5 billion and net income of $60.4 million. Its total assets at September 30, 1998 were $1.4 billion. See "--Perkin-Elmer Group Selected Financial Information" and Annex V--"Perkin-Elmer Group."

CELERA GENOMICS GROUP (PAGE VI-2)

    The Celera Genomics Group is principally comprised of our new Celera Genomics business. Celera Genomics Group is engaged in:
    - generation, sale and support of genomic information ("content") databases supported by software and analysis systems;

    - discovery, validation and licensing of proprietary gene products, genetic markers and information concerning genetic variability; and

    -  related consulting and contract research and development services.

    For the fiscal year ended June 30, 1998, the Celera Genomics Group had net revenues of $.3 million and net losses of $4.0 million. Its total assets at September 30, 1998 were $10.5 million. See "--Celera Genomics Group Selected Financial Information" and Annex VI--"Celera Genomics Group."

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF MEETING (PAGE 33)

    The Special Meeting will be held on                 , 1999, at 10:00 a.m.,
Eastern Standard Time, in our auditorium at 50 Danbury Road, Wilton,
Connecticut.

RECORD DATE (PAGE 33)

    The record date for the Special Meeting is                 , 1998.

PROPOSALS TO BE CONSIDERED AT THE MEETING
  (PAGE 33)

    You are asked to consider and vote upon the following proposals at the Special Meeting:

    -  Proposal 1: The Recapitalization Proposal.

    - Proposal 2: A proposal to adopt the Perkin-Elmer Group 1999 Stock Incentive Plan to provide for the granting of stock awards and options in Perkin-Elmer Group Stock.

    - Proposal 3: A proposal to adopt the Celera Genomics Group 1999 Stock Incentive Plan to provide for the granting of stock awards and options in Celera Genomics Stock.

If Proposal 1 is approved, we will implement it whether or not Proposals 2 or 3 are approved. If Proposal 1 is not approved, we will not implement Proposals 2 and 3.

VOTE REQUIRED (PAGE 34)

    The following shareholder votes are required for approval of the proposals:

    - Proposal 1: The favorable vote of the holders of two-thirds of the outstanding shares of our existing common stock.

    - Proposal 2: The favorable vote of the holders of a majority of the votes cast at the Special Meeting.

    - Proposal 3: The favorable vote of the holders of a majority of the votes cast at the Special Meeting.

    Our directors and executive officers beneficially own less than percent of the outstanding shares of our existing common stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS
  (PAGES 38 AND 74)

    YOUR BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED EACH PROPOSAL AND BELIEVES THAT THE APPROVAL OF THESE PROPOSALS BY THE SHAREHOLDERS IS IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU APPROVE EACH OF THESE PROPOSALS.

                    THE RECAPITALIZATION PROPOSAL (PAGE 34)

    You are being asked to consider and approve the Recapitalization Proposal under which:

    - our existing Company will change its state of incorporation to Delaware by merging with a subsidiary of The Perkin-Elmer Corporation, a Delaware company newly formed by us for this purpose (which we sometimes refer to as "Perkin-Elmer Delaware"); and

    - each outstanding share of our existing common stock will be automatically converted in this merger into one share of the new Delaware company's Perkin-Elmer Group Stock and .5 of a share of the new Delaware company's Celera Genomics Stock.

REASONS FOR THE RECAPITALIZATION PROPOSAL (PAGE 35)

    Your Board of Directors considered several alternatives for enhancing shareholder value, advancing our financial and strategic objectives and creating flexibility for our future growth. We believe that the Recapitalization Proposal is the best alternative and will have many advantages, including:

    - increasing shareholder value by more specifically tracking the earnings, cash flows and investment results of each Group;

    - permitting the Perkin-Elmer Group Stock to continue to be valued in the market based on growth in earnings and cash flows, since the Celera Genomics business is expected to incur significant losses during its start-up period;

    - permitting the Celera Genomics Stock to be valued in the market based on the success of Celera Genomics research and development efforts and progress in meeting its business plan;

    - enhancing the autonomy of the Groups by allowing each Group and its management to focus on that Group's own identity, business strategy, financial model and culture and to structure incentives for employees that are closely aligned with the interests of the holders of the Common Stock related to that Group and tied directly to its share price performance;

    - retaining the synergies and cost savings of doing business as a single company and preserving the benefits of tax consolidation, credit availability and a shared strategic vision;

    - permitting the Board of Directors to review technology sharing arrangements between the Perkin-Elmer Group and the Celera Genomics Group, which should allow for the shortest path to commercialization of new technologies; and

    - enhancing financial and strategic flexibility to raise capital and to engage in mergers, acquisitions, strategic investments, capital restructurings and other transactions affecting either the Perkin-Elmer Group or the Celera Genomics Group as a result of the availability of two different equity securities.

    No New York corporation has adopted "targeted" or "tracking" stock. A number of other large corporations with similar capital structures, such as Tele-communications, Inc. and USX Corporation, are also incorporated in Delaware. By becoming a Delaware corporation, we will be able to benefit from Delaware's comprehensive and well-developed corporate laws. We believe that Delaware law will offer clearer guidance with respect to legal issues that may arise as a result of having separate classes of common stock.
FEDERAL INCOME TAX CONSIDERATIONS (PAGE 65)

    We have been advised by our counsel that no gain or loss will be recognized by us or you for federal income tax purposes as a result of the implementation of the Recapitalization Proposal, except for any cash received by you instead of fractional shares of Celera Genomics Stock or in redemption of the rights issued under our existing shareholder rights plan. However, there are no court decisions or other authorities bearing directly on transactions similar to the Recapitalization Proposal. Further, the Internal Revenue Service included the issuance of stock with characteristics similar to the Perkin-Elmer Group Stock and the Celera Genomics Stock among the transactions upon which it would not issue advance rulings. Therefore, the tax treatment of the recapitalization is subject to some uncertainty.

COMPARISON OF EXISTING COMMON STOCK WITH PERKIN-ELMER GROUP STOCK AND CELERA
  GENOMICS STOCK (PAGE 45)

    The following is a comparison of our existing common stock and the Perkin-Elmer Group Stock and Celera Genomics Stock.

                                     EXISTING                       THE RECAPITALIZATION PROPOSAL
                                      COMMON           --------------------------------------------------------
                                      STOCK             PERKIN-ELMER GROUP STOCK       CELERA GENOMICS STOCK
                             ------------------------  ---------------------------  ---------------------------
STOCKHOLDERS OF ONE          Holders of our existing   Holders of Perkin-Elmer      Holders of Celera Genomics
  COMPANY:                   common stock are          Group Stock and Celera       Stock and Perkin-Elmer
                             shareholders of a single  Genomics Stock will be       Group Stock will be
                             company. As a result,     stockholders of a single     stockholders of a single
                             they are subject to all   company. The Perkin- Elmer   company. The Celera
                             of the risks associated   Group and the Celera         Genomics Group and the
                             with an investment in     Genomics Group are not       Perkin-Elmer Group are not
                             the Company and all of    separate legal entities. As  separate legal entities. As
                             its businesses, assets    a result, stockholders will  a result, stockholders will
                             and liabilities.          continue to be subject to    continue to be subject to
                                                       all of the risks associated  all of the risks associated
                                                       with an investment in the    with an investment in the
                                                       Company and all of its       Company and all of its
                                                       businesses, assets and       businesses, assets and
                                                       liabilities. Financial       liabilities. Financial
                                                       effects from the Celera      effects from the
                                                       Genomics Group that affect   Perkin-Elmer Group that
                                                       our consolidated results of  affect our consolidated
                                                       operations or financial      results of operations or
                                                       condition could, if          financial condition could,
                                                       significant, affect the      if significant, affect the
                                                       results of operations or     results of operations or
                                                       financial condition of the   financial condition of the
                                                       Perkin-Elmer Group or the    Celera Genomics Group or
                                                       market price of the Perkin-  the market price of the
                                                       Elmer Group Stock.           Celera Genomics Stock.
GOVERNING LAW:               New York                  Delaware                     Delaware
CAPITALIZATION:              180,000,000 shares of     500,000,000 shares of        225,000,000 shares of
                             existing common stock     Perkin-Elmer Group Stock     Celera Genomics Stock will
                             are authorized;           will be authorized. Each     be authorized. Each share
                             49,803,911 were           share of our existing        of our existing common
                             outstanding as of         common stock will be         stock will be converted
                             November 10, 1998.        converted into one share of  into .5 of a share of
                                                       Perkin-Elmer Group Stock     Celera Genomics Stock and
                                                       and .5 of a share of Celera  one share of Perkin-Elmer
                                                       Genomics Stock.              Group Stock.
STOCK MARKET LISTING:        NYSE and PSE under the    NYSE and PSE under the       Nasdaq Stock Market under
                             symbol "PKN."             symbol "PKN."                the symbol "CLRA."
DIVIDENDS:                   Our quarterly dividend    We currently intend to pay   We currently do not intend
                             rate is currently $.17    dividends on the Perkin-     to pay dividends on the
                             per share of existing     Elmer Group Stock at an      Celera Genomics Stock.
                             common stock.             initial quarterly rate of
                                                       $.17 per share.
                             We pay dividends on our   We will pay dividends on     We will pay dividends on
                             existing common           the Perkin-Elmer Group       the Celera Genomics Stock

                                     EXISTING                       THE RECAPITALIZATION PROPOSAL
                                      COMMON           --------------------------------------------------------
                                      STOCK             PERKIN-ELMER GROUP STOCK       CELERA GENOMICS STOCK
                             ------------------------  ---------------------------  ---------------------------
                             stock at the discretion   Stock at the discretion of   at the discretion of our
                             of our Board of           our Board of Directors       Board of Directors based
                             Directors based           based primarily upon the     primarily upon the
                             primarily upon the        financial condition,         financial condition,
                             financial condition,      results of operations and    results of operations and
                             results of operations     business requirements of     business requirements of
                             and business              the Perkin-Elmer Group and   the Celera Genomics Group
                             requirements of the       the Company as a whole.      and the Company as a whole.
                             Company. Dividends can    Dividends can not exceed     Dividends can not exceed
                             not exceed our assets     the lesser of (1) our funds  the lesser of (1) our funds
                             from which we can         from which we can legally    from which we can legally
                             legally pay dividends     pay dividends under          pay dividends under
                             under New York law.       Delaware law and (2) the     Delaware law and (2) the
                                                       Perkin-Elmer Group           Celera Genomics Group
                                                       Available Dividend Amount.   Available Dividend Amount.
                                                       We may pay dividends         We may pay dividends
                                                       exclusively on the Perkin-   exclusively on the Celera
                                                       Elmer Group Stock,           Genomics Stock, exclusively
                                                       exclusively on the Celera    on the Perkin- Elmer Group
                                                       Genomics Stock, or on both,  Stock, or on both, in equal
                                                       in equal or unequal          or unequal amounts. The
                                                       amounts. The Board of        Board of Directors will not
                                                       Directors will not be        be required to consider the
                                                       required to consider the     relative Available Dividend
                                                       relative Available Dividend  Amounts, the amount of
                                                       Amounts, the amount of       dividends previously
                                                       dividends previously         declared on either the
                                                       declared on either the       Celera Genomics Stock or
                                                       Perkin-Elmer Group Stock or  the Perkin-Elmer Group
                                                       the Celera Genomics Stock,   Stock, their relative
                                                       their relative voting or     voting or liquidation
                                                       liquidation rights or any    rights or any other factor.
                                                       other factor.
VOTING RIGHTS:               One vote per share.       The Perkin-Elmer Group       Each share of Celera
                                                       Stock will have one vote     Genomics Stock will have a
                                                       per share.                   variable vote equal to the
                                                                                    ratio of the average market
                                                                                    values of one share of
                                                                                    Celera Genomics Stock to
                                                                                    one share of Perkin-Elmer
                                                                                    Group Stock calculated over
                                                                                    a 20-day period prior to
                                                                                    each record date for a
                                                                                    stockholders' meeting or
                                                                                    consent. Accordingly, a
                                                                                    share of Celera Genomics
                                                                                    Stock may have more than,
                                                                                    less than or exactly one
                                                                                    vote per share.
                                                       The holders of Perkin-Elmer  The holders of Celera
                                                       Group Stock and Celera       Genomics Stock and
                                                       Genomics Stock will          Perkin-Elmer Group Stock
                                                       generally vote together      will generally vote
                                                                                    together

                                     EXISTING                       THE RECAPITALIZATION PROPOSAL
                                      COMMON           --------------------------------------------------------
                                      STOCK             PERKIN-ELMER GROUP STOCK       CELERA GENOMICS STOCK
                             ------------------------  ---------------------------  ---------------------------
                                                       as a single class. In        as a single class. In
                                                       limited circumstances,       limited circumstances,
                                                       holders of one or both       holders of one or both
                                                       classes of Common Stock may  classes of Common Stock may
                                                       be entitled under Delaware   be entitled under Delaware
                                                       law or under stock exchange  law or under stock exchange
                                                       regulations to vote as a     regulations to vote as a
                                                       separate class.              separate class.
                                                       Because each share of        Because each share of
                                                       Celera Genomics Stock will   Celera Genomics Stock will
                                                       have a variable number of    have a variable number of
                                                       votes based on a ratio of    votes based on a ratio of
                                                       the average market values    the average market values
                                                       of one share of Celera       of one share of Celera
                                                       Genomics Stock to one share  Genomics Stock to one share
                                                       of Perkin-Elmer Group        of Perkin- Elmer Group
                                                       Stock, the relative voting   Stock, the relative voting
                                                       power per share of           power per share of Celera
                                                       Perkin-Elmer Stock and       Genomics Stock and
                                                       Celera Genomics Stock will   Perkin-Elmer Group Stock
                                                       fluctuate. We expect that    will fluctuate. We expect
                                                       initially Perkin-Elmer       that initially Perkin-Elmer
                                                       Group Stock will have a      Group Stock will have a
                                                       substantial majority of the  substantial majority of the
                                                       voting power of the          voting power of the
                                                       Company.                     Company.
RIGHTS ON SALE OF ASSETS OF  None.                     If we sell all or            If we sell all or
  A GROUP:                                             substantially all of the     substantially all of the
                                                       properties and assets        properties and assets
                                                       attributed to the Perkin-    attributed to the Celera
                                                       Elmer Group (I.E., 80% or    Genomics Group (I.E., 80%
                                                       more on a current market     or more on a current market
                                                       value basis or representing  value basis or representing
                                                       80% or more of aggregate     80% or more of aggregate
                                                       Perkin-Elmer Group           Celera Genomics Group
                                                       revenues), we must either    revenues), we must either
                                                       (1) distribute through a     (1) distribute through a
                                                       dividend or redemption to    dividend or redemption to
                                                       holders of Perkin-Elmer      holders of Celera Genomics
                                                       Group Stock an amount equal  Stock an amount equal to
                                                       to the net proceeds of the   the net proceeds of the
                                                       sale, or (2) convert each    sale, or (2) convert each
                                                       share of Perkin-Elmer Group  share of Celera Genomics
                                                       Stock into a number of       Stock into a number of
                                                       shares of Celera Genomics    shares of Perkin-Elmer
                                                       Stock equal to 110% of the   Group Stock equal to 110%
                                                       ratio of the average market  of the ratio of the average
                                                       values of one share of       market values of one share
                                                       Perkin-Elmer Group Stock to  of Celera Genomics Stock to
                                                       one share of Celera          one share of Perkin-Elmer
                                                       Genomics Stock. We will      Group Stock. We will
                                                       calculate the conversion     calculate the conversion
                                                       ratio over a ten-day period
                                                       after the

                                     EXISTING                       THE RECAPITALIZATION PROPOSAL
                                      COMMON           --------------------------------------------------------
                                      STOCK             PERKIN-ELMER GROUP STOCK       CELERA GENOMICS STOCK
                             ------------------------  ---------------------------  ---------------------------
                                                       closing of the sale. We      ratio over a ten-day period
                                                       will not be required to      after the closing of the
                                                       distribute the net proceeds  sale. We will not be
                                                       or convert the Perkin-Elmer  required to distribute the
                                                       Group Stock if we receive    net proceeds or convert the
                                                       in the sale primarily        Celera Genomics Stock if we
                                                       equity securities of the     receive in the sale
                                                       acquiror or its parent and   primarily equity securities
                                                       it is primarily engaged in   of the acquiror or its
                                                       one or more businesses       parent and it is primarily
                                                       similar or complementary to  engaged in one or more
                                                       the business of the Perkin-  businesses similar or
                                                       Elmer Group.                 complementary to the
                                                                                    business of the Celera
                                                                                    Genomics Group.
                                                       The proceeds from any sale   The proceeds from any sale
                                                       of assets attributed to the  of assets attributed to the
                                                       Perkin-Elmer Group that are  Celera Genomics Group that
                                                       not all or substantially     are not all or
                                                       all of its assets will be    substantially all of its
                                                       assets attributed to the     assets will be assets
                                                       Perkin-Elmer Group and used  attributed to the Celera
                                                       for its benefit.             Genomics Group and used for
                                                                                    its benefit.
CONVERSION AT OPTION OF      None.                     We may, at any time,         We may, at any time,
  COMPANY:                                             convert each share of        convert each share of
                                                       Perkin-Elmer Group Stock     Celera Genomics Stock into
                                                       into a number of shares of   a number of shares of
                                                       Celera Genomics Stock equal  Perkin-Elmer Group Stock
                                                       to 110% of the ratio of the  equal to 110% of the ratio
                                                       average market values of     of the average market
                                                       one share of Perkin-Elmer    values of one share of
                                                       Group Stock to one share of  Celera Genomics Stock to
                                                       Celera Genomics Stock. The   one share of Perkin-Elmer
                                                       ratio will be calculated     Group Stock. The ratio will
                                                       over a 20-day period prior   be calculated over a 20-day
                                                       to announcement of our       period prior to
                                                       decision to convert.         announcement of our
                                                                                    decision to convert.
                                                       Many factors could affect    Many factors could affect
                                                       the market value of either   the market value of either
                                                       or both classes of Common    or both classes of Common
                                                       Stock, including the         Stock, including the
                                                       results of operations of     results of operations of
                                                       the Company and each of the  the Company and each of the
                                                       Groups' trading volume and   Groups' trading volume and
                                                       general economic and market  general economic and market
                                                       conditions. Market value     conditions. Market value
                                                       could also be affected by    could also be affected by
                                                       market reaction to           market reaction to
                                                       decisions by the Board of    decisions by the Board of
                                                       Directors or the Company's   Directors or the Company's
                                                       management that investors    management that investors
                                                       perceive to affect           perceive to affect

                                     EXISTING                       THE RECAPITALIZATION PROPOSAL
                                      COMMON           --------------------------------------------------------
                                      STOCK             PERKIN-ELMER GROUP STOCK       CELERA GENOMICS STOCK
                             ------------------------  ---------------------------  ---------------------------
                                                       differently one class of     differently one class of
                                                       Common Stock compared to     Common Stock compared to
                                                       the other. These decisions   the other. These decisions
                                                       could involve changes to     could involve changes to
                                                       our management and           our management and
                                                       allocation policies,         allocation policies,
                                                       transfers of assets between  transfers of assets between
                                                       Groups, allocations of       Groups, allocations of
                                                       corporate opportunities and  corporate opportunities and
                                                       financing resources between  financing resources between
                                                       Groups and changes in        Groups and changes in
                                                       dividend policies.           dividend policies.
REDEMPTION IN EXCHANGE FOR   None.                     We may redeem the            We may redeem the Celera
  STOCK OF SUBSIDIARY:                                 Perkin-Elmer Group Stock     Genomics Stock for all of
                                                       for all of the shares of     the shares of the common
                                                       the common stock of one or   stock of one or more of our
                                                       more of our wholly owned     wholly owned subsidiaries
                                                       subsidiaries that hold all   that hold all of the assets
                                                       of the assets and            and liabilities attributed
                                                       liabilities attributed to    to the Celera Genomics
                                                       the Perkin-Elmer Group.      Group.
LIQUIDATION:                 If the Company is         If the Company is            If the Company is
                             liquidated, holders of    liquidated, holders of       liquidated, holders of
                             our existing common       Perkin-Elmer Group Stock     Celera Genomics Stock will
                             stock will be entitled    will be entitled to a        be entitled to a portion of
                             to receive any net        portion of any assets        any assets remaining for
                             assets of the Company     remaining for distribution   distribution to holders of
                             remaining for             to holders of common stock   common stock on a per share
                             distribution to holders   on a per share basis in      basis in proportion to the
                             of common stock.          proportion to the            Liquidation Units per share
                                                       Liquidation Units per share  of Celera Genomics Stock.
                                                       of Perkin-Elmer Group        Each share of Celera
                                                       Stock. Each share of         Genomics Stock will have a
                                                       Perkin-Elmer Group Stock     number of Liquidation Units
                                                       will have one Liquidation    equal to the ratio of the
                                                       Unit. The Liquidation Units  average market values of
                                                       of the Perkin-Elmer Group    one share of Celera
                                                       Stock are subject to         Genomics Stock to one share
                                                       adjustment to prevent        of Perkin-Elmer Group
                                                       dilution if shares of        Stock. The ratio will be
                                                       either Perkin-Elmer Group    calculated approximately
                                                       Stock or Celera Genomics     two months after the
                                                       Stock are subdivided,        recapitalization. The
                                                       combined or distributed as   Liquidation Units of the
                                                       a dividend.                  Celera Genomics Stock are
                                                                                    subject to adjustment to
                                                                                    prevent dilution if shares
                                                                                    of either Celera Genomics
                                                                                    Group Stock or Perkin-Elmer
                                                                                    Group Stock are subdivided,
                                                                                    combined or distributed as
                                                                                    a dividend.

RISK FACTORS (PAGE 18)

    When evaluating the Recapitalization Proposal, you should be aware that there are risks, including:

    - the risks associated with an investment in a single company and all of our businesses, assets and liabilities;

    - limited separate stockholder rights granted to holders of each class of Common Stock;

    - risks associated with the relative voting power of the two classes of Common Stock which will fluctuate based on their relative average market values;

    - the lack of legal precedent with respect to the fiduciary duties of the board of directors of a company having two classes of common stock, the rights of which are defined by reference to separate businesses of the company;

    - the potential for stockholders of each class of Common Stock to have diverging or conflicting interests;

    - the ability of the Board of Directors to change management and allocation policies without stockholder approval;

    -  the ability to transfer funds between the Groups;

    - the ability of the Board of Directors to allocate financing costs between Groups that do not reflect the separate borrowing costs of the Groups;

    - the possibility that the Celera Genomics Group could be charged a greater portion of the total corporate tax liability;

    - limits on consideration to be received upon disposition of assets of a Group;

    - the effects of our capital structure and variable vote per share on potential acquisitions of a Group or class of common stock;

    - decisions that affect market values of a class of Common Stock could affect stockholder rights;
    - no assurances as to the market price or liquidity of the Perkin-Elmer Group Stock or Celera Genomics Stock following the recapitalization;

    - antitakeover considerations could prevent stockholders from profiting from an increase in the market value of their shares; and

    - the lack of legal precedent with respect to the tax treatment of the recapitalization and the Common Stock.

MANAGEMENT AND ALLOCATION POLICIES (PAGE 38)

    We have established policies designed to accomplish the fundamental objective of the Recapitalization Proposal, which is to separate the business and operations of the Celera Genomics Group from those of the Perkin-Elmer Group and to operate each Group on a stand-alone basis. These policies establish guidelines to help us allocate debt, corporate overhead, interest, taxes and other shared activities between the two Groups on an objective basis and, except as referred to below, to ensure that transactions between the Perkin-Elmer Group and the Celera Group are made on terms that approximate terms that could be obtained from unaffiliated third parties.

    Our inter-group policies include:

    -  the centralized management of most financial activities;

    - the allocation of indebtedness and preferred stock between Groups or entirely to one Group;

    - the accounting for transfers of cash or other property from one Group to the other Group;

    - the financial effects of issuances of additional Perkin-Elmer Group Stock or Celera Genomics Stock;

    - the free access to our technology and know-how (other than products and services) between Groups, subject to certain exceptions;

    - transfers of assets between Groups at fair value, including sales of products and services between Groups on terms that would be available from third parties in commercial transactions, subject to certain exceptions;

    - the allocation of corporate opportunities in the best interests of the Company; and

    - the requirement that Groups not engage in each other's principal businesses, subject to an exception for joint transactions with each other and with third parties, but permitting indirect competition in certain situations.

The Board of Directors may modify or rescind these policies, or may adopt additional policies, in its sole discretion without stockholder approval. However, the Board of Directors has no present intention to do so.

NO DISSENTERS' RIGHTS (PAGE 66)

    You will not have dissenters' or appraisal rights under New York law if the Recapitalization Proposal is implemented.

NO REGULATORY APPROVALS (PAGE 35)

    No state or federal regulatory approvals are required for the recapitalization.

          THE PERKIN-ELMER CORPORATION SELECTED FINANCIAL INFORMATION

    This summary of financial information of the Company for the fiscal years 1994 to 1998 and for the three months ended September 30, 1997 and 1998 should be read along with the audited and unaudited financial statements contained in Annex IV of this Proxy Statement. Such financial information (other than for fiscal years 1994 and 1995) was taken from these financial statements. The financial statements for those fiscal year periods are audited. The condensed financial statements for those three month periods are unaudited and we believe that they fairly present our financial position and results of operations and cash flows for those periods.

                                                                                                        FOR THE THREE MONTHS
                                                                                                               ENDED
                                                   FOR THE YEARS ENDED JUNE 30,                            SEPTEMBER 30,
(DOLLAR AMOUNTS IN THOUSANDS   --------------------------------------------------------------------  --------------------------
  EXCEPT PER SHARE AMOUNTS)        1994          1995          1996          1997          1998          1997          1998
-----------------------------  ------------  ------------  ------------  ------------  ------------  ------------  ------------
                                                                                                            (UNAUDITED)
FINANCIAL OPERATIONS
Net revenues.................  $  1,070,522  $  1,152,935  $  1,248,967  $  1,373,282  $  1,531,165  $    322,707  $    375,785
Income from operations before
  special items..............        54,647        63,548        77,995       116,602       127,133        21,421        17,703
  Per diluted share of common
    stock....................          1.15          1.40          1.67          2.33          2.53           .43           .35
Special items, net of
  taxes......................       (14,681)      (17,241)     (114,518)       13,796       (70,745)           --          (694)
Income (loss) from continuing
  operations.................        39,966        46,307       (36,523)      130,398        56,388        21,421        17,009
  Per share of common stock
    Basic....................           .87          1.04          (.80)         2.74          1.16           .45           .34
    Diluted..................           .84          1.02          (.80)         2.63          1.12           .43           .34
Discontinued operations......       (22,851)           --            --            --            --            --            --
Net income (loss)............        17,115        46,307       (36,523)      130,398        56,388        21,421        17,009
  Per share of common stock
    Basic....................           .37          1.04          (.80)         2.74          1.16           .45           .34
    Diluted..................           .36          1.02          (.80)         2.63          1.12           .43           .34
Dividends per share..........           .68           .68           .68           .68           .68           .17           .17

OTHER INFORMATION
Cash and short-term
  investments................  $     50,605  $    103,826  $    121,145  $    217,222  $     84,091  $    175,683  $     71,848
Working capital..............       171,068       256,607       229,639       354,741       287,991       345,066       291,944
Capital expenditures.........        46,588        50,191        44,309        69,822       116,708        34,095        43,793
Total assets.................     1,021,746     1,027,051     1,062,979     1,238,749     1,334,474     1,228,666     1,363,134
Long-term debt...............        61,500        64,524        33,694        59,152        33,726        57,010        29,650
Total debt...................       145,052       123,224        89,801        89,068        45,825        89,064        88,444
Shareholders' equity.........       364,123       369,807       373,727       504,270       564,248       519,644       579,988
Book value per share.........          8.04          8.17          7.90         10.43         11.44         10.74         11.71

Results for fiscal 1995, 1996, 1997, 1998 and the three months ended September 30, 1998 included net before-tax restructuring and other merger costs of $38.5 million, $89.1 million, $13.0 million, $48.1 million and $.9 million, respectively. Before-tax gains related to investments were $20.8 million, $11.7 million, $64.9 million and $1.6 million for fiscal 1995, 1996, 1997 and 1998, respectively. Other special items affecting comparability included acquired research and development charges of $14.7 million, $33.9 million, $26.8 million and $28.9 million for fiscal 1994, 1996, 1997 and 1998, respectively, before-tax charges for the impairment of assets of $9.9 million and $7.5 million for fiscal 1996 and 1997, respectively; and a $22.9 million charge for discontinued operations in fiscal 1994.

               PERKIN-ELMER GROUP SELECTED FINANCIAL INFORMATION

    This summary of financial information of the Perkin-Elmer Group for the fiscal years 1994 to 1998 and for the three months ended September 30, 1997 and 1998 should be read along with the audited and unaudited combined financial statements contained in Annex V of this Proxy Statement. Such information (other than for fiscal years 1994 and 1995) was taken from these financial statements. The combined financial statements for those fiscal year periods are audited. The combined financial statements for those three month periods are unaudited and we believe that they fairly present the financial position and results of operations and cash flows of the Perkin-Elmer Group for those periods.

                                                                                                          FOR THE THREE MONTHS
                                                                                                                 ENDED
                                                      FOR THE YEARS ENDED JUNE 30,                           SEPTEMBER 30,
(DOLLAR AMOUNTS IN THOUSANDS      --------------------------------------------------------------------  ------------------------
  EXCEPT PER SHARE AMOUNTS)           1994          1995          1996          1997          1998         1997         1998
--------------------------------  ------------  ------------  ------------  ------------  ------------  ----------  ------------
                                                                                                              (UNAUDITED)
FINANCIAL OPERATIONS
Net revenues....................  $  1,070,522  $  1,152,935  $  1,248,967  $  1,373,282  $  1,530,864  $  322,707  $    376,185
Income from operations before
  special items.................        54,647        63,548        77,995       116,971       131,170      21,589        21,930
Special items, net of taxes
  (1)...........................       (14,681)      (17,241)     (114,518)       39,197       (70,745)         --          (694)
Income (loss) from continuing
  operations....................        39,966        46,307       (36,523)      156,168        60,425      21,589        21,236
Discontinued operations.........       (22,851)           --            --            --            --          --            --
Net income (loss)...............        17,115        46,307       (36,523)      156,168        60,425      21,589        21,236
Unaudited pro forma net income
  per share (2)
  Basic.........................                                                          $       1.25              $        .44
  Diluted.......................                                                          $       1.21              $        .43

OTHER INFORMATION
Cash and short-term
  investments...................  $     50,605  $    103,826  $    121,145  $    217,222  $     84,091  $  175,683  $     71,848
Working capital.................       171,068       256,607       229,639       354,691       286,364     344,662       289,317
Capital expenditures............        46,588        50,191        44,309        69,759       113,653      33,713        41,823
Total assets....................     1,021,746     1,027,051     1,062,979     1,237,348     1,330,203   1,226,778     1,357,431
Long-term debt..................        61,500        64,524        33,694        59,152        33,726      57,010        29,650
Total debt......................       145,052       123,224        89,801        89,068        45,825      89,064        88,444
Group equity....................       364,123       369,807       373,727       508,319       564,134     522,993       577,428

(1) Results for fiscal 1995, 1996, 1997 and 1998 and the three months ended September 30, 1998 included net before-tax restructuring and other merger costs of $38.5 million, $89.1 million, $13.0 million, $48.1 million and $.9 million, respectively. Before-tax gains related to investments were $20.8 million, $11.7 million, $64.9 million and $1.6 million for fiscal 1995, 1996, 1997 and 1998, respectively. Other special items affecting comparability included acquired research and development charges of $14.7 million, $33.9 million, $1.4 million and $28.9 million for fiscal 1994, 1996, 1997 and 1998, respectively, before-tax charges for the impairment of assets of $9.9 million and $7.5 million for fiscal 1996 and 1997, respectively; and a $22.9 million charge for discontinued operations in fiscal 1994.

(2) Historical per share information is omitted from the Combined Statements of Operations because Perkin-Elmer Group Stock was not part of the capital structure for the periods presented. Pro forma earnings per share, reflecting Perkin-Elmer Group Stock issued under the Recapitalization Proposal, is presented in the Perkin-Elmer Group's Combined Statements of Operations.

              CELERA GENOMICS GROUP SELECTED FINANCIAL INFORMATION

    This summary of financial information of   The combined financial statements for those
the Celera Genomics Group for the 1997 and     fiscal year periods are audited. The combined
1998 fiscal years and for the three months     financial statements for those three month
ended September 30, 1997 and 1998 was taken    periods are unaudited and we believe that
from and should be read along with the         they fairly present the financial position
audited and unaudited combined financial       and results of operations and cash flows of
statements contained in Annex VI of this       the Celera Genomics Group for those periods.
Proxy Statement.

                                                                                 FOR THE THREE MONTHS
                                                           FOR THE YEARS ENDED          ENDED
                                                                 JUNE 30,           SEPTEMBER 30,
                                                           --------------------  --------------------
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)       1997       1998       1997       1998
---------------------------------------------------------  ---------  ---------  ---------  ---------
                                                                                     (UNAUDITED)
FINANCIAL OPERATIONS
Net revenues.............................................  $      --  $     301  $      --  $      --
Loss from operations before special items................       (369)    (4,037)      (168)    (4,227)
Special items (1)........................................    (25,401)        --         --         --
Net loss.................................................    (25,770)    (4,037)      (168)    (4,227)
Unaudited pro forma net loss per share (2)
  Basic..................................................             $    (.17)            $    (.17)
  Diluted................................................             $    (.17)            $    (.17)

OTHER INFORMATION
Cash and short-term investments..........................  $      --  $      --  $      --  $      --
Working capital..........................................         50      1,627      2,151      2,627
Capital expenditures.....................................         63      3,055        382      1,970
Total assets.............................................      1,600      6,694      2,177     10,453
Long-term debt...........................................         --         --         --         --
Total debt...............................................         --         --         --         --
Group equity (deficit)...................................     (4,049)       114     (3,349)     2,560

(1) Results for fiscal 1997 included an acquired research and development charge of $25.4 million.

(2) Historical per share information is omitted from the Combined Statements of Operations because Celera Genomics Stock was not part of the capital structure for the periods presented. Pro forma loss per share, reflecting Celera Genomics Stock issued under the Recapitalization Proposal, is presented in the Celera Genomics Group Combined Statements of Operations.

                          PRICE RANGE AND DIVIDENDS ON
                             EXISTING COMMON STOCK

    The following table shows the high and low sales prices of our existing common stock on the New York Stock Composite Tape and cash dividends paid during the periods indicated:

                                                                                                     CASH
FISCAL YEAR                                                               HIGH           LOW        DIVIDENDS
----------------------------------------------------------------------  ---------        ---        ---------
1997
First Quarter.........................................................  $58 1/8        $ 44 1/4       $.17
Second Quarter........................................................   61 7/8          52 1/2        .17
Third Quarter.........................................................   77 1/8          57 7/8        .17
Fourth Quarter........................................................   81 1/8          60 3/8        .17

1998
First Quarter.........................................................   86 1/8          72 1/8        .17
Second Quarter........................................................   74              59 1/4        .17
Third Quarter.........................................................   76              55 13/16      .17
Fourth Quarter........................................................   75 1/8          58 11/16      .17

1999
First Quarter.........................................................   70 15/16        54 1/2        .17
Second Quarter (through November 10, 1998)............................   89              65

    The closing sale price of our existing common stock on the New York Stock Exchange was $69 13/16 per share on September 22, 1998 (the trading day prior to
our announcement of the Recapitalization Proposal) and $    per share on
          , 1999 (the       trading day prior to the date of this Proxy
Statement). As of November 10, 1998, there were 49,803,911 shares of our
existing common stock outstanding and       holders of record.

                             SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

    Many of the statements under the captions "Proxy Statement Summary--The Recapitalization Proposal," "Risk Factors," Annex V--"Perkin-Elmer Group-- Management's Discussion and Analysis," Annex VI--"Celera Genomics Group--Business" and Annex VI--"Celera Genomics Group-- Management's Discussion and Analysis" are forward looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are based on our current expectations. The private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements.

    In order to comply with the terms of the safe harbor, we note that a variety of factors that we discuss in detail below under "Risk Factors" could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward looking statements. The risks and uncertainties that may affect the operation, performance, development, and results of our business include, but are not limited to:

FOR THE PERKIN-ELMER GROUP

    -  Dependence on new products and rapid technological change;

    -  Substantial competition;

    -  Sales dependent on customers' capital spending policies;

    -  Patents, proprietary technology and trade secrets;

    -  Government sponsored research dependent on funding;

    -  Dependence on key employees;

    - Currency exchange risks; other risks of international sales and operations;

    -  Potential difficulties in implementing business strategy;

    -  Year 2000;

    -  Other risks, including the impact of earthquakes; and

    -  Future performance.

FOR THE CELERA GENOMICS GROUP

    -  Early stage of operations;

    -  No precedent for Celera Genomics' business plan;

    -  Need to manage rapid growth;

    -  Uncertainty of sequencing strategy;

    -  Uncertainty of successful operation of new sequencers;

    -  Uncertainty of sequencing operations;

    -  Uncertainty of value of polymorphism data;

    -  Initial reliance on pharmaceutical industry;

    -  Anticipated future losses; uncertainty of operating results;

    -  Highly dependent on key employees;

    -  Uncertain protection of intellectual property and proprietary rights;

    -  Adverse effect of public disclosure of genomic sequence data;

    -  Highly competitive business; and

    -  Year 2000.

                                  RISK FACTORS

FACTORS RELATING TO COMMON STOCK

    STOCKHOLDERS OF ONE COMPANY; FINANCIAL EFFECTS ON ONE GROUP COULD AFFECT THE
      OTHER

    Holders of Perkin-Elmer Group Stock and Celera Genomics Stock will be stockholders of a single company. The Perkin-Elmer Group and the Celera Genomics Group are not separate legal entities. As a result, stockholders will continue to be subject to all of the risks of an investment in the Company and all of its businesses, assets and liabilities. The issuance of the Perkin-Elmer Group Stock and the Celera Genomics Stock and the allocation of assets and liabilities and stockholders' equity between the Perkin-Elmer Group and the Celera Genomics Group will not result in a distribution or spin-off to stockholders of any of our assets or liabilities and will not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries. The assets we attribute to one Group could be subject to the liabilities of the other Group, whether such liabilities arise from lawsuits, contracts or indebtedness that we attribute to the other Group. If we are unable to satisfy one Group's liabilities out of the assets we attribute to it, we may be required to satisfy those liabilities with assets we have attributed to the other Group.

    Financial effects from one Group that affect our consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other Group and the market price of the Common Stock relating to the other Group. In addition, net losses of either Group and dividends or distributions on, or repurchases of, either class of Common Stock or repurchases of certain preferred stock or junior preferred stock of the Company will reduce the funds we can pay as dividends on each class of Common Stock under Delaware law. For these reasons, you should read our consolidated financial information with the financial information we provide for each Group.

    If our shareholders approve the Recapitalization Proposal, we will provide to holders of Perkin-Elmer Group Stock and Celera Genomics Stock audited financial statements, Management's Discussion and Analysis, business descriptions and other information for each Group. We will also continue to provide to you our consolidated financial information. The financial statements of each Group will reflect the financial position, results of operations and cash flows of the businesses included in that Group. Each Group's financial statements will also include allocated portions of the Company's corporate assets and liabilities, including contingent liabilities. See "Proposal 1--The Recapitalization Proposal--Management and Allocation Policies" and the financial information of the Company in Annex IV, the Perkin-Elmer Group in Annex V and the Celera Genomics Group in Annex VI.

    LIMITED SEPARATE STOCKHOLDER RIGHTS

    Holders of Perkin-Elmer Group Stock and Celera Genomics Stock will have only the rights customarily held by common stockholders of the Company. They will have only the following rights related to their corresponding Group:

    -  certain rights with regard to dividends and liquidation;

    - requirements for a mandatory dividend, redemption or conversion upon the disposition of assets of their corresponding Group described under "Proposal 1--The Recapitalization Proposal--Description of Perkin-Elmer Group Stock and Celera Genomics Stock--Conversion and Redemption-- Mandatory Dividend, Redemption or Conversion of Common Stock;" and

    - a right to vote on matters as a separate voting class in the limited circumstances provided under Delaware law, by stock exchange rules or as determined by the Board of Directors.

    We will not hold separate meetings for holders of Perkin-Elmer Group Stock and Celera Genomics Stock.

    LIMITS ON VOTING POWER

    GROUP COMMON STOCK WITH MAJORITY OF VOTING POWER CAN CONTROL OUTCOME. Under Delaware law, the holders of Perkin-Elmer Group Stock and Celera Genomics Stock will vote together as a single class, except in limited circumstances. The most important of these exceptions are amendments to the New Certificate of Incorporation that would alter or change the powers, preferences or special rights of a class of Common Stock so as to affect them adversely.

    If a separate vote on a matter by the holders of either the Perkin-Elmer Group Stock or the Celera Genomics Stock is not required under Delaware law or by stock exchange rules, and if the Board of Directors does not require a separate vote, either class of Common Stock that is entitled to more than the number of votes required to approve such matter could control the outcome of such vote--even if the matter involves a divergence or conflict of the interests of the holders of the Perkin-Elmer Group Stock and the Celera Genomics Stock. In addition, if the holders of Common Stock having a majority of the voting power of all shares of Common Stock outstanding approve a merger, the terms of which did not require separate class voting under stock exchange rules, then the merger could be consummated--even if the holders of a majority of either class of Common Stock (but less than a majority of all the outstanding voting power) were to vote against the merger. See "--Potential Conflicting Interests--Allocation of Proceeds of Mergers or Consolidations."

    GROUP COMMON STOCK WITH LESS THAN MAJORITY VOTING CAN BLOCK ACTION IF CLASS VOTE IS REQUIRED. If Delaware law, stock exchange rules or the Board of Directors requires a separate vote on a matter by the holders of either the Perkin-Elmer Group Stock or the Celera Genomics Stock, those holders could prevent approval of the matter, even if the holders of a majority of the total number of votes cast or entitled to be cast, voting together as a class, were to vote in favor of it. See "Proposal 1--The Recapitalization Proposal-- Description of Perkin-Elmer Group Stock and Celera Genomics Stock--Voting Rights" and "-- Potential Conflicting Interests--Allocation of Proceeds of Mergers, Consolidations."

    VOTING POWER OF GROUP COMMON STOCK WILL FLUCTUATE. Each share of Perkin-Elmer Group Stock will have one vote. Each share of Celera Genomics Stock will have a variable vote equal to the ratio of the average Market Values of one share of Celera Genomics Stock to one share of Perkin-Elmer Group Stock, calculated over a period prior to each record date for the stockholders' meeting or consent. We chose this formula so that the proportionate per share voting rights of each class of Common Stock would be equal to their respective Market Values at the time of any vote. As a result, the relative voting power per share of Perkin-Elmer Group Stock and Celera Genomics Stock will fluctuate based on the Market Values of the two classes of Common Stock.

    The provision providing for a variable vote per share of Celera Genomics Stock is disadvantageous to the holders of Perkin-Elmer Group Stock or Celera Genomics Stock to the extent that the Market Value of such class of Common Stock decreases compared to the other, and is advantageous to the holders of Perkin-Elmer Group Stock or Celera Genomics Stock to the extent the Market Value of such class of Common Stock increases compared to the other.

    Many factors could affect the Market Value of either or both classes of Common Stock, including the results of operations of the Company and each of the Groups, trading volume and general economic and market conditions. Market Value could also be affected by decisions by the Board of Directors or the Company's management that investors perceive to affect differently one class of Common Stock compared to the other. These decisions could involve changes to our management and allocation policies, transfers of assets between Groups, allocations of corporate opportunities and financing resources between Groups and changes in dividend policies. Changes in the aggregate votes or relative voting power of the Perkin-Elmer Group Stock or the Celera Genomics Stock could result from the issuance or repurchase of shares of Common Stock of either class. See "Proposal 1--The Recapitalization Proposal--Management and Allocation Policies," "--Dividend Policy" and "--Description of Perkin-Elmer Group Stock and Celera Genomics Stock--Voting Rights."

    PERKIN-ELMER GROUP STOCK INITIALLY WILL HAVE MAJORITY OF VOTING POWER. We expect that initially the Perkin-Elmer Group Stock will have a substantial majority of the voting power of the Company because the aggregate market value of the outstanding shares of Perkin-Elmer Group Stock is expected initially to be substantially greater than the aggregate market value of the outstanding shares of Celera Genomics Stock.

    FIDUCIARY DUTIES OF THE BOARD OF DIRECTORS AND OFFICERS: NO DEFINITIVE
      PRECEDENT UNDER DELAWARE LAW

    We are not aware of any legal precedent under Delaware law involving the fiduciary duties of directors and officers of corporations having two classes of common stock, or separate classes or series of capital stock, the rights of which, like the Perkin-Elmer Group Stock and Celera Genomics Stock, are defined by reference to separate businesses of the corporation. Principles of Delaware law established in cases involving differing treatment of two classes of capital stock or two groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series. Under these principles of Delaware law and the related principle known as the "business judgment rule," absent abuse of discretion, a good faith business decision made by a disinterested and adequately informed Board of Directors, Board of Directors' committee or officer with respect to any matter having different effects on holders of Perkin-Elmer Group Stock and holders of Celera Genomics Stock would be a defense to any challenge to such determination made by or on behalf of the holders of either class of Common Stock. Nevertheless, a court hearing a case involving such a challenge may decide to apply principles of Delaware law other than those discussed above, or, because such a case would be a case of first impression, may establish new principles of Delaware law to decide such a case.

    Circumstances may arise involving a divergence or conflict of the interests of the holders of Perkin-Elmer Group Stock and holders of Celera Genomics Stock in which the Board of Directors or officers (assuming they are disinterested) are held to have properly discharged their duty to act in accordance with their good faith business judgment in the interests of the Company and of all of its stockholders as a whole but in which holders of Perkin-Elmer Group Stock or Celera Genomics Stock are disadvantaged. In such case, such holders might not have any remedy under Delaware law with respect to the disadvantageous treatment.

    Directors and senior officers of the Company (other than J. Craig Venter, the President of Celera Genomics Group) will initially own a number of shares of Perkin-Elmer Group Stock and Celera Genomics Stock in the ratio of the number of shares of Perkin-Elmer Group Stock to the number of shares of Celera Genomics Stock resulting from the Recapitalization. However, changes in the ratio could create disproportionate ownership interests of members of the Board of Directors and these senior officers in Perkin-Elmer Group Stock or Celera Genomics Stock. Such changes or changes in the respective market values of the Perkin-Elmer Group Stock and the Celera Genomics Stock could create potential conflicts of interest when directors or senior officers are faced with decisions that could have different implications for the two classes. See "--Potential Conflicting Interests"; and "Proposal 1--The Recapitalization Proposal--Management and Allocation Policies--Common Stock Ownership of Directors and Senior Officers."

    Officers of the Company, including officers who work primarily in the business of one of the Groups, may own disproportionate interests in the Perkin-Elmer Group Stock and the Celera Genomics Stock. As a result of the transactions described under "Proposal 1--The Recapitalization Proposal--Related Celera Transactions," we anticipate that Dr. Venter, the President of Celera Genomics Group, will initially own a disproportionately greater number of shares of Celera Genomics Stock than Perkin-Elmer Group Stock.

    POTENTIAL CONFLICTING INTERESTS

    The existence of separate classes of Common Stock could give rise to occasions when the interests of the holders of Perkin-Elmer Group Stock or Celera Genomics Stock diverge or conflict. Examples include determinations by the Board of Directors or the officers of the Company to:

    - pay or omit the payment of dividends on Perkin-Elmer Group Stock or Celera Genomics Stock;

    - allocate consideration to be received by holders of each of the classes of Common Stock in connection with a merger or consolidation involving the Company;

    -  convert one class of Common Stock into shares of the other;

    -  approve certain dispositions of the assets of either Group;

    - allocate the proceeds of future issuances of Celera Genomics Stock either to the Celera Genomics Group or the Perkin-Elmer Group, to the extent the Perkin-Elmer Group has the right to Celera Genomics Designated Shares;

    -  allocate corporate opportunities between the Groups;

    -  permit or prevent indirect competition between the Groups; or

    - make other operational and financial decisions with respect to one Group that could be considered detrimental to the other Group.

    When making decisions with regard to matters that create potential diverging or conflicting interests, the Board of Directors (or any Board of Directors committee to which the matter has been referred) and the Company's officers will act in accordance with their fiduciary duties, the terms of the New Certificate of Incorporation, and, to the extent applicable, the management and allocation policies described in "Proposal 1--The Recapitalization Proposal-- Management and Allocation Policies." See "--Fiduciary Duties of the Board of Directors and Officers; No Definitive Precedent Under Delaware Law."

    Each of the potential conflicts of interest listed above is discussed below.

    NO ASSURANCE OF PAYMENT OF DIVIDENDS. The Board of Directors has adopted a dividend policy to initially pay a quarterly dividend of $.17 on the Perkin-Elmer Group Stock and no dividend on the Celera Genomics Stock. Determinations as to future dividends on the Perkin-Elmer Group Stock and the Celera Genomics Stock will be based primarily on the financial condition, results of operations and business requirements of the relevant Group and the Company as a whole.

    Dividends on the Perkin-Elmer Group Stock and Celera Genomics Stock will be payable out of the lesser of:

    - our funds from which we may pay dividends under Delaware law (sometimes referred to as "legally available funds"); and

    -  the Available Dividend Amount with respect to the relevant Group.

    Subject to these limitations, the Board of Directors has the authority to declare and pay dividends on the Perkin-Elmer Group Stock and the Celera Genomics Stock in any amount and could, in its sole discretion, declare and pay dividends exclusively on the Perkin-Elmer Group Stock, exclusively on the Celera Genomics Stock, or on both, in equal or unequal amounts. The Board of Directors will not be required to consider the relative Available Dividend Amounts, the amount of dividends previously declared on each class, the respective voting or liquidation rights of each class or any other factor. In addition, net losses of either Group, dividends and distributions on either class of Common Stock or any preferred stock or junior preferred stock, and any repurchases of Perkin-Elmer Group Stock, Celera Genomics Stock or certain preferred stock or junior preferred stock of the Company, will reduce the funds of the Company legally available for future dividends on both classes of Common Stock. See "Proposal 1--The Recapitalization Proposal-- Dividend Policy" and "--Description of Perkin-Elmer Group Stock and Celera Genomics Stock--Dividends."

    ALLOCATION OF PROCEEDS OF MERGERS OR CONSOLIDATIONS. The Recapitalization Proposal does not contain any provisions governing how consideration to be received by holders of Common Stock in connection with a merger or consolidation involving the Company is to be allocated among holders of each class of Common Stock. The Board of Directors will determine the percentage of the consideration to be allocated to holders of each class of Common Stock in any such transaction. Such percentage may be materially more or less than that which might have been allocated to such holders had the Board of Directors chosen a different method of allocation. See "--Limited Separate Stockholder Rights" and "--Limits on Voting Power."

    OPTIONAL CONVERSION OF CLASSES OF COMMON STOCK. The Board of Directors could, in its sole discretion and without stockholder approval, determine to convert shares of Celera Genomics Stock into shares of Perkin-Elmer Group Stock, or vice versa, at a 10% premium. We could make such determination at a time when either or both classes of Common Stock may be considered to be overvalued or undervalued. Any such conversion would dilute the interests in the Company of the holders of the class of Common Stock being issued in the conversion.

    Any such conversion would preclude holders of both classes of Common Stock from retaining their investment in a security that is intended to reflect separately the performance of the relevant Group. It would also give holders of shares of the class of Common Stock converted a greater or lesser premium than any premium that might be paid by a third-party buyer of all or substantially all of the assets of the Group whose stock is converted.

    We cannot predict the impact on the market prices of the Perkin-Elmer Common Stock or the Celera Genomics Stock of our ability to convert one class of Common Stock or the effect that the exercise by us of our conversion right would have on the market price of the Perkin-Elmer Group Stock or Celera Genomics Stock at the time we announce it.

    In determining whether to convert one class of Common Stock into the other class, the Board of Directors will act in accordance with its good faith business judgment that the conversion is in the best interests of the Company and all of its stockholders as a whole. See "Proposal 1-- The Recapitalization Proposal--Description of Perkin-Elmer Group Stock and Celera Genomics Stock--Conversion" and "--Fiduciary Duties of the Board of Directors and Officers; No Definitive Precedent Under Delaware Law."

    DISPOSITIONS OF GROUP ASSETS. The Board of Directors could, in its sole discretion and without stockholder approval, approve sales and other dispositions of any amount of assets of either Group that represent less than substantially all of the assets of the Company. Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of the entire Company. The proceeds from any such disposition will be assets attributed to the Group to which the assets belonged and will be used for its benefit.

    The New Certificate of Incorporation contains provisions that require us, if a Disposition of all or substantially all of the properties and assets of either Group occurs (other than in a Related Business Transaction) to

    - distribute to holders of the class of Common Stock relating to the Group subject to such Disposition an amount equal to the Net Proceeds of such
       Disposition: or

    - convert the outstanding shares of such Common Stock into a number of shares of the class of Common Stock relating to the other Group equal to 110% of the ratio, calculated over a period of time, of the average Market Value of one share of Common Stock relating to the Group subject to such Disposition to the average Market Value of one share of Common Stock relating to the other Group.

See "Proposal 1--The Recapitalization Proposal--Description of Perkin-Elmer Group Stock and Celera Genomics Stock--Conversion and Redemption." The terms of the Common Stock do not require the Board of Directors to select the option that would result in the distribution with the highest value to the holders of Common Stock relating to the Group subject to such Disposition or with the smallest effect on the Common Stock relating to the other Group. The Board of Directors would select an option based on its good faith business judgment that such option is in the best interests of the Company and all of its stockholders as a whole. See "--Fiduciary Duties of the Board of Directors and Officers; No Definitive Precedent under Delaware Law."

    ALLOCATION OF PROCEEDS UPON ISSUANCE OF CELERA GENOMICS STOCK. If and to the extent the Perkin-Elmer Group has the right to Celera Genomics Designated Shares at the time of any sale of Celera Genomics Stock, the Board of Directors could allocate all of the proceeds of that sale to either the Perkin-Elmer Group or the Celera Genomics Group or between the Groups. Any such decision could favor one Group over the other Group. For example, the decision to obtain funds for one Group may adversely affect the other Group's ability to obtain funds to finance its growth strategies.

    ALLOCATION OF CORPORATE OPPORTUNITIES. The Board of Directors may be required to allocate corporate opportunities between the Groups. In some cases, the Board of Directors could determine that a corporate opportunity, such as a business that the Company is acquiring, should be shared by the Groups. Any such decisions by the Board of Directors could favor one Group at the expense of the other. The Board of Directors will make these decisions in its good faith business judgment that such allocation is in the best interests of the Company and all of its stockholders as a whole. See "Proposal 1--The Recapitalization Proposal--Management and Allocation Policies--Review of Corporate Opportunities."

    COMPETITION BETWEEN GROUPS. The Board of Directors has adopted a policy that neither the Perkin-Elmer Group nor the Celera Genomics Group will engage in the principal businesses of the other, except for certain joint transactions with each other and third parties. However, with the approval of the Chief Executive Officer or, in appropriate circumstances, the Board of Directors, the Groups may engage in indirect competition in their principal businesses from time to time. This competition could involve, for example:

    - the Celera Genomics Group licensing its products to a third party for use in the third party's products which compete with the Perkin-Elmer Group's products;

    - the Perkin-Elmer Group's inclusion of a third party's products, rather than the Celera Genomics Group's products, in the Perkin-Elmer Group's products; or

    - a Group licensing technology to a third party that is a competitor of the other Group.

See "The Recapitalization Proposal-- Management and Allocation Proposals-- Transfers of Assets Between Groups--Joint Transactions" and "--Competition Between Groups." The Chief Executive Officer or the Board of Directors will permit indirect competition between the Groups based on his or its good faith business judgment that such competition is in the best interests of the Company and all of its stockholders as a whole. In addition, the Groups may compete in a business, such as agricultural genomics, so long as such business is not a principal business of the other Group.

    OTHER OPERATIONAL AND FINANCIAL DECISIONS. The Board of Directors or the senior officers of the Company will review other operational and financial matters affecting the Perkin-Elmer Group and the Celera Genomics Group, including the allocation of financing resources and capital, technology and know-how and corporate overhead, taxes, debt, interest and other matters. Any decision of the Board of Directors or the senior officers in these matters could favor one Group at the expense of the other. All such decisions of the Board of Directors or senior officers will be made in their good faith business judgment and in accordance with procedures and policies adopted by the Board of Directors from time to time. For further discussion of potential divergences or conflicts of interests, see "--Fiduciary Duties of the Board of Directors and Officers; No Definitive Precedent Under Delaware Law," "--Transfers of Funds Between Groups; Equity Contributions," "--Allocation of Financing Costs," and "Proposal 1--The Recapitalization Proposal--Management and Allocation Policies."

    MANAGEMENT AND ALLOCATION POLICIES SUBJECT TO CHANGE WITHOUT STOCKHOLDER
      APPROVAL

    The Board of Directors may modify or rescind our policies with respect to the allocation of corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies, in its sole discretion without stockholder approval. However, the Board of Directors has no present intention to do so. A Board of Directors decision to modify or rescind these policies, or adopt additional policies could have different effects on holders of Perkin-Elmer Group Stock and holders of Celera Genomics Stock or could result in a benefit or detriment to one class of stockholders compared to the other class. The Board of Directors will make any such decision in accordance with its good faith business judgment that the decision is in the best interests of the Company and all of its stockholders as a whole. See "--Potential Conflicting Interests."

    TRANSFER OF FUNDS BETWEEN GROUPS; EQUITY CONTRIBUTIONS

    We anticipate that we will transfer cash and other property between Groups to finance their business activities. We will account for those transfers in one of the following ways:

    -  as a reallocation of pooled debt or preferred stock;

    - as a short-term or long-term loan between Groups or as a repayment of a previous borrowing;

    - as an increase or decrease in the number of Celera Genomics Designated Shares; or

    -  as a sale of assets between Groups.

    See "Proposal 1--The Recapitalization Proposal--Management and Allocation Policies--Financing Activities."

    The Board of Directors has not adopted specific criteria for determining when we will transfer cash or other property as a loan or repayment, an increase or decrease in the number of Celera Genomics Designated Shares or a sale of assets. The Board of Directors expects to make these determinations, either in specific instances or by setting generally applicable policies, after considering the financing requirements and objectives of the receiving Group, the investment objectives of the transferring Group and the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. These determinations will affect the amount of interest expense we reflect in the separate Group financial statements. See "--Allocation of Financing Costs."

    We will determine the number of Celera Genomics Designated Shares resulting from an equity contribution by the Perkin-Elmer Group to the Celera Genomics Group (or any repurchase by the Celera Genomics Group of Celera Genomics Designated Shares) using the average Market Value of the Celera Genomics Stock during a 20-day period prior to the transfer of cash or other property between the Groups. See "Proposal 1--The Recapitalization Proposal--Management and Allocation Policies--Financing Activities--Celera Genomics Designated Shares" and "--Celera Genomics Designated Shares." We could decide to make such a transfer at a time when the Celera Genomics Stock may be considered to be overvalued or undervalued.

    ALLOCATION OF FINANCING COSTS

    We will allocate a portion of our debt and preferred stock to each Group, and we will charge the related interest or dividend expense to each Group, based on the weighted average interest or dividend rate of this debt or preferred stock, calculated on a quarterly basis. We sometimes refer to this debt as being "pooled." At September 30, 1998, the total debt of the Perkin-Elmer Group was $88.4 million and the Celera Genomics Group had no debt. Changes in the amount and the weighted average interest rate of our pooled debt will increase or decrease the interest expense charged to each Group for its debt. In addition, each Group will receive a "benefit" to the extent the weighted average cost is lower, or a "detriment" to the extent the weighted average cost is higher, than the market rate for a hypothetical borrowing of debt by such Group if such Group were a stand-alone corporation.

    We may also allocate debt and preferred stock in its entirety to a particular Group in circumstances that the Board of Directors determines. When we do so, that debt will bear interest at a rate that we determine. If we allocate preferred stock in its entirety to one Group, we will charge the dividend cost in a similar manner. If the interest or dividend cost is higher than actual cost, the other Group will receive a credit for an amount equal to the difference as compensation for use of our credit capacity.

    If we decide a transfer of cash or other property from one Group to another should be accounted for as a loan, we will decide the terms of such loan, including interest rate, payment maturity and payment schedule and redemption and prepayment terms. The Group receiving the funds would receive a "benefit" to the extent the rate determined is lower, or a "detriment" to the extent the rate we determine is higher, than the market rate that the receiving Group would incur for a hypothetical borrowing for that purpose if it were a stand-alone corporation.

    We cannot assure you that any terms that we fix for debt we allocate entirely to one Group or for inter-Group loans will approximate those that could have been obtained by the borrowing Group if it were a stand-alone corporation.

    USE OF TAX BENEFITS GENERATED BY THE CELERA GENOMICS GROUP

    The Company's management and allocation policies provide that tax benefits generated but not used by the Celera Genomics Group may be used by the Perkin-Elmer Group. The aggregate amount reimbursed to the Celera Group from such use may not exceed $ million. All subsequent tax benefits in excess of this amount will not be credited to the Celera Genomics Group (and the Celera Genomics Group will not be reimbursed for those tax benefits) unless the Celera Genomics Group can use those tax benefits. Accordingly, any tax benefits that can not be used by the Celera Genomics Group will not be carried forward to reduce its future taxes. This could result in the Celera Genomics Group being charged a greater portion of the total corporate tax liability and reporting lower net income after taxes in the future than would have been the case if the Celera Genomics Group had retained its tax benefits.

    LIMITS ON CONSIDERATION TO BE RECEIVED UPON DISPOSITION OF ASSETS OF A GROUP

    The New Certificate of Incorporation provides that if a Disposition of all or substantially all of the properties and assets of either Group occurs, we must, subject to certain exceptions:

    - distribute through a dividend or redemption to holders of the class of Common Stock relating to such Group an amount equal to the Net Proceeds of such Disposition; or

    - convert at a 10% premium such Common Stock into shares of the class of Common Stock relating to the other Group.

If the Group subject to the Disposition were a separate, independent company and its shares were acquired by another person, certain costs of that Disposition, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of the separate, independent company might receive a greater amount than the Net Proceeds that would be received by holders of the class of Common Stock relating to that Group if the assets of such Group were sold. In addition, we can not assure you that the Net Proceeds per share of the Common Stock relating to that Group will be equal to or more than the market value per share of such Common Stock prior to or after announcement of a Disposition. See "--No Assurances as to Market Price" and "Proposal 1--The Recapitalization Proposal-- Description of Perkin-Elmer Group Stock and Celera Genomics Stock--Conversion and Redemption--Mandatory Dividend on or Redemption or Conversion of Common Stock."

    EFFECTS OF OUR CAPITAL STRUCTURE AND VARIABLE VOTE PER SHARE ON POTENTIAL
      ACQUISITIONS OF A GROUP OR A CLASS OF COMMON STOCK

    If the Perkin-Elmer Group and the Celera Genomics Group were organized as stand-alone corporations, any person interested in acquiring either of such corporations without negotiation with management could seek to acquire control of the outstanding stock of such corporation by means of a tender offer or proxy contest. In contrast, a person interested in acquiring only one Group without negotiation with the Company's management would still be required to seek control of the voting power represented by all of the outstanding capital stock of the Company, including the class of Common Stock related to the other Group.

    A potential acquiror could acquire control of the Company by acquiring shares of Common Stock having a majority of the voting power of all shares of Common Stock outstanding. Such a majority could be obtained by acquiring a sufficient number of shares of both classes of Common Stock or, if one class of Common Stock has a majority of such voting power, only shares of that class. We expect that initially the Perkin-Elmer Group Stock will have a substantial majority of the voting power of the Company. As a result, initially, it might be possible for an acquiror to obtain control of the Company by purchasing only shares of Perkin-Elmer Group Stock. See "--Limits on Voting Power" and "Proposal 1--The Recapitalization Proposal--Description of Perkin-Elmer Group Stock and Celera Genomics Stock--Voting Rights."

    DECISIONS THAT AFFECT MARKET VALUES COULD AFFECT STOCKHOLDER RIGHTS

    The relative voting power per share of the Perkin-Elmer Group Stock and the Celera Genomics Stock and the number of shares of one class of Common Stock issuable upon the conversion of the other class of Common Stock will vary depending upon the relative Market Values of the Perkin-Elmer Group Stock and the Celera Genomics Stock. The Market Value of either or both classes of Common Stock could be affected by market reaction to decisions by the Board of Directors or the Company's management that investors perceive to affect differently one class of Common Stock compared to the other. These decisions could involve changes to our management and allocation policies, transfers of assets between Groups, allocations of corporate opportunities and financing resources between Groups and changes in dividend policies. See "Proposal 1-- The Recapitalization Proposal--Management and Allocation Policies--Financing Activities" and "--Dividend Policy" and "--Description of Perkin-Elmer Group Stock and Celera Genomics Stock."

    NO ASSURANCES AS TO MARKET PRICE OR LIQUIDITY

    NO PRIOR MARKET. Because there has been no prior market for the Celera Genomics Stock or the Perkin-Elmer Group Stock, we can not assure you of their market prices or liquidity following the implementation of the Recapitalization Proposal. If an active market does develop, we can not assure you that it will be maintained. Until an orderly market does develop for the Perkin-Elmer Group Stock and the Celera Genomics Stock, their respective trading prices may fluctuate significantly.

    MARKET VALUE OF PERKIN-ELMER GROUP STOCK AND CELERA GENOMICS STOCK RECEIVED IN MERGER MAY NOT EQUAL OR EXCEED MARKET VALUE OF EXISTING COMMON STOCK. We can not assure you that the combined market values of a share of Perkin-Elmer Group Stock and the .5 of a share of Celera Genomics Stock received in the Recapitalization will equal or exceed the market value of a share of our existing common stock prior to the Recapitalization. See "Price Range of and Dividends on Existing Common Stock."

    MANY FACTORS MAY AFFECT MARKET PRICES. The market prices of the Perkin-Elmer Group Stock and the Celera Genomics Stock will be determined in the trading markets. Many factors could affect the market price of the Perkin-Elmer Group Stock or the Celera Genomics Stock. These factors include:

    - our consolidated results, as well as the respective performances of the Perkin-Elmer Group and the Celera Genomics Group;

    - investors' and analysts' expectations for the Company as a whole and for each of the Perkin-Elmer Group and the Celera Genomics Group;

    -  trading volume, share issuances and repurchases;

    -  the amount and level of research analyst coverage;

    - Board of Directors' and management decisions described under "--Decisions that Affect Market Values Could Affect Stockholders Rights;"

    - certain terms of the Perkin-Elmer Group Stock or the Celera Genomics Stock, including the respective redemption and conversion rights applicable upon the Disposition of substantially all the assets of a Group and our ability to convert shares of one class of Common Stock into shares of the other class of Common Stock; and

    -  general economic and market conditions.

The market price of the Celera Genomics Stock may also be affected by the number of market makers supporting the Celera Genomics Stock.

    INVESTORS MAY NOT VALUE COMMON STOCK BASED ON GROUP FINANCIAL INFORMATION AND POLICIES. We can not assure you that investors will value the Perkin-Elmer Group Stock and the Celera Genomics Stock based on the reported financial results and prospects of the separate Groups or the dividend policies established by the Board of Directors with respect to such Groups.

    ADVERSE EFFECT ON MARKET PRICE OF COMMON STOCK NOT INCLUDED IN STOCK MARKET INDICES. We do not anticipate that the Celera Genomics Stock initially will be included in any stock market index. As a result, holders of a substantial number of shares of our existing common stock that are required to own only stocks included in such an index will be required to sell immediately Celera Genomics Stock received by them in the Recapitalization. Further, we can not assure you that the Perkin-Elmer Group Stock will continue to be included in any such index. Not being included in a particular index in the case of the Perkin-Elmer Group Stock or any index in the case of the Celera Genomics Stock could adversely affect the market price of that class of Common Stock.

    ANTITAKEOVER CONSIDERATIONS

    We have adopted a stockholder rights plan pursuant to which each share of Perkin-Elmer Group and Celera Genomics Stock is accompanied by a right to purchase shares of a series of junior preferred stock or, in certain circumstances, Common Stock. These rights will cause a substantial dilution to a person or group that attempts to acquire us on terms not approved by the Board of Directors and may deter hostile takeover attempts. In addition, the existence of two classes of Common Stock could present complexities and could, in certain circumstances, pose obstacles, financial and otherwise, to an acquiring person. See "--Effects of Our Capital Structure and Variable Vote per Share on Potential Acquisitions of a Group or Class of Common Stock." The Company could, in the sole discretion of the Board and without stockholder approval, exercise its right to convert the shares of one class of Common Stock for shares of the other at a 10% premium over their respective average Market Values. This conversion could result in additional dilution to persons seeking control of the Company. The stockholder rights plan and the existence of the two classes of Common Stock could, under certain circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of the Company by delaying or preventing such change in control.

    Although the Board has no present intention of doing so, it could issue shares of Preferred Stock or Common Stock that could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company and could also be privately placed with purchasers favorable to the Board in opposing such action. In addition, certain provisions of the Delaware General Corporation Law, the New Certificate of Incorporation and the New By-laws may also deter hostile takeover attempts. See "Proposal 1--The Recapitalization Proposal--Rights Agreement" and "--Certain Anti-Takeover Provisions of Delaware Law and the New Certificate of Incorporation, the New By-laws and Rights Agreement."

    LACK OF LEGAL PRECEDENT REGARDING THE TAX TREATMENT OF THE COMMON STOCK

    We have been advised by our counsel that no income, gain or loss will be recognized by you or us for federal income tax purposes as a result of the Recapitalization Proposal, except for any cash received instead of fractional shares of Celera Genomics Stock or cash received in redemption of the rights issued under our existing shareholder rights plan. However, there are no court decisions or other authorities bearing directly on the effect of the features of the Perkin-Elmer Group Stock and the Celera Genomics Stock. In addition, the Internal Revenue Service has announced that it will not issue rulings on the characterization of stock with characteristics similar to the Perkin-Elmer Group Stock and the Celera Genomics Stock. It is possible, therefore, that the Internal Revenue Service could assert that the receipt of the Perkin-Elmer Group Stock or the Celera Genomics Stock as well as the subsequent exchange of such Common Stock could be taxable to you and to us. See "Proposal 1--The Recapitalization Proposal--United States Federal Income Tax Considerations." You should consult your own tax advisor as to the tax consequences of the Recapitalization Proposal to you under federal, state, local or foreign law.

FACTORS RELATING TO THE PERKIN-ELMER GROUP

    DEPENDENCE ON NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE

    The Perkin-Elmer Group's products are based on complex technology which is subject to rapid change as new technologies are developed and introduced in the marketplace. The Perkin-Elmer Group's future success will depend on its ability to continually improve its current products and to develop and introduce, on a timely and cost effective basis, new products that address the evolving needs of its customers. In addition, unanticipated difficulties or delays in replacing existing products with new products could adversely affect the Perkin-Elmer Group's future operating results.

    SUBSTANTIAL COMPETITION

    The Perkin-Elmer Group expects substantial competition in the future in its existing and planned products and especially in its efforts to develop and introduce products in new markets. New product announcements, pricing changes, strategic alliances and other actions by competitors could reduce the Perkin-Elmer Group's market share or render its products obsolete or non-competitive.

    SALES DEPENDENT ON CUSTOMERS' CAPITAL SPENDING POLICIES

    The Perkin-Elmer Group's customers include pharmaceutical, environmental, research and chemical companies. Any decrease in capital spending or change in spending policies of these companies could significantly reduce the demand for its products.

    PATENTS, PROPRIETARY TECHNOLOGY AND TRADE SECRETS

    The Perkin-Elmer Group's ability to compete may be affected by its ability to protect proprietary technology and intellectual property rights, and to obtain necessary licenses on commercially reasonable terms. Changes in the interpretation of copyright or patent law could expand or reduce the extent to which the Perkin-Elmer Group and its competitors are able to protect intellectual property or require changes in the designs of products, which could have an adverse effect on the Perkin-Elmer Group.

    GOVERNMENT SPONSORED RESEARCH DEPENDENT ON FUNDING

    A substantial portion of the Perkin-Elmer Group's sales are to universities or research laboratories whose funding is dependent on both the level and timing of funding from government sources. The timing and amount of revenues from these sources may vary significantly due to budgetary pressures, particularly in the United States and Japan, that may result in reduced allocations to government agencies that fund research and development activities.

    DEPENDENCE ON KEY EMPLOYEES

    The Perkin-Elmer Group is highly dependent on the principal members of its management and scientific staff. The Perkin-Elmer Group believes that its future success will depend in large part on its ability to attract and retain highly skilled personnel.

    CURRENCY EXCHANGE RISKS; OTHER RISKS OF INTERNATIONAL SALES AND OPERATIONS

    The Perkin-Elmer Group's reported and anticipated operating results and cash flows are subject to fluctuations due to material changes in foreign currency exchange rates that are beyond the Perkin-Elmer Group's control. International sales and operations may also be adversely affected by many factors, including the imposition of governmental controls, export license requirements, restrictions on the export of critical technology, political and economic instability, trade restrictions, changes in tariffs and taxes, difficulties in staffing and managing international operations and general economic conditions.

    POTENTIAL DIFFICULTIES IN IMPLEMENTING BUSINESS STRATEGY

    The Perkin-Elmer Group's strategy to integrate and develop acquired businesses or strategic investments involves a number of elements that management may not be able to implement as expected. For example, it may encounter operational difficulties in the integration of manufacturing or other facilities, and it may not achieve advances resulting from the integration of technologies as successfully or as rapidly as anticipated, if at all.

    YEAR 2000

    In fiscal 1997, the Company initiated a world-wide program to assess the expected impact of the Year 2000 date recognition problem on its existing computer systems, including embedded and process-control systems, product offerings and significant suppliers. If the Company is not successful in implementing its Year 2000 compliance plan, or there are delays in and/or increased costs associated with implementing those changes, the Year 2000 problem could have a material adverse effect on the Perkin-Elmer Group's results of operations and financial condition. In addition, the Company has not fully determined the likely impact of third parties' compliance efforts on the Perkin-Elmer Group's interface systems and business.

    OTHER RISKS

    Other risks and uncertainties that may affect the operations, performance, development, and results of the business include the impact of earthquakes on the Perkin-Elmer Group, because a significant portion of its life science operations are located near major California earthquake faults.

    FUTURE PERFORMANCE

    Although the Perkin-Elmer Group believes that it has the product offerings and resources needed for continuing success, it cannot reliably predict future revenue and margin trends and may have to adjust its operations. Factors external to the Company can result in volatility of the market price of the Perkin-Elmer Group Stock. Because of the foregoing factors, you should not consider recent trends to be reliable indicators of future stock prices or financial results.

FACTORS RELATING TO THE CELERA GENOMICS GROUP

    EARLY STAGE OF OPERATIONS

    The Celera Genomics Group plans to begin sequencing the DROSOPHILA (fruit fly) genome in early 1999 and does not expect its sequencing operations to reach projected operational levels until Spring 1999, when it expects to begin sequencing the human genome. As a new business, the Celera Genomics Group faces significant challenges in simultaneously launching and integrating its operations, pursuing key scientific goals and attracting customers for its information products and services.

    NO PRECEDENT FOR CELERA GENOMICS'
      BUSINESS PLAN

    No organization has ever attempted to combine in one business organization all of the Celera Genomics Group's businesses. The creation of a genomics database targeted at a wide variety of customers, from pharmaceutical companies to university researchers, has a number of risks, including pricing and volume issues, technology and access concerns, computer security, pursuit of key scientific goals and protection of intellectual property. As a result, the creation of a business that includes all of the Celera Genomics Group's businesses has unique risks.

    NEED TO MANAGE RAPID GROWTH

    The Celera Genomics Group expects to grow significantly, from approximately 90 employees at September 30, 1998 (including 40 employees at GenScope) to over 240 in April 1999. This growth will require substantial effort to hire new employees and train and integrate them in the Celera Genomics Group's business and to develop and implement management information systems, financial controls and facility plans. In addition, the Celera Genomics Group will be required to create a sales and marketing organization and develop customer support resources as sales of its information products increase. The Celera Genomics Group's inability to manage growth effectively would have a material adverse effect on its future operating results.

    UNCERTAINTY OF SEQUENCING STRATEGY

    Some genomic scientists have criticized the Celera Genomics Group's sequencing strategy, known as "whole genome shotgun sequencing", as having limitations when applied on a large scale in sequencing the human genome. Others have stated that the human genome cannot be sequenced using whole genome shotgun sequencing. Although scientists at The Institute for Genomic Research ("TIGR") have used the whole genome shotgun strategy to sequence the genomes of other organisms, the strategy has not been used to sequence a genome with the size and complexity of the human genome. Failure to sequence or assemble the human genome in a timely manner may have a material adverse effect on the Celera Genomics Group's ability to satisfy customer requirements and achieve its business goals.

    UNCERTAINTY OF SUCCESSFUL OPERATION OF NEW SEQUENCERS

    The Celera Genomics Group's success is heavily dependent on the successful operation of the Perkin-Elmer Group's new DNA sequencer. The Celera Genomics Group plans to use more than 200 of the new DNA sequencers on a full-time basis, a scale of operation never before attempted. Failure of the DNA sequencers to perform at expected levels, or failure of the Celera Genomics Group to integrate successfully its DNA sequencers in its laboratory, would materially adversely affect the Celera Genomics Group's ability to sequence at the rate required to complete the human genome on a timely basis, to meet milestones in contracts with customers and to perform research services effectively.

    UNCERTAINTY OF SEQUENCING OPERATIONS

    The successful operation of the sequencing facility at the levels required for successful business operations will also be dependent on the integration of materials, technology and operations necessary to support sequencing at the rate and levels expected. Sequencing requires a significant amount of laboratory preparation, organization and training of personnel, integration of technology and proper maintenance of the equipment. In addition, sequencing requires that adequate quantities of materials are available on a timely basis. The Celera Genomics Group depends on the Perkin-Elmer Group for several critical materials required for sequencing. For certain of these materials, the Perkin-Elmer Group is the sole supplier, and for other materials the Celera Genomics Group believes that the Perkin-Elmer Group provides the highest quality materials available. Any interruption in the availability of materials could adversely affect and, in some cases, shut down sequencing operations.

    UNCERTAINTY OF VALUE OF POLYMORPHISM
      DATA

    Polymorphism data reveals information about genetic variability between individuals. Its use in the testing of new drugs and the diagnosis of disease is largely untested. Although there has been some early success in linking certain polymorphisms to susceptibility to disease and outcomes of drug therapy, pharmaceutical companies are not yet certain how polymorphism data can be used, or if it can be used on a cost-effective basis, in clinical trials or in drug development. Furthermore, public acceptance of the use of polymorphism data is uncertain. Current and future patient privacy and health care laws and regulations issued by the U.S. Food and Drug Administration may also limit the use of this data.

    The ability of the Celera Genomics Group to protect its intellectual property rights will affect its polymorphism program. Such protection is uncertain due to the uncertainty of patent law relating to genomics in general and the novelty of this particular aspect of genomics. In addition, the Celera Genomics Group will be dependent on new technology, including technology provided by the Perkin-Elmer Group, to make the use of polymorphism information cost-effective so as to make it marketable to the public. This technology is still in early stages of development and its application to this area remains uncertain.

    INITIAL RELIANCE ON PHARMACEUTICAL INDUSTRY

    The Celera Genomics Group believes that for the next few years it will derive a significant portion of its revenues from fees paid by pharmaceutical companies and larger biotechnology companies for its information products and services. The Celera Genomics Group has also had preliminary discussions with certain universities and similar research organizations about becoming customers, but expects this market to develop at a slower rate. The number of subscribers for the Celera Genomics Group's products during this period may be limited due to their nature and price. Pharmaceutical and biotechnology companies could decide not to subscribe to some or all of the Celera Genomics Group's information products or services, or could decide to conduct their own polymorphism discovery and analysis or work with the Celera Genomics Group's competitors.

    ANTICIPATED FUTURE LOSSES; UNCERTAINTY
      OF OPERATING RESULTS

    The Celera Genomics Group has earned small amounts of revenues to date and expects that it will continue to incur net operating losses at least through 2001. The Celera Genomics Group has a small number of customers, the revenues from which will offset only a small portion of its expenses. In order to meet its business plan, the Celera Genomics Group will require additional customers in the next few years. In addition, even if the Celera Genomics Group is able to enter into contracts with additional customers, those contracts may be subject to milestones that may not be achieved. As a result, there is a high degree of uncertainty that the Celera Genomics Group will be able to achieve profitable operations.

    HIGHLY DEPENDENT ON KEY EMPLOYEES

    The Celera Genomics Group is highly dependent on the principal members of its scientific and management staff, particularly Dr. Venter, its President. For the sequencing and assembly of the human genome, the Celera Genomics Group believes the following members of its staff are essential: Dr. Venter; Dr. Mark Adams, Vice President for Genome Programs; and Drs. Eugene Myers and Granger Sutton, who are responsible for assembling the genome. Additional members of its medical, scientific and bioinformatics staff are important to the development of information, tools and services required for implementation of its business plan, including Dr. Sam Broder, Executive Vice President and Chief Medical Officer.

    The Celera Genomics Group does not have employment agreements or non-compete agreements with any of its employees. It also does not maintain key man life insurance on any of them. The loss of any of these persons could have a material adverse effect on the Celera Genomics Group's ability to achieve its goals, particularly the completion of its information products.

    Product development and commercialization will require additional employees in such areas as software and bioinformatics development and customer support. The inability to acquire such services or develop such expertise could have a material adverse effect on the Celera Genomics Group.

    UNCERTAIN PROTECTION OF INTELLECTUAL
      PROPERTY AND PROPRIETARY RIGHTS

    The Celera Genomics Group's ability to compete and to achieve profitability may be affected by its ability to protect its proprietary technology and intellectual property. While Celera Genomics will be primarily dependent on revenues from access fees to its discovery and information system, obtaining patent protection may also be important to its business. Patent law affecting Celera Genomics' business, particularly gene sequences and polymorphisms, is uncertain.

    Moreover, the Celera Genomics Group may be dependent on protecting, through copyright law or otherwise, its databases to prevent other organizations from taking information from databases and copying and reselling it. Copyright law currently provides uncertain protection to organizations like the Celera Genomics Group that seek to prevent others from reselling their data. Changes in copyright and patent law could expand or reduce the extent to which the Celera

Genomics Group and its customers are able to protect their intellectual property.

    ADVERSE EFFECT OF PUBLIC DISCLOSURE OF
      GENOMIC SEQUENCE DATA

    The Celera Genomics Group has committed to make available to the public basic human sequence data. The release of sequence data could undermine the ability of the Celera Genomics Group and its customers to obtain intellectual property protection. Customers may conclude that uncertainties of such protection decrease the value of the Celera Genomics Group's information products and services and, as a result, it may not be able to charge fees sufficient to allow it to achieve profitability.

    HIGHLY COMPETITIVE BUSINESS

    A number of companies, institutions and government-financed entities are engaged in various genomics initiatives. At least two other companies, Genset, S.A. and Incyte Pharmaceuticals, Inc., have announced their intention to market to the pharmaceutical industry products and services similar to those being offered by the Celera Genomics Group. Additional competitors may attempt to compete with the Celera Genomics Group in the future, including companies that may seek to resell publicly available genomic data.

    YEAR 2000

    In fiscal 1997, the Company initiated a world-wide program to assess the expected impact of the Year 2000 date recognition problem on its existing computer systems, including embedded and process-control systems, product offerings and significant suppliers. If the Company is not successful in implementing its Year 2000 compliance plan, or there are delays in and/or increased costs associated with implementing those changes, the Year 2000 problem could have a material adverse effect on the Celera Genomics Group's results of operations and financial condition. In addition, the Company has not fully determined the likely impact of third parties' compliance efforts on the Celera Genomics Group's interface systems and business.

                INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

DATE, TIME AND PLACE OF MEETING

    We are providing this Proxy Statement to you in connection with the solicitation of proxies by the Board of Directors for use at the Special
Meeting. The Special Meeting will be held on       , 1999, at 10:00 a.m.,
Eastern Standard Time, in our auditorium at 50 Danbury Road, Wilton, Connecticut. This Proxy Statement is first being mailed to our shareholders on
or about       , 1999.

RECORD DATE

    We have established       , 1998 as the record date for the Special Meeting.
Only holders of record of shares of our existing common stock at the close of business on this date will be eligible to vote at the Special Meeting.

PROPOSALS TO BE CONSIDERED AT THE MEETING

    You will be asked to consider and vote upon the following proposals at the Special Meeting:

    -  Proposal 1: The Recapitalization Proposal.

    - Proposal 2: A proposal to adopt The Perkin-Elmer Corporation/Perkin-Elmer Group 1999 Stock Incentive Plan to provide for the granting of stock awards and options in Perkin-Elmer Group Stock.

    - Proposal 3: A proposal to adopt The Perkin-Elmer Corporation/Celera Genomics Group 1999 Stock Incentive Plan to provide for the granting of stock awards and options in Celera Genomics Stock.

If Proposal 1 is approved, we will implement it whether or not Proposals 2 or 3 are approved. If Proposal 1 is not approved, we will not implement Proposals 2 and 3.

    We do not expect that any other matter will be brought before the Special Meeting. If, however, other matters are properly presented, your "proxies" (the individuals named on your proxy card) will vote in accordance with their judgment with respect to those matters.

VOTE REQUIRED

    The Recapitalization Proposal will require the favorable vote of the holders of two-thirds of the outstanding shares of existing common stock. As a result, abstentions and broker non-votes on the Recapitalization Proposal will have the same effect as negative votes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

    Proposals 2 and 3 will each be decided by the favorable vote of a majority of the votes cast at the Special Meeting. As a result, abstentions and broker non-votes will not affect the outcome on these Proposals.

    Each outstanding share of existing common stock is entitled to one vote on
each Proposal. As of       , 1999, the most recent practicable date prior to the
date of this Proxy Statement, we had issued and outstanding       shares of
existing common stock. The shares of existing common stock held in the Company's treasury will not be entitled to vote or counted in determining the number of outstanding shares. Our directors and executive officers beneficially own less
than       percent of the outstanding shares of our existing common stock.

QUORUM

    In order to carry on the business of the Special Meeting, we must have a quorum. This means a majority of the outstanding shares of our existing common stock must be represented in person or by proxy at the Special Meeting. Abstentions and broker non-votes will count for quorum purposes.

PROXY VOTES

    If you properly fill in your proxy card and send it to us in time to vote, your proxies will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxies will vote your shares in favor of approval and adoption of each Proposal. If you mark "abstain" on your proxy card, your shares will be counted as present for purposes of determining the presence of a quorum. If necessary, your proxies may vote in favor of a proposal to adjourn the Special Meeting to a later date in order to solicit and obtain sufficient votes for any of the proposals.

    A PROXY CARD IS ENCLOSED FOR YOUR USE. TO VOTE WITHOUT ATTENDING THE SPECIAL MEETING IN PERSON, YOU SHOULD COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH IS POSTAGE-PAID IF MAILED IN THE UNITED STATES.

    If you have completed and returned a proxy card, you can still vote in person at the Special Meeting. You may revoke your proxy before it is voted by submitting a new proxy card with a later date; by voting in person at the Special Meeting; or by filing with the Secretary of the Company a written revocation of proxy. Attendance at the Special Meeting will not of itself constitute revocation of a proxy.

                   PROPOSAL 1--THE RECAPITALIZATION PROPOSAL

DESCRIPTION OF THE RECAPITALIZATION

    You are being asked to consider and approve the recapitalization (the "Recapitalization") under which:

    - our existing Company will change its state of incorporation to Delaware by merging with a subsidiary of Perkin-Elmer Delaware (the "Merger"); and

    - each outstanding share of our existing common stock will be automatically converted in the Merger into one share of Perkin-Elmer Group Stock of Perkin-Elmer Delaware and .5 of a share of Celera Genomics Stock of Perkin-Elmer Delaware.

Your vote approving the Recapitalization will also constitute adoption of the agreement and plan of merger governing the Merger (the "Merger Agreement"). Accordingly, you should carefully read the Merger Agreement, which is attached to this Proxy Statement as Annex I.

    If the Merger is implemented, our existing Company will become a wholly owned subsidiary of Perkin-Elmer Delaware, which was newly formed by us for the purpose of implementing the Recapitalization and will initially own no assets other than our existing Company. In addition, your rights as shareholders of the Company will cease to be governed by the New York Business Corporation Law (the "NYBCL") and our existing certificate of incorporation (the "Existing Certificate of Incorporation") and existing by-laws (the "Existing By-laws"). Instead, your rights as stockholders will be governed by the Delaware General Corporation Law (the "DGCL") and a new certificate of incorporation of Perkin-Elmer Delaware (the "New Certificate of Incorporation") which is attached as Annex II and new by-laws of Perkin-Elmer Delaware (the "New By-laws") which have been filed with the SEC. The New Certificate of Incorporation also contains the terms of the Perkin-Elmer Group Stock and the Celera Genomics Stock. Accordingly, you should also carefully read the New Certificate of Incorporation and the New By-laws.

    If the Merger is implemented, each outstanding stock option under the Company's existing stock option plans will be converted into separately exercisable options to acquire one share of Perkin-Elmer Group Stock and .5 of a share of Celera Genomics Stock. The exercise price for the resulting Perkin-Elmer Group Stock options and Celera Genomics Stock options will be calculated by multiplying the exercise price under such existing stock option by a fraction, the numerator of which is the average of the high and low price of the applicable class of Common Stock underlying such option on the first date such stocks are traded, regular way, after the Merger, and the denominator of which is the sum of such prices for the Perkin-Elmer Group Stock and the Celera Genomics Stock.

    The conversion of our existing common stock into Perkin-Elmer Group Stock and Celera Genomics Stock is intended to be tax-free, except for cash received instead of fractional shares of Celera Genomics Stock and in redemption of the rights issued under our existing shareholder rights plan. See "--United States Federal Income Tax Considerations."

    IF THE RECAPITALIZATION PROPOSAL IS NOT APPROVED, THE MERGER WILL NOT BE CONSUMMATED AND OUR EXISTING COMMON STOCK WILL NOT BE CONVERTED INTO PERKIN-ELMER GROUP STOCK AND CELERA GENOMICS STOCK.

    If the Recapitalization Proposal is approved, we plan to implement the Merger by filing a certificate of merger with the Secretary of State of New York. We refer to the time that the Merger becomes effective as the "Effective Time." We presently anticipate that this filing will be made as soon as possible after the Special Meeting. No state or federal regulatory approvals are required for the consummation of the Merger.

    The Board of Directors may terminate the Merger Agreement and not implement the Recapitalization Proposal for any reason at any time prior to the Effective Time, either before or after shareholder approval. In addition, the Merger Agreement may be amended prior to the Effective Time. However, the Merger Agreement may not be amended after the Merger has been approved if, in the judgment of the Board of Directors, the amendment would have a material adverse effect on the rights of our shareholders.

RELATED CELERA TRANSACTIONS

    In consideration of Dr. Venter's contributions to the formation of Celera Genomics, the Company will issue to him equity interests equivalent to up to
   % of the fully diluted common equity of the Celera Genomics Group at the Effective Time. The Company has also agreed to issue to TIGR equity interests
equivalent to up to    % of the fully diluted common equity of the Celera
Genomics Group at the Effective Time. In addition, employees of the Celera Genomics Group have been granted and will be granted options and restricted shares from time to time under The Perkin-Elmer Corporation/Celera Genomics
Group 1999 Stock Incentive Plan equivalent to up to    % of the fully diluted
common equity of the Celera Genomics Group at the Effective Time.

BACKGROUND OF AND REASONS FOR THE RECAPITALIZATION PROPOSAL

    The Board of Directors approved the Recapitalization Proposal following its review of various alternatives for enhancing the overall return to our shareholders, advancing the Company's financial and strategic objectives and creating flexibility for the future growth of the Company.

    The Recapitalization Proposal is designed to separate the performance of our Celera Genomics business from the rest of the Company and to charge the managers of each Group with the responsibility of maximizing the returns from their businesses. Holders of Perkin-Elmer Group Stock are expected to benefit from the earnings growth and cash flow provided by our PE Biosystems' life sciences and Analytical Instruments businesses. Holders of Celera Genomics Stock are expected to benefit from the anticipated success and progress of Celera Genomics' research and development efforts rather than near-term earnings since Celera Genomics is expected to incur significant losses during its start-up period.

    The Recapitalization Proposal is consistent with our efforts to maximize shareholder value by focusing our business on accelerated discovery and enabling technology in the life sciences sector. In connection with this objective, we have announced the following key initiatives since June 30, 1997:

    - In November 1997, we acquired Molecular Informatics, a pioneer in the bioinformatics industry, and have combined it with PE Nelson, our own informatics division, to create PE Informatics, a software-focused business that provides genomic and other data management products directed toward drug discovery and research;

    - In January 1998, we announced the completion of our acquisition of Perseptive Biosystems, a publicly-traded company with fiscal 1997 revenues of $96 million, furthering our commitment to provide the expanding pharmaceutical marketplace with a fully integrated platform to compress the time and cost of new drug discovery and development; and

    - In May 1998, we signed letters of intent with Dr. Venter and TIGR to form our Celera Genomics subsidiary with a strategy to complete the sequencing of the human genome by December 31, 2001, enabling the Company to potentially become the definitive source for biomedical and genomics information.

    At a meeting held on August 20, 1998, the Board of Directors considered a variety of proposals to increase the overall value of our existing common stock to our shareholders. The Board of Directors evaluated alternatives available to the Company in view of its strategic objective of financing the near-term business plan of the newly formed Celera Genomics unit. The Board of Directors expects Celera Genomics to incur significant losses during its start-up period due to the considerable research and development ("R&D") expenditures required by the human genome sequencing project. The Board of Directors had extensive discussions with senior financial and legal officers of the Company. Among the alternatives which they considered were:

    -  the preservation of our current equity and operating structure;

    - the creation of two classes of common stock to reflect separately the results of our established PE Biosystems' life sciences and Analytical Instruments businesses and our new Celera Genomics business;

    - an initial public offering of common stock of Celera Genomics and the spin-off of the balance of that company to holders of existing common stock; and

    - the formation of a subsidiary which would develop Celera Genomics's technology and license it to the Company and the spin-off of this subsidiary to holders of existing common stock ("R&D Spin-off").

    The Board of Directors used several criteria to contrast the benefits and drawbacks of these transaction alternatives to our shareholders including: (1) tax efficiency; (2) capital markets acceptance; (3) likelihood of success; (4) flexibility to provide equity incentives for Celera Genomics' employees; (5) ability of Celera Genomics to raise equity capital in the future; (6) maintenance of control by the Board of Directors over both Groups; and (7) long-term maximization of our initial investment in Celera Genomics.

    The Board of Directors concluded that an initial public offering and spin-off of our Celera Genomics subsidiary would not be feasible at this time because Celera Genomics does not have the access to capital and the full complement of resources to be an independent public company (such as audit, legal, public relations and tax, services which could easily be supplied by the Company). These transactions would also limit the Board of Directors' ability to guide the PE Biosystems and Celera Genomics' relationship and access by PE Biosystems and Celera Genomics to the technology of the other.

    The Board of Directors concluded that an R&D Spin-off would not provide a vehicle for either raising equity capital or providing true equity incentives to Celera Genomics' employees. An R&D Spin-off also would limit the Board of Directors' ability to guide the PE Biosystems and Celera Genomics' relationship and access by PE Biosystems and Celera Genomics to the technology of the other.

    On November 19, 1998, the Board of Directors confirmed its prior conclusions concerning alternatives available to the Company and identified the following as the advantages of the Recapitalization Proposal:

    - The creation of two classes of Common Stock intended to reflect separately the performance of the Perkin-Elmer Group and the Celera Genomics Group should increase shareholder value by more specifically tracking the earnings, cash flows and investment results of each Group. The Perkin-Elmer Group Stock should continue to be valued in the market based on growth in earnings and cash flows. We believe that the Celera Genomics Stock will not be valued on earnings since the Celera Genomics Group is expected to incur significant losses during its start-up period. Instead, Celera Genomics' valuation will be based on the success of its R&D efforts and progress in meeting its business plan. As a result, we expect that holders of Perkin-Elmer Group Stock and Celera Genomics Stock will be distinct investor groups;

    - The creation of two classes of Common Stock should enhance the autonomy of the Groups by allowing each Group and its management to focus on that Group's own identity, business strategy, financial model and culture and to structure employee incentives which are tied directly to the share performance of that Group;

    - The Recapitalization Proposal, in contrast to other alternatives, will retain for us the advantages of doing business as a single company and allow each Group to capitalize on relationships with the other Group. As part of one company, each Group will be in a position to benefit from cost savings and synergies with the other compared to the costs each Group would incur if it operated separately. As part of a single organization, we expect to incur significant savings in corporate overhead expenses while preserving the benefits of tax consolidation, credit availability and a shared strategic vision;

    - The Recapitalization Proposal, in contrast to other alternatives, permits the Board of Directors to review technology sharing arrangements between the Perkin-Elmer Group and the Celera Genomics Group. This should allow for the shortest path to commercialization of new technologies either into instrument systems and reagents sold by the Perkin-Elmer Group to its customers or through information and related discovery services provided by the Celera Genomics Group to its pharmaceutical partners;

    - The financial and strategic flexibility, after the Recapitalization for us to raise capital for the Perkin-Elmer Group and the Celera Genomics Group and to engage in mergers, acquisitions, strategic investments, capital restructurings and other transactions affecting either the Perkin-Elmer Group or the Celera Genomics Group will be enhanced as a result of the availability of two different equity securities. In the ordinary course of business, the Board of Directors may consider such transactions from time to time but it has no current plans or intentions with respect to any specific transaction; and

    - The implementation of the Recapitalization Proposal is not expected to be taxable to us or you, except for cash received instead of fractional shares of Celera Genomics Stock and in redemption of the rights issued under our existing shareholder rights plan. See "--United States Federal Income Tax Considerations."

    The Board of Directors also considered the following potential disadvantages of the Recapitalization Proposal:

    - The Recapitalization Proposal requires a complex capital structure that may not be well-understood by investors and thus could inhibit the efficient valuation of either or both classes of Common Stock;

    - There is limited experience with the use of targeted stock by companies having a business unit with an established history of earnings and another business unit in the start-up stage;

    - The potential diverging or conflicting interests of the two Groups and the issues that could arise in resolving any conflicts; see "Risk Factors--Potential Conflicting Interests" and "--Management and Allocation Policies;"

    - Investors in Perkin-Elmer Group Stock and Celera Genomics Stock will be exposed to the risks of our consolidated businesses and liabilities because both Groups remain legally a part of the Company; see "Risk Factors-- Stockholders of One Company; Financial Effects on One Group Could Affect the Other" and "--Management and Allocation Policies;"

    - The Market Value of Perkin-Elmer Group Stock and Celera Genomics Stock could be affected by market reaction to decisions by the Board of Directors or the Company's management that investors perceive to affect differently one class of Common Stock compared to the other, such as decisions regarding the allocation of assets, expenses, liabilities and corporate opportunities and financing resources between the Groups; and

    - The possible inability to use the pooling method of accounting in connection with future acquisitions using Celera Genomics Stock, and the possible inability or increased difficulty of receiving a ruling from the Internal Revenue Service in connection with a proposed acquisition to be effected using either Perkin-Elmer Group Stock or Celera Genomics Stock.

    The Board of Directors determined that on balance the potential advantages of the Recapitalization Proposal outweigh the potential disadvantages and concluded that the Recapitalization Proposal is in the best interests of the Company and our shareholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors has carefully considered the Recapitalization Proposal and believes that the approval of the Recapitalization Proposal by the shareholders is in the best interests of the Company and our shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU APPROVE THE RECAPITALIZATION PROPOSAL.

MANAGEMENT AND ALLOCATION POLICIES

    Because the Perkin-Elmer Group and the Celera Genomics Group will each be a part of a single company, we have carefully considered a number of issues with respect to the financing of the Perkin-Elmer Group and the Celera Genomics Group, competition between Groups, inter-Group business transactions, access to technology and know-how, corporate opportunities and the allocation of debt, corporate overhead, interest, taxes and other charges between the two Groups. The Board of Directors and management have established policies to accomplish the fundamental objective of the Recapitalization Proposal, which is to separate the business and operations of the Celera Genomics Group from those of the Perkin-Elmer Group and to operate each Group on a stand-alone basis. These policies establish guidelines to help us to allocate costs and charges between the two Groups on an objective basis and, except as described below, to ensure that transactions between the Perkin-Elmer Group and the Celera Genomics Group are made on terms that approximate the terms that could be obtained from unaffiliated third parties.

    POLICIES SUBJECT TO CHANGE WITHOUT STOCKHOLDER APPROVAL. We have summarized our management and allocation policies as we expect them to be effective at the Effective Time of the Recapitalization. We are not requesting shareholder approval of these policies.

    The Board of Directors may modify or rescind these policies, or may adopt additional policies, in its sole discretion without stockholder approval. However, the Board of Directors has no present plans to do so. A Board of Directors' decision to modify or rescind such policies, or adopt additional policies could have different effects upon holders of Perkin-Elmer Group Stock and holders of Celera Genomics Stock or could result in a benefit or detriment to one class of stockholders compared to the other class. The Board of Directors would make any such decision in accordance with its good faith business judgment that such decision is in the best interests of the Company and all of its stockholders as a whole. See "--Potential Conflicting Interests."

                   FIDUCIARY AND MANAGEMENT RESPONSIBILITIES

    Because the Perkin-Elmer Group and the Celera Genomics Group will continue to be a part of a single company, the Board of Directors and officers will have the same fiduciary duties to holders of the Perkin-Elmer Group Stock and the Celera Genomics Stock that they currently have to the holders of our existing common stock. Under Delaware law, absent an abuse of discretion, a director or officer will be deemed to have satisfied his of her fiduciary duties to the Company and its stockholders if that person is disinterested and acts in accordance with his or her good faith business judgment in the interests of the Company and all of its stockholders as a whole. The Board of Directors and our Chief Executive Officer, in establishing policies with regard to intracompany matters such as business transactions between Groups and allocations of assets, liabilities, debt, corporate overhead, taxes, interest, corporate opportunities and other matters, will consider various factors and information which could benefit or cause detriment to the stockholders of the respective Groups and will make determinations in the best interests of the Company and all of its stockholders as a whole.

    Because the Recapitalization Proposal will result in no change in our corporate structure, Tony L. White, the Company's Chairman of the Board of Directors, President and Chief Executive Officer, will have the same duties and responsibilities for the management of our assets and businesses which comprise the Perkin-Elmer Group and the Celera Genomics Group following the Recapitalization as he has now. The Company's senior officers named below will continue to be responsible for the same designated functions as they were prior to the Recapitalization. The costs attributable to their functions will be allocated as discussed below under "--Financial Statements; Allocation Matters--Corporate Overhead and Administrative Shared Services."

        OFFICER                 RESPONSIBILITIES
------------------------  ----------------------------
Tony L. White             Chairman, President and
                            Chief Executive Officer

Noubar B. Afeyan, Ph.D.   Senior Vice President and
                            Chief Business Officer

Manuel A. Baez            Senior Vice President and
                            Senior Vice President of
                            the Perkin-Elmer Group.

Michael W. Hunkapiller,   Senior Vice President and
  Ph.D.                     President of the
                            Perkin-Elmer Group

William B. Sawch          Senior Vice President,
                            General Counsel and
                            Secretary

J. Craig Venter, Ph.D.    Senior Vice President and
                            President of the Celera
                            Genomics Group

Dennis L. Winger          Senior Vice President and
                            Chief Financial Officer

    The Chief Executive Officer, with the approval of the Board of Directors, has designated separate management teams for each of the Perkin-Elmer Group and the Celera Genomics Group to ensure that the efforts of each team of managers are focused on the business and operations for which they have responsibility. These individuals are named in Annex V--"Perkin-Elmer Group--Business" and Annex VI--"Celera Genomics Group-- Business."

    COMMON STOCK OWNERSHIP OF DIRECTORS AND SENIOR OFFICERS

    The Board of Directors has adopted a policy that its members and senior officers (the officers with the responsibilities listed above on this page (other than Dr. Venter)) should continue to hold shares of Perkin-Elmer Group Stock and Celera Genomics Stock in approximately the ratio of the number of shares of Perkin-Elmer Group Stock and Celera Genomics Stock outstanding. For example, if 100 million shares of Perkin-Elmer Group Stock are outstanding and 50 million shares of Celera Genomics Stock are outstanding, each director and senior officer under this policy would own shares of Perkin-Elmer Group Stock and Celera Genomics Stock in the ratio of 100/50, or two shares of Perkin-Elmer Group Stock for each share of Celera Genomics Stock.

    The purpose of this policy is to help ensure that directors and senior officers remain impartial when making decisions concerning the Perkin-Elmer Group and the Celera Genomics Group. Because of the anticipated differences in trading values between the Perkin-Elmer Group Stock and the Celera Genomics Stock, the actual value of the shares of Perkin-Elmer Group Stock and Celera Genomics Stock held by directors and senior officers will vary significantly. See "Risk Factors--Fiduciary Duties of the Board of Directors and Officers; No Definitive Precedent under Delaware Law."

    FINANCING ACTIVITIES

    We will continue to manage most financial activities on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt and the issuance and repurchase of any preferred stock. If we transfer cash or other property allocated to one Group to the other Group, we will account for such transfer in one of the following ways, as determined by the Board of Directors:

- As a reallocation of pooled debt (as defined below) or preferred stock, as described under "Company Debt and Preferred Stock" below;

- As a short-term or long-term loan from one Group to the other, or as a repayment of a previous borrowing, as described under "Inter-Group Loans" below;

- As an increase or decrease in the number of Celera Genomics Designated Shares; or

-  As a sale of assets between the two Groups.

    The Board of Directors has not adopted specific criteria to determine which of the foregoing will be applied to a particular transfer of cash or property from one Group to the other. The Board of Directors will make these determinations, either in specific instances or by setting applicable policies generally, in the exercise of its business judgment based on all relevant circumstances, including the financing needs and objectives of the receiving Group, the investment objectives of the transferring Group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. We will make all transfers of material assets from one Group to the other on a fair value basis for the foregoing purposes, as determined by the Board of Directors. See "--Transfers of Assets Between Groups."

    Although we may allocate the Company's debt and preferred stock between Groups, the debt and preferred stock will remain obligations of the Company and all stockholders of the Company will be subject to the risks associated with those obligations. See "Risk Factors-- Factors Relating to Common Stock-- Stockholders of One Company; Financial Effects on One Group Could Affect the Other."

    COMPANY DEBT AND PREFERRED STOCK. We will allocate our debt between the Groups ("pooled debt") or, if we so determine, in its entirety to a particular Group. We will allocate preferred stock, if issued, in a similar manner.

    Cash allocated to one Group that is used to repay pooled debt or redeem pooled preferred stock will decrease such Group's allocated portion of the pooled debt or preferred stock. Cash or other property allocated to one Group that is transferred to the other Group will, if so determined by the Board of Directors, decrease the transferring Group's allocated portion of the pooled debt or preferred stock and, correspondingly, increase the recipient Group's allocated portion of the pooled debt or preferred stock.

    Pooled debt will bear interest for Group financial statement purposes at a rate equal to the weighted average interest rate of the debt calculated on a quarterly basis and applied to the average pooled debt balance during the period. Preferred stock, if issued and if pooled in a manner similar to the pooled debt, will bear dividends for Group financial statement purposes at a rate based on the weighted average dividend rate of the preferred stock similarly calculated and applied. Any expense related to increases in pooled debt or preferred stock will be reflected in the weighted average interest or dividend rate of such pooled debt or preferred stock as a whole.

    If we allocate debt for a particular financing in its entirety to one Group, that debt will bear interest for Group financial statement purposes at the rate that we determine. If we allocate preferred stock in its entirety to one Group, we will charge the dividend cost to that Group in a similar manner. If the interest or dividend cost is higher than our actual cost, the other Group will receive a credit for an amount equal to the difference as compensation for the use of our credit capacity. Any expense related to debt or preferred stock of the Company that is allocated in its entirety to a Group will be allocated in whole to that Group.

    INTER-GROUP LOANS. Cash or other property that we allocate to one Group that is transferred to the other Group, could, if so determined by the Board of Directors, be accounted for either as a short-term loan or as a long-term loan. Short-term loans will bear interest at a rate equal to the weighted average interest rate of our pooled debt. If we do not have any pooled debt, the Board of Directors will determine the rate of interest for such loan. The Board of Directors will establish the terms on which long-term loans between the Groups will be made, including interest rate, amortization schedule, maturity and redemption terms.

    CELERA GENOMICS DESIGNATED SHARES. Cash or other property that we allocate to the Perkin-Elmer Group that is contributed as additional equity to the Celera Genomics Group will increase the number of Celera Genomics Designated Shares. Cash or other property that we allocate to the Celera Genomics Group that is transferred to the Perkin-Elmer Group will, if so determined by the Board of Directors, decrease the number of Celera Genomics Designated Shares.

    EQUITY ISSUANCES AND REPURCHASES AND DIVIDENDS. We will reflect all financial effects of issuances and repurchases of shares of Perkin-Elmer Group Stock or shares of Celera Genomics Stock entirely in the financial statements of that Group except as described in the next sentence. We will reflect all financial effects of issuances of additional shares of Celera Genomics Stock, which have been reflected as a reduction in the number of Celera Genomics Designated Shares, entirely in the financial statements of the Perkin-Elmer Group. We will reflect financial effects of dividends or other distributions on, and purchases of, shares of Perkin-Elmer Group Stock or Celera Genomics Stock entirely in the respective financial statements of the Perkin-Elmer Group and the Celera Genomics Group.

    COMPETITION BETWEEN GROUPS

    Neither the Perkin-Elmer Group nor the Celera Genomics Group will engage in each other's principal businesses, except for joint transactions with each other. Joint transactions may include joint ventures or other collaborative arrangements to develop, market, sell and support new products and services. Third parties may also participate in such joint transactions. See "--Transfers of Assets Between Groups-- Joint Transactions." The terms of any joint transactions will be determined by the Company's Chief Executive Officer or, in appropriate circumstances, the Board of Directors.

    The Chief Executive Officer or, in appropriate circumstances, the Board of Directors will make decisions whether to permit indirect competition between the Groups. Indirect competition could occur if and when:

    - one Group uses products of third parties in that Group's products rather than using the other Group's products;

    - a third party uses a product of one Group in the third party's products which compete with the other Group's products; or

    - a Group licenses technology allocated to that Group to a third party that is a competitor of the other Group.

See "Risk Factors--Potential Conflicting Interests--Indirect Competition Between Groups."

    The Groups may compete in a business, such as agricultural genomics, so long as such business is not a principal business of the other Group.

    TRANSFERS OF ASSETS BETWEEN GROUPS

    The New Certificate of Incorporation permits the transfer of assets between Groups. The Board of Directors has determined that all such transfers will be made at fair value, as determined by the Board of Directors, except as described below. The consideration for such transfers may be paid by one Group to the other in cash or other consideration, as determined by the Board of Directors.

    The Board of Directors has adopted specific policies for the sale of products and services between Groups and joint transactions with each other and third parties as set forth below.

    SALES OF PRODUCTS AND SERVICES BETWEEN GROUPS. A Group will sell products or services to the other Group on terms that would be available from third parties in commercial transactions. If terms for such transactions are not available from a third party, the purchasing Group will (1) pay for such products at fair value as determined by the Board of Directors and (2) pay for such services at fair value, as determined by the Board of Directors, or at the cost (including overhead) of the selling Group.

    JOINT TRANSACTIONS. The Groups may from time to time engage in transactions jointly, including with third parties, as described under "--Competition Between Groups." Research and development and other services performed by one Group for a joint venture or other collaborative arrangement will be charged at fair value as determined by the Board of Directors.

    ACCESS TO TECHNOLOGY AND KNOW-HOW

    Each Group will have free access to all of our technology and know-how (excluding products and services of the other Group) that may be useful in that Group's business, subject to obligations and limitations applicable to the Company and to such exceptions that the Board of Directors may determine. The Groups will consult with each other on a regular basis concerning technology issues that affect both Groups.

    REVIEW OF CORPORATE OPPORTUNITIES

    The Board of Directors will review any matter which involves the allocation of a corporate opportunity of the Company to either the Perkin-Elmer Group or the Celera Genomics Group or in part to the Perkin-Elmer Group and in part to the Celera Genomics Group. In accordance with Delaware law, the Board of Directors will make its determination with regard to the allocation of any such opportunity and the benefit of such opportunity in accordance with their good faith business judgment of the best interests of the Company and all of its stockholders as a whole. Among the factors that the Board of Directors may consider in making this allocation is whether a particular corporate opportunity is principally related to the business of the Perkin-Elmer Group or the Celera Genomics Group; whether one Group, because of its managerial or operational expertise, will be better positioned to undertake the corporate opportunity; and existing contractual agreements and restrictions.

    FINANCIAL STATEMENTS; ALLOCATION MATTERS

    We will prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for the Perkin-Elmer Group and the Celera Genomics Group, and these financial statements, taken together, will comprise all of the accounts included in our corresponding consolidated financial statements. The financial statements of each of the Perkin-Elmer Group and the Celera Genomics Group will reflect the financial condition, results of operations and cash flows of the businesses included therein.

    Group financial statements will also include allocated portions of our debt, interest, corporate overhead and costs of administrative shared services and taxes. We will make these allocations for the purpose of preparing each Group's financial statements; however, holders of Perkin-Elmer Group Stock and Celera Genomics Stock will continue to be subject to all of the risks associated with an investment in the Company and all of its businesses, assets and liabilities. See Annex V--"Perkin-Elmer Group--Combined Financial Statements," Annex VI--"Celera Genomics Group-- Combined Financial Statements" and "Risk Factors--Stockholders of One Company; Financial Effects on One Group Could Affect the Other."

    In addition to allocating debt and interest as described above under "--Financing Activities" and assets as described above under "Transfers of Assets Between Groups," the Board of Directors has adopted the following allocation policies, each of which is reflected in the combined financial statements of the respective Groups:

    - CORPORATE OVERHEAD AND ADMINISTRATIVE SHARED SERVICES. We will allocate a portion of our corporate overhead (such as executive management, human resources, legal, accounting and auditing, tax, treasury, strategic planning and environmental services) to the Perkin-Elmer Group and the Celera Genomics Group based upon the use of services by that Group. We will allocate a portion of our costs of administrative shared services (such as information technology services) in a similar manner. Where determinations based on use alone are not practical, we will use other methods and criteria that we believe are equitable and provide a reasonable estimate of the cost attributable to the Groups.

    - TAXES. We will determine the federal income taxes of the Company and its subsidiaries which own assets allocated between the Groups on a consolidated basis. We will allocate consolidated federal income tax provisions and related tax payments or refunds between the Groups based principally on the taxable income and tax credits directly attributable to each Group. Such allocations will reflect each Group's contribution (positive or negative) to the Company's consolidated federal taxable income and the consolidated federal tax liability and tax credit position. We will credit tax benefits that can not be used by the Group generating those benefits but can be used on a consolidated basis to the Group that generated such benefits. Inter-Group transactions will be taxed as if each Group was a stand alone company. Tax benefits generated by the Celera Genomics Group, which can then be utilized on a consolidated basis, will be credited to the Celera Genomics Group up to a
       maximum amount of $   million.

       Had the Groups filed separate tax returns, the provision for income taxes and net income for each Group would not have differed from the amounts reported in the Groups' statements of income for the year ended June 30, 1998 or for the three-month periods ended September 30, 1997 and 1998. However, the amounts of current and deferred taxes and taxes payable or refundable allocated to each Group in these historical financial statements may differ from those that would have been allocated to each Group had they filed separate income tax returns.

       Depending on the tax laws of the respective jurisdictions, we calculate state and local income taxes on either a consolidated or combined basis or on a separate corporation basis. We will allocate state income tax provisions and related tax payments or refunds determined on a consolidated or combined basis between the Groups based on their respective contributions to such consolidated or combined state taxable incomes. We will allocate state and local income tax provisions and related tax payments which we determine on a separate corporation basis between the Groups in a manner designed to reflect the respective contributions of the Groups to the corporation's separate state or local taxable income.
                            ------------------------

DIVIDEND POLICY

    We currently pay a quarterly dividend of $.17 per share on our existing common stock, or a total of $.68 per share per year. We initially intend to pay the same quarterly dividend of $.17 per share on the Perkin-Elmer Group Stock. We do not anticipate paying dividends on the Celera Genomics Stock for the foreseeable future. Under the Recapitalization Proposal and Delaware law, the Board of Directors would not be required to pay dividends in accordance with the foregoing dividend policies. We do not believe that the Recapitalization Proposal will adversely affect our ability to pay cash dividends on the Perkin-Elmer Group Stock.

    In making its dividend decisions regarding the Perkin-Elmer Group Stock and the Celera Genomics Stock, the Board of Directors will rely on the respective financial statements of the Perkin-Elmer Group and the Celera Genomics Group. See Annex V for the historical financial statements of the Perkin-Elmer Group and Annex VI for the historical financial statements of the Celera Genomics Group. The method of calculating net income (loss) per share for the Perkin-Elmer Group Stock and the Celera Genomics Stock will reflect The Perkin-Elmer Corporation Earnings (Loss) Attributable to the Perkin-Elmer Group and The Perkin-Elmer Corporation Earnings (Loss) Attributable to the Celera Genomics Group, as defined in the New Certificate of Incorporation in Annex II.

    The Board of Directors does not currently intend to change the above-described dividend policy but reserves the right to do so at any time based primarily on the financial condition, results of operations and business requirements of the respective Groups and of the Company as a whole. Future dividends on the Perkin-Elmer Group Stock and Celera Genomics Stock will be payable when, as and if declared by the Board of Directors out of the lesser of
(1) all funds of the Company legally available therefor and (2) the Available Dividend Amount with respect to the relevant Group. See "--Description of Perkin-Elmer Group Stock and Celera Genomics Stock--Dividends."

INCREASE IN AUTHORIZED COMMON STOCK

    The Existing Certificate of Incorporation currently authorizes the issuance of 180,000,000 shares of existing common stock. In comparison, the New Certificate of Incorporation will authorize the issuance of 500,000,000 shares of Perkin-Elmer Group Stock and 225,000,000 shares of Celera Genomics Stock. In the aggregate, we will increase the number of shares of common stock authorized by 545,000,000 pursuant to the Recapitalization.

    The increase in authorized shares is necessary in order to implement the various aspects of the Recapitalization Proposal. The authorization of at least 49,803,911 shares of Perkin-Elmer Group Stock and at least 24,901,956 shares of Celera Genomics Stock is needed for the Recapitalization to occur. Further, as described under "--Description of Perkin-Elmer Group Stock and Celera Genomics Stock--Conversion and Redemption," the Board of Directors has the right to convert one class of Common Stock into the other at a 10% premium. The number of shares of Common Stock issuable in a conversion will vary based on the relative market values of the two classes of Common Stock and the number of outstanding shares of Common Stock being converted.

    The Board of Directors may also pay a stock dividend in one class of Common Stock on that class of Common Stock. If the Perkin-Elmer Group is entitled to Celera Genomics Designated Shares, the Board of Directors may also declare a share dividend in shares of Celera Genomics Stock on the Perkin-Elmer Group Stock. If the Board of Directors determines that a conversion or a stock dividend is in the best interests of the Company, but at that time sufficient authorized shares of Common Stock are not available, the Company's stockholders would be required to approve an amendment to the New Certificate of Incorporation.

    The Board of Directors believes that an increase in the number of authorized shares of Common Stock at this time is in the best interests of the Company so that we have available the number of shares needed for a possible future conversion, dividends, acquisitions, capital raising, our new stockholder rights plan and employee benefit plans.

    Other than the issuance of shares under our employee benefit plans, we have no present understanding or agreement for the issuance of any additional shares of Perkin-Elmer Group Stock or Celera Genomics Stock. Although the Board of Directors has no present intention of doing so, the additional shares that would be authorized for issuance if the Recapitalization is implemented could be issued in one or more transactions that would make a takeover of the Company more difficult and, therefore, less likely, even though a takeover might be financially beneficial to the Company and its stockholders. See "--Certain Anti-Takeover Provisions of Delaware Law and the New Certificate of Incorporation, the New By-laws and the New Rights Agreement." We have no knowledge of any person or entity that intends to seek a controlling interest in the Company or to make a takeover proposal.

    We may issue the authorized but unissued shares of Perkin-Elmer Group Stock and Celera Genomics Stock for any proper corporate purpose, which could include any of the purposes set forth above. We will not solicit the approval of our stockholders for the issuance of additional shares of Perkin-Elmer Group Stock or Celera Genomics Stock unless the Board of Directors believes that approval is advisable or is required by stock exchange regulations or Delaware law. See "--Description of Perkin-Elmer Group Stock and Celera Genomics Stock--Voting Rights."

STOCK EXCHANGE LISTINGS

    We will list the Perkin-Elmer Group Stock on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "PKN." We will list the Celera Genomics Stock on The Nasdaq Stock Market--National Market System under the symbol "CLRA." Because there has been no prior market for the Perkin-Elmer Group Stock or the Celera Genomics Stock, we cannot assure you of their market prices or liquidity following the implementation of the Recapitalization Proposal. See "Risk Factors-- No Assurances as to Market Price."

EXCHANGE PROCEDURES

    Upon consummation of the Merger, your stock certificates for our existing common stock will represent shares of Perkin-Elmer Group Stock. Shortly after the Merger, you will be mailed stock certificates representing your shares of Celera Genomics Stock. You will also receive instructions on how you may, at your option, exchange your existing stock certificates for certificates representing your Perkin-Elmer Group Stock.

STOCK TRANSFER AGENT AND REGISTRAR

    Our existing transfer agent, BankBoston, N.A. will act as the registrar and transfer agent for both the Perkin-Elmer Group Stock and the Celera Genomics Stock.

DESCRIPTION OF PERKIN-ELMER GROUP STOCK AND CELERA GENOMICS STOCK

    We have summarized below the terms of the Perkin-Elmer Group Stock and the Celera Genomics Stock. The summary is not complete. We encourage you to read the New Certificate of Incorporation which is attached as Annex II.

    AUTHORIZED AND OUTSTANDING SHARES

    Our Existing Certificate of Incorporation authorizes us to issue 181,000,000 shares of stock, consisting of 180,000,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of Preferred Stock, par value $1.00 per share. The Board of Directors may issue shares of Preferred Stock in series, without shareholder approval. As of November 10, 1998, 49,803,911 shares of existing common stock and no shares of Preferred Stock were issued and outstanding.

    The New Certificate of Incorporation will authorize us to issue 735,000,000 shares of stock as follows: 500,000,000 shares of a class of common stock, designated as The Perkin-Elmer Corporation--Perkin-Elmer Group Common Stock (the "Perkin-Elmer Group Stock"), 225,000,000 shares of a class of common stock, designated as The Perkin-Elmer Corporation-- Celera Genomics Group Common Stock (the "Celera Genomics Stock"), and 10,000,000 shares of preferred stock (the "Preferred Stock"). Shares of each class of stock will have a par value of $.01 per share. We will be able to issue shares of Preferred Stock in series, without stockholder approval. We refer to the Perkin-Elmer Group Stock and the Celera Genomics Stock in this Proxy Statement as the "Common Stock."

    As a result of the Recapitalization, assuming the number of shares of existing common stock outstanding at the Effective Time is the same as the number outstanding on November 10, 1998, 49,803,911 shares of Perkin-Elmer Group Stock and 24,901,956 shares of the Celera Genomics Stock will be issued and
outstanding, and      shares of Series A Participating Junior Preferred Stock
and      shares of Series B Participating Junior Preferred Stock will be authorized for issuance. See "--Rights Agreement."

    DIVIDENDS

    Dividends on the Perkin-Elmer Group Stock and the Celera Genomics Stock will be subject to similar limitations as dividends on our existing common stock. Dividends on our existing common stock are limited to legally available assets of the Company under New York law and subject to the prior payment of dividends on any outstanding shares of preferred stock. See "-- Comparison of Shareholders Rights-- Dividends."

    Dividends on the Perkin-Elmer Group Stock will be also limited to an amount not greater than the Perkin-Elmer Group Available Dividend Amount. Similarly, dividends on the Celera Genomics Stock will be limited to an amount not greater than the Celera Genomics Group Available Dividend Amount. Each Group's Available Dividend Amount is intended to be similar to the amount that would be legally available for the payment of dividends on the stock for that Group under Delaware law if that Group were a separate company.

    The "Available Dividend Amount" for the Perkin-Elmer Group or the Celera Genomics Group, as the case may be, on any date, means either:

            (A)(1) an amount equal to the fair market value of the total assets attributed to that Group less the total liabilities attributed to that Group (except that preferred stock is not treated as a liability), in each case, as of such date and determined on a basis consistent with that applied in determining the Earnings (Loss) Attributable to that Group, minus

            (2) the aggregate par value of, or any greater amount determined in accordance with applicable law to be capital in respect of, all outstanding shares of the class of Common Stock relating to that Group and each class or series of preferred stock attributed to that Group, or

        (B) if the amount calculated under clause (A) above is not a positive number, an amount equal to the Earnings (Loss) Attributable to that Group (if that amount is a positive number) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

    "Earnings (Loss) Attributable" means, for any period through any date for the Perkin-Elmer Group or the Celera Genomics Group, as the case may be,

        (A) the net income or loss of that Group for such period determined in accordance with generally accepted accounting principles in effect at such time, reflecting our income and expense attributed to that Group on a basis substantially consistent with attributions of income and expense made in the calculation of the Earnings (Loss) Attributable to the other Group, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes, minus (for the Celera Genomics Group) or plus (for the Perkin-Elmer Group)

        (B) the aggregate amount of consolidated allowable tax benefits for federal income tax purposes generated by the Celera Genomics Group for such period which can not be utilized by the Celera Genomics Group but can be utilized by the Company on a consolidated basis for such period to the extent such amount was included in the calculation of net income or loss under clause (A) for such period ("Excludable Celera Tax Benefits") (provided that the amount referred to in clause (A) will be taken into account only to the extent the cumulative amount of Excludable Celera Tax Benefits from July 1, 1998 exceeds $ million).

    Delaware law limits the amount of distributions on capital stock to our legally available funds, which are determined on the basis of the entire Company, and not only the respective Groups. As a result, the amount of legally available funds will reflect the amount of any net losses of each Group, any distributions on Perkin-Elmer Group Stock, Celera Genomics Stock or any preferred stock and any repurchases of Perkin-Elmer Group Stock, Celera Genomics Stock or certain preferred stock. Dividend payments on the Perkin-Elmer Group Stock and on the Celera Genomics Stock could be precluded because legally available funds are not available under Delaware law, even though the Available Dividend Amount test for the particular relevant Group was met. We can not assure you that there will be an Available Dividend Amount for either Group.

    Subject to the prior payment of dividends on any outstanding shares of preferred stock and the limitations described above, the Board of Directors will be able, in its sole discretion, to declare and pay dividends exclusively on the Perkin-Elmer Group Stock, exclusively on the Celera Genomics Stock or on both, in equal or unequal amounts. In making its dividend decisions, the Board of Directors will not be required to take into account the relative Available Dividend Amounts for the two Groups, the amount of prior dividends declared on either class, the respective voting or liquidation rights of either class or any other factor.

    CONVERSION AND REDEMPTION

    Our Existing Certificate of Incorporation currently does not provide for either mandatory or optional conversion or redemption of our existing common stock. The Recapitalization Proposal will permit the conversion or redemption of the Perkin-Elmer Group Stock and the Celera Genomics Stock as described below.

    For the definitions of "Convertible Securities," "Fair Value," "Market Value," "Market Value Ratio of the Perkin-Elmer Group Stock to the Celera Genomics Stock," "Market Value Ratio of the Celera Genomics Stock to the Perkin-Elmer Group Stock" and "Trading Day" used below, see the New Certificate of Incorporation in Annex II.

    MANDATORY DIVIDEND, REDEMPTION OR CONVERSION OF COMMON STOCK IF DISPOSITION OF GROUP ASSETS OCCURS. If we sell, transfer, assign or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of the properties and assets attributed to either Group (a "Disposition"), we are required, except as described below, to:

    - pay a dividend in cash and/or securities (other than Common Stock) or other property to the holders of shares of the class of Common Stock relating to the Group subject to the Disposition having a Fair Value as of the consummation date of the Disposition equal to the Fair Value of the Net Proceeds of the Disposition as of the consummation date; or

    - (A) if the Disposition involves all (not merely substantially all) of such properties and assets, redeem all outstanding shares of Common Stock relating to that Group in exchange for cash and/or securities (other than Common Stock) or other property having a Fair Value as of the consummation date equal to the Fair Value of the Net Proceeds of the Disposition as of the consummation date; or

       (B) if the Disposition involves substantially all (but not all) of such properties and assets, redeem that number of whole shares of the class of Common Stock relating to that Group as have in the aggregate an average Market Value, during the period of ten consecutive Trading Days beginning on the 26th Trading Day immediately succeeding the consummation date, closest to the Fair Value of the Net Proceeds of the Disposition as of the consummation date; and the redemption price will be cash and/or securities (other than Common Stock) or other property having a Fair Value equal to such Fair Value of the Net Proceeds; or

    - convert each outstanding share of such class of Common Stock into a number of shares of Common Stock relating to the other Group equal to 110% of the ratio of the average Market Value of one share of Common Stock relating to the Group subject to the Disposition to the average Market Value of one share of Common Stock relating to the other Group during the 10-Trading Day period beginning on the 26th Trading Day following the Disposition Date; such ratio will be rounded to the nearest five decimal places; if the Common Stock relating to the other Group is not publicly traded and shares of another class or series of our common stock are publicly traded, each share of Common Stock relating to the Group subject to the Disposition will be converted on the same basis into such other common stock as has the largest market capitalization as of the close of business on the fifth Trading Day immediately preceding the date we mail the conversion notice to holders.

We may only pay a dividend or redeem shares of Common Stock as set forth above if we have legally available funds under Delaware law and the amount to be paid to holders is less than or equal to the Available Dividend Amount for the Group. We are required to pay such dividend or complete such redemption or conversion on or prior to the 95th Trading Day following the consummation date of the Disposition.

    For purposes of determining whether a Disposition has occurred, "substantially all of the properties and assets" attributed to either Group means a portion of such properties and assets:

    - that represents at least 80% of the then Fair Value of the properties and assets attributed to that Group; or

    - from which were derived at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Company derived from the properties and assets of that Group.

    The "Net Proceeds" of a Disposition means an amount equal to what remains of the gross proceeds of the Disposition after any payment of, or reasonable provision is made as determined by the Board of Directors for:

    - any taxes payable by us (or which would have been payable but for the utilization of tax benefits attributable to the Group not subject to the Disposition) in respect of the Disposition or in respect of any resulting dividend or redemption;

    - any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

    - any liabilities (contingent or otherwise) of or attributed to the Group subject to the Disposition, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations of the Company incurred in connection with the Disposition or otherwise, any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to that Group.

    We may elect to pay the dividend or redemption price in connection with a Disposition either in the same form as the proceeds of the Disposition were received or in any other combination of cash, securities (other than Common Stock) or other property that the Board of Directors or, in the case of securities that have not been publicly traded for a period of at least 15 months, an independent investment banking firm, determines will have an aggregate market value of not less than the Fair Value of the Net Proceeds.

    We have provided illustrations of the calculations related to the mandatory dividend, redemption or conversion of Common Stock if a Disposition of all or substantially all the properties and assets of the Perkin-Elmer Group or the Celera Genomics Group occurs in Annex III--"Illustrations of Certain Provisions of the New Certificate of Incorporation."

    EXCEPTIONS TO THE DIVIDEND, REDEMPTION OR CONVERSION REQUIREMENT IF A DISPOSITION OCCURS. We are not required to take any of the above actions if the Disposition is:

    - of all or substantially all of our properties and assets in one transaction or a series of related transactions in connection with our dissolution, liquidation or winding up and the distribution of our assets to stockholders;

    - on a pro rata basis (such as in a spin-off) to the holders of all outstanding shares of the class of Common Stock relating to the Group subject to the Disposition;

    - made to any person or entity controlled by us, as determined by the Board of Directors; or

    -  in connection with a Related Business Transaction.

    A "Related Business Transaction" means any Disposition of all or substantially all of the properties and assets attributed to either Group in a transaction or series of related transactions that results in our receiving for such properties and assets primarily equity securities (including capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity which:

    - acquires such properties or assets or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor; and

    - is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by that Group prior to the Disposition, as determined by the Board of Directors.

The purpose of the Related Business Transaction exception is to enable us technically to "dispose" of properties or assets of a Group to other entities engaged or proposing to engage in businesses similar or complementary to those of that Group without requiring a dividend on, or a conversion or redemption of, the class of Common Stock of that Group, so long as we hold an equity interest in that entity. A joint venture in which we own a direct or indirect equity interest is an example of such an acquiror. We are not required to control that entity, whether by ownership or contract provisions.

    CONVERSION OF COMMON STOCK AT OPTION OF THE COMPANY AT ANY TIME. The Board of Directors may at any time convert each share of Perkin-Elmer Group Stock into a number of shares of Celera Genomics Stock equal to 110% of the Market Value Ratio of the Perkin-Elmer Group Stock to the Celera Genomics Stock. We will calculate the Market Value Ratio of the Perkin-Elmer Group Stock to the Celera Genomics Stock as of the fifth Trading Day prior to the date we mail the conversion notice to holders. If Celera Genomics Stock is not publicly traded and shares of another class or series of our common stock are publicly traded, each share of Perkin-Elmer Group Stock will be converted on the same basis into such other class or series of common stock as has the largest market capitalization as of the close of business on the fifth Trading Day immediately preceding the date on which we mail the conversion notice to holders.

    The Board of Directors may at any time convert each share of Celera Genomics Stock into a number of shares of Perkin-Elmer Group Stock equal to 110% of the Market Value Ratio of the Celera Genomics Stock to the Perkin-Elmer Group Stock. We will calculate the Market Value Ratio of the Celera Genomics Stock to the Perkin-Elmer Group Stock as of the fifth Trading Day prior to the date we mail the conversion notice to holders. If Perkin-Elmer Group Stock is not publicly traded and shares of another class or series of common stock of the Company are publicly traded, each share of Celera Genomics Stock will be converted on the same basis into shares of such other class or series of common stock of the Company as has the largest market capitalization as of the close of business on the fifth Trading Day immediately preceding the date on which we mail the conversion notice to holders.

    These provisions allow us the flexibility to recapitalize the Common Stock into one class of common stock that would, after such recapitalization, represent an equity interest in all of the Company's businesses. The optional conversion or redemption could be exercised at any future time if the Board of Directors determines that, under the facts and circumstances then existing, an equity structure consisting of two classes of common stock was no longer in the best interests of all of our stockholders. Such exchange could be exercised, however, at a time that is disadvantageous to the holders of one of the classes of Common Stock. See "Risk Factors--Fiduciary Duties of the Board of Directors; No Definitive Precedent under Delaware Law" and "--Potential Conflicting Interests."

    Many factors could affect the Market Value of the Perkin-Elmer Group Stock or the Celera Genomics Stock, including the results of operations of the Company and each of the Groups, trading volume and general economic and market conditions. Market Value could also be affected by decisions by the Board of Directors or the Company's management that investors perceive to affect differently one class of Common Stock compared to the other. These decisions could include changes to our management and allocation policies, transfers of assets between Groups, allocations of corporate opportunities and financing resources between the Groups and changes in dividend policies.

    We have provided an illustration of the conversion of shares of one class of Common Stock converted into shares of another class of Common Stock in Annex III--"Illustrations of Certain Provisions of the New Certificate of Incorporation."

    REDEMPTION IN EXCHANGE FOR STOCK OF SUBSIDIARY. The Board of Directors may redeem all of the outstanding shares of Perkin-Elmer Group Stock for shares of the common stock of one or more of our wholly-owned subsidiaries which own, directly or indirectly, all of the assets and liabilities attributed to the Perkin-Elmer Group (and no other assets or liabilities of the Company or any of its subsidiaries) (the "Perkin-Elmer Group Subsidiaries"), on a pro rata basis. If at the time of any such redemption, the Perkin-Elmer Group is entitled to Celera Genomics Designated Shares, we will also issue an equal number of shares of Celera Genomics Stock either to (1) the holders of the Perkin-Elmer Group Stock or (2) one or more of the Perkin-Elmer Group Subsidiaries.

    The Board of Directors may redeem all of the outstanding shares of Celera Genomics Stock for a number of shares of common stock of one or more of our wholly-owned subsidiaries which own, directly or indirectly, all of the assets and liabilities attributed to the Celera Genomics Group (and no other assets or liabilities of the Company or any of its subsidiaries) (the "Celera Genomics Group Subsidiaries"), on a pro rata basis.

    We may redeem shares of Perkin-Elmer Group Stock for stock of the Perkin-Elmer Group Subsidiaries or Celera Genomics Stock for stock of the Celera Genomics Group Subsidiaries only if we have legally available funds under Delaware law.

    These provisions are intended to give us increased flexibility with respect to spinning-off the assets of one of the Groups by transferring the assets of that Group to one or more wholly-owned subsidiaries and redeeming the shares of Common Stock related to that Group in exchange for stock of such subsidiary or subsidiaries. As a result of any such redemption, holders of each class of Common Stock would hold securities of separate legal entities operating in distinct lines of business. Such a redemption could be authorized by the Board of Directors at any time in the future if it determines that, under the facts and circumstances then existing, an equity structure comprised of the Perkin-Elmer Group Stock and the Celera Genomics Stock is no longer in the best interests of all of our stockholders as a whole.

    GENERAL DIVIDEND, CONVERSION AND REDEMPTION PROVISIONS. NOTICES IF DISPOSITION OF GROUP ASSETS OCCURS. Not later than the 20th Trading Day after the consummation of a Disposition referred to above under "-- Mandatory Dividend, Redemption or Conversion of Common Stock," we will announce publicly by press release:

    -  the estimated Net Proceeds of the Disposition;

    - the number of shares outstanding of the class of Common Stock relating to the Group subject to the Disposition; and

    - the number of shares of such Common Stock into or for which Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof.

    Not earlier than the 36th Trading Day and not later than the 40th Trading Day after the consummation of the Disposition, we will announce publicly by press release whether we will pay a dividend or redeem shares of Common Stock with the Net Proceeds of the Disposition or convert the shares of Common Stock of the Group subject to the Disposition into another class of our common stock.

    We are required to cause to be mailed to each holder of shares of the class of Common Stock relating to the Group subject to a Disposition the following additional notices, plus the other information required by the New Certificate of Incorporation, at the times indicated below.

    - if we decide to pay a dividend, notice of the dividend record and payment dates and the type of property to be paid, not later than the 40th Trading Day following the consummation date of the Disposition;

    - if we decide to redeem shares of Common Stock and are required to redeem all of such shares, the redemption date and the type of property to be paid, not later than the 35th Trading Day and not earlier than the 45th Trading Day prior to the redemption date;

    - if we decide to redeem shares of Common Stock and the Disposition involves a sale of substantially all (but not all) of the assets of the Group, the redemption record date, anticipated redemption date and the type of property to be paid, not earlier than the 40th Trading Day following the consummation date; we are required to give a second notice of the redemption date and the shares to be redeemed promptly after the redemption record date; and

    - if we decide to convert one class of Common Stock into another class or series of common stock, the conversion date and the per share number of shares of Common Stock to be received for each share converted, not earlier than the 35th Trading Day and not later than the 45th Trading Day prior to the conversion date.

    NOTICES FOR OPTIONAL CONVERSION AT ANY TIME AND REDEMPTION IN EXCHANGE FOR STOCK OF SUBSIDIARY. If we decide to convert common stock into another class of Common Stock under our option to do so at any time, or if we decide to redeem shares of one class of Common Stock for shares of the Perkin-Elmer Group Subsidiaries or Celera Genomics Group Subsidiaries, we are required to give notice of the conversion or redemption date and the per share number of shares to be received upon such conversion or redemption, not earlier than the 35th Trading Day and not later than the 45th Trading Day prior to the conversion or redemption date.

    SELECTION OF SHARES FOR REDEMPTION. If less than all of the outstanding shares of a class of Common Stock are to be redeemed, we will redeem such shares proportionately from among the holders of outstanding shares of such Common Stock or by such method as may be determined by the Board of Directors to be equitable.

    FRACTIONAL INTERESTS. We will not be required to issue or deliver fractional shares of any capital stock or any fractional securities to any holder of either class of Common Stock upon any conversion, redemption, dividend or other distribution described above. If a fraction is not issued or distributed to a holder, we will pay a cash adjustment for such fraction equal to the Fair Value of such fraction.

    LIMITED ADJUSTMENTS FOR DIVIDENDS. We will not make any adjustments for dividends upon the conversion or redemption of any shares of Common Stock, unless we convert or redeem after the record date for determining holders of such Common Stock entitled to any dividend or distribution thereon.

    SURRENDER AND DELIVERY OF CERTIFICATES. Before any holder of Common Stock will be entitled to receive certificates representing shares of any capital stock, cash and/or other securities or property to be distributed with respect to any conversion or redemption of shares of such Common Stock, the holder must surrender certificates for shares of such Common Stock, properly endorsed or assigned for transfer (unless we waive such requirement). After we receive the certificates, we will deliver to the person for whose account such shares were so surrendered, or to such person's nominee or nominees, certificates representing the number of whole shares of the kind of capital stock, cash and/or other securities or property to which such person is entitled, together with any fractional payment referred to above. In each case we will not pay interest.

    After any conversion or redemption of shares of either class of Common Stock, all rights of a holder of shares of such Common Stock will cease, except for the right, upon surrender of the certificates for such shares, to receive the cash and/or the certificates representing shares of the kind and amount of capital stock and/or other securities or property for which such shares were converted or redeemed, together with any fractional payment or rights to dividends.

    No holder of a certificate that immediately prior to the conversion or redemption of Common Stock represented shares of such Common Stock will be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock into or in exchange for which shares of such Common Stock were converted or redeemed until surrender of such holder's certificate. Upon such surrender, we will pay to the holder the amount of any dividends or other distributions which have become payable with respect to a record date occurring after the conversion.

    After a conversion, we will treat the certificates for Common Stock that have not yet been surrendered for conversion as evidencing the ownership of the number of whole shares of the kind of capital stock for which the shares of such Common Stock represented by such certificates should have been converted, even though such certificates have not been surrendered.

    TAXES. We will pay all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares of either class of Common Stock. We will not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of such Common Stock so converted or redeemed were registered. No such issue or delivery will be made unless the person requesting such issue has paid to us the amount of any such tax, or has established to our satisfaction that such tax has been paid.

    VOTING RIGHTS

    Currently, holders of our existing common stock have one vote per share on all matters submitted to shareholders.

    Under the New Certificate of Incorporation the entire voting power of the stockholders of the Company will be vested in the holders of Common Stock, who will be entitled to vote on any matter on which the holders of stock of the Company are, by law or by the provisions of the New Certificate of Incorporation or New By-laws of the Corporation, entitled to vote, except as otherwise provided by law, by the terms of any outstanding class or series of preferred stock of the Company or by any provision of the New Certificate of Incorporation restricting the power to vote on a specified matter to other stockholders.

    Holders of Common Stock will vote as a single class on each matter on which holders of Common Stock are generally entitled to vote.

    On all matters as to which both classes of Common Stock will vote together as a single class:

    -  each share of Perkin-Elmer Group Stock will have one vote; and

    - each share of Celera Genomics Stock will have a number of votes (including a fraction of one vote) equal to the quotient (rounded to the nearest three decimal places) of the average Market Value of a share of Celera Genomics Stock over the 20-Trading Day period ending on the 10th Trading Day prior to the record date for determining the holders of Common Stock entitled to vote, divided by the average Market Value of a share of Perkin-Elmer Group Stock over the 20-Trading Day period ending on such 10th Trading Day.

    If shares of only one class of Common Stock are outstanding, each share of that class will have one vote. If either class of Common Stock is entitled to vote as a separate class with respect to any matter, each share of that class will, for purpose of such vote, have one vote on such matter.

    We have provided an illustration of the per share voting rights of the Celera Genomics Stock in Annex III--"Illustrations of Certain Provisions of the New Certificate of Incorporation."

    We expect that upon completion of the Recapitalization, the Perkin-Elmer Group Stock will have a substantial majority of the voting power of the Company because we expect that the aggregate market value of the outstanding shares of Perkin-Elmer Group Stock will be substantially greater than the aggregate market value of the outstanding shares of Celera Genomics Stock.

    We will set forth the number of outstanding shares of Perkin-Elmer Group Stock and Celera Genomics Stock in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed under the Securities Exchange Act of 1934. We will disclose in any proxy statement for a stockholders' meeting the number of outstanding shares and per share voting rights of the Perkin-Elmer Group Stock and the Celera Genomics Stock.

    The relative per share voting rights of the Perkin-Elmer Group Stock and the Celera Genomics Stock will fluctuate as described above depending on changes in the relative Market Values of shares of such classes of Common Stock. The provision providing for a variable vote per share of Celera Genomics Stock is disadvantageous to the holders of Perkin-Elmer Group Stock or Celera Genomics Stock to the extent that the Market Value of such class of Common Stock decreases relative to the other, and is advantageous to the holders of Perkin-Elmer Group Stock or Celera Genomics Stock to the extent the Market Value of such class of Common Stock increases relative to the other.

    Fluctuations in the relative voting rights of the Perkin-Elmer Group Stock and the Celera Genomics Stock could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power of the Company to acquire such percentage of both classes of Common Stock, and would limit the ability of investors in one class to acquire for the same consideration relatively more or less votes per share than investors in the other class.

    The holders of Perkin-Elmer Group Stock and Celera Genomics Stock will not have any rights to vote separately as a class on any matter coming before stockholders of the Company, except for certain limited class voting rights provided under Delaware law. In addition to the approval of the holders of a majority of the voting power of all shares of Common Stock voting together as a single class, the approval of a majority of the outstanding shares of the Perkin-Elmer Group Stock or the Celera Genomics Stock, voting as a separate class, would be required under Delaware law to approve any amendment to the New Certificate of Incorporation that would change the par value of the shares of the class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. As permitted by Delaware law, the New Certificate of Incorporation will provide that an amendment to the New Certificate of Incorporation that increases or decreases the number of authorized shares of Perkin-Elmer Group Stock or Celera Genomics Stock will only require the approval of the holders of a majority of the voting power of all shares of Common Stock, voting together as a single class, and will not require the approval of the holders of the class of Common Stock affected by such amendment, voting as a separate class. As a result, because most matters brought to a stockholder vote would only require the approval of a majority of the voting power of the Perkin-Elmer Group Stock and Celera Genomics Stock, voting together as a single class, if the holders of either class of Common Stock would have more than the number of votes required to approve any such matter, the holders of that class would be in a position to control the outcome of the vote on such matter. See "Risk Factors--Limited Separate Stockholder Voting Rights" and "--Limits on Voting Power."

    LIQUIDATION

    Currently, in the event of a liquidation, dissolution or termination of the Company, after payment, or provision for payment, of the debts and other liabilities of the Company and the payment of full preferential amounts (including any accumulated and unpaid dividends) to which the holders of any Preferred Stock are entitled, holders of existing common stock are entitled to share equally in the remaining net assets of the Company.

    Under the New Certificate of Incorporation, in the event of our dissolution, liquidation or winding up, after payment or provision for payment of the debts and other liabilities and full preferential amounts (including any accumulated and unpaid dividends) to which holders of any series of preferred stock are entitled (regardless of the Group to which such shares of preferred stock were attributed), the holders of Perkin-Elmer Group Stock and Celera Genomics Stock will be entitled to receive our assets remaining for distribution to holders of Common Stock on a per share basis in proportion to the liquidation units per share of such class ("Liquidation Units").

    Each share of Perkin-Elmer Group Stock will have one Liquidation Unit. Each share of Celera Genomics Stock will have a number of Liquidation Units (including a fraction of one unit) equal to the number of Liquidation Units equal to the quotient (rounded to the nearest five decimal places) of the average Market Value of a share of Celera Genomics Stock over the 20-Trading Day period ending on the 40th Trading Day after the effective date of the Recapitalization, divided by the average Market Value of a share of Perkin-Elmer Group Stock over the 20-Trading Day period ending on such 40th Trading Day.

    After the number of Liquidation Units to which each share of Celera Genomics Stock is entitled has been calculated in accordance with this formula, that number will not be changed without the approval of holders of the class of Common Stock adversely affected except as described below. As a result, after the date of the calculation of the number of Liquidation Units to which the Celera Genomics Stock is entitled the liquidation rights of the holders of the respective classes of Common Stock may not bear any relationship to the relative market values or the relative voting rights of the two classes. We consider that our complete liquidation is a remote contingency and believe that, in general, these liquidation provisions are immaterial to trading in the Perkin-Elmer Group Stock and the Celera Genomics Stock.

    No holder of Perkin-Elmer Group Stock will have any special right to receive specific assets of the Perkin-Elmer Group and no holder of Celera Genomics Stock will have any special right to receive specific assets of the Celera Genomics Group in the case of a dissolution, liquidation or winding up of the Company.

    If the Company subdivides (by stock split, reclassification or otherwise) or combines (by reverse stock split, reclassification or otherwise) the outstanding shares of either class of Common Stock or declares a dividend or other distribution of shares of either class of Common Stock to holders of such class of Common Stock, the number of Liquidation Units of either class of Common Stock will be appropriately adjusted, as determined by the Board of Directors, to avoid any dilution in the aggregate, relative liquidation rights of any class of Common Stock.

    Neither a merger nor consolidation of the Company into or with any other corporation, nor any sale, transfer or lease of all or any part of the assets of the Company, will, alone, be deemed a liquidation or winding up of the Company, or cause the dissolution of the Company, for purposes of these liquidation provisions.

    DETERMINATIONS BY THE BOARD OF DIRECTORS

    Any determinations made in good faith by the Board of Directors under any provision described under "Description of Perkin-Elmer Group Stock and Celera Genomics Stock," and any determinations with respect to any Group or the rights of holders of shares of either class of Common Stock, will be final and binding on all stockholders of the Company, subject to the rights of stockholders under applicable Delaware law and under the federal securities laws.

    PREEMPTIVE RIGHTS

    Neither the holders of the Perkin-Elmer Group Stock nor the holders of the Celera Genomics Stock will have any preemptive rights or any rights to convert their shares into any other securities of the Company.

CELERA GENOMICS DESIGNATED SHARES

    "Celera Genomics Designated Shares" are authorized shares of Celera Genomics Stock that are not issued and outstanding, but which the Board of Directors, pursuant to the Company's management and allocation policies, may from time to time issue without allocating the proceeds or other benefits of such issuance to the Celera Genomics Group. The shares of Celera Genomics Stock that are issuable with respect to the Celera Genomics Designated Shares are not outstanding shares of Celera Genomics Stock, are not eligible to receive dividends and can not be voted by the Company.

    The number of Celera Genomics Designated Shares will initially be zero but from time to time will be:

    - increased by a number equal to the quotient obtained by dividing (1) the Fair Value of all cash or other property that we allocate to the Perkin-Elmer Group that is contributed to the Celera Genomics Group by
       (2) the average Market Value of Celera Genomics Stock over the 20-Trading Day period immediately prior to the date of contribution;

    - decreased by a number equal to the quotient obtained by dividing (1) the Fair Value of all cash or other property that we allocate to the Celera Genomics Group that is transferred to the Perkin-Elmer Group to reduce the number of Celera Genomics Designated Shares by (2) the average Market Value of Celera Genomics Stock over the 20-Trading

       Day period immediately prior to the date of transfer;

    - decreased by the number of shares of Celera Genomics Stock issued by the Company, the proceeds of which have been allocated to the Perkin-Elmer Group, or issued as a dividend or distribution or by reclassification, exchange or otherwise to holders of Perkin-Elmer Group Stock; and

    - adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Celera Genomics Stock and dividends or distributions of shares of Celera Genomics Stock to holders of Celera Genomics Stock and other reclassifications of Celera Genomics Stock.

RIGHTS AGREEMENT

    We have issued Participating Preferred Stock Purchase Rights (the "Original Rights") to all holders of our existing common stock under a Rights Agreement dated as of April 30, 1989 between the Company and The First National Bank of Boston, as Rights Agent (the "Original Rights Agreement"). Each Original Right entitles the holder to purchase shares of participating preferred stock under conditions described in the Original Rights Agreement. The Original Rights expire on April 30, 1999.

    If the Recapitalization Proposal is approved by shareholders and implemented by the Board of Directors, we will redeem the Original Rights at a redemption price of $.01 per Original Right. In addition, the Board of Directors will adopt a new rights agreement, substantially similar to the Original Rights Agreement (the "New Rights Agreement"), containing provisions designed to, among other things:

    -  reflect our new equity structure;

    - reset the prices at which rights issued under the New Rights Agreement may be exercised for shares of participating preferred stock; and

    -  reflect our reincorporation in Delaware.

    As of the Effective Time, the Board of Directors will designate:

    - a new series of Preferred Stock as the Series A Participating Junior Preferred Stock; and

    - another new series of Preferred Stock as the Series B Participating Junior Preferred Stock.

In addition, the Board of Directors has determined to:

    - issue one right for each share of Perkin-Elmer Group Stock (a "Perkin-Elmer Right"), which will allow holders to purchase shares of Series A Participating Junior Preferred Stock under the conditions specified in the New Rights Agreement; and

    - issue one right for each share of Celera Genomics Stock (a "Celera Genomics Right"), which will allow holders to purchase shares of Series B Participating Junior Preferred Stock under the conditions specified in the New Rights Agreement.

We refer to the Perkin-Elmer Rights and the Celera Genomics Rights as the "Rights" in this document.

    The New Rights Agreement will provide that each Perkin-Elmer Right and each Celera Genomics Right will be evidenced only by the certificates representing shares of Perkin-Elmer Group Stock and Celera Genomics Stock then outstanding prior to the earlier of:

    - the tenth day (the "Stock Acquisition Date") after a public announcement that a person or group of affiliated or associated persons (other than the Company, any of our subsidiaries or any of our employee benefit plans or those of our subsidiaries) (an "Acquiring Person") has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the total voting rights of the then outstanding shares of Common Stock; or

    - the tenth business day (or such later day the Board of Directors determines) following the commencement of a tender or exchange offer that would result in such person or group beneficially owning 15% or more of the total voting rights of the then outstanding shares of Common Stock.

We refer to the earlier of these dates as the "Distribution Date." No separate rights certificates will be distributed. Until the Distribution Date, the Perkin-Elmer Rights will be transferred only with the Perkin-Elmer Group Stock, and the Celera Genomics Rights will be transferred only with the Celera Genomics Stock. The total voting rights of the Common Stock will be determined based on the combined voting rights of holders of outstanding shares of Celera Genomics Stock and Perkin-Elmer Group Stock in effect at the time of any determination of beneficial ownership of any person. See "-- Description of Perkin-Elmer Group Stock and Celera Genomics Stock--Voting Rights."

    At close of business on the Distribution Date, the Rights will become exercisable as described below. The Rights will expire on the tenth anniversary of the adoption of the New Rights Agreement (the "Expiration Date"), unless we extend or terminate them as described below. The Original Rights would have expired on April 30, 1999.

    Following the Distribution Date, registered holders of Rights will be entitled to purchase from the Company:

    - in the case of a Perkin-Elmer Right, one one-thousandth (1/1000th) of a share of Series A Participating Junior Preferred Stock at a purchase price to be determined by the Board of Directors based upon the Company's judgment of the long-term value of a share of Perkin-Elmer Group Stock, subject to adjustment (the "Series A Purchase Price"); and

    - in the case of a Celera Genomics Right, one one-thousandth (1/1000th) of a share of Series B Participating Junior Preferred Stock at a purchase price to be determined by the Board of Directors based upon the Company's judgment of the long-term value of a share of Celera Genomics Stock, subject to adjustment (the "Series B Purchase Price").

An Original Right entitled the holder to purchase one one-thousandth (1/1000th) of a share of participating preferred stock at a purchase price of $90 under the conditions described in the Original Rights Agreement. In adopting the New Rights Agreement, the Board of Directors determined that the purchase price related to an Original Right would not represent the long term value of a share of Perkin-Elmer Group Stock or Celera Genomics Stock.

    If any person or group becomes an Acquiring Person, action will be taken so that each holder of a Right, other than Rights beneficially owned by any Acquiring Person (which will become void), will thereafter:

    - in the case of a Perkin-Elmer Right, entitle its holder to purchase, at the Series A Purchase Price, a number of shares of Perkin-Elmer Group Stock with a market value equal to twice the Series A Purchase Price; and

    - in the case of a Celera Genomics Right, entitle its holder to purchase, at the Series B Purchase Price, a number of shares of Celera Genomics Stock with a market value equal to twice the Series B Purchase Price.

    If, following the Stock Acquisition Date:

    - the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation;

    - any person consolidates or merges with the Company and all or part of the Common Stock is converted or exchanged for securities, cash or property of any other person; or

    - 50% or more of the Company's assets or earnings power is sold or transferred, each Perkin-Elmer Right and each Celera Genomics Right will entitle its holder to purchase, for the Series A Purchase Price or Series B Purchase Price, a number of shares of common stock of the surviving entity in any such merger, consolidation or other business combination or the purchaser in any such sale or transfer with a market value equal to twice the Series A Purchase Price or Series B Purchase Price.

    At any time until the earlier of (1) the Stock Acquisition Date or (2) the Expiration Date, the Board of Directors may redeem all of the Rights at a price of $.01 per Right (the "Redemption Price"). On the redemption date, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    A holder of a Right will not have any rights as a stockholder of the Company, including the right to vote or to receive dividends, until a Right is exercised.

    At any time prior to the time that any person becomes an Acquiring Person, we may, without the approval of any holders of Rights, supplement or amend any provision of the New Rights Agreement in any manner, whether or not such supplement or amendment is adverse to any holders of the Rights. From and after the Distribution Date, we may, without the approval of any holders of Rights, supplement or amend the New Rights Agreement (1) to cure any ambiguity, (2) to correct or supplement any provision that may be defective or inconsistent, or
(3) in any manner that we may deem necessary or desirable and which does not adversely affect the interests of the holders of Rights (other than an Acquiring Person).

    The New Rights Agreement contains provisions designed to prevent the inadvertent triggering of the Rights. For example, it gives a person who has inadvertently acquired 15% or more of the total voting rights of the then outstanding shares of Common Stock and does not have any intention of changing or influencing the control of the Company the opportunity to sell a sufficient number of shares so that such acquisition would not trigger the Rights. In addition, the Rights will not be triggered and a divestiture of shares will not be required by our repurchase of shares of Common Stock outstanding or by the variable nature of the voting rights of the Celera Genomics Stock, each of which could raise the proportion of shares held by a person to over 15% or more of the total voting rights of the then outstanding shares of Common Stock. However, any person who becomes the beneficial owner of 15% or more of the total voting rights of the then outstanding shares of Common Stock, as a result of stock repurchases by the Company or because of the variable nature of the voting rights of the Celera Genomics Stock, will trigger the Rights if such person subsequently acquires any additional shares of Common Stock.

    We have summarized above the Perkin-Elmer Rights and the Celera Genomics Rights. The summary is not complete. We have filed a copy of the form of the New Rights Agreement (which includes as exhibits the forms of Rights Certificate for the Perkin-Elmer Rights and for the Celera Genomics Rights) with the SEC as an exhibit to the Registration Statement of which this Proxy Statement is a part. Upon request, we will provide you with a copy of the New Rights Agreement free of charge.

COMPARISON OF SHAREHOLDER RIGHTS

    At the Effective time, your rights as shareholders of the Company will cease to be governed by the NYBCL and the Existing Certificate of Incorporation and the Existing By-laws. Instead, your rights as stockholders will be governed by the DGCL and the New Certificate of Incorporation and the New By-laws.

    The following discussion summarizes the material differences between your rights as a shareholder of the Company as a New York corporation and your rights as a stockholder of the Company as a Delaware corporation. Because this is only a summary, you should carefully read the Existing Certificate of Incorporation and the Existing By-laws, the New Certificate of Incorporation and the New By-laws as well as the relevant provisions of the NYBCL and the DGCL. Except as described below, the material provisions of the New Certificate of Incorporation and the New By-laws are substantially similar to those of the Existing Certificate of Incorporation and the Existing By-laws. For additional information regarding the specific rights relating to the Perkin-Elmer Group Stock and Celera Genomics Stock, you should read "--Description of Perkin-Elmer Group Stock and Celera Genomics Stock."

    AMENDMENTS TO CERTIFICATE OF INCORPORATION

    Under the NYBCL and the DGCL, the Board of Directors must propose an amendment to the certificate of incorporation and then a majority of all outstanding shares entitled to vote must approve it. Under the NYBCL, a separate vote of a class or series of capital stock is required for amendments which exclude or limit the voting rights of such stock, provide for a conversion of such stock into another class or series, change the conversion rights of such stock, or authorize shares which have preferences in any respect superior to that stock. Under the DGCL, amendments which make changes regarding the capital stock by increasing or decreasing the par value or the number of authorized shares of a class, or otherwise adversely affecting the rights of such class must be approved by a majority vote of each class or series of stock affected, even if such stock would not otherwise have voting rights.

    As permitted under the DGCL, the New Certificate of Incorporation will provide that an amendment that increases or decreases the number of authorized shares of Perkin-Elmer Group Stock or Celera Genomics Stock will only require the approval of the holders of shares having a majority of the votes of all shares of Common Stock, voting together as a single class, and will not require the approval of the holders of the class of Common Stock affected by such amendment, voting as a separate class.

    AMENDMENTS TO BY-LAWS

    Under the NYBCL and the Existing By-laws, either the affirmative vote of the holders of a majority of the outstanding shares entitled to vote or the affirmative vote of a majority of the members of the Board of Directors can amend or repeal our by-laws. Under the DGCL, the New Certificate of Incorporation and the New By-laws, either the affirmative vote of the holders of shares having a majority of the votes cast affirmatively or negatively and present in person or by proxy at the meeting or the affirmative vote of a majority of the members of the Board of Directors can amend or repeal our by-laws.

    VOTE REQUIRED FOR MERGER AND CERTAIN OTHER TRANSACTIONS

    Under the NYBCL, the Board of Directors must adopt a plan of merger or consolidation or share exchange or approve a sale, lease, exchange or other disposition of all of our assets. The holders of two-thirds of all shares entitled to vote must then adopt the plan.

    Under the DGCL, the Board of Directors must approve an agreement of merger or a sale, lease or exchange of all or substantially all of the Company's assets. The holders of a majority of the outstanding shares entitled to vote must then adopt that Board of Directors action. The DGCL does not have a share exchange provision.

    SHAREHOLDER APPROVAL OF STOCK PLANS

    Under the NYBCL, the issuance of stock options or similar incentives to directors, officers or employees must be authorized by a majority of the votes cast at a shareholders' meeting by the shareholders entitled to vote thereon.

    The DGCL does not have a similar requirement.

    NUMBER OF DIRECTORS

    Under the Existing Certificate of Incorporation and Existing By-laws, the number of directors will not be less than three and not more than 15. The Existing By-laws and New By-laws provide that the Board of Directors or a by-law amendment may fix the number of directors.

    Under the New Certificate of Incorporation and New By-laws, the number of directors will not be less than three and not more than 13.

The New Certificate of Incorporation provides that the number of directors will be fixed by resolution of the Board of Directors.

    REMOVAL OF DIRECTORS

    The NYBCL provides that any director may be removed for cause by a vote of the shareholders entitled to vote. The NYBCL further allows an action to obtain a judgment removing a director for cause to be brought by the attorney-general or by holders of 10% of the outstanding shares, whether or not entitled to vote. The Existing By-laws also provide that a director may be removed for cause by a vote of a majority of the Board of Directors. In addition, under the NYBCL and the Existing By-laws, shareholders may remove any director with or without cause by the vote of a majority of the outstanding shares entitled to vote at a special meeting called for that purpose.

    Under the DGCL and the New Certificate of Incorporation, stockholders may remove any director with or without cause by the vote of the holders of shares entitled to cast a majority of the votes entitled to be cast by all outstanding shares entitled to vote at an election of directors.

    FILLING NEWLY CREATED DIRECTORSHIPS AND VACANCIES

    Under the NYBCL and the Existing By-laws, a majority of the directors then in office, even if less than a quorum, may fill vacancies in the Board of Directors resulting from any reason other than the removal of a director without cause (including vacancies resulting from newly created directorships). Only a vote of the shareholders may fill vacancies resulting from the removal of a director by shareholders without cause.

    Under the DGCL and the New By-laws, a majority of directors then in office, even if less than a quorum, may fill vacancies and newly created directorships.

    CUMULATIVE VOTING

    Under the NYBCL and the Existing Certificate of Incorporation, as well as the DGCL and the New Certificate of Incorporation, stockholders will not have cumulative voting in electing directors.

    LIMITATION ON DIRECTOR'S LIABILITY

    As permitted by both the NYBCL and the DGCL, both the Existing Certificate of Incorporation and the New Certificate of Incorporation eliminate or limit the personal liability of a director to the Company or its stockholders for money damages based on his or her breach of fiduciary duty. A director's liability is not eliminated or limited, however, for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith (Delaware) or in bad faith (New York) or which involve intentional misconduct or a knowing violation of law, or for any transaction from which he or she derived an improper personal benefit, or for liability arising under the DGCL relating to unlawful payment of dividends or unlawful stock purchase or redemption.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Existing By-laws provide that the Company will indemnify any director, officer or employee against any damage, judgment, settlement, penalty, fine, cost or expense (including attorneys' fees) incurred in connection with any legal proceeding, except where their acts or omissions:

    - were in breach of their duty of loyalty to the Company or its shareholders;

    - were in bad faith or involved intentional misconduct or a knowing violation of law; or

    -  resulted in their receipt of an improper personal benefit.

    The New By-laws provide that the Company will indemnify any director or officer to the fullest extent authorized by the DGCL against any expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement).

    The Existing By-laws and the New By-laws provide that the Company will also pay reasonable expenses of the indemnified director, officer or employee in advance of the final disposition of the proceeding to the fullest extent permitted by law.

    SPECIAL MEETINGS OF STOCKHOLDERS

    Under the NYBCL and the Existing By-laws, as well as the DGCL, the New Certificate of Incorporation and the New By-laws, only the Board of Directors, the Chairman, the President, or the Secretary may call a special meeting of the stockholders.

    ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

    Under the NYBCL, any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if all of the shareholders entitled to vote consent to the action in writing.

    Under the DGCL, unless the certificate of incorporation states otherwise, stockholders may take action with the written consent of the holders who would need to vote in favor of the action in a meeting at which all shares entitled to vote were present. The New Certificate of Incorporation provides that, in order to be effective, written consent of all of the stockholders entitled to vote must be obtained.

    STOCKHOLDER PROPOSALS AND NOMINATIONS

    The Existing By-laws provide that any shareholder may present a proposal for action at an annual or special meeting of shareholders only if such proposal has been submitted in writing to the Company and received by the Secretary at least 60 days, but not more than 90 days, before such annual or special meeting. If the date of the meeting is first publicly announced or disclosed in writing to the shareholders less than 70 days before the meeting, however, such notice may be given not more than ten days after that announcement or writing. To be considered at all, however, such proposal must be an appropriate subject of shareholder action. In addition, such shareholder must provide certain specified information regarding his or her share ownership and interest in such proposal.

    The New By-laws provide that any stockholder may present a nomination for a directorship or a proposal for action at an annual meeting of stockholders only if such nomination or proposal has been delivered in writing to the Secretary not less than 45 or more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year's annual meeting of stockholders. If the date of the annual meeting is advanced to more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year's annual meeting, notice by the stockholder must be so delivered not later than the close of business on the later of the 90th day prior to the date of the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The notice must contain certain information regarding the proposal or nomination as well as certain specified information regarding the stockholder giving the notice and his or her interest in such proposal, as well as a statement whether such stockholder intends to solicit proxies. In addition, any stockholder proposal must be an appropriate subject of stockholder action.

    BUSINESS COMBINATIONS FOLLOWING A CHANGE IN CONTROL

    Under Section 912 of the NYBCL, an "Interested Shareholder" (a holder of 20% or more of the outstanding voting stock) may engage in a business combination transaction (such as a merger, consolidation or sale of substantially all the assets of the corporation) with the Company only if:

    - the Board of Directors approved the transaction before such shareholder became an Interested Shareholder;

    - the holders of a majority of the outstanding voting stock held by all disinterested shareholders approve the transaction after a five-year waiting period; or

    - following the five-year waiting period, the transaction satisfies certain fair price provisions.

    Under Section 203 of the DGCL, an "Interested Stockholder" (a holder of 15% or more of the outstanding voting stock) may engage in a business combination transaction with the Company only if:

    - the Board of Directors approved the transaction before such stockholder became an Interested Stockholder or approved the transaction in which such stockholder became an Interested Stockholder;

    - the Interested Stockholder acquired at least 85% of the voting stock (excluding certain shares) in the transaction in which it became an Interested Stockholder; or

    - the Board of Directors and the holders of shares entitled to cast two-thirds of the votes entitled to be cast by all of the outstanding voting shares held by all disinterested stockholders approve the transaction.

    TRANSACTIONS WITH CONTROL PERSONS; GREENMAIL

    The Existing Certificate of Incorporation prevents transactions between the Company and a Controlling Person (defined as a holder of one percent or more of the voting power of the Company) unless the transaction (1) is approved by a majority of disinterested directors or two-thirds of the voting power of shares held by disinterested shareholders or (2) satisfies specified fair price criteria. The New Certificate of Incorporation does not include provisions restricting transactions between the Company and significant stockholders. However, as described under "--Business Combinations Following a Change in Control," Section 203 of the DGCL limits the ability of a 15% or more holder of the outstanding voting stock to engage in a business combination transaction with the Company.

    Under the Existing Certificate of Incorporation and the Existing By-laws, the Company is prevented from purchasing shares of common stock from a Controlling Person at a price above the average price paid by the Controlling Person for such shares over the previous two years unless the purchase is approved by at least a majority of disinterested shares. The New Certificate of Incorporation and the New By-laws do not contain provisions limiting the ability of the Company to repurchase shares of Common Stock from stockholders.

    DISSENTERS' RIGHTS

    Under the NYBCL, a shareholder who complies with prescribed statutory procedures is entitled to dissent and obtain payment of the fair value of its shares in the event of consummation of:

    - a plan of merger or consolidation upon which the shareholder is entitled to vote, unless the corporation is the surviving corporation or its shares are listed on a national securities exchange or quoted as a national market system security;

    - a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired; or

    - a sale, lease, exchange or other disposition of all, or substantially all, of the corporation's property if a shareholder vote is required for such disposition.

    Generally, stockholders of a Delaware corporation who object to certain mergers or a consolidation of the corporation are entitled to appraisal rights, requiring the surviving corporation to pay the fair value of the dissenting shares. There are, however, no statutory rights of appraisal with respect to stockholders of a Delaware corporation whose shares of stock are either (1) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (2) held of record by more than 2,000 stockholders. However, appraisal rights will be available to holders of shares if they are the required by the merger terms to accept anything other than shares of the survivor, listed or quoted shares or cash in lieu of fractional shares. In addition, no appraisal rights are available for any shares of stock of a surviving corporation in a merger if the merger did not require the approval of the stockholders of such corporation. Further, Delaware law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of the corporation's assets unless the certificate of incorporation provides otherwise. The New Certificate of Incorporation will not provide for appraisal rights upon the sale of all or substantially all of the Company's assets.

    The meaning of "fair value" in payment for shares upon exercise of dissenters' rights is different under the NYBCL and the DGCL. The DGCL provides that "fair value" does not include any element of value arising from the completion or expectation of the transaction. The NYBCL mandates that the court should consider the nature of the transaction, its effect on the corporation and its shareholders, and the concepts and methods of valuation then customary in the relevant financial and securities markets.

    RESTRICTIONS ON DIVIDENDS

    Under the NYBCL, a dividend may be paid on common stock, out of surplus (defined as the excess of net assets over stated capital) only, unless, after payment of the dividend, the Company is insolvent or would be rendered insolvent.

    Under the DGCL, a dividend may be paid on common stock out of either surplus (defined as the excess of net assets over capital), or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the Company is less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The payment of dividends on the Perkin-Elmer Group Stock and the Celera Genomics Stock will also be restricted by provisions in the New Certificate of Incorporation. See "--Description of Perkin-Elmer Group Stock and Celera Genomics Stock."

    RESTRICTIONS ON STOCK REPURCHASES

    Under the NYBCL, the Company may not purchase or redeem its own shares if it is insolvent or would be rendered insolvent.

    Under the DGCL, the Company may not purchase or redeem its own shares when its capital is impaired or when such purchase or redemption would cause any impairment of its capital, except that (1) it may purchase or redeem out of capital any of its shares which are entitled to a preference over another class or series of its stock or (2) if no shares entitled to a preference are outstanding, it may purchase or redeem any of its shares out of capital. The Company also may not purchase any shares which are redeemable at its option for more than the price at which they are then redeemable.

    TRANSACTIONS WITH DIRECTORS

    Under the NYBCL, certain contracts or transactions in which a director has an interest are not void or voidable solely by reason of that interest if the contract or transaction:

    - is approved by the shareholders or by a majority of the disinterested directors if the material facts are disclosed in good faith or known; or

    -  was fair and reasonable to the corporation at the time of approval.

However, the NYBCL prohibits the corporation from making loans to a director unless the loans are authorized by vote of its shareholders (not including the shares held by the borrowing director).

    The DGCL contains provisions regarding transactions with directors that are substantially similar to those of the NYBCL. However, the DGCL provides that the Company may make loans or provide guarantees for its officers (including those who are also directors) if the Board of Directors reasonably expects that such action will benefit the Company.

    STOCKHOLDER INSPECTION OF CORPORATE RECORDS

    Under the NYBCL, a shareholder who has been a shareholder of record for at least six months, or who holds at least 5% of any class of outstanding shares, is entitled to inspect the Company's stock ledger, minutes of shareholders' meetings, records of all actions taken by shareholders without a meeting, and certain financial statements.

    Under the DGCL, any stockholder may inspect for any proper purpose the Company's stock ledger, its list of stockholders and its other books and records, and may make copies or extracts from them.

    PREEMPTIVE RIGHTS

    As permitted by the NYBCL, the Existing Certificate of Incorporation provides that shareholders do not have preemptive rights.

    Under the DGCL, stockholders do not have preemptive rights unless specifically granted in the certificate of incorporation. The New Certificate of Incorporation will not grant preemptive rights.

CERTAIN ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND THE NEW CERTIFICATE OF
  INCORPORATION, THE NEW BY-LAWS AND THE NEW RIGHTS AGREEMENT

    The following discussion concerns certain provisions of the New Certificate of Incorporation, New By-laws, and New Rights Agreement that could be viewed as having the effect of discouraging an attempt to obtain control of the Company. These provisions are similar in many respects to those currently applicable to the Company. Since this is only a summary, you should carefully read the full text of those provisions, as well as the discussion of the rights of stockholders of Perkin-Elmer Delaware under Delaware law and the current rights of shareholders of Perkin-Elmer under New York law under "--Comparison of Shareholder Rights."

    DELAWARE LAW

    SECTION 203 OF DGCL. Under certain circumstances, Section 203 of the DGCL, which is summarized under "--Comparison of Shareholder Rights," limits the ability of an "Interested Stockholder" to effect various business combinations with the Company for a three-year period following the time that such stockholder became an Interested Stockholder.

    SPECIAL MEETINGS. Under the DGCL, unless the certificate of incorporation or the by-laws provide otherwise, stockholders are not permitted to call a special meeting of stockholders. The New Certificate of Incorporation and the New By-laws do not permit stockholders to call a special meeting.

    CERTIFICATE OF INCORPORATION AND BY-LAWS

    AUTHORIZED SHARES. The New Certificate of Incorporation will provide that we may from time to time issue shares of Preferred Stock (in one or more series, the terms of which will be determined by the Board of Directors) and Common Stock of either class. We will not solicit approval of our stockholders unless the Board of Directors believes that approval is advisable or is required by stock exchange regulations or Delaware law. This could enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company.

    STOCKHOLDER ACTION BY WRITTEN CONSENT. The New Certificate of Incorporation provides that stockholders may act by written consent only if the written consent of all stockholders entitled to vote is obtained. Therefore, as a practical matter, stockholders seeking to obtain control of the Company may only take actions at an annual or special meeting of stockholders.

    STOCKHOLDER PROPOSALS AND NOMINATIONS. As summarized under "--Comparison of Shareholder Rights--Stockholder Proposals and Nominations," the New By-laws provide an advance notice procedure for stockholders to bring business before an annual meeting of stockholders or to nominate directors for election at an annual or special meeting. These procedural requirements could have the effect of delaying or preventing the submission of certain matters proposed by any stockholder to a vote of the stockholders.

    RIGHTS AGREEMENT

    As described under "--Rights Agreement," the New Rights Agreement will permit disinterested stockholders to acquire additional shares of the Company or of an acquiring company at a substantial discount in the event of certain described changes in control. The New Rights Agreement is intended to discourage anyone from buying shares of Common Stock having more than 15% of the voting power of all outstanding shares without Board of Directors' approval.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of the principal United States federal income tax consequences of the implementation of the Recapitalization Proposal. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations, published positions of the Internal Revenue Service, and court decisions now in effect, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the Perkin-Elmer Group Stock and the Celera Genomics Stock, or the Treasury Department could issue regulations that change current law. Any future legislation or regulations could apply retroactively to the Recapitalization.

    This discussion addresses only those of you who hold your existing common stock and would hold your Perkin-Elmer Group Stock and Celera Genomics Stock as a capital asset. We have included this discussion for general information only; it does not discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular tax circumstances. This discussion does not apply to you if you are a tax-exempt organization, S corporation or other pass-through entity, mutual fund, small business investment company, regulated investment company, insurance company or other financial institution, broker-dealer or are otherwise subject to special treatment under the federal income tax laws. This discussion also does not apply to those of you who hold your existing common stock as part of a straddle, hedging or conversion transaction. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS, AS WELL AS TO THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS TO WHICH YOU MAY BE SUBJECT.

    TAX IMPLICATIONS OF THE RECAPITALIZATION TO THE SHAREHOLDERS

    In the opinion of Simpson Thacher & Bartlett, counsel to the Company, the Recapitalization will, except to the extent described below, be tax-free to you. This means that:

    - You will not recognize any income, gain or loss on the exchange of your existing common stock for shares of Perkin-Elmer Group Stock and Celera Genomics Stock;

    - You will recognize capital gain or loss on any cash received in lieu of fractional shares of Celera Genomics Stock equal to the difference between the amount of cash received and the basis allocated to such fractional shares;

    - You will recognize ordinary income up to the amount of cash received in redemption of the Original Rights;

    - Your basis in the existing common stock held immediately before the Merger will be allocated between the Perkin-Elmer Group Stock and the Celera Genomics Stock received (including any fractional shares deemed received) in proportion to the fair market value of such Perkin-Elmer Group Stock and Celera Genomics Stock on the date of the distribution;

    - Your holding period of the Perkin-Elmer Group Stock and the Celera Genomics Stock will include the holding period of the existing common stock;

    - Any gain or loss recognized upon a subsequent sale or exchange of either the Perkin-Elmer Group Stock or the Celera Genomics Stock will be capital gain or loss; and

    - The New Rights Agreement will not result in income, gain or loss to the shareholders.

    TAX IMPLICATIONS OF A CONVERSION OF
      PERKIN-ELMER GROUP STOCK OR
      CELERA GENOMICS STOCK

    If we exercise any of our options to convert one class of Common Stock into the other class of Common Stock, that conversion will be tax-free to you. You will have a carryover adjusted tax basis in your newly received Common Stock and generally a holding period that includes the holding period of the Common Stock you surrendered in the exchange.

    NO INTERNAL REVENUE SERVICE RULING

    No ruling has been sought from the Internal Revenue Service. The Internal Revenue Service has announced that it will not issue any advance rulings on the classification of an instrument that has certain voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. Simpson Thacher & Bartlett's opinion is not binding on the Internal Revenue Service. In addition, there are no court decisions or other authorities that bear directly on the effect of the features of the Perkin-Elmer Group Stock and Celera Genomics Stock. It is possible, therefore, that the Internal Revenue Service could assert that the receipt of the Perkin-Elmer Group Stock or the Celera Genomics Stock as well as the subsequent exchange of the Perkin-Elmer Group Stock and Celera Genomics Stock could be taxable to you and to us. Simpson Thacher & Bartlett, however, is of the opinion that the Internal Revenue Service would not prevail in such an assertion.

NO DISSENTERS' RIGHTS

    Under the NYBCL, shareholders who dissent from the Recapitalization Proposal will not have appraisal rights.

PROPOSALS 2 AND 3-- ADOPTION OF THE PERKIN-ELMER CORPORATION/PERKIN-ELMER GROUP 1999 STOCK INCENTIVE PLAN AND THE PERKIN-ELMER CORPORATION/CELERA GENOMICS GROUP
                           1999 STOCK INCENTIVE PLAN

BACKGROUND AND REASONS FOR THE PROPOSALS

    Proposal 2 pertains to The Perkin-Elmer Corporation/Perkin-Elmer Group 1999 Stock Incentive Plan (the "Perkin-Elmer Group Plan") and Proposal 3 pertains to The Perkin-Elmer Corporation/Celera Genomics Group 1999 Stock Incentive Plan (the "Celera Genomics Group Plan"). Those plans are identical except as otherwise noted.

    On November 19, 1998, the Board of Directors adopted the Perkin-Elmer Group Plan and the Celera Genomics Group Plan (collectively, the "Incentive Plans" and individually an "Incentive Plan"), subject to shareholder approval of the Incentive Plans and the Recapitalization Proposal.

    The Perkin-Elmer Group Plan authorizes grants of awards with respect to Perkin-Elmer Group Stock only and the Celera Genomics Group Plan authorizes grants of awards with respect to Celera Genomics Stock only. We intend that certain directors, officers and key employees of the Company who will continue to have responsibilities involving both the Perkin-Elmer Group and the Celera Genomics Group and certain key employees of each Group may be granted awards under both Incentive Plans in a manner which reflects their responsibilities. The Board of Directors believes that granting participants awards tied to the performance of the Group in which the participants' work and, in certain cases, the other Group, is in the best interests of the Company and our stockholders.

    If approved by the shareholders, the Incentive Plans will become effective on the Effective Date. We believe that the Incentive

Plans will promote the interests of the Company and its shareholders by helping to attract and retain exceptional employees, officers, directors and consultants, motivating the participants by means of stock options, restricted shares and performance-related incentives to achieve long-term performance goals, and enabling the employees, officers, directors and consultants to participate in the long-term growth and financial success of the Company.

    If the Recapitalization is implemented and Proposals 2 and 3 are approved, no additional grants of awards will be made from the Company's previously approved stock incentive plans, including the Company's 1998 Stock Incentive Plan. As of November 10, 1998, options for 10,500 shares had been granted under that Plan.

    This summary highlights selected information from the Incentive Plans and may not contain all of the information that is important to you. To understand the Incentive Plans more fully and for a more complete description of the legal terms of the Incentive Plans, you should read carefully the Incentive Plans attached to this document as Annexes VII and VIII.

SUMMARY OF THE INCENTIVE PLANS

    SHARES SUBJECT TO THE PLANS

    Subject to adjustment as provided below, we will make available 2,400,000 shares of Perkin-Elmer Group Stock for issuance under the Perkin-Elmer Group
Incentive Plan and       shares of Celera Genomics Stock for issuance under the
Celera Genomics Group Incentive Plan. Shares delivered under the Incentive Plans may be newly issued shares or treasury shares.

    TYPES OF INCENTIVES

    Incentives granted under the Incentive Plans may be

    - stock options, consisting of incentive stock options within the meaning of Section 422 of the Code and non-qualified stock options (collectively, "Options");

    - shares of Perkin-Elmer Group Stock or Celera Genomics Stock which may be subject to restrictions ("Employee Stock Awards");

    - shares of Perkin-Elmer Group Stock or Celera Genomics Stock, subject to performance goals ("Performance Shares"); or

    - director stock awards, which will be shares of Perkin-Elmer Group Stock or Celera Genomics Stock, subject to restrictions ("Director Stock Awards").

    ELIGIBILITY

    Under the terms of the Incentive Plans:

    - all regular salaried employees (including executive officers) of the Company and its subsidiaries may receive Options, Employee Stock Awards and Performance Shares (collectively, "Employee Awards");

    - all consultants performing significant services for the Company may receive non-qualified stock options; and

    - all non-employee directors of the Company may receive non-qualified stock options and Director Stock Awards.

    As of            , 1998, approximately       employees, consultants and
directors were eligible to participate in the Incentive Plans.

    ADMINISTRATION

    The Incentive Plans will be administered by the Management Resources Committee (the "Committee") of the Board of Directors, all of the members of which qualify as outside directors as defined under Section 162(m) of the Code and non-employee directors as defined under Rule 16b-3 of the Securities Exchange Act of 1934. The Committee will determine, subject to the Incentive Plans, the employees, non-employee directors and consultants to whom, and the time or times at which, it will grant awards, as well as the terms and provisions of each award.

    STOCK OPTIONS

    The purchase price of a share of Perkin-Elmer Group Stock or Celera Genomics Stock covered by an Option will be equal to 100% of the fair market value of the underlying stock on the date of the grant. The vesting period and all other terms and conditions of each Option will be determined by the Committee, except each Option will expire not more than ten years from the date of the grant.

    If the employment of an employee, the service of a non-employee director or the service of a consultant to whom an Option has been granted is terminated (other than by reason of retirement, disability or death), the employee, non-employee director or consultant may exercise the Option (to the extent that person would be entitled to do so at the termination date) for 30 days after the termination, but not after the Option expires.

    If an employee to whom an Option has been granted retires from the Company under any qualified pension plan provided by the Company or if an employee or a consultant to whom an Option has been granted becomes totally and permanently disabled, the Option may be fully exercised without regard to the period of continuous employment or service at any time: (1) in the case of an incentive stock option, within three months after retirement or disability, but not after the Option expires; or (2) in the case of a non-qualified stock option, within one year after retirement or disability, but not after the Option expires. If a non-employee director (1) retires from the Board of Directors on reaching normal retirement age, (2) resigns or declines to stand for reelection with the approval of the Board of Directors or (3) becomes totally and permanently disabled, the Option may be fully exercised, without regard to the period of continuous service, at any time within three years after retirement, resignation or disability, but not after the Option expires.

    If an employee, non-employee director or consultant to whom an Option has been granted dies while employed by or engaged to provide services to the Company or while serving as a member of the Board of Directors, the Option may be exercised to the extent that person was entitled to do so at the date of death by his or her executor or administrator or other person at the time entitled by law to the employee's, non-employee director's or consultant's rights under the Option. The person exercising the Option must do so within one year after the death, as shall be stated in the option agreement, but not after the Option expires.

    Options will be exercisable only by the optionee or his or her guardian or legal representative, and may not be transferred, except under a domestic relations order. However, the Committee may, in its sole discretion, permit an optionee to transfer a non-qualified stock option to (1) a member of the optionee's immediate family, (2) a trust, the beneficiaries of which consist only of the members of the optionee's immediate family, or (3) a partnership, the partners of which consist only of members of the optionee's immediate family. After the death of an optionee, the Option may be transferred pursuant to the laws of descent and distribution.

    A condition to the exercise of an Option following termination of employment or service is that the optionee has not (1) rendered services or engaged directly or indirectly in any business which, in the opinion of the Committee, competes with or is in conflict with the interests of the Company or (2) violated any written agreement with the Company. An optionee's violation of either of these conditions will result in the forfeiture of all Options held.

    No one individual may be granted an Option or Options under either Incentive Plan during any fiscal year of the Company for an aggregate number of shares of stock which exceeds 10% of the total number of shares reserved for issuance under the respective Incentive Plan.

    EMPLOYEE STOCK AWARDS

    Employee Stock Awards may be subject to restrictions, as determined by the Committee. Until those conditions are met, the recipient may not sell, assign, bequeath, transfer, pledge or otherwise dispose of the shares. Recipients of Employee Stock Awards will otherwise be entitled to the rights of a stockholder with respect to the shares of stock subject to Employee Stock Awards as the Committee may determine, including the right to vote and receive dividends and other distributions made with respect to the stock.

    If a recipient of an Employee Stock Award terminates employment before any applicable restrictions lapse, by reason of death, total and permanent disability, retirement or resignation or discharge from employment other than for cause, the Committee may, in its sole discretion, remove restrictions on all or a portion of the stock subject to the Employee Stock Award.

    Subject to adjustment as provided below, no employee may receive an Employee Stock Award under the Perkin-Elmer Group Incentive Plan representing more than 40,000 shares of Perkin-Elmer Group Stock during any fiscal year of the Company, and the maximum number of shares of stock that may be issued to all employees as Employee Stock Awards under the Perkin-Elmer Group Incentive Plan is 80,000. Subject to adjustment as provided below, no employee may receive an Employee Stock Award under the Celera Genomics Group Incentive Plan representing more
than       shares of Celera Genomics Stock during any fiscal year of the
Company, and the maximum number of shares of stock that may be issued to all employees as Employee Stock Awards under the Celera Group Incentive Plan is
         .

    PERFORMANCE SHARES

    Performance Shares will be subject to the attainment of performance goals within the meaning of Section 162(m) of the Code and the regulations thereunder. These performance goals could relate to stock price, market share, sales, earnings per share, return on equity, costs and cash flow, as determined by the Committee. Certificates representing Performance Shares will be registered in the name of the award recipient but remain in the physical custody of the Company until the Committee has determined that the performance goals have been attained and other stock restrictions have been satisfied. Until Performance Shares are delivered to an award recipient, the recipient may not sell, assign, bequeath, transfer, pledge or otherwise dispose of those shares. Recipients of Performance Shares will be entitled to other rights of a stockholder with respect to Performance Shares as the Committee determines, including the right to vote and receive dividends and other distributions.

    If a recipient of Performance Shares terminates employment by reason of death, total and permanent disability, retirement, resignation or discharge from employment other than for cause before all applicable performance goals have been attained, the Committee may, in its sole discretion, remove restrictions on all or a portion of the Performance Shares or determine that the performance objectives with respect to all or a portion of the Performance Shares have been attained. However, the Committee may not exercise its discretion to the extent that it would cause the award of Performance Shares not to qualify as performance-based compensation under Section 162(m) of the Code.

    Subject to adjustment as provided below, no employee may receive Performance Shares under the Perkin-Elmer Group Incentive Plan representing more than 100,000 shares of Perkin-Elmer Group Stock during any fiscal year of the Company, and the maximum number of shares that may be issued to all employees as Performance Shares under the Perkin-Elmer Group Incentive Plan is 400,000. Subject to adjustment as provided below, no employee may receive Performance Shares under the Celera Genomics Group Incentive Plan representing more than shares of Celera Genomics Stock during any fiscal year of the Company, and the maximum number of shares that may be issued to all employees as Performance
Shares under the Celera Genomics Group Incentive Plan is          .

    DIRECTOR STOCK AWARDS

    As of the date of each election or reelection to the Board of Directors, each non-employee director will automatically be granted a Director Stock Award of 300 shares of Perkin-Elmer Group Stock under the Perkin-Elmer Group Incentive
Plan and     shares of Celera Genomics Stock under the Celera Genomics

Group Incentive Plan, in each case subject to adjustment as provided below. Non-employee directors elected other than at an annual meeting will be granted a pro rata portion of such shares. Each Director Stock Award will vest on the date immediately preceding the first annual meeting of stockholders next following the date of grant, provided that the holder continues to serve as a member of the Board of Directors as of that date.

    Except as set forth below, the holder of a Director Stock Award will be entitled to all rights of a stockholder with respect to the shares of Perkin-Elmer Group Stock or Celera Genomics Stock issued under the Director Stock Award, including the right to receive dividends and to vote the shares. However, stock dividends paid on the shares will be restricted to the same extent as the underlying shares issued under the Director Stock Award. Prior to vesting, the shares of stock issued under a Director Stock Award may not be sold, assigned, bequeathed, transferred, pledged, hypothecated or otherwise disposed of.

    If a non-employee director to whom a Director Stock Award has been granted ceases to serve as a director as a result of (1) death, (2) retiring from the Board of Directors upon reaching normal retirement age, (3) becoming totally and permanently disabled or (4) resigning with the approval of the Board of Directors, all shares subject to the Director Stock Award will be fully vested as of the date of termination of service.

    Non-employee directors will be permitted to defer the receipt of their Director Stock Awards. Deferred awards will be credited to a bookkeeping account and those awards will be deemed invested in stock units, each unit representing one share of Perkin-Elmer Group Stock or Celera Genomics Stock. As dividends are paid, a corresponding number of additional units will be credited to the director's deferral account. A non-employee director who defers receipt of a Director Stock Award will only have voting rights with respect to the Director Stock Award at such time as he or she receives an actual distribution of the stock.

    CHANGE OF CONTROL

    All outstanding Options granted under the Incentive Plans will become fully and immediately exercisable, all restrictions on Employee Stock Awards and awards of Performance Shares will immediately terminate, all performance objectives applicable to awards of Performance Shares will be deemed attained, and all Director Stock Awards will become fully vested if:

    - a tender offer or exchange offer (other than an offer by the Company) is made for Common Stock representing more than 25% of the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors;

    - any person acquires Common Stock representing more than 25% of such combined voting power;

    - a majority of the incumbent directors ceases to remain on the Board of Directors; or

    - the stockholders approve the sale of all or substantially all of the stock or assets of the Company.

    The last three of the foregoing events are defined as a "Change of Control" under the Incentive Plans.

    TERMINATION AND AMENDMENT; NO REPRICING

    No award may be made under the Incentive Plans after March 31, 2004. The Board of Directors may at any time prior to that date terminate either of the Incentive Plans or make any amendment or modification it deems advisable. However, any such amendments will require stockholder approval if they would (1) increase the aggregate number of shares which may be issued or (2) materially modify the eligibility requirements for participation.

    The Committee may amend the terms of any outstanding Option or Award at any time in its discretion in any manner it deems appropriate, including accelerating the date of exercise of any award, terminating restrictions or converting an incentive stock option into a non-qualified stock option. However, no amendment may adversely affect in any material manner any right of any recipient without his or her consent. In addition, the Committee may not (1) amend any previously-issued award of Performance Shares to the extent that the amendment would cause the award not to qualify as performance-based compensation under
Section 162(m) of the Code or (2) amend any previously issued Option to reduce the purchase price, whether by modification of the Option or by cancellation of the Option in consideration of the immediate issuance of a replacement Option with a reduced purchase price.

    ADJUSTMENTS

    The Incentive Plans provide that the Committee may adjust, as it deems appropriate, the maximum number of shares that may be subject to Options or Awards, and the terms of any outstanding Options or Awards under the Incentive Plans, to reflect changes in the outstanding stock that occur because of stock dividends, stock splits, recapitalizations, reorganizations, liquidations or other similar events.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    We believe that, based upon the laws as in effect on the date of this document, the following are the principal federal income tax consequences to participants and the Company of awards granted under the Incentive Plans. State and local laws are not discussed, and special rules may apply if a participant has been a resident or citizen of a foreign county during his or her period of plan participation. THIS SUMMARY IS NOT A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO PARTICIPANTS AND THE COMPANY AND DOES NOT DESCRIBE TAX CONSEQUENCES BASED ON PARTICULAR CIRCUMSTANCES. FOR THESE REASONS, PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO ANY SPECIFIC QUESTIONS REGARDING THE TAX CONSEQUENCES OF AWARDS GRANTED UNDER THE INCENTIVE PLANS.

    INCENTIVE STOCK OPTIONS

    If we issue shares to an employee upon the exercise of an incentive stock option granted under the Incentive Plans during the employee's employment or within three months after the employee's termination of employment, then:

    - the employee will not recognize income at the time of the grant of the incentive stock option or upon exercise of the incentive stock option;

    - we will not be allowed a federal income tax deduction in connection with the grant or exercise of the incentive stock option; and

    - upon a sale of exchange of the shares after the later of (1) one year from the date of transfer of the shares to the employee or (2) two years from the date of grant of the incentive stock option, any amount received by the employee in excess of the incentive stock option price will be taxed to the employee as a capital gain, and any loss sustained by the employee will be a capital loss. The capital gain, if any, from sales or exchanges of shares is subject to tax at various rates depending upon the length of time the shares were held, the date of disposition and the income tax bracket of the employee.

    If the shares are disposed of before the holding period requirements are satisfied, then:

    - the employee will recognize ordinary income in the year of disposition in an amount (1) equal to the excess, on the date of exercise of the incentive stock option, of the fair market value of the shares received over the option price paid, but (2) limited to the excess of the amount received on the sale over the option price if the shares are disposed of at a loss;

    - we will be entitled to a deduction for the year equal to the ordinary income recognized by the employee; and

    - the employee will have capital gain or loss equal to the difference between (1) the amount received by the employee upon the sale or exchange of the shares and (2) the option price paid by the employee increased by any ordinary income recognized.

    NON-QUALIFIED STOCK OPTIONS

    An employee, consultant or director to whom a non-qualified stock option is granted will not recognize income at the time the option is granted. When the employee, consultant or director exercises the option, he or she will recognize ordinary income equal to the difference, if any, between the option price paid and the fair market value, as of the date of exercise, of the shares received. Subject to the Code and regulations thereunder, we will generally be entitled to a federal income tax deduction equal to the ordinary income recognized by the employee, consultant or director. Any compensation included in an employee's gross income will be subject to federal employment taxes. Upon the sale of shares acquired through the exercise of a non-qualified stock option, the employee, consultant or director will have capital gain or loss equal to the difference between the amount received on the sale and the tax basis of the shares sold.

    EMPLOYEE STOCK AWARDS

    No taxable income will be recognized by an employee upon the grant of an Employee Stock Award that is subject to a substantial risk of forfeiture unless the employee makes the election under Section 83(b) of the Code referred to in the next paragraph. If the employee does not make an election, he or she will recognize ordinary income at the time his or her interest in the shares is either transferable or no longer subject to a substantial risk of forfeiture (the "Section 83 Restrictions"). The amount of this ordinary income will be equal to the excess of the fair market value of the shares received at the time over the amount, if any, the employee paid for the shares. The employee's tax basis in the shares received at the lapse of the Section 83 Restrictions will be equal to the amount, if any, paid for the shares plus the amount of ordinary income recognized. Dividends paid on shares while they are subject to the
Section 83 Restrictions will be taxable as ordinary compensation income and not as dividends.

    An employee receiving shares under an Employee Stock Award may elect under
Section 83(b) of the Code to be taxed at the time the employee receives the shares in an amount equal to the fair market value of the shares received (determined without regard to the Section 83 Restrictions) at the time of transfer less the purchase price, if any, paid for the shares. If a Section 83(b) election is made, dividends paid on these shares will not be taxable as compensation income but will be taxable as dividends, and no additional compensation income will be recognized when the Section 83 Restrictions lapse or are released. Employees should consult their tax advisor regarding the possible use of a Section 83(b) election, which must be made within 30 days following the transfer of the shares.

    PERFORMANCE SHARES

    Generally, no income will be recognized by an employee upon the grant of Performance Shares and instead the employee will recognize ordinary income at the time the Performance Shares vest or are no longer subject to a substantial risk of forfeiture. The income will be equal to the excess of the fair market value of the shares at the time they become vested or non-forfeitable over the amount, if any, the employee paid for the shares. If the employee is entitled to receive dividends on the shares prior to the time they vest or become non-forfeitable, the dividends will be taxable as ordinary compensation income and not as dividends. The employee's tax basis in the shares will be equal to the amount, if any, paid for the shares plus the amount of ordinary income recognized with respect to the shares.

    An employee receiving Performance Shares may elect under Section 83(b) of the Code to be taxed at the time the employee receives the shares. If a Section 83(b) election is made, dividends paid on the shares will not be taxable as compensation income but will be taxable as dividends and no additional compensation income will be recognized when the shares vest or become non-forfeitable. Employees should consult their tax advisor regarding the possible use of a Section 83(b) election, which must be made within 30 days following the receipt of a Performance Share award.

    DIRECTOR STOCK AWARDS

    No taxable income will be recognized by a non-employee director upon the grant of a Director Stock Award unless he or she makes the election under
Section 83(b) referred to above. If no election is made, the director will recognize ordinary income at the time his or her interest in the shares vests or is no longer subject to a substantial risk of forfeiture. The amount of ordinary income will be equal to the excess of the fair market value of the shares received at such time over the amount, if any, the director paid for the shares. Dividends paid on shares while they are subject to a substantial risk of forfeiture will be taxable as ordinary compensation income and not as dividends. The director's tax basis in the shares received will be equal to the amount, if any, paid for the shares plus the amount of ordinary income recognized.

    If a Section 83(b) election is made, dividends paid on the shares will not be taxable as compensation income but will be taxable as dividends and no additional compensation income will be recognized when the shares vest. Directors should consult their tax advisor regarding the possible use of a
Section 83(b) election, which must be made within 30 days following the transfer of the shares.

    DEFERRALS

    In general, a non-employee director who elects to defer a Director Stock Award will not be subject to current federal income tax on the award, or related earnings, until it is distributed. Deferred compensation distributed under the Incentive Plans will be taxed as ordinary income and not as capital gains.

LIMITS ON DEDUCTIONS

    Under Section 162(m) of the Code, compensation paid to the Chief Executive Officer and the four other most highly paid executive officers of the Company in a particular year is limited to $1 million per person, except that compensation that is performance-based will be excluded for purposes of calculating the amount of compensation subject to this $1 million limitation. Our ability to deduct compensation paid to any other executive officer or employee of the Company (including its subsidiaries) is not affected by this provision.

    Except where the Committee deems it to be in the best interest of the Company, the Committee will attempt to structure awards under the Incentive Plans to qualify as performance-based under Section 162(m) of the Code. This qualification depends upon the shareholders approving the Incentive Plans and assumes that the provisions of the plans relating to stock options and performance shares are followed. With respect to any awards under the Incentive Plans that are not performance-based, any deduction we may claim will be subject to the limitations on deductibility in Section 162(m) of the Code.

BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS

    No awards have been granted or approved for grant under the Incentive Plans. Any future awards will be made at the discretion of the Committee. Therefore, it can not be determined at this time what benefits or amounts, if any, will be received by or allocated to any person or group of persons under the Incentive Plans if the Incentive Plans are approved, or what benefits or amounts, if any, would have been received by or allocated to any person or group of persons for the fiscal year ended June 30, 1998 if the Incentive Plans had been in effect during such fiscal year.

VOTE REQUIRED

    Approval of Proposals 2 and 3 each requires the favorable vote of a majority of the votes cast at the Special Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors has carefully considered Proposals 2 and 3 and believes that the approval of these Proposals by the shareholders is in the best interests of the Company and our shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU APPROVE PROPOSALS 2 AND 3.

                               INFORMATION ABOUT
                             STOCKHOLDER PROPOSALS

    If you wish to submit proposals to be included in the proxy statement for our 1999 annual meeting, we must receive them on or before May 12, 1999. Please address your proposals to: The Perkin-Elmer Corporation, 761 Main Avenue, Norwalk, Connecticut 06859, Attention: Secretary. Your proposal, if you choose to submit one, has to include specified information about the proposed business and the stockholder making the proposal.

    The New By-laws also provide that any stockholder who intends to present a nomination for a directorship or a proposal for action at any annual meeting of stockholders must give advance notice of such proposal together with certain specified information. These requirements are separate and apart from and in addition to the SEC requirements noted above that a stockholder must meet in order to have a proposal included in our proxy materials. In general, the advance notice must be given to the Secretary not less than 45 days or more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year's annual meeting. In the case of our 1999 annual meeting, such advance notice must be received no earlier than June 28, 1998 or later than July 29, 1998. If the Recapitalization is implemented, we will have discretionary authority to vote on any stockholder proposal presented at the 1999 annual meeting which do not comply with these notice requirements. Further information regarding the submission of stockholder proposals may be obtained by writing to the Secretary.

                            EXPENSES OF SOLICITATION

    We will pay the cost of soliciting proxies for the Special Meeting. In addition to soliciting by mail, our directors, officers and other employees may solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication. We will also pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. We have retained Morrow & Co. to perform various solicitation services. We have agreed to pay Morrow & Co. a customary fee for their services.

                                 LEGAL OPINIONS

    Simpson Thacher & Bartlett, New York, New York, has rendered opinions concerning the validity of the Common Stock and concerning certain tax matters described under "Proposal 1--The Recapitalization Proposal--United States Federal Income Tax Considerations."

                                    EXPERTS

    The consolidated financial statements of the Company as of June 30, 1997 and 1998 and for each of the three fiscal years in the period ended June 30, 1998 and the combined financial statements of the Perkin-Elmer Group as of June 30, 1997 and 1998 and for each of the three fiscal years in the period ended June 30, 1998 and the combined financial statements of the Celera Genomics Group as of June 30, 1997 and 1998 and for the two fiscal years then ended included in this Proxy Statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    Representatives of PricewaterhouseCoopers LLP will attend the Special Meeting and will have an opportunity to make a statement and to respond to appropriate questions that you pose.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of             , 1999 (this
"Agreement"), among The Perkin-Elmer Corporation, a Delaware corporation ("Perkin-Elmer Delaware"), PE Merger Corp., a New York corporation and a wholly-owned subsidiary of Perkin-Elmer Delaware ("Merger Subsidiary"), and The Perkin-Elmer Corporation, a New York Corporation ("Perkin-Elmer").

    WHEREAS, Perkin-Elmer's authorized capital stock consists of 180,000,000 shares of Common Stock, par value $1.00 ("Existing Common Stock"), and 1,000,000
shares of Preferred Stock, par value $1.00 per share, of which       shares of
Existing Common Stock are outstanding on the date hereof (subject to change after the date hereof and prior to the Effective Time (as defined herein) as a result of exercises of stock options);

    WHEREAS, Merger Subsidiary's authorized capital stock consists of 1,000 shares of common stock, par value $.01, of which 100 shares are outstanding on the date hereof and held by Perkin-Elmer Delaware;

    WHEREAS, immediately prior to the Effective Time, the certificate of incorporation of Perkin-Elmer Delaware will be amended and restated (as so amended and restated, the "New Certificate of Incorporation") to, among other things, authorize (a) 500,000,000 shares of The Perkin-Elmer Corporation-Perkin-Elmer Group Common Stock, par value $.01 per share ("Perkin-Elmer Group Stock"), (b) 225,000,000 shares of The Perkin-Elmer Corporation-Celera Genomics Group Common Stock, par value $.01 per share ("Celera Genomics Stock"), and (c) 10,000,000 shares of Preferred Stock, par value $.01 per share;

    WHEREAS, the Boards of Directors of Perkin-Elmer Delaware, Merger Subsidiary and Perkin-Elmer have each adopted this Agreement and approved the merger of Merger Subsidiary with and into Perkin-Elmer and Perkin-Elmer becoming a wholly-owned subsidiary of Perkin-Elmer Delaware (the "Merger") in accordance with the New York Business Corporation Law ("NYBCL"), subject to the terms and conditions set forth herein; and

    WHEREAS, this Agreement will be submitted for adoption by the shareholders of Perkin-Elmer at a special meeting of shareholders (the "Special Meeting") called for such purpose (and has been approved by Perkin-Elmer Delaware, the sole shareholder of Merger Subsidiary).

    NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into Perkin-Elmer in accordance with the NYBCL. From and after the Effective Time, the separate corporate existence of Merger Subsidiary shall cease and Perkin-Elmer shall continue as the surviving corporation of the Merger under the name "The Perkin-Elmer Corporation" (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation shall possess all of the rights, privileges, immunities, powers and purposes, and be subject to all of the liabilities, obligations and penalties, of Perkin-Elmer and Merger Subsidiary, all as provided under applicable law.

    1.2. EFFECTIVE TIME. The Merger shall become effective (the "Effective Time") upon the due filing of a certificate of merger (the "Certificate of Merger") with the New York Secretary of State in accordance with the NYBCL, or at such later time as is specified in the Certificate of Merger.

    1.3. CERTIFICATE OF INCORPORATION AND BY-LAWS. The certificate of incorporation of Merger Subsidiary shall be the certificate of incorporation of the Surviving Corporation after the Effective Time, until amended in accordance with applicable law. The by-laws of Merger Subsidiary shall be the by-laws of the Surviving Corporation after the Effective Time, until amended in accordance with applicable law.

    1.4. DIRECTORS AND OFFICERS. The directors and officers of Merger Subsidiary at the Effective Time shall be the directors and officers of the Surviving Corporation after the Effective Time, until expiration of their current terms, or their prior resignation, removal or death, subject to the certificate of incorporation and the by-laws of the Surviving Corporation.

                                   ARTICLE II
                        CONVERSION AND EXCHANGE OF STOCK

    2.1. CONVERSION. As of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or any shareholder of Perkin-Elmer:

        (a) Each issued and outstanding share of Existing Common Stock shall be converted into and become (i) one validly issued, fully paid and non-assessable share of Perkin-Elmer Group Stock and (ii) subject to Section
    2.2,       of a share of validly issued, fully paid and non-assessable shares of Celera Genomics Stock.

        (b) Each issued and outstanding share of capital stock of Merger Subsidiary shall be converted in the Merger into one share of common stock of the Surviving Corporation and the aggregate of all such shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

    2.2. FRACTIONAL INTERESTS. No certificates or script representing fractional shares of Celera Genomics Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights of a stockholder of Perkin-Elmer Delaware. The Exchange Agent (as defined below) shall determine the number of fractional shares of Celera Genomics Stock allocable to each holder of record of Existing Common Stock (after taking into account all shares of Existing Common Stock held immediately prior to the Effective Time by such holder), shall aggregate such fractional shares of all such holders, shall sell the whole shares obtained thereby in an orderly manner after the Effective Time in the open market and shall cause to be distributed to each such holder a check in lieu of any fractional share interest that such holder would otherwise be entitled to receive (minus any pro rata share of any brokerage commissions payable in connection with such sale).

    2.3. EXCHANGE PROCEDURES. (a) As of the Effective Time, each certificate that represents issued and outstanding shares of Existing Common Stock ("Existing Certificates") shall be deemed for all purposes to evidence ownership of, and to represent, the same number of shares of Perkin-Elmer Group Stock. The registered owner on the books and records of Perkin-Elmer Delaware or its transfer agents of any such Existing Certificate shall, until such certificate is surrendered for transfer pursuant to this Section 2.3, have and be entitled to exercise any and all voting and other rights with respect to, and receive any and all dividends and other distributions upon, the shares of Perkin-Elmer Group Stock evidenced by such Existing Certificate.

    (b) As soon as practicable after the Effective Time, such bank or trust company as Perkin-Elmer Delaware may designate (the "Exchange Agent") shall mail to each holder of record of Existing Certificates certificates representing the number of whole shares of Celera Genomics Stock ("Celera Genomics Certificates") to which such holder is entitled pursuant to Section 2.1 hereof (and a check in lieu of fractional shares of Celera Genomics Stock pursuant to Section 2.2), and information pursuant to which such holder may exchange Existing Certificates for certificates representing shares of Perkin-Elmer Group Stock ("Perkin-Elmer Group Certificates"), which shall specify that delivery shall be effected, and risk of loss and title to the Existing Certificates shall pass, only upon delivery of the Existing Certificates to the Exchange Agent.

    (c) Upon surrender, in accordance with the information delivered pursuant to
Section 2.3(b), of duly executed Existing Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Perkin-Elmer Delaware, the holder of such Existing Certificates shall be entitled to receive in exchange therefor Perkin-Elmer Certificates representing a number of shares of Perkin-Elmer Group Stock equal to the number of shares of Existing Common Stock represented by such Existing Certificates. If any Perkin-Elmer Group Certificate is to be issued in a name other than that in which the Existing Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Existing Certificate so surrendered shall be properly endorsed and the signatures thereon properly guaranteed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of Perkin-Elmer Group Certificate in any name other than that of the registered holder of the Existing Certificate surrendered, or otherwise required, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) After the Effective Time, no transfer of shares of Existing Common Stock shall thereafter be made. If, after the Effective Time, Existing Certificates are presented for transfer, they shall be canceled and exchanged for Perkin-Elmer Group Certificates representing the number of shares of Perkin-Elmer Group Stock represented by such Existing Certificates.

                                  ARTICLE III
                                   CONDITIONS

    Consummation of the Merger is subject to the satisfaction at or before the Effective Time of the following conditions:

    3.1 SHAREHOLDER AUTHORIZATION. This Agreement shall have been adopted at the Special Meeting by the affirmative vote of the holders of two-thirds of the shares of Existing Common Stock outstanding on the record date fixed for determining the shareholders of Perkin-Elmer entitled to vote thereon.

    3.2 NEW CERTIFICATE OF INCORPORATION. The New Certificate of Incorporation shall have been filed with the Secretary of State of Delaware.

                                   ARTICLE IV
                                 MISCELLANEOUS

    4.1 TERMINATION. At any time prior to the consummation of the Merger, this Agreement may be terminated and the Merger abandoned by the Board of Directors of Perkin-Elmer.

    4.2 AMENDMENT. This Agreement may be amended at any time prior to the Effective Time with the mutual consent of the Boards of Directors of Perkin-Elmer and Perkin-Elmer Delaware; provided, however, that this Agreement may not be amended after it has been adopted by the shareholders of Perkin-Elmer in any manner which, in the judgment of the Board of Directors of Perkin-Elmer, would have a material adverse effect on the rights of such shareholders or in any manner not permitted under applicable law.

    4.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its respective officers thereunto duly authorized all as of the date first above written.

                                      THE PERKIN-ELMER CORPORATION

                                      (a Delaware corporation)

                                      By _______________________________________
                                      Name:

                                      Title:

                                      PE MERGER CORP.

                                      (a New York corporation)

                                      By _______________________________________
                                      Name:

                                      Title:

                                      THE PERKIN-ELMER CORPORATION

                                      (a New York corporation)

                                      By _______________________________________
                                      Name:

                                      Title:

                                                                        ANNEX II

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          THE PERKIN-ELMER CORPORATION

        (Originally Incorporated November 16, 1998 Under the Same Name)

                                   ARTICLE I.
                                      NAME

    The name of the corporation is The Perkin-Elmer Corporation (the "Corporation").

                                  ARTICLE II.
                         ADDRESS OF REGISTERED OFFICE;
                            NAME OF REGISTERED AGENT

    The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

                                  ARTICLE III.
                                    PURPOSE

    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

                                  ARTICLE IV.
                                 CAPITAL STOCK

    SECTION 1. AUTHORIZATION. The aggregate number of shares of stock which the Corporation shall have authority to issue is seven hundred thirty-five million (735,000,000) shares, of which five hundred million (500,000,000) shares shall be shares of a class of common stock designated as "The Perkin-Elmer Corporation--Perkin-Elmer Group Common Stock," having a par value of $0.01 per share (the "Perkin-Elmer Group Stock"), two hundred twenty-five million (225,000,000) shares shall be shares of a class of common stock designated as "The Perkin-Elmer Corporation--Celera Genomics Group Common Stock," having a par value of $0.01 per share (the "Celera Genomics Stock"), and ten million (10,000,000) shares shall be shares of a class of preferred stock having a par value of $.01 per share (the "Preferred Stock") and issuable in one or more series as hereinafter provided. The Perkin-Elmer Group Stock and the Celera Genomics Stock shall hereinafter collectively be called "Common Stock" and either shall sometimes be called a class of Common Stock. For purposes of this
Article IV, references to the "Board of Directors" shall refer to the Board of Directors of the Corporation, as established in accordance with Article V of the certificate of incorporation of the Corporation, and references to "the Certificate of Incorporation" shall refer to this Restated Certificate of Incorporation as the same may be amended from time to time. Certain capitalized terms used in this Article IV, shall have the meanings set forth in Section 2.6 of this Article. For purposes of this
Article IV, the Perkin-Elmer Group Stock, when issued, shall be considered issued in respect of the Perkin-Elmer Group and the Celera Genomics Stock, when issued, shall be considered issued in respect of the Celera Genomics Group. The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors.

    SECTION 2. COMMON STOCK. The voting powers, preferences and relative, participating, optional or other special rights of the Common Stock, and the qualifications and restrictions thereon, shall be as follows in this Section 2.

    SECTION 2.1 DIVIDENDS. Subject to any preferences and relative, participating, optional or other special rights of any outstanding class or series of preferred stock of the Corporation and any qualifications or restrictions on either class of Common Stock created thereby, dividends may be declared and paid upon either class of Common Stock, upon the terms with respect to each such class, and subject to the limitations provided for below in this
Section 2.1, as the Board of Directors may determine.

    (a) DIVIDENDS ON PERKIN-ELMER GROUP STOCK. Dividends on Perkin-Elmer Group Stock may be declared and paid only out of the lesser of (i) the funds of the Corporation legally available therefor and (ii) the Perkin-Elmer Group Available Dividend Amount.

    (b) DIVIDENDS ON CELERA GENOMICS STOCK. Dividends on Celera Genomics Stock may be declared and paid only out of the lesser of (i) the funds of the Corporation legally available therefor and (ii) the Celera Genomics Group Available Dividend Amount.

    (c) DISCRIMINATION IN DIVIDENDS BETWEEN CLASSES OF COMMON STOCK. The Board of Directors, subject to the provisions of Sections 2.1(a) and 2.1(b), may at any time declare and pay dividends exclusively on Perkin-Elmer Group Stock, exclusively on Celera Genomics Stock, or on both such classes, in equal or unequal amounts, notwithstanding the relative amounts of the Available Dividend Amount with respect to either Group, the amount of dividends previously declared on either class, the respective voting or liquidation rights of either class or any other factor.

    (d) SHARES DISTRIBUTIONS. Except as permitted by Sections 2.4(a) and 2.4(b), the Board of Directors may declare and pay dividends or distributions of shares of Perkin-Elmer Group Stock or Celera Genomics Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Perkin-Elmer Group Stock or Celera Genomics Stock) on shares of a class of Common Stock or shares of a class or series of preferred stock of the Corporation only as follows:

        (i) dividends or distributions of shares of Perkin-Elmer Group Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Perkin-Elmer Group Stock) on shares of Perkin-Elmer Group Stock or shares of preferred stock attributed to the Perkin-Elmer Group;

        (ii) dividends or distributions of shares of Celera Genomics Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Celera Genomics Stock) on shares of Celera Genomics Stock or shares of preferred stock attributed to the Celera Genomics Group; and

        (iii) dividends or distributions of shares of Celera Genomics Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Celera Genomics Stock) on shares of Perkin-Elmer Group Stock or shares of preferred stock attributed to the Perkin-Elmer Group, but only if the sum of (1) the number of shares of Celera Genomics Stock to be so issued (or the number of such shares which would be issuable upon conversion, exchange or exercise of any Convertible Securities to be so issued) and (2) the number of shares of Celera Genomics Stock which are issuable upon conversion, exchange or exercise of any Convertible Securities then outstanding that are attributed to the Perkin-Elmer Group is less than or equal to the Number of Celera Genomics Designated Shares.

    For purposes of this Section 2.1(d), any outstanding Convertible Securities that are convertible into or exchangeable or exercisable for any other Convertible Securities which are themselves convertible into or exchangeable or exercisable for Perkin-Elmer Group Stock or Celera Genomics Stock (or other Convertible Securities that are so convertible, exchangeable or exercisable) shall be deemed to have been converted, exchanged or exercised in full for such Convertible Securities.

    SECTION 2.2 VOTING RIGHTS. (a) GENERAL. Except as otherwise provided by law, by the terms of any outstanding class or series of preferred stock of the Corporation or by any provision of the Certificate of Incorporation restricting the power to vote on a specified matter to other stockholders, the entire voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, who shall be entitled to vote on any matter on which the holders of stock of the Corporation shall, by law or by the provisions of the Certificate of Incorporation or Bylaws of the Corporation, be entitled to vote, and both classes of Common Stock shall vote thereon together as a single class.

    (b) NUMBER OF VOTES FOR EACH CLASS OF COMMON STOCK. On each matter to be voted on by the holders of both classes of Common Stock voting together as a single class, the number of votes per share of each class shall be as follows:

        (i) each outstanding share of Perkin-Elmer Group Stock shall have one vote; and

        (ii) each outstanding share of Celera Genomics Stock shall have a number of votes (including a fraction of one vote) equal to the quotient (rounded to the nearest three decimal places) of the average Market Value of one share of Celera Genomics Stock during the 20-Trading Day Period ending on the tenth Trading Day prior to the record date for determining the stockholders entitled to vote, divided by the average Market Value of a share of Perkin-Elmer Group Stock during such 20-Trading Day period.

Notwithstanding the foregoing, if shares of only one class of Common Stock are outstanding on the record date for determining the holders of Common Stock entitled to vote on any matter, then each share of that class shall be entitled to one vote and, if either class of Common Stock is entitled to vote as a separate class with respect to any matter, each share of that class shall, for purpose of such vote, be entitled to one vote on such matter.

    In addition to any provision of law or any provision of the Certificate of Incorporation entitling the holders of outstanding shares of Perkin-Elmer Group Stock or Celera Genomics Stock to vote as a separate class, the Board of Directors may condition the approval of any matter submitted to stockholders on receipt of a separate vote of the holders of outstanding shares of Perkin-Elmer Group Stock or Celera Genomics Stock.

    SECTION 2.3 LIQUIDATION RIGHTS. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and the full preferential amounts (including any accumulated and unpaid dividends) to which the holders of any outstanding shares of preferred stock of the Corporation are entitled (regardless of the Group to which such shares of preferred stock were attributed), the holders of the Perkin-Elmer Group Stock and Celera Genomics Stock shall be entitled to receive the assets, if any, of the Corporation remaining for distribution to holders of Common Stock on a per share basis in proportion to the respective liquidation units per share of such class. Each share of Perkin-Elmer Group Stock shall have one liquidation unit and each share of Celera Genomics Stock shall have a number of liquidation units (including a fraction of one liquidation unit) equal to the quotient (rounded to the nearest five decimal places) of the average Market Value of one share of Celera Genomics Stock during the 20-Trading Day period ending on the 40th Trading Day after the effective date of this certificate of incorporation, divided by the average Market Value of one share of Perkin-Elmer Group Stock during such 20-Trading Day period. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall, alone, be deemed a liquidation or winding up of the Corporation or cause the dissolution of the Corporation, for purposes of this Section 2.3.

    If the Corporation shall in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of Perkin-Elmer Group Stock or Celera Genomics Stock, or declare a dividend in shares of either class to holders of such class, the per share liquidation units of either class of Common Stock specified in the preceding paragraph of this Section 2.3, as adjusted from time to time, shall be appropriately adjusted as determined by the Board of Directors, so as to avoid dilution in the aggregate, relative liquidation rights of the shares of any class of Common Stock.

    SECTION 2.4 CONVERSION OR REDEMPTION OF THE COMMON STOCK. Perkin-Elmer Group Stock is subject to conversion or redemption and Celera Genomics Stock is subject to conversion or redemption, in each case, upon the terms provided below in this Section 2.4; provided, however, that neither class of Common Stock may be converted or redeemed if the other class of Common Stock has been converted or redeemed in its entirety or notice thereof shall have been given as required by this Section 2.4.

    (a) MANDATORY AND OPTIONAL CONVERSION AND REDEMPTION OF PERKIN-ELMER GROUP STOCK OTHER THAN FOR PERKIN-ELMER GROUP SUBSIDIARY STOCK. (i) In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and/or its subsidiaries of all or substantially all of the properties and assets attributed to the Perkin-Elmer Group to one or more persons or entities (other than the Disposition (w) by the Corporation of all or substantially all of its properties and assets in one transaction or a series of related transactions in connection with the dissolution, liquidation or winding up of the Corporation and the distribution of assets to stockholders as referred to in Section 2.3, (x) of the properties and assets attributed to the Perkin-Elmer Group as contemplated by Section 2.4(c) or otherwise to all holders of shares of Perkin-Elmer Group Stock divided among such holders on a pro rata basis in accordance with the number of shares of Perkin-Elmer Group Stock outstanding, (y) to any person or entity controlled (as determined by the Board of Directors) by the Corporation or (z) in connection with a Related Business Transaction in respect of the Perkin-Elmer Group), the Corporation shall, on or prior to the 95th Trading Day after the date of consummation of such Disposition (the "Disposition Date"), pay a dividend on Perkin-Elmer Group Stock or redeem some or all of Perkin-Elmer Group Stock or convert Perkin-Elmer Group Stock into Celera Genomics Stock (or another class or series of common stock of the Corporation), all as provided by the following Sections 2.4(a)(i)(1) and 2.4(a)(i)(2) and, to the extent applicable, by Section 2.4(f), as the Board of Directors shall have selected among such alternatives:

        (1) provided that there are funds of the Corporation legally available therefor:

           (A) pay to the holders of the shares of Perkin-Elmer Group Stock a dividend pro rata in accordance with the number of shares of Perkin-Elmer Group Stock held by each such holder, as the Board of Directors shall have declared subject to compliance with Section 2, in cash and/or in securities (other than a dividend of shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition; or

           (B) (I) subject to the last sentence of this Section 2.4(a)(i), if such Disposition involves all (not merely substantially all) of the properties and assets attributed to the Perkin-Elmer Group, redeem or exchange as of the Redemption Date determined as provided by Section 2.4(f)(iii), all outstanding shares of Perkin-Elmer Group Stock in exchange for, on a pro rata basis, cash and/or for securities (other than shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition; or

           (II) subject to the last sentence of this Section 2.4(a)(i), if such Disposition involves substantially all (but not all) of the properties and assets attributed to the Perkin-Elmer

       Group, redeem or exchange as of the Redemption Date determined as provided by Section 2.4(f)(iv) such number of whole shares of Perkin-Elmer Group Stock (which may be all, but not more than all, of such shares outstanding) as have in the aggregate an average Market Value during the period of ten consecutive Trading Days beginning on the 26th Trading Day immediately succeeding the Disposition Date closest to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition in consideration for, on a pro rata basis, cash and/or securities (other than shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to such Fair Value of the Net Proceeds; or

        (2) declare that each outstanding share of Perkin-Elmer Group Stock shall be converted as of the Conversion Date determined as provided by
    Section 2.4(f)(v) into a number of fully paid and nonassessable shares of Celera Genomics Stock (or, if Celera Genomics Stock is not Publicly Traded at such time and shares of another class or series of common stock of the Corporation (other than Perkin-Elmer Group Stock) are then Publicly Traded, of such other class or series of the common stock of the Corporation as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion required by Section 2.4(f)(v)) equal to 110% of the ratio, expressed as a decimal fraction rounded to the nearest five decimal places, of the average Market Value of one share of Perkin-Elmer Group Stock over the period of ten consecutive Trading Days beginning on the 26th Trading Day immediately succeeding the Disposition Date to the average Market Value of one share of Celera Genomics Stock (or such other class or series of common stock) over the same ten Trading Day period.

Notwithstanding the foregoing provisions of this Section 2.4(a)(i), the Corporation shall redeem shares of a class of Common Stock as provided by
Section 2.4(a)(i)(1)(B)(I) or (II) only if the amount to be paid in redemption of such stock is less than or equal to the Perkin-Elmer Group Available Dividend Amount as of the Redemption Date.

    (ii) For purposes of this Section 2.4(a): (1) as of any date, "substantially all of the properties and assets" attributed to the Perkin-Elmer Group shall mean a portion of such properties and assets (A) that represents at least 80% of the Fair Value of the properties and assets attributed to the Perkin-Elmer Group as of such date or (B) from which were derived at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation (calculated on a pro forma basis to include revenues derived from any of such properties and assets acquired during such period) derived from the properties and assets attributed to the Perkin-Elmer Group as of such date; (2) in the case of a Disposition of the properties and assets attributed to the Perkin-Elmer Group in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and (3) the Board of Directors may pay any dividend or redemption price referred to in Section 2.4(a)(i) in cash, securities (other than shares of a class of Common Stock) or other property, regardless of the form or nature of the proceeds of the Disposition.

    (iii) The Board of Directors may at any time declare that each outstanding share of Perkin-Elmer Group Stock shall be converted, as of the Conversion Date provided by Section 2.4(f)(v), into a number of fully paid and nonassessable shares of Celera Genomics Stock (or, if Celera Genomics Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Perkin-Elmer Group Stock) are then Publicly Traded, of such other class or series of common stock of the Corporation as has the largest Market Capitalization as of the close of business on the fifth Trading Day immediately preceding the date of the notice of conversion required by
Section 2.4(f)(v)) equal to 110% of the Market Value Ratio of Perkin-Elmer Group Stock to Celera Genomics Stock as of the fifth Trading Day prior to the date of the notice of such conversion required by Section 2.4(f)(v).

    (b) MANDATORY AND OPTIONAL CONVERSION AND REDEMPTION OF CELERA GENOMICS STOCK OTHER THAN FOR CELERA GENOMICS SUBSIDIARY STOCK. (i) In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and/or its subsidiaries of all or substantially all of the properties and assets attributed to the Celera Genomics Group to one or more persons or entities (other than the Disposition (w) by the Corporation of all or substantially all of its properties and assets in one transaction or a series of related transactions in connection with the dissolution, liquidation or winding up of the Corporation and the distribution of assets to stockholders as referred to in Section 2.3, (x) of the properties and assets attributed to the Celera Genomics Group as contemplated by Section 2.4(d) or otherwise to all holders of shares of Celera Genomics Stock divided among such holders on a pro rata basis in accordance with the number of shares of Celera Genomics Stock outstanding,
(y) to any person or entity controlled (as determined by the Board of Directors) by the Corporation or (z) in connection with a Related Business Transaction in respect of the Celera Genomics Group), the Corporation shall, on or prior to the 95th Trading Day after the date of consummation of such Disposition (the "Disposition Date"), pay a dividend on Celera Genomics Stock or redeem some or all of Celera Genomics Stock or convert Celera Genomics Stock into Perkin-Elmer Group Stock (or another class or series of common stock of the Corporation), all as provided by the following Sections 2.4(b)(i)(1) and 2.4(b)(i)(2) and, to the extent applicable, by Section 2.4(f), as the Board of Directors shall have selected among such alternatives:

        (1) provided that there are funds of the Corporation legally available therefor:

        (A) pay to the holders of the shares of Celera Genomics Stock a dividend pro rata in accordance with the number of shares of Celera Genomics Stock held by each such holder, as the Board of Directors shall have declared subject to compliance with Section 2.1, in cash and/or in securities (other than a dividend of shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition; or

        (B) (I) subject to the last sentence of this Section 2.4(b)(i), if such Disposition involves all (not merely substantially all) of the properties and assets attributed to the Celera Genomics Group, redeem or exchange as of the Redemption Date determined as provided by Section 2.4(f)(iii), all outstanding shares of Celera Genomics Stock in exchange for, on a pro rata basis, cash and/or for securities (other than shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition; or

        (II) subject to the last sentence of this Section 2.4(b)(i), if such Disposition involves substantially all (but not all) of the properties and assets attributed to the Celera Genomics Group, redeem or exchange as of the Redemption Date determined as provided by Section 2.4(f)(iv) such number of whole shares of Celera Genomics Stock (which may be all, but not more than all, of such shares outstanding) as have in the aggregate an average Market Value during the period of ten consecutive Trading Days beginning on the 26th Trading Day immediately succeeding the Disposition Date closest to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition in consideration for, on a pro rata basis, cash and/or securities (other than shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to such product; or

        (2) declare that each outstanding share of Celera Genomics Stock shall be converted as of the Conversion Date determined as provided by Section 2.4(f)(v) into a number of fully paid and nonassessable shares of Perkin-Elmer Group Stock (or, if Perkin-Elmer Group Stock is not Publicly Traded at such time and shares of another class or series of common stock of the Corporation (other than Celera Genomics Stock) are then Publicly Traded, of such other class or series of the common stock of the Corporation as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion required by Section 2.4(f)(v)) equal to 110% of the ratio, expressed as a decimal fraction rounded to the nearest five decimal places, of the average Market Value of one share of Celera Genomics Stock over the period of ten consecutive Trading Days beginning on the 26th Trading Day immediately succeeding the Disposition Date to the average Market Value of one share of Perkin-Elmer Group Stock (or such other class or series of common stock) over the same ten Trading Day period.

Notwithstanding the foregoing provisions of this Section 2.4(b)(i), the Corporation shall redeem shares of a class of Common Stock as provided by
Section 2.4(b)(i)(1)(B)(I) or (II) only if the amount to be paid in redemption of such stock is less than or equal to the Celera Genomics Group Available Dividend Amount as of the Redemption Date.

    (ii) For purposes of this Section 2.4(b): (1) as of any date, "substantially all of the properties and assets" attributed to the Celera Genomics Group shall mean a portion of such properties and assets (A) that represents at least 80% of the Fair Value of the properties and assets attributed to the Celera Genomics Group as of such date or (B) from which were derived at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation (calculated on a pro forma basis to include revenues derived from any of such properties and assets acquired during such period) derived from the properties and assets attributed to the Celera Genomics Group as of such date; (2) in the case of a Disposition of the properties and assets attributed to the Celera Genomics Group in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and (3) the Board of Directors may pay any dividend or redemption price referred to in Section 2.4(b)(i) in cash, securities (other than shares of a class of Common Stock) or other property, regardless of the form or nature of the proceeds of the Disposition.

    (iii) The Board of Directors may at any time declare that each outstanding share of Celera Genomics Stock shall be converted, as of the Conversion Date provided by Section 2.4(f)(v), into a number of fully paid and nonassessable shares of Perkin-Elmer Group Stock (or, if Perkin-Elmer Group Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Celera Genomics Stock) are then Publicly Traded, of such other class or series of common stock of the Corporation as has the largest Market Capitalization as of the close of business on the fifth Trading Day immediately preceding the date of the notice of conversion required by Section 2.4(f)(v)) equal to 110% of the Market Value Ratio of Celera Genomics Stock to Perkin-Elmer Group Stock as of the fifth Trading Day prior to the date of the notice of such conversion required by Section 2.4(f)(v).

    (c) REDEMPTION OF PERKIN-ELMER GROUP STOCK FOR PERKIN-ELMER GROUP SUBSIDIARY STOCK. At any time at which all of the assets and liabilities attributed to the Perkin-Elmer Group (and no other assets or liabilities of the Corporation or any subsidiary thereof) are held directly or indirectly by one or more wholly-owned subsidiaries of the Corporation (each, a "Perkin-Elmer Group Subsidiary"), the Board of Directors may, provided that there are funds of the Corporation legally available therefor, redeem all of the outstanding shares of Perkin-Elmer Group Stock, on a Redemption Date of which notice is delivered in accordance with
Section 2.4(f)(vi), in exchange for all of the shares of common stock of each Perkin-Elmer Group Subsidiary as will be outstanding immediately following such exchange of shares, such shares of common stock of each Perkin-Elmer Group Subsidiary to be delivered to the holders of shares of Perkin-Elmer Group Stock on the Redemption Date either directly or indirectly through the delivery of shares of another Perkin-Elmer Group Subsidiary that owns directly or indirectly all such shares, and to be divided among the holders of Perkin-Elmer Group Stock pro rata in accordance with the number of shares of Perkin-Elmer Group Stock held by each such holder on such Redemption Date, each of which shares of common stock of such Perkin-Elmer Group Subsidiary shall be, upon such delivery, fully paid and nonassessable.

    (d) REDEMPTION OF CELERA GENOMICS STOCK FOR CELERA GENOMICS SUBSIDIARY STOCK. At any time at which all of the assets and liabilities attributed to the Celera Genomics Group (and no other assets or liabilities of the Corporation or any subsidiary thereof) are held directly or indirectly by one or more wholly-owned subsidiaries of the Corporation (each, a "Celera Genomics Subsidiary"), the Board of Directors may, provided that there are funds of the Corporation legally available therefor, redeem all of the outstanding shares of Celera Genomics Stock, on a Redemption Date of which notice is delivered in accordance with Section 2.4(f)(vi), in exchange for all of the shares of common stock of each Celera Genomics Subsidiary as will be outstanding immediately following such exchange of shares, such shares of common stock of each Celera Genomics Subsidiary to be delivered to the holders of shares of Celera Genomics Stock on the Redemption Date either directly or indirectly through the delivery of shares of another Celera Genomics Subsidiary that owns directly or indirectly all such shares, and to be divided among the holders of Celera Genomics Stock pro rata in accordance with the number of shares of Celera Genomics Stock held by each such holder on such Redemption Date, each of which shares of common stock of such Celera Genomics Subsidiary shall be, upon such delivery, fully paid and nonassessable.

    (e) TREATMENT OF CONVERTIBLE SECURITIES. After any Conversion Date or Redemption Date on which all outstanding shares of either Perkin-Elmer Group Stock or Celera Genomics Stock are converted or redeemed, any share of such class of Common Stock that is to be issued on conversion, exchange or exercise of any Convertible Securities shall, immediately upon such conversion, exchange or exercise and without any notice from or to, or any other action on the part of, the Corporation or its Board of Directors or the holder of such Convertible
Security:

        (i) in the event the shares of such class of Common Stock outstanding on such Conversion Date were converted into shares of the other class of Common Stock (or another class or series of common stock of the Corporation) pursuant to Section 2.4(a)(i)(2), 2.4(a)(iii), 2.4(b)(i)(2) or 2.4(a)(iii),
    be converted into the amount of cash and/or the number of shares of the kind of capital stock and/or other securities or property of the Corporation that number of shares of such class of Common Stock that were to be issued upon such conversion, exchange or exercise would have received had such shares been outstanding on such Conversion Date; or

        (ii) in the event the shares of such class of Common Stock outstanding on such Redemption Date were redeemed pursuant to Section 2.4(a)(i)(1)(B), 2.4(b)(i)(1)(B), 2.4(c) or 2.4(d), be redeemed, to the extent of funds of the Corporation legally available therefor, for $.01 per share in cash for each share of such class of Common Stock that otherwise would be issued upon such conversion, exchange or exercise.

The provisions of the preceding sentence of this Section 2.4(e) shall not apply to the extent that other adjustments in respect of such conversion, exchange or redemption of a class of Common Stock are otherwise made pursuant to the provisions of such Convertible Securities.

    (f) NOTICE AND OTHER PROVISIONS. (i) Not later than the 20th Trading Day following the consummation of a Disposition referred to in Section 2.4(a)(i) (in the case of Perkin-Elmer Group Stock) or Section 2.4(b)(i) (in the case of Celera Genomics Stock), the Corporation shall announce publicly by press release
(1) the estimated Net Proceeds of such Disposition, (2) the number of shares outstanding of the class of Common Stock relating to the Group subject to such Disposition and (3) the number of shares of such class of Common Stock into or for which Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof. Not earlier than the 36th Trading Day and not later than the 40th Trading Day following the consummation of such Disposition, the Corporation shall announce publicly by press release which of the actions specified in Section 2.4(a)(i) or 2.4(b)(i), as the case may be, it has irrevocably determined to take in respect of such Disposition.

    (ii) If the Corporation determines to pay a dividend pursuant to Section 2.4(a)(i)(1)(A) (in the case of Perkin-Elmer Group Stock) or Section 2.4(b)(i)(1)(A) (in the case of Celera Genomics Stock), the Corporation shall, not later than the 40th Trading Day following the consummation of the Disposition referred to in such Section, cause notice to be given to the holders of shares of the class of Common Stock relating to the Group subject to such Disposition and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the tenth Trading Day and not later than the 20th Trading Day following the date of such notice, (2) the anticipated payment date of such dividend (which shall not be more than 95 Trading Days following the consummation of such Disposition), (3) the type of property to be paid as such dividend in respect of the outstanding shares of such class of Common Stock, (4) the Net Proceeds of such Disposition, (5) the number of outstanding shares of such class of Common Stock and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (6) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive such dividend only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation on the record date fixed for such notice.

    (iii) If the Corporation determines to undertake a redemption pursuant to
Section 2.4(a)(i)(1)(B)(I) (in the case of Perkin-Elmer Group Stock) or Section 2.4(b)(i)(1)(B)(I) (in the case of Celera Genomics Stock), the Corporation shall, not earlier than the 35th Trading Day and not later than the 45th Trading Day prior to the Redemption Date, cause notice to be given to the holders of shares of the class of Common Stock relating to the Group subject to the Disposition referred to in such Section and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a statement that all shares of such class of Common Stock outstanding on the Redemption Date shall be redeemed, (2) the Redemption Date (which shall not be more than 95 Trading Days following the consummation of such Disposition), (3) the type of property in which the redemption price for the shares of such class of Common Stock to be redeemed is to be paid, (4) the Net Proceeds of such Disposition, (5) the place or places where certificates for shares of such class of Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of cash and/or securities or other property, (6) the number of outstanding shares of such class of Common Stock and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to participate in such redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date referred to in clause (2) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 2.4 if such holder thereafter converts, exchanges or exercises such Convertible Securities and (8) a statement to the effect that, except as otherwise provided by Section 2.4(f)(ix), dividends on shares of such class of Common Stock shall cease to be paid as of such Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation on the record date fixed for such notice.

    (iv) If the Corporation determines to undertake a redemption pursuant to
Section 2.4(a)(i)(1)(B)(II) (in the case of Perkin-Elmer Group Stock) or Section 2.4(b)(i)(1)(B)(II) (in the case of Celera Genomics Stock), the Corporation shall, not later than the 40th Trading Day following the consummation of the Disposition referred to in such Section, cause notice to be given to the holders of shares of the class of Common Stock relating to the Group subject to such Disposition and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a date not earlier than the tenth Trading Day and not later than the 20th Trading Day following the date of such notice on which shares of such class of Common Stock shall be selected for redemption, (2) the anticipated Redemption Date (which shall not be more than 95 Trading Days following the consummation of such Disposition), (3) the type of property in which the redemption price for the shares to be redeemed is to be paid, (4) the Net Proceeds of such Disposition, (5) the number of shares of such class of Common Stock outstanding and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (6) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be eligible to participate in such selection for redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence, and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 2.4 if such holder thereafter converts, exchanges or exercises such Convertible Securities and (7) a statement that the Corporation will not be required to register a transfer of any shares of such class of Common Stock for a period of 15 Trading Days next preceding the date referred to in clause (1) of this sentence. Promptly following the date referred to in clause (1) of the preceding sentence, the Corporation shall cause a notice to be given to each holder of record of shares of such class of Common Stock to be redeemed setting forth (1) the number of shares of such class of Common Stock held by such holder to be redeemed, (2) a statement that such shares of such class of Common Stock shall be redeemed,
(3) the Redemption Date, (4) the kind and per share amount of cash and/or securities or other property to be received by such holder with respect to each share of such class of Common Stock to be redeemed, including details as to the calculation thereof, (5) the place or places where certificates for shares of such class of Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of such cash and/or securities or other property, (6) if applicable, a statement to the effect that the shares being redeemed may no longer be transferred on the transfer books of the Corporation after the Redemption Date and (7) a statement to the effect that, subject to Section 2.4(f)(ix), dividends on such shares of such class of Common Stock shall cease to be paid as of the Redemption Date. Such notices shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation on the record date fixed for such notice.

    (v) If the Corporation determines to convert Perkin-Elmer Group Stock into Celera Genomics Stock or Celera Genomics Stock into Perkin-Elmer Group Stock (or, in either case, another class or series of common stock of the Corporation) pursuant to Section 2.4(a)(i)(2) or 2.4(a)(iii) (in the case of the conversion of Perkin-Elmer Group Stock) or Section 2.4(b)(i)(2) or 2.4(b)(iii) (in the case of the conversion of Celera Genomics Stock), the Corporation shall, not earlier than the 35th Trading Day and not later than the 45th Trading Day prior to the Conversion Date cause notice to be given to the holders of shares of the class of Common Stock to be so converted and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a statement that all outstanding shares of such class of Common Stock shall be converted, (2) the Conversion Date (which, in the case of a conversion after a Disposition, shall not be more than 95 Trading Days following the consummation of such Disposition), (3) the per share number of shares of Common Stock (or another class or series of common stock of the Corporation) to be received with respect to each share of such class of Common Stock, including details as to the calculation thereof, (4) the place or places where certificates for shares of such class of Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of such class of Common Stock, (5) the number of outstanding shares of such class of Common Stock and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (6) a statement to the effect that, subject to Section 2.4(f)(ix), dividends on shares of such class of Common Stock shall cease to be paid as of such Conversion Date and (7) in the case of notice to holders of such Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive shares of such class of Common Stock upon such conversion only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to such Conversion Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 2.4 if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation on the record date fixed for such notice.

    (vi) If the Corporation determines to redeem shares of Perkin-Elmer Group Stock pursuant to Section 2.4(c) or Celera Genomics Stock pursuant to Section 2.4(d), the Corporation shall cause notice to be given to each holder of shares of such class of Common Stock to be redeemed and to the holders of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a statement that all shares of such class of Common Stock outstanding on the Redemption Date shall be redeemed in exchange for shares of common stock of each Perkin-Elmer Group Subsidiary or Celera Genomics Subsidiary, as applicable, (2) the Redemption Date, (3) the place or places where certificates for shares of the class of Common Stock to be redeemed, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of common stock of each Perkin-Elmer Group Subsidiary or Celera Genomics Subsidiary, as applicable, (4) a statement to the effect that, subject to Section 2.4(f)(ix), dividends on shares of such class of Common Stock being redeemed shall cease to be paid as of such Redemption Date, (5) the number of shares of such class of Common Stock outstanding and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (6) in the case of notice to holders of Convertible Securities, a statement to the effect that a holder of Convertible Securities shall be entitled to receive shares of common stock of each Perkin-Elmer Group Subsidiary or Celera Genomics Subsidiary, as applicable, upon redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 2.4(f), if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date to each such holder at such holder's address as the same appears on the transfer books of the Corporation on the record date fixed for such notice.

    (vii) If less than all of the outstanding shares of either class of Common Stock are to be redeemed pursuant to Section 2.4(a)(i)(1) (in the case of Perkin-Elmer Group Stock) or Section 2.4(b)(i)(1) (in the case of Celera Genomics Stock), the shares to be redeemed by the Corporation shall be selected from among the holders of shares of such class of Common Stock outstanding at the close of business on the record date for such redemption on a pro rata basis among all such holders or by lot or by such other method as may be determined by the Board of Directors to be equitable.

    (viii) The Corporation shall not be required to issue or deliver fractional shares of any capital stock or of any other securities to any holder of either class of Common Stock upon any conversion, redemption, dividend or other distribution pursuant to this Section 2.4. If more than one share of either class of Common Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any capital stock that shall be issuable or any other securities or property that shall be distributable to such holder upon any conversion, redemption, dividend or other distribution (including any fractional shares). If fractional shares of any capital stock or of any other securities would be required to be issued or distributed to the holders of either class of Common Stock, the Corporation shall, if such fractional shares are not issued or distributed to the holder, pay cash in respect of such fractional shares in an amount equal to the Fair Value thereof (without interest).

    (ix) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of either class of Common Stock; provided, however, that if the Conversion Date or Redemption Date, as the case may be, with respect to any shares of either class of Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of such class of Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, in each case without interest, notwithstanding the subsequent conversion or redemption of such shares.

    (x) Before any holder of shares of either class of Common Stock shall be entitled to receive any cash payment and/or certificates or instruments representing shares of any capital stock and/or other securities or property to be distributed to such holder with respect to such class of Common Stock pursuant to this Section 2.4, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after receipt of certificates representing such shares of Common Stock deliver to the person for whose account such shares of Common Stock were so surrendered, or to such person's nominee or nominees, the cash and/ or the certificates or instruments representing the number of whole shares of the kind of capital stock and/or other securities or property to which such person shall be entitled as aforesaid, together with any payment in respect of fractional shares contemplated by Section 2.4(f)(viii), in each case without interest. If less than all of the shares of either class of Common Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares of such class of Common Stock not redeemed.

    (xi) From and after any applicable Conversion Date or Redemption Date, as the case may be, all rights of a holder of shares of either class of Common Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing such shares of Common Stock as required by Section 2.4(f)(x), to receive the cash and/or the certificates or instruments representing shares of the kind and amount of capital stock and/or other securities or property for which such shares were converted or redeemed, together with any payment in respect of fractional shares contemplated by
Section 2.4(f)(viii) (which shall be held by the Corporation for the holder of such shares of Common Stock that were redeemed until the receipt of certificates representing such shares of Common Stock as provided in Section 2.4(f)(x)) and rights to dividends as provided in Section 2.4(f)(ix), in each case without interest. No holder of a certificate that immediately prior to the applicable Conversion Date or Redemption Date represented shares of a class of Common Stock shall be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock or other security or instrument for which such class of Common Stock was converted or redeemed until the surrender as required by this Section 2.4 of such certificate in exchange for a certificate or certificates or instrument or instruments representing such capital stock or other security. Subject to applicable escheat and similar laws, upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable on any class or series of capital stock of the Corporation as of a record date after the Conversion Date or Redemption Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date or Redemption Date, the Corporation shall, however, be entitled to treat the certificates for a class of Common Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock of the Corporation for which the shares of such class of Common Stock represented by such certificates shall have been converted or redeemed, notwithstanding the failure to surrender such certificates.

    (xii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of any shares of capital stock and/or other securities upon conversion or redemption of shares of either class of Common Stock pursuant to this Section
2.4. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of such class of Common Stock so converted or redeemed were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

    (xiii) Neither the failure to mail any notice required by this Section 2.4 to any particular holder of a class of Common Stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of a class of Common Stock or of Convertible Securities or the validity of any such conversion or redemption.

    (xiv) The Board of Directors may establish such rules and requirements to facilitate the effectuation of the transactions contemplated by this Section 2.4 as the Board of Directors shall determine to be appropriate.

    SECTION 2.5 APPLICATION OF THE PROVISIONS OF ARTICLE IV. (a) CERTAIN DETERMINATIONS BY THE BOARD OF DIRECTORS. The Board of Directors shall make such determinations with respect to the businesses, assets, properties and liabilities to be attributed to the Groups, the application of the provisions of the Certificate of Incorporation to transactions to be engaged in by the Corporation and the voting powers, preferences and relative, participating, optional and other special rights of the holders of either class of Common Stock, and the qualifications and restrictions thereon, provided by the Certificate of Incorporation as may be or become necessary or appropriate to the exercise of such powers, preferences and relative, participating, optional and other special rights, including, without limiting the foregoing, the determinations referred to in this Section 2.5. A record of any such determination shall be filed with the records of the actions of the Board of Directors.

        (i) Upon any acquisition by the Corporation or its subsidiaries of any assets or business, or any assumption of liabilities, outside of the ordinary course of business of the Perkin-Elmer Group or the Celera Genomics Group, as the case may be, the Board of Directors shall determine whether such assets, business and liabilities (or an interest therein) shall be for the benefit of the Perkin-Elmer Group or the Celera Genomics Group or that an interest therein shall be partly for the benefit of the Perkin-Elmer Group and partly for the benefit of the Celera Genomics Group and, accordingly, shall be attributed to the Perkin-Elmer Group or the Celera Genomics Group, or partly to each, in accordance with Section 2.6(q) or 2.6(b), as the case may be.

        (ii) Upon any issuance of any shares of Celera Genomics Stock at a time when the Number of Celera Genomics Designated Shares is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of Celera Genomics Stock so issued shall reduce the Number of Celera Genomics Designated Shares and the Number of Celera Genomics Designated Shares shall be adjusted accordingly.

        (iii) Upon any issuance by the Corporation or any subsidiary thereof of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of Celera Genomics Stock, if at the time such Convertible Securities are issued the Number of Celera Genomics Designated Shares is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether, upon conversion, exchange or exercise thereof, the issuance of shares of Celera Genomics Stock pursuant thereto shall, in whole or in part, reduce the Number of Celera Genomics Designated Shares and the Number of Celera Genomics Designated Shares shall be adjusted accordingly.

        (iv) Upon any issuance of any shares of any class or series of preferred stock of the Corporation, the Board of Directors shall attribute, based on the use of proceeds of such issuance of shares of preferred stock in the business of the Perkin-Elmer Group or the Celera Genomics Group and any other relevant factors, the shares so issued entirely to the Perkin-Elmer Group or entirely to the Celera Genomics Group or partly to the Perkin-Elmer Group and partly to the Celera Genomics Group in such proportion as the Board of Directors shall determine.

        (v) Upon any redemption or repurchase by the Corporation or any subsidiary thereof of shares of preferred stock of any class or series or of other securities or debt obligations of the Corporation, the Board of Directors shall determine, based on the property used to redeem or purchase such shares, other securities or debt obligations, which, if any, of such shares, other securities or debt obligations redeemed or repurchased shall be attributed to the Perkin-Elmer Group and which, if any, of such shares, other securities or debt obligations shall be attributed to the Celera Genomics Group and, accordingly, how many of the shares of such class or series of preferred stock or of such other securities, or how much of such debt obligations, that remain outstanding, if any, are thereafter attributed to the Perkin-Elmer Group or the Celera Genomics Group.

    (b) CERTAIN DETERMINATIONS NOT REQUIRED. Notwithstanding the foregoing provisions of this Section 2.5, the provisions of Section 2.6(b) or 2.6(q) or any other provision of the Certificate of Incorporation, at any time when there are not outstanding both (i) one or more shares of Perkin-Elmer Group Stock or Convertible Securities convertible into or exchangeable or exercisable for Perkin-Elmer Group Stock and (ii) one or more shares of Celera Genomics Stock or Convertible Securities convertible into or exchangeable or exercisable for Celera Genomics Stock, the Corporation need not (A) attribute any of the assets or liabilities of the Corporation or any of its subsidiaries to the Perkin-Elmer Group or the Celera Genomics Group or (B) make any determination required in connection therewith, nor shall the Board of Directors be required to make any of the determinations otherwise required by this Article, and in such circumstances the holders of the shares of Perkin-Elmer Group Stock and Celera Genomics Stock outstanding, as the case may be, shall (unless otherwise specifically provided by the Certificate of Incorporation) be entitled to all the voting powers, preferences and relative, participating, optional and other special rights of both classes of Common Stock without differentiation between the Perkin-Elmer Group Stock and the Celera Genomics Stock.

    (c) BOARD DETERMINATIONS BINDING. Subject to applicable law, any determinations made in good faith by the Board of Directors of the Corporation under any provision of this Section 2.5 or otherwise in furtherance of the application of this Section 2 shall be final and binding on all stockholders.

    SECTION 2.6 CERTAIN DEFINITIONS. As used in the Certificate of Incorporation, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires. As used in this Section 2.6, a "contribution" or "transfer" of assets or properties from one Group to another shall refer to the reattribution of such assets or properties from the contributing or transferring Group to the other Group and correlative phrases shall have correlative meanings.

    (a) AVAILABLE DIVIDEND AMOUNT shall mean, as the context requires, a reference to the Perkin-Elmer Group Available Dividend Amount or the Celera Genomics Group Available Dividend Amount.

    (b) CELERA GENOMICS GROUP shall mean, as of any date:

        (i) the interest of the Corporation on such date in Celera Genomics Corporation and GenScope, Inc. (the "Celera Genomics Group Companies"), any successor companies, and all of the businesses, assets and liabilities of the Celera Genomics Group Companies and any subsidiaries thereof;

        (ii) all assets and liabilities of the Corporation and its subsidiaries attributed by the Board of Directors to the Celera Genomics Group, whether or not such assets or liabilities are or were also assets and liabilities of the Celera Genomics Group Companies;

        (iii) all businesses, assets, properties and liabilities transferred to the Celera Genomics Group from the Perkin-Elmer Group (other than in a transaction pursuant to Section 2.6(b)(iv)) pursuant to transactions in the ordinary course of business of the Celera Genomics Group and the Perkin-Elmer Group or otherwise as the Board of Directors may have directed as permitted by the Certificate of Incorporation;

        (iv) all properties and assets transferred to the Celera Genomics Group from the Perkin-Elmer Group in connection with an increase in the Number of Celera Genomics Designated Shares; and

        (v) the interest of the Corporation or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Corporation or any of its subsidiaries outside of the ordinary course of business and attributed to the Celera Genomics Group, as determined by the Board of Directors as contemplated by Section 2.5(a)(i);

provided that from and after any transfer of any assets or properties from the Celera Genomics Group to the Perkin-Elmer Group, the Celera Genomics Group shall no longer include such assets or properties so transferred.

    (c) CELERA GENOMICS GROUP AVAILABLE DIVIDEND AMOUNT shall mean, on any date, either:

        (x)(i) an amount equal to the fair market value of the total assets attributed to the Celera Genomics Group less the total liabilities attributed to the Celera Genomics Group (provided that preferred stock shall not be treated as a liability), in each case, as of such date and determined on a basis consistent with that applied in determining The Perkin-Elmer Corporation Earnings (Loss) Attributable to the Celera Genomics Group, minus
    (ii) the aggregate par value of, or any greater amount determined in accordance with applicable law to be capital in respect of, all outstanding shares of Celera Genomics Stock and each class or series of preferred stock attributed in accordance with the Certificate of Incorporation to the Celera Genomics Group, or

        (y) in case the total amount calculated pursuant to clause (i) above is not a positive number, an amount equal to The Perkin-Elmer Corporation Earnings (Loss) Attributable to the Celera Genomics Group (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Notwithstanding the foregoing provisions of this Section 2.6(c), and consistent with Section 2.5(c), at any time when there are not outstanding both (i) one or more shares of Perkin-Elmer Group Stock or Convertible Securities convertible into or exchangeable or exercisable for Perkin-Elmer Group Stock and (ii) one or more shares of Celera Genomics Stock or Convertible Securities convertible into or exchangeable or exercisable for Celera Genomics Stock, the "Available Dividend Amount," on any calculation date during such time period, with respect to the Perkin-Elmer Group Stock or the Celera Genomics Stock, as the case may be (depending on which of such classes of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for such class of Common Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

    (d) CONVERSION DATE shall mean the date fixed by the Board of Directors as the effective date for the conversion of shares of Perkin-Elmer Group Stock into shares of Celera Genomics Stock (or another class or series of common stock of the Corporation) or of shares of Celera Genomics Stock into shares of Perkin-Elmer Group Stock (or another class or series of common stock of the Corporation), as the case may be, as shall be set forth in the notice to holders of shares of the class of Common Stock subject to such conversion and to holders of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of the class of Common Stock subject to such conversion required pursuant to Section 2.4(f)(v).

    (e) CONVERTIBLE SECURITIES shall mean, as of any date, any securities of the Corporation or of any subsidiary thereof (other than shares of a class of Common Stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of either class of Common Stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events; provided that securities shall only be Convertible Securities in respect of the number of shares of Common Stock into or for which such securities are then convertible, exchangeable or exercisable.

    (f) DISPOSITION shall mean a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets (including stock, other securities and goodwill).

    (g) FAIR VALUE shall mean, (i) in the case of equity securities or debt securities of a class or series that has previously been Publicly Traded for a period of at least 15 months, the Market Value thereof (if such Market Value, as so defined, can be determined); (ii) in the case of an equity security or debt security that has not been Publicly Traded for at least 15 months or the Market Value of which cannot be determined, the fair value per share of stock or per other unit of such security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors, or, if no such investment banking firm is, as determined in the good faith judgment of the Board of Directors, available to make such determination, in good faith by the Board of Directors; (iii) in the case of cash denominated in U.S. dollars, the face amount thereof and in the case of cash denominated in other than U.S. dollars, the face amount thereof converted into U.S. dollars at the rate published in The Wall Street Journal on the date for the determination of Fair Value or, if not so published, at such rate as shall be determined in good faith by the Board of Directors based upon such information as the Board of Directors shall in good faith determine to be appropriate; and (iv) in the case of property other than securities or cash, the "Fair Value" thereof shall be determined in good faith by the Board of Directors based upon such appraisals or valuation reports of such independent experts as the Board of Directors shall in good faith determine to be appropriate. Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Board of Directors.

    (h) GROUP shall mean, as of any date, the Perkin-Elmer Group or the Celera Genomics Group, as the case may be.

    (i) MARKET CAPITALIZATION of any class or series of capital stock on any date shall mean the product of (i) the Market Value of one share of such class or series of capital stock on such date and (ii) the number of shares of such class or series of capital stock outstanding on such date.

    (j) MARKET VALUE of a share of any class or series of capital stock of the Corporation on any day shall mean the average of the high and low reported sales prices regular way of a share of such class or series on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the New York Stock Exchange Composite Tape or, if the shares of such class or series are not listed or admitted to trading on such Exchange on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on the Nasdaq National Market or, if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation or, if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the Fair Value of a share of such class or series as set forth in clause (ii) of the definition of Fair Value; provided that, for purposes of determining the "Market Value" of a share of any class or series of capital stock for any period, (i) the "Market Value" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (ii)(B) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (ii) the "Market Value" of any share of capital stock on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class or series of capital stock occurring during such period or (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution.

    (k) MARKET VALUE RATIO OF CELERA GENOMICS STOCK TO PERKIN-ELMER GROUP STOCK as of any date shall mean the fraction (which may be greater or less than 1/1), expressed as a decimal (rounded to the nearest five decimal places), of a share of Perkin-Elmer Group Stock (or another class or series of common stock of the Corporation, if so provided by Section 2.4(b)(iii) because Perkin-Elmer Group Stock is not then Publicly Traded) to be issued in respect of a share of Celera Genomics Stock upon a conversion of Celera Genomics Stock into Perkin-Elmer Group Stock (or another class or series of common stock of the Corporation) in accordance with Section 2.4(b)(iii) the numerator of which shall be the average Market Value of one share of Celera Genomics Stock during the 20-Trading Day period ending on such date and the denominator of which shall be the average Market Value of one share of Perkin-Elmer Group Stock (or such other common stock) during the 20-Trading Day period ending on such date.

    (l) MARKET VALUE RATIO OF PERKIN-ELMER GROUP STOCK TO CELERA GENOMICS STOCK as of any date shall mean the fraction (which may be greater or less than 1/1), expressed as a decimal (rounded to the nearest five decimal places), of a share of Celera Genomics Stock (or another class or series of common stock of the Corporation, if so provided by Section 2.4(a)(iii) because Celera Genomics Stock is not then Publicly Traded) to be issued in respect of a share of Perkin-Elmer Group Stock upon a conversion of Perkin-Elmer Group Stock into Celera Genomics Stock (or another class or series of common stock of the Corporation) in accordance with Section 2.4(a)(iii), the numerator of which shall be the average Market Value of one share of Perkin-Elmer Group Stock during the 20-Trading Day period ending on such date and the denominator of which shall be the average Market Value of one share of Celera Genomics Stock (or such other common stock) during the 20-Trading Day period ending on such date.

    (m) NET PROCEEDS shall mean, as of any date with respect to any Disposition of any of the properties and assets attributed to the Perkin-Elmer Group or the Celera Genomics Group, as the case may be, an amount, if any, equal to what remains of the gross proceeds of such Disposition after payment of, or reasonable provision is made as determined by the Board of Directors for, (i) any taxes payable by the Corporation (or which would have been payable but for the utilization of tax benefits attributable to the other Group) in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to Section 2.4(a)(i)(1)(A), 2.4(a)(i)(1)(B), 2.4(b)(i)(1)(A) or 2.4(b)(i)(1)(B),
(ii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (iii) any liabilities (contingent or otherwise) of or attributed to such Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Corporation incurred in connection with the Disposition or otherwise, and any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to such Group. For purposes of this definition, any properties and assets attributed to the Group, the properties and assets of which are subject to such Disposition, remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as the Board of Directors determines can be expected to be supported by such properties and assets.

    (n) NUMBER OF CELERA GENOMICS DESIGNATED SHARES shall be, as of the date of effectiveness of the Certificate of Incorporation, zero; provided, however, that the "Number of Celera Genomics Designated Shares" shall from time to time thereafter be:

        (i) adjusted, if before such adjustment such number is greater than zero, as determined by the Board of Directors to be appropriate to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the Celera Genomics Stock or any dividend or other distribution of shares of Celera Genomics Stock to holders of shares of Celera Genomics Stock or any reclassification of Celera Genomics Stock;

        (ii) decreased (but to not less than zero), if before such adjustment such number is greater than zero, by action of the Board of Directors by (1) the number of shares of Celera Genomics Stock issued or sold by the Corporation that, immediately prior to such issuance or sale, were included in the Number of Celera Genomics Designated Shares, (2) the number of shares of Celera Genomics Stock issued upon conversion, exchange or exercise of Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number of Celera Genomics Designated Shares, (3) the number of shares of Celera Genomics Stock issued by the Corporation as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Perkin-Elmer Group Stock, (4) the number of shares of Celera Genomics Stock issued upon the conversion, exchange or exercise of any Convertible Securities issued by the Corporation as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Perkin-Elmer Group Stock, and (5) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (A) the aggregate Fair Value as of the date of contribution of properties or assets (including cash) transferred from the Celera Genomics Group to the Perkin-Elmer Group in consideration for a reduction in the Number of Celera Genomics Designated Shares divided by (B) the average Market Value of one share of Celera Genomics Stock during the 20-Trading Day period ending on the date immediately prior to the date of such transfer; and

        (iii) increased by the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (A) the Fair Value of properties or assets (including cash) theretofore attributed as provided by Section 2.6(q) to the Perkin-Elmer Group that are contributed to the Celera Genomics Group in consideration of an increase in the Number of Celera Genomics Designated Shares divided by (B) the average Market Value of one share of Celera Genomics Stock during the 20-Trading Day period ending on the date immediately prior to the date of such contribution.

    (o) THE PERKIN-ELMER CORPORATION EARNINGS (LOSS) ATTRIBUTABLE TO THE CELERA GENOMICS GROUP shall mean, for any period through any date, (i) the net income or loss of the Celera Genomics Group for such period determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Corporation attributed to the Celera Genomics Group on a basis substantially consistent with attributions of income and expense made in the calculation of The Perkin-Elmer Corporation Earnings (Loss) Attributable to the Perkin-Elmer Group, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes, reduced by (ii) the aggregate amount of consolidated allowable tax benefits for federal income tax purposes generated by the Celera Genomics Group for such period which can not be utilized by the Celera Genomics Group but can be utilized by the Corporation on a consolidated basis for such period to the extent such amount was included in the calculation of net income or loss under clause (i) for such period ("Excludable Celera Tax Benefits") (provided that the amount referred to in clause (i) shall be reduced only to the extent the cumulative amount of Excludable Celera Tax Benefits from July 1, 1998 exceeds $ million).

    (p) THE PERKIN-ELMER CORPORATION EARNINGS (LOSS) ATTRIBUTABLE TO THE PERKIN-ELMER GROUP shall mean, for any period through any date, (i) the net income or loss of the Perkin-Elmer Group for such period determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Corporation attributed to the Perkin-Elmer Group on a basis substantially consistent with attributions of income and expense made in the calculation of The Perkin-Elmer Corporation Earnings (Loss) Attributable to the Celera Genomics Group, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes, increased by (ii) the amount reducing The Perkin-Elmer Corporation Earnings (Loss) Attributable to the Celera Genomics Group for such period pursuant to clause (ii) of Section 2.6(o).

    (q) PERKIN-ELMER GROUP shall mean, as of any date:

        (i) the interest of the Corporation or any of its subsidiaries on such date in all of the businesses, assets, properties and liabilities of the Corporation or any of its subsidiaries (and any successor companies), other than any businesses, assets, properties and liabilities attributed in accordance with this Article to the Celera Genomics Group;

        (ii) all businesses, assets, properties and liabilities transferred to the Perkin-Elmer Group from the Celera Genomics Group (other than in a transaction pursuant to Section 2.6(q)(iii)) pursuant to transactions in the ordinary course of business of the Perkin-Elmer Group and the Celera Genomics Group or otherwise as the Board of Directors may have directed as permitted by the Certificate of Incorporation;

        (iii) all properties and assets transferred to the Perkin-Elmer Group from the Celera Genomics Group in connection with a reduction of the Number of Celera Genomics Designated Shares; and

        (iv) the interest of the Corporation or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Corporation or any of its subsidiaries outside of the ordinary course of business and attributed to the Perkin-Elmer Group, as determined by the Board of Directors as contemplated by Section 2.5(a)(i);

provided that from and after any transfer of any assets or properties from the Perkin-Elmer Group to the Celera Genomics Group, the Perkin-Elmer Group shall no longer include such assets or properties so transferred.

    (r) PERKIN-ELMER GROUP AVAILABLE DIVIDEND AMOUNT shall mean, on any date, either:

        (x)(i) the amount equal to the fair market value of the total assets attributed to the Perkin-Elmer Group less the total liabilities attributed to the Perkin-Elmer Group (provided that preferred stock shall not be treated as a liability), in each case, as of such date and determined on a basis consistent with that applied in determining The Perkin-Elmer Corporation Earnings (Loss) Attributable to the Perkin-Elmer Group, minus
    (ii) the aggregate par value of, or any greater amount determined in accordance with applicable law to be capital in respect of, all outstanding shares of Perkin-Elmer Group Stock and each class or series of preferred stock attributed in accordance with the Certificate of Incorporation to the Perkin-Elmer Group, or

        (y) in case the total amount calculated pursuant to clause (i) above is not a positive number, an amount equal to The Perkin-Elmer Corporation Earnings (Loss) Attributable to the Perkin-Elmer Group (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Notwithstanding the foregoing provisions of this Section 2.6(r), and consistent with Section 2.5(c), at any time when there are not outstanding both (i) one or more shares of Perkin-Elmer Group Stock or Convertible Securities convertible into or exchangeable or exercisable for Perkin-Elmer Group Stock and (ii) one or more shares of Celera Genomics Stock or Convertible Securities convertible into or exchangeable or exercisable for Celera Genomics Stock, the "Available Dividend Amount," on any calculation date during such time period, with respect to the Perkin-Elmer Group Stock or the Celera Genomics Stock, as the case may be (depending on which of such classes of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for such class of Common Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

    (s) PUBLICLY TRADED with respect to any security shall mean that such security is (i) registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), and (ii) listed for trading on the New York Stock Exchange or the American Stock Exchange (or any national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), that is the successor to either such exchange) or listed on The Nasdaq Stock Market (or any successor market system).

    (t) REDEMPTION DATE shall mean the date fixed by the Board of Directors as the effective date for a redemption of shares of either class of Common Stock, as set forth in a notice to holders thereof required pursuant to Section 2.4(f)(iii), (iv), (v) or (vi).

    (u) RELATED BUSINESS TRANSACTION means any Disposition of all or substantially all the properties and assets attributed to the Perkin-Elmer Group or the Celera Genomics Group, as the case may be, in a transaction or series of related transactions that result in the Corporation receiving in consideration of such properties and assets primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity which (i) acquires such properties or assets or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor and (ii) is engaged primarily or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Group prior to such Disposition, as determined by the Board of Directors.

    (v) TRADING DAY shall mean each weekday other than any day on which the relevant class of common stock of the Corporation is not traded on any national securities exchange or listed on The Nasdaq Stock Market or in the over-the-counter market.

    SECTION 3. PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series, each with such distinctive designation as may be stated in the Certificate of Incorporation or in any amendment hereto, or in a resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors or a duly authorized committee thereof. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of the Certificate of Incorporation, for each such series the number of shares constituting such series and the designation and the voting powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by the Board of Directors or a duly authorized committee thereof under the DGCL.

                                   ARTICLE V.

                               BOARD OF DIRECTORS

    SECTION 1. NUMBER OF DIRECTORS. The number of directors shall be fixed by resolution of the Board of Directors, but shall not be less than three nor more than thirteen. Election of directors need not be by written ballot, unless so provided in the By-laws of the Corporation.

    SECTION 2. POWERS OF THE BOARD OF DIRECTORS. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors selected as provided by law and the Certificate of Incorporation and the By-laws of the Corporation. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to:

        (a) adopt, amend, alter, change or repeal By-laws of the Corporation;

        (b) subject to the By-laws as from time to time in effect, determine the rules and procedures for the conduct of the business of the Board of Directors and the management and direction by the Board of Directors of the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, or authorize the appointment of, and empower officers and other agents of the Corporation, and to determine the time and place of, the notice requirements for, and the manner of conducting, Board meetings, as well as other notice requirements for, and the manner of taking, Board action; and

        (c) exercise all such powers and do all such acts as may be exercised or done by the Corporation, subject to the provisions of the DGCL and the Certificate of Incorporation and By-laws of the Corporation.

                                  ARTICLE VI.

                              STOCKHOLDER ACTIONS

    SECTION 1. SPECIAL MEETINGS. Special meetings of stockholders may be called at any time by the Board of Directors or by the Chairman of the Board of Directors, the President or the Secretary of the Corporation.

    SECTION 2. WRITTEN CONSENTS. Any action required or permitted to be taken by the stockholders of the Corporation may be effected by written consent in lieu of a meeting of such holders, provided that such consent must be signed by all the holders of all outstanding shares of the Corporation's capital stock entitled to vote thereon.

                                  ARTICLE VII.

                      LIMITATION ON LIABILITY OF DIRECTORS

    No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, including without limitation for serving on a committee of the Board of Directors; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment, repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

                                 ARTICLE VIII.

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

    The Corporation hereby reserves the right from time to time to amend, alter, change or repeal any provision contained in the Certificate of Incorporation of the Corporation in any manner permitted by the DGCL and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. In addition to any vote otherwise required by law, and except as may otherwise be provided in the Certificate of Incorporation, any such amendment, alteration, change or repeal shall require approval of both (i) the Board of Directors by the affirmative vote of a majority of the members then in office and (ii) the holders of a majority of the voting power of all of the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

    IN WITNESS WHEREOF, this Restated Certificate of Incorporation which restates, integrates and amends the provisions of the certificate of incorporation of the Corporation, and which has been duly adopted in accordance with the provisions of Sections 241 and 245 of the Delaware General Corporation
Law, has been executed by                               , its
                    , this       day of                               , and by
so executing, the undersigned certifies that the Corporation has not received any payment for any of its stock.

                                          THE PERKIN-ELMER CORPORATION
                                          By:___________________________________

                                              Name:
                                             Title:

                                                                       ANNEX III

                     ILLUSTRATIONS OF CERTAIN PROVISIONS OF
                      THE NEW CERTIFICATE OF INCORPORATION

PER SHARE VOTING RIGHTS OF CELERA GENOMICS STOCK

    THE FOLLOWING ILLUSTRATION DEMONSTRATES THE CALCULATION OF THE NUMBER OF VOTES EACH SHARE OF CELERA GENOMICS STOCK WOULD BE ENTITLED ON ALL MATTERS HOLDERS OF PERKIN-ELMER GROUP STOCK AND CELERA GENOMICS STOCK VOTE UPON AS A CLASS. AT ALL TIMES THE PERKIN-ELMER GROUP STOCK WOULD BE ENTITLED TO ONE VOTE PER SHARE. CAPITALIZED TERMS NOT DEFINED IN THIS ANNEX HAVE THE MEANINGS SET FORTH IN THE NEW CERTIFICATE OF INCORPORATION IN ANNEX II.

    Each outstanding share of Celera Genomics Stock will have a number of votes (including a fraction of one vote) equal to the quotient (rounded to the nearest three decimal places) of the average Market Value of the Celera Genomics Stock over the 20-Trading Day period ending on the 10th Trading Day prior to the record date for determining the holders of Common Stock entitled to vote, DIVIDED BY the average Market Value of the Perkin-Elmer Group Stock over the same 20-Trading Day period.

    To illustrate the provision, if the average Market Value of the Celera Genomics Stock was $15 and the average Market Value of the Perkin-Elmer Group Stock for the 20-Trading Day period was $80, each share of Perkin-Elmer Group Stock would have one vote and each share of Celera Genomics Stock would have
0.188 votes based on the following calculation:

$15
---            =      0.188 votes
$80

    Based on such number of votes, on any proposal where holders of Perkin-Elmer Group Stock and Celera Genomics Stock vote together as a single class and assuming 100 million shares of Perkin-Elmer Group Stock and 50 million shares of Celera Genomics Stock were outstanding, the shares of Perkin-Elmer Group Stock would represent approximately 91.4% of our total voting power and the shares of Celera Genomics Stock would represent approximately 8.6% of our total voting power.

CONVERSION OF COMMON STOCK AT THE OPTION OF THE COMPANY

    THE FOLLOWING ILLUSTRATION DEMONSTRATES THE CALCULATION OF THE NUMBER OF SHARES ISSUABLE UPON CONVERSION OF ONE CLASS OF COMMON STOCK INTO SHARES OF THE OTHER CLASS OF COMMON STOCK AT THE OPTION OF THE COMPANY.

    At any time, the Board may convert each share of the Common Stock relating to one Group into a number of shares of the Common Stock relating to the other Group equal to 110% of the ratio (rounded to the nearest five decimal places) of the average Market Value of the class of Common Stock to be converted to the average Market Value of the other class of Common Stock. We will calculate the ratio over the 20-Trading Day Period ending on the fifth Trading Day prior to the date we mail notice of conversion to holders.

    To illustrate the provision, if (1) 50 million shares each of Celera Genomics Stock and 100 million shares of Perkin-Elmer Group Stock were outstanding immediately prior to a conversion, (2) the average Market Value of one share of the Celera Genomics Stock over the 20-Trading Day period was $15, and (3) the average Market Value of one share of Perkin-Elmer Group Stock, over the same

                                     III-1

20-Trading Day period was $80, then each share of Celera Genomics Stock could be converted into .20625 shares of Perkin-Elmer Group Stock based on the following calculation:

                         $15
1.1            X         ---         =     .20625 shares
                         $80

    Immediately after such conversion, the total number of shares of Perkin-Elmer Group Stock issued and outstanding would be 60,312,500 shares.

MANDATORY DIVIDEND, REDEMPTION OR CONVERSION UPON A DISPOSITION

    THE FOLLOWING ILLUSTRATION DEMONSTRATES THE PROVISIONS REQUIRING A MANDATORY DIVIDEND, REDEMPTION OR CONVERSION IF A DISPOSITION OF ALL OR SUBSTANTIALLY ALL OF THE PROPERTIES AND ASSETS OF A GROUP OCCURS.

    If a Disposition of all or substantially all of the property and assets of a Group occurs (excluding certain specified transactions), we must consummate one of the following three transactions on or prior to the 95th Trading Day following the consummation of the Disposition:

    (1) pay a dividend to the holders of shares of the class of Common Stock relating to the Group subject to the Disposition having a Fair Value as of the date of such Disposition equal in the aggregate to the Fair Value of the Net Proceeds of the Disposition as of that date; or

    (2) (A) if the Disposition involves all (not merely substantially all) of the properties and assets of such Group, redeem all outstanding shares of that class of Common Stock for consideration having a Fair Value as of the date of the Disposition in the aggregate equal to the Fair Value of the Net Proceeds of the Disposition as of that date; or

       (B) if the Disposition involves substantially all (but not all) of the properties and assets of the Group, redeem such number of whole shares of that class of Common Stock as have in the aggregate an average Market Value, during the 10-Trading Day period beginning on the 26th Trading Day immediately following the date of the Disposition (the "Valuation Period") closest to the Fair Value of the Net Proceeds of the Disposition as of that date for consideration in the aggregate equal to the Fair Value of the Net Proceeds as of that date; or

    (3) convert each outstanding share of the class of Common Stock relating to that Group into a number of shares of the Common Stock relating to the other Group equal to 110% of the ratio (rounded to the nearest five decimal places) of the average Market Value of one share of Common Stock relating to that Group to the average Market Value of one share of Common Stock relating to the other Group during the Valuation Period.

    To illustrate the foregoing, if (1) 100 million shares of Perkin-Elmer Group Stock and 50 million shares of Celera Genomics Stock were outstanding, (2) the Net Proceeds of the Disposition of substantially all (but not all) of the assets of the Celera Genomics Group have a Fair Value as of the date of consummation of such Disposition equal to $500 million, (3) the average Market Value of the Celera Genomics Stock during the Valuation Period is $15 per share and (4) the average Market Value of the Perkin-Elmer Group Stock during the Valuation Period is $80 per share, then we could do any of the following:

(1) pay a dividend to the holders of shares of Celera Genomics Stock equal to:

Fair Value of Net Proceeds               $500 million
---------------------------   =          --------------   =          $10 per share
Number of Outstanding Shares             50 million
of Celera Genomics Stock                 shares

                                     III-2

(2) (B) redeem for $15 per share a number of shares of Celera Genomics Stock equal to:

Fair Value of Net Proceeds                         $500 million
-------------------------------------   =          -----------   =          33,333,333
Average Per Share Market Value of                  $15 per                  shares
Celera                                             share
Genomics Stock During Valuation Period

    After the redemption, 16,666,666 shares of Celera Genomics Stock would remain outstanding.

(3) (C) convert each outstanding share of Celera Genomics Stock into a number of shares of Perkin-Elmer Group Stock equal to:

                      Average Market Value of Celera
                      Genomics Stock During                                                    $15 per
                      Valuation Period                                                          share
1.1        X          -------------------------------------   =          1.1         X       -----------
                      Average Market Value of Perkin-Elmer                                     $80 per
                      Group Stock During Valuation Period                                       share

                                                              =          .20625 shares

   As a result of the conversion, the 50 million shares of Celera Genomics Stock would be converted into 10,312,500 shares of Perkin-Elmer Group Stock and 60,312,500 shares of Perkin-Elmer Group Stock would be outstanding.

LIQUIDATION RIGHTS OF CELERA GENOMICS STOCK

    THE FOLLOWING ILLUSTRATION DEMONSTRATES THE CALCULATION OF THE NUMBER OF LIQUIDATION UNITS TO WHICH EACH SHARE OF CELERA GENOMICS STOCK WOULD BE ENTITLED UPON OUR LIQUIDATION OR DISSOLUTION. AT ALL TIMES THE PERKIN-ELMER GROUP STOCK WOULD BE ENTITLED TO ONE LIQUIDATION UNIT PER SHARE, SUBJECT TO CERTAIN ADJUSTMENTS.

    Each outstanding share of Celera Genomics Stock will have a number of Liquidation Units (including a fraction of one Liquidation Unit) equal to the quotient (rounded to the nearest five decimal places) of the average Market Value of the Celera Genomics Stock over the 20-Trading Day period ending on the 40th Trading Day immediately succeeding the effective date of the Recapitalization, DIVIDED BY the average Market Value of the Perkin-Elmer Group Stock over the same 20-Trading Day period.

    To illustrate the provision, if the average Market Value of the Celera Genomics Stock were $15 and the average Market Value of the Perkin-Elmer Group Stock for the 20-Trading Day period were $80, then each share of Perkin-Elmer Group Stock would have one Liquidation Unit and each share of Celera Genomics Stock would have 0.18750 of a Liquidation Unit, subject to certain adjustments, based on the following calculation:

$15
---            =      0.18750 Liquidation Units
$80

    After the number of Liquidation Units to which each share of Celera Genomics Stock is entitled has been calculated in accordance with this formula, we may change that number only if we subdivide or combine the shares of one of the classes of Common Stock. We will be required to obtain the approval of the stockholders of both classes of Common Stock for all other changes in the number of Liquidation Units of the Celera Genomics Stock.

                                     III-3

                                                                        ANNEX IV

                          THE PERKIN-ELMER CORPORATION

                                                                                                            PAGE
                                                                                                          ---------

Management's Discussion and Analysis....................................................................  IV-2

Report of Independent Accountants.......................................................................  IV-19

Consolidated Financial Statements.......................................................................  IV-20

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                     MANAGEMENT'S DISCUSSION OF OPERATIONS

    The following discussion should be read in conjunction with the consolidated financial statements and related notes. Historical results and percentage relationships are not necessarily indicative of operating results for any future periods.

EVENTS IMPACTING COMPARABILITY

    ACQUISITIONS AND INVESTMENTS

    On January 22, 1998, The Perkin-Elmer Corporation (the "Company") acquired PerSeptive Biosystems, Inc. ("PerSeptive"). The acquisition has been accounted for as a pooling of interests and, accordingly, the Company's financial results have been restated to include the combined operations (see Note 2 to the consolidated financial statements).

    The Company acquired Molecular Informatics, Inc. ("Molecular Informatics") and a 14.5% interest, and approximately 52% of the voting rights, in Tecan AG ("Tecan") during the second quarter of fiscal 1998, and GenScope, Inc. ("GenScope") during the third quarter of fiscal 1997. The results of operations for the above acquisitions, each of which was accounted for as a purchase, have been included in the consolidated financial statements since the date of each respective acquisition. A discussion of the Company's significant acquisitions and investments is provided in Note 2 to the consolidated financial statements.

    RESTRUCTURING AND OTHER MERGER COSTS

    The Company incurred merger-related period costs of $.9 million in the first quarter of fiscal 1999 in connection with the integration of PerSeptive into the Company. During fiscal 1998, the Company recorded $48.1 million of before-tax charges, or $.87 per diluted share after-tax, for restructuring and other merger costs to integrate PerSeptive into the Company. The charge included $4.1 million of inventory-related write-offs, recorded in cost of sales, associated with the rationalization of certain product lines. The objectives of the integration plan are to lower PerSeptive's cost structure by reducing excess manufacturing capacity, achieve broader worldwide distribution of PerSeptive's products, and combining sales, marketing, and administrative functions.

    In fiscal 1997 and 1996, the Company implemented restructuring actions primarily targeted to improve the profitability and cash flow performance of the Analytical Instruments Division ("Analytical Instruments"). The fiscal 1997 plan focused on the transition from a highly vertical manufacturing operation to one that relies more on outsourcing functions not considered core competencies. The fiscal 1996 plan was a broad program designed to reduce administrative and manufacturing overhead and improve operating efficiency, primarily in Europe and the United States. The before-tax charges associated with the implementation of these actions were $24.2 million, or $.31 per diluted share after-tax, in fiscal 1997, and $71.6 million, or $1.35 per diluted share after-tax, in fiscal 1996. Fiscal 1997 also reflected an $11.2 million before-tax, or $.13 per diluted share after-tax, reduction of charges associated with the fiscal 1996 plan.

    Also in fiscal 1996, a before-tax charge of $17.5 million, or $.38 per diluted share after-tax, was recorded by PerSeptive for restructuring actions and other related costs. A complete discussion of the Company's restructuring programs is provided in Note 10 to the consolidated financial statements.

    ACQUIRED RESEARCH AND DEVELOPMENT

    During fiscal 1998, 1997, and 1996, the Company recorded charges for purchased in-process research and development in connection with certain acquisitions for the PE Biosystems Division ("PE Biosystems"). The charges recorded in fiscal 1998, 1997, and 1996 were $28.9 million, $26.8 million, and $33.9 million, or $.57, $.54, and $.72 per diluted share after-tax, respectively (see Note 2 to the consolidated financial statements).

    IMPAIRMENT OF ASSETS

    Cost of sales for fiscal 1997 included $7.5 million, or $.13 per diluted share after-tax, for the write-down of goodwill and other assets. The fiscal 1997 charge, as a result of adopting Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," included $5.6 million to write-down goodwill associated with the fiscal 1995 acquisition of Photovac Inc. and $1.9 million of other assets associated primarily with Analytical Instruments. In fiscal 1996, the Company recorded a before-tax cost of sales charge of $9.9 million, or $.21 per diluted share after-tax, for the impairment of certain production assets associated with the realignment of the product offerings of PerSeptive (see Note 1 to the consolidated financial statements).

    GAIN ON INVESTMENTS

    The first quarter of fiscal 1998 included a before-tax gain of $.8 million, or $.02 per diluted share after-tax, related to the release of contingencies on a minority equity investment. Fiscal 1998, 1997, and 1996 included before-tax gains of $1.6 million, $64.9 million, and $11.7 million, respectively, related to the sale and release of contingencies on minority equity investments. The fiscal 1998, 1997, and 1996 after-tax gains per diluted share were $.03, $1.15, and $.19, respectively (see Note 2 to the consolidated financial statements).

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED
  WITH SEPTEMBER 30, 1997
    The Company reported net income of $17.0 million, or $.34 per diluted share, for the first quarter of fiscal 1999 compared with net income of $21.4 million, or $.43 per diluted share, for the first quarter of fiscal 1998. Excluding the $.9 million of merger-related costs incurred in the first quarter of fiscal 1999, net income for the quarter decreased 17.4% compared with the prior year. The effects of foreign currency translation reduced fiscal 1999 first quarter net income by approximately $3.0 million, or $.06 per diluted share. Excluding the merger-related costs and the effects of currency translation, net income for the first quarter of fiscal 1999 decreased approximately 3% compared with the first quarter of fiscal 1998.

    Net revenues were $375.8 million for the first quarter of fiscal 1999 compared with $322.7 million for the first quarter of fiscal 1998, an increase of 16%. Excluding the results of Tecan, which were not included in the first quarter of the prior year, revenues increased 8%. The effects of foreign currency translation decreased net revenues by approximately $9 million, or 3%, in the quarter compared with the prior year, as the U.S. dollar remained strong against most Far Eastern currencies. Geographically, excluding Tecan, the Company reported revenue growth of 17% and 11% in the United States and Europe, respectively, compared with the prior year. This growth was partially offset by a decline of 14% in the Far East and 13% in Latin America and other markets. Excluding the effects of currency translation and Tecan, revenues in the Far East would have increased approximately 2%, and Latin America and other markets would have decreased approximately 4% compared with the first quarter of the prior year. Economic instability in these regions, specifically in the Analytical Instruments business, was the primary contributor to the decline in Latin America and modest growth in the Far East.

    NET REVENUES BY BUSINESS SEGMENT

                                     FOR THE THREE MONTHS
                                            ENDED
                                        SEPTEMBER 30,
                                     --------------------
(DOLLAR AMOUNTS IN MILLIONS)           1997       1998
-----------------------------------  ---------  ---------
PE Biosystems......................  $   191.0  $   249.3
Analytical Instruments.............      131.7      126.5
                                     ---------  ---------
                                     $   322.7  $   375.8
                                     ---------  ---------
                                     ---------  ---------

    On a business segment basis, net revenues of PE Biosystems increased 31% to $249.3 million in the first quarter of fiscal 1999. Excluding Tecan and the negative effects of currency translation, revenues increased 19% compared with the prior year, primarily reflecting the continued growth in the genetic analysis and polymerase chain reaction ("PCR") product offerings. In particular, revenues for reagents that support our genetic analysis systems increased 81%. Increased contract and licensing revenues of $5.4 million also contributed to the year-to-year growth.

    Geographically, excluding Tecan, revenues and orders were particularly strong in the United States and Europe, as revenues increased 24% and 18% over the prior year, partly as a result of higher product demand from pharmaceutical research companies. Revenues in Latin America and other markets increased 25%, while revenues in the Far East declined 9% compared with the prior year. Excluding Tecan and the negative effects of currency translation, revenues in the Far East would have increased approximately 7% compared with the prior year.

    The Company introduced several significant new products and systems during the first quarter. Among these introductions were the ultra high-throughput ABI PRISM-Registered Trademark- 3700 DNA Analyzer. Shipments of the system to early-access customers and Celera Genomics are expected to begin during the second quarter of fiscal 1999. Other significant new instrument systems and services introduced during the quarter included: several applied genetic analysis kits, including one for HIV profiling; high-throughput drug discovery screening services through Tropix; and FMAT, a new bioassay system to detect cells in vitro for drug discovery, which was developed in collaboration with Biometric Imaging, Inc. These products began generating revenues late in the quarter and the Company expects these products to contribute to revenues over the remainder of fiscal 1999.

    Net revenues for Analytical Instruments were $126.5 million compared with $131.7 million reported in the prior year's first quarter. The effects of foreign currency translation reduced revenues by approximately $4 million, or 3%. Revenues increased 4% in Europe, offset by declines of 2% in North America, 21% in the Far East and 27% in Latin America and other markets. Excluding the effects of currency, revenues in the Far East, and Latin America and other markets declined approximately 6% and 18%, respectively. Growth in chromatography products was more than offset by decreased revenues in inorganic and organic products. Also, softness in the emerging markets of Latin America, and continued difficulties in the Pacific Rim contributed to the sales volume weakness.

    During the quarter, the Company announced it had engaged Warburg Dillon Read LLC to explore strategic alternatives for the Analytical Instruments Division. Options to be explored include selling the business, spinning it off as a separate company, or retaining it as part of the Company. The Company believes this announcement may have had a negative effect on revenue growth in the quarter.

    Gross margin as a percentage of net revenues was 51.0% in the first quarter of fiscal 1999 compared with 48.8% in the first quarter of fiscal 1998. This was primarily the result of a change in product mix for PE Biosystems. Higher unit sales of reagents to support genetic analysis systems and increased royalty and contract licensing revenues were the primary contributors. Continued growth in instrument sales of higher margin genetic analysis product offerings was also a factor. These changes helped offset a decline in Analytical Instruments' gross margin, which was primarily a result of product mix and volume shortfalls in Latin America and Pacific Rim markets.

    Selling, general and administrative ("SG&A") expenses were $117.4 million in the first quarter of fiscal 1999 compared with $100.9 million in the first quarter of fiscal 1998. The 16.3% increase in expenses, or 8.1% excluding Tecan, was due to higher planned expenses for PE Biosystems and expenses associated with establishing facilities and staff for Celera Genomics. As a percentage of net revenues, SG&A expense was 31% in both fiscal periods.

    Research, development and engineering ("R&D") expenses of $47.0 million increased 49% over the prior year from $31.5 million. Excluding Tecan, R&D expenses increased 39% compared with the prior year reflecting a 47% increase at PE Biosystems and an 18% increase at Analytical Instruments. Excluding Tecan, PE

Biosystems' R&D expense accounted for 72% of the Company's R&D expense. R&D investments were increased to a higher level in the quarter, in part to support new life science product launches in fiscal 1999 and to accelerate new product development. Comparative increases in these expenses should moderate over future quarters. As a percentage of net revenues, the Company's R&D expenses increased to 12.5% compared with 9.8% for the prior year.

    The Company incurred merger-related costs of $.9 million in the first quarter of fiscal 1999 for training, relocation, and communication in connection with the integration of PerSeptive into the Company (see Note 10 to the consolidated financial statements). Additional merger-related period costs of $5.5 million to $7.5 million are expected to be incurred through the remaining quarters of fiscal 1999.

    Operating income increased to $26.3 million for the first quarter of fiscal 1999 compared with $25.0 million for the prior year. Excluding Tecan, the merger-related costs of $.9 million, and the effects of currency translation, operating income increased 7% compared with the prior year. The effects of currency translation decreased operating income by approximately $4 million compared with the prior year.

    Operating profits for PE Biosystems, excluding Tecan, increased 26%. Excluding the effects of currency translation, operating income increased 36%, benefiting from higher gross margin and lower SG&A expenses as a percentage of net revenues, as progress continues on the integration of businesses acquired during fiscal year 1998. The PE Biosystems' increase was partially offset by $3.6 million in operating expenses associated with Celera Genomics. Analytical Instruments reported a small loss for the first quarter of fiscal 1999 compared with modest profit for the prior year. The Company believes the decision to explore strategic alternatives for Analytical Instruments may have had a negative effect on revenue growth, and the decline in gross margin contributed to the decrease in profitability during the quarter.

    Interest expense was $.8 million for the first quarter of fiscal 1999 compared with $1.3 million for the prior year. This decrease was primarily due to the refinancing of PerSeptive's 8 1/4% Convertible Subordinated Notes Due 2001 (the "PerSeptive Notes") together with slightly lower outstanding debt balances and lower average interest rates. Interest income was $.5 million for the first quarter of fiscal 1999 compared with $2.4 million for the prior year, primarily because of lower cash balances, as well as from lower interest rates.

    Other income, net for the first quarter of fiscal 1999 was $1.7 million, primarily related to a legal settlement, compared with other income, net of $.4 million for the prior year.

    The Company's effective tax rate was 27.4% for the first quarter of fiscal 1999 compared with 21.4% for the prior year. Excluding Tecan in fiscal 1999, the effective income tax rate was 26%. The income tax rate for the first quarter of fiscal 1998 was favorably affected by finalization of certain outstanding tax matters resulting in a one-time rate decrease.

    Minority interest expense of $3.1 million was recognized in the first quarter of fiscal 1999 relating to the Company's 14.5% financial interest in Tecan.

RESULTS OF OPERATIONS--1998 COMPARED WITH 1997

    The Company reported net income of $56.4 million, or $1.12 per diluted share, for fiscal 1998, compared with net income of $130.4 million, or $2.63 per diluted share, for fiscal 1997. On a comparable basis, excluding the special items previously described, net income increased 9.0% to $127.1 million for fiscal 1998 compared with $116.6 million for fiscal 1997, and earnings per diluted share increased 8.6% to $2.53 for fiscal 1998 from $2.33 for fiscal 1997. Excluding the effects of currency translation and special items, earnings per diluted share would have increased approximately 25% compared with the prior year.

    Net revenues were $1,531.2 million for fiscal 1998, compared with $1,373.3 million for fiscal 1997, an increase of 11.5%. Excluding Tecan, revenues increased 7.8% compared with the prior year. The effects of currency translation decreased net revenues by approximately

$68 million, or 5%, compared with the prior year, as the U.S. dollar strengthened against most European and Far Eastern currencies. Geographically, the Company reported revenue growth in all regions compared with the prior year. The United States reported the strongest growth with revenues increasing 22.3%, or 18.6% excluding Tecan, benefiting from growth in both the PE Biosystems and Analytical Instruments business segments. Revenues increased 5.4% in Europe, 1% in the Far East, and 14.9% in other markets, specifically Latin America, where revenues increased 36% compared with the prior year. Excluding Tecan, revenues remained essentially unchanged in Europe and the Far East compared with the prior year. Before the effects of currency translation and excluding Tecan, revenues would have increased approximately 8% in Europe, 9% in the Far East, and 19% in other markets. Growth in the Far East market was adversely affected by the economic turmoil in the Pacific Rim and the weakening of the Japanese Yen.

    NET REVENUES BY BUSINESS SEGMENT

(DOLLAR AMOUNTS IN MILLIONS)       1997       1998
-------------------------------  ---------  ---------
PE Biosystems..................  $   749.2  $   921.8
Analytical Instruments.........      624.1      609.4
                                 ---------  ---------
                                 $ 1,373.3  $ 1,531.2
                                 ---------  ---------
                                 ---------  ---------

    On a business segment basis, net revenues of PE Biosystems which includes PE Applied Biosystems, PerSeptive, Molecular Informatics, Tropix, GenScope, and Tecan, increased 23.0% to $921.8 million for fiscal 1998 compared with $749.2 million for the prior year. Excluding Tecan, revenues increased 16.3% over the prior year. The negative effects of a strong U.S. dollar reduced the division's revenues by approximately $33 million, or 4%. On a worldwide basis, excluding Tecan and the effects of currency translation, revenues would have increased approximately 21% compared with the prior year. Increased demand for genetic analysis, liquid chromatography/mass spectrometry ("LC/ MS"), and PCR product lines was the primary contributor. All geographic markets reported increased revenues over the prior year. Excluding Tecan, net revenues in the United States, Europe, and the Far East increased 25.3%, 10.2%, and 4.5%, respectively. Before the effects of currency translation, and excluding Tecan, revenues in Europe and the Far East would have increased approximately 18% and 14%, respectively, compared with the prior year. The Company believes slower Japanese government funding in the second half of fiscal 1998 and the lack of a supplemental budget, which added to fiscal 1997 revenues, contributed to a lower growth rate of only 3% in the Japanese market.

    Net revenues for Analytical Instruments were $609.4 million for fiscal 1998 compared with $624.1 million for the prior year, a decrease of 2.4%. The effects of currency translation decreased net revenues by approximately $35 million, or 6%. Excluding currency effects, revenues would have increased approximately 3%. Increased revenues of chromatography products, primarily data handling and Laboratory Information Management Systems ("LIMS"), were more than offset by lower demand for organic and inorganic products. Geographically, revenues in the United States and other markets increased 6.5% and 10.1%, respectively. Revenues in Latin America, included in other markets, increased 25% compared with the prior year. Revenues in Europe and the Far East decreased 7.5% and 9.6%, respectively; however, excluding the effects of currency translation, revenues in Europe and the Far East remained essentially unchanged compared with fiscal 1997.

    Gross margin as a percentage of net revenues was 50.9% for fiscal 1998 compared with 49.5% for fiscal 1997. Fiscal 1998 gross margin included $4.1 million of inventory-related write-offs associated with the rationalization of certain product lines in connection with the acquisition of PerSeptive, and fiscal 1997 included a charge of $7.5 million for the impairment of assets associated primarily with Analytical Instruments. Excluding the special items, fiscal 1998 gross margin increased to 51.2% of revenues compared with 50.1% for fiscal 1997. Benefits realized by PE Biosystems from the sale of higher-margin genetic analysis products, increased royalty revenues in the United States, and cost savings resulting from Analytical Instruments' restructuring actions more than offset the negative effects of currency translation.

    SG&A expenses were $459.6 million for fiscal 1998 compared with $416.3 million for the prior year. The 10.4% increase in expenses, or 6.7% excluding Tecan, was due to higher planned worldwide selling and marketing expenses for PE Biosystems, commensurate with the substantially higher revenue and order growth. Before the effects of currency translation and Tecan, SG&A expenses increased 10.6% compared with the prior year. SG&A expenses for Analytical Instruments decreased 3.3% compared with the prior year, primarily because of lower expenses in Europe resulting in part from the restructuring plans. As a percentage of net revenues, SG&A expenses for the Company remained essentially unchanged from the prior year at 30%.

    R&D expenses of $152.2 million increased 25.9% over the prior year, or 21.2% excluding Tecan. R&D spending in PE Biosystems increased 37.0%, or 29.8% excluding Tecan, over the prior year as the Company continued its product development efforts and preparation for new product launches in this segment. The division's spending accounted for 71% of the Company's R&D expenses. R&D expenses for Analytical Instruments remained essentially unchanged compared with the prior year. As a percentage of net revenues, the Company's R&D expenses increased to 9.9% compared with 8.8% for the prior year.

    During fiscal 1998, the Company recorded $48.1 million of charges for restructuring and other merger costs to integrate PerSeptive into the Company following the acquisition (see Note 10 to the consolidated financial statements). The objectives of the integration plan are to lower PerSeptive's cost structure by reducing excess manufacturing capacity, achieve broader worldwide distribution of PerSeptive's products, and combine sales, marketing, and administrative functions. The charge included: $33.9 million for restructuring the combined operations; $8.6 million for transaction costs; and $4.1 million of inventory-related write-offs, recorded in cost of sales, associated with the rationalization of certain product lines. Additional non-recurring acquisition costs of $1.5 million for training, relocation, and communication costs were recognized as period expenses in the third and fourth quarters and were classified as other merger-related costs. The Company expects to incur an additional $6.5 million to $8.5 million of acquisition-related costs for training, relocation, and communication in fiscal 1999. These costs will be recognized as period expenses when incurred and will be classified as other merger costs.

    The $33.9 million restructuring charge includes $13.8 million for severance-related costs and workforce reductions of approximately 170 employees, consisting of 114 employees in production labor and 56 employees in sales and administrative support. The remaining $20.1 million represents facility consolidation and asset-related write-offs and includes: $11.7 million for contract and lease terminations and facility related expenses in connection with the reduction of excess manufacturing capacity; $3.2 million for dealer termination payments, sales office consolidations, and consolidation of sales and administrative support functions; and $5.2 million for the write-off of certain tangible and intangible assets and the termination of certain contractual obligations. These restructuring actions are expected to be substantially completed by the end of fiscal 1999. Transaction costs of $8.6 million include acquisition-related investment banking and professional fees. As of June 30, 1998, approximately 12 employees were separated under the plan and the actions are proceeding as planned.

    The restructuring plan actions announced in the fourth quarter of fiscal 1997 have been proceeding as planned. These actions focused on the transition of Analytical Instruments from a highly vertical manufacturing operation to one that relies more on outsourcing functions not considered core competencies. The plan also included actions to finalize consolidation of sales and administrative support, primarily in Europe (see Note 10 to the consolidated financial statements). For the year ended June 30, 1998, the Company achieved approximately $9 million in before-tax savings attributable to this plan, and expects to achieve approximately $19 million in succeeding fiscal years.

    Fiscal 1998 included $28.9 million of purchased in-process research and development associated with the acquisition of Molecular Informatics. In fiscal 1997, the Company recorded a charge of $26.8 million primarily for in-process research and development related to the acquisition of GenScope.

    Operating income decreased to $94.5 million for fiscal 1998 compared with $103.0 million for the prior year. Excluding special items, operating income increased 14.1% to $171.4 million for fiscal 1998 compared with $150.3 million for fiscal 1997. Excluding Tecan and special items, operating income increased by 9% compared with the prior year. On a comparable basis excluding special items, Tecan, and the effects of currency translation, operating income would have increased 26% compared with the prior year. The effects of currency translation decreased operating income by approximately $25 million compared with the prior year. A combination of revenue growth in PE Biosystems and reduced expense levels, resulting in part from restructuring plans in Analytical Instruments, contributed to the improvement.

                      OPERATING INCOME BY BUSINESS SEGMENT

                                     PE          ANALYTICAL
(DOLLAR AMOUNTS IN MILLIONS)     BIOSYSTEMS      INSTRUMENTS
------------------------------  -------------  ---------------
1997
Segment income................    $   125.4       $    56.1
Restructuring.................                        (13.0)
Acquired R&D..................        (26.8)
Impairment of assets..........          (.7)           (6.8)
                                     ------           -----
  Operating income............    $    97.9       $    36.3
                                     ------           -----
                                     ------           -----

1998
Segment income................    $   150.8       $    57.4
Restructuring and other merger
  costs.......................        (48.1)
Acquired R&D..................        (28.9)
                                     ------           -----
  Operating income............    $    73.8       $    57.4
                                     ------           -----
                                     ------           -----

    Operating income for PE Biosystems decreased to $73.8 million for fiscal 1998 compared with $97.9 million for fiscal 1997. Excluding the special charges for restructuring and other merger costs, acquired research and development, and the impairment of assets, operating income increased $25.4 million, or 20.3%, primarily as a result of increased volume and improved margins. Excluding Tecan, operating income increased 14.5% compared with the prior year. Before the effects of currency translation and excluding Tecan, fiscal 1998 operating income increased 28.1% compared with the prior year. Geographically, fiscal 1998 segment income increased 39% in the United States, 20% in the Far East, and 17% in Europe compared with fiscal 1997. A 23.5% increase in operating income from higher-margin sequencing and mapping systems was the primary contributor. Excluding the effects of currency translation, segment income would have increased approximately 34%. As a percentage of net revenues, segment income, before special items, remained essentially unchanged compared with the prior year.

    Operating income for Analytical Instruments increased to $57.4 million for fiscal 1998 compared with $36.3 million for fiscal 1997. Operating income for the division, excluding the fiscal 1997 charges for restructuring costs and impairment of assets, increased by 2.3% compared with the prior year. Lower expense levels resulting from cost control and the actions of the restructuring programs were essentially offset by lower sales volume. Excluding currency effects, segment income would have increased approximately 17%. As a percentage of net revenues, segment income before special items increased to 9.4% for fiscal 1998 from 9.0% for fiscal 1997.

    In fiscal 1998 and 1997, the Company recorded gains of $1.6 million and $64.9 million, respectively, on the sale and release of contingencies on minority equity investments (see Note 2 to the consolidated financial statements).

    Interest expense was $4.9 million for fiscal 1998 compared with $5.9 million for the prior year. This decrease was primarily due to the refinancing of the PerSeptive Notes together with slightly lower outstanding debt balances and lower average interest rates. Interest income was $5.9 million for fiscal 1998 compared with

$8.8 million for the prior year, primarily because of lower cash balances resulting from the use of cash to fund the Company's continued investments and acquisitions in the life science segment, as well as from lower interest rates.

    Other income, net for fiscal 1998 of $3.5 million, primarily related to the sale of certain operating and non-operating assets, compared with other income, net of $1.8 million for the prior year.

    The Company's effective tax rate was 38.4% for fiscal 1998 and 24.5% for fiscal 1997. Excluding Tecan in fiscal 1998, and special items in fiscal 1998 and fiscal 1997, the effective income tax rate was 25% for fiscal 1998 compared with 21% for fiscal 1997. The rate for fiscal 1997 was favorably impacted by PerSeptive's utilization of loss carryforwards. An analysis of the differences between the federal statutory income tax rate and the effective rate is provided in Note 4 to the consolidated financial statements.

    Minority interest expense of $5.6 million was recognized in fiscal 1998 relating to the Company's 14.5% financial interest in Tecan (see Note 2 to the consolidated financial statements).

RESULTS OF OPERATIONS--1997 COMPARED WITH 1996

    The Company reported net income of $130.4 million, or $2.63 per diluted share, for fiscal 1997 compared with a net loss of $36.5 million, or $.80 per diluted share, for fiscal 1996. On a comparable basis, excluding the special items previously described, net income and earnings per diluted share increased 49.5% and 39.5%, respectively.

    Net revenues for fiscal 1997 were $1,373.3 million, an increase of 10% over the $1,249.0 million reported for fiscal 1996. The effects of currency rate movements decreased net revenues by approximately $45 million, or 4%, as the U.S. dollar strengthened against the Japanese Yen and certain European currencies.

    All geographic markets experienced revenue growth for fiscal 1997. Net revenues in the United States increased 13.4% over the prior year, benefiting from growth in both PE Biosystems and Analytical Instruments. Net revenues in Europe and the Far East increased 8.6% and 8.2%, respectively, as higher revenues from PE Biosystems were partially offset by decreases in Analytical Instruments' revenues. In Europe, a 26.3% increase in revenues from PE Biosystems was partially offset by a 2.3% decline in Analytical Instruments' revenues. In the Far East, a 16.3% increase in PE Biosystems revenues was partially offset by a 2.3% decrease in Analytical Instruments' revenues. Excluding currency effects, total revenues in Europe and the Far East would have increased approximately 13% and 18%, respectively.

    NET REVENUES BY BUSINESS SEGMENT

(DOLLAR AMOUNTS IN MILLIONS)       1996       1997
-------------------------------  ---------  ---------
PE Biosystems..................  $   618.4  $   749.2
Analytical Instruments.........      630.6      624.1
                                 ---------  ---------
                                 $ 1,249.0  $ 1,373.3
                                 ---------  ---------
                                 ---------  ---------

    Including currency effects, which reduced reported revenues by approximately $25 million, or 4%, net revenues of PE Biosystems increased 21.2% over fiscal 1996. Net revenues in the United States, Europe, and the Far East increased 20.7%, 26.3%, and 16.3%, respectively. Increased demand for genetic analysis, LC/MS, and the PCR product lines was the primary contributor.

    Analytical Instruments experienced a 1% decline in net revenues compared with the prior year. Currency rate movements reduced revenues by approximately $20 million, or 3%. While revenues in the United States increased 2.5%, this was offset by a decrease of 2.3% in both Europe and the Far East. Excluding the effects of currency translation, revenues in Europe and the Far East would have increased approximately 2% and 4%, respectively.

    Gross margin as a percentage of net revenues was 49.5% for fiscal 1997 compared with 47.7% for fiscal 1996. Excluding the $7.5 million and $9.9 million charges for impaired assets, recorded in cost of sales, for fiscal 1997 and 1996, respectively, gross margin was 50.1% compared with 48.5%. Both divisions experienced improved gross margin for fiscal

1997. PE Biosystems' improvement was the result of the overall unit volume increase and product mix. The benefits realized from the fiscal 1996 restructuring plan, combined with a more favorable product mix, contributed to an improved gross margin for Analytical Instruments.

    SG&A expenses were $416.3 million for fiscal 1997 compared with $380.4 million for fiscal 1996, an increase of 9.4%. Lower expense levels resulting from cost controls and the actions of the restructuring programs in Analytical Instruments were more than offset by increased expenses of 20.5% in PE Biosystems and costs for the Company's restricted stock and performance-based compensation programs, including a long-term divisional plan that was effective for fiscal 1997. The total expense for the restricted stock, performance-based programs, and long-term division plan was $26.3 million and $11.8 million for fiscal 1997 and 1996, respectively. As a percentage of net revenues, SG&A expenses for the Company remained essentially unchanged at approximately 30% for both fiscal 1997 and fiscal 1996.

    R&D expenses were $120.9 million for fiscal 1997 compared with $113.7 million for fiscal 1996. R&D spending in PE Biosystems increased 29.2% over the prior year as the Company continued its product development efforts for the bioresearch markets. In fiscal 1997, Analytical Instruments recorded a 20.9% decrease in R&D expenditures, which reflected the objectives of restructuring actions and product line reviews.

    Operating income for fiscal 1997 was $103.0 million compared with an operating loss of $21.5 million for fiscal 1996. Fiscal 1997 and 1996 included charges of $26.8 million and $33.9 million, respectively, for acquired research and development related to acquisitions for PE Biosystems. Fiscal 1997 and 1996 also included charges for restructuring of $13.0 million and $89.1 million, respectively. On a comparable basis, excluding special items in both years, operating income increased 34.9% compared with the prior year.

    During the fourth quarter of fiscal 1997, the Company announced a follow-on phase to Analytical Instruments' profit improvement program. The restructuring cost for this action was $24.2 million and included $19.4 million for costs focused on further improving the operating efficiency of manufacturing facilities in the United States, Germany, and the United Kingdom. These actions were designed to transition Analytical Instruments from a highly vertical manufacturing operation to one that relies more on outsourcing functions not considered core competencies. The restructuring charge also included $4.8 million to finalize the consolidation of sales and administrative support, primarily in Europe, where seventeen facilities were closed.

    The workforce reductions under this action totaled approximately 285 employees in production labor and 25 employees in sales and administrative support. The charge included $11.9 million for severance-related costs. The $12.3 million provided for facility consolidation and asset-related write-offs included $1.2 million for lease termination payments and $11.1 million for the write-off of machinery, equipment, and tooling associated with the functions to be outsourced.

    The fiscal 1996 restructuring charge included $71.6 million for the first phase of Analytical Instruments' profit improvement plan. In connection with the program, the division was reorganized into three vertically integrated, fiscally accountable operating units, a distribution center in Holland was established to centralize the European infrastructure for shipping, administration, and related functions, and a program was implemented to eliminate excess production capacity in Germany. The charge included $37.8 million for worldwide workforce reductions of approximately 390 positions in manufacturing, sales and support, and administrative functions. The charge also included $33.8 million for facility consolidation costs and asset-related write-offs associated with the discontinuation of various product lines. In the fourth quarter of fiscal 1997, the Company finalized the actions associated with this program. The costs to implement the program were $11.2 million less than the $71.6 million charge recorded in fiscal 1996. As a result, during the fourth quarter of fiscal 1997, the

Company recorded an $11.2 million reduction of charges required to implement the fiscal 1996 program.

    Fiscal 1996 also included a restructuring charge of $17.5 million for restructuring actions and other related costs associated with PerSeptive.

                  OPERATING INCOME (LOSS) BY BUSINESS SEGMENT

                                   PE         ANALYTICAL
(DOLLAR AMOUNTS IN MILLIONS)   BIOSYSTEMS     INSTRUMENTS
----------------------------  -------------  -------------
1996
Segment income..............    $   107.2      $    28.7
Restructuring...............        (17.5)         (71.6)
Acquired R&D................        (33.9)
Impairment of assets........         (9.9)
                                   ------         ------
  Operating income..........    $    45.9      $   (42.9)
                                   ------         ------
                                   ------         ------

1997
Segment income..............    $   125.4      $    56.1
Restructuring...............                       (13.0)
Acquired R&D................        (26.8)
Impairment of assets........          (.7)          (6.8)
                                   ------         ------
  Operating income (loss)...    $    97.9      $    36.3
                                   ------         ------
                                   ------         ------

    Operating income for PE Biosystems, excluding special items, increased $18.2 million, or 17.0%, as a result of increased volume and improved margin. All geographic markets contributed to the improved segment income. An increase in operating income from high-margin sequencing systems was the primary contributor. The strongest growth was in Europe, where fiscal 1997 segment income increased 33% compared with fiscal 1996. Excluding currency translation effects, segment income would have increased approximately 27%. As a percentage of net revenues, segment income decreased to 16.7% for fiscal 1997 from 17.3% for fiscal 1996.

    Operating income for Analytical Instruments, excluding the charges for restructuring and impairment of assets, increased to $56.1 million for fiscal 1997 from $28.7 million for fiscal 1996. As a percentage of net revenues, segment income increased to 9.0% for fiscal 1997 from 4.6% for fiscal 1996. The cost savings realized from the restructuring actions and cost controls were the primary reasons for the improvement. Compared with the prior year, operating income in Europe decreased 2.9% resulting primarily from the effects of a stronger U.S. dollar and was more than offset by improvements in other geographic areas, primarily the United States.

    In fiscal 1997 and 1996, the Company recorded before-tax gains of $64.9 million and $11.7 million, respectively, on the sale and release of contingencies on minority equity investments.

    Interest expense was $5.9 million for fiscal 1997 compared with $8.4 million for fiscal 1996. Lower average borrowing levels for fiscal 1997 and lower weighted average interest rates on short-term debt accounted for the reduction in interest costs. As a result of maintaining higher cash and cash equivalent balances, interest income increased by $3.5 million to $8.8 million for fiscal 1997.

    Other income, net was $1.8 million for fiscal 1997 compared with other expense, net of $2.1 million for fiscal 1996. The fiscal 1997 amount consisted primarily of a fourth quarter gain on the sale of real estate.

    The effective income tax rate for fiscal 1997 was 24.5%. Fiscal 1996 incurred a provision of $21.6 million on a before-tax loss of $15.0 million. Both years were impacted by special items. The charges for acquired research and development were not deductible for tax purposes. Additionally, the fiscal 1996 charge for restructuring and the fiscal 1997 charge for impairment of assets were only partially deductible, and no tax benefit was recognized for PerSeptive's fiscal 1996 net operating loss, which resulted in a significant increase in the tax rate for the fiscal year.

    In the fourth quarter of fiscal 1997, the Company reduced its deferred tax valuation allowance, resulting in the recognition of a $50.0 million deferred tax benefit. The benefit resulting from the valuation allowance release was substantially offset by a fourth quarter accrual for tax costs related to gains on foreign reorganizations.

                                  MARKET RISK

    The Company operates internationally, with manufacturing and distribution facilities in various countries throughout the world. For the first quarter of fiscal 1999 and for fiscal 1998, the Company derived approximately 53% and 57%, respectively, of its revenues from countries outside of the United States. Results continue to be affected by market risk, including fluctuations in foreign currency exchange rates and changes in economic conditions in foreign markets.

    The Company's risk management strategy utilizes derivative financial instruments, including forwards, swaps, purchased options, and synthetic forward contracts to hedge certain foreign currency and interest rate exposures, with the intent of offsetting losses and gains that occur on the underlying exposures with gains and losses on the derivatives. The Company does not use derivative financial instruments for trading or other speculative purposes, nor is the Company a party to leveraged derivatives. At September 30, 1998 and June 30, 1998, outstanding hedge contracts covered approximately 80% of the estimated foreign currency exposures related to cross-currency cash flows to be realized for the next twelve months. The outstanding hedges were a combination of forward, option, and synthetic forward contracts maturing in the next twelve months.

    The Company performed a sensitivity analysis as of September 30, 1998 and June 30, 1998 assuming a hypothetical 10% adverse movement in foreign currency exchange rates applied to its outstanding hedge contracts and associated exposures. The analysis indicated that such a market movement would not have had a material effect on the Company's consolidated financial position, results of operations, or cash flows. Actual gains and losses in the future could, however, differ materially from this analysis, based on changes in the timing and amount of foreign currency exchange rate movements and the Company's actual exposures and hedges.

    Interest rate swaps are used to hedge underlying debt obligations. In fiscal 1997, the Company executed an interest rate swap in conjunction with its entering into a five-year Japanese Yen debt obligation. Under the terms of the swap agreement, the Company pays a fixed rate of interest at 2.1% and receives a floating LIBOR interest rate. At September 30, 1998 and June 30, 1998, the notional amount of indebtedness covered by the interest rate swap was Yen 3.8 billion ($28.0 million at September 30, 1998 and $27.0 million at June 30,
1998). The maturity date of the swap coincides with the maturity of the Yen loan in March 2002.

    Based on the Company's overall interest rate exposure at September 30, 1998 and June 30, 1998, including derivative and other interest rate sensitive instruments, a near-term change in interest rates would not materially affect the consolidated financial position, results of operations, or cash flows of the Company. Further discussion of the Company's foreign currency and interest rate management activities is provided in Note 12 to the consolidated financial statements.

          MANAGEMENT'S DISCUSSION OF FINANCIAL RESOURCES AND LIQUIDITY

    The following discussion of financial resources and liquidity focuses on the Consolidated Statements of Financial Position and the Consolidated Statements of Cash Flows.

    Cash and cash equivalents were $71.8 million at September 30, 1998, $82.9 million at June 30, 1998, and $213.0 million at June 30, 1997, with total debt of $88.4 million at September 30, 1998, $45.8 million at June 30, 1998, and $89.1 million at June 30, 1997. Working capital was $291.9 million at September 30, 1998, $288.0 million at June 30, 1998, and $354.7 million at June 30, 1997.
Debt to total capitalization increased to 13% at September 30, 1998 from 8% at June 30, 1998, as a result of an increase in loans payable to fund current operating requirements. Debt to total capitalization was 15% at June 30, 1997.

SIGNIFICANT CHANGES IN THE CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

    At September 30, 1998 accounts receivable of $376.4 million remained essentially unchanged from the June 30, 1998 balance of $374.9 million. The inventory balance increased by $17.1 million from June 30, 1998, resulting from growth in PE Biosystems, partially offset by a decline in Analytical Instruments.

    Accounts receivable and inventory balances increased from June 30, 1997 to June 30, 1998 by $41.0 million and $25.4 million, respectively. Excluding Tecan, accounts receivable and inventory balances increased by $19.5 million and $15.6 million, respectively, from June 30, 1997 to June 30, 1998, reflecting the growth in PE Biosystems.

    Other long-term assets decreased by $4.7 million at September 30, 1998 to $274.8 million from $279.5 million at June 30, 1998. Other long-term assets increased to $279.5 million at June 30, 1998 from $192.1 million at June 30, 1997. The change included $70.9 million of intangible assets associated with the acquisition of Tecan and Molecular Informatics, $11.5 million of minority equity investments for PE Biosystems, and a $10.2 million increase in prepaid pension asset, partially offset by the sale of certain non-operating assets.

    Total short-term and long-term borrowings were $45.8 million at June 30, 1998 compared with $89.1 million at June 30, 1997. The decrease was due in part to the redemption of PerSeptive's 8 1/4% Convertible Subordinated Notes Due 2001 on March 23, 1998. The redemption price was $1,055.81 per $1,000 principal amount of the PerSeptive Notes, which represented the redemption premium and aggregate principal plus accrued and unpaid interest to the redemption date. The aggregate outstanding principal amount of the PerSeptive Notes was $27.2 million at March 23, 1998. A total of $26.1 million was paid in cash, representing $24.7 million of principal and $1.4 million of accrued interest and premium relating to the PerSeptive Notes. Additionally, $2.5 million of the principal amount of the PerSeptive Notes was converted by the holders thereof into 35,557 shares of the Company's common stock.

    Accounts payable decreased $40.2 million to $125.1 million at September 30, 1998 from $165.3 million at June 30, 1998 reflecting payments for higher purchases made during the fourth quarter of fiscal 1998. Accounts payable increased $33.9 million to $165.3 million at June 30, 1998 from $131.4 million at June 30, 1997. The increase resulted from higher purchases to support production and operating requirements.

    At September 30, 1998 and June 30, 1998, $49.2 million and $43.8 million, respectively, of minority interest was recognized in connection with Tecan.

STATEMENTS OF CASH FLOWS

    Net cash used by operating activities was $21.0 million for the first three months of fiscal 1999 compared with $18.6 million for the same period in fiscal 1998. For the first three months of fiscal 1999, lower net income-related cash flow and higher payments to suppliers were partially offset by lower accounts receivable and prepaid expenses, primarily from the collection of non-trade receivables.

    Operating activities generated $78.2 million of cash in fiscal 1998 compared with $113.2 million in fiscal 1997 and $90.9 million in fiscal 1996. In fiscal 1998, higher income-related cash flow was more than offset by a net increase in operating assets and liabilities. The increase related primarily to PE Biosystems, reflecting the division's continued growth.

    Net cash used by investing activities was $28.8 million for the first three months of fiscal 1999 compared with $26.3 million for the first three months of fiscal 1998. In the first quarter of fiscal 1999, the Company generated $14.3 million in net cash proceeds from the sale of certain non-operating assets, compared with $13.9 million in the prior year from the sale of certain non-operating assets and the collection of a note receivable. For the first three months of fiscal 1999 cash proceeds were more than offset by capital expenditures of $43.8 million, which included $9.5 million related to improvement of the Company's information technology infrastructure, and $17.5 million for the acquisition of a corporate airplane. For the first three months of fiscal 1998 cash proceeds were more than offset by capital expenditures of $34.1 million, primarily related to improvement of the Company's information technology infrastructure, and $7.2 million related to various investments and collaborations. In fiscal 1998 net cash used by investing activities was

$169.9 million compared with net cash provided by investing activities of $13.4 million in fiscal 1997. During fiscal 1998, the Company generated $19.5 million in net cash proceeds from the sale of assets and $9.7 million from the collection of a note receivable. The proceeds were more than offset by $116.7 million of capital expenditures and $98.0 million for acquisitions and investments, primarily Tecan and Molecular Informatics (see Note 2 to the consolidated financial statements). For fiscal 1997, the Company generated $99.7 million in net cash proceeds from the sale of its equity interests in Etec Systems, Inc. and Millennium Pharmaceuticals, Inc. and from the sale of certain other non-operating assets. These proceeds were partially offset by the $27.7 million used for acquisitions, primarily GenScope (see Note 2 to the consolidated financial statements), and $69.8 million for capital expenditures. In fiscal 1996, $119.2 million of cash was used for acquisitions and $44.3 million was used for capital expenditures. This was partially offset by $102.3 million of cash proceeds generated from the sale of minority equity investments and non-operating assets.

    Capital expenditures for the three months ended September 30, 1998 were $43.8 million: $14.0 million for PE Biosystems, $1.7 million for Analytical Instruments, and $28.1 million for corporate. This compared with $34.1 million in the prior year. As previously mentioned, the first quarter's capital expenditures included $17.5 million for the acquisition of a corporate airplane and $9.5 million for information technology improvements. Fiscal 1998 capital expenditures were $116.7 million: $72.6 million for PE Biosystems, $42.9 million for Analytical Instruments, and $1.2 million for corporate. The Company's expenditures included $65.9 million as part of the strategic program to improve its information technology infrastructure. Capital expenditures for fiscal 1997 totaled $69.8 million: $42.1 million for PE Biosystems, $14.1 million for Analytical Instruments, and $13.6 million for corporate. Fiscal 1997 expenditures included $11.1 million for information technology infrastructure improvements and $12.1 million for the acquisition of a corporate airplane.

    Net cash provided by financing activities was $36.5 million in the first quarter of fiscal 1999 compared with a net cash use of $.2 million in the prior period. In the first quarter of fiscal 1999, the Company received $6.4 million in proceeds from employee stock option plan exercises compared with $2.9 million in the prior period. Loans payable increased $43.8 million in the first quarter of fiscal 1999 compared with an increase of $4.3 million for the prior year. In fiscal 1998 net cash used by financing activities was $37.7 million compared with $15.9 million for fiscal 1997, and $22.2 million for fiscal 1996. During fiscal 1998, proceeds from employee stock plan exercises were $33.6 million. This was more than offset by shareholder dividend payments and the redemption of the PerSeptive Notes. During fiscal 1997, the Company generated $1.8 million from the sale of equity put warrants (see Note 7 to the consolidated financial statements) and $33.6 million in proceeds from employee stock plan exercises, compared with $65.0 million from employee stock plan exercises in fiscal 1996. This was more than offset by shareholder dividends of approximately $29 million for both fiscal 1997 and 1996, and for the purchase of common stock for treasury. During fiscal 1997, .4 million shares were repurchased at a cost of $25.1 million, compared with .8 million shares at a cost of $41.0 million in fiscal 1996. Common stock purchases for treasury were made in support of the Company's various stock plans. No shares were repurchased during fiscal 1998.

    As previously mentioned, the Company recorded before-tax restructuring charges and other merger costs of $48.1 million, $24.2 million, and $89.1 million in fiscal 1998, 1997, and 1996, respectively. Fiscal 1997 also included an $11.2 million before-tax reduction of charges associated with the fiscal 1996 restructuring plan. During fiscal 1998, the Company made cash payments of $39.5 million for obligations related to restructuring plans and other merger costs. Liabilities remaining at June 30, 1998 were $26.9 million and $4.4 million for the fiscal 1998 and 1997 plans, respectively (see Note 10 to the consolidated financial statements). The funding for the remaining restructuring liabilities will be from current cash balances, including realized benefits from the restructuring activities.

    The Company believes its cash and short-term investments, funds generated from operating activities, and available borrowing facilities are sufficient to provide for its anticipated financing needs over the next two years. At June 30, 1998, the Company had unused credit facilities totaling $343 million.

                    IMPACT OF INFLATION AND CHANGING PRICES

    Inflation and changing prices are continually monitored. The Company attempts to minimize the impact of inflation by improving productivity and efficiency through continual review of both manufacturing capacity and operating expense levels. When operating costs and manufacturing costs increase, the Company attempts to recover such costs by increasing, over time, the selling price of its products and services. The Company believes the effects of inflation have been appropriately managed and therefore have not had a material impact on its historic operations and resulting financial position.

                                   YEAR 2000

    In fiscal 1997, the Company initiated a worldwide program to assess the expected impact of the Year 2000 date recognition problem on its existing internal computer systems, including embedded and process-control systems, product offerings, and significant suppliers. The purpose of this program is to ensure the event does not have a material adverse effect on the Company's business operations.

    Regarding the Company's existing internal computer systems, the program involves a mix of purchasing new systems and modifying existing systems, with the emphasis on replacement of applications developed in-house. Replacement projects are currently underway, and are anticipated to be substantially completed for all business-critical systems in the United States by December 31, 1998, and worldwide by December 31, 1999. The program includes replacement of applications that, for reasons other than Year 2000 noncompliance, had been previously selected for replacement. The replacement projects, which began in fiscal 1997, are expected to offer improved functionality and commonality over current systems, while at the same time addressing the Year 2000 problem.

    With respect to the Company's current product offerings, the program involves performing an inventory of current products, assessing their compliance status, and constructing a remediation plan where appropriate. Significant progress has been made in each of these three phases and the Company expects its current product offerings to be Year 2000 compliant by December 31, 1999. A substantial portion of the Company's current product offerings are Year 2000 compliant.

    The program also addresses the Year 2000 compliance efforts of the Company's significant suppliers, vendors, and third-party interface systems. As part of this analysis, the Company is seeking written assurances from these suppliers, vendors, and third parties that they will be Year 2000 compliant. While the Company has begun such efforts, there can be no assurance that the systems of other companies with which the Company deals, or on which the Company's systems rely will be timely converted, or that any such failure to convert by another company could not have a material adverse effect on the Company. The Company has not fully determined the extent to which the Company's interface systems may be impacted by third parties' systems, which may not be Year 2000 compliant.

    The Company's preliminary estimate of the total cost for this multi-year program covering 3-4 years is approximately $150 million. This includes amounts previously budgeted for information technology infrastructure improvements and estimates of remediation costs on components not yet fully assessed. Incremental spending has not been and is not expected to be material because most Year 2000 compliance costs will be met with amounts that are normally budgeted for procurement and maintenance of the Company's information systems, production and facilities equipment. The redirection of spending to implement Year 2000 compliance plans may in some instances delay productivity improvements.

    The Company has also engaged a consulting firm to provide periodic assessments of the Company's Year 2000 project plans and progress. Because of the importance of addressing the Year 2000 problem, the Company has created a Year 2000 business continuity planning team to review and develop, by April 1999, business contingency plans to address any issues that may not be corrected by implementation of the Company's Year 2000 compliance plan in a timely manner. If the Company is not successful in implementing its Year 2000 compliance plan, or there are delays in and/or increased costs associated with implementing such changes, the Year 2000 problem could have a material adverse effect on the Company's consolidated results of operations and financial condition.

    At this stage of the process, the Company believes that it is difficult to specifically identify the cause of the most reasonable worst case Year 2000 scenario. A reasonable worst case Year 2000 scenario would be the failure of significant suppliers and vendors to have corrected their own Year 2000 issues which could cause disruption of the Company's operations and have a material adverse effect on the Company's financial condition. The impact of such disruption cannot be estimated at this time. In the event the Company believes that any of its significant suppliers or vendors are unlikely to be able to resolve their own Year 2000 issues, the Company's contingency plan would include seeking additional sources of supply.

                                EURO CONVERSION

    A single currency called the euro will be introduced in Europe on January 1, 1999. Eleven of the fifteen member countries of the European Union have agreed to adopt the euro as their common legal currency on that date. Fixed conversion rates between these participating countries' existing currencies (the "legacy currencies") and the euro will be established as of that date. The legacy currencies are scheduled to remain legal tender as denominations of the euro until at least January 1, 2002 (but not later than July 1, 2002). During this transition period, parties may settle transactions using either the euro or a participating country's legal currency.

    The Company is currently evaluating the impact of the euro conversion on its computer and financial systems, business processes, market risk, and price competition. The Company does not expect this conversion to have a material impact on its results of operations, financial position, or cash flows.

                      RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of the statement require the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company is required to implement the statement in the first quarter of fiscal 2000. The Company is currently analyzing the statement to determine the impact, if any, on the consolidated financial statements.

    The FASB issued the following Statement of Financial Accounting Standards, which will become effective for the Company's fiscal 1999 annual financial statements: SFAS No. 132, "Employers' Disclosures about Pensions and other Postretirement Benefits," which requires additional disclosures relating to a company's pension and postretirement benefit plans; and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires certain financial and descriptive information about a company's reportable operating segments. The adoption of these new accounting standards may require additional disclosures but should not have a material effect, if any, on the consolidated financial statements of the Company.

                                    OUTLOOK

    PE Biosystems is expected to continue to grow and maintain profitability for fiscal 1999 on the strength of robust demand and several new products. Excluding Tecan, orders for PE Biosystems products increased by 35% over the first quarter a year ago, and the backlog in orders for the first quarter was $119 million compared with $98 million at the end of fiscal 1998. Orders were particularly strong for genetic analysis systems, sequence detection systems, and products for applied markets, such as forensics, that are driven by molecular biology-based reagents. PE Biosystems also began taking orders for its ABI PRISM-Registered Trademark- 3700 DNA Analyzer, which was introduced late in the quarter. Excluding orders from Celera Genomics, the division accepted orders for more than 70 units of the 3700 in the first two weeks following its introduction. Shipments of the 3700 DNA Analyzer to early-access customers and Celera Genomics are expected to begin during the second quarter. Other significant new PE Biosystems instrument systems and services introduced during the quarter include: several applied genetic analysis kits, including one for HIV profiling; high-throughput drug discovery screening services through Tropix; and FMAT, a new bioassay system to detect cells in vitro for drug discovery, which was developed in collaboration with Biometric Imaging, Inc. These products began generating revenues late in the quarter and are expected to contribute to revenues over the balance of the year.

    The Company is on schedule in establishing operations at Celera Genomics. About 50 employees were employed as of September 30, 1998 and construction is under way on laboratories and related facilities. A strategic alliance has been formed with Compaq Computer Corporation for integrated hardware, software, networking, and support services. During the quarter, the Company announced that, subject to shareholder and final Board approval, it plans to distribute a new class of common stock intended to track the separate performance of Celera Genomics. The Company believes a number of objectives relate to this targeted stock structure including: allowing each business autonomy while capitalizing on the synergies of its sister business; accommodating investor interests by creating an equity that closely monitors the performance of a focused business; providing an efficient acquisition currency; and maintaining the financial benefits of a single organization, such as tax efficiency and credit availability. The Company also intends to begin segment reporting of Celera Genomics in the second quarter of this fiscal year.

    For Analytical Instruments, revenue growth is expected to be in the low single digits for fiscal 1999. The Company has engaged Warburg Dillon Read LLC to explore strategic alternatives for the analytical instruments business. Options to be explored include selling the business, spinning it off as a separate company, or retaining it as part of the Company. The Company expects to announce the conclusion of this process by early 1999.

    Adverse currency effects remain a concern for the Company because approximately 53% of its revenues were derived from regions outside the United States as of September 30, 1998. Recently, the U.S. dollar has weakened, which should moderate the effects of currency translation for fiscal 1999. If currency rates are maintained at current levels, the negative effects of currency translation may be eliminated by the third quarter of this fiscal year.

                           FORWARD LOOKING STATEMENTS

    Certain statements contained in this Management's Discussion and Analysis, including the Outlook section, are forward looking and are subject to a variety of risks and uncertainties. These statements may be identified by the use of forward looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward looking statements are based upon the Company's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors, discussed in detail under "Risk Factors," could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of the Company's business include, but are not limited to:

FOR THE PERKIN-ELMER GROUP

-  Dependence on new products and rapid technological change;

-  Substantial competition;

-  Sales dependent on customers' capital spending policies;

-  Patents, proprietary technology and trade secrets;

-  Government sponsored research dependent on funding;

-  Dependence on key employees;

-  Currency exchange risks; other risks of international sales and operations;

-  Potential difficulties in implementing business strategy;

-  Year 2000;

-  Other risks, including the impact of earthquakes; and

-  Future performance

FOR THE CELERA GENOMICS GROUP

-  Early stage of operations;

-  No precedent for Celera Genomics' business plan;

-  Need to manage rapid growth;

-  Uncertainty of sequencing strategy;

-  Uncertainty of successful operation of new sequencers;

-  Uncertainty of sequencing operations;

-  Uncertainty of value of polymorphism data;

-  Initial reliance on pharmaceutical industry;

-  Anticipated future losses; uncertainty of operating results;

-  Highly dependent on key employees;

-  Uncertain protection of intellectual property and proprietary rights;

-  Adverse effect of public disclosure of genomic sequence data;

-  Highly competitive business; and

-  Year 2000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of The Perkin-Elmer Corporation

In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations, of shareholders' equity and comprehensive income (loss), and of cash flows present fairly, in all material respects, the financial position of The Perkin-Elmer Corporation and its subsidiaries at June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Stamford, Connecticut
July 31, 1998

                          THE PERKIN-ELMER CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                            FOR THE THREE MONTHS
                                                                                                   ENDED
                                                       FOR THE YEARS ENDED JUNE 30,            SEPTEMBER 30,
                                                 ----------------------------------------  ----------------------
(DOLLAR AMOUNTS IN THOUSANDS
EXCEPT PER SHARE AMOUNTS)                            1996          1997          1998         1997        1998
-----------------------------------------------  ------------  ------------  ------------  ----------  ----------

                                                                                                (UNAUDITED)
NET REVENUES...................................  $  1,248,967  $  1,373,282  $  1,531,165  $  322,707  $  375,785
Cost of sales..................................       653,427       693,343       752,045     165,311     184,143
                                                 ------------  ------------  ------------  ----------  ----------
GROSS MARGIN...................................       595,540       679,939       779,120     157,396     191,642
                                                 ------------  ------------  ------------  ----------  ----------
Selling, general and administrative............       380,390       416,305       459,635     100,923     117,390
Research, development and engineering..........       113,680       120,875       152,202      31,516      47,002
Restructuring and other merger costs...........        89,054        13,000        43,980      --             938
Acquired research and development..............        33,878        26,801        28,850      --          --
                                                 ------------  ------------  ------------  ----------  ----------
OPERATING INCOME (LOSS)........................       (21,462)      102,958        94,453      24,957      26,312
Gain on investments............................        11,704        64,850         1,605         845      --
Interest expense...............................         8,444         5,859         4,905       1,275         802
Interest income................................         5,376         8,826         5,938       2,358         490
Other income (expense), net....................        (2,140)        1,846         3,511         373       1,707
                                                 ------------  ------------  ------------  ----------  ----------
INCOME (LOSS) BEFORE INCOME TAXES..............       (14,966)      172,621       100,602      27,258      27,707
Provision for income taxes.....................        21,557        42,223        38,617       5,837       7,590
Minority interest..............................       --            --              5,597      --           3,108
                                                 ------------  ------------  ------------  ----------  ----------
NET INCOME (LOSS)..............................  $    (36,523) $    130,398  $     56,388  $   21,421  $   17,009
                                                 ------------  ------------  ------------  ----------  ----------
                                                 ------------  ------------  ------------  ----------  ----------

NET INCOME (LOSS) PER SHARE:
Basic..........................................  $      (0.80) $       2.74  $       1.16  $     0.45  $     0.34
Diluted........................................  $      (0.80) $       2.63  $       1.12  $     0.43  $     0.34

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          THE PERKIN-ELMER CORPORATION

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                                                AT JUNE 30,               AT
                                                                         --------------------------  SEPTEMBER 30,
(DOLLAR AMOUNTS IN THOUSANDS)                                                1997          1998          1998
-----------------------------------------------------------------------  ------------  ------------  -------------
                                                                                                       (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents............................................  $    213,028  $     82,865   $    71,848
  Short-term investments...............................................         4,194         1,226       --
  Accounts receivable, less allowances for doubtful accounts of $7,407,
    $9,277, and $9,932 at June 30, 1997 and 1998, and September 30,
    1998 (unaudited)...................................................       333,915       374,898       376,382
  Inventories..........................................................       214,618       240,031       257,171
  Prepaid expenses and other current assets............................        83,576        97,116        97,881
                                                                         ------------  ------------  -------------
Total current assets...................................................       849,331       796,136       803,282
Property, plant and equipment, net.....................................       197,367       258,800       285,084
Other long-term assets.................................................       192,051       279,538       274,768
                                                                         ------------  ------------  -------------
TOTAL ASSETS...........................................................  $  1,238,749  $  1,334,474   $ 1,363,134
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Loans payable........................................................  $     29,916  $     12,099   $    58,794
  Accounts payable.....................................................       131,413       165,289       125,081
  Accrued salaries and wages...........................................        48,183        48,999        46,602
  Accrued taxes on income..............................................        98,307        79,860        80,598
  Other accrued expenses...............................................       186,771       201,898       200,263
                                                                         ------------  ------------  -------------
Total current liabilities..............................................       494,590       508,145       511,338
Long-term debt.........................................................        59,152        33,726        29,650
Other long-term liabilities............................................       180,737       184,598       192,981
                                                                         ------------  ------------  -------------
Total liabilities......................................................       734,479       726,469       733,969
                                                                         ------------  ------------  -------------
Minority interest......................................................       --             43,757        49,177
Commitments and contingencies (see Note 11)
Shareholders' equity
  Capital stock
  Preferred stock $1 par value: 1,000,000 shares authorized; none issued
  Common stock $1 par value: 180,000,000 shares authorized; shares issued 50,122,390, 50,148,384, and 50,148,384 at June 30, 1997 and
    1998 and September 30, 1998 (unaudited)............................        50,122        50,148        50,148
  Capital in excess of par value.......................................       374,423       379,974       376,880
  Retained earnings....................................................       167,482       190,966       197,656
  Accumulated other comprehensive income...............................        (2,671)       (9,513)       (7,328)
  Treasury stock, at cost (shares: 1,795,563; 831,213; and 630,248 at
    June 30, 1997 and 1998, and September 30, 1998 (unaudited))........       (85,086)      (47,327)      (37,368)
                                                                         ------------  ------------  -------------
Total shareholders' equity.............................................       504,270       564,248       579,988
                                                                         ------------  ------------  -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............................  $  1,238,749  $  1,334,474   $ 1,363,134
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          THE PERKIN-ELMER CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                         FOR THE THREE MONTHS
                                                                         FOR THE YEARS ENDED JUNE 30,           ENDED
                                                                                                            SEPTEMBER 30,
                                                                        -------------------------------  --------------------
(DOLLAR AMOUNTS IN THOUSANDS)                                             1996       1997       1998       1997       1998
----------------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------

OPERATING ACTIVITIES                                                                                         (UNAUDITED)

Net income (loss).....................................................  $ (36,523) $ 130,398  $  56,388  $  21,421  $  17,009
Adjustments to reconcile net income (loss) to net cash
  provided (used) by operating activities:
    Depreciation and amortization.....................................     51,770     43,879     53,126      9,702     13,340
    Long-term compensation programs...................................      5,072     11,678      8,062      1,382        939
    Deferred income taxes.............................................    (13,110)   (37,799)    12,892       (961)    (1,896)
    Gains from the sale of assets.....................................    (11,704)   (66,636)    (3,052)    --         --
    Provision for restructured operations and other merger costs......     89,054     13,000     48,080     --         --
    Acquired research and development.................................     33,878     26,801     28,850     --         --
    Impairment of assets..............................................      9,906      7,500     --         --         --
Changes in operating assets and liabilities:
  (Increase) decrease in accounts receivable..........................    (33,141)   (68,313)   (26,637)       774      7,022
  (Increase) decrease in inventories..................................    (11,225)     5,198    (24,975)   (13,508)   (12,043)
  Increase in prepaid expenses and other assets.......................     (8,959)    (3,662)   (48,298)   (15,033)    (2,390)
  Increase (decrease) in accounts payable and other liabilities.......     15,890     51,151    (26,277)   (22,375)   (42,951)
                                                                        ---------  ---------  ---------  ---------  ---------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES......................     90,908    113,195     78,159    (18,598)   (20,970)
                                                                        ---------  ---------  ---------  ---------  ---------

INVESTING ACTIVITIES

Additions to property, plant and equipment (net of disposals of
  $4,927, $6,188, $15,588, $1,152 (unaudited), and $695 (unaudited),
  respectively).......................................................    (39,382)   (63,634)  (101,120)   (32,943)   (43,098)
Acquisitions and investments, net.....................................   (119,189)   (27,676)   (97,998)    (7,238)    --
Proceeds from the sale of assets, net.................................    102,318     99,710     19,496      4,195     14,301
Proceeds from the collection of notes receivable......................     --          4,978      9,673      9,673     --
Proceeds from short-term investments..................................      5,773     --         --         --         --
                                                                        ---------  ---------  ---------  ---------  ---------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES......................    (50,480)    13,378   (169,949)   (26,313)   (28,797)
                                                                        ---------  ---------  ---------  ---------  ---------

FINANCING ACTIVITIES

Net change in loans payable...........................................    (17,040)    (4,914)    (6,797)     4,327     43,837
Proceeds from long-term debt..........................................     --         31,033     --         --         --
Principal payments on long-term debt..................................     --        (22,908)   (25,449)    --         (5,297)
Dividends.............................................................    (29,095)   (29,459)   (39,072)    (7,454)    (8,396)
Purchases of common stock for treasury................................    (41,028)   (25,126)    --         --         --
Proceeds from issuance of equity put warrants.........................     --          1,846     --         --         --
Proceeds from stock issuance for stock plans..........................     64,954     33,637     33,629      2,889      6,375
                                                                        ---------  ---------  ---------  ---------  ---------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES......................    (22,209)   (15,891)   (37,689)      (238)    36,519
                                                                        ---------  ---------  ---------  ---------  ---------

Elimination of PerSeptive results from
  July 1, 1997 to September 30, 1997 (see Note 1).....................     --         --          2,590      2,590     --
EFFECT OF EXCHANGE RATE CHANGES ON CASH...............................     (2,699)     1,601     (3,274)     1,020      2,231
                                                                        ---------  ---------  ---------  ---------  ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS...............................     15,520    112,283   (130,163)   (41,539)   (11,017)
CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD.........................     85,225    100,745    213,028    213,028     82,865
                                                                        ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS END OF PERIOD...............................  $ 100,745  $ 213,028  $  82,865  $ 171,489  $  71,848
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------  ---------

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          THE PERKIN-ELMER CORPORATION
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        AND COMPREHENSIVE INCOME (LOSS)

                                                                                                 ACCUMULATED
                                                           COMMON     CAPITAL IN                    OTHER         TREASURY STOCK
                                                         STOCK $1.00   EXCESS OF    RETAINED    COMPREHENSIVE  --------------------
(DOLLAR AMOUNTS AND SHARES IN THOUSANDS)                  PAR VALUE    PAR VALUE    EARNINGS    INCOME (LOSS)   AT COST    SHARES
-------------------------------------------------------  -----------  -----------  -----------  -------------  ---------  ---------
BALANCE AT JUNE 30, 1995...............................   $  48,760    $ 311,043    $ 142,741     $  (24,415)  $(108,322)   (3,490)
Comprehensive loss
  Net loss.............................................      --           --          (36,523)        --           --         --
  Other comprehensive income, net of tax
    Foreign currency translation adjustments...........      --           --           --            (10,957)      --         --
    Minimum pension liability adjustment...............      --           --           --              5,080       --         --
    Unrealized gain on investments, net................      --           --           --             23,175       --         --
                                                                                                --------------
  Other comprehensive income...........................      --           --           --             17,298       --         --
Comprehensive loss.....................................      --           --           --             --           --         --
Cash dividends declared................................      --           --          (29,095)        --           --         --
Share repurchases......................................      --           --           --             --          (41,028)     (800)
Shares issued under stock plans........................          45        1,336       (5,627)        --           51,202     1,559
Tax benefit related to employee stock options..........      --            5,280       --             --           --         --
Restricted stock plan..................................      --            4,079       --             --              993        30
Common stock issuances for acquisitions................       1,077       34,796       --             --           --         --
Other..................................................         144        1,920       (1,977)        --           --         --
                                                         -----------  -----------  -----------  --------------  ---------  ---------
BALANCE AT JUNE 30, 1996...............................      50,026      358,454       69,519         (7,117)     (97,155)   (2,701)
Comprehensive income
  Net income...........................................      --           --          130,398         --           --         --
  Other comprehensive income, net of tax
    Foreign currency translation adjustments...........      --           --           --             (4,125)      --         --
    Minimum pension liability adjustment...............      --           --           --             28,660       --         --
    Unrealized gain on investments, net................      --           --           --              3,156       --         --
    Sale of equity investment..........................      --           --           --            (23,245)      --         --
                                                                                                --------------
  Other comprehensive income...........................      --           --           --              4,446       --         --
Comprehensive income...................................      --           --           --             --           --         --
Cash dividends declared................................      --           --          (29,536)        --           --         --
Share repurchases......................................      --           --           --             --          (25,126)     (428)
Shares issued under stock plans........................          61        2,065       (1,459)        --           31,615     1,146
Tax benefit related to employee stock options..........      --            4,568       --             --           --         --
Restricted stock plan..................................      --            6,098       --             --            5,580       187
Sale of equity put warrants............................      --            1,846       --             --           --         --
Other..................................................          35        1,392       (1,440)        --           --         --
                                                         -----------  -----------  -----------  --------------  --------  ---------
BALANCE AT JUNE 30, 1997...............................      50,122      374,423      167,482         (2,671)     (85,086)   (1,796)
Comprehensive income
  Net income...........................................      --           --           56,388         --           --         --
  Other comprehensive loss, net of tax
    Foreign currency translation adjustments...........      --           --           --             (2,747)      --         --
    Minimum pension liability adjustment...............      --           --           --                354       --         --
    Unrealized loss on investments, net................      --           --           --             (4,449)      --         --
                                                                                                --------------
  Other comprehensive loss.............................      --           --           --             (6,842)      --         --
Comprehensive income...................................      --           --           --             --           --         --
Cash dividends declared................................      --           --          (31,604)        --           --         --
Shares issued under stock plans........................          26        1,358       (3,468)        --           37,759        965
Tax benefit related to employee stock options..........      --            2,335       --             --           --         --
Restricted stock plan..................................      --            1,858         (136)        --           --         --
Elimination of PerSeptive results from July 1, 1997 to
  September 30, 1997 (see Note 1)......................      --           --            2,590         --           --         --
Other..................................................      --           --             (286)        --           --         --
                                                         -----------  -----------  -----------  --------------  ---------  ---------
BALANCE AT JUNE 30, 1998...............................      50,148      379,974      190,966         (9,513)     (47,327)     (831)
Comprehensive income
  Net income...........................................      --           --           17,009         --           --         --
  Other comprehensive income, net of tax
    Foreign currency translation adjustments...........      --           --           --              6,197       --         --
    Unrealized loss on investments, net................      --           --           --             (4,012)      --         --
                                                                                                --------------
  Other comprehensive income...........................      --           --           --              2,185       --         --
Comprehensive income...................................      --           --           --             --           --         --
Cash dividends declared................................      --           --           (8,396)        --           --         --
Shares issued under stock plans........................      --           --           (3,130)        --            7,986       159
Restricted stock plan..................................      --           (3,094)       1,207         --            1,973        42
                                                         -----------  -----------  -----------  --------------  ---------  ---------
BALANCE AT SEPTEMBER 30, 1998 (UNAUDITED)..............   $  50,148    $ 376,880    $ 197,656     $   (7,328)   $ (37,368)     (630)
                                                         -----------  -----------  -----------  --------------  ---------  ---------
                                                         -----------  -----------  -----------  --------------  ---------  ---------


(DOLLAR AMOUNTS AND SHARES IN THOUSANDS)                   TOTAL
-------------------------------------------------------  ----------
BALANCE AT JUNE 30, 1995...............................  $  369,807
Comprehensive loss
  Net loss.............................................     (36,523)
  Other comprehensive income, net of tax
    Foreign currency translation adjustments...........
    Minimum pension liability adjustment...............
    Unrealized gain on investments, net................

  Other comprehensive income...........................      17,298
                                                         ----------
Comprehensive loss.....................................     (19,225)
                                                         ----------
Cash dividends declared................................     (29,095)
Share repurchases......................................     (41,028)
Shares issued under stock plans........................      46,956
Tax benefit related to employee stock options..........       5,280
Restricted stock plan..................................       5,072
Common stock issuances for acquisitions................      35,873
Other..................................................          87
                                                         ----------
BALANCE AT JUNE 30, 1996...............................     373,727
                                                         ----------
Comprehensive income
  Net income...........................................     130,398
  Other comprehensive income, net of tax
    Foreign currency translation adjustments...........
    Minimum pension liability adjustment...............
    Unrealized gain on investments, net................
    Sale of equity investment..........................

  Other comprehensive income...........................       4,446
                                                         ----------
Comprehensive income...................................     134,844
                                                         ----------
Cash dividends declared................................     (29,536)
Share repurchases......................................     (25,126)
Shares issued under stock plans........................      32,282
Tax benefit related to employee stock options..........       4,568
Restricted stock plan..................................      11,678
Sale of equity put warrants............................       1,846
Other..................................................         (13)
                                                         ----------
BALANCE AT JUNE 30, 1997...............................     504,270
                                                         ----------
Comprehensive income
  Net income...........................................      56,388
  Other comprehensive loss, net of tax
    Foreign currency translation adjustments...........
    Minimum pension liability adjustment...............
    Unrealized loss on investments, net................

  Other comprehensive loss.............................      (6,842)
                                                         ----------
Comprehensive income...................................      49,546
                                                         ----------
Cash dividends declared................................     (31,604)
Shares issued under stock plans........................      35,675
Tax benefit related to employee stock options..........       2,335
Restricted stock plan..................................       1,722
Elimination of PerSeptive results from July 1, 1997 to
  September 30, 1997 (see Note 1)......................       2,590
Other..................................................        (286)
                                                         ----------
BALANCE AT JUNE 30, 1998...............................     564,248
                                                         ----------
Comprehensive income
  Net income...........................................      17,009
  Other comprehensive income, net of tax
    Foreign currency translation adjustments...........
    Unrealized loss on investments, net................

  Other comprehensive income...........................       2,185
                                                         ----------
Comprehensive income...................................      19,194
                                                         ----------
Cash dividends declared................................      (8,396)
Shares issued under stock plans........................       4,856
Restricted stock plan..................................          86
                                                         ----------
BALANCE AT SEPTEMBER 30, 1998 (UNAUDITED)..............  $  579,988
                                                         ----------
                                                         ----------

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    NOTE 1 ACCOUNTING POLICIES AND PRACTICES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of all majority-owned subsidiaries of The Perkin-Elmer Corporation ("Perkin-Elmer" or the "Company"). The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Certain amounts in the consolidated financial statements and notes have been reclassified for comparative purposes.

    On January 22, 1998, the Company acquired PerSeptive Biosystems, Inc. ("PerSeptive"). The acquisition has been accounted for as a pooling of interests and, accordingly, the Company's financial results have been restated to include the combined operations (see Note 2). The Company's fiscal year ended June 30 and PerSeptive's fiscal year ended September 30. The fiscal 1998 Combined Statements of Operations combined the Company's operating results for the year ended June 30, 1998 with PerSeptive's operating results for the nine months ended June 30, 1998 and the three months ended September 30, 1997 (PerSeptive's fiscal 1997 fourth quarter). The fiscal 1997 and 1996 Consolidated Statements of Operations combined the Company's results of operations for the years ended June 30, 1997 and 1996 with PerSeptive's results of operations for the fiscal years ended September 30, 1997 and 1996, respectively. In order to conform PerSeptive to a June 30 fiscal year-end in fiscal 1998, PerSeptive's results of operations for the three months ended September 30, 1997 have been included in the Company's Consolidated Statements of Operations for the fiscal years ended June 30, 1998 and 1997.

RECENT ACCOUNTING STANDARDS

    During the first quarter of fiscal 1999, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." The provisions of this statement require disclosure of total comprehensive income within the condensed financial statements of interim periods and additional disclosures of the components of comprehensive income on an annual basis. Total comprehensive income includes net income, foreign currency translation adjustments, unrealized gains and losses on available-for-sale investments, and minimum pension liability adjustment. The Company presents such information in its Consolidated Statements of Shareholders' Equity and Comprehensive Income (Loss) and Note 14.

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of the statement require the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company is required to implement the statement in the first quarter of fiscal 2000. The Company is currently analyzing the statement to determine the impact, if any, on the consolidated financial statements.

EARNINGS PER SHARE

    During the second quarter of fiscal 1998, the Company adopted SFAS No. 128, "Earnings per Share." The statement establishes new standards for computing and presenting earnings per share and requires presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share is computed by dividing net income for the period by the weighted average number of common shares outstanding. Diluted earnings per share is computed similarly to the Company's previously disclosed amounts by dividing net income for the period by the weighted average number of common shares outstanding including the dilutive effect of common stock equivalents. Earnings per share amounts for all prior periods have been restated to conform with the provisions of this statement.

    The table below presents a reconciliation of basic and diluted earnings
(loss) per share for the following periods:

                                                         THREE MONTHS ENDED
(AMOUNTS IN THOUSANDS       YEARS ENDED JUNE 30,           SEPTEMBER 30,
EXCEPT PER SHARE       -------------------------------  --------------------
AMOUNTS)                 1996       1997       1998       1997       1998
---------------------  ---------  ---------  ---------  ---------  ---------
                                                            (UNAUDITED)
Weighted average
  number of common
  shares used in the
  calculation of
  basic earnings
  (loss) per share...     45,859     47,517     48,560     48,081     49,377
Common stock
  equivalents........                 1,996      1,592      2,084      1,052
                       ---------  ---------  ---------  ---------  ---------
Shares used in the
  calculation of
  diluted earnings
  (loss) per share...     45,859     49,513     50,152     50,165     50,429
                       ---------  ---------  ---------  ---------  ---------
                       ---------  ---------  ---------  ---------  ---------

Net income (loss)
  used in the
  calculation of
  basic and diluted
  earnings (loss) per
  share..............  $ (36,523) $ 130,398  $  56,388  $  21,421  $  17,009

Net income (loss) per
  share:
Basic................  $    (.80) $    2.74  $    1.16  $     .45  $     .34
Diluted..............  $    (.80) $    2.63  $    1.12  $     .43  $     .34

    Options and warrants to purchase 2.1 million, .2 million, and 1.4 million, .1 million and 1.4 million shares of the Company's common stock were outstanding at June 30, 1996, 1997, and 1998, and September 30, 1997 and 1998, respectively, but were not included in the computation of diluted earnings per share because the effect was antidilutive.

FOREIGN CURRENCY

    Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated into U.S. dollars at the fiscal period-end exchange rates. The related translation adjustments are recorded as a separate component of shareholders' equity. Foreign currency revenues and expenses are translated using monthly average exchange rates prevailing during the period. Foreign currency transaction gains and losses, as well as translation adjustments of foreign operations where the functional currency is the U.S. dollar, are included in net income.

DERIVATIVE FINANCIAL INSTRUMENTS

    The Company uses derivative financial instruments to offset exposure to market risks arising from changes in foreign currency exchange rates and interest rates. Derivative financial instruments currently utilized by the Company include foreign currency forward contracts, synthetic forward contracts, foreign currency options, and an interest rate swap (see Note 12).

CASH, SHORT-TERM INVESTMENTS, AND MARKETABLE SECURITIES

    Cash equivalents consist of highly liquid debt instruments, time deposits, and certificates of deposit with original maturities of three months or less. Time deposits and certificates of deposit with original maturities of three months to one year are classified as short-term investments. Short-term investments, which include marketable securities, are recorded at cost, which generally approximates market value.

ACCOUNTS RECEIVABLE

    The Company periodically sells accounts receivable arising from business conducted in Japan. During fiscal 1996, 1997, and 1998, the Company received cash proceeds of $83.0 million, $82.9 million, and $111.9 million, respectively, from the sale of such receivables. The Company believes it has adequately provided for any risk of loss that may occur under these arrangements.

INVESTMENTS

    The equity method of accounting is used for investments in joint ventures that are 50% owned or less. Minority equity investments are classified as available-for-sale and carried at market value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

INVENTORIES

    Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Inventories at June 30, 1997 and 1998, and September 30, 1998, included the following components:

                              JUNE 30,
(DOLLAR AMOUNTS         --------------------  SEPTEMBER 30,
IN MILLIONS)              1997       1998         1998
----------------------  ---------  ---------  -------------
                                               (UNAUDITED)
Raw materials and
  supplies............  $    40.3  $    62.6    $    59.4
Work-in-process.......       18.0       16.9         14.3
Finished products.....      156.3      160.5        183.5
                        ---------  ---------       ------
Total inventories.....  $   214.6  $   240.0    $   257.2
                        ---------  ---------       ------
                        ---------  ---------       ------

PROPERTY, PLANT, AND EQUIPMENT AND DEPRECIATION.

    Property, plant and equipment are recorded at cost and consisted of the following at June 30, 1997 and 1998:

                                           JUNE 30,
                                     --------------------
(DOLLAR AMOUNTS IN MILLIONS)           1997       1998
-----------------------------------  ---------  ---------
Land...............................  $    23.1  $    21.8
Buildings and leasehold
  improvements.....................      156.2      171.9
Machinery and equipment............      266.9      316.7
                                     ---------  ---------
Property, plant and equipment, at
  cost.............................      446.2      510.4
Accumulated depreciation and
  amortization.....................      248.8      251.6
                                     ---------  ---------
Property, plant and equipment,
  net..............................  $   197.4  $   258.8
                                     ---------  ---------
                                     ---------  ---------

    Major renewals and improvements that significantly add to productive capacity or extend the life of an asset are capitalized. Repairs, maintenance and minor renewals, and improvements are expensed when incurred. Machinery and equipment included capitalized internal-use software, primarily related to the Company's worldwide strategic program to improve its information technology infrastructure, of $11.1 million and $77.0 million at June 30, 1997 and 1998, respectively.

    Provisions for depreciation of owned property, plant and equipment are based upon the expected useful lives of the assets and computed primarily by the straight-line method. Leasehold improvements are amortized over their estimated useful lives or the term of the applicable lease, whichever is less, using the straight-line method. Internal-use software costs are amortized primarily over the expected useful lives, not to exceed seven years.

CAPITALIZED SOFTWARE

    Internal software development costs incurred from the time technological feasibility of the software is established until the software is ready for its intended use are capitalized and included in other long-term assets. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred. The costs are amortized using the straight-line method over a maximum of three years or the expected life of the product, whichever is less. At June 30, 1997, capitalized software amounts were not material. At June 30, 1998, capitalized software costs, net of accumulated amortization, were $9.0 million.

INTANGIBLE ASSETS

    The excess of purchase price over the net asset value of companies acquired is amortized on a straight-line method over periods not exceeding 40 years. Patents and trademarks are amortized using the straight-line method over their expected useful lives. At June 30, 1997 and 1998, and September 30, 1998 (unaudited), other long-term assets included goodwill, net of accumulated amortization, of $32.7 million, $84.5 million, and $83.1 million, respectively. Accumulated amortization of goodwill was $14.0 million, $17.4 million, and $18.8 million at June 30, 1997 and 1998, and September 30, 1998 (unaudited), respectively.

ASSET IMPAIRMENT

    The Company periodically reviews all long-lived assets for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Assets are written down to the net realizable value when the carrying costs exceed this amount. In fiscal 1996, the Company recorded a cost of sales charge of $9.9 million for the impairment of certain production assets associated with the realignment of the product offerings of PerSeptive. In fiscal 1997, the

Company recorded a $7.5 million cost of sales charge to write-down $5.6 million of goodwill associated with the fiscal 1995 acquisition of Photovac Inc. and $1.9 million of other assets primarily associated with Analytical Instruments. The impairment losses were determined based upon estimated future cash flows and fair values.

REVENUES

    Revenues are recorded at the time of shipment of products or performance of services. Revenues from service contracts are recorded as deferred service contract revenues and reflected in net revenues over the term of the contract, generally one year.

RESEARCH, DEVELOPMENT AND ENGINEERING

    Research, development and engineering costs are expensed when incurred.

INCOME TAXES

    The Company accounts for certain income and expense items differently for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities, and are measured by applying enacted tax rates to taxable years in which the differences are expected to reverse.

SUPPLEMENTAL CASH FLOW INFORMATION

    Cash paid for interest and income taxes for the following periods was as follows:

                                                         THREE MONTHS
                                                            ENDED
                        YEARS ENDED JUNE 30,            SEPTEMBER 30,
(DOLLAR AMOUNTS    -------------------------------  ----------------------
IN MILLIONS)         1996       1997       1998       1997        1998
-----------------  ---------  ---------  ---------  ---------     -----
                                                         (UNAUDITED)
Interest.........  $     8.9  $     6.0  $     5.7  $     1.6   $      .6
Income taxes.....  $    15.0  $    31.3  $    60.5  $    10.8   $     5.7

                      NOTE 2 ACQUISITIONS AND DISPOSITIONS

PERSEPTIVE BIOSYSTEMS, INC.

    The merger (the "Merger") of Seven Acquisition Corp., a wholly-owned subsidiary of the Company, and PerSeptive was consummated on January 22, 1998. PerSeptive develops, manufactures, and markets an integrated line of proprietary consumable products and advanced instrumentation systems for the purification, analysis, and synthesis of biomolecules. As a result of the Merger, PerSeptive, which was the surviving corporation of the Merger, became a wholly-owned subsidiary of the Company on that date. Each outstanding share of PerSeptive common stock was converted into shares of the Company's common stock at an exchange ratio equal to 0.1926. Accordingly, the Company issued 4.6 million shares of its common stock for all outstanding shares of PerSeptive common stock. Each outstanding option and warrant for shares of PerSeptive common stock was converted into options and warrants for the number of shares of the Company's common stock that would have been received if such options and warrants had been exercised immediately prior to the effective time of the Merger. All shares of Series A Redeemable Convertible Preferred Stock of PerSeptive outstanding immediately prior to the effective time of the Merger were converted in accordance with their terms into shares of PerSeptive common stock which were then converted into shares of the Company's common stock. As a result of the Merger, PerSeptive's 8 1/4% Convertible Subordinated Notes Due 2001 (the PerSeptive Notes) became convertible into shares of the Company's common stock. On March 23, 1998, the Company redeemed the PerSeptive Notes for a total of $26.1 million representing $24.7 million of principal and $1.4 million of accrued interest and premium relating to the PerSeptive Notes. Additionally, $2.5 million of the principal amount of the PerSeptive Notes was converted by the holders thereof into 35,557 shares of the Company's common stock.

    The Merger qualified as a tax-free reorganization and has been accounted for as a pooling of interests. Accordingly, the Company's financial results have been restated to include the combined operations.

Combined and separate results of the Company and PerSeptive during the periods preceding the Merger were as follows:

                                  PERKIN-      PER-
(DOLLAR AMOUNTS IN MILLIONS)       ELMER      SEPTIVE      ADJ.      COMBINED
-------------------------------  ---------  -----------  ---------  -----------
Fiscal year ended June 30,
  1996:
Net revenues...................  $ 1,162.9   $    86.1               $ 1,249.0
Net income (loss)..............  $    13.9   $   (50.4)              $   (36.5)

Fiscal year ended June 30,
  1997:
Net revenues...................  $ 1,276.8   $    96.5               $ 1,373.3
Net income.....................  $   115.2   $    15.2               $   130.4

Six months ended December 31,
  1997 (unaudited):
Net revenues...................  $   639.3   $    52.6               $   691.9
Net income (loss)..............  $    32.2   $    (5.4)  $      .6   $    27.4

    The adjustment for the six months ended December 31, 1997 reflects the inclusion of PerSeptive's operating results within the Company's consolidated tax provision. There were no material intercompany transactions between the Company and PerSeptive during any period presented.

TECAN AG

    The Company acquired a 14.5% interest and approximately 52% of the voting rights in Tecan AG ("Tecan") in December 1997. Tecan is a world leader in the development and manufacturing of automated sample processors, liquid handling systems, and microplate photometry. Used in research, industrial, and clinical markets, these products provide automated solutions for pharmaceutical drug discovery, molecular biology, genomic testing, and clinical diagnostics. The acquisition cost was $53.2 million in cash and was accounted for as a purchase with a minority interest of $41.3 million. The excess purchase price over the fair market value of the underlying assets was $46.2 million and is being amortized over fifteen years.

MOLECULAR INFORMATICS, INC.

    During the second quarter of fiscal 1998, the Company acquired Molecular Informatics, Inc. ("Molecular Informatics"), a leader in the development of infrastructure software for the pharmaceutical, biotechnology, and agrochemical industries as well as for applied markets such as forensics and human identification. The acquisition cost was $53.9 million and was accounted for as a purchase. In connection with the acquisition, $28.9 million was expensed as purchased in-process research and development and $24.7 million was allocated to goodwill and other intangible assets. Goodwill of $9.0 million is being amortized over ten years, and other intangible assets of $15.7 million are being amortized over periods of four to seven years.

BIOMETRIC IMAGING, INC.

    During fiscal 1998, the Company acquired a minority equity interest in Biometric Imaging, Inc. for $4.0 million. The Company and Biometric Imaging, Inc. are collaborating on the development and manufacturing of a high-throughput screening system for use by pharmaceutical research companies to accelerate the drug discovery process. The Company received exclusive worldwide marketing rights for products developed for that market. Biometric Imaging products are designed to help ensure the integrity of transfused products, optimize cell therapy procedures, and monitor disease progression and the efficacy of therapy.

GENSCOPE, INC.

    During the third quarter of fiscal 1997, the Company acquired GenScope, Inc. ("GenScope"), a company solely engaged in the development of gene expression technology, for $26.8 million. The acquisition represented the purchase of development stage technology not at the time considered commercially viable in the health care applications that the Company intends to pursue. As a result, $25.4 million of the acquisition cost was allocated to purchased in-process research and development and was expensed in the third quarter of fiscal 1997.

OTHER ACQUISITIONS

    During the fourth quarter of fiscal 1998, the Company made a minority equity investment of $2.5 million in ACLARA BioSciences, Inc. The companies are collaborating on the development of advanced genetic analysis systems.

    The Company entered into a strategic partnership with Hyseq, Inc., acquiring a minority equity interest for an initial cash investment of $5.0 million, during the fourth quarter of fiscal 1997. Hyseq, Inc. applies proprietary DNA array technology to develop gene-based therapeutic product candidates and diagnostic products and tests. In the first quarter of fiscal 1998, the Company increased its investment by $5.0 million.

    The Company acquired Linkage Genetics, Inc., a provider of genetic services in the agriculture industry, during the fourth quarter of fiscal 1997. The cash acquisition cost of $1.4 million was accounted for as a purchase. The entire acquisition cost was expensed as purchased in-process research and development.

    In fiscal 1996, the Company acquired Zoogen, Inc., a leading provider of genetic analysis services; Tropix, Inc., a world leader in the development, manufacture, and sale of chemiluminescent detection technology and a minority equity interest in Paracel, Inc., a provider of information filtering technologies for a total cost, net of cash acquired, of $42.5 million. In connection with these and other life science acquisitions, $33.9 million of purchased in-process research and development was expensed in fiscal 1996.

    The net assets and results of operations for the above acquisitions accounted for under the purchase method have been included in the consolidated financial statements since the date of each acquisition. The pro forma effect of these acquisitions, individually or in the aggregate, on the Company's consolidated financial statements was not significant.

DISPOSITIONS

    MILLENNIUM PHARMACEUTICALS, INC.
    During fiscal 1998, the Company recorded a before-tax gain of $1.6 million in connection with the release of previously existing contingencies on shares of Millennium Pharmaceuticals, Inc. ("Millennium") common stock. During fiscal 1997, the Company recognized a before-tax gain of $27.5 million associated with the sale of approximately 50% of its investment in Millennium and the release of previously existing contingencies. The gain included $25.9 million from the Company's exchange of a 34% equity interest in ChemGenics Pharmaceuticals, Inc. for an approximate 6% equity interest in Millennium.

    ETEC SYSTEMS, INC.

    In fiscal 1997, the Company completed the sale of its entire equity interest in Etec Systems, Inc. Before-tax gains of $37.4 million and $11.7 million were recognized for fiscal 1997 and 1996, respectively. Net cash proceeds from the sales were $16.6 million and $45.8 million for fiscal 1996 and 1997, respectively.

                        NOTE 3 DEBT AND LINES OF CREDIT

    Loans payable and long-term debt at June 30, 1997 and 1998, and September 30, 1998 are summarized below:

                              JUNE 30,
(DOLLAR AMOUNTS IN      --------------------
MILLIONS)                 1997       1998
----------------------  ---------  ---------   SEPTEMBER 30,
                                                   1998
                                              ---------------
                                               (UNAUDITED)
Loans payable:
Short-term loans......  $    23.1  $    12.1     $    58.8
Current portion of
  convertible
  subordinated
  notes...............        6.8
                        ---------  ---------         -----
Total loans payable...  $    29.9  $    12.1     $    58.8
                        ---------  ---------         -----
                        ---------  ---------         -----

Long-term debt:
Yen loan..............  $    33.6  $    27.0     $    28.0
Convertible
  subordinated
  notes...............       20.4
Other.................        5.2        6.7           1.7
                        ---------  ---------         -----
Total long-term
  debt................  $    59.2  $    33.7     $    29.7
                        ---------  ---------         -----
                        ---------  ---------         -----

    The weighted average interest rates at June 30, 1997 and 1998, and September 30, 1998 (unaudited) for loans payable were 3.6%, 1.8%, and 4.3%, respectively.

    On March 23, 1998, the Company redeemed PerSeptive's 8 1/4% convertible subordinated notes (see Note 2).

    During the third quarter of fiscal 1997, the Company replaced its Yen 2.8 billion loan, which matured in February 1997, with a Yen 3.8 billion variable rate long-term loan which matures in March 2002. Through an interest rate swap agreement (see Note 12), the effective interest rate for the new loan is 2.1% compared with 3.3% for the previous loan.

    On June 1, 1994, the Company entered into a $100 million three year revolving credit agreement. The agreement was amended in fiscal 1996 to extend the maturity an additional three years to June 1, 2000. Commitment and facility fees are based on leverage and interest coverage ratios. Interest rates on amounts borrowed vary depending on whether borrowings are undertaken in the domestic or Eurodollar markets. There were no borrowings under the facility at June 30, 1997 or 1998.

    At June 30, 1998, and September 30, 1998 (unaudited), the Company had unused credit facilities for short-term borrowings from domestic and foreign banks in various currencies totaling $343 million and $313 million, respectively.

    Under various debt and credit agreements, the Company is required to maintain certain minimum net worth and interest coverage ratios.

     There are no maturities of long-term debt scheduled for fiscal 1999, 2000, 2001, or 2003. The Yen 3.8 billion loan matures in fiscal 2002. NOTE 4 INCOME
                                     TAXES

    Income (loss) before income taxes for fiscal 1996, 1997, and 1998 is summarized below:

(DOLLAR AMOUNTS
IN MILLIONS)                 1996       1997       1998
-------------------------  ---------  ---------  ---------
United States............  $   (28.5) $   121.0  $    (3.9)
Foreign..................       13.5       51.6      104.5
                           ---------  ---------  ---------
Total....................  $   (15.0) $   172.6  $   100.6
                           ---------  ---------  ---------
                           ---------  ---------  ---------

    The components of the provision for income taxes for fiscal 1996, 1997, and 1998 consisted of the following:

(DOLLAR AMOUNTS IN MILLIONS)     1996       1997       1998
-----------------------------  ---------  ---------  ---------
Currently payable:
Domestic.....................  $    10.4  $    56.2  $      .1
Foreign......................       24.3       23.8       25.6
                               ---------  ---------  ---------
Total currently payable......       34.7       80.0       25.7
                               ---------  ---------  ---------
Deferred:
Domestic.....................       (4.4)     (41.0)      11.0
Foreign......................       (8.7)       3.2        1.9
                               ---------  ---------  ---------
Total deferred...............      (13.1)     (37.8)      12.9
                               ---------  ---------  ---------
Total provision for income
  taxes......................  $    21.6  $    42.2  $    38.6
                               ---------  ---------  ---------
                               ---------  ---------  ---------

    Significant components of deferred tax assets and liabilities at June 30, 1997 and 1998 are summarized below:

(DOLLAR AMOUNTS IN MILLIONS)             1997       1998
-------------------------------------  ---------  ---------
Deferred tax assets:
Intangibles..........................  $     6.4  $     5.8
Inventories..........................        8.4        7.9
Postretirement and postemployment
  benefits...........................       35.7       35.0
Other reserves and accruals..........       54.3       40.0
Tax credit and loss carryforwards....       50.9       50.1
                                       ---------  ---------
Subtotal.............................      155.7      138.8
Valuation allowance..................      (78.6)     (71.7)
                                       ---------  ---------
Total deferred tax assets............       77.1       67.1
                                       ---------  ---------
Deferred tax liabilities:
Inventories..........................         .5         .5
Millennium equity transaction........        4.3
Other reserves and accruals..........        6.1        7.9
                                       ---------  ---------
Total deferred tax liabilities.......       10.9        8.4
                                       ---------  ---------
Total deferred tax assets, net.......  $    66.2  $    58.7
                                       ---------  ---------
                                       ---------  ---------

    A reconciliation of the federal statutory tax to the Company's tax provision for fiscal 1996, 1997, and 1998 is set forth in the following table:

(DOLLAR AMOUNTS IN MILLIONS)     1996       1997       1998
-----------------------------  ---------  ---------  ---------
Federal statutory rate.......        35%        35%        35%
                               ---------  ---------  ---------
Tax at federal statutory
  rate.......................  $    (5.2) $    60.4  $    35.2
State income taxes (net of
  federal benefit)...........       (1.5)        .2         .3
Effect on income from foreign
  operations.................       14.7       42.6        6.7
Effect on income from foreign
  sales corporation..........       (3.2)      (4.8)      (7.5)
Acquired research and
  development................       11.9        9.4       10.1
Restructuring and other
  merger costs...............                              5.2
Domestic temporary
  differences for which
  benefit is recognized......      (12.7)     (60.6)     (11.1)
Benefit of loss not
  recognized/(utilization of
  net operating losses)......       16.9       (7.6)
Other........................         .7        2.6        (.3)
                               ---------  ---------  ---------
Total provision for income
  taxes......................  $    21.6  $    42.2  $    38.6
                               ---------  ---------  ---------
                               ---------  ---------  ---------

    At June 30, 1998, the Company had a U.S. alternative minimum tax credit carryforward of $4.9 million with an indefinite carryforward period. The Company's subsidiary, PerSeptive, has domestic loss carryforwards of approximately $64 million that will expire between the years 2003 and 2012. The amount of these net operating loss carryforwards that can be utilized annually to offset future taxable income or tax liability has been limited under the Internal Revenue Code as a result of the acquisition. The Company also has loss carryforwards of approximately $38 million in various foreign countries with varying expiration dates.
    U.S. income taxes have not been provided on approximately $144 million of net unremitted earnings from foreign subsidiaries since the Company intends to permanently reinvest substantially all of such earnings in the operations of the subsidiaries. These earnings include income from manufacturing operations in Singapore, which is tax exempt through the year 2004. In those instances where the Company expects to remit earnings, the effect on the results of operations, after considering available tax credits and amounts previously accrued, was not significant.

    The Company and its subsidiaries are subject to tax examinations in various U.S. and foreign jurisdictions. The Company believes that adequate tax payments have been made and adequate accruals have been recorded for all years.

                      NOTE 5 RETIREMENT AND OTHER BENEFITS

PENSION PLANS

    The Company maintains or sponsors pension plans that cover substantially all worldwide employees. Pension benefits earned are generally based on years of service and compensation during active employment. However, the level of benefits and terms of vesting vary among the plans. Pension plan assets are administered by trustees and are principally invested in equity and fixed income securities. The funding of pension plans is determined in accordance with statutory funding requirements.

    The total worldwide pension expense for all employee pension plans was $15.2 million, $15.1 million, and $14.0 million for fiscal 1996, 1997, and 1998, respectively. The components of net pension expense are set forth in the following table:

(DOLLAR AMOUNTS IN MILLIONS)       1996       1997       1998
-------------------------------  ---------  ---------  ---------
Domestic Plans:
Service cost...................  $     7.6  $     8.0  $     9.0
Interest cost..................       33.0       37.0       41.3
Actual return on assets........      (32.1)     (35.6)     (40.5)
Net amortization and
  deferral.....................       (1.4)      (1.0)      (1.8)
                                 ---------  ---------  ---------
Net pension expense............  $     7.1  $     8.4  $     8.0
                                 ---------  ---------  ---------
                                 ---------  ---------  ---------

Foreign Plans:
Service cost...................  $     3.2  $     2.7  $     2.7
Interest cost..................        6.7        6.3        5.9
Actual return on assets........       (4.0)      (3.5)      (5.7)
Net amortization and
  deferral.....................        2.2        1.2        3.1
                                 ---------  ---------  ---------
Net pension expense............  $     8.1  $     6.7  $     6.0
                                 ---------  ---------  ---------
                                 ---------  ---------  ---------

    The following table sets forth the funded status of the plans and amounts recognized in the Company's Consolidated Statements of Financial Position at June 30, 1997 and 1998:

                                         DOMESTIC PLANS
                           ------------------------------------------
                                                     ACCUMULATED
                              ASSETS EXCEED            BENEFITS
                           ACCUMULATED BENEFITS     EXCEED ASSETS
                           --------------------  --------------------

(DOLLAR AMOUNTS IN
  MILLIONS)                  1997       1998       1997       1998
-------------------------  ---------  ---------  ---------  ---------
Plan assets at fair
  value..................  $   474.2  $   559.4  $      --  $      --
Projected benefit
  obligation.............      475.0      544.5       10.7       12.2
                           ---------  ---------  ---------  ---------
Plan assets greater
  (less) than projected
  benefit obligation.....        (.8)      14.9      (10.7)     (12.2)
Unrecognized items:
  Net actuarial loss.....       43.3       33.4        1.7        2.8
  Prior service cost.....       (5.5)      (4.7)       3.0        2.6
  Net transition (asset)
    obligation...........       (7.2)      (4.8)        .5         .4
Minimum pension liability
  adjustment.............                             (3.8)      (4.1)
                           ---------  ---------  ---------  ---------
Prepaid (accrued) pension
  expense................  $    29.8  $    38.8  $    (9.3) $   (10.5)
                           ---------  ---------  ---------  ---------
                           ---------  ---------  ---------  ---------
Actuarial present value
  of accumulated
  benefits...............  $   470.2  $   530.4  $     9.3  $    10.5
Accumulated benefit
  obligation related to
  vested benefits........  $   461.7  $   522.0  $     8.0  $     9.5

    A minimum pension liability adjustment is required when the actuarial present value of accumulated benefits exceeds plan assets and accrued pension liabilities. The minimum liability adjustment, less allowable intangible assets, net of tax benefit, is reported as a reduction of shareholders' equity and totaled $.7 million and $.4 million at June 30, 1997 and 1998, respectively.

                                         FOREIGN PLANS
                           ------------------------------------------
                              ASSETS EXCEED          ACCUMULATED
                           ACCUMULATED BENEFITS        BENEFITS
                                                    EXCEED ASSETS
                           --------------------  --------------------

(DOLLAR AMOUNTS IN
  MILLIONS)                  1997       1998       1997       1998
-------------------------  ---------  ---------  ---------  ---------
Plan assets at fair
  value..................  $    32.0  $    36.2  $      --  $      --
Projected benefit
  obligation.............       30.3       36.9       64.9       62.0
                           ---------  ---------  ---------  ---------
Plan assets greater
  (less) than projected
  benefit obligation.....        1.7        (.7)     (64.9)     (62.0)
Unrecognized items:
  Net actuarial (gain)
    loss.................        3.2        6.6       (2.5)      (5.1)
  Prior service cost.....        1.5        1.3
  Net transition (asset)
    obligation...........       (1.9)      (1.5)       4.0        3.4
                           ---------  ---------  ---------  ---------
Prepaid (accrued) pension
  expense................  $     4.5  $     5.7  $   (63.4) $   (63.7)
                           ---------  ---------  ---------  ---------
                           ---------  ---------  ---------  ---------

Actuarial present value
  of accumulated
  benefits...............  $    28.0  $    33.7  $    56.1  $    55.3
Accumulated benefit
  obligation related to
  vested benefits........  $    27.8  $    33.6  $    52.5  $    52.4

    The following actuarial assumptions were used in accounting for the defined benefit plans:

                                       1997       1998
                                  ---------  ---------
Domestic Plans
Assumptions:
  Discount rate.................     8 1/2%         8%
  Compensation increase.........         4%         4%
  Long-term rate of return......  8 1/2-9 1/4% 8 1/2-9 1/4%

Foreign Plans
Assumptions:
  Discount rate.................       6-8%  5 1/2-6 3/4%
  Compensation increase.........  3 1/2-4 1/2% 3 1/2-4 1/2%
  Long-term rate of return......  6 1/2-9 1/2% 6 1/2-9 1/2%

SAVINGS PLAN

    The Company provides a 401(k) savings plan, for most domestic employees, with automatic Company contributions of 2% of eligible compensation and a dollar-for-dollar matching contribution of up to 4% of eligible compensation. The Company's contributions to this plan were $7.4 million, $9.6 million, and $10.7 million for fiscal 1996, 1997, and 1998, respectively.

RETIREE HEALTH CARE AND LIFE INSURANCE BENEFITS

    The Company provides certain health care and life insurance benefits to domestic employees hired prior to January 1, 1993, who retire and satisfy certain service and age requirements. Generally, medical coverage pays a stated percentage of most medical expenses, reduced for any deductible and for payments made by Medicare or other group coverage. The cost of providing these benefits is shared with retirees. The plan is unfunded.

    The following table sets forth the accrued postretirement benefit liability recognized in the Company's Consolidated Statements of Financial Position at June 30, 1997 and 1998:

(DOLLAR AMOUNTS IN MILLIONS)               1997       1998
---------------------------------------  ---------  ---------
Actuarial present value of
  postretirement benefit obligation
Retirees...............................  $    60.6  $    60.7
Fully eligible active participants.....        1.0        1.4
Other active participants..............        9.7       10.3
                                         ---------  ---------
Accumulated postretirement benefit
  obligation (APBO)....................       71.3       72.4
Unrecognized net gain..................       24.4       21.5
                                         ---------  ---------
Accrued postretirement benefit
  liability............................  $    95.7  $    93.9
                                         ---------  ---------
                                         ---------  ---------

    The net postretirement benefit cost for fiscal 1997 and 1998 included the following components:

(DOLLAR AMOUNTS IN MILLIONS)                1997       1998
----------------------------------------  ---------  ---------
Service cost............................  $      .6  $      .6
Interest cost...........................        5.8        5.7
Amortization of unrecognized gain.......       (1.3)      (1.4)
                                          ---------  ---------
Net postretirement benefit cost.........  $     5.1  $     4.9
                                          ---------  ---------
                                          ---------  ---------

    The discount rate used in determining the APBO was 8.5% in fiscal 1997 and 8% in fiscal 1998. The assumed health care cost trend rate used for measuring the APBO was divided into two categories:

                                             1997         1998
                                             -----        -----
Participants under age 65...............        10.3%         9.6%
Participants age 65 and over............         7.7%         7.4%

    Both rates were assumed to decline to 5.5% over eight and seven years in fiscal 1997 and 1998, respectively.

    If the health care cost trend rate were increased 1%, the APBO, as of June 30, 1998, would have increased 11%. The effect of this change on the aggregate of service and interest cost for fiscal 1998 would be an increase of 10%.

POSTEMPLOYMENT BENEFITS

    The Company provides certain postemployment benefits to eligible employees. These benefits generally include severance, disability, and medical-related costs paid after employment but before retirement.

                    NOTE 6 BUSINESS SEGMENTS AND GEOGRAPHIC
                                AREA INFORMATION

BUSINESS SEGMENTS

    The Company is comprised of three separate business segments: PE Biosystems, Analytical Instruments, and the recently formed Celera Genomics Corporation. PE Biosystems includes PE Applied Biosystems, PerSeptive, Molecular Informatics, Tropix, GenScope, and Tecan. PE Biosystems manufactures and markets biochemical instrument systems and associated consumable products for life science research and related applications. These automated systems are used for synthesis, amplification, purification, isolation, analysis, and sequencing of nucleic acids, proteins, and other biological molecules.

    Analytical Instruments manufactures and markets equipment and systems used for determining the composition and molecular structure of chemical substances, both organic and inorganic, and systems for data handling and data management. Through a joint venture, the Company manufactures mass spectrometry instrument systems that are sold in the PE Biosystems and Analytical Instruments segments.

    During the fourth quarter of fiscal 1998, Celera Genomics Corporation was formed by the Company and Dr. J. Craig Venter of the Institute for Genomic Research. The new company's strategy is focused on a plan to become the definitive source of genomic information that will be used to develop a better understanding of biological processes in humans. The plan is to substantially complete the sequencing of the human genome by December 31, 2001. The company intends to build the scientific expertise and informatics tools necessary to extract biological knowledge from genomic data. Results were not material for fiscal 1998.

GEOGRAPHIC AREAS

    Revenues between geographic areas are primarily comprised of the sale of products by the Company's manufacturing units. The revenues reflect the rules and regulations of the respective governing tax authorities. Net revenues and operating profits are reported in the region of destination. Operating income is determined by deducting from net revenues the related costs and operating expenses attributable to the region. Research, development and engineering expenses are reflected in the area where the activity was performed. Identifiable assets include all assets directly identified with those geographic areas. Corporate assets include cash and short-term investments, deferred tax assets, property, plant, and equipment, and other assets that are corporate in nature.

    Export net revenues for fiscal 1996, 1997, and 1998 were $50.0 million, $51.3 million, and $50.7 million, respectively.

BUSINESS SEGMENTS

                                                                    PE       ANALYTICAL
(DOLLAR AMOUNTS IN MILLIONS)                                    BIOSYSTEMS   INSTRUMENTS   CORPORATE   CONSOLIDATED
--------------------------------------------------------------  -----------  -----------  -----------  ------------
1996
Net revenues..................................................   $   618.4    $   630.6    $      --    $  1,249.0
                                                                -----------  -----------  -----------  ------------
Segment income (loss).........................................   $   107.2    $    28.7    $   (24.5)   $    111.4
Restructuring charge..........................................       (17.5)       (71.6)                     (89.1)
Acquired research and development.............................       (33.9)                                  (33.9)
Impairment of assets..........................................        (9.9)                                   (9.9)
                                                                -----------  -----------  -----------  ------------
  Operating income (loss).....................................   $    45.9    $   (42.9)   $   (24.5)   $    (21.5)
                                                                -----------  -----------  -----------  ------------
Identifiable assets...........................................   $   435.6    $   401.6    $   225.8    $  1,063.0
Capital expenditures..........................................   $    30.1    $    13.6    $      .6    $     44.3
Depreciation and amortization.................................   $    22.7    $    28.7    $      .4    $     51.8

1997
Net revenues..................................................   $   749.2    $   624.1    $      --    $  1,373.3
                                                                -----------  -----------  -----------  ------------
Segment income (loss).........................................   $   125.4    $    56.1    $   (31.2)   $    150.3
Restructuring charge..........................................                    (13.0)                     (13.0)
Acquired research and development.............................       (26.8)                                  (26.8)
Impairment of assets..........................................         (.7)        (6.8)                      (7.5)
                                                                -----------  -----------  -----------  ------------
  Operating income (loss).....................................   $    97.9    $    36.3    $   (31.2)   $    103.0
                                                                -----------  -----------  -----------  ------------
Identifiable assets...........................................   $   504.0    $   384.5    $   350.2    $  1,238.7
Capital expenditures..........................................   $    42.1    $    14.1    $    13.6    $     69.8
Depreciation and amortization.................................   $    23.6    $    18.6    $     1.7    $     43.9

1998
Net revenues..................................................   $   921.8    $   609.4    $      --    $  1,531.2
                                                                -----------  -----------  -----------  ------------
Segment income (loss).........................................   $   150.8    $    57.4    $   (36.7)   $    171.5
Restructuring and other merger costs..........................       (48.1)                                  (48.1)
Acquired research and development.............................       (28.9)                                  (28.9)
                                                                -----------  -----------  -----------  ------------
  Operating income (loss).....................................   $    73.8    $    57.4    $   (36.7)   $     94.5
                                                                -----------  -----------  -----------  ------------
Identifiable assets...........................................   $   719.2    $   426.0    $   189.3    $  1,334.5
Capital expenditures..........................................   $    72.6    $    42.9    $     1.2    $    116.7
Depreciation and amortization.................................   $    33.5    $    17.7    $     1.9    $     53.1

GEOGRAPHIC AREAS

                                                       UNITED                  FAR        OTHER
(DOLLAR AMOUNTS IN MILLIONS)                           STATES     EUROPE      EAST      COUNTRIES    CORPORATE   CONSOLIDATED
----------------------------------------------------  ---------  ---------  ---------  -----------  -----------  ------------
1996
Total revenues......................................  $   529.7  $   606.7  $   365.2   $    79.3    $      --    $  1,580.9
Transfers between geographic areas..................      (60.6)    (128.8)    (124.6)      (17.9)                    (331.9)
                                                      ---------  ---------  ---------  -----------  -----------  ------------
Revenues to unaffiliated customers..................  $   469.1  $   477.9  $   240.6   $    61.4    $            $  1,249.0
                                                      ---------  ---------  ---------  -----------  -----------  ------------
Income (loss).......................................  $   (18.1) $    73.7  $    70.9   $     9.4    $   (24.5)   $    111.4
Restructuring charge................................      (29.9)     (59.2)                                            (89.1)
Acquired research and development...................      (33.9)                                                       (33.9)
Impairment of assets................................       (9.9)                                                        (9.9)
                                                      ---------  ---------  ---------  -----------  -----------  ------------
  Operating income (loss)...........................  $   (91.8) $    14.5  $    70.9   $     9.4    $   (24.5)   $    (21.5)
                                                      ---------  ---------  ---------  -----------  -----------  ------------
Identifiable assets.................................  $   433.5  $   269.7  $   103.4   $    30.6    $   225.8    $  1,063.0

1997
Total revenues......................................  $   599.3  $   663.6  $   407.7   $    83.5    $      --    $  1,754.1
Transfers between geographic areas..................      (67.2)    (144.6)    (147.3)      (21.7)                    (380.8)
                                                      ---------  ---------  ---------  -----------  -----------  ------------
Revenues to unaffiliated customers..................  $   532.1  $   519.0  $   260.4   $    61.8    $            $  1,373.3
                                                      ---------  ---------  ---------  -----------  -----------  ------------
Income (loss).......................................  $     3.2  $   101.3  $    68.6   $     8.4    $   (31.2)   $    150.3
Restructuring charge................................       (5.2)      (5.9)       (.9)       (1.0)                     (13.0)
Acquired research and development...................      (26.8)                                                       (26.8)
Impairment of assets................................       (1.9)                             (5.6)                      (7.5)
                                                      ---------  ---------  ---------  -----------  -----------  ------------
  Operating income (loss)...........................  $   (30.7) $    95.4  $    67.7   $     1.8    $   (31.2)   $    103.0
                                                      ---------  ---------  ---------  -----------  -----------  ------------
Identifiable assets.................................  $   462.5  $   280.2  $   117.1   $    28.7    $   350.2    $  1,238.7

1998
Total revenues......................................  $   732.7  $   679.7  $   419.2   $   103.6    $      --    $  1,935.2
Transfers between geographic areas..................      (81.7)    (132.6)    (157.1)      (32.6)                    (404.0)
                                                      ---------  ---------  ---------  -----------  -----------  ------------
Revenues to unaffiliated customers..................  $   651.0  $   547.1  $   262.1   $    71.0    $            $  1,531.2
                                                      ---------  ---------  ---------  -----------  -----------  ------------
Income (loss).......................................  $    27.1  $   108.9  $    65.6   $     6.6    $   (36.7)   $    171.5
Restructuring and other merger costs................      (26.2)     (21.7)       (.2)                                 (48.1)
Acquired research and development...................      (28.9)                                                       (28.9)
                                                      ---------  ---------  ---------  -----------  -----------  ------------
  Operating income (loss)...........................  $   (28.0) $    87.2  $    65.4   $     6.6    $   (36.7)   $     94.5
                                                      ---------  ---------  ---------  -----------  -----------  ------------
Identifiable assets.................................  $   630.5  $   377.6  $   100.4   $    36.7    $   189.3    $  1,334.5

                          NOTE 7 SHAREHOLDERS' EQUITY

TREASURY STOCK

    Common stock purchases have been made in support of the Company's various stock plans and as part of a general share repurchase authorization. The general share repurchase authorization was rescinded by the Board of Directors in fiscal 1998. During fiscal 1996 and 1997, the Company purchased .8 million and .4 million shares, respectively, to support various stock plans. There were no share purchases in fiscal 1998.

STOCK PURCHASE WARRANTS

    As a result of the Merger with PerSeptive, each outstanding warrant for shares of PerSeptive common stock was converted into warrants for the number of shares of the Company's common stock that would have been received by the holder if such warrants had been exercised immediately prior to the effective time of the Merger.

    At June 30, 1998 the following warrants to purchase common stock were outstanding:

                  NUMBER OF   EXERCISE       EXPIRATION
                   SHARES       PRICE           DATE
                 -----------  ---------  ------------------
Class C........       4,097   $   37.95  March 1999
Class E........       8,065   $  171.34  December 1998
Class F........      10,266   $   39.56  October 2002
Class G........      53,799   $   65.73  September 2003

EQUITY PUT WARRANTS

    During the first quarter of fiscal 1997, the Company sold in a private placement 600,000 put warrants on shares of its common stock. Each warrant obligated the Company to purchase the shares from the holder, at specified prices, if the closing price of the common stock was below the exercise price on the maturity date. The cash proceeds from the sale of the put warrants were $1.8 million and have been included in capital in excess of par value. During fiscal 1997, all 600,000 warrants expired unexercised. No equity put warrants were sold in fiscal 1998.

SHAREHOLDERS' PROTECTION RIGHTS PLAN

    The Company has a Shareholders' Protection Rights Plan designed to protect shareholders against abusive takeover tactics by declaring a dividend of one right on each outstanding share of common stock. Each right entitles shareholders to buy one one-hundredth of a newly issued share of participating preferred stock having economic and voting terms similar to those of one share of common stock at an exercise price of $90, subject to adjustment.

    The rights will be exercisable only if a person or a group: (a) acquires 20% or more of the Company's shares or (b) commences a tender offer that will result in such person or group owning 20% or more of the Company's shares. Before that time, the rights trade with the common stock, but thereafter they become separately tradeable.

    Upon exercise, after a person or a group acquires 20% or more of the Company's shares, each right (other than rights held by the acquiring person) will entitle the shareholder to purchase a number of shares of preferred stock of the Company having a market value of two times the exercise price. If the Company is acquired in a merger or other business combination, each right will entitle the shareholder to purchase at the then exercise price a number of shares of common stock of the acquiring company having a market value of two times such exercise price. If any person or group acquires between 20% and 50% of the Company's shares, the Company's Board of Directors may, at its option, exchange one share of the Company's common stock for each right. The rights are redeemable at the Company's option at one cent per right prior to a person or group becoming an acquiring person.

COMMON STOCK

    In October 1997, the Company's shareholders approved an increase in the number of authorized shares of the Company's common stock from 90 million to 180 million.

                               NOTE 8 STOCK PLANS

STOCK OPTION PLANS

    Under the Company's stock option plans, officers and other key employees may be, and directors are, granted options, each of which allows for the purchase of common stock at a price of not less than 100% of fair market value at the date of grant. Under the normal vesting requirements, 50% of the options are exercisable after one year and 100% after two years. Options generally expire ten years from the date of grant.
    Transactions relating to the stock option plans of the Company are summarized below:

                               NUMBER       WEIGHTED
                                 OF          AVERAGE
                               OPTIONS   EXERCISE PRICE
                              ---------  ---------------

FISCAL 1996

Outstanding at June 30,
  1995......................  4,597,214     $   29.97

Granted.....................    820,495     $   46.43
Exercised...................  1,393,807     $   29.48

Cancelled...................    201,367     $   34.17
                              ---------

Outstanding at June 30,
  1996......................  3,822,535     $   34.05

Exercisable at June 30,
  1996......................  2,544,100     $   30.17

FISCAL 1997

Granted.....................  1,595,528     $   59.78
Exercised...................  1,167,179     $   29.73

Cancelled...................     95,281     $   43.17
                              ---------

Outstanding at June 30,
  1997......................  4,155,603     $   45.03

Exercisable at June 30,
  1997......................  2,254,052     $   35.24

FISCAL 1998

Granted.....................  1,997,041     $   70.41

Exercised...................    780,994     $   34.76

Cancelled...................    154,686     $   71.42
                              ---------

Outstanding at June 30,
  1998......................  5,216,964     $   55.51

Exercisable at June 30,
  1998......................  2,936,389     $   43.12

    At June 30, 1998, 241,437 shares remained available for option grant.

    The following table summarizes information regarding options outstanding and exercisable at June 30, 1998:

                                            WEIGHTED AVERAGE
                                      ----------------------------
                                        CONTRACTUAL
                                           LIFE
(OPTION PRICES PER         NUMBER        REMAINING      EXERCISE
SHARE)                   OF OPTIONS      IN YEARS         PRICE
-----------------------  -----------  ---------------  -----------
Options outstanding:
  At $ 2.04-$29.95.....     448,472            4.2      $   20.93
  At $30.25-$59.75.....   2,038,936            7.0      $   40.87
  At $60.06-$85.69.....   2,713,648            9.3      $   71.83
  At $90.86-$163.55....      15,908            5.4      $  120.86
Options exercisable:
  At $ 2.04-$29.95.....     448,472            4.2      $   20.93
  At $30.25-$59.75.....   1,992,736            6.9      $   40.53
  At $60.06-$83.69.....     479,273            8.7      $   72.07
  At $90.86-$163.55....      15,908            5.4      $  120.86

EMPLOYEE STOCK PURCHASE PLAN

    The Employee Stock Purchase Plan offers domestic and certain foreign employees the right to purchase, over a certain period, shares of common stock on an annual offering date. The purchase price in the United States is equal to the lower of 85% of the average market price of the common stock on the offering date or 85% of the average market price of the common stock on the last day of the purchase period. Provisions of the plan for employees in foreign countries vary according to local practice and regulations.

    Common stock issued under the Employee Stock Purchase Plan during fiscal 1996, 1997, and 1998 totaled 77,000 shares, 111,000 shares, and 174,000 shares, respectively. At June 30, 1998, 499,000 shares remained available for issuance.

DIRECTOR STOCK PURCHASE AND DEFERRED COMPENSATION PLAN

    The Company has a Director Stock Purchase and Deferred Compensation Plan that requires non-employee directors of the Company to apply at least 50% of their annual retainer to the purchase of common stock. The purchase price is the fair market value on the first business day of the third month of each fiscal quarter. At June 30, 1998, approximately 87,000 shares were available for issuance.

RESTRICTED STOCK

    As part of the Company's stock incentive plans, key employees may be, and non-employee directors are, granted shares of restricted stock that will vest when certain continuous employment/service restrictions and/or specified performance goals are achieved. The fair value of shares granted is generally expensed over the restricted periods, which may vary depending on the estimated achievement of performance goals.

    Restricted stock granted to key employees and non-employee directors during fiscal 1996, 1997, and 1998 totaled 185,000 shares (155,000 of which were subject to shareholder approval in fiscal 1997), 42,000 shares and 4,350 shares, respectively. Compensation expense recognized for these awards was $5.1 million, $11.7 million, and $1.8 million in fiscal 1996, 1997, and 1998, respectively.

PERFORMANCE UNIT BONUS PLAN

    The Company has a Performance Unit Bonus Plan whereby employees may be awarded performance units in conjunction with an equal number of stock options. The performance units vest upon shares of the Company's common stock attaining and maintaining specified stock price levels for a specified period, and are payable on or after June 26, 2000. As of June 30, 1998, 324,500 performance units were outstanding. Compensation expense recognized for these awards totaled $6.3 million in fiscal 1998.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for its stock option and employee stock purchase plans, as all options have been issued at fair market value.

    Pro forma net income and earnings per share information, as required by SFAS No. 123, "Accounting for Stock-Based Compensation," has been determined for employee stock plans under the statement's fair value method. The fair value of the options was estimated at grant date using a Black-Scholes option pricing model with the following weighted average assumptions:

FOR THE YEARS ENDED
JUNE 30,                     1996       1997       1998
----------------------  ---------  ---------  ---------
Dividend yield........       .89%       .85%       .94%
Volatility............     35.32%     29.07%     27.00%
Risk-free interest
  rates...............      6.24%      6.42%      5.64%
Expected option life
  in years............       4.87       5.12       5.70

    For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for the years ended June 30, 1996, 1997, and 1998 is presented below:

(DOLLAR AMOUNTS IN
MILLIONS,
EXCEPT PER SHARE AMOUNTS)     1996       1997       1998
--------------------------  ---------  ---------  ---------
Net income (loss)
  As reported.............  $   (36.5) $   130.4  $    56.4
  Pro forma...............  $   (38.9) $   120.2  $    25.4
Basic earnings (loss) per
  share
  As reported.............  $    (.80) $    2.74  $    1.16
  Pro forma...............  $    (.85) $    2.53  $     .52
Diluted earnings (loss)
  per share
  As reported.............  $    (.80) $    2.63  $    1.12
  Pro forma...............  $    (.85) $    2.43  $     .51

    Fiscal 1998 pro forma net income includes compensation expense of $9.8 million, or $.19 per diluted share after-tax, owing to the immediate vesting of options as a result of the acquisitions of PerSeptive and Molecular Informatics.

    The weighted average fair value of options granted was $16.58, $20.17, and $24.83 per share for fiscal 1996, 1997, and 1998, respectively.

                         NOTE 9 ADDITIONAL INFORMATION

SELECTED ACCOUNTS

    The following table provides the major components of selected accounts of the Consolidated Statements of Financial Position:

                                         AT JUNE 30,
                                     --------------------
(DOLLAR AMOUNTS IN MILLIONS)           1997       1998
-----------------------------------  ---------  ---------
Other long-term assets:
Goodwill...........................  $    32.7  $    84.5
Other..............................      159.4      195.0
                                     ---------  ---------
Total other long-term assets.......  $   192.1  $   279.5
                                     ---------  ---------

Other accrued expenses:
Deferred service contract
  revenues.........................  $    45.1  $    54.8
Accrued pension liabilities........       17.9       17.5
Restructuring provisions...........       33.3       31.3
Other..............................       90.5       98.3
                                     ---------  ---------
Total other accrued expenses.......  $   186.8  $   201.9
                                     ---------  ---------
                                     ---------  ---------

Other long-term liabilities:
Accrued pension liabilities........  $    62.3  $    62.7
Accrued postretirement benefits....       91.2       87.4
Other..............................       27.2       34.5
                                     ---------  ---------
Total other long-term liabilities..  $   180.7  $   184.6
                                     ---------  ---------
                                     ---------  ---------

RELATED PARTY TRANSACTIONS

    One of the Company's directors is an employee of the Roche Group, a pharmaceutical manufacturer and strategic partner of the Company in the biotechnology field. The Company made payments to the Roche Group and its affiliates, for the purchase of reagents and consumables, of $59.7 million, $68.2 million, and $72.5 million in fiscal 1996, 1997, and 1998, respectively.

                  NOTE 10 RESTRUCTURING AND OTHER MERGER COSTS

    The Company initiated a restructuring plan in fiscal 1998 for actions associated with the acquisition of PerSeptive. In fiscal 1997 and 1996, restructuring actions were undertaken primarily to improve the profitability and cash flow performance of Analytical Instruments. Fiscal 1996 also included a charge by PerSeptive for restructuring actions and other related costs. The before-tax charges associated with the implementation of these restructuring plans were $89.1 million, $24.2 million, and $48.1 million for fiscal 1996, 1997, and 1998, respectively. In addition, fiscal 1997 reflected an $11.2 million before-tax reduction of charges required to implement the fiscal 1996 Analytical Instruments' plan.

FISCAL 1996

    The fiscal 1996 before-tax restructuring charge of $71.6 million was the first phase of a plan focused on improving the profitability and cash flow performance of Analytical Instruments. In connection with the plan, the division was reorganized into three vertically integrated, fiscally accountable operating units; a distribution center in Holland was established to centralize the European infrastructure for shipping, administration, and related functions; and a program was implemented to eliminate excess production capacity in Germany. The charge included $37.8 million for worldwide workforce reductions of approximately 390 positions in manufacturing, sales and support, and administrative functions. The charge also included $33.8 million for facility consolidation and asset-related write-offs associated with the discontinuation of various product lines.

    In fiscal 1996, the Company transferred the development and manufacturing of certain analytical instrument product lines from its facility in Germany to other sites, primarily in the United States. The facility in Germany remains the principal site for the development of atomic absorption products.

    In fiscal 1996, a distribution center in Holland was established to provide an integrated sales, shipment, and administration support infrastructure for the Company's European operations and to integrate certain operating and business activities. The European distribution center includes certain administrative, financial, and information systems functions previously transacted at individual locations throughout Europe.

    In the fourth quarter of fiscal 1997, the Company finalized actions associated with the restructuring plan announced in fiscal 1996. The costs to implement the program were $11.2 million below the $71.6 million charge recorded in fiscal 1996. As a result, during the fourth quarter of fiscal 1997, the Company recorded an $11.2 million reduction of charges required to implement the fiscal 1996 plan.

    The following table details the major components of the $71.6 million fiscal 1996 restructuring provision:

                                                                                                     FACILITY CONSOLIDATION
                                                                                                               AND
(DOLLAR AMOUNTS IN MILLIONS)                                                           PERSONNEL    ASSET RELATED WRITE-OFFS
------------------------------------------------------------------------------------  -----------  ---------------------------
Provision:
Reduction of excess European manufacturing capacity.................................   $    19.7            $    23.0
Reduction of European distribution and administrative capacity......................        11.5                  6.0
Other worldwide workforce reductions and facility closings..........................         6.6                  4.8
                                                                                           -----                -----
Total provision.....................................................................   $    37.8            $    33.8
                                                                                           -----                -----
Fiscal 1996 activity:
Reduction of excess European manufacturing capacity.................................   $     2.1            $     6.7
Reduction of European distribution and administrative capacity......................         1.6                   .7
Other worldwide workforce reductions and facility closings..........................         1.9                  1.6
                                                                                           -----                -----
Total fiscal 1996 activity..........................................................   $     5.6            $     9.0
                                                                                           -----                -----
Fiscal 1997 activity:
Reduction of excess European manufacturing capacity.................................   $    10.9            $     6.6
Adjustment to decrease liabilities originally accrued for excess European
  manufacturing capacity............................................................         4.7                  6.5
Reduction of European distribution and administrative capacity......................         6.2                  4.4
Other worldwide workforce reductions and facility closings..........................         1.9                  2.0
                                                                                           -----                -----
Total fiscal 1997 activity..........................................................   $    23.7            $    19.5
                                                                                           -----                -----
Fiscal 1998 activity:
Reduction of excess European manufacturing capacity.................................   $     2.0            $     3.2
Reduction of European distribution and administrative capacity......................         3.7                   .9
Other worldwide workforce reductions and facility closings..........................         2.8                  1.2
                                                                                           -----                -----
Total fiscal 1998 activity..........................................................   $     8.5            $     5.3
                                                                                           -----                -----
Balance at June 30, 1998............................................................   $      --            $      --
                                                                                           -----                -----
                                                                                           -----                -----


(DOLLAR AMOUNTS IN MILLIONS)                                                            TOTAL
------------------------------------------------------------------------------------  ---------
Provision:
Reduction of excess European manufacturing capacity.................................  $    42.7
Reduction of European distribution and administrative capacity......................       17.5
Other worldwide workforce reductions and facility closings..........................       11.4
                                                                                      ---------
Total provision.....................................................................  $    71.6
                                                                                      ---------
Fiscal 1996 activity:
Reduction of excess European manufacturing capacity.................................  $     8.8
Reduction of European distribution and administrative capacity......................        2.3
Other worldwide workforce reductions and facility closings..........................        3.5
                                                                                      ---------
Total fiscal 1996 activity..........................................................  $    14.6
                                                                                      ---------
Fiscal 1997 activity:
Reduction of excess European manufacturing capacity.................................  $    17.5
Adjustment to decrease liabilities originally accrued for excess European
  manufacturing capacity............................................................       11.2
Reduction of European distribution and administrative capacity......................       10.6
Other worldwide workforce reductions and facility closings..........................        3.9
                                                                                      ---------
Total fiscal 1997 activity..........................................................  $    43.2
                                                                                      ---------
Fiscal 1998 activity:
Reduction of excess European manufacturing capacity.................................  $     5.2
Reduction of European distribution and administrative capacity......................        4.6
Other worldwide workforce reductions and facility closings..........................        4.0
                                                                                      ---------
Total fiscal 1998 activity..........................................................  $    13.8
                                                                                      ---------
Balance at June 30, 1998............................................................  $      --
                                                                                      ---------
                                                                                      ---------

    A before-tax charge of $17.5 million was also recognized by PerSeptive for restructuring actions and other related costs in fiscal 1996.

    As of June 30, 1998 all costs associated with the 1996 restructuring plans have been incurred.

FISCAL 1997

    During the fourth quarter of fiscal 1997, the Company announced a follow-on phase to Analytical Instruments' profit improvement program begun by the Company in fiscal 1996. The cost for this action was $24.2 million before-tax, and included $19.4 million for costs focused on further improving the operating efficiency of manufacturing facilities in the United States, Germany, and the United Kingdom. These actions were designed to help transition Analytical Instruments from a highly vertical manufacturing operation to one that relies more on outsourcing functions not considered core competencies. The restructuring charge also included $4.8 million to finalize the consolidation of sales and administrative support, primarily in Europe, where seventeen facilities were closed.

    The workforce reductions under this plan total approximately 285 employees in production labor and 25 employees in sales and administrative support. The charge included $11.9 million for severance-related costs. The $12.3 million provided for facility consolidation and asset-related write-offs included $1.2 million for lease termination payments and $11.1 million for the write-off of machinery, equipment, and tooling associated with those functions to be outsourced.

    The following table details the major components of the fiscal 1997 restructuring provision:

                                                                                                 FACILITY
                                                                                               CONSOLIDATION
                                                                                                 AND ASSET
                                                                                                  RELATED
(DOLLAR AMOUNTS IN MILLIONS)                                                      PERSONNEL     WRITE-OFFS       TOTAL
-------------------------------------------------------------------------------  -----------  ---------------  ---------
Provision:
Changes in manufacturing operations............................................   $     9.6      $     9.8     $    19.4
Consolidation of sales and administrative support..............................         2.3            2.5           4.8
                                                                                      -----          -----     ---------
Total provision................................................................   $    11.9      $    12.3     $    24.2
                                                                                      -----          -----     ---------

Fiscal 1997 activity:
Changes in manufacturing operations............................................   $      .1      $     4.6     $     4.7
Consolidation of sales and administrative support..............................
                                                                                      -----          -----     ---------
Total fiscal 1997 activity.....................................................   $      .1      $     4.6     $     4.7
                                                                                      -----          -----     ---------

Fiscal 1998 activity:
Changes in manufacturing operations............................................   $     7.8      $     4.9     $    12.7
Consolidation of sales and administrative support..............................         1.3            1.1           2.4
                                                                                      -----          -----     ---------
Total fiscal 1998 activity.....................................................   $     9.1      $     6.0     $    15.1
                                                                                      -----          -----     ---------

Fiscal 1999 activity:
Changes in manufacturing operations............................................   $     1.4      $      --     $     1.4
Consolidation of sales and administrative support..............................          .1             .1            .2
                                                                                      -----          -----     ---------
Total fiscal 1999 activity (unaudited).........................................   $     1.5      $      .1     $     1.6
                                                                                      -----          -----     ---------

Balance at September 30, 1998:
Changes in manufacturing operations............................................   $      .3      $      .3     $      .6
Consolidation of sales and administrative support..............................          .9            1.3           2.2
                                                                                      -----          -----     ---------
Balance at September 30, 1998 (unaudited)......................................   $     1.2      $     1.6     $     2.8
                                                                                      -----          -----     ---------
                                                                                      -----          -----     ---------

FISCAL 1998

    During fiscal 1998, the Company recorded a $48.1 million before-tax charge for restructuring and other merger costs to integrate PerSeptive into the Company following the acquisition. The objectives of this plan are to lower PerSeptive's cost structure by reducing excess manufacturing capacity, achieve broader worldwide distribution of PerSeptive's products, and combine sales, marketing, and administrative functions. The charge included: $33.9 million for restructuring the combined operations; $8.6 million for transaction costs; and $4.1 million of inventory-related write-offs, recorded in costs of sales, associated with the rationalization of certain product lines. Additional non-recurring acquisition costs of $1.5 million for training, relocation, and communication were recognized as period expenses in the third and fourth quarters of fiscal 1998, and classified as other merger-related costs. During fiscal 1999, the Company recorded $.9 million of additional merger-related costs as part of this plan. The Company expects to incur approximately $5.5 million to $7.5 million of additional merger-related costs for training, relocation, and communication over the remaining quarters of fiscal 1999. These costs will be recognized as period expenses when incurred and will be classified as other merger-related costs.

    The $33.9 million restructuring charge includes $13.8 million for severance-related costs and workforce reductions of approximately 170 employees, consisting of 114 employees in production labor and 56 employees in sales and administrative support. The remaining

$20.1 million represents facility consolidation and asset-related write-offs and includes: $11.7 million for contract and lease terminations and facility related expenses in connection with the reduction of excess manufacturing capacity; $3.2 million for dealer termination payments, sales office consolidations, and consolidation of sales and administrative support functions; and $5.2 million for the write-off of certain tangible and intangible assets and the termination of certain contractual obligations. These restructuring actions are expected to be substantially completed by the end of fiscal 1999. Transaction costs of $8.6 million include acquisition-related investment banking and professional fees. As of September 30, 1998, approximately 32 employees were separated under the plan, and the actions are proceeding as planned.

    The following table details the major components of the fiscal 1998 restructuring plan:

                                                                                        FACILITY CONSOLIDATION
                                                                                                  AND
(DOLLAR AMOUNTS IN MILLIONS)                                             PERSONNEL     ASSET RELATED WRITE-OFFS      TOTAL
---------------------------------------------------------------------  -------------  ---------------------------  ---------
Provision:
Reduction of excess European manufacturing capacity..................    $     5.1             $    11.7           $    16.8
Consolidation of sales and administrative support....................          8.7                   3.2                11.9
Other................................................................                                5.2                 5.2
                                                                             -----                 -----           ---------
Total provision......................................................    $    13.8             $    20.1           $    33.9
                                                                             -----                 -----           ---------
Fiscal 1998 activity:
Reduction of excess European manufacturing capacity..................    $  --                 $      .4           $      .4
Consolidation of sales and administrative support....................           .3                   1.2                 1.5
Other................................................................                                5.1                 5.1
                                                                             -----                 -----           ---------
Total fiscal 1998 activity...........................................    $      .3             $     6.7           $     7.0
                                                                             -----                 -----           ---------
Fiscal 1999 activity:
Reduction of excess European manufacturing capacity..................    $  --                 $     3.6           $     3.6
Consolidation of sales and administrative support....................          2.1                    .5                 2.6
Other................................................................                                 .1                  .1
                                                                             -----                 -----           ---------
Total fiscal 1999 activity (unaudited)...............................    $     2.1             $     4.2           $     6.3
                                                                             -----                 -----           ---------
Balance at September 30, 1998:
Reduction of excess European manufacturing capacity..................    $     5.1             $     7.7           $    12.8
Consolidation of sales and administrative support....................          6.3                   1.5                 7.8
Other................................................................
                                                                             -----                 -----           ---------
Balance at September 30, 1998 (unaudited)............................    $    11.4             $     9.2           $    20.6
                                                                             -----                 -----           ---------
                                                                             -----                 -----           ---------

                     NOTE 11 COMMITMENTS AND CONTINGENCIES

    Future minimum payments at June 30, 1998 under non-cancelable operating leases for real estate and equipment were as follows:

(DOLLAR AMOUNTS IN MILLIONS)
---------------------------------------------
1999.........................................  $    25.0
2000.........................................       18.9
2001.........................................       16.1
2002.........................................       13.9
2003.........................................       12.6
2004 and thereafter..........................       61.2
                                               ---------
Total........................................  $   147.7
                                               ---------
                                               ---------

    Rental expense was $33.9 million in fiscal 1996, $32.0 million in fiscal 1997, and $33.7 million in fiscal 1998.

    On July 10, 1998, the Company entered into a ten year non-cancelable lease for a facility for Celera Genomics Corporation in Rockville, Maryland, effective August 1, 1998. Total lease payments over the ten year period will be approximately $22 million. In fiscal 1997, the Company entered into a fifteen year non-cancelable lease for a facility in Foster City, California, effective July 1, 2000. Total lease payments over the fifteen year period will be approximately $42 million.

    The Company has been named as a defendant in several legal actions, including patent, commercial, and environmental, arising from the conduct of its normal business activities. Although the amount of any liability that might arise with respect to any of these matters cannot be accurately predicted, the resulting liability, if any, will not in the opinion of management have a material adverse effect on the financial statements of the Company.

                         NOTE 12 FINANCIAL INSTRUMENTS
DERIVATIVES

    The Company utilizes foreign exchange forward, option, and synthetic forward contracts and an interest rate swap agreement to manage foreign currency and interest rate exposures. The principal objective of these contracts is to minimize the risks and/or costs associated with global financial and operating activities. The Company does not use derivative financial instruments for trading or other speculative purposes, nor is the Company a party to leveraged derivatives.

FOREIGN CURRENCY RISK MANAGEMENT

    Foreign exchange forward, option, and synthetic forward contracts are used primarily to hedge reported and anticipated cash flows resulting from the sale of products in foreign locations. Option contracts outstanding at June 30, 1998 were purchased at a cost of $4.1 million. Under these contracts, the Company has the right, but not the obligation, to purchase or sell foreign currencies at fixed rates at various maturity dates. These contracts are utilized primarily when the amount and/or timing of the foreign currency exposures are not certain. Synthetic forward contracts outstanding at June 30, 1998 were purchased having no up-front cost. Under these contracts, the Company may participate in some favorable currency movements but is protected against adverse currency changes. These contracts are used as an alternative to options to reduce the cost of the Company's hedging program.

    At June 30, 1997 and 1998, and September 30, 1998, the Company had forward, option, and synthetic forward contracts outstanding for the sale and purchase of foreign currencies at fixed rates as summarized in the table below:

                                                                  SEPTEMBER 30, 1998
(DOLLAR             JUNE 30, 1997           JUNE 30, 1998            (UNAUDITED)
AMOUNTS IN      ----------------------  ----------------------  ----------------------
MILLIONS)         SALE      PURCHASE      SALE      PURCHASE      SALE      PURCHASE
--------------  ---------  -----------  ---------  -----------  ---------  -----------
Japanese Yen..  $    83.5   $  --       $   109.2   $  --       $   115.5   $     7.1
French
  Francs......       18.1                    28.3          .2        23.3
Australian
  Dollars.....       13.7                    10.8                     8.9
German
  Marks.......       13.4         2.3        28.3         1.9        23.2         1.5
Italian
  Lira........        5.6         1.2        38.0         1.4        34.6
British
  Pounds......                    8.3        29.2        19.6        27.4        14.9
Swiss Francs..        5.4                    10.5         4.0         9.1         3.5
Swedish
  Krona.......        2.4                    11.9                     9.5
Danish Krona..        1.7                    10.3                     7.4
Other.........        5.8                    44.7         5.1        38.0         3.8
                ---------       -----   ---------       -----   ---------       -----
Total.........  $   149.6   $    11.8   $   321.2   $    32.2   $   296.9   $    30.8
                ---------       -----   ---------       -----   ---------       -----
                ---------       -----   ---------       -----   ---------       -----

    Foreign exchange contracts are accounted for as hedges of firm commitments and anticipated foreign currency transactions. With respect to firm commitments, unrealized gains and losses are deferred and included in the basis of the transaction underlying the commitment. Gains and losses on foreign currency transactions are recognized in income and offset the foreign exchange losses and gains, respectively, on the related transactions. The amount of the contracts covering anticipated transactions is marked to market and recognized in income.

INTEREST RATE RISK MANAGEMENT

    In fiscal 1997, the Company entered into an interest rate swap in conjunction with a five year Japanese Yen debt obligation (see Note 3). The interest rate swap agreement involves the payment of a fixed rate of interest and the receipt of a floating rate of interest without the exchange of the underlying notional loan principal amount. Under this contract, the Company will make fixed interest payments of 2.1% while receiving interest at a LIBOR floating rate. No other cash payments will be made unless the contract is terminated prior to maturity, in which case the amount to be paid or received in settlement is established by agreement at the time of termination. The agreed upon amount usually represents the net present value at the then existing interest rates of the remaining obligation to exchange payments under the terms of the contract.

    Based on the level of interest rates prevailing at June 30, 1998, the fair value of the Company's floating rate debt approximated its carrying value. There would be a payment of $.9 million to terminate the related interest rate swap contract, which would equal the unrealized loss. Unrealized gains or losses on debt or interest rate swap contracts are not recognized for financial reporting purposes unless the debt is retired or the contracts are terminated prior to maturity. A change in interest rates would have no impact on the Company's reported interest expense and related cash payments because the floating rate debt and fixed rate swap contract have the same maturity and are based on the same interest rate index.

CONCENTRATIONS OF CREDIT RISK

    The forward contracts, options, synthetic forwards, and swaps used by the Company in managing its foreign currency and interest rate exposures contain an element of risk that the counterparties may be unable to meet the terms of the agreements. However, the Company minimizes such risk exposure by limiting the counterparties to a diverse group of highly rated major domestic and international financial institutions with which the Company has other financial relationships. The Company is exposed to potential losses in the event of non-performance by these counterparties; however, the Company does not expect to record any losses as a result of counterparty default. The Company does not require and is not required to place collateral for these financial instruments.

FAIR VALUE

    The fair value of foreign currency forward, option (net of fees), and synthetic forward contracts, as well as interest rate swaps, is estimated based on quoted market prices of comparable contracts and reflects the amounts the Company would receive (or pay) to terminate the contracts at the reporting date. The following table presents notional amounts and fair values of the Company's derivatives at June 30, 1997 and 1998:

                                    1997                      1998
                          ------------------------  ------------------------
(DOLLAR AMOUNTS IN         NOTIONAL       FAIR       NOTIONAL       FAIR
MILLIONS)                   AMOUNT        VALUE       AMOUNT        VALUE
------------------------  -----------     -----     -----------     -----
Forward contracts.......   $   114.0    $    (3.7)   $   179.2    $     2.8
Purchased options.......   $    47.4    $      .7    $   112.7    $     1.6
Synthetic forwards......                             $    61.5    $     1.9
Interest rate swap......   $    33.6    $      .2    $    27.0    $     (.9)

    The following methods are used in estimating the fair value of other significant financial instruments held or owed by the Company. Cash and short-term investments approximate their carrying amount due to the duration of these instruments. Fair values of minority equity investments and notes receivable are estimated based on quoted market prices, if available, or quoted market prices of financial instruments with similar characteristics. The fair value of debt is based on the current rates offered to the Company for debt of similar remaining maturities. The following table presents the carrying amounts and fair values of the Company's other financial instruments at June 30, 1997 and 1998:

                                  1997                     1998
                         ----------------------  ------------------------
(DOLLAR AMOUNTS IN        CARRYING      FAIR      CARRYING       FAIR
MILLIONS)                  AMOUNT       VALUE      AMOUNT        VALUE
-----------------------  -----------  ---------  -----------     -----
Cash and short-term
  investments..........   $   217.2   $   217.2   $    84.1    $    84.1
Minority equity
  investments..........   $    22.6   $    22.6   $    29.2    $    29.2
Note receivable........   $     7.2   $     7.2
Short-term debt........   $    29.9   $    29.9   $    12.1    $    12.1
Long-term debt.........   $    59.2   $    59.0   $    33.7    $    34.6

    Net unrealized gains and losses on minority equity investments are reported as a separate component of shareholders' equity. The Company reported an unrealized holding gain of $3.1 million at June 30, 1997 and a $1.4 million unrealized holding loss at June 30, 1998.

              NOTE 13 QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    The following is a summary of quarterly financial results:

                                              FIRST QUARTER         SECOND QUARTER        THIRD QUARTER         FOURTH QUARTER
(DOLLAR AMOUNTS IN MILLIONS                --------------------  --------------------  --------------------  --------------------
EXCEPT PER SHARE AMOUNTS)                    1997       1998       1997       1998       1997       1998       1997       1998
-----------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net revenues.............................  $   296.8  $   322.7  $   354.0  $   369.2  $   348.8  $   390.8  $   373.7  $   448.5
Gross margin.............................      144.8      157.4      174.3      190.2      178.5      199.2      182.3      232.3
Net income (loss)........................       28.6       21.4       73.6        6.0        9.3       (7.0)      18.9       36.0
Net income (loss) per basic share........        .61        .45       1.56        .12        .20       (.14)       .39        .73
Net income (loss) per diluted share......        .59        .43       1.49        .12        .19       (.14)       .38        .71

EVENTS IMPACTING COMPARABILITY

FISCAL 1997

    First and second quarter results included before-tax gains of $11.3 million and $26.1 million, or $.21 and $.38 per diluted share after-tax, respectively, from the sale of the Company's remaining equity interest in Etec Systems, Inc. (see Note 2). Second, third, and fourth quarter results included before-tax gains of $25.9 million, $.8 million, and $.8 million, or $.52, $.02, and $.02 per diluted share after-tax, respectively, relating to the sale and release of contingencies on minority equity investments (see Note 2). Third quarter results included a $25.4 million before-tax charge, or $.51 per diluted share after-tax, for acquired research and development (see Note 2). Fourth quarter results included a net restructuring charge of $13.0 million, or $.18 per diluted share after-tax (see Note 10); a $1.4 million before-tax charge, or $.03 per diluted share after-tax, for acquired research and development (see Note 2); and a $7.5 million before-tax charge, or $.13 per diluted share after-tax, for asset impairment (see Note 1). In addition, the Company recognized deferred royalty income, other miscellaneous income, and certain compensation-related expenses. The net effect of these items increased fourth quarter net income by approximately $5.0 million, or $.10 per diluted share.

FISCAL 1998

    First and fourth quarter results included before-tax gains of $.8 million in each quarter, or $.02 and $.01 per diluted share after-tax, respectively, relating to the Company's release of contingencies on minority equity investments respectively (see Note 2). Second quarter results included a $28.9 million before-tax charge, or $.57 per diluted share after-tax, for acquired research and development (see Note 2). Third and fourth quarter results included before-tax charges for restructuring and other merger costs of $47.0 million and $1.1 million, respectively, or $.85 and $.02 per diluted share after-tax, respectively (see Note 10). In the third quarter the Company also recognized one-time royalty revenues and capitalized certain legal expenses relating to the successful defense of certain patents. The net effect of these items increased third quarter net income by approximately $4.2 million, or $.08 per diluted share.

STOCK PRICES AND DIVIDENDS                                                                         1997
-----------------------------------------------------------------------------               -----------------
STOCK PRICES                                                                            HIGH                   LOW
-----------------------------------------------------------------------------         -------                 ------
First Quarter................................................................   $      58   1/8        $      44  1/4
Second Quarter...............................................................   $      61   7/8        $      52  1/2
Third Quarter................................................................   $      77   1/8        $      57  7/8
Fourth Quarter...............................................................   $      81   1/8        $      60  3/8

STOCK PRICES AND DIVIDENDS                                                                         1998
-----------------------------------------------------------------------------              --------------------
STOCK PRICES                                                                            HIGH                   LOW
-----------------------------------------------------------------------------         -------                --------
First Quarter................................................................   $      86   1/8        $      72  1/8
Second Quarter...............................................................   $      74              $      59  1/4
Third Quarter................................................................   $      76              $      55  13/16
Fourth Quarter...............................................................   $      75   1/8        $      58  11/16

DIVIDENDS PER SHARE                                                                                     1997       1998
----------------------------------------------------------------------------------------------------  ---------  ---------
First Quarter.......................................................................................  $     .17        .17
Second Quarter......................................................................................        .17        .17
Third Quarter.......................................................................................        .17        .17
Fourth Quarter......................................................................................        .17        .17
                                                                                                            ---        ---
Total dividends per share...........................................................................  $     .68  $     .68
                                                                                                            ---        ---
                                                                                                            ---        ---

             NOTE 14 ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

    Accumulated other comprehensive income (loss) for fiscal 1996, 1997, 1998, and for the three months ended September 30, 1998 (unaudited) is as follows:

                                                                           FOREIGN                      MINIMUM
                                                                          CURRENCY      UNREALIZED      PENSION
                                                                         TRANSLATION  GAIN (LOSS) ON   LIABILITY
(DOLLAR AMOUNTS IN MILLIONS)                                             ADJUSTMENTS   INVESTMENTS    ADJUSTMENT
-----------------------------------------------------------------------  -----------  --------------  -----------
Balance at June 30, 1995...............................................   $    10.0     $   --         $   (34.4)
Current period activity................................................       (10.9)          23.2           5.0
                                                                         -----------       -------    -----------

Balance at June 30, 1996...............................................         (.9)          23.2         (29.4)
Current period activity................................................        (4.2)         (20.1)         28.7
                                                                         -----------       -------    -----------

Balance at June 30, 1997...............................................        (5.1)           3.1           (.7)
Current period activity................................................        (2.7)          (4.5)           .3
                                                                         -----------       -------    -----------

Balance at June 30, 1998...............................................        (7.8)          (1.4)          (.4)
Current period activity................................................         6.2           (4.0)
                                                                         -----------       -------    -----------

Balance at September 30, 1998 (unaudited)..............................   $    (1.6)    $     (5.4)    $     (.4)
                                                                         -----------       -------    -----------
                                                                         -----------       -------    -----------

                                                                         ANNEX V

                               PERKIN-ELMER GROUP

                                                                                                             PAGE
                                                                                                           ---------
Business.................................................................................................  V-2

Management's Discussion and Analysis.....................................................................  V-14

Report of Independent Accountants........................................................................  V-31

Combined Financial Statements............................................................................  V-32

                                    BUSINESS

    The Perkin-Elmer Group (the "Group") is principally comprised of our established PE Biosystems' life sciences and Analytical Instruments businesses. PE Biosystems is a diversified leader in the life sciences industry. It is engaged in: (1) research, development, manufacture, sale and support of instrument systems, reagents and software; and (2) related consulting and contract research and development services. In its Analytical Instruments business, the Group develops, manufactures, markets, sells and services analytical instruments used in a variety of markets. The Group's products are used in the pharmaceutical, biotechnology, environmental testing, food, human identification, agriculture and chemical manufacturing industries. Universities, government agencies and other non-profit organizations engaged in research activities also use the Group's products.

    On September 8, 1998, the Group announced that it had retained an investment banking firm to explore strategic alternatives for Analytical Instruments. The firm will recommend whether to sell the business, spin it off as a separate company, retain it as part of the Group or take some other action. The Group expects to make a decision regarding the business by early 1999.

PE BIOSYSTEMS

    GENERAL

    PE Biosystems is a world leader in the development, manufacture, sale and service of instrument systems and associated consumable products for life science research and related applications. Its products are used for the synthesis, amplification, purification, isolation, analysis and sequencing of nucleic acids, proteins and other biological molecules. For the fiscal year ended June 30, 1998, PE Biosystems had net revenues of $921.5 million and operating income (before special items) of $157.0 million.

    PE Biosystems consists of four operating units and a shared service organization consisting of human resources, finance, sales, marketing communications, manufacturing, legal, quality control and advanced research. It also receives general and administrative services (such as executive management, human resources, legal, accounting and auditing, tax, treasury, strategic planning and environmental services) from The Perkin-Elmer Corporation ("Perkin-Elmer"). The operating units that make up PE Biosystems are Applied Biosystems, PerSeptive Biosystems, PE Informatics and Tropix. Each unit is responsible for the development and marketing of products within its particular area of business. The operating units serve substantially the same customer base but have little overlap in their product offerings. As a result, PE Biosystems is able to enhance the operating efficiency of these units through cross-selling and reduced administrative costs.

    PE Biosystems has an installed base of approximately 50,000 instrument systems in approximately 100 countries. Approximately 54% of PE Biosystems' sales in fiscal year 1998 was derived from sales of instruments, while the remaining 46% was derived from sales of reagents, service, and software.

    OVERVIEW OF THE LIFE SCIENCES MARKET

    All living organisms contain four basic biomolecules: nucleic acids, which include deoxyribonucleic acid ("DNA") and ribonucleic acid ("RNA"); proteins; carbohydrates; and lipids. Biomolecules are typically much larger and more complex than common molecules. These structural differences make the analysis of biomolecules significantly more complex than the analysis of smaller compounds.

    Although all of these biomolecules are critical for a cell to function normally, historically, key advances in therapeutics have come from an understanding of proteins or DNA. DNA molecules provide instructions that ultimately control the synthesis of proteins within a cell. DNA molecules consist of long chains of chemical subunits, called nucleotides. There are four nucleotides -- adenine, cytosine, guanine, and thymine -- often abbreviated with their first letters A, C, G, and T. DNA molecules consist of two long chains of nucleotides bound together to form a double helix. Genes are individual segments of these DNA molecules that carry the specific information necessary to construct particular proteins. Genes may contain from several dozen to tens of thousands of nucleotides. The entire collection of DNA in an organism, called the genome, may contain between 4 million (simple bacteria) nucleotides and 3.5 billion (human) base pairs of nucleotides or more.

    Increasingly, and principally driven by the "biotechnology revolution," researchers are developing an understanding of and focusing on DNA's role in human disease. An increased appreciation of how DNA ultimately determines the functions of living organisms has generated a worldwide effort to identify and sequence genes of many organisms, including the estimated 50,000 to 150,000 genes that make up the human genome.

    Individual research efforts generally fall into two broad categories, sequencing and sizing. In sequencing procedures, the goal is to determine the exact order of the individual nucleotides in a DNA strand so that this information can be related to the genetic activity influenced by that piece of DNA. In DNA sizing, a particular fragment of a DNA molecule, isolated from a specific sample, is tested to determine whether it contains a particular category of size or nucleotide order. This testing does not seek to determine the complete structure of the segment, but rather merely tries to determine if the particular piece is a certain length or contains a specific short sequence.

    Genetic research is expected to increase in the near future in part because of a need by the pharmaceutical and biotechnology industries to accelerate their drug discovery and development efforts. This need has also created a demand for increased automation and efficiency in pharmaceutical and biotechnology laboratories. PE Biosystems' products address this need by combining the detection capabilities of bioanalytical instruments with advances in automation.

    PRODUCTS AND SERVICES

    APPLIED BIOSYSTEMS. Applied Biosystems ("AB"), the genetic analysis and genomics technology unit of PE Biosystems, develops, markets and services instrument systems for nucleic acid synthesis, Polymerase Chain Reaction ("PCR"), DNA sequencing, genetic analysis and cellular detection. These products and services are used in both research and commercial applications for purifying, analyzing, synthesizing, sequencing and amplifying genetic material.

    AB's products can be broadly classified into the following categories:

    - PCR PRODUCTS. PCR is a process in which a short strand of DNA is duplicated (amplified) so that it can be more readily detected and analyzed. AB's PCR amplification instruments, otherwise known as thermal cyclers, are well regarded in the industry and have a reputation for innovative features and reliability. PCR products include 24, 48 and 96 sample amplification systems, several combination thermal cyclers and PCR detection systems, various reagents and software. AB recently released a dual 384 sample thermal cycler which is expected to complement its Model 3700 DNA Analyzer and fill a significant market need for laboratories involved in high volume genomic research.

       The Sequence Detection Systems product line, introduced in 1996, uses a unique PCR reagent discovered by the Roche Group and developed by AB, TaqMan-Registered Trademark-, to quantitatively detect PCR products during the thermal cycling process. This product line, which includes the Model 7700, has been widely accepted in the pharmaceutical discovery research market.

    - GENETIC ANALYSIS. Genetic analysis primarily uses electrophoresis techniques for separating molecules based on their differential mobility in an electric field. AB's genetic analysis products generally perform both DNA sequencing and fragment analysis.

       DNA sequencing is used to determine the exact order of nucleotides that make up a strand of DNA. Typically, fluorescent tags are used to generate labeled products, each with a different colored tag. The tagged fragments are run through an electrophoresis gel and are detected at the bottom of the gel. DNA fragment analyzers are then used to determine the size, quantity or pattern of DNA fragments. Fragment analysis applications include gene mapping and forensic typing, using microsatellite markers, single-strand conformation polymorphism analysis to screen for unknown mutations within genes, and oligonucleotide (synthetic nucleotide) ligation assay analysis to detect known mutations within certain genes.

       AB's DNA sequencing products include a sequencer expandable to 96 capillaries (Model 377), a one capillary sequencer (Model 310), sequencing reagents and analysis software. These products have been used by researchers to analyze DNA fragments in genetic linkage studies and for comparative sequencing in human diagnostic and food contamination applications.

       A newly developed product, the Model 3700 DNA Analyzer, is first scheduled for shipment during the last quarter of calendar year 1998. This product is designed to enable applications requiring tens of thousands of samples produced weekly by combining proven capillary electrophoresis hardware and separation polymer chemistry with new detection technology and automation. It will be the principal instrument used by the Celera Genomics Group for its sequencing projects.

    - DNA SYNTHESIS. DNA synthesizers produce synthetic DNA for genetic analysis. The synthetic DNA is used for PCR and DNA sequencing primers and is also used in drug discovery applications. AB currently markets several models of synthesizers and supporting reagents. It also provides custom synthesis, in which oligonucleotides are made-to-order and shipped to customers.

    - PNA. AB has an exclusive license to manufacture and sell peptide nucleic acid ("PNA") for molecular biology research and various other applications. PNA is a synthetic copy of a DNA molecule with a modified uncharged peptide-like "backbone." The unique chemical structure of PNA enhances its affinity and specificity as a DNA or RNA probe.

    - APPLIED MARKETS. AB has formed product development and marketing groups to develop products and services specially designed for individual markets. The focus of these groups is in the food and environmental testing, human identification (mainly forensic) and agricultural markets.

       The Microbial ID Group is principally responsible for development and marketing of products for food and environmental testing markets. This group has developed the MicoSeq 18S Ribosomal RNA Sequencing Kit to sequence microbial ribosomal RNA to determine the source of a microbial contamination. This kit is compatible with all of AB's sequencing instruments. Additional kits using the TaqMan-Registered Trademark-technology and Sequence Detection Systems instrument platforms are also under development by this group.

       The Human Identification Group develops systems that are used by crime laboratories and other agencies to identify individuals based on their DNA. These systems are most often used in cases of violent crime where DNA found at the crime scene is matched with DNA from suspects, and there is growing potential for DNA databases of known criminals. The systems are also used in the identification of human remains at disaster sites.

       The Agriculture Applied Market Group, also known as PE AgGen, develops products and services which use existing

       AB instrument systems to meet the specific needs of the agriculture market. PE AgGen has specialized in and continues to provide genetic testing services for plant and animal breeding programs. The Group also plans to participate in agricultural genomics programs and provide related information services.

    - HUMAN DIAGNOSTICS. AB has a license from the Roche Group to use PCR techniques in the development and marketing of products for human diagnostics based on fluorescent sequencing. Products developed for human diagnostics fall into the following general categories: immunology; genetic disease carrier identification; infectious disease; and cancer. The group expects to develop tests based on this technology to support HLA typing in bone marrow transplants and for HIV resistance diagnosis. Tests have also been developed for carrier identification for cystic fibrosis, fragile X syndrome, and loss of heterozygosity associated with specific forms of colorectal cancer.

    - CELLULAR DETECTION SYSTEMS. Through its strategic alliance with Biometric Imaging, Inc., AB is co-developing a fluorometric microvolume assay technology system. This instrument system uses proprietary scanning technology to detect and measure fluorescence associated with objects as small as a single cell. This system is expected to satisfy market needs in pharmaceutical development for a cell-based, high throughput screening system.

    PERSEPTIVE BIOSYSTEMS. PerSeptive Biosystems ("PB" or "PerSeptive") develops, manufactures and markets proprietary consumable products and instrument systems for the purification, analysis and synthesis of proteins and related molecules. The study of the role of proteins (mediators of most chemical reactions within a cell) in the evolution of a disease, or in evaluating a drug's ability to modulate the disease by binding to those specific proteins, is a crucial step in understanding the ways diseases develop in the body. PB's products are used in the life science markets to reduce the time and cost required for the discovery, development and manufacture of pharmaceutical products.

    PB's products can be broadly classified into the following categories:

    - MASS SPECTROMETRY. PB's mass spectrometry products are used for the analysis of both large molecules such as proteins and small molecules including those that might be used as drugs. These systems may be sold and used on a stand alone basis or coupled with a liquid chromatograph ("LC/MS"). LC/MS systems are able to separate and analyze the components of complex mixtures. All mass spectrometry systems include an ionization source which creates charged molecules and a mass separation component which separates these charged molecules on the basis of their mass.

       Until recently, mass spectrometry was not very useful for the analysis of large molecules of biological importance such as proteins because the classical methods for creating ions caused these complex molecules to disintegrate into many small pieces. This resulted in the destruction of the information about the original large molecule. The mass separation component was also problematic because it was not possible to distinguish between large molecules of nearly the same mass. The Group believes that its Matrix-Assisted, Laser Desorption Ionization Time-of-Flight ("MALDI-TOF") technology overcomes those deficiencies for proteins and many other large molecules of biological importance.

       PB has one of the largest market shares of installed MALDI-TOF instruments, primarily due to its instrument performance and software. Since MALDI-TOF instruments do not include a separation device such as a liquid chromatograph, mixtures are often separated before analysis. This is often accomplished with PB's purification products (see below) such as the Integral 100Q, an integrated separation device which gives rapid separation of proteins or other large molecules. MALDI-TOF instruments are expected to be critical in the expanding field of proteomics, or large scale studies of many proteins at one time.

       Mass spectrometry systems are also used to identify and quantify smaller molecules and are especially important for the measurement of drugs and their metabolites (compounds resulting from the body's acting upon the drug) in bodily fluids such as blood or urine. This information is required for FDA and other regulatory approvals of drugs. This application is very demanding because the amounts of the drugs and their metabolites are very low and the mixtures are very complex. In order to analyze this mixture, scientists use
       LC/MS/MS systems, which consist of a liquid chromatograph which separates the components of the mixture (usually an extract of blood or urine), and two mass separation components in tandem. The use of a general mass separation device followed by a second, more specific device allows the detection to be more specific, so there are fewer potential interferences. For these instruments, it is important to get as much of the sample as possible to become charged so that sensitivity will be maximized. This is done with components which have been developed and refined by Perkin-Elmer Sciex ("PE Sciex"), a joint venture between Perkin-Elmer and MDS Health Group Limited. PE Sciex has also developed the MS/MS portion of the instrument which creates the sensitivity and specificity required for this demanding application. The Group believes that it has the largest market share in instruments for the analysis of drugs and their metabolites in clinical trials and that its instruments have the highest sensitivity of any systems of this type.

       The Group also believes that there is the potential for significant synergy between the various types of mass spectrometry technologies available within PB. For example, the Time-of-Flight ("TOF") mass separation component can be used with PE Sciex ion source to create systems which will give more accurate mass measurements and therefore more specific identification of unknown compounds. Similarly, the PE Sciex mass separation device can be used in tandem with the TOF mass separation device to achieve more specificity.

    - PURIFICATION. As the human genome is sequenced and becomes known, the information obtained will be used to study the expression profiles of genes (proteins). Consequently, tens of thousands of proteins will need to be purified and characterized because these proteins may be used as drug targets or as therapeutics. PB's purification products can be incorporated readily into any stage of the development process of a pharmaceutical product and offer productivity advantages over conventional counterparts. Companies using conventional purification technology usually make several significant changes in materials, equipment and processes in moving from the development stage to commercial manufacture. As a result, an integrated line of purification products should enhance productivity by reducing or eliminating these costly and time-consuming changes. Moreover, because the U.S. Food and Drug Administration ("FDA") must approve significant changes in manufacturing processes, an integrated line of purification products may simplify and expedite the process of obtaining FDA approvals.

       PB's patented Perfusion Chromatography technology, which uses proprietary flow-through particles, and BioCad-Registered Trademark-Chromatography workstation reduce the time necessary for the purification and analysis of biomolecules. This technology separates biomolecules 10 to 1000 times faster than conventional liquid chromatography or high-pressure liquid chromatography (HPLC) without compromising resolution or capacity. PB's Vision-TM- Workstation is the first robotic-equipped HPLC platform introduced to the life science markets that allows for the separation of proteins followed by analysis of the fractions collected in an unattended operation. Together, the automated platform and flow-through particles are designed to increase throughput and efficiency for the purification of biomolecules.

    - PROTEIN SEQUENCING AND SYNTHESIS. Protein sequencers provide information about the amino acids that make up a given protein by chemically disassembling the protein and analyzing its components. PB's Procise-Registered Trademark- Protein Sequencing System uses Edman protein sequencing to disassemble a protein one amino acid at a time to render the sequence of that protein.

       Synthetically produced peptides are used in understanding antibody reactions and as potential drugs or drug analogs. PB's Solaris-TM- 530 is an automated chemical synthesis system that assembles organic compounds for screening or analysis. PB's Pioneer-TM- Peptide Synthesis system is designed to assemble amino acids for the synthesis of peptides, peptide analogs, and small proteins. PB also manufactures and sells proprietary reagents and fine chemicals for use with these and other products.

    PE INFORMATICS. PE Informatics, the information management unit of PE Biosystems, develops, markets and distributes bioinformatics software for the pharmaceutical, biotechnology and agrochemical industries. PE Informatics provides a comprehensive software system researchers can use to manage and analyze genomic data. Its products include software for science professionals who analyze gene sequences in an effort to discover and develop drugs and perform clinical trials. These products are necessary to meet the need for software and services to manage, integrate and analyze the vast amounts of information related to bioscience discovery processes.

    Bioinformatics is a new science that enables researchers to transform massive amounts of data into an organized knowledge database. PE Informatics' customers are typically attempting breakthroughs in gene mapping, drug discovery, drug development and molecular diagnostics, and its products provide the vehicles for transforming raw data into the organized body of knowledge that enables those breakthrough discoveries. The business is dedicated to the development of infrastructure software for genome data collection and management, gene mapping, drug discovery and clinical and diagnostic genetic research.

    PE Informatics currently provides genomic data management products for both discovery and development.

    Discovery oriented products include: BioMerge-TM-, a product that allows research groups to store, retrieve and analyze genetic information; BioLIMS-TM-, a product that manages automated DNA sequencing for AB's products; and SQL*GT-TM-, a product for sample tracking and sample management for high throughput laboratories.

    Development-oriented products include: SQL*Lims-Registered Trademark-, a product designed to optimize information processing and provide information management tools for the analytical laboratory; and TurboChrom-TM-Client/Server Chromatography Data System which delivers distributed computing resources across an entire organization, while managing key data processes centrally.

    TROPIX. Tropix develops, manufactures and markets chemiluminescent substrates and related products for the life science markets. Chemiluminescent technology is used in life science research and commercial applications including drug discovery and development, clinical diagnostics, gene function study, molecular biology and immunology research. Tropix also licenses its technology to companies selling bioanalytical and clinical diagnostic tests.

    Chemiluminescence is the conversion of chemical energy stored within a molecule into light. Chemiluminescent enzyme substrates are used that emit light in the presence of a target substance that is "labeled" or connected to an enzyme.

    Tropix's products include reagents and chemiluminescent plate readers which measure light emitted by a sample. Tropix also operates a facility devoted to drug discovery services for the pharmaceutical, biotech and agricultural markets. The services offered by this facility include custom assay development using proprietary technologies and high throughput drug screening with an initial capacity of 100,000 tests per day.

ANALYTICAL INSTRUMENTS.

    GENERAL

    Analytical Instruments is a world leader in the development, manufacture, marketing, sales and service of analytical instrument systems. For the fiscal year ended June 30, 1998, Analytical Instruments had net revenues of $609.4 million and operating income of $57.4 million.

    Analytical chemistry is the science of experimentally determining the elemental, chemical and physical characteristics that make up a particular sample. Analytical instruments are the tools used to perform analytical chemistry. These systems detect, identify and measure changes in properties of solids, liquids and gases. For example, certain types of analytical instruments are targeted toward determining chemical composition; others are used to study molecular structure; and still others measure physical characteristics. Analytical instruments are also used for testing and analysis applications, both inside and outside of laboratories.

    The principal markets for Analytical Instruments' products and services include: agricultural analysis, automotive industries, petrochemical industries, clinical, and biological analysis industries, environmental testing and monitoring, materials research, food quality management, pharmaceutical and semiconductors.

    PRODUCTS

    Analytical Instruments' products tend to vary significantly in terms of their technologies, test methodologies, applications, performance and cost. Moreover, there is rarely any overlap of instruments across categories of inorganic elements, organic compounds or attribute levels. That is, an instrument can be applied for use in analyzing elements, compounds or attributes, but typically not more than one of these applications.

    Analytical Instruments' products can be broadly classified into four categories:

    - CHROMATOGRAPHY. Chromatography instruments are designed to analyze complex mixtures by first separating them into their components and then measuring them quantitatively. Analytical Instruments offers two types of chromatography products: liquid and gas.

    - INORGANIC ANALYSIS. These instruments are intended for analysis of inorganic elements such as lead, mercury, arsenic or gold in a wide variety of samples from oils and water to geological materials. Analytical Instruments offers three types of inorganic analysis products: atomic absorption spectrometers; inductively coupled plasma optical emission spectrometers; and inductively coupled plasma/mass spectrometers. These inductively coupled plasma/ mass spectrometers are provided by PE Sciex.

    - ORGANIC ANALYSIS. These instruments are designed to provide qualitative and quantitative information for molecular and organic compounds in the broadest range of samples. Analytical Instruments' organic analysis products include: infrared and near infrared spectrometers; thermal analyzers; ultraviolet, visible and near infrared spectrometers; fluorescence spectrometers; analytical balances; and polarimeters.

    - LABORATORY INFORMATION MANAGEMENT SYSTEMS. These systems provide data handling and data management for analytical laboratories.

JOINT VENTURE

    The Group is engaged in the manufacture and sale of mass spectrometry instrument systems through PE Sciex, a joint venture between Perkin-Elmer and MDS Health Group Limited. Both PE Biosystems and Analytical Instruments sell these products.

MARKETING AND DISTRIBUTION

    The markets for PE Biosystems products and services span the spectrum of the life sciences industry, including basic human disease research, genetic analysis, pharmaceutical drug discovery, development and manufacturing, human identification, agriculture and food and environmental testing. Each of these markets has unique requirements and expectations that PE Biosystems seeks to address in its product offerings. PE Biosystems' customers are continually searching for processes and systems that can perform tests faster, more efficiently, and at lower costs. PE Biosystems believes that its focus on automated and high throughput systems enables it to respond to this need.

    The size and growth of PE Biosystems' markets are influenced by a number of factors, including:

    -  technological innovation in bioanalytical practice;

    - government funding for basic and disease-related research (for example, heart disease, AIDS and cancer);

    -  application of biotechnology in basic agriculture processes;

    - increased awareness of biological contamination in food and the environment; and

    - research and development spending by biotechnology and pharmaceutical companies.

    PE Biosystems and Analytical Instruments use similar marketing and distribution practices. In the United States, PE Biosystems and Analytical Instruments market the largest portion of their products directly through their own sales and distribution organizations, although certain products are marketed through independent distributors and sales representatives. Sales to major markets outside of the United States are generally made by the Group's foreign based sales and service staff, although some sales are made directly from the United States to foreign customers. In some foreign countries, sales are made through various representative and distributorship arrangements. The Group owns or leases sales and service offices in strategic regional locations in the United States and in foreign countries through its foreign sales subsidiaries and distribution operations. None of the Group's products are distributed through retail outlets.

RAW MATERIALS

    There are no specialized raw materials that are particularly essential to the operation of the Group's business. The Group's manufacturing operations require a wide variety of raw materials, electronic and mechanical components, chemical and biochemical materials, and other supplies, some of which are occasionally found to be in short supply. The Group has multiple commercial sources for most components and supplies, but it is dependent on single sources for a limited number of such items, in which case the Group normally secures long-term supply contracts. In some cases, if a supplier discontinues a product, it could temporarily interrupt the business of PE Biosystems.

PATENTS, LICENSES, AND FRANCHISES

    The Group has pursued a policy of seeking patent protection in the United States and other countries for developments, improvements, and inventions originating within its organization that are incorporated in the Group's products or that fall within its fields of interest. Some licenses under patents have been granted to, and received from, other entities. The Group has certain rights from the Roche Group under patents relating to PCR, one of which expires in 2004. The Group also has rights under a patent issued to the California Institute of Technology relating to DNA sequencing which expires in 2009. In the Group's opinion, no other single patent or license, or group of patents or licenses, or any franchise, is material to its business as a whole or to either PE Biosystems or Analytical Instruments.

    From time to time, the Group has asserted that various competitors and others are infringing its patents; and similarly, from time to time, others have asserted that the Group was infringing patents owned by them. In most cases, these claims are settled by mutual agreement on a satisfactory basis and result in the granting of licenses by or to the Group.

    The Group has also established a successful licensing program, providing industry access to its intellectual property.

BACKLOG

    The Group's total recorded backlog on June 30, 1998 was $208.6 million, consisting of $116.1 million for PE Biosystems and $92.5 million for Analytical Instruments. On June 30, 1997, the Group's total recorded backlog was $176.4 million, consisting of $86.2 million for PE Biosystems and $90.2 million for Analytical Instruments. It is the Group's general policy to include in backlog only purchase orders or production releases that have firm delivery dates within one year. Recorded backlog may not result in sales because of cancellation or other factors. It is anticipated that all orders included in the current backlog will be delivered before the close of fiscal year 1999.

COMPETITION

    The industry segments in which the Group operates are highly competitive and are characterized by the application of advanced technology. A number of the Group's competitors are well-known manufacturers with a high degree of technical proficiency. In addition, competition is intensified by the ever-changing nature of the technologies in the industries in which the Group is engaged.

    PE Biosystems' principal competition comes from specialized manufacturers that have strengths in narrow segments of the life science markets. In the analytical instruments markets, there are numerous companies that specialize in, and a number of larger companies that devote a significant portion of their resources to, the development, manufacture and sale of products that compete with those manufactured or sold by Analytical Instruments. PE Biosystems and Analytical Instruments compete principally in terms of the breadth and quality of their product offerings, and their service and distribution capabilities. While the absence of reliable statistics makes it difficult to determine the Group's relative market position in its industry segments, the Group is confident it is one of the principal manufacturers in its fields, marketing a broad line of analytical instruments and life science systems.

RESEARCH, DEVELOPMENT AND ENGINEERING

    The Group is actively engaged in basic and applied research, development and engineering programs designed to develop new products and to improve existing products. The Group spent $113.7 million in fiscal 1996, $120.3 million in fiscal 1997, and $156.7 million in fiscal 1998 on company-sponsored research, development and engineering activities.

    The Group's new products originate from four sources: internal research and development programs; external collaborative efforts with individuals in academic institutions and technology companies; devices or techniques that are generated in customers' laboratories; and business and technology acquisitions.

    In fiscal 1998, PE Biosystems spending on research and development accounted for 69% of the Group's total expense. Research and development projects at PE Biosystems include the development of improved electrophoresis techniques for DNA analysis, real-time PCR for nucleic acid quantification, innovative approaches to cellular analysis, sample preparation, information technologies, and mass spectroscopy.

MANAGEMENT

    The senior management of the Group will consist of the following individuals:

            OFFICER                  RESPONSIBILITIES
-------------------------------  -------------------------

Michael W. Hunkapiller, Ph.D.    President

Manuel A. Baez                   Group Senior Vice
                                  President and
                                  President, Analytical
                                  Instruments

Irena Y. Bronstein, Ph.D.        Group Vice President and
                                  General Manager, Tropix

Elaine J. Heron, Ph.D.           Group Vice President and
                                  General Manager, AB

Robert C. Jones                  Group Vice President and
                                  General Manager, PE
                                 Informatics

Joseph E. Malandrakis            Group Vice President and
                                  General Manager, PB

Sandra R. McNamara               Group Vice President,
                                  Finance

    MICHAEL W. HUNKAPILLER, PH.D. has served as Senior Vice President of Perkin-Elmer and President of PE Biosystems since June 1998. He joined the research and development department of Applied Biosystems, Inc. ("ABI"), the predecessor to AB, in 1983 and has served in various operational and managerial positions, including President of AB from October 1997 to June 1998 and General Manager of AB from June 1995 to October 1997.

    MANUEL A. BAEZ has served as Senior Vice President of Perkin-Elmer and President of Analytical Instruments since June 1996. Prior to joining Perkin-Elmer, he was employed by Baxter International Inc., a manufacturer of health care products and instruments, for 22 years, most recently as Executive Vice President.

    IRENA Y. BRONSTEIN, PH.D. has served as Division Vice President and President and General Manager of Tropix since June 1998. She founded Tropix and served as its Chairman and Chief Scientific Officer from its inception in 1986 to 1990 when she was named Chief Executive Officer. Dr. Bronstein held that position until Perkin-Elmer acquired Tropix in May 1996. Prior to founding Tropix, she was employed by Polaroid Corporation where she held a number of scientific and management positions including director of biotechnology.

    ELAINE J. HERON, PH.D. has served as Vice President of Perkin-Elmer since October 1996 and General Manager of AB since July 1998. She previously served as Division Vice President, Worldwide Sales and Marketing from December 1995 to July 1998. Dr. Heron served as Vice President of Marketing at Affymetrix, Inc., a supplier of genetic analysis equipment, for the year prior to this appointment, and previously served as Director of Marketing for AB and ABI from 1990 to 1994.

    ROBERT C. JONES has served as Division Vice President and General Manager of PE Informatics since June 1998. He joined ABI in 1984 and has served in various operational and managerial positions, including Vice President, PCR Business Unit of AB from 1994 to 1998.

    JOSEPH E. MALANDRAKIS has served as Vice President of Perkin-Elmer since 1993 and General Manager of PB since June 1998. He joined Perkin-Elmer in 1973 and served in various operational and management positions, including Vice President of Manufacturing for Perkin-Elmer and General Manager of the Inorganic Analysis Division of Analytical Instruments.

    SANDRA R. MCNAMARA has served as Division Vice President, Finance since June 1998 and served as Vice President of Finance of AB from January 1997 to June 1998. Prior to joining AB, she was Vice President and Chief Financial Officer for Khepri Pharmaceuticals, a private biotechnology company, from 1995 to 1997 and Vice President and Chief Financial Officer of Celtrix Pharmaceuticals, a public biotechnology company, from 1990 to 1995.

EMPLOYEES

    As of September 30, 1998, the Group employed 7,199 persons worldwide. None of the Group's United States employees is subject to collective bargaining agreements.

PROPERTIES

    The Group owns or leases various facilities for manufacturing, research and development and administrative purposes. All of these facilities are maintained in good working order and, except for those held for sale or lease, are used in the ordinary course of business.

    The following is a list of facilities owned or leased by the Group.

               PE BIOSYSTEMS
                                OWNED OR
                                 LEASED
                              (EXPIRATION
LOCATION (APPROXIMATE          DATE(S) OF
  FLOOR AREA IN SQ. FT.)        LEASES)
--------------------------  ----------------
Davis, CA (13,365)          Leased (1999)
                            Leased
Foster City, CA (543,000)*  (1999-2007)
San Jose, CA (81,000)       Owned
Bedford, MA (28,000)        Leased (2000)
Framingham, MA (196,000)    Leased (2009)
                            Leased
Santa Fe, NM (14,000)       (1998-2005)
Houston, TX (21,000)        Leased (1999)
Salt Lake City, UT (8,000)  Leased (1999)
Warrington, England
  (22,000)                  Owned
Singapore (30,000)          Leased (1999)

             ANALYTICAL INSTRUMENTS
                                     OWNED OR
                                      LEASED
                                    (EXPIRATION
LOCATION (APPROXIMATE FLOOR         DATE(S) OF
  AREA IN SQ. FT.)                    LEASES)
---------------------------------  -------------
Irvine, CA (22,000)                Owned
Norwalk, CT (402,000)              Owned
Wilton, CT (221,000)               Owned
Beaconsfield, England (70,000)     Owned
Beaconsfield, England (8,000)      Leased (2005)
Llantrisant, Wales (113,000)       Leased**
Meersburg, Germany (24,000)        Leased (2001)
Ueberlingen, Germany (60,000)      Owned
Ueberlingen, Germany (121,000)     Leased (2001)

------------------------

* Consists of three principal facilities totaling 330,000 square feet, and additional facilities totaling 213,000 square feet.

**  Leased on a month-to-month basis as the facility is being closed.

    The Group also leases space in several industrial centers for use as regional sales and service offices, technical demonstration centers and warehouses. The Group also owns undeveloped land in Vacaville, California, and Ueberlingen, Germany.

    In addition to the properties used by the Group in its operations, the Group owns a facility in Wilton, Connecticut (approximately 42,000 square feet) leased to a third party on a long-term basis.

ENVIRONMENTAL MATTERS

    The Group is subject to federal, state and local laws and regulations regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, in those jurisdictions where the Group operates or maintains facilities. The Group is currently a party to environmental legal actions as discussed below under "Legal Proceedings." The Group believes any liability and compliance with all environmental regulations will have no material effect on its business, and no material capital expenditures are expected for environmental control.

LEGAL PROCEEDINGS

    The Group has been named as a defendant in various legal actions arising from the conduct of its normal business activities. Although the amount of any liability that might arise with respect to any of these matters cannot be accurately predicted, the resulting liability, if any, will not, in the opinion of management of the Group, have a material adverse effect on the consolidated financial statements of the Group.

    The Group was one of approximately 125 third-party defendants named in a third-party complaint dated February 19, 1993 in UNITED STATES OF AMERICA V. DAVIS ET AL., which is pending in the United States District Court for the District of Rhode Island. The third-party plaintiffs, who were named as defendants and potentially responsible parties in the Government's initial complaint, sought equitable contribution and indemnification in the event they were found liable for remediation costs relating to the removal of hazardous substances from a site located in Smithfield, Rhode Island. (These costs initially were estimated by the Government to be $27.8 million, but most recent estimates of such costs appear to be in the $40 million range.) All but one of the third-party plaintiffs settled with the Government for a total of approximately $6 million. A trial on the question of the remaining third-party plaintiff's liability to the Government resulted in an April 22, 1995 Memorandum and Order in which the Court found such plaintiff, United Technologies Corporation, liable as a "generator" of hazardous wastes deposited at the site. The Court has since permitted United Technologies Corporation to proceed with its claims against third parties. Approximately one-half of the third-party claims have been settled. The claim against the Group was tried in late spring 1998. The Court has not yet issued a decision.

RISK FACTORS

    A summary of the risks and uncertainties that may affect the operations and performance of the Group's business is included in the forepart of the Proxy Statement and Prospectus for the Special Meeting.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                     MANAGEMENT'S DISCUSSION OF OPERATIONS

    The following discussion should be read in conjunction with the combined financial statements and related notes of the Perkin-Elmer Group and the consolidated financial statements and related notes of the Company. Historical results and percentage relationships are not necessarily indicative of operating results for any future periods.

EVENTS IMPACTING COMPARABILITY

    ACQUISITIONS AND INVESTMENTS

    On January 22, 1998, The Perkin-Elmer Corporation (the "Company") acquired PerSeptive Biosystems, Inc. ("PerSeptive"). The acquisition has been accounted for as a pooling of interests and, accordingly, the Perkin-Elmer Group's financial results have been restated to include the combined operations.

    The Company acquired Molecular Informatics, Inc. ("Molecular Informatics") and a 14.5% interest, and approximately 52% of the voting rights, in Tecan AG ("Tecan") during the second quarter of fiscal 1998. The results of operations for the above acquisitions, each of which was accounted for as a purchase, have been included in the combined financial statements since the date of each respective acquisition. A discussion of significant acquisitions and investments is provided in Note 2 to the Perkin-Elmer Group combined financial statements.

    RESTRUCTURING AND OTHER MERGER COSTS

    The Perkin-Elmer Group incurred merger-related period costs of $.9 million in the first quarter of fiscal 1999 in connection with the integration of PerSeptive into the Perkin-Elmer Group. During fiscal 1998, $48.1 million of before-tax charges were recorded for restructuring and other merger costs to integrate PerSeptive into the Perkin-Elmer Group. The charge included $4.1 million of inventory-related write-offs, recorded in cost of sales, associated with the rationalization of certain product lines. The objectives of the integration plan are to lower PerSeptive's cost structure by reducing excess manufacturing capacity, achieve broader worldwide distribution of PerSeptive's products, and combining sales, marketing, and administrative functions.

    In fiscal 1997 and 1996, the Perkin-Elmer Group implemented restructuring actions primarily targeted to improve the profitability and cash flow performance of the Analytical Instruments Division ("Analytical Instruments"). The fiscal 1997 plan focused on the transition from a highly vertical manufacturing operation to one that relies more on outsourcing functions not considered core competencies. The fiscal 1996 plan was a broad program designed to reduce administrative and manufacturing overhead and improve operating efficiency, primarily in Europe and the United States. The before-tax charges associated with the implementation of these actions were $24.2 million in fiscal 1997 and $71.6 million in fiscal 1996. Fiscal 1997 also reflected an $11.2 million before-tax reduction of charges associated with the fiscal 1996 plan.

    Also in fiscal 1996, a before-tax charge of $17.5 million, was recorded by PerSeptive for restructuring actions and other related costs. A complete discussion of the Perkin-Elmer Group's restructuring programs is provided in
Note 10 to the Perkin-Elmer Group combined financial statements.

    ACQUIRED RESEARCH AND DEVELOPMENT

    During fiscal 1998, 1997, and 1996, the Perkin-Elmer Group recorded charges for purchased in-process research and development in connection with certain acquisitions for the PE Biosystems Division ("PE Biosystems"). The charges recorded in fiscal 1998, 1997, and 1996 were $28.9 million, $1.4 million, and $33.9 million, respectively (see Note 2 to the Perkin-Elmer Group combined financial statements).

    IMPAIRMENT OF ASSETS

    Cost of sales for fiscal 1997 included $7.5 million for the write-down of goodwill and other assets. The fiscal 1997 charge, as a result of adopting Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," included $5.6 million to write-down goodwill associated with the fiscal 1995 acquisition of Photovac Inc. and $1.9 million of other assets associated primarily with Analytical Instruments. In fiscal 1996, the Perkin-Elmer Group recorded a before-tax cost of sales charge of $9.9 million for the impairment of certain production assets associated with the realignment of the product offerings of PerSeptive (see Note 1 to the Perkin-Elmer Group combined financial statements).

GAIN ON INVESTMENTS

    The first quarter of fiscal 1998 included a before-tax gain of $.8 million related to the release of contingencies on a minority equity investment. Fiscal 1998, 1997, and 1996 included before-tax gains of $1.6 million, $64.9 million, and $11.7 million, respectively, related to the sale and release of contingencies on minority equity investments, respectively (see Note 2 to the Perkin-Elmer Group combined financial statements).

RESULTS OF OPERATIONS FOR THE THREE MONTHS
  ENDED SEPTEMBER 30, 1998 COMPARED WITH
  SEPTEMBER 30, 1997

    The Perkin-Elmer Group reported net income of $21.2 million for the first quarter of fiscal 1999 compared with net income of $21.6 million for the first quarter of fiscal 1998. Excluding the $.9 million of merger-related costs incurred in the first quarter of fiscal 1999, net income for the quarter increased 2% compared with the prior year. The effects of foreign currency translation reduced fiscal 1999 first quarter net income by approximately $3.0 million. Excluding the merger-related costs and the effects of currency translation, net income for the first quarter of fiscal 1999 increased approximately 16% compared with the first quarter of fiscal 1998.

    Net revenues were $376.2 million for the first quarter of fiscal 1999 compared with $322.7 million for the first quarter of fiscal 1998, an increase of 17%. Excluding the results of Tecan, which were not included in the first quarter of the prior year, revenues increased 8%. The effects of foreign currency translation decreased net revenues by approximately $9 million, or 3%, in the quarter compared with the prior year, as the U.S. dollar remained strong against most Far Eastern currencies. Geographically, excluding Tecan, the Perkin-Elmer Group reported revenue growth of 17% and 11% in the United States and Europe, respectively, compared with the prior year. This growth was partially offset by a decline of 14% in the Far East and 13% in Latin America and other markets. Excluding the effects of currency translation and Tecan, revenues in the Far East would have increased approximately 2%, and Latin America and other markets would have decreased approximately 4% compared with the first quarter of the prior year. Economic instability in these regions, specifically in the Analytical Instruments business, was the primary contributor to the decline in Latin America and modest growth in the Far East.

                        NET REVENUES BY BUSINESS SEGMENT

                                     FOR THE THREE MONTHS
                                     ENDED SEPTEMBER 30,
                                     --------------------
(DOLLAR AMOUNTS IN MILLIONS)           1997       1998
-----------------------------------  ---------  ---------
PE Biosystems......................  $   191.0  $   249.7
Analytical Instruments.............      131.7      126.5
                                     ---------  ---------
                                     $   322.7  $   376.2
                                     ---------  ---------
                                     ---------  ---------

    On a business segment basis, net revenues of PE Biosystems increased 31% to $249.7 million in the first quarter of fiscal 1999. Excluding Tecan and the negative effects of currency translation, revenues increased 19% compared with the prior, primarily reflecting the continued growth in the genetic analysis and polymerase chain reaction ("PCR") product offerings. In particular, revenues for reagents that support our genetic analysis systems increased 81%. Increased contract and licensing revenues of $5.4 million also contributed to the year-to-year growth.

    Geographically, excluding Tecan, revenues and orders were particularly strong in the United States and Europe, as revenues increased 24% and 18% over the prior year, partly as a result of higher product demand from pharmaceutical research companies. Revenues in Latin America and other markets increased 25%, while revenues in the Far East declined 9% compared with the prior year. Excluding Tecan and the negative effects of currency translation, revenues in the Far East would have increased approximately 7% compared with the prior year.

    PE Biosystems introduced several significant new products and systems during the first quarter. Among these introductions were the ultra high-throughput ABI PRISM-Registered Trademark- 3700 DNA Analyzer. The Perkin-Elmer Group expects shipments of the system to early-access customers and Celera Genomics to begin during the second quarter of fiscal 1999. Other significant new instrument systems and services introduced during the quarter included: several applied genetic analysis kits, including one for HIV profiling; high-throughput drug discovery screening services through Tropix; and FMAT, a new bioassay system to detect cells in vitro for drug discovery, which was developed in collaboration with Biometric Imaging, Inc. These products began generating revenues late in the quarter and the Perkin-Elmer Group expects these products to contribute to revenues over the remainder of fiscal 1999.

    Net revenues for Analytical Instruments were $126.5 million compared with $131.7 million reported in the prior year's first quarter. The effects of foreign currency translation reduced revenues by approximately $4 million, or 3%. Revenues increased 4% in Europe, offset by declines of 2% in North America, 21% in the Far East and 27% in Latin America and other markets. Excluding the effects of currency, revenues in the Far East, and Latin America and other markets declined approximately 6%, and 18%, respectively. Growth in chromatography products was more than offset by decreased revenues in inorganic and organic products. Also, softness in the emerging markets of Latin America, and continued difficulties in the Pacific Rim contributed to the sales volume weakness.

    During the quarter, the Company announced it had engaged Warburg Dillon Read LLC to explore strategic alternatives for the Analytical Instruments. Options to be explored include selling the business, spinning it off as a separate company, or retaining it as part of the Perkin-Elmer Group. The Company believes this announcement may have had a negative effect on revenue growth in the quarter.

    Gross margin as a percentage of net revenues was 51.0% in the first quarter of fiscal 1999 compared with 48.8% in the first quarter of fiscal 1998. This was primarily the result of a change in product mix for PE Biosystems. Higher unit sales of reagents to support genetic analysis systems and increased contract and licensing revenues were the primary contributors. Continued growth in instrument sales of higher margin genetic analysis product offerings was also a factor. These changes helped offset a decline in Analytical Instruments' gross margin, which was primarily a result of product mix and volume shortfalls in Latin America and Pacific Rim markets.

    Selling, general and administrative ("SG&A") expenses were $113.9 million in the first quarter of fiscal 1999 compared with $100.9 million in the first quarter of fiscal 1998. The 12.9% increase in expenses, or 4.6% excluding Tecan, was due to higher planned expenses for PE Biosystems. As a percentage of net revenues, SG&A expense decreased to 30.3% compared with 31.3% in the prior year.

    Research, development and engineering ("R&D") expenses of $44.4 million increased 41.9% over the prior year from $31.3 million. Excluding Tecan, R&D expenses increased 31.8% compared with the prior year reflecting a 38.1% increase at PE Biosystems and an 18% increase at Analytical Instruments. Excluding Tecan, PE Biosystems' R&D expense accounted for 71% of the Perkin-Elmer Group's R&D expense. R&D investments were increased to a higher level in the quarter, in part to support new life science product launches in fiscal 1999 and to accelerate new product development. Comparative increases in these expenses should moderate over future quarters. As a percentage of net revenues, the Perkin-Elmer Group's R&D expenses increased to 11.8% compared with 9.7% for the prior year.

    The Perkin-Elmer Group incurred merger-related costs of $.9 million in the first quarter of fiscal 1999 for training, relocation, and communication in connection with the integration of PerSeptive into the Perkin-Elmer Group (see
Note 10 to the Perkin-Elmer Group combined financial statements). Additional merger-related period costs of $5.5 million to $7.5 million are expected to be incurred through the remaining quarters of fiscal 1999.

    Operating income increased to $32.9 million for the first quarter of fiscal 1999 compared with $25.2 million for the prior year. Excluding Tecan, the merger-related costs of $.9 million, and the effects of currency translation, operating income increased 32.2% compared with the prior year. The effects of currency translation decreased operating income by approximately $4 million compared with the prior year.

    Operating profits for PE Biosystems, excluding Tecan, increased 33%. Excluding the effects of currency translation, operating income increased 42%, benefiting from higher gross margin and lower SG&A expenses as a percentage of net revenues, as progress continues on the integration of businesses acquired during fiscal year 1998. Analytical Instruments reported a small loss for the first quarter of fiscal 1999 compared with modest profit for the prior year. The Perkin-Elmer Group believes the decision to explore strategic alternatives for its Analytical Instruments business may have had a negative effect on revenue growth and the decline in gross margin contributed to the decrease in profitability during the quarter.

    Interest expense was $.8 million for the first quarter of fiscal 1999 compared with $1.3 million for the prior year. This decrease was primarily due to the refinancing of PerSeptive's 8 1/4% Convertible Subordinated Notes Due 2001 (the "PerSeptive Notes") together with slightly lower outstanding debt balances and lower average interest rates. Interest income was $.5 million for the first quarter of fiscal 1999 compared with $2.4 million for the prior year, primarily because of lower cash balances, as well as from lower interest rates.

    Other income, net for the first quarter of fiscal 1999 was $1.7 million, primarily related to a legal settlement, compared with other income, net of $.4 million for the prior year.

    The effective income tax rate was 28.9% for the first quarter of fiscal 1999 compared with 21.5% for the prior year. Excluding Tecan in fiscal 1999, the effective income tax rate was 28.1%. The income tax rate for the first quarter of fiscal 1998 was favorably affected by finalization of certain outstanding tax matters resulting in a one-time rate decrease.

    Minority interest expense of $3.1 million was recognized in the first quarter of fiscal 1999 relating to the Company's 14.5% financial interest in Tecan.

                 RESULTS OF OPERATIONS--1998 COMPARED WITH 1997

    The Perkin-Elmer Group reported net income of $60.4 million for fiscal 1998, compared with net income of $156.2 million for fiscal 1997. On a comparable basis, excluding the special items previously described, net income increased 12.1% to $131.2 million for fiscal 1998 compared with $117.0 million for fiscal 1997.

    Net revenues were $1,530.9 million for fiscal 1998, compared with $1,373.3 million for fiscal 1997, an increase of 11.5%. Excluding Tecan, revenues increased 7.8% compared with the prior year. The effects of currency translation decreased net revenues by approximately $68 million, or 5%, compared with the prior year, as the U.S. dollar strengthened against most European and Far Eastern currencies. Geographically, the Perkin-Elmer Group reported revenue growth in all regions compared with the prior year. The United States reported the strongest growth with revenues increasing 22.3%, or 18.6% excluding Tecan, benefiting from growth in both the PE Biosystems and Analytical Instruments business segments. Revenues increased 5.3% in Europe, 1% in the Far East, and 14.9% in other markets, specifically Latin America, where revenues increased 36% compared with the prior year. Excluding Tecan, revenues remained essentially unchanged in Europe and the Far East compared with the prior year. Before the effects of currency translation and excluding Tecan, revenues would have increased approximately 8% in Europe, 9% in the Far East, and 19% in other markets. Growth in the Far East market was adversely affected by the economic turmoil in the Pacific Rim and the weakening of the Japanese Yen.

                        NET REVENUES BY BUSINESS SEGMENT

(DOLLAR AMOUNTS IN MILLIONS)       1997       1998
-------------------------------  ---------  ---------
PE Biosystems..................  $   749.2  $   921.5
Analytical Instruments.........      624.1      609.4
                                 ---------  ---------
                                 $ 1,373.3  $ 1,530.9
                                 ---------  ---------
                                 ---------  ---------

    On a business segment basis, net revenues of PE Biosystems, which includes PE Applied Biosystems, PerSeptive, Molecular Informatics, Tropix, and Tecan, increased 23.0% to $921.5 million for fiscal 1998 compared with $749.2 million for the prior year. Excluding Tecan, revenues increased 16.2% over the prior year. The negative effects of a strong U.S. dollar reduced the division's revenues by approximately $33 million, or 4%. On a worldwide basis, excluding Tecan and the effects of currency translation, revenues would have increased approximately 21% compared with the prior year. Increased demand for genetic analysis, liquid chromatography/mass spectrometry ("LC/ MS"), and polymerase chain reaction ("PCR") product lines was the primary contributor. All geographic markets reported increased revenues over the prior year. Excluding Tecan, net revenues in the United States, Europe, and the Far East increased 25.3%, 10.1%, and 4.5%, respectively. Before the effects of currency translation, and excluding Tecan, revenues in Europe and the Far East would have increased approximately 18% and 14%, respectively, compared with the prior year. The Perkin-Elmer Group believes slower Japanese government funding in the second half of fiscal 1998 and the lack of a supplemental budget, which added to fiscal 1997 revenues, contributed to a lower growth rate of only 3% in the Japanese market.

    Net revenues for Analytical Instruments were $609.4 million for fiscal 1998 compared with $624.1 million for the prior year, a decrease of 2.4%. The effects of currency translation decreased net revenues by approximately $35 million, or 6%. Excluding currency effects, revenues would have increased approximately 3%. Increased revenues of chromatography products, primarily data handling and Laboratory Information Management Systems ("LIMS"), were more than offset by lower demand for organic and inorganic products. Geographically, revenues in the United States and other markets increased 6.5% and 10.1%, respectively. Revenues in Latin America, included in other markets, increased 25% compared with the prior year. Revenues in Europe and the Far East decreased 7.5% and 9.6%, respectively; however, excluding the effects of currency translation, revenues in Europe and the Far East remained essentially unchanged compared with fiscal 1997.

    Gross margin as a percentage of net revenues was 50.9% for fiscal 1998 compared with 49.5% for fiscal 1997. Fiscal 1998 gross margin included $4.1 million of inventory-related write-offs associated with the rationalization of certain product lines in connection with the acquisition of PerSeptive, and fiscal 1997 included a charge of $7.5 million for the impairment of assets associated primarily with Analytical Instruments. Excluding the special items, fiscal 1998 gross margin increased to 51.2% of revenues compared with 50.1% for fiscal 1997. Benefits realized by PE Biosystems from the sale of higher-margin genetic analysis products, increased royalty revenues in the United States, and cost savings resulting from Analytical Instruments' restructuring actions more than offset the negative effects of currency translation.

    SG&A expenses were $457.7 million for fiscal 1998 compared with $416.3 million for the prior year. The 9.9% increase in expenses, or 6.2% excluding Tecan, was due to higher planned worldwide selling and marketing expenses for PE Biosystems, commensurate with the substantially higher revenue and order growth. Before the effects of currency translation and Tecan, SG&A expenses increased 6.9% compared with the prior year. SG&A expenses for Analytical Instruments decreased 3.3% compared with the prior year, primarily because of lower expenses in Europe resulting in part from the restructuring plans. As a percentage of net revenues, SG&A expenses for the Perkin-Elmer Group decreased to 29.9% compared with 30.3% in the prior year.

    R&D expenses of $147.9 million increased 22.9% over the prior year, or 18.2% excluding Tecan. R&D spending in PE Biosystems increased 34.2%, or 27.0% excluding Tecan, over the prior year as the Perkin-Elmer Group continued its product development efforts and preparation for new product launches in this segment. The division's spending accounted for 71.6% of the Perkin-Elmer Group's R&D expenses. R&D expenses for Analytical Instruments remained essentially unchanged compared with the prior year. As a percentage of net revenues, the Perkin-Elmer Group's R&D expenses increased to 9.7% compared with 8.8% for the prior year.

    During fiscal 1998, $48.1 million of charges were recorded for restructuring and other merger costs to integrate PerSeptive into the Perkin-Elmer Group following the acquisition (see Note 10 to the Perkin-Elmer Group combined financial statements). The objectives of the integration plan are to lower PerSeptive's cost structure by reducing excess manufacturing capacity, achieve broader worldwide distribution of PerSeptive's products, and combine sales, marketing, and administrative functions. The charge included: $33.9 million for restructuring the combined operations; $8.6 million for transaction costs; and $4.1 million of inventory-related write-offs, recorded in cost of sales, associated with the rationalization of certain product lines. Additional non-recurring acquisition costs of $1.5 million for training, relocation, and communication costs were recognized as period expenses in the third and fourth quarters and were classified as other merger-related costs. The Perkin-Elmer Group expects to incur an additional $6.5 million to $8.5 million of acquisition-related costs for training, relocation, and communication in fiscal 1999. These costs will be recognized as period expenses when incurred and will be classified as other merger-related costs.

    The $33.9 million restructuring charge includes $13.8 million for severance-related costs and workforce reductions of approximately 170 employees, consisting of 114 employees in production labor and 56 employees in sales and administrative support. The remaining $20.1 million represents facility consolidation and asset-related write-offs and includes: $11.7 million for contract and lease terminations and facility related expenses in connection with the reduction of excess manufacturing capacity; $3.2 million for dealer termination payments, sales office consolidations, and consolidation of sales and administrative support functions; and $5.2 million for the write-off of certain tangible and intangible assets and the termination of certain contractual obligations. These restructuring actions are expected to be substantially completed by the end of fiscal 1999. Transaction costs of $8.6 million include acquisition-related investment banking and professional fees. As of June 30, 1998, approximately 12 employees were separated under the plan and the actions are proceeding as planned.

    The restructuring plan actions announced in the fourth quarter of fiscal 1997 have been proceeding as planned. These actions focused on the transition of Analytical Instruments from a highly vertical manufacturing operation to one that relies more on outsourcing functions not considered core competencies. The plan also included actions to finalize consolidation of sales and administrative support, primarily in Europe (see Note 10 to the Perkin-Elmer Group combined financial statements). For the year ended June 30, 1998, the Perkin-Elmer Group achieved approximately $9 million in before-tax savings attributable to this plan, and expects to achieve approximately $19 million in succeeding fiscal years.

    Fiscal 1998 included $28.9 million of purchased in-process research and development associated with the acquisition of Molecular Informatics. In fiscal 1997, the Perkin-Elmer Group recorded a charge of $1.4 million of in-process research and development related to the acquisition of Linkage Genetics, Inc.

    Operating income decreased to $100.7 million for fiscal 1998 compared with $128.9 million for the prior year. Excluding special items, operating income increased 17.8% to $177.6 million for fiscal 1998 compared with $150.8 million for fiscal 1997. Excluding Tecan and special items, operating income increased by 12.8% compared with the prior year. On a comparable basis excluding special items, Tecan, and the effects of currency translation, operating income would have increased 29.5% compared with the prior year. The effects of currency translation decreased operating income by approximately $25 million compared with the prior year. A combination of revenue growth in PE Biosystems and reduced expense levels, resulting in part from restructuring plans in Analytical Instruments, contributed to the improvement.

                      OPERATING INCOME BY BUSINESS SEGMENT

                                                  ANALYTICAL
(DOLLAR AMOUNTS IN MILLIONS)     PE BIOSYSTEMS    INSTRUMENTS
-------------------------------  -------------  ---------------
1997
Segment income.................    $   125.9       $    56.1
Restructuring..................                        (13.0)
Acquired R&D...................         (1.4)
Impairment of assets...........          (.7)           (6.8)
                                      ------           -----
  Operating income.............    $   123.8       $    36.3
                                      ------           -----
                                      ------           -----

1998
Segment income.................    $   157.0       $    57.4
Restructuring and other merger
  costs........................        (48.1)
Acquired R&D...................        (28.9)
                                      ------           -----
  Operating income.............    $    80.0       $    57.4
                                      ------           -----
                                      ------           -----

    Operating income for PE Biosystems decreased to $80.0 million for fiscal 1998 compared with $123.8 million for fiscal 1997. Excluding the special charges for restructuring and other merger costs, acquired research and development, and the impairment of assets, operating income increased $31.1 million, or 24.7%, primarily as a result of increased volume and improved margins. Excluding Tecan, operating income increased 18.9% compared with the prior year. Before the effects of currency translation and excluding Tecan, fiscal 1998 operating income increased 32.2% compared with the prior year. Geographically, fiscal 1998 segment income increased 63.6% in the United States, 20% in the Far East, and 17% in Europe compared with fiscal 1997. A 23.5% increase in operating income from higher-margin sequencing and mapping systems was the primary contributor. Excluding the effects of currency translation, segment income would have increased approximately 38.2%. As a percentage of net revenues, segment income, before special items, remained essentially unchanged compared with the prior year.

    Operating income for Analytical Instruments increased to $57.4 million for fiscal 1998 compared with $36.3 million for fiscal 1997. Operating income for the division, excluding the fiscal 1997 charges for restructuring costs and impairment of assets, increased by 2.3% compared with the prior year. Lower expense levels resulting from cost control and the actions of the restructuring programs were essentially offset by lower sales volume. Excluding currency effects, segment income would have increased approximately 17%. As a percentage of net revenues, segment income before special items increased to 9.4% for fiscal 1998 from 9.0% for fiscal 1997.

    In fiscal 1998 and 1997, the Perkin-Elmer Group recorded gains of $1.6 million and $64.9 million, respectively, on the sale and release of contingencies on minority equity investments (see Note 2 to the Perkin-Elmer Group combined financial statements).

    Interest expense was $4.9 million for fiscal 1998 compared with $5.9 million for the prior year. This decrease was primarily due to the refinancing of the PerSeptive Notes together with slightly lower outstanding debt balances and lower average interest rates. Interest income was $5.9 million for fiscal 1998 compared with $8.8 million for the prior year, primarily because of lower cash balances resulting from the use of cash to fund the Perkin-Elmer Group's continued investments and acquisitions in the life science segment, as well as from lower interest rates.

    Other income, net for fiscal 1998 of $3.5 million, primarily related to the sale of certain operating and non-operating assets, compared with other income, net of $1.8 million for the prior year.

    The effective income tax rate was 38.2% for fiscal 1998 and 21.4% for fiscal 1997. Excluding Tecan in fiscal 1998, and special items in fiscal 1998 and fiscal 1997, the effective income tax rate was 25.4% for fiscal 1998 compared with 21.1% for fiscal 1997. The rate for fiscal 1997 was favorably impacted by PerSeptive's utilization of loss carryforwards. An analysis of the differences between the federal statutory income tax rate and the effective rate is provided in Note 4 to the Perkin-Elmer Group combined financial statements.

    Minority interest expense of $5.6 million was recognized in fiscal 1998 relating to the Company's 14.5% financial interest in Tecan (see Note 2 to the Perkin-Elmer Group combined financial statements).

                 RESULTS OF OPERATIONS--1997 COMPARED WITH 1996

    The Perkin-Elmer Group reported net income of $156.2 million for fiscal 1997 compared with a net loss of $36.5 million for fiscal 1996. On a comparable basis, excluding the special items previously described, net income increased 50%.

    Net revenues for fiscal 1997 were $1,373.3 million, an increase of 10% over the $1,249.0 million reported for fiscal 1996. The effects of currency rate movements decreased net revenues by approximately $45 million, or 4%, as the U.S. dollar strengthened against the Japanese Yen and certain European currencies.

    All geographic markets experienced revenue growth for fiscal 1997. Net revenues in the United States increased 13.4% over the prior year, benefiting from growth in both PE Biosystems and Analytical Instruments. Net revenues in Europe and the Far East increased 8.6% and 8.2%, respectively, as higher revenues from PE Biosystems were partially offset by decreases in Analytical Instruments' revenues. In Europe, a 26.3% increase in revenues from PE Biosystems was partially offset by a 2.3% decline in Analytical Instruments' revenues. In the Far East, a 16.3% increase in PE Biosystems revenues was partially offset by a 2.3% decrease in Analytical Instruments' revenues. Excluding currency effects, total revenues in Europe and the Far East would have increased approximately 13% and 18%, respectively.

                        NET REVENUES BY BUSINESS SEGMENT

(DOLLAR AMOUNTS IN MILLIONS)       1996       1997
-------------------------------  ---------  ---------
PE Biosystems..................  $   618.4  $   749.2
Analytical Instruments.........      630.6      624.1
                                 ---------  ---------
                                 $ 1,249.0  $ 1,373.3
                                 ---------  ---------
                                 ---------  ---------

    Including currency effects, which reduced reported revenues by approximately $25 million, or 4%, net revenues of PE Biosystems increased 21.2% over fiscal 1996. Net revenues in the United States, Europe, and the Far East increased 20.7%, 26.3%, and 16.3%, respectively. Increased demand for genetic analysis, LC/MS, and the PCR product lines was the primary contributor.

    Analytical Instruments experienced a 1% decline in net revenues compared with the prior year. Currency rate movements reduced revenues by approximately $20 million, or 3%. While revenues in the United States increased 2.5%, this was offset by a decrease of 2.3% in both Europe and the Far East. Excluding the effects of currency translation, revenues in Europe and the Far East would have increased approximately 2% and 4%, respectively.

    Gross margin as a percentage of net revenues was 49.5% for fiscal 1997 compared with 47.7% for fiscal 1996. Excluding the $7.5 million and $9.9 million charges for impaired assets, recorded in cost of sales, for fiscal 1997 and 1996, respectively, gross margin was 50.1% compared with 48.5%. Both divisions experienced improved gross margin for fiscal 1997. PE Biosystems' improvement was the result of the overall unit volume increase and product mix. The benefits realized from the fiscal 1996 restructuring plan, combined with a more favorable product mix, contributed to an improved gross margin for Analytical Instruments.

    SG&A expenses were $416.3 million for fiscal 1997 compared with $380.4 million for fiscal 1996, an increase of 9.4%. Lower expense levels resulting from cost controls and the actions of the restructuring programs in Analytical Instruments were more than offset by increased expenses of 20.5% in PE Biosystems and costs for the Company's restricted stock and performance-based compensation programs, including a long-term divisional plan that was effective for fiscal 1997. The total expense for the restricted stock, performance-based programs, and long-term division plan was $26.3 million and $11.8 million for fiscal 1997 and 1996, respectively. As a percentage of net revenues, SG&A expenses for the Perkin-Elmer Group remained essentially unchanged at approximately 30% for both fiscal 1997 and fiscal 1996.

    R&D expenses were $120.3 million for fiscal 1997 compared with $113.7 million for fiscal 1996. R&D spending in PE Biosystems increased 28.4% over the prior year as the Perkin-Elmer Group continued its product development efforts for the bioresearch markets. In fiscal 1997, Analytical Instruments recorded a 20.9% decrease in R&D expenditures, which reflected the objectives of restructuring actions and product line reviews.

    Operating income for fiscal 1997 was $128.9 million compared with an operating loss of $21.5 million for fiscal 1996. Fiscal 1997 and 1996 included charges of $1.4 million and $33.9 million, respectively, for acquired research and development related to acquisitions for PE Biosystems. Fiscal 1997 and 1996 also included charges for restructuring of $13.0 million and $89.1 million, respectively. On a comparable basis, excluding special items in both years, operating income increased 35.4% compared with the prior year.

    During the fourth quarter of fiscal 1997, the Perkin-Elmer Group announced a follow-on phase to Analytical Instruments' profit improvement program. The restructuring cost for this action was $24.2 million and included $19.4 million for costs focused on further improving the operating efficiency of manufacturing facilities in the United States, Germany, and the United Kingdom. These actions were designed to transition Analytical Instruments from a highly vertical manufacturing operation to one that relies more on outsourcing functions not considered core competencies. The restructuring charge also included $4.8 million to finalize the consolidation of sales and administrative support, primarily in Europe, where seventeen facilities were closed.

    The workforce reductions under this action totaled approximately 285 employees in production labor and 25 employees in sales and administrative support. The charge included $11.9 million for severance-related costs. The $12.3 million provided for facility consolidation and asset-related write-offs included $1.2 million for lease termination payments and $11.1 million for the write-off of machinery, equipment, and tooling associated with the functions to be outsourced.

    The fiscal 1996 restructuring charge included $71.6 million for the first phase of Analytical Instruments' profit improvement plan. In connection with the program, the division was reorganized into three vertically integrated, fiscally accountable operating units, a distribution center in Holland was established to centralize the European infrastructure for shipping, administration, and related functions, and a program was implemented to eliminate excess production capacity in Germany. The charge included $37.8 million for worldwide workforce reductions of approximately 390 positions in manufacturing, sales and support, and administrative functions. The charge also included $33.8 million for facility consolidation costs and asset-related write-offs associated with the discontinuation of various product lines. In the fourth quarter of fiscal 1997, the Perkin-Elmer Group finalized the actions associated with this program. The costs to implement the program were $11.2 million less than the $71.6 million charge recorded in fiscal 1996. As a result, during the fourth quarter of fiscal 1997, the Perkin-Elmer Group recorded an $11.2 million reduction of charges required to implement the fiscal 1996 program.

    Fiscal 1996 also included a restructuring charge of $17.5 million for restructuring actions and other related costs associated with PerSeptive.

                  OPERATING INCOME (LOSS) BY BUSINESS SEGMENT

                                     PE        ANALYTICAL
(DOLLAR AMOUNTS IN MILLIONS)     BIOSYSTEMS    INSTRUMENTS
-------------------------------  -----------  -------------
1996
Segment income.................   $   107.2     $    28.7
Restructuring..................       (17.5)        (71.6)
Acquired R&D...................       (33.9)
Impairment of assets...........        (9.9)
                                 -----------       ------
  Operating income (loss)......   $    45.9     $   (42.9)
                                 -----------       ------
                                 -----------       ------
1997
Segment income.................   $   125.9     $    56.1
Restructuring..................                     (13.0)
Acquired R&D...................        (1.4)
Impairment of assets...........         (.7)         (6.8)
                                 -----------       ------
  Operating income.............   $   123.8     $    36.3
                                 -----------       ------
                                 -----------       ------

    Operating income for PE Biosystems, excluding special items, increased $18.7 million, or 17.4%, as a result of increased volume and improved margin. All geographic markets contributed to the improved segment income. An increase in operating income from high-margin sequencing systems was the primary contributor. The strongest growth was in Europe, where fiscal 1997 segment income increased 33% compared with fiscal 1996. Excluding currency translation effects, segment income would have increased approximately 27%. As a percentage of net revenues, segment income decreased to 16.7% for fiscal 1997 from 17.3% for fiscal 1996.

    Operating income for Analytical Instruments, excluding the charges for restructuring and impairment of assets, increased to $56.1 million for fiscal 1997 from $28.7 million for fiscal 1996. As a percentage of net revenues, segment income increased to 9.0% for fiscal 1997 from 4.6% for fiscal 1996. The cost savings realized from the restructuring actions and cost controls were the primary reasons for the improvement. Compared with the prior year, operating income in Europe decreased 2.9% resulting primarily from the effects of a stronger U.S. dollar and was more than offset by improvements in other geographic areas, primarily the United States.

    In fiscal 1997 and 1996, the Perkin-Elmer Group recorded before-tax gains of $64.9 million and $11.7 million, respectively, on the sale and release of contingencies on minority equity investments.

    Interest expense was $5.9 million for fiscal 1997 compared with $8.4 million for fiscal 1996. Lower average borrowing levels for fiscal 1997 and lower weighted average interest rates on short-term debt accounted for the reduction in interest costs. As a result of maintaining higher cash and cash equivalent balances, interest income increased by $3.5 million to $8.8 million for fiscal 1997.

    Other income, net was $1.8 million for fiscal 1997 compared with other expense, net of $2.1 million for fiscal 1996. The fiscal 1997 amount consisted primarily of a fourth quarter gain on the sale of real estate.

    The effective income tax rate for fiscal 1997 was 21.4%. Fiscal 1996 incurred a provision of $21.6 million on a before-tax loss of $15.0 million. Both years were impacted by special items. The charges for acquired research and development were not deductible for tax purposes. Additionally, the fiscal 1996 charge for restructuring and the fiscal 1997 charge for impairment of assets were only partially deductible, and no tax benefit was recognized for PerSeptive's fiscal 1996 net operating loss, which resulted in a significant increase in the tax rate for the fiscal year.

    In the fourth quarter of fiscal 1997, the Company reduced its deferred tax valuation allowance, resulting in the recognition of a $50.0 million dollar deferred tax benefit. The benefit resulting from the valuation allowance release was substantially offset by a fourth quarter accrual for tax costs related to gains on foreign reorganizations.

                                  MARKET RISK

    The Perkin-Elmer Group operates internationally, with manufacturing and distribution facilities in various countries throughout the world. For the first quarter of fiscal 1999 and for fiscal 1998, the Perkin-Elmer Group derived approximately 53% and 57%, respectively, of its revenues from countries outside of the United States. Results continue to be affected by market risk, including fluctuations in foreign currency exchange rates and changes in economic conditions in foreign markets.

    The Perkin-Elmer Group's risk management strategy utilizes derivative financial instruments, including forwards, swaps, purchased options, and synthetic forward contracts to hedge certain foreign currency and interest rate exposures, with the intent of offsetting losses and gains that occur on the underlying exposures with gains and losses on the derivatives. The Perkin-Elmer Group does not use derivative financial instruments for trading or other speculative purposes, nor is the Perkin-Elmer Group a party to leveraged derivatives. At September 30, 1998 and June 30, 1998, outstanding hedge contracts covered approximately 80% of the estimated foreign currency exposures related to cross-currency cash flows to be realized for the next twelve months. The outstanding hedges were a combination of forward, option, and synthetic forward contracts maturing in the next twelve months.

    The Perkin-Elmer Group performed a sensitivity analysis as of September 30, 1998 and June 30, 1998 assuming a hypothetical 10% adverse movement in foreign currency exchange rates applied to its outstanding hedge contracts and associated exposures. The analysis indicated that such a market movement would not have had a material effect on the Perkin-Elmer Group's consolidated financial position, results of operations, or cash flows. Actual gains and losses in the future could, however, differ materially from this analysis, based on changes in the timing and amount of foreign currency exchange rate movements and the Perkin-Elmer Group's actual exposures and hedges.

    Interest rate swaps are used to hedge underlying debt obligations. In fiscal 1997, the Company executed an interest rate swap allocated to the Perkin-Elmer Group in conjunction with its entering into a five-year Japanese Yen debt obligation. Under the terms of the swap agreement, the Company pays a fixed rate of interest at 2.1% and receives a floating LIBOR interest rate. At June 30, 1998, the notional amount of indebtedness covered by the interest rate swap was Yen 3.8 billion ($27.0 million). The maturity date of the swap coincides with the maturity of the Yen loan in March 2002.

    Based on the Perkin-Elmer Group's overall interest rate exposure at September 30, 1998 and June 30, 1998, including derivative and other interest rate sensitive instruments, a near-term change in interest rates would not materially affect the consolidated financial position, results of operations, or cash flows of the Perkin-Elmer Group. Further discussion of the Perkin-Elmer Group's foreign currency and interest rate management activities is provided in
Note 12 to the Perkin-Elmer Group's combined financial statements.

          MANAGEMENT'S DISCUSSION OF FINANCIAL RESOURCES AND LIQUIDITY

    The following discussion of financial resources and liquidity focuses on the Combined Statements of Financial Position and the Combined Statements of Cash Flows.

    As the results of the Celera Genomics Group were not significant for any of the periods presented, all historical cash and debt balances of the Company have been allocated to the Perkin-Elmer Group. Cash and cash equivalents were $71.8 million at September 30, 1998, $82.9 million at June 30, 1998, and $213.0 million at June 30, 1997, with total debt of $88.4 million at September 30, 1998, $45.8 million at June 30, 1998, and $89.1 million at June 30, 1997.
Working capital was $289.3 million at September 30, 1998, $286.4 million at June 30, 1998, and $354.7 million at June 30, 1997. Debt to total capitalization increased to 13% at September 30, 1998 from 8% at June 30, 1998, as a result of an increase in loans payable to fund current operating requirements. Debt to total capitalization was 15% at June 30, 1997.

    The Company intends to allocate to the Celera Genomics Group a note payable of the Perkin-Elmer Group. The Company believes its capital resources and the cash flows of the Perkin-Elmer Group will be sufficient to fund the note payable to the Celera Genomics Group and to maintain and support the growth requirements of the Perkin-Elmer Group's current operations.

    In addition, the Board of Directors of the Company has adopted a financing policy, included in Note 1 to the Perkin-Elmer Group combined financial statements, which will permit the Perkin-Elmer Group to make loans to the Celera Genomics Group and make equity contributions to the Celera Genomics Group in exchange for Celera Genomics Designated Shares.

SIGNIFICANT CHANGES IN THE COMBINED
  STATEMENTS OF FINANCIAL POSITION

    At September 30, 1998 accounts receivable of $376.4 million remained essentially unchanged from the June 30, 1998 balance of $374.6 million. The inventory balance increased by $17.1 million from June 30, 1998, resulting from growth in PE Biosystems, partially offset by a decline in Analytical Instruments.

    Accounts receivable and inventory balances increased from June 30, 1997 to June 30, 1998 by $40.7 million and $25.4 million, respectively. Excluding Tecan, accounts receivable and inventory balances increased by $19.2 million and $15.6 million, from June 30, 1997 to June 30, 1998 reflecting the growth in PE Biosystems.

    Other long-term assets decreased by $4.7 million at September 30, 1998 to $273.6 million from $278.3 million at June 30, 1998. Other long-term assets increased to $278.3 million at June 30, 1998 from $190.7 million at June 30, 1997. The change included $70.9 million of intangible assets associated with the acquisition of Tecan and Molecular Informatics, $11.5 million of minority equity investments for PE Biosystems, and a $10.2 million increase in prepaid pension asset, partially offset by the sale of certain non-operating assets.

    Total short-term and long-term borrowings were $45.8 million at June 30, 1998 compared with $89.1 million at June 30, 1997. The decrease was due in part to the redemption of PerSeptive's 8 1/4% Convertible Subordinated Notes Due 2001 on March 23, 1998. The redemption price was $1,055.81 per $1,000 principal amount of the PerSeptive Notes, which represented the redemption premium and aggregate principal plus accrued and unpaid interest to the redemption date. The aggregate outstanding principal amount of the PerSeptive Notes was $27.2 million at March 23, 1998. A total of $26.1 million was paid in cash, representing $24.7 million of principal and $1.4 million of accrued interest and premium relating to the PerSeptive Notes. Additionally, $2.5 million of the principal amount of the PerSeptive Notes was converted by the holders thereof into 35,557 shares of the existing common stock.

    Accounts payable decreased $40.0 million to $125.0 million at September 30, 1998 from $165.0 million at June 30, 1998 reflecting payments for higher purchases made during the fourth quarter of fiscal 1998. Accounts payable increased $33.6 million to $165.0 million at June 30, 1998 from $131.4 million at June 30, 1997. The increase resulted from higher purchases to support production and operating requirements.

    At September 30, 1998 and June 30, 1998, $49.2 million and $43.8 million, respectively, of minority interest was recognized in connection with Tecan.

COMBINED STATEMENTS OF CASH FLOWS

    Net cash used by operating activities was $16.3 million for the first three months of fiscal 1999 compared with $18.1 million for the same period in fiscal 1998. For the first three months of fiscal 1999, lower net income-related cash flow and higher payments to suppliers were partially offset by lower accounts receivable and prepaid expenses, primarily from the collection of non-trade receivables. Operating activities generated $83.3 million of cash in fiscal 1998 compared with $113.6 million in fiscal 1997 and $90.9 million in fiscal 1996. In fiscal 1998, higher income-related cash flow was more than offset by a net increase in operating assets and liabilities. The increase related primarily to PE Biosystems, reflecting the division's continued growth.

    Net cash used by investing activities was $26.8 million for the first three months of fiscal 1999 compared with $25.9 million for the first three months of fiscal 1998. In the first quarter of fiscal 1999, the Perkin-Elmer Group generated $14.3 million in net cash proceeds from the sale of certain non-operating assets, compared with $13.9 million in the prior year from the sale of certain non-operating assets and the collection of a note receivable. For the first three months of fiscal 1999 cash proceeds were more than offset by capital expenditures of $41.8 million, which included $9.5 million related to improvement of the Perkin-Elmer Group's information technology infrastructure, and $17.5 million for the acquisition of an airplane. For the first three months of fiscal 1998 cash proceeds were more than offset by capital expenditures of $33.7 million, primarily related to improvement of the Perkin-Elmer Group's information technology infrastructure, and $7.2 million related to various investments and collaborations. In fiscal 1998, net cash used by investing activities was $166.9 million compared with net cash provided by investing activities of $34.7 million in fiscal 1997. During fiscal 1998, the Perkin-Elmer Group generated $19.5 million in net cash proceeds from the sale of assets and $9.7 million from the collection of a note receivable. The proceeds were more than offset by $113.6 million of capital expenditures and $98.0 million for acquisitions and investments, primarily Tecan and Molecular Informatics (see Note 2 to the Perkin-Elmer Group combined financial statements). For fiscal 1997, the Perkin-Elmer Group generated $99.7 million in net cash proceeds from the sale of the Company's equity interests in Etec Systems, Inc. and Millennium Pharmaceuticals, Inc. and from the sale of certain other non-operating assets. These proceeds were partially offset by $6.4 million used for acquisitions (see Note 2 to the Perkin-Elmer Group combined financial statements), and $69.8 million for capital expenditures. In fiscal 1996, $119.2 million of cash was used for acquisitions and $44.3 million was used for capital expenditures. This was partially offset by $102.3 million of cash proceeds generated from the sale of minority equity investments and non-operating assets.

    Capital expenditures for the three months ended September 30, 1998 were $41.8 million: $12.0 million for PE Biosystems, $1.7 million for Analytical Instruments, and $28.1 million for other. As previously mentioned, fiscal 1999 capital expenditures included $9.5 million related to improvement of the Perkin-Elmer Group's information technology infrastructure, and $17.5 million for the acquisition of an airplane. Fiscal 1998 capital expenditures were $113.6 million: $69.5 million for PE Biosystems, $42.9 million for Analytical Instruments, and $1.2 million for other. The Perkin-Elmer Group's expenditures included $65.9 million as part of the strategic program to improve its information technology infrastructure. Capital expenditures for fiscal 1997 totaled $69.8 million: $42.1 million for PE Biosystems, $14.1 million for Analytical Instruments, and $13.6 million for other. Fiscal 1997 expenditures included $11.1 million for information technology infrastructure improvements and $12.1 million for the acquisition of an airplane.

    Net cash provided by financing activities was $29.8 million in the first quarter of fiscal 1999 compared with a net cash use of $1.1 million in the prior period. In the first quarter of fiscal 1999, the Perkin-Elmer Group received $6.4 million in proceeds from employee stock option plan exercises compared with $2.9 million in the prior period. Loans payable increased $43.8 million in the first quarter of fiscal 1999 compared with an increase of $4.3 million for the prior year. In fiscal 1998 net cash used by financing activities was $45.9 million compared with $37.6 million for fiscal 1997, and $22.2 million for fiscal 1996. During fiscal 1998, proceeds from employee stock plan exercises were $33.6 million. This was more than offset by shareholder dividend payments and the redemption of the PerSeptive Notes. During fiscal 1997, the Company generated $1.8 million from the sale of equity put warrants and $33.6 million in proceeds from employee stock plan exercises, compared with $65.0 million from employee stock plan exercises in fiscal 1996. This was more than offset by shareholder dividends of approximately $29 million for both fiscal 1997 and 1996, and for the purchase of common stock for treasury. During fiscal 1997, .4 million shares were repurchased at a cost of $25.1 million, compared with .8 million shares at a cost of $41.0 million in fiscal 1996. Common stock purchases for treasury were made in support of the Company's various stock plans. No shares were repurchased during fiscal 1998.

    As previously mentioned, the Perkin-Elmer Group recorded before-tax restructuring charges and other merger costs of $48.1 million, $24.2 million, and $89.1 million in fiscal 1998, 1997, and 1996, respectively. Fiscal 1997 also included an $11.2 million before-tax reduction of charges associated with the fiscal 1996 restructuring plan. During fiscal 1998, the Perkin-Elmer Group made cash payments of $39.5 million for obligations related to restructuring plans and other merger costs. Liabilities remaining at June 30, 1998 were $26.9 million and $4.4 million for the fiscal 1998 and 1997 plans, respectively (see
Note 10 to the Perkin-Elmer Group combined financial statements). The funding for the remaining restructuring liabilities will be from current cash balances, including realized benefits from the restructuring activities.

    The Perkin-Elmer Group believes its cash and short-term investments, funds generated from operating activities, and available borrowing facilities are sufficient to provide for its anticipated financing needs over the next two years. At June 30, 1998, the Company had unused credit facilities totaling $343 million.

                    IMPACT OF INFLATION AND CHANGING PRICES

    Inflation and changing prices are continually monitored. The Perkin-Elmer Group attempts to minimize the impact of inflation by improving productivity and efficiency through continual review of both manufacturing capacity and operating expense levels. When operating costs and manufacturing costs increase, the Perkin-Elmer Group attempts to recover such costs by increasing, over time, the selling price of its products and services. The Perkin-Elmer Group believes the effects of inflation have been appropriately managed and therefore have not had a material impact on its historic operations and resulting financial position.

                                   YEAR 2000

    In fiscal 1997, the Company initiated a worldwide program to assess the expected impact of the Year 2000 date recognition problem on its existing internal computer systems, including embedded and process-control systems, product offerings, and significant suppliers. The purpose of this program is to ensure the event does not have a material adverse effect on the Company's business operations.

    The operations of the Perkin-Elmer Group are included within this program. At this time, the Company is not able to determine the relative resources required to implement this program in the Perkin-Elmer Group. However, the Company believes that a substantial portion of the resources required will be allocated to the Perkin-Elmer Group.

    Regarding the Company's existing internal computer systems, the program involves a mix of purchasing new systems and modifying existing systems, with the emphasis on replacement of applications developed in-house. Replacement projects are currently underway, and are anticipated to be substantially completed for all business-critical systems in the United States by December 31, 1998, and worldwide by December 31, 1999. The program includes replacement of applications that, for reasons other than Year 2000 noncompliance, had been previously selected for replacement. The replacement projects, which began in fiscal 1997, are expected to offer improved functionality and commonality over current systems, while at the same time addressing the Year 2000 problem.

    With respect to the Company's current product offerings, the program involves performing an inventory of current products, assessing their compliance status, and constructing a remediation plan where appropriate. Significant progress has been made in each of these three phases and the Company expects the Perkin-Elmer Group's current product offerings to be Year 2000 compliant by December 31, 1999. A substantial portion of the Perkin-Elmer Group's current product offerings are Year 2000 compliant.

    The program also addresses the Year 2000 compliance efforts of the Company's significant suppliers, vendors, and third-party interface systems. As part of this analysis, the Company is seeking written assurances from these suppliers, vendors, and third parties that they will be Year 2000 compliant. While the Company has begun such efforts, there can be no assurance that the systems of other companies with which the Company deals, or on which the Company's systems rely will be timely converted, or that any such failure to convert by another company could not have a material adverse effect on the Company. The Company has not fully determined the extent to which the Company's interface systems may be impacted by third parties' systems, which may not be Year 2000 compliant.

    The Company's preliminary estimate of the total cost for this multi-year program covering 3-4 years is approximately $150 million. This includes amounts previously budgeted for information technology infrastructure improvements and estimates of remediation costs on components not yet fully assessed. Incremental spending has not been and is not expected to be material because most Year 2000 compliance costs will be met with amounts that are normally budgeted for procurement and maintenance of the Company's information systems, production and facilities equipment. The redirection of spending to implement Year 2000 compliance plans may in some instances delay productivity improvements.

    The Company has also engaged a consulting firm to provide periodic assessments of the Company's Year 2000 project plans and progress. Because of the importance of addressing the Year 2000 problem, the Company has created a Year 2000 business continuity planning team to review and develop, by April 1999, business contingency plans to address any issues that may not be corrected by implementation of the Company's Year 2000 compliance plan in a timely manner. If the Company is not successful in implementing its Year 2000 compliance plan, or there are delays in and/or increased costs associated with implementing such changes, the Year 2000 problem could have a material adverse effect on the Company's consolidated results of operations and financial condition.

    At this stage of the process, the Company believes that it is difficult to specifically identify the cause of the most reasonable worst case Year 2000 scenario. A reasonable worst case Year 2000 scenario would be the failure of significant suppliers and vendors to have corrected their own Year 2000 issues which could cause disruption of the Company's operations and have a material adverse effect on the Company's financial condition. The impact of such disruption cannot be estimated at this time. In the event the Company believes that any of its significant suppliers or vendors are unlikely to be able to resolve their own Year 2000 issues, the Company's contingency plan would include seeking additional sources of supply.

                                EURO CONVERSION

    A single currency called the euro will be introduced in Europe on January 1, 1999. Eleven of the fifteen member countries of the European Union have agreed to adopt the euro as their common legal currency on that date. Fixed conversion rates between these participating countries' existing currencies (the "legacy currencies") and the euro will be established as of that date. The legacy currencies are scheduled to remain legal tender as denominations of the euro until at least January 1, 2002 (but not later than July 1, 2002). During this transition period, parties may settle transactions using either the euro or a participating country's legal currency.

    The Perkin-Elmer Group is currently evaluating the impact of the euro conversion on its computer and financial systems, business processes, market risk, and price competition. The Perkin-Elmer Group does not expect this conversion to have a material impact on its results of operations, financial position, or cash flows.

                      RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of the statement require the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Perkin-Elmer Group is required to implement the statement in the first quarter of fiscal 2000. The Perkin-Elmer Group is currently analyzing the statement to determine the impact, if any, on its combined financial statements.

    The FASB issued the following Statement of Financial Accounting Standards, which will become effective for the Perkin-Elmer Group's fiscal 1999 annual financial statements: SFAS No. 132, "Employers' Disclosures about Pensions and other Postretirement Benefits," which requires additional disclosures relating to a company's pension and postretirement benefit plans; and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires certain financial and descriptive information about a company's reportable operating segments. The adoption of these new accounting standards may require additional disclosures but should not have a material effect, if any, on the combined financial statements of the Perkin-Elmer Group.

                                    OUTLOOK

    PE Biosystems is expected to continue to grow and maintain profitability for fiscal 1999 on the strength of robust demand and several new products. Excluding Tecan, orders for PE Biosystems products increased by 35% over the first quarter a year ago, and the backlog in orders for the first quarter was $119 million compared with $98 million at the end of fiscal 1998. Orders were particularly strong for genetic analysis systems, sequence detection systems, and products for applied markets, such as forensics, that are driven by molecular biology-based reagents. PE Biosystems also began taking orders for its ABI PRISM-Registered Trademark- 3700 DNA Analyzer, which was introduced late in the quarter. Excluding orders from the Celera Genomics Group, PE Biosystems accepted orders for more than 70 units of the 3700 in the first two weeks following its introduction. Shipments of the 3700 DNA Analyzer to early-access customers and the Celera Genomics Group are expected to begin during the second quarter. Other significant new PE Biosystems' instrument systems and services introduced during the quarter include: several applied genetic analysis kits, including one for HIV profiling; high-throughput drug discovery screening services through Tropix; and FMAT, a new bioassay system to detect cells in vitro for drug discovery, which was developed in collaboration with Biometric Imaging, Inc. These products began generating revenues late in the quarter and are expected to contribute to revenues over the balance of the year.

    For Analytical Instruments, revenue growth is expected to be in the low single digits for fiscal 1999. The Company has engaged Warburg Dillon Read LLC to explore strategic alternatives for the analytical instruments business. Options to be explored include selling the business, spinning it off as a separate company, or retaining it as part of the Perkin-Elmer Group. The Company expects to announce the conclusion of this process by early 1999.

    Adverse currency effects remain a concern for the Perkin-Elmer Group because approximately 53% of its revenues were derived from regions outside the United States as of September 30, 1998. Recently, the U.S. dollar has weakened, which should moderate the effects of currency translation for fiscal 1999. If currency rates are maintained at current levels, the negative effects of currency translation may be eliminated by the third quarter of this fiscal year.

                           FORWARD LOOKING STATEMENTS

    Certain statements contained in this Management's Discussion and Analysis, including the Outlook section, are forward looking and are subject to a variety of risks and uncertainties. These statements may be identified by the use of forward looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward looking statements are based upon the Perkin-Elmer Group's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward looking statements. In order to comply with the terms of the safe harbor, the Perkin-Elmer Group notes that a variety of factors, discussed in detail under "Risk Factors," could cause the Perkin-Elmer Group's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of the Perkin-Elmer Group's business include, but are not limited to:

-  Dependence on new products and rapid technological change;

-  Substantial competition;

-  Sales dependent on customers' capital spending policies;

-  Patents, proprietary technology and trade secrets;

-  Government sponsored research dependent on funding;

-  Dependence on key employees;

-  Currency exchange risks; other risks of international sales and operations;

-  Potential difficulties in implementing business strategy;

-  Year 2000;

-  Other risks, including the impact of earthquakes; and

-  Future performance.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of The Perkin-Elmer Corporation

In our opinion, the accompanying combined statements of financial position and the related combined statements of operations, of group equity and comprehensive income (loss), and of cash flows present fairly, in all material respects, the financial position of the Perkin-Elmer Group of The Perkin-Elmer Corporation at June 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three fiscal years in the period ended June 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of The Perkin-Elmer Corporation; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described above and more fully in Note 1 to the Perkin-Elmer Group combined financial statements, the Perkin-Elmer Group is a group of The Perkin-Elmer Corporation; accordingly, the combined financial statements of the Perkin-Elmer Group should be read in conjunction with the audited financial statements of The Perkin-Elmer Corporation.

PricewaterhouseCoopers LLP
Stamford, Connecticut
July 31, 1998

                               PERKIN-ELMER GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                                                                           FOR THE THREE MONTHS
                                                                                                   ENDED
                                                     FOR THE YEARS ENDED JUNE 30,              SEPTEMBER 30,
(DOLLAR AMOUNTS IN THOUSANDS                   -----------------------------------------  -----------------------
EXCEPT PER SHARE AMOUNTS)                          1996           1997          1998         1997         1998
---------------------------------------------  -------------  ------------  ------------  -----------  ----------
                                                                                                (UNAUDITED)
NET REVENUES.................................  $   1,248,967  $  1,373,282  $  1,530,864  $   322,707  $  376,185
Cost of sales................................        653,427       693,343       751,744      165,311     184,143
                                               -------------  ------------  ------------  -----------  ----------
GROSS MARGIN.................................        595,540       679,939       779,120      157,396     192,042
                                               -------------  ------------  ------------  -----------  ----------
Selling, general and administrative..........        380,390       416,293       457,689      100,916     113,864
Research, development and engineering........        113,680       120,319       147,887       31,265      44,374
Restructuring and other merger costs.........         89,054        13,000        43,980      --              938
Acquired research and development............         33,878         1,400        28,850      --           --
                                               -------------  ------------  ------------  -----------  ----------
OPERATING INCOME (LOSS)......................        (21,462)      128,927       100,714       25,215      32,866
Gain on investments..........................         11,704        64,850         1,605          845
Interest expense.............................          8,444         5,859         4,905        1,275         802
Interest income..............................          5,376         8,826         5,938        2,358         490
Other income (expense), net..................         (2,140)        1,846         3,511          373       1,707
                                               -------------  ------------  ------------  -----------  ----------
INCOME (LOSS) BEFORE INCOME TAXES............        (14,966)      198,590       106,863       27,516      34,261
Provision for income taxes...................         21,557        42,422        40,841        5,927       9,917
Minority interest............................       --             --              5,597      --            3,108
                                               -------------  ------------  ------------  -----------  ----------
NET INCOME (LOSS)............................  $     (36,523) $    156,168  $     60,425  $    21,589  $   21,236
                                               -------------  ------------  ------------  -----------  ----------
                                               -------------  ------------  ------------  -----------  ----------

UNAUDITED PRO FORMA NET INCOME PER SHARE (SEE
  NOTE 1):
Basic........................................                               $       1.25               $      .44
Diluted......................................                               $       1.21               $      .43

SEE ACCOMPANYING NOTES TO THE PERKIN-ELMER GROUP COMBINED FINANCIAL STATEMENTS.

                               PERKIN-ELMER GROUP

                   COMBINED STATEMENTS OF FINANCIAL POSITION

                                                                                AT JUNE 30,
                                                                         --------------------------
(DOLLAR AMOUNTS IN THOUSANDS)                                                1997          1998
-----------------------------------------------------------------------  ------------  ------------       AT
                                                                                                     SEPTEMBER 30,
                                                                                                         1998
                                                                                                     -------------
                                                                                                      (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents............................................  $    213,028  $     82,865   $    71,848
  Short-term investments...............................................         4,194         1,226       --
  Accounts receivable, less allowances for doubtful accounts of $7,407,
    $9,277, and $9,932 at June 30, 1997 and 1998, and September 30,
    1998 (unaudited)...................................................       333,915       374,648       376,382
  Inventories..........................................................       214,618       240,031       257,171
  Prepaid expenses and other current assets............................        83,576        97,082        97,861
                                                                         ------------  ------------  -------------
Total current assets...................................................       849,331       795,852       803,262
Property, plant and equipment, net.....................................       197,304       256,006       280,560
Other long-term assets.................................................       190,713       278,345       273,609
                                                                         ------------  ------------  -------------
TOTAL ASSETS...........................................................  $  1,237,348  $  1,330,203   $ 1,357,431
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------
LIABILITIES AND GROUP EQUITY
Current liabilities
  Loans payable........................................................  $     29,916  $     12,099   $    58,794
  Note payable to the Celera Genomics Group (see Note 7)...............
  Tax benefit payable to the Celera Genomics Group (See Note 1)........           199         2,423         4,750
  Accounts payable.....................................................       131,413       165,006       124,960
  Accrued salaries and wages...........................................        48,183        48,936        46,375
  Accrued taxes on income..............................................        98,307        79,860        80,598
  Other accrued expenses...............................................       186,622       201,164       198,468
                                                                         ------------  ------------  -------------
Total current liabilities..............................................       494,640       509,488       513,945
Long-term debt.........................................................        59,152        33,726        29,650
Other long-term liabilities............................................       175,237       179,098       187,231
                                                                         ------------  ------------  -------------
Total liabilities......................................................       729,029       722,312       730,826
                                                                         ------------  ------------  -------------
Minority interest......................................................       --             43,757        49,177
Commitments and contingencies (see Note 11)
Group equity...........................................................       508,319       564,134       577,428
                                                                         ------------  ------------  -------------
TOTAL LIABILITIES AND GROUP EQUITY.....................................  $  1,237,348  $  1,330,203   $ 1,357,431
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

SEE ACCOMPANYING NOTES TO THE PERKIN-ELMER GROUP COMBINED FINANCIAL STATEMENTS.

                               PERKIN-ELMER GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                                       FOR THE THREE MONTHS
                                                                       FOR THE YEARS ENDED JUNE 30,    ENDED SEPTEMBER 30,
                                                                      -------------------------------  --------------------
(DOLLAR AMOUNTS IN THOUSANDS)                                           1996       1997       1998       1997       1998
--------------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
                                                                                                           (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...................................................  $ (36,523) $ 156,168  $  60,425  $  21,589  $  21,236
Adjustments to reconcile net income (loss) to net cash
  provided (used) by operating activities:
    Depreciation and amortization...................................     51,770     43,833     52,664      9,667     13,066
    Long-term compensation programs.................................      5,072     11,678      8,062      1,382        939
    Deferred income taxes...........................................    (13,110)   (37,799)    12,892       (961)    (1,896)
    Gains from the sale of assets...................................    (11,704)   (66,636)    (3,052)    --         --
    Provision for restructured operations and other merger costs....     89,054     13,000     48,080     --         --
    Acquired research and development...............................     33,878      1,400     28,850     --         --
    Impairment of assets............................................      9,906      7,500     --         --         --
Changes in operating assets and liabilities:
  (Increase) decrease in accounts receivable........................    (33,141)   (68,313)   (26,387)       774      6,772
  (Increase) decrease in inventories................................    (11,225)     5,198    (24,975)   (13,508)   (12,043)
  Increase in prepaid expenses and other assets.....................     (8,959)    (3,653)   (48,271)   (14,893)    (2,404)
  Increase (decrease) in accounts payable and other liabilities.....     15,890     51,201    (24,984)   (22,162)   (41,937)
                                                                      ---------  ---------  ---------  ---------  ---------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES....................     90,908    113,577     83,304    (18,112)   (16,267)
                                                                      ---------  ---------  ---------  ---------  ---------

INVESTING ACTIVITIES

Additions to property, plant and equipment (net of disposals of
  $4,927, $6,188, $15,588, $1,152 (unaudited) and $695 (unaudited),
  respectively).....................................................    (39,382)   (63,571)   (98,065)   (32,561)   (41,128)
Acquisitions and investments, net...................................   (119,189)    (6,400)   (97,998)    (7,238)    --
Proceeds from the sale of assets, net...............................    102,318     99,710     19,496      4,195     14,301
Proceeds from the collection of notes receivable....................     --          4,978      9,673      9,673     --
Proceeds from short-term investments................................      5,773     --         --         --         --
                                                                      ---------  ---------  ---------  ---------  ---------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES....................    (50,480)    34,717   (166,894)   (25,931)   (26,827)
                                                                      ---------  ---------  ---------  ---------  ---------

FINANCING ACTIVITIES

Net change in loans payable.........................................    (17,040)    (4,914)    (6,797)     4,327     43,837
Proceeds from long-term debt........................................     --         31,033     --         --         (5,297)
Principal payments on long-term debt................................     --        (22,908)   (25,449)    --         --
Dividends paid on Perkin-Elmer Common Stock.........................    (29,095)   (29,459)   (39,072)    (7,454)    (8,396)
Purchases of Perkin-Elmer Common Stock for treasury.................    (41,028)   (25,126)    --         --         --
Proceeds from issuance of equity put warrants
  on Perkin-Elmer Common Stock......................................     --          1,846     --         --         --
Proceeds from stock issued for Perkin-Elmer Common Stock plans......     64,954     33,637     33,629      2,889      6,375
Net cash allocated to the Celera Genomics Group.....................     --        (21,721)    (8,200)      (868)    (6,673)
                                                                      ---------  ---------  ---------  ---------  ---------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES....................    (22,209)   (37,612)   (45,889)    (1,106)    29,846
                                                                      ---------  ---------  ---------  ---------  ---------

Elimination of PerSeptive results from
  July 1, 1997 to September 30, 1997 (see Note 1)...................     --         --          2,590      2,590     --
EFFECT OF EXCHANGE RATE CHANGES ON CASH.............................     (2,699)     1,601     (3,274)     1,020      2,231
                                                                      ---------  ---------  ---------  ---------  ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS.............................     15,520    112,283   (130,163)   (41,539)   (11,017)
CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD.......................     85,225    100,745    213,028    213,028     82,865
                                                                      ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS END OF PERIOD.............................  $ 100,745  $ 213,028  $  82,865  $ 171,489  $  71,848
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------

SEE ACCOMPANYING NOTES TO THE PERKIN-ELMER GROUP COMBINED FINANCIAL STATEMENTS.

                               PERKIN-ELMER GROUP

      COMBINED STATEMENTS OF GROUP EQUITY AND COMPREHENSIVE INCOME (LOSS)

                                                                                                ACCUMULATED
                                                                                                   OTHER
                                                                                  RETAINED     COMPREHENSIVE     GROUP
(DOLLAR AMOUNTS IN THOUSANDS)                                           OTHER     EARNINGS     INCOME (LOSS)    EQUITY
--------------------------------------------------------------------  ---------  -----------  ---------------  ---------
BALANCE AT JUNE 30, 1995............................................  $ 251,481   $ 142,741      $ (24,415)    $ 369,807
                                                                                                               ---------
Comprehensive loss
  Net loss..........................................................     --         (36,523)        --           (36,523)
  Other comprehensive income, net of tax
    Foreign currency translation adjustments........................     --          --            (10,957)
    Minimum pension liability adjustment............................     --          --              5,080
    Unrealized gain on investments, net.............................     --          --             23,175
                                                                                              ---------------
  Other comprehensive income........................................     --          --             17,298        17,298
                                                                                                               ---------
Comprehensive loss..................................................     --          --             --           (19,225)
                                                                                                               ---------
Cash dividends declared on Perkin-Elmer Common Stock................     --         (29,095)        --           (29,095)
Share repurchases of Perkin-Elmer Common Stock......................    (41,028)     --             --           (41,028)
Shares issued under Perkin-Elmer Common Stock plans.................     52,583      (5,627)        --            46,956
Tax benefit related to Perking-Elmer employee stock options.........      5,280      --             --             5,280
Perkin-Elmer restricted stock plan..................................      5,072      --             --             5,072
Perkin-Elmer Common Stock issued for acquisitions...................     35,873      --             --            35,873
Other...............................................................      2,064      (1,977)        --                87
                                                                      ---------  -----------  ---------------  ---------
BALANCE AT JUNE 30, 1996............................................    311,325      69,519         (7,117)      373,727
                                                                                                               ---------
Comprehensive income
  Net income........................................................     --         156,168         --           156,168
  Other comprehensive income, net of tax
    Foreign currency translation adjustments........................     --          --             (4,125)
    Minimum pension liability adjustment............................     --          --             28,660
    Unrealized gain on investments, net.............................     --          --              3,156
    Sale of equity investment.......................................     --          --            (23,245)
                                                                                              ---------------
  Other comprehensive income........................................     --          --              4,446         4,446
                                                                                                               ---------
Comprehensive income................................................     --          --             --           160,614
                                                                                                               ---------
Cash dividends declared on Perkin-Elmer Common Stock................     --         (29,536)        --           (29,536)
Share repurchases of Perkin-Elmer Common Stock......................    (25,126)     --             --           (25,126)
Shares issued under Perkin-Elmer Common Stock plans.................     33,741      (1,459)        --            32,282
Tax benefit related to Perkin-Elmer employee stock options..........      4,568      --             --             4,568
Perkin-Elmer restricted stock plan..................................     11,678      --             --            11,678
Sale of equity put warrants on Perkin-Elmer Common Stock............      1,846      --             --             1,846
Net cash allocated to the Celera Genomics Group.....................    (21,721)     --             --           (21,721)
Other...............................................................      1,427      (1,440)        --               (13)
                                                                      ---------  -----------  ---------------  ---------
BALANCE AT JUNE 30, 1997............................................    317,738     193,252         (2,671)      508,319
                                                                                                               ---------
Comprehensive income
  Net income........................................................     --          60,425         --            60,425
  Other comprehensive loss, net of tax
    Foreign currency translation adjustments........................     --          --             (2,747)
    Minimum pension liability adjustment............................     --          --                354
    Unrealized loss on investments, net.............................     --          --             (4,449)
                                                                                              ---------------
  Other comprehensive loss..........................................     --          --             (6,842)       (6,842)
                                                                                                               ---------
Comprehensive income................................................     --          --             --            53,583
                                                                                                               ---------
Cash dividends declared on Perkin-Elmer Common Stock................     --         (31,604)        --           (31,604)
Shares issued under Perkin-Elmer Common Stock plans.................     39,143      (3,468)        --            35,675
Tax benefit related to Perkin-Elmer employee stock options..........      2,335      --             --             2,335
Perkin-Elmer restricted stock plan..................................      1,858        (136)        --             1,722
Elimination of PerSeptive results from July 1, 1997 to September 30,
  1997..............................................................     --           2,590         --             2,590
Net cash allocated to the Celera Genomics Group.....................     (8,200)     --             --            (8,200)
Other...............................................................     --            (286)        --              (286)
                                                                      ---------  -----------  ---------------  ---------
BALANCE AT JUNE 30, 1998............................................    352,874     220,773         (9,513)      564,134
                                                                      ---------  -----------  ---------------  ---------
Comprehensive income
  Net income........................................................     --          21,236         --            21,236
  Other comprehensive income, net of tax
    Foreign currency translation adjustments........................     --          --              6,197
    Unrealized loss on investments, net.............................     --          --             (4,012)
                                                                                              ---------------
  Other comprehensive income........................................     --          --              2,185         2,185
                                                                                                               ---------
Comprehensive income................................................     --          --             --            23,421
                                                                                                               ---------
Cash dividends declared on Perkin-Elmer Common Stock................     --          (8,396)        --            (8,396)
Shares issued under Perkin-Elmer Common Stock plans.................      7,986      (3,130)        --             4,856
Perkin-Elmer restricted stock plan..................................     (1,121)      1,207         --                86
Net cash allocated to Perkin-Elmer Celera Genomics Group............     (6,673)     --             --            (6,673)
                                                                      ---------  -----------  ---------------  ---------
BALANCE AT SEPTEMBER 30, 1998 (UNAUDITED)...........................  $ 353,066   $ 231,690      $  (7,328)    $ 577,428
                                                                      ---------  -----------  ---------------  ---------
                                                                      ---------  -----------  ---------------  ---------

SEE ACCOMPANYING NOTES TO THE PERKIN-ELMER GROUP COMBINED FINANCIAL STATEMENTS.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                    NOTE 1 ACCOUNTING POLICIES AND PRACTICES

BASIS OF PRESENTATION

    The Perkin-Elmer Corporation ("Perkin-Elmer" or the "Company") is comprised of three separate business segments: PE Biosystems, Analytical Instruments, and the recently formed Celera Genomics business. PE Biosystems manufactures and markets biochemical instrument systems and associated consumable products for life science research and related applications. Analytical Instruments manufactures and markets equipment and systems used for determining the composition and molecular structure of chemical substances, both organic and inorganic, and systems for data handling and data management. The Celera Genomics business was formed by the Company and Dr. J. Craig Venter of The Institute for Genomic Research for the purpose of generating and commercializing genomic information to accelerate the understanding of biological processes and assisting pharmaceutical, biotechnology and life science research entities.

    The Board of Directors (the "Board") of the Company has recommended shareholder approval of the Recapitalization Proposal that would result in The Perkin-Elmer Corporation merging with a subsidiary of The Perkin-Elmer Corporation, a new Delaware Corporation, and the issuance to stockholders in the merger of two new classes of common stock called The Perkin-Elmer Corporation-Perkin-Elmer Group Common Stock ("Perkin-Elmer Group Stock") and The Perkin-Elmer Corporation-Celera Genomics Group Common Stock ("Celera Genomics Stock"). Perkin-Elmer Group Stock is intended to reflect separately the performance of the established PE Biosystems' life sciences and Analytical Instruments businesses ("Perkin-Elmer Group"), and Celera Genomics Stock is intended to reflect separately the performance of the new Celera Genomics business ("Celera Genomics Group"). Each share of existing Perkin-Elmer Common Stock will be converted into one share of Perkin-Elmer Group Stock and 0.5 of a share of Celera Genomics Stock. As used herein, "Perkin-Elmer" or the "Company" means, with respect to events after the Recapitalization, the new Delaware company that will issue Perkin-Elmer Group Stock and Celera Genomics Stock.

    The combined financial statements of the Perkin-Elmer Group and the Celera Genomics Group (individually referred to as a "Group") comprise all of the accounts included in the corresponding consolidated financial statements of the Company. The separate Group combined financial statements give effect to the accounting policies that will be applicable upon implementation of the Recapitalization Proposal. The separate Perkin-Elmer Group and Celera Genomics Group combined financial statements have been prepared on a basis that management believes to be reasonable and appropriate and reflect (i) the financial position, results of operations, and cash flows of businesses that comprise each of the Groups, with all significant intragroup transactions and balances eliminated, (ii) in the case of the Celera Genomics Group combined financial statements, corporate assets and liabilities of the Company and related transactions identified with the Celera Genomics Group, including allocated portions of the Company's debt and selling, general and administrative costs, and (iii) in the case of the Perkin-Elmer Group's combined financial statements, all other corporate assets and liabilities and related transactions of the Company, including allocated portions of the Company's debt and selling, general and administrative costs. Intergroup transactions between the Perkin-Elmer Group and the Celera Genomics Group have not been eliminated in the Perkin-Elmer Group's combined financial statements.

    Holders of Perkin-Elmer Group Stock and Celera Genomics Stock will be stockholders of a single company. The Perkin-Elmer Group and the Celera Genomics Group are not separate legal entities. As a result, stockholders will continue to be subject to all of the risks associated with an investment in the Company and all of its businesses, assets, and liabilities. The issuance of Perkin-Elmer Group Stock and Celera Genomics Stock and the allocations of assets and liabilities between the Perkin-Elmer Group and the Celera Genomics Group will not result in a distribution or spin-off of any assets or liabilities of the Company or otherwise affect ownership of any assets or responsibility for the liabilities of the Company or any of its subsidiaries. The assets the Company attributes to one Group could be subject to the liabilities of the other Group, whether such liabilities arise from lawsuits, contracts or indebteness attributable to the other Group. If the Company is unable to satisfy one Group's liabilities out of assets attributed to it, the Company may be required to satisfy these liabilities with assets attributed to the other Group.

    Financial effects arising from one Group that affect the Company's results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other Group and the market price of the class of common stock relating to the other Group. Any net losses of the Perkin-Elmer Group or the Celera Genomics Group and dividends or distributions on, or repurchases of, Perkin-Elmer Group Stock or Celera Genomics Stock or repurchases of preferred stock or junior preferred stock of the Company will reduce the assets of the Company legally available for payment of dividends on Perkin-Elmer Group Stock.

    The management and allocation policies applicable to the preparation of the financial statements of the Perkin-Elmer Group and the Celera Genomics Group may be modified or rescinded, or additional policies may be adopted, at the sole discretion of the Board at any time without approval of the stockholders. The Perkin-Elmer Group's combined financial statements reflect the application of the management and allocation policies adopted by the Board to various corporate activities, as described below. The Perkin-Elmer Group's combined financial statements should be read in conjunction with the Company's consolidated financial statements.

FINANCING ACTIVITIES

    As a matter of policy, the Company manages most financial activities of the Perkin-Elmer Group and the Celera Genomics Group on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt and the issuance and repayment of any preferred stock. As the results of the Celera Genomics Group were not significant for any of the periods presented, all historical cash and debt balances for the periods presented have been allocated to the Perkin-Elmer Group.

    The Board has adopted the following financing policy which will affect the combined statements of the Perkin-Elmer Group and the Celera Genomics Group.

    The Company will allocate the Company's debt between the Perkin-Elmer Group and the Celera Genomics Group ("pooled debt") or, if the Company so determines, in its entirety to a particular Group. The Company will allocate preferred stock, if issued, in a similar manner.

    Cash allocated to one Group that is used to repay pooled debt or redeem pooled preferred stock will decrease such Group's allocated portion of the pooled debt or preferred stock. Cash or other property allocated to one Group that is transferred to the other Group will, if so determined by the Board, decrease the transferring Group's allocated portion of the pooled debt or preferred stock and, correspondingly, increase the recipient Group's allocated portion of the pooled debt or preferred stock.

    Pooled debt will bear interest for Group financial statement purposes at a rate equal to the weighted average interest rate of the debt calculated on a quarterly basis and applied to the average pooled debt balance during the period. Preferred stock, if issued and if pooled in a manner similar to the pooled debt, will bear dividends for Group financial statement purposes at a rate based on the weighted average dividend rate of the preferred stock similarly calculated and applied. Any expense related to increases in pooled debt or preferred stock will be reflected in the weighted average interest or dividend rate of such pooled debt or preferred stock as a whole.

    If the Company allocates debt for a particular financing in its entirety to one Group, that debt will bear interest for Group financial statement purposes at the rate determined by the Board. If the Company allocates preferred stock in its entirety to one Group, the Company will charge the dividend cost to that Group in a similar manner. If the interest or dividend cost is higher than the Company's actual cost, the other Group will receive a credit for an amount equal to the difference as compensation for the use of the Company's credit capacity. Any expense related to debt or preferred stock of the Company that is allocated in its entirety to a Group will be allocated in whole to that Group.

    Cash or other property that the Company allocates to one Group that is transferred to the other Group, could, if so determined by the Board, be accounted for either as a short-term loan or as a long-term loan. Short-term loans will bear interest at a rate equal to the weighted average interest rate of the Company's pooled debt. If the Company does not have any pooled debt, the Board will determine the rate of interest for such loan. The Board will establish the terms on which long-term loans between the Groups will be made, including interest rate, amortization schedule, maturity and redemption terms.

    Although the Company may allocate its debt and preferred stock between Groups, the debt and preferred stock will remain obligations of the Company and all stockholders of the Company will be subject to the risks associated with those obligations.

    In addition, cash allocated to the Perkin-Elmer Group may be contributed to the Celera Genomics Group in exchange for Celera Genomics Group Designated Shares.

ALLOCATION OF CORPORATE OVERHEAD AND ADMINISTRATIVE SHARED SERVICES

    A portion of the Company's corporate overhead (such as executive management, human resources, legal, accounting, auditing, tax, treasury, strategic planning and environmental services) has been allocated to the Perkin-Elmer Group based upon the use of services by that Group. A portion of the Company's costs of administrative shared services (such as information technology services) has been allocated in a similar manner. Where determination based on use alone is not practical, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the cost attributable to the Perkin-Elmer Group. The total of these allocations were $24.5 million, $31.2 million and $35.1 million in fiscal 1996, 1997, and 1998, respectively. It is not practicable to provide a detailed estimate of the expenses which would be recognized if the Perkin-Elmer Group were a separate legal entity.

ALLOCATION OF FEDERAL AND STATE INCOME TAXES

    The federal income taxes of the Company and its subsidiaries which own assets allocated between the Groups are determined on a consolidated basis. Consolidated federal income tax provisions and related tax payments or refunds will be allocated between the Groups based principally on the taxable income and tax credits directly attributable to each Group. Such allocations will reflect each Group's contribution (positive or negative) to the Company's consolidated federal taxable income and the consolidated federal tax liability and tax credit position. Tax benefits that cannot be used by the Group generating those benefits but can be used on a consolidated basis will be credited to the Group that generated such benefits. Intergroup transactions will be taxed as if each group were a stand alone Company. Tax benefits generated by the Celera Genomics Group, which then can be utilized on a consolidated basis, will be credited to
the Celera Genomics Group up to a maximum limit of $     million. The tax
benefit payable by the Perkin-Elmer Group to the Celera Genomics Group was $2.4 million at June 30, 1998.

    Had the Groups filed separate tax returns, the provision for income taxes and net income for each Group would not have differed from the amounts reported in the Groups' combined statements of operations for the years ended June 30, 1996, 1997, and 1998 or for the three-month periods ended September 30, 1997 and 1998. However, the amount of current and deferred taxes and taxes payable or refundable allocated to each Group in these historical combined financial statements may differ from those that would have been allocated to each Group had they filed separate income tax returns.

    Depending on the tax laws of the respective jurisdictions, state and local income taxes are calculated on either a consolidated or combined basis between the Groups based on their respective contribution to such consolidated or combined state taxable incomes. State and local income tax provisions and related tax payments or refunds which are determined on a separate corporation basis will be allocated between the Groups in a manner designed to reflect the respective contributions of the Groups to the Company's separate or local taxable income.

    The discussion of the Perkin-Elmer Group's income taxes (see Note 4) should be read in conjunction with the Company's consolidated financial statements and notes thereto.

DIVIDENDS

    For purposes of the historical combined financial statements of the Perkin-Elmer Group and the Celera Genomics Group, all dividends declared and paid by the Company have been allocated to the Perkin-Elmer Group. The Company initially intends to pay a dividend on Perkin-Elmer Group Stock but does not anticipate paying dividends on Celera Genomics Stock for the foreseeable future.

PRINCIPLES OF COMBINATION

    The Perkin-Elmer Group's combined financial statements have been prepared in accordance with generally accepted accounting principles and, taken together with the Celera Genomics Group's combined financial statements, comprise all the accounts included in the corresponding consolidated financial statements of the Company. The combined financial statements of each Group reflect the financial condition, results of operations, and cash flows of the businesses included therein. The combined financial statements of the Perkin-Elmer Group include the accounts or assets of the Company specifically allocated to the Perkin-Elmer Group. The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    On January 22, 1998, the Company acquired PerSeptive Biosystems, Inc. ("PerSeptive"). The acquisition has been accounted for as a pooling of interests and, accordingly, the Perkin-Elmer Group's financial results have been restated to include the combined operations (see Note 2). The Perkin-Elmer Group's fiscal year ended June 30 and PerSeptive's fiscal year ended September 30. The fiscal 1996 and 1997 Combined Statements of Operations combined the Perkin-Elmer Group's results of operations for the years ended June 30, 1996 and 1997 with PerSeptive's results of operations for the fiscal years ended September 30, 1996 and 1997, respectively. The fiscal 1998 Combined Statements of Operations combined the Perkin-Elmer Group's operating results for the year ended June 30, 1998 with PerSeptive's operating results for the nine months ended June 30, 1998 and the three months ended September 30, 1997 (PerSeptive's fiscal 1997 fourth quarter). In order to conform PerSeptive to a June 30 fiscal year-end in fiscal 1998, PerSeptive's results of operations for the three months ended September 30, 1997 have been included in the Perkin-Elmer Group's Combined Statements of Operations for the fiscal years ended June 30, 1997 and 1998.

RECENT ACCOUNTING STANDARDS

    During the first quarter of fiscal 1999, The Perkin-Elmer Group adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." The provisions of this statement require disclosure of total comprehensive income within the condensed financial statements of interim periods and additional disclosures of the components of comprehensive income on an annual basis. Total comprehensive income includes net income, foreign currency translation adjustments, unrealized gains and losses on available-for-sale investments, and minimum pension liability adjustment. The Perkin-Elmer Group presents such information in its Combined Statements of Group Equity and Comprehensive Income
(Loss) and Note 14.

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of the statement require the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Perkin-Elmer Group is required to implement the statement in the first quarter of fiscal 2000. Management is currently analyzing the statement to determine the impact, if any, on the combined financial statements.

EARNINGS PER SHARE

    Historical per share information is omitted from the Combined Statements of Operations because Perkin-Elmer Group Stock was not part of the capital structure of Perkin-Elmer for the periods presented. Following implementation of the Recapitalization Proposal, earnings per share for Perkin-Elmer Group Stock will reflect the terms of the new Delaware company's certificate of incorporation and will be computed in accordance with SFAS No.128, "Earnings per Share." Basic earnings per share will be computed by dividing net income for the period by the weighted average number of Perkin-Elmer Group Stock outstanding. Diluted earnings per share will be computed by dividing net income for the period by the weighted average number of Perkin-Elmer Group Stock outstanding including the dilutive effect of Perkin-Elmer Group Stock equivalents. Pro-forma earnings per share, reflecting Perkin-Elmer Group Stock issued under the Recapitalization Proposal, is presented in the Perkin-Elmer Group's Combined Statements of Operations.

FOREIGN CURRENCY

    Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated into U.S. dollars at the fiscal period-end exchange rates. The related translation adjustments are recorded as a separate component of Group equity. Foreign currency revenues and expenses are translated using monthly average exchange rates prevailing during the period. Foreign currency transaction gains and losses, as well as translation adjustments of foreign operations where the functional currency is the U.S. dollar, are included in net income.

DERIVATIVE FINANCIAL INSTRUMENTS

    The Company uses derivative financial instruments to offset exposure to market risks arising from changes in foreign currency exchange rates and interest rates. Derivative financial instruments currently utilized by the Company include foreign currency forward contracts, synthetic forward contracts, foreign currency options, and an interest rate swap (see Note 12). All historical combined financial statement amounts have been allocated to the Perkin-Elmer Group.

CASH, SHORT-TERM INVESTMENTS, AND MARKETABLE SECURITIES

    Cash equivalents consist of highly liquid debt instruments, time deposits, and certificates of deposit with original maturities of three months or less. Time deposits and certificates of deposit with original maturities of three months to one year are classified as short-term investments. Short-term investments, which include marketable securities, are recorded at cost, which generally approximates market value.

ACCOUNTS RECEIVABLE

    The Company periodically sells accounts receivable arising from business conducted in Japan. During fiscal 1996, 1997 and 1998, the Perkin-Elmer Group was allocated all cash proceeds received of $83.0 million, $82.9 million and $111.9 million, respectively, from the sale of such receivables. The Perkin-Elmer Group believes it has adequately provided for any risk of loss that may occur under these arrangements.

INVESTMENTS

    The equity method of accounting is used for investments in joint ventures that are 50% owned or less. Minority equity investments are classified as available-for-sale and carried at market value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

INVENTORIES

    Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Inventories at June 30, 1997 and 1998, and September 30, 1998, included the following components:

                                JUNE 30,
(DOLLAR AMOUNTS IN        --------------------
MILLIONS)                   1997       1998
------------------------  ---------  ---------   SEPTEMBER 30,
                                                     1998
                                                ---------------
                                                  (UNAUDITED)
Raw materials and
  supplies..............  $    40.3  $    62.6     $    59.4
Work-in-process.........       18.0       16.9          14.3
Finished products.......      156.3      160.5         183.5
                          ---------  ---------        ------
Total inventories.......  $   214.6  $   240.0     $   257.2
                          ---------  ---------        ------
                          ---------  ---------        ------

PROPERTY, PLANT, AND EQUIPMENT AND DEPRECIATION

    Property, plant and equipment are recorded at cost and consisted of the following at June 30, 1997 and 1998:

(DOLLAR AMOUNTS IN MILLIONS)             1997       1998
-------------------------------------  ---------  ---------
Land.................................  $    23.1  $    21.8
Buildings and leasehold
  improvements.......................      156.2      170.7
Machinery and equipment..............      266.8      314.8
                                       ---------  ---------
Property, plant and equipment, at
  cost...............................      446.1      507.3
Accumulated depreciation and
  amortization.......................      248.8      251.3
                                       ---------  ---------
Property, plant and equipment, net...  $   197.3  $   256.0
                                       ---------  ---------
                                       ---------  ---------

    Major renewals and improvements that significantly add to productive capacity or extend the life of an asset are capitalized. Repairs, maintenance and minor renewals, and improvements are expensed when incurred. Machinery and equipment included capitalized internal-use software, primarily related to the Company's worldwide strategic program to improve its information technology infrastructure, of $11.1 million and $77.0 million at June 30, 1997 and 1998, respectively.

    Provisions for depreciation of owned property, plant and equipment are based upon the expected useful lives of the assets and computed primarily by the straight-line method. Leasehold improvements are amortized over their estimated useful lives or the term of the applicable lease, whichever is less, using the straight-line method. Internal-use software costs are amortized primarily over the expected useful lives, not to exceed seven years.

CAPITALIZED SOFTWARE

    Internal software development costs incurred from the time technological feasibility of the software is established until the software is ready for its intended use are capitalized and included in other long-term assets. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred. The costs are amortized using the straight-line method over a maximum of three years or the expected life of the product, whichever is less. At June 30, 1997, capitalized software costs were not material. At June 30, 1998, capitalized software costs, net of accumulated amortization, were $9.0 million.

INTANGIBLE ASSETS

    The excess of purchase price over the net asset value of companies acquired is amortized on a straight-line method over periods not exceeding 40 years. Patents and trademarks are amortized using the straight-line method over their expected useful lives. At June 30, 1997 and 1998, and September 30, 1998 (unaudited), other long-term assets included goodwill, net of accumulated amortization, of $32.7 million, $84.5 million and $83.1 million, respectively. Accumulated amortization of goodwill was $14.0 million, $17.4 million, and $18.8 million at June 30, 1997 and 1998, and September 30, 1998 (unaudited), respectively.

ASSET IMPAIRMENT

    The Perkin-Elmer Group periodically reviews all long-lived assets for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Assets are written down to the net realizable value when the carrying costs exceed this amount. In fiscal 1996, the Perkin-Elmer Group recorded a cost of sales charge of $9.9 million for the impairment of certain production assets associated with the realignment of the product offerings of PerSeptive. In fiscal 1997, the Perkin-Elmer Group recorded a $7.5 million cost of sales charge to write-down $5.6 million of goodwill associated with the fiscal 1995 acquisition of Photovac Inc. and $1.9 million of other assets primarily associated with the Analytical Instruments Division. The impairment losses were determined based upon estimated future cash flows and fair values.

REVENUES

    Revenues are recorded at the time of shipment of products or performance of services. Revenues from service contracts are recorded as deferred service contract revenues and reflected in net revenues over the term of the contract, generally one year.

RESEARCH, DEVELOPMENT AND ENGINEERING

    Research, development and engineering costs are expensed when incurred.

SUPPLEMENTAL CASH FLOW INFORMATION

    All cash paid for interest and income taxes for the following periods was allocated to the Perkin-Elmer Group:

                                                         FOR THE
                                                    THREE MONTHS ENDED
                              FOR THE
                       YEARS ENDED JUNE 30,           SEPTEMBER 30,
(DOLLAR AMOUNTS   -------------------------------  --------------------
IN MILLIONS)        1996       1997       1998       1997       1998
----------------  ---------  ---------  ---------  ---------  ---------
                                                       (UNAUDITED)
Interest........  $     8.9  $     6.0  $     5.7  $     1.6  $      .6
Income taxes....  $    15.0  $    31.3  $    60.5  $    10.8  $     5.7

UNAUDITED INTERIM FINANCIAL STATEMENTS

    The accompanying unaudited combined interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the Securities and Exchange Commission's rules and regulations for interim reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Perkin-Elmer Group's management, the unaudited combined interim financial statements include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly such interim financial information.

                      NOTE 2 ACQUISITIONS AND DISPOSITIONS

PERSEPTIVE BIOSYSTEMS, INC.

    The merger (the "Merger") of Seven Acquisition Corp., a wholly-owned subsidiary of the Company, and PerSeptive was consummated on January 22, 1998. PerSeptive develops, manufactures, and markets an integrated line of proprietary consumable products and advanced instrumentation systems for the purification, analysis, and synthesis of biomolecules. As a result of the Merger, PerSeptive, which was the surviving corporation of the Merger, became a wholly-owned subsidiary of the Company on that date. Each outstanding share of PerSeptive common stock was converted into shares of the Company's common stock at an exchange ratio equal to 0.1926. Accordingly, the Company issued 4.6 million shares of its common stock for all outstanding shares of PerSeptive common stock. Each outstanding option and warrant for shares of PerSeptive common stock was converted into options and warrants for the number of shares of the Company's common stock that would have been received if such options and warrants had been exercised immediately prior to the effective time of the Merger. All shares of Series A Redeemable Convertible Preferred Stock of PerSeptive outstanding immediately prior to the effective time of the Merger were converted in accordance with their terms into shares of PerSeptive common stock which were then converted into shares of the Company's common stock. As a result of the Merger, PerSeptive's 8 1/4% Convertible Subordinated Notes Due 2001 (the "PerSeptive Notes") became convertible into shares of the Company's common stock. On March 23, 1998, the Company redeemed the PerSeptive Notes for a total of $26.1 million representing $24.7 million of principal and $1.4 million of accrued interest and premium relating to the PerSeptive Notes. Additionally, $2.5 million of the principal amount of the PerSeptive Notes was converted by the holders thereof into 35,557 shares of the Company's common stock.

    The Merger qualified as a tax-free reorganization and has been accounted for as a pooling of interests. Accordingly, the Perkin-Elmer Group financial results have been restated to include the combined operations.

    Combined and separate results of the Perkin-Elmer Group and PerSeptive during the periods preceding the Merger were as follows:

                                   PERKIN-
                                    ELMER       PER-
(DOLLAR AMOUNTS IN MILLIONS)        GROUP      SEPTIVE       ADJ.       COMBINED
--------------------------------  ---------  -----------      ---      -----------
Fiscal year ended June 30, 1996:
Net revenues....................  $ 1,162.9   $    86.1                 $ 1,249.0
Net income (loss)...............  $    13.9   $   (50.4)                $   (36.5)

Fiscal year ended June 30, 1997:
Net revenues....................  $ 1,276.8   $    96.5                 $ 1,373.3
Net income......................  $   141.0   $    15.2                 $   156.2

Six months ended December 31,
  1997 (unaudited):
Net revenues....................  $   639.3   $    52.6                 $   691.9
Net income (loss)...............  $    32.8   $    (5.4)   $      .6    $    28.0

    The adjustment for the six months ended December 31, 1997 reflects the inclusion of PerSeptive's operating results within the Company's consolidated tax provision. There were no material intercompany transactions between the Perkin-Elmer Group and PerSeptive during any period presented.

TECAN AG

    The Company acquired a 14.5% interest and approximately 52% of the voting rights in Tecan AG ("Tecan") in December 1997. Tecan is a world leader in the development and manufacturing of automated sample processors, liquid handling systems, and microplate photometry. Used in research, industrial, and clinical markets, these products provide automated solutions for pharmaceutical drug discovery, molecular biology, genomic testing, and clinical diagnostics. The acquisition cost was $53.2 million in cash and was accounted for as a purchase with a minority interest of $41.3 million. The excess purchase price over the fair market value of the underlying assets was $46.2 million and is being amortized over fifteen years.

MOLECULAR INFORMATICS, INC.

    During the second quarter of fiscal 1998, the Company acquired Molecular Informatics, Inc. ("Molecular Informatics"), a leader in the development of infrastructure software for the pharmaceutical, biotechnology, and agrochemical industries as well as for applied markets such as forensics and human identification. The acquisition cost was $53.9 million and was accounted for as a purchase. In connection with the acquisition, $28.9 million of purchased in-process research and development expense was allocated to the Perkin-Elmer Group and $24.7 million was allocated to goodwill and other intangible assets. Goodwill of $9.0 million is being amortized over ten years, and other intangible assets of $15.7 million are being amortized over periods of four to seven years.

BIOMETRIC IMAGING, INC.

    During fiscal 1998, the Company acquired a minority equity interest in Biometric Imaging, Inc. for $4.0 million. The Company and Biometric Imaging are collaborating on the development and manufacturing of a high-throughput screening system for use by pharmaceutical research companies to accelerate the drug discovery process. The Company received exclusive worldwide marketing rights for products developed for that market. Biometric Imaging products are designed to help ensure the integrity of transfused products, optimize cell therapy procedures, and monitor disease progression and the efficacy of therapy.

OTHER ACQUISITIONS

    During the fourth quarter of fiscal 1998, the Company made a minority equity investment of $2.5 million in ACLARA BioSciences, Inc. The companies are collaborating on the development of advanced genetic analysis systems.

    The Company entered into a strategic partnership with Hyseq, Inc., acquiring a minority equity interest for an initial cash investment of $5.0 million, during the fourth quarter of fiscal 1997. Hyseq, Inc. applies proprietary DNA array technology to develop gene-based therapeutic product candidates and diagnostic products and tests. In the first quarter of fiscal 1998, the Company increased its investment by $5.0 million.

    The Company acquired Linkage Genetics, Inc., a provider of genetic services in the agriculture industry, during the fourth quarter of fiscal 1997. The cash acquisition cost of $1.4 million was accounted for as a purchase. The entire acquisition cost was expensed as purchased in-process research and development.

    In fiscal 1996, the Company acquired Zoogen, Inc., a leading provider of genetic analysis services; Tropix, Inc., a world leader in the development, manufacture, and sale of chemiluminescent detection technology and a minority equity interest in Paracel, Inc., a provider of information filtering technologies for a total cost, net of cash acquired, of $42.5 million. In connection with these and other life science acquisitions, the Perkin-Elmer Group was allocated $33.9 million of purchased in-process research and development expensed in fiscal 1996.

    The net assets and results of operations for the above acquisitions accounted for under the purchase method have been included in the combined financial statements of the Perkin-Elmer Group since the date of each acquisition. The pro forma effect of these acquisitions, individually or in the aggregate, on the Perkin-Elmer Group's combined financial statements was not significant.

DISPOSITIONS
    MILLENNIUM PHARMACEUTICALS, INC.

    During fiscal 1998, the Perkin-Elmer Group recorded a before-tax gain of $1.6 million in connection with the release of previously existing contingencies on shares of Millennium Pharmaceuticals, Inc. ("Millennium") common stock. During fiscal 1997, the Company sold approximately 50% of its investment in Millennium and allocated the before-tax gain of $27.5 million associated with the sale to the Perkin-Elmer Group. The gain included $25.9 million from the Company's exchange of a 34% equity interest in ChemGenics Pharmaceuticals, Inc. for an approximate 6% equity interest in Millennium.

    ETEC SYSTEMS, INC.

    In fiscal 1997, the Company completed the sale of its entire equity interest in Etec Systems, Inc. Before-tax gains of $11.7 million and $37.4 million were allocated to the Perkin-Elmer Group for fiscal 1996 and 1997, respectively. Net cash proceeds from the sales were $16.6 million and $45.8 million for fiscal 1996 and 1997, respectively.

                        NOTE 3 DEBT AND LINES OF CREDIT

    All historical debt activity has been allocated to the Perkin-Elmer Group. Loans payable and long-term debt at June 30, 1997 and 1998 and September 30, 1998 are summarized below:

                              JUNE 30,
(DOLLAR AMOUNTS IN      --------------------
MILLIONS)                 1997       1998
----------------------  ---------  ---------   SEPTEMBER 30,
                                                   1998
                                              ---------------
                                                (UNAUDITED)
Loans payable:
Short-term loans......  $    23.1  $    12.1     $    58.8
Current portion of
  convertible
  subordinated
  notes...............        6.8
                        ---------  ---------         -----
Total loans payable...  $    29.9  $    12.1     $    58.8
                        ---------  ---------         -----
                        ---------  ---------         -----

Long-term debt:
Yen loan..............  $    33.6  $    27.0     $    28.0
Convertible
  subordinated
  notes...............       20.4
Other.................        5.2        6.7           1.7
                        ---------  ---------         -----
Total long-term
  debt................  $    59.2  $    33.7     $    29.7
                        ---------  ---------         -----
                        ---------  ---------         -----

    The weighted average interest rates at June 30, 1997 and 1998, and September 30, 1998 (unaudited) for loans payable were 3.6% and 1.8%, and 4.3% respectively.

    On March 23, 1998, the Company redeemed PerSeptive's 8 1/4% convertible subordinated notes (see Note 2).

    During the third quarter of fiscal 1997, the Company replaced its Yen 2.8 billion loan, which matured in February 1997, with a Yen 3.8 billion variable rate long-term loan which matures in March 2002. Through an interest rate swap agreement (see Note 12), the effective interest rate for the new loan is 2.1% compared with 3.3% for the previous loan.

    On June 1, 1994, the Company entered into a $100 million three year revolving credit agreement. The agreement was amended in fiscal 1996 to extend the maturity an additional three years to June 1, 2000. Commitment and facility fees are based on leverage and interest coverage ratios. Interest rates on amounts borrowed vary depending on whether borrowings are undertaken in the domestic or Eurodollar markets. There were no borrowings under the facility at June 30, 1997 or 1998.

    At June 30, 1998, and September 30, 1998, the Company had unused credit facilities for short-term borrowings from domestic and foreign banks in various currencies totaling $343 million and $313 million, respectively.

    Under various debt and credit agreements, the Company is required to maintain certain minimum net worth and interest coverage ratios.

    There are no maturities of long-term debt scheduled for fiscal 1999, 2000, 2001, or 2003. The Yen 3.8 billion loan matures in fiscal 2002.
                              NOTE 4 INCOME TAXES

    Income (loss) before income taxes for fiscal 1996, 1997, and 1998 is summarized below:

(DOLLAR AMOUNTS IN
MILLIONS)                    1996       1997       1998
-------------------------  ---------  ---------  ---------
United States............  $   (28.5) $   147.0  $     2.4
Foreign..................       13.5       51.6      104.5
                           ---------  ---------  ---------
Total....................  $   (15.0) $   198.6  $   106.9
                           ---------  ---------  ---------
                           ---------  ---------  ---------

    The provision for income taxes includes the Perkin-Elmer Group's allocated portion of income taxes currently payable and those deferred because of differences between the financial statement and tax bases of assets and liabilities. The Perkin-Elmer Group's provision for income taxes consists of the following:

    (DOLLAR AMOUNTS IN
         MILLIONS)             1996       1997       1998
---------------------------  ---------  ---------  ---------
Currently payable:
Domestic...................  $    10.4  $    56.4  $     2.3
Foreign....................       24.3       23.8       25.6
                             ---------  ---------  ---------
Total currently payable....       34.7       80.2       27.9
                             ---------  ---------  ---------
Deferred:
Domestic...................       (4.4)     (41.0)      11.0
Foreign....................       (8.7)       3.2        1.9
                             ---------  ---------  ---------
Total deferred.............      (13.1)     (37.8)      12.9
                             ---------  ---------  ---------
Total provision for income
  taxes....................  $    21.6  $    42.4  $    40.8
                             ---------  ---------  ---------
                             ---------  ---------  ---------

    Of the amounts currently payable, $.2 million and $2.4 million were payable to the Celera Genomics Group at June 30, 1997 and 1998, respectively.

    Significant components of deferred tax assets and liabilities at June 30, 1997 and 1998 are summarized below:

(DOLLAR AMOUNTS IN MILLIONS)           1997       1998
-----------------------------------  ---------  ---------
Deferred tax assets:
Intangibles........................  $     6.4  $     5.8
Inventories........................        8.4        7.9
Postretirement and postemployment
  benefits.........................       35.7       35.0
Other reserves and accruals........       54.3       40.0
Tax credit and loss
  carryforwards....................       50.9       50.1
                                     ---------  ---------
Subtotal...........................      155.7      138.8
Valuation allowance................      (78.6)     (71.7)
                                     ---------  ---------
Total deferred tax assets..........       77.1       67.1
                                     ---------  ---------
Deferred tax liabilities:
Inventories........................         .5         .5
Millennium equity transaction......        4.3
Other reserves and accruals........        6.1        7.9
                                     ---------  ---------
Total deferred tax liabilities.....       10.9        8.4
                                     ---------  ---------
Total deferred tax assets, net.....  $    66.2  $    58.7
                                     ---------  ---------
                                     ---------  ---------

    A reconciliation of the federal statutory tax to the Perkin-Elmer Group's tax provision for fiscal 1996, 1997, and 1998 is set forth in the following table:

    (DOLLAR AMOUNTS IN
         MILLIONS)             1996       1997       1998
---------------------------  ---------  ---------  ---------
Federal statutory rate.....        35%        35%        35%
                             ---------  ---------  ---------
Tax at federal statutory
  rate.....................  $    (5.2) $    69.5  $    37.4
State income taxes (net of
  federal benefit).........       (1.5)        .2         .3
Effect on income from
  foreign operations.......       14.7       42.6        6.7
Effect on income from
  foreign sales
  corporation..............       (3.2)      (4.8)      (7.5)
Acquired research and
  development..............       11.9         .5       10.1
Restructuring and other
  merger costs.............                              5.2
Domestic temporary
  differences for which
  benefit is recognized....      (12.7)     (60.6)     (11.1)
Benefit of loss not
  recognized/(utilization
  of net operating
  losses)..................       16.9       (7.6)
Other......................         .7        2.6        (.3)
                             ---------  ---------  ---------
Total provision for income
  taxes....................  $    21.6  $    42.4  $    40.8
                             ---------  ---------  ---------
                             ---------  ---------  ---------

    At June 30, 1998, the Perkin-Elmer Group had an allocated U.S. alternative minimum tax credit carryforward of $4.9 million with an indefinite carryforward period. The Company's subsidiary, PerSeptive, has domestic loss carryforwards of approximately $64 million that will expire between the years 2003 and 2012 which have also been allocated to the Perkin-Elmer Group. The amount of these net operating loss carryforwards that can be utilized annually to offset future taxable income or tax liability has been limited under the Internal Revenue Code as a result of the acquisition. The Perkin-Elmer Group also has been allocated loss carryforwards of approximately $38 million in various foreign countries with varying expiration dates.

    U.S. income taxes have not been provided on approximately $144 million of net unremitted earnings from foreign subsidiaries since the Company intends to permanently reinvest substantially all of such earnings in the operations of the subsidiaries. These earnings include income from manufacturing operations in Singapore, which is tax exempt through the year 2004. In those instances where the Company expects to remit earnings, the effect on the Perkin-Elmer Group's results of operations, after considering available tax credits and amounts previously accrued, was not significant.

    The Company and its subsidiaries are subject to tax examinations in various U.S. and foreign jurisdictions. The Company believes that adequate tax payments have been made and adequate accruals have been recorded for all years.

                      NOTE 5 RETIREMENT AND OTHER BENEFITS

PENSION PLANS

    The Company maintains or sponsors pension plans that cover substantially all worldwide employees. Pension benefits earned are generally based on years of service and compensation during active employment. However, the level of benefits and terms of vesting vary among the plans. Pension plan assets are administered by trustees and are principally invested in equity and fixed income securities. The funding of pension plans is determined in accordance with statutory funding requirements. As the pension activity attributable to the Celera Genomics Group was not material for the three years ended June 30, 1998, all pension amounts recognized in the Company's Statements of Financial Position have been allocated to the Perkin-Elmer Group.

    The total worldwide pension expense for all employee pension plans was $15.2 million, $15.1 million, and $14.0 million for fiscal 1996, 1997, and 1998, respectively. The components of net pension expense are set forth in the following table:

(DOLLAR AMOUNTS IN MILLIONS)      1996       1997       1998
------------------------------  ---------  ---------  ---------
Domestic Plans:
Service cost..................  $     7.6  $     8.0  $     9.0
Interest cost.................       33.0       37.0       41.3
Actual return on assets.......      (32.1)     (35.6)     (40.5)
Net amortization and
  deferral....................       (1.4)      (1.0)      (1.8)
                                ---------  ---------  ---------
Net pension expense...........  $     7.1  $     8.4  $     8.0
                                ---------  ---------  ---------
                                ---------  ---------  ---------
Foreign Plans:
Service cost..................  $     3.2  $     2.7  $     2.7
Interest cost.................        6.7        6.3        5.9
Actual return on assets.......       (4.0)      (3.5)      (5.7)
Net amortization and
  deferral....................        2.2        1.2        3.1
                                ---------  ---------  ---------
Net pension expense...........  $     8.1  $     6.7  $     6.0
                                ---------  ---------  ---------
                                ---------  ---------  ---------

    The following table sets forth the funded status of the plans and amounts recognized in the Perkin-Elmer Group Combined Statements of Financial Position at June 30, 1997 and 1998:

                                                  DOMESTIC PLANS
                                    ------------------------------------------
                                       ASSETS EXCEED      ACCUMULATED BENEFITS
                                    ACCUMULATED BENEFITS     EXCEED ASSETS
                                    --------------------  --------------------
(DOLLAR AMOUNTS IN MILLIONS)          1997       1998       1997       1998
----------------------------------  ---------  ---------  ---------  ---------
Plan assets at fair value.........  $   474.2  $   559.4  $  --      $  --
Projected benefit obligation......      475.0      544.5       10.7       12.2
                                    ---------  ---------  ---------  ---------
Plan assets greater (less) than
  projected benefit obligation....        (.8)      14.9      (10.7)     (12.2)
Unrecognized items:
  Net actuarial loss..............       43.3       33.4        1.7        2.8
  Prior service cost..............       (5.5)      (4.7)       3.0        2.6
  Net transition (asset)
    obligation....................       (7.2)      (4.8)        .5         .4
Minimum pension liability
  adjustment......................                             (3.8)      (4.1)
                                    ---------  ---------  ---------  ---------
Prepaid (accrued) pension
  expense.........................  $    29.8  $    38.8  $    (9.3) $   (10.5)
                                    ---------  ---------  ---------  ---------
                                    ---------  ---------  ---------  ---------
Actuarial present value of
  accumulated benefits............  $   470.2  $   530.4  $     9.3  $    10.5
Accumulated benefit obligation
  related to vested benefits......  $   461.7  $   522.0  $     8.0  $     9.5

    A minimum pension liability adjustment is required when the actuarial present value of accumulated benefits exceeds plan assets and accrued pension liabilities. The minimum liability adjustment, less allowable intangible assets, net of tax benefit, is reported as a reduction of shareholders' equity and totaled $.7 million and $.4 million at June 30, 1997 and 1998, respectively.

                                                   FOREIGN PLANS
                                     ------------------------------------------
                                        ASSETS EXCEED      ACCUMULATED BENEFITS
                                     ACCUMULATED BENEFITS     EXCEED ASSETS
                                     --------------------  --------------------
(DOLLAR AMOUNTS IN MILLIONS)           1997       1998       1997       1998
-----------------------------------  ---------  ---------  ---------  ---------
Plan assets at fair value..........  $    32.0  $    36.2  $  --      $  --
Projected benefit obligation.......       30.3       36.9       64.9       62.0
Plan assets greater (less) than
  projected benefit obligation.....        1.7        (.7)     (64.9)     (62.0)
Unrecognized items:
  Net actuarial (gain) loss........        3.2        6.6       (2.5)      (5.1)
  Prior service cost...............        1.5        1.3
  Net transition (asset)
    obligation.....................       (1.9)      (1.5)       4.0        3.4
                                     ---------  ---------  ---------  ---------
Prepaid (accrued) pension expense..  $     4.5  $     5.7  $   (63.4) $   (63.7)
                                     ---------  ---------  ---------  ---------
                                     ---------  ---------  ---------  ---------
Actuarial present value of
  accumulated benefits.............  $    28.0  $    33.7  $    56.1  $    55.3
Accumulated benefit obligation
  related to vested benefits.......  $    27.8  $    33.6  $    52.5  $    52.4

    The following actuarial assumptions were used in accounting for the defined benefit plans:

                              1997         1998
                           -----------  -----------
Domestic Plans
Assumptions:
  Discount rate..........       8 1/2%           8%
  Compensation increase..           4%           4%
  Long-term rate of            8 1/2 -      8 1/2 -
    return...............       9 1/4%       9 1/4%

Foreign Plans
Assumptions:
                                            5 1/2 -
  Discount rate                 6 - 8%       6 3/4%
                               3 1/2 -      3 1/2 -
  Compensation increase..       4 1/2%       4 1/2%
  Long-term rate of            6 1/2 -      6 1/2 -
    return...............       9 1/2%       9 1/2%

SAVINGS PLAN

    The Company provides a 401(k) savings plan, for most domestic employees, with automatic Company contributions of 2% of eligible compensation and a dollar-for-dollar matching contribution of up to 4% of eligible compensation. Company contributions to this plan of $7.4 million, $9.6 million, and $10.7 million for fiscal 1996, 1997, and 1998, respectively, were allocated to the Perkin-Elmer Group. Amounts attributable to the Celera Genomics Group activity were not material.

RETIREE HEALTH CARE AND LIFE INSURANCE BENEFITS

    The Company provides certain health care and life insurance benefits to domestic employees hired prior to January 1, 1993, who retire and satisfy certain service and age requirements. Generally, medical coverage pays a stated percentage of most medical expenses, reduced for any deductible and for payments made by Medicare or other group coverage. The cost of providing these benefits is shared with retirees. The plan is unfunded. As only a limited number of the Celera Genomic Group employees were eligible for these benefits, the amounts of which were not material, the postretirement liability has been allocated to the Perkin-Elmer Group.

    The following table sets forth the accrued postretirement benefit liability recognized in the Perkin-Elmer Group Combined Statements of Financial Position at June 30, 1997 and 1998:

(DOLLAR AMOUNTS IN MILLIONS)               1997       1998
---------------------------------------  ---------  ---------
Actuarial present value of
  postretirement benefit obligation
Retirees...............................  $    60.6  $    60.7
Fully eligible active participants.....        1.0        1.4
Other active participants..............        9.7       10.3
                                         ---------  ---------
Accumulated postretirement benefit
  obligation (APBO)....................       71.3       72.4
Unrecognized net gain..................       24.4       21.5
                                         ---------  ---------
Accrued postretirement benefit
  liability............................  $    95.7  $    93.9
                                         ---------  ---------
                                         ---------  ---------

    The net postretirement benefit cost for fiscal 1997 and 1998 included the following components:

(DOLLAR AMOUNTS IN MILLIONS)                1997       1998
----------------------------------------  ---------  ---------
Service cost............................  $      .6  $      .6
Interest cost...........................        5.8        5.7
Amortization of unrecognized gain.......       (1.3)      (1.4)
                                          ---------  ---------
Net postretirement benefit cost.........  $     5.1  $     4.9
                                          ---------  ---------
                                          ---------  ---------

    The discount rate used in determining the APBO was 8.5% in fiscal 1997 and 8% in fiscal 1998. The assumed health care cost trend rate used for measuring the APBO was divided into two categories:

                                             1997         1998
                                             -----        -----
Participants under age 65...............        10.3%         9.6%
Participants age 65 and over............         7.7%         7.4%

    Both rates were assumed to decline to 5.5% over eight and seven years in fiscal 1997 and 1998, respectively.

    If the health care cost trend rate were increased 1%, the APBO, as of June 30, 1998, would have increased 11%. The effect of this change on the aggregate of service and interest cost for fiscal 1998 would be an increase of 10%.

POSTEMPLOYMENT BENEFITS

    The Company provides certain postemployment benefits to eligible employees. These benefits generally include severance, disability, and medical-related costs paid after employment but before retirement.

                          NOTE 6 BUSINESS SEGMENTS AND
                          GEOGRAPHIC AREA INFORMATION

BUSINESS SEGMENTS

    The Perkin-Elmer Group is comprised of two separate business segments: PE Biosystems and Analytical Instruments. PE Biosystems includes PE Applied Biosystems, PerSeptive, Molecular Informatics, Tropix, and Tecan. The Perkin-Elmer Group manufactures and markets biochemical instrument systems and associated consumable products for life science research and related applications. These automated systems are used for synthesis, amplification, purification, isolation, analysis, and sequencing of nucleic acids, proteins, and other biological molecules.

    Analytical Instruments manufactures and markets equipment and systems used for determining the composition and molecular structure of chemical substances, both organic and inorganic, and systems for data handling and data management. Through a joint venture, the Company manufactures mass spectrometry instrument systems sold in the PE Biosystems segment and Analytical Instruments segments.

GEOGRAPHIC AREAS

    Revenues between geographic areas are primarily comprised of the sale of products by the Perkin-Elmer Group's manufacturing units. The revenues reflect the rules and regulations of the respective governing tax authorities. Net revenues and operating profits are reported in the region of destination. Operating income is determined by deducting from net revenues the related costs and operating expenses attributable to the region. Research, development and engineering expenses are reflected in the area where the activity was performed. Other expenses includes allocated corporate overhead and administrative shared services. Identifiable assets include all assets directly identified with those geographic areas. Other includes cash and short-term investments, deferred tax assets, property, plant, and equipment, and other assets that are corporate in nature.

    Export net revenues for fiscal 1996, 1997, and 1998 were $50.0 million, $51.3 million, and $50.7 million, respectively.

BUSINESS SEGMENTS

                                                                                ANALYTICAL
(DOLLAR AMOUNTS IN MILLIONS)                                     PE BIOSYSTEMS  INSTRUMENTS    OTHER     COMBINED
---------------------------------------------------------------  -------------  -----------  ---------  -----------
1996
Net revenues...................................................    $   618.4     $   630.6   $  --       $ 1,249.0
                                                                      ------    -----------  ---------  -----------
Segment income (loss)..........................................    $   107.2     $    28.7   $   (24.5)  $   111.4
Restructuring charge...........................................        (17.5)        (71.6)                  (89.1)
Acquired research and development..............................        (33.9)                                (33.9)
Impairment of assets...........................................         (9.9)                                 (9.9)
                                                                      ------    -----------  ---------  -----------
  Operating income (loss)......................................    $    45.9     $   (42.9)  $   (24.5)  $   (21.5)
                                                                      ------    -----------  ---------  -----------
Identifiable assets............................................    $   435.6     $   401.6   $   225.8   $ 1,063.0
Capital expenditures...........................................    $    30.1     $    13.6   $      .6   $    44.3
Depreciation and amortization..................................    $    22.7     $    28.7   $      .4   $    51.8

1997
Net revenues...................................................    $   749.2     $   624.1   $  --       $ 1,373.3
                                                                      ------    -----------  ---------  -----------
Segment income (loss)..........................................    $   125.9     $    56.1   $   (31.2)  $   150.8
Restructuring charge...........................................                      (13.0)                  (13.0)
Acquired research and development..............................         (1.4)                                 (1.4)
Impairment of assets...........................................          (.7)         (6.8)                   (7.5)
                                                                      ------    -----------  ---------  -----------
  Operating income (loss)......................................    $   123.8     $    36.3   $   (31.2)  $   128.9
                                                                      ------    -----------  ---------  -----------
Identifiable assets............................................    $   502.6     $   384.5   $   350.2   $ 1,237.3
Capital expenditures...........................................    $    42.1     $    14.1   $    13.6   $    69.8
Depreciation and amortization..................................    $    23.5     $    18.6   $     1.7   $    43.8

1998
Net revenues...................................................    $   921.5     $   609.4   $  --       $ 1,530.9
                                                                      ------    -----------  ---------  -----------
Segment income (loss)..........................................    $   157.0     $    57.4   $   (36.7)  $   177.7
Restructuring and other merger costs...........................        (48.1)                                (48.1)
Acquired research and development..............................        (28.9)                                (28.9)
                                                                      ------    -----------  ---------  -----------
  Operating income (loss)......................................    $    80.0     $    57.4   $   (36.7)  $   100.7
                                                                      ------    -----------  ---------  -----------
Identifiable assets............................................    $   714.9     $   426.0   $   189.3   $ 1,330.2
Capital expenditures...........................................    $    72.6     $    42.9   $     1.2   $   116.7
Depreciation and amortization..................................    $    33.1     $    17.7   $     1.9   $    52.7

GEOGRAPHIC AREAS

                                                     UNITED                  FAR        OTHER
(DOLLAR AMOUNTS IN MILLIONS)                         STATES     EUROPE      EAST      COUNTRIES     OTHER     COMBINED
--------------------------------------------------  ---------  ---------  ---------  -----------  ---------  -----------
1996
Total revenues....................................  $   529.7  $   606.7  $   365.2   $    79.3   $  --       $ 1,580.9
Transfers between geographic areas................      (60.6)    (128.8)    (124.6)      (17.9)                 (331.9)
                                                    ---------  ---------  ---------  -----------  ---------  -----------
Revenues to unaffiliated customers................  $   469.1  $   477.9  $   240.6   $    61.4   $           $ 1,249.0
                                                    ---------  ---------  ---------  -----------  ---------  -----------
Income (loss).....................................  $   (18.1) $    73.7  $    70.9   $     9.4   $   (24.5)  $   111.4
Restructuring charge..............................      (29.9)     (59.2)                                         (89.1)
Acquired research and development.................      (33.9)                                                    (33.9)
Impairment of assets..............................       (9.9)                                                     (9.9)
                                                    ---------  ---------  ---------  -----------  ---------  -----------
  Operating income (loss).........................  $   (91.8) $    14.5  $    70.9   $     9.4   $   (24.5)  $   (21.5)
                                                    ---------  ---------  ---------  -----------  ---------  -----------
Identifiable assets...............................  $   433.5  $   269.7  $   103.4   $    30.6   $   225.8   $ 1,063.0

1997
Total revenues....................................  $   599.3  $   663.6  $   407.7   $    83.5   $  --       $ 1,754.1
Transfers between geographic areas................      (67.2)    (144.6)    (147.3)      (21.7)                 (380.8)
                                                    ---------  ---------  ---------  -----------  ---------  -----------
Revenues to unaffiliated customers................  $   532.1  $   519.0  $   260.4   $    61.8   $           $ 1,373.3
                                                    ---------  ---------  ---------  -----------  ---------  -----------
Income (loss).....................................  $     3.7  $   101.3  $    68.6   $     8.4   $   (31.2)  $   150.8
Restructuring charge..............................       (5.2)      (5.9)       (.9)       (1.0)                  (13.0)
Acquired research and development.................       (1.4)                                                     (1.4)
Impairment of assets..............................       (1.9)                             (5.6)                   (7.5)
                                                    ---------  ---------  ---------  -----------  ---------  -----------
  Operating income (loss).........................  $    (4.8) $    95.4  $    67.7   $     1.8   $   (31.2)  $   128.9
                                                    ---------  ---------  ---------  -----------  ---------  -----------
Identifiable assets...............................  $   461.1  $   280.2  $   117.1   $    28.7   $   350.2   $ 1,237.3

1998
Total revenues....................................  $   732.4  $   679.7  $   419.2   $   103.6   $  --       $ 1,934.9
Transfers between geographic areas................      (81.7)    (132.6)    (157.1)      (32.6)                 (404.0)
                                                    ---------  ---------  ---------  -----------  ---------  -----------
Revenues to unaffiliated customers................  $   650.7  $   547.1  $   262.1   $    71.0   $           $ 1,530.9
                                                    ---------  ---------  ---------  -----------  ---------  -----------
Income (loss).....................................  $    33.3  $   108.9  $    65.6   $     6.6   $   (36.7)  $   177.7
Restructuring and other merger costs..............      (26.2)     (21.7)       (.2)                              (48.1)
Acquired research and development.................      (28.9)                                                    (28.9)
                                                    ---------  ---------  ---------  -----------  ---------  -----------
  Operating income (loss).........................  $   (21.8) $    87.2  $    65.4   $     6.6   $   (36.7)  $   100.7
                                                    ---------  ---------  ---------  -----------  ---------  -----------
Identifiable assets...............................  $   626.2  $   377.6  $   100.4   $    36.7   $   189.3   $ 1,330.2

                      NOTE 7 GROUP EQUITY AND NOTE PAYABLE

    Perkin-Elmer Group stock will represent a separate class of the new Delaware company's common stock if the Company's Recapitalization Proposal is approved. Additional Perkin-Elmer Group Stock may be issued from time to time upon exercise of stock options or at the discretion of the Company's Board.

NOTE PAYABLE TO THE CELERA GENOMICS GROUP

    The Company intends to allocate to the Celera Genomics Group a note payable of the Perkin-Elmer Group. The Company believes its capital resources and the cash flows of the Perkin-Elmer Group will be sufficient to fund the note payable to the Celera Genomics Group and to maintain and support the growth requirements of the Perkin-Elmer Group's current operations.

SHAREHOLDERS' PROTECTION RIGHTS PLAN

    The Company has a Shareholder's Protection Rights Plan (the "Original Rights Agreement") designed to protect shareholders against abusive takeover tactics by issuing Participating Preferred Stock Purchase Rights (the "Original Rights") for each share of existing common stock. Each Original Right entitles the holder to buy one one-hundredth of a newly issued share of participating preferred stock having economic and voting terms similar to those of one share of existing common stock at an exercise price of $90, subject to adjustment.

    The Original Rights are exercisable only if a person or a group acquires 20% of more of the Company's existing common stock or commences a tender offer for 20% or more of the Company's existing common stock. Before that time, the rights trade with the common stock, but thereafter they become separately tradeable.

    Upon exercise, each Original Right entitles the holder to purchase a number of shares of preferred stock of the Company having a market value of two times the exercise price. If the Company is acquired in a merger or other business combination, each Original Right will entitle the holder to purchase at the then exercise price a number of shares of common stock of the acquiring company having a market value of two times such exercise price. If any person or group acquires between 20% and 50% of the Company's shares, the Company's Board may, at its option, exchange one share of the Company's existing common stock for each Original Right. The Original Rights are redeemable at the Company's option at one cent per right prior to a person or group becoming an acquiring person.

    If the Recapitalization Proposal is approved by stockholders and implemented by the Board, the Company will redeem prior to the effective time, the Original Rights at a redemption price of $0.01 per Original Right. In addition, the Board will adopt a new rights agreement (the "New Rights Agreement"), substantially similar to the Original Rights Agreement containing provisions designed to, among other things, (i) reflect the new equity structure of the Company and (ii) reset the prices at which rights issued under the New Rights Agreement may be exercised for shares of participating preferred stock. As of the Effective Time, the Board will by resolution, (i) designate a new series of Preferred Stock as the Series A Participating Junior Preferred Stock, (ii) designate another new series of Preferred Stock as the Series B Participating Junior Preferred Stock,
(iii) issue one right for each share of Perkin-Elmer Group Stock (a "Perkin-Elmer Right"), which will allow holders to purchase shares of Series A Participating Junior Preferred Stock under conditions specified in the New Rights Agreement and (iv) issue one right for each share of Celera Genomics Stock (a "Celera Genomics Right"), which will allow holders to purchase shares of series B Participating Junior Preferred Stock under conditions specified in the New Rights Agreement.

    The Rights will expire on the tenth anniversary of the adoption of the New Rights Agreement, unless extended or terminated by the Company. The Rights would be exercisable only if a person or group acquires 15% or more of the total voting rights of the then outstanding shares of common stock or commences a tender offer that would result in such person or groups beneficially owning 15% or more of the total voting rights of the common stock. In such event, each right would entitle the holder to purchase from the Company
(i) in the case of a Perkin-Elmer Right, one one-thousandth ( 1/1000th) of a share of Series A Participating Junior Preferred Stock at a purchase price to be determined by the Board, and (ii) in the case of a Celera Genomics Right, one one-thousandth ( 1/1000th) of a share of Series B Participating Junior Preferred Stock at a purchase price to be determined by the Board.

                          NOTE 8 STOCK INCENTIVE PLANS

1999 INCENTIVE STOCK PLANS

    The Board has approved The Perkin-Elmer Corporation/Perkin-Elmer Group 1999 Stock Incentive Plan (the "Perkin-Elmer Group Plan") and The Perkin-Elmer Corporation/Celera Genomics Group 1999 Stock Incentive Plan (the "Celera Genomics Group Plan"), subject to shareholder approval. The Perkin-Elmer Group Plan authorizes grants of stock options, stock awards and performance shares with respect to Perkin-Elmer Group Stock. The Celera Genomics Group Plan authorizes grants of stock options, stock awards, and performance shares with respect to Celera Genomics Stock. The Company does not currently intend to grant awards under the Perkin-Elmer Group Plan to members of the Celera Genomics Group. It is intended, however, that certain directors, officers and key employees of the Company with responsibilities involving both the Perkin-Elmer Group and the Celera Genomics Group and certain key employees of each Group may be granted awards under both incentive plans, in a manner which reflects their responsibilities. The Board believes that permitting incentive awards to be made to participants with respect to the class of common stock which reflects the performance of the Group's business in which the participants work and, in certain cases the other Group, is in the best interest of the Company and its stockholders.

    Several existing stock incentive plans which offer benefits in the form of, or based on the performance of, the existing common stock will be affected by the Recapitalization Proposal. The affected plans and management's intentions with respect to those plans upon the approval and implementation of the Recapitalization Proposal are discussed below.

STOCK OPTION PLANS

    Under the Company's stock option plans, officers and other key employees may be, and directors are, granted options, each of which allows for the purchase of existing common stock at a price of not less than 100% of fair market value at the date of grant. Under the normal vesting requirements, 50% of the options are exercisable after one year and 100% after two years. Options generally expire ten years from the date of grant.

    Transactions relating to the stock option plans of the Company are summarized below:

                                            WEIGHTED
                              NUMBER OF      AVERAGE
                               OPTIONS   EXERCISE PRICE
                              ---------  ---------------
FISCAL 1996
Outstanding at June 30,
  1995......................  4,597,214     $   29.97
Granted.....................    820,495     $   46.43
Exercised...................  1,393,807     $   29.48
Cancelled...................    201,367     $   34.17
                              ---------
Outstanding at June 30,
  1996......................  3,822,535     $   34.05
Exercisable at June 30,
  1996......................  2,544,100     $   30.17

FISCAL 1997
Granted.....................  1,595,528     $   59.78
Exercised...................  1,167,179     $   29.73
Cancelled...................     95,281     $   43.17
                              ---------
Outstanding at June 30,
  1997......................  4,155,603     $   45.03
Exercisable at June 30,
  1997......................  2,254,052     $   35.24

FISCAL 1998
Granted.....................  1,997,041     $   70.41
Exercised...................    780,994     $   34.76
Cancelled...................    154,686     $   71.42
                              ---------
Outstanding at June 30,
  1998......................  5,216,964     $   55.51
Exercisable at June 30,
  1998......................  2,936,389     $   43.12

    At June 30, 1998, 241,437 shares remained available for option grant.

    The following table summarizes information regarding options outstanding and exercisable at June 30, 1998:

                                             WEIGHTED AVERAGE
                                       ----------------------------
                                         CONTRACTUAL
(OPTION PRICES PER         NUMBER OF   LIFE REMAINING    EXERCISE
SHARE)                      OPTIONS       IN YEARS         PRICE
------------------------  -----------  ---------------  -----------
Options outstanding:
  At $ 2.04--$ 29.95....     448,472            4.2      $   20.93
  At $30.25--$ 59.75....   2,038,936            7.0      $   40.87
  At $60.06--$ 85.69....   2,713,648            9.3      $   71.83
  At $90.86--$163.55....      15,908            5.4      $  120.86

Options exercisable:
  At $ 2.04--$ 29.95....     448,472            4.2      $   20.93
  At $30.25--$ 59.75....   1,992,736            6.9      $   40.53
  At $60.06--$ 83.69....     479,273            8.7      $   72.07
  At $90.86--$163.55....      15,908            5.4      $  120.86

    If the Recapitalization Proposal is approved by the shareholders and implemented by the Board, each outstanding stock option under the Company's stock option plans will be converted into separately exercisable options to acquire one share of Perkin-Elmer Group Stock and 0.5 of a share of Celera Genomics Stock. The exercise price for the resulting Perkin-Elmer Group Stock options and Celera Genomics Stock options will be calculated by multiplying the exercise price under the original option from which they were converted by a fraction, the numerator of which is the average of the high and low price of Perkin-Elmer Group Stock or Celera Genomics Stock, as the case may be, on the first date such stocks are traded, on the New York Stock Exchange and the NASDAQ Stock Market (regular way), respectively, and the denominator of which is the sum of such Perkin-Elmer Group Stock and Celera Genomics Stock prices. This is intended to ensure that the aggregate intrinsic value of the options will be preserved, and the ratio of the exercise price per option to the market value per share will not be reduced. In addition, the vesting provision and option periods of the original grants will remain the same when converted. No further grants may be made under the amended plan.

EMPLOYEE STOCK PURCHASE PLAN

    The Company's Employee Stock Purchase Plan offers domestic and certain foreign employees the right to purchase, over a certain period, shares of existing common stock on an annual offering date. The purchase price in the United States is equal to the lower of 85% of the average market price of the common stock on the offering date or 85% of the average market price of the common stock on the last day of the purchase period. Provisions of the plan for employees in foreign countries vary according to local practice and regulations.

    Common stock issued under the Employee Stock Purchase Plan during fiscal 1996, 1997, and 1998 totaled 77,000 shares, 111,000 shares, and 174,000 shares, respectively. At June 30, 1998, 499,000 shares remained available for issuance.

    If the Recapitalization Proposal is approved by the shareholders and implemented by the Board, the terms of the offering will be adjusted to allow employees to purchase either Perkin-Elmer Group Stock or Celera Genomics Stock for each share of existing common stock.

DIRECTOR STOCK PURCHASE AND DEFERRED COMPENSATION PLAN

    The Company has a Director Stock Purchase and Deferred Compensation Plan that requires non-employee directors of the Company to apply at least 50% of their annual retainer to the purchase of existing common stock. The purchase price is the fair market value on the first business day of the third month of each fiscal quarter. At June 30, 1998, approximately 87,000 shares were available for issuance.

    If the Recapitalization Proposal is approved, each share of stock currently held will be converted into one share of Perkin-Elmer Group Stock and 0.5 of a share of Celera Genomics Stock. In addition, it is intended that non-employee directors will be required to apply at least 50% their annual retainer to the purchase of both Perkin-Elmer Group Stock and Celera Genomics Stock in a ratio approximately equal to the number of shares of Perkin-Elmer Group Stock and Celera Genomics Stock outstanding.

RESTRICTED STOCK

    As part of the Company's stock incentive plans, key employees may be, and non-employee directors are, granted shares of restricted stock that will vest when certain continuous employment/service restrictions and/or specified performance goals are achieved. The fair value of shares granted is generally expensed over the restricted periods, which may vary depending on the estimated achievement of performance goals. Restricted stock granted to key employees and non-employee directors during fiscal 1996, 1997, and 1998 totaled 185,000 shares (155,000 of which were subject to shareholder approval in fiscal 1997), 42,000 shares, and 4,350 shares, respectively. Compensation expense recognized by the Perkin-Elmer Group for these awards was $5.1 million, $11.7 million, and $1.8 million in fiscal 1996, 1997, and 1998, respectively.

    Upon approval and implementation of the Recapitalization Proposal, each share of restricted stock currently held will be redesignated into one share of Perkin-Elmer Group Stock and 0.5 of a share of Celera Genomics Stock.

PERFORMANCE UNIT BONUS PLAN
    The Company has a Performance Unit Bonus Plan whereby employees may be awarded performance units in conjunction with an equal number of stock options. The performance units vest upon shares of the Company's existing common stock attaining and maintaining specific stock price levels for a specified period, and are payable on or after June 26, 2000. As of June 30, 1998, 324,500 performance units were outstanding. Compensation expense recognized by the Perkin-Elmer Group for these awards totaled $6.3 million in fiscal 1998.
    Upon approval and implementation of the Recapitalization Proposal, each performance unit will be converted in conjunction with the conversion of the Company's stock options.
OTHER
    The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," in 1996. The Company has elected to continue to account for its stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25 and disclose the pro forma effects of the plans on net income and earnings per share as provided by SFAS No. 123. Accordingly, no compensation expense has been recognized for the stock option plans and employee stock purchase plans as all options have been issued at fair market value. Since Perkin-Elmer Group Stock was not part of the capital structure of the Company for the periods presented, there were no stock options outstanding. Therefore, the pro forma effect of Perkin-Elmer Group Stock options on the accompanying historical combined financial statements is not presented.

                         NOTE 9 ADDITIONAL INFORMATION

SELECTED ACCOUNTS

    The following table provides the major components of selected accounts of the Combined Statements of Financial Position:

                                         AT JUNE 30,
                                     --------------------
(DOLLAR AMOUNTS IN MILLIONS)           1997       1998
-----------------------------------  ---------  ---------
Other long-term assets:
Goodwill...........................  $    32.7  $    84.5
Other..............................      158.0      193.8
                                     ---------  ---------
Total other long-term assets.......  $   190.7  $   278.3
                                     ---------  ---------
                                     ---------  ---------
Other accrued expenses:
Deferred service contract
  revenues.........................  $    45.1  $    54.8
Accrued pension liabilities........       17.9       17.5
Restructuring provisions...........       33.3       31.3
Other..............................       90.3       97.6
                                     ---------  ---------
Total other accrued expenses.......  $   186.6  $   201.2
                                     ---------  ---------
                                     ---------  ---------
Other long-term liabilities:
Accrued pension liabilities........  $    62.3  $    62.7
Accrued postretirement benefits....       91.2       87.4
Other..............................       21.7       29.0
                                     ---------  ---------
Total other long-term liabilities..  $   175.2  $   179.1
                                     ---------  ---------
                                     ---------  ---------

                  NOTE 10 RESTRUCTURING AND OTHER MERGER COSTS

    The Perkin-Elmer Group initiated a restructuring plan in fiscal 1998 for actions associated with the acquisition of PerSeptive. In fiscal 1996 and 1997, restructuring actions were undertaken primarily to improve the profitability and cash flow performance of Analytical Instruments. Fiscal 1996 also included a charge by PerSeptive for restructuring actions and other related costs. The before-tax charges associated with the implementation of these restructuring plans were $89.1 million, $24.2 million, and $48.1 million for fiscal 1996, 1997, and 1998, respectively. In addition, fiscal 1997 reflected an $11.2 million before-tax reduction of charges required to implement the fiscal 1996 Analytical Instruments' plan.

FISCAL 1996

    The fiscal 1996 before-tax restructuring charge of $71.6 million was the first phase of a plan focused on improving the profitability and cash flow performance of Analytical Instruments. In connection with the plan, the division was reorganized into three vertically integrated, fiscally accountable operating units; a distribution center in Holland was established to centralize the European infrastructure for shipping, administration, and related functions; and a program was implemented to eliminate excess production capacity in Germany. The charge included $37.8 million for worldwide workforce reductions of approximately 390 positions in manufacturing, sales and support, and administrative functions. The charge also included $33.8 million for facility consolidation and asset-related write-offs associated with the discontinuation of various product lines.

    In fiscal 1996, the Perkin-Elmer Group transferred the development and manufacturing of certain analytical instrument product lines from its facility in Germany to other sites, primarily in the United States. The facility in Germany remains the principal site for the development of atomic absorption products.

    In fiscal 1996, a distribution center in Holland was established to provide an integrated sales, shipment, and administration support infrastructure for the Company's European operations and to integrate certain operating and business activities. The European distribution center includes certain administrative, financial, and information systems functions previously transacted at individual locations throughout Europe.

    In the fourth quarter of fiscal 1997, the Perkin-Elmer Group finalized actions associated with the restructuring plan announced in fiscal 1996. The costs to implement the program were $11.2 million below the $71.6 million charge recorded in fiscal 1996. As a result, during the fourth quarter of fiscal 1997, the Company recorded an $11.2 million reduction of charges required to implement the fiscal 1996 plan.

    The following table details the major components of the $71.6 million fiscal 1996 restructuring provision:

                                                                                                                FACILITY
                                                                                                            CONSOLIDATION AND
                                                                                                              ASSET RELATED
(DOLLAR AMOUNTS IN MILLIONS)                                                                 PERSONNEL         WRITE-OFFS
-----------------------------------------------------------------------------------------  -------------  ---------------------
Provision:
Reduction of excess European manufacturing capacity......................................    $    19.7          $    23.0
Reduction of European distribution and administrative capacity...........................         11.5                6.0
Other worldwide workforce reductions and facility closings...............................          6.6                4.8
                                                                                                 -----              -----
Total provision..........................................................................    $    37.8          $    33.8
                                                                                                 -----              -----
Fiscal 1996 activity:
Reduction of excess European manufacturing capacity......................................    $     2.1          $     6.7
Reduction of European distribution and administrative capacity...........................          1.6                 .7
Other worldwide workforce reductions and facility closings...............................          1.9                1.6
                                                                                                 -----              -----
Total fiscal 1996 activity...............................................................    $     5.6          $     9.0
                                                                                                 -----              -----
Fiscal 1997 activity:
Reduction of excess European manufacturing capacity......................................    $    10.9          $     6.6
Adjustment to decrease liabilities originally accrued for excess European manufacturing
  capacity...............................................................................          4.7                6.5
Reduction of European distribution and administrative capacity...........................          6.2                4.4
Other worldwide workforce reductions and facility closings...............................          1.9                2.0
                                                                                                 -----              -----
Total fiscal 1997 activity...............................................................    $    23.7          $    19.5
                                                                                                 -----              -----
Fiscal 1998 activity:
Reduction of excess European manufacturing capacity......................................    $     2.0          $     3.2
Reduction of European distribution and administrative capacity...........................          3.7                 .9
Other worldwide workforce reductions and facility closings...............................          2.8                1.2
                                                                                                 -----              -----
Total fiscal 1998 activity...............................................................    $     8.5          $     5.3
                                                                                                 -----              -----
Balance at June 30, 1998.................................................................    $  --              $  --
                                                                                                 -----              -----
                                                                                                 -----              -----


(DOLLAR AMOUNTS IN MILLIONS)                                                                 TOTAL
-----------------------------------------------------------------------------------------  ---------
Provision:
Reduction of excess European manufacturing capacity......................................  $    42.7
Reduction of European distribution and administrative capacity...........................       17.5
Other worldwide workforce reductions and facility closings...............................       11.4
                                                                                           ---------
Total provision..........................................................................  $    71.6
                                                                                           ---------
Fiscal 1996 activity:
Reduction of excess European manufacturing capacity......................................  $     8.8
Reduction of European distribution and administrative capacity...........................        2.3
Other worldwide workforce reductions and facility closings...............................        3.5
                                                                                           ---------
Total fiscal 1996 activity...............................................................  $    14.6
                                                                                           ---------
Fiscal 1997 activity:
Reduction of excess European manufacturing capacity......................................  $    17.5
Adjustment to decrease liabilities originally accrued for excess European manufacturing
  capacity...............................................................................       11.2
Reduction of European distribution and administrative capacity...........................       10.6
Other worldwide workforce reductions and facility closings...............................        3.9
                                                                                           ---------
Total fiscal 1997 activity...............................................................  $    43.2
                                                                                           ---------
Fiscal 1998 activity:
Reduction of excess European manufacturing capacity......................................  $     5.2
Reduction of European distribution and administrative capacity...........................        4.6
Other worldwide workforce reductions and facility closings...............................        4.0
                                                                                           ---------
Total fiscal 1998 activity...............................................................  $    13.8
                                                                                           ---------
Balance at June 30, 1998.................................................................  $  --
                                                                                           ---------
                                                                                           ---------

    A before-tax charge of $17.5 million was also recognized by PerSeptive for restructuring actions and other related costs in fiscal 1996. As of June 30, 1998 all costs associated with the 1996 restructuring plans have been incurred.

FISCAL 1997

    During the fourth quarter of fiscal 1997, the Perkin-Elmer Group announced a follow-on phase to Analytical Instruments' profit improvement program begun by the Company in fiscal 1996. The cost for this action was $24.2 million before-tax, and included $19.4 million for costs focused on further improving the operating efficiency of manufacturing facilities in the United States, Germany, and the United Kingdom. These actions were designed to help transition Analytical Instruments from a highly vertical manufacturing operation to one that relies more on outsourcing functions not considered core competencies. The restructuring charge also included $4.8 million to finalize the consolidation of sales and administrative support, primarily in Europe, where seventeen facilities were closed.

    The workforce reductions under this plan total approximately 285 employees in production labor and 25 employees in sales and administrative support. The charge included $11.9 million for severance-related costs. The $12.3 million provided for facility consolidation and asset-related write-offs included $1.2 million for lease termination payments and $11.1 million for the write-off of machinery, equipment, and tooling associated with those functions to be outsourced.

    The following table details the major components of the fiscal 1997 restructuring provision:

                                                                                                  FACILITY
                                                                                              CONSOLIDATION AND
                                                                                                ASSET RELATED
(DOLLAR AMOUNTS IN MILLIONS)                                                    PERSONNEL        WRITE-OFFS         TOTAL
----------------------------------------------------------------------------  -------------  -------------------  ---------
Provision:
Changes in manufacturing operations.........................................    $     9.6         $     9.8       $    19.4
Consolidation of sales and administrative support...........................          2.3               2.5             4.8
                                                                                    -----             -----       ---------
Total provision.............................................................    $    11.9         $    12.3       $    24.2
                                                                                    -----             -----       ---------
Fiscal 1997 activity:
Changes in manufacturing operations.........................................    $      .1         $     4.6       $     4.7
Consolidation of sales and administrative support...........................
                                                                                    -----             -----       ---------
Total fiscal 1997 activity..................................................    $      .1         $     4.6       $     4.7
                                                                                    -----             -----       ---------
Fiscal 1998 activity:
Changes in manufacturing operations.........................................    $     7.8         $     4.9       $    12.7
Consolidation of sales and administrative support...........................          1.3               1.1             2.4
                                                                                    -----             -----       ---------
Total fiscal 1998 activity..................................................    $     9.1         $     6.0       $    15.1
                                                                                    -----             -----       ---------
Fiscal 1999 activity:
Changes in manufacturing operations.........................................    $     1.4         $  --           $     1.4
Consolidation of sales and administrative support...........................           .1                .1              .2
                                                                                    -----             -----       ---------
Total fiscal 1999 activity (unaudited)......................................    $     1.5         $      .1       $     1.6
                                                                                    -----             -----       ---------
Balance at September 30, 1998:
Changes in manufacturing operations.........................................    $      .3         $      .3       $      .6
Consolidation of sales and administrative support...........................           .9               1.3             2.2
                                                                                    -----             -----       ---------
Balance at September 30, 1998 (unaudited)...................................    $     1.2         $     1.6       $     2.8
                                                                                    -----             -----       ---------
                                                                                    -----             -----       ---------

FISCAL 1998

    During fiscal 1998, the Perkin-Elmer Group recorded a $48.1 million before-tax charge for restructuring and other merger costs to integrate PerSeptive into the Perkin-Elmer Group following the acquisition. The objectives of this plan are to lower PerSeptive's cost structure by reducing excess manufacturing capacity, achieve broader worldwide distribution of PerSeptive's products, and combine sales, marketing, and administrative functions. The charge included: $33.9 million for restructuring the combined operations; $8.6 million for transaction costs; and $4.1 million of inventory-related write-offs, recorded in cost of sales, associated with the rationalization of certain product lines. Additional non-recurring acquisition costs of $1.5 million for training, relocation, and communication were recognized as period expenses in the third and fourth quarters of fiscal 1998, and classified as other merger-related costs. During fiscal 1999, the Perkin-Elmer Group recognized $.9 million of additional merger-related period expenses as part of this plan, and the Perkin-Elmer Group expects to incur an additional $5.5 million to $7.5 million of merger-related costs for training, relocation, and communication over the remaining quarters of fiscal 1999. These costs will be recognized as period expenses when incurred and will be classified as other merger-related costs.

    The $33.9 million restructuring charge includes $13.8 million for severance-related costs and workforce reductions of approximately 170 employees, consisting of 114 employees in production labor and 56 employees in sales and administrative support. The remaining $20.1 million represents facility consolidation and asset-related write-offs and includes: $11.7 million for contract and lease terminations and facility related expenses in connection with the reduction of excess manufacturing capacity; $3.2 million for dealer termination payments, sales office consolidations, and consolidation of sales and administrative support functions; and $5.2 million for the write-off of certain tangible and intangible assets and the termination of certain contractual obligations. These restructuring actions are expected to be substantially completed by the end of fiscal 1999. Transaction costs of $8.6 million include acquisition-related investment banking and professional fees. As of September 30, 1998, approximately 32 employees were separated under the plan, and the actions are proceeding as planned.

    The following table details the major components of the fiscal 1998 restructuring plan:

                                                                                                  FACILITY
                                                                                              CONSOLIDATION AND
                                                                                                ASSET RELATED
(DOLLAR AMOUNTS IN MILLIONS)                                                    PERSONNEL        WRITE-OFFS         TOTAL
----------------------------------------------------------------------------  -------------  -------------------  ---------
Provision:
Reduction of excess European manufacturing capacity.........................    $     5.1         $    11.7       $    16.8
Consolidation of sales and administrative support...........................          8.7               3.2            11.9
Other.......................................................................                            5.2             5.2
                                                                                    -----             -----       ---------
Total provision.............................................................    $    13.8         $    20.1       $    33.9
                                                                                    -----             -----       ---------
Fiscal 1998 activity:
Reduction of excess European manufacturing capacity.........................    $  --             $      .4       $      .4
Consolidation of sales and administrative support...........................           .3               1.2             1.5
Other.......................................................................                            5.1             5.1
                                                                                    -----             -----       ---------
Total fiscal 1998 activity..................................................    $      .3         $     6.7       $     7.0
                                                                                    -----             -----       ---------
Fiscal 1999 activity:
Reduction of excess European manufacturing capacity.........................    $  --             $     3.6       $     3.6
Consolidation of sales and administrative support...........................          2.1                .5             2.6
Other.......................................................................                             .1              .1
                                                                                    -----             -----       ---------
Total fiscal 1999 activity (unaudited)......................................    $     2.1         $     4.2       $     6.3
                                                                                    -----             -----       ---------
Balance at September 30, 1998:
Reduction of excess European manufacturing capacity.........................    $     5.1         $     7.7       $    12.8
Consolidation of sales and administrative support...........................          6.3               1.5             7.8
Other.......................................................................
                                                                                    -----             -----       ---------
Balance at September 30, 1998 (unaudited)...................................    $    11.4         $     9.2       $    20.6
                                                                                    -----             -----       ---------
                                                                                    -----             -----       ---------

                     NOTE 11 COMMITMENTS AND CONTINGENCIES

    Future minimum payments at June 30, 1998 under non-cancelable operating leases for real estate and equipment were as follows:

(DOLLAR AMOUNTS IN MILLIONS)
-----------------------------------
1999...............................  $    25.0
2000...............................       18.9
2001...............................       16.1
2002...............................       13.9
2003...............................       12.6
2004 and thereafter................       61.2
                                     ---------
Total..............................  $   147.7
                                     ---------
                                     ---------

    Rental expense was $33.9 million in fiscal 1996, $32.0 million in fiscal 1997, and $33.7 million in fiscal 1998.

    In fiscal 1997, the Perkin-Elmer Group entered into a fifteen year non-cancelable lease for a facility in Foster City, California, effective July 1, 2000. Total lease payments over the fifteen year period will be approximately $42 million.

    The Company has been named as a defendant in several legal actions, including patent, commercial, and environmental, arising from the conduct of the Perkin-Elmer Group's normal business activities. Although the amount of any liability that might arise with respect to any of these matters cannot be accurately predicted, the resulting liability, if any, will not in the opinion of management have a material adverse effect on the financial statements of the Perkin-Elmer Group or the Company.

    The holders of Perkin-Elmer Group Stock will be stockholders of the Company and will continue to be subject to all risks associated with an investment in the Company, including any legal proceedings and claims affecting the Celera Genomics Group.

                         NOTE 12 FINANCIAL INSTRUMENTS

DERIVATIVES

    The Perkin-Elmer Group utilizes foreign exchange forward, option, and synthetic forward contracts and an interest rate swap agreement to manage foreign currency and interest rate exposures. The principal objective of these contracts is to minimize the risks and/or costs associated with global financial and operating activities. The Perkin-Elmer Group does not use derivative financial instruments for trading or other speculative purposes, nor is the Perkin-Elmer Group a party to leveraged derivatives.

FOREIGN CURRENCY RISK MANAGEMENT

    Foreign exchange forward, option, and synthetic forward contracts are used primarily to hedge reported and anticipated cash flows resulting from the sale of products in foreign locations. Option contracts outstanding at June 30, 1998 were purchased at a cost of $4.1 million. Under these contracts, the Company has the right, but not the obligation, to purchase or sell foreign currencies at fixed rates at various maturity dates. These contracts are utilized primarily when the amount and/or timing of the foreign currency exposures are not certain. Synthetic forward contracts outstanding at June 30, 1998 were purchased having no up-front cost. Under these contracts, the Company may participate in some favorable currency movements but is protected against adverse currency changes. These contracts are used as an alternative to options to reduce the cost of the Company hedging program.

    At June 30, 1997 and 1998, and September 30, 1998 the Company had forward, option, and synthetic forward contracts outstanding for the sale and purchase of foreign currencies at fixed rates as summarized in the table below:

                                                                  SEPTEMBER 30, 1998
(DOLLAR
AMOUNTS         JUNE 30, 1997             JUNE 30, 1998              (UNAUDITED)
IN         ------------------------  ------------------------  ------------------------
MILLIONS)    SALE       PURCHASE       SALE       PURCHASE       SALE       PURCHASE
---------  ---------  -------------  ---------  -------------  ---------  -------------
Japanese
  Yen      $    83.5    $  --        $   109.2    $  --        $   115.5    $     7.1
French
  Francs        18.1                      28.3           .2         23.3
Australian
  Dollars       13.7                      10.8                       8.9
German
  Marks         13.4          2.3         28.3          1.9         23.2          1.5
Italian
  Lira           5.6          1.2         38.0          1.4         34.6
British
  Pounds                      8.3         29.2         19.6         27.4         14.9
Swiss
  Francs         5.4                      10.5          4.0          9.1          3.5
Swedish
  Krona          2.4                      11.9                       9.5
Danish
  Krona          1.7                      10.3                       7.4
Other            5.8                      44.7          5.1         38.0          3.8
           ---------        -----    ---------        -----    ---------        -----
Total      $   149.6    $    11.8    $   321.2    $    32.2    $   296.9    $    30.8
           ---------        -----    ---------        -----    ---------        -----
           ---------        -----    ---------        -----    ---------        -----

    Foreign exchange contracts are accounted for as hedges of firm commitments and anticipated foreign currency transactions. With respect to firm commitments, unrealized gains and losses are deferred and included in the basis of the transaction underlying the commitment. Gains and losses on foreign currency transactions are recognized in income and offset the foreign exchange losses and gains, respectively, on the related transactions. The amount of the contracts covering anticipated transactions is marked to market and recognized in income.

INTEREST RATE RISK MANAGEMENT

    In fiscal 1997, the Company entered into an interest rate swap in conjunction with a five year Japanese Yen debt obligation (see Note 3). The interest rate swap agreement involves the payment of a fixed rate of interest and the receipt of a floating rate of interest without the exchange of the underlying notional loan principal amount. Under this contract, the Company will make fixed interest payments of 2.1% while receiving interest at a LIBOR floating rate. No other cash payments will be made unless the contract is terminated prior to maturity, in which case the amount to be paid or received in settlement is established by agreement at the time of termination. The agreed upon amount usually represents the net present value at the then existing interest rates of the remaining obligation to exchange payments under the terms of the contract.

    Based on the level of interest rates prevailing at June 30, 1998, the fair value of the Company floating rate debt approximated its carrying value. There would be a payment of $.9 million to terminate the related interest rate swap contract, which would equal the unrealized loss. Unrealized gains or losses on debt or interest rate swap contracts are not recognized for financial reporting purposes unless the debt is retired or the contracts are terminated prior to maturity. A change in interest rates would have no impact on the Company reported interest expense and related cash payments because the floating rate debt and fixed rate swap contract have the same maturity and are based on the same interest rate index.

CONCENTRATIONS OF CREDIT RISK

    The forward contracts, options, synthetic forwards, and swaps used by the Company in managing its foreign currency and interest rate exposures contain an element of risk that the counterparties may be unable to meet the terms of the agreements. However, the Company minimizes such risk exposure by limiting the counterparties to a diverse group of highly rated major domestic and international financial institutions with which the Company has other financial relationships. The Company is exposed to potential losses in the event of non-performance by these counterparties; however, the Company does not expect to record any losses as a result of counterparty default. The Company does not require and is not required to place collateral for these financial instruments.

FAIR VALUE

    The fair value of foreign currency forward, option (net of fees), and synthetic forward contracts, as well as interest rate swaps, is estimated based on quoted market prices of comparable contracts and reflects the amounts the Company would receive (or pay) to terminate the contracts at the reporting date.

The following table presents notional amounts and fair values of the Company derivatives at June 30, 1997 and 1998:

                              1997                      1998
                    ------------------------  ------------------------
(DOLLAR AMOUNTS IN   NOTIONAL                  NOTIONAL
MILLIONS)             AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
------------------  -----------     -----     -----------     -----
Forward
  contracts.......   $   114.0    $    (3.7)   $   179.2    $     2.8
Purchased
  options.........   $    47.4    $      .7    $   112.7    $     1.6
Synthetic
  forwards........                             $    61.5    $     1.9
Interest rate
  swap............   $    33.6    $      .2    $    27.0    $     (.9)

    The following methods are used in estimating the fair value of other significant financial instruments held or owed by the Company. Cash and short-term investments approximate their carrying amount due to the duration of these instruments. Fair values of minority equity investments and notes receivable are estimated based on quoted market prices, if available, or quoted market prices of financial instruments with similar characteristics. The fair value of debt is based on the current rates offered to the Company for debt of similar remaining maturities. The following table presents the carrying amounts and fair values of the Company other financial instruments at June 30, 1997 and 1998:

                                  1997                     1998
                         ----------------------  ------------------------
(DOLLAR AMOUNTS IN        CARRYING      FAIR      CARRYING
MILLIONS)                  AMOUNT       VALUE      AMOUNT     FAIR VALUE
-----------------------  -----------  ---------  -----------     -----
Cash and short-term
  investments..........   $   217.2   $   217.2   $    84.1    $    84.1
Minority equity
  investments..........   $    22.6   $    22.6   $    29.2    $    29.2
Note receivable........   $     7.2   $     7.2
Short-term debt........   $    29.9   $    29.9   $    12.1    $    12.1
Long-term debt.........   $    59.2   $    59.0   $    33.7    $    34.6

    Net unrealized gains and losses on minority equity investments are reported as a separate component of shareholders' equity. The Perkin-Elmer Group reported an unrealized holding gain of $3.1 million at June 30, 1997 and a $1.4 million unrealized holding loss at June 30, 1998.

                       NOTE 13 RELATED PARTY TRANSACTIONS

RELATED PARTY TRANSACTIONS

    One of the Company's directors is an employee of the Roche Group, a pharmaceutical manufacturer and strategic partner of the Company in the biotechnology field. The Perkin-Elmer Group made payments to the Roche Group and its affiliates, for the purchase of reagents and consumables, of $59.7 million, $68.2 million, and $72.5 million in fiscal 1996, 1997, and 1998, respectively.

SALES OF PRODUCTS AND SERVICES BETWEEN GROUPS

    A Group will sell products or services to the other Group on terms that would be available from third parties in commercial transactions. If terms for such transactions are not available, the purchasing Group will pay fair value as determined by the Board for such products and pay for such services at fair value, as determined by the Board, or at the cost (including overhead) of the selling Group.

ACCESS TO TECHNOLOGY AND KNOW-HOW

    Each Group will have free access to all Company technology and know-how (excluding products and services of the other Group) that may be useful in that Group's business, subject to obligations and limitations applicable to the Company and to such exceptions that the Board may determine. The Groups will consult with each other on a regular basis concerning technology issues that affect both Groups. The costs of developing this technology remains in the Group responsible for its development.

             NOTE 14 ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
    Accumulated other comprehensive income (loss) for fiscal 1996, 1997, 1998, and for the three months ended September 30, 1998 (unaudited) is as follows:

                                                                          FOREIGN                      MINIMUM
                                                                         CURRENCY      UNREALIZED      PENSION
                                                                        TRANSLATION  GAIN (LOSS) ON   LIABILITY
(DOLLARS AMOUNTS IN MILLIONS)                                           ADJUSTMENTS   INVESTMENTS    ADJUSTMENT
----------------------------------------------------------------------  -----------  --------------  -----------
Balance at June 30, 1995..............................................   $    10.0     $   --         $   (34.4)
Current period activity...............................................       (10.9)          23.2           5.0
                                                                        -----------       -------    -----------

Balance at June 30, 1996..............................................         (.9)          23.2         (29.4)
Current period activity...............................................        (4.2)         (20.1)         28.7
                                                                        -----------       -------    -----------

Balance at June 30, 1997..............................................        (5.1)           3.1           (.7)
Current period activity...............................................        (2.7)          (4.5)           .3
                                                                        -----------       -------    -----------

Balance at June 30, 1998..............................................        (7.8)          (1.4)          (.4)
Current period activity...............................................         6.2           (4.0)
                                                                        -----------       -------    -----------

Balance at September 30, 1998 (unaudited).............................   $    (1.6)    $     (5.4)    $     (.4)
                                                                        -----------       -------    -----------
                                                                        -----------       -------    -----------

                                                                        ANNEX VI

                             CELERA GENOMICS GROUP

                                                                                                            PAGE
                                                                                                          ---------
Business................................................................................................  VI-2

Management's Discussion and Analysis....................................................................  VI-22

Report of Independent Accountants.......................................................................  VI-27

Combined Financial Statements...........................................................................  VI-28

                                    BUSINESS

OVERVIEW

    The Celera Genomics Group ("Celera Genomics") is engaged principally in the generation, sale and support of genomic information ("content") databases supported by software and analysis systems; discovery, validation and licensing of proprietary gene products, genetic markers and information concerning genetic variability; and related consulting and contract research and development services.

    The Perkin-Elmer Corporation ("Perkin-Elmer") and Dr. J. Craig Venter, a leading genomic scientist and founder of The Institute for Genomic Research ("TIGR"), announced their intent to form Celera Genomics in May 1998. Celera Genomics commenced operations in August 1998. Celera Genomics was formed for the purpose of generating and commercializing genomic information to accelerate the understanding of biological processes; and assisting pharmaceutical, biotechnology and life science research entities. Target areas of research include:

    -  new drugs and improved drug development processes;

    -  novel genes and factors that regulate and control gene expression; and

    - interrelationships between genetic variability, disease and drug response.

    The foundation of Celera Genomics' strategy is the sequencing of the human genome, which Celera Genomics expects it will complete by December 31, 2001. The underlying human genetic sequence will be the basis for Celera Genomics' development of a value-added, integrated information and discovery system. The system will include increasing layers of functional information, such as gene expression data, comparative data from other model organisms, such as DROSOPHILA (fruit fly) and mouse, genetic variation and ultimately gene function. Users of the system will have the ability to view, browse and analyze the data in an integrated way that should assist scientists and commercial enterprises in accelerating their understanding of the human genetic code. Celera Genomics anticipates using its genomic data as a platform upon which to develop tools and services that will become a comprehensive scientific and medical resource for a wide range of customers.

    Other genomics companies have focused on strategies that emphasize finding and sequencing particular genes within the human genome to find specific drug or disease targets. In contrast, Celera Genomics plans to sequence the entire human genome using whole genome shotgun sequencing, a unique sequencing strategy designed to produce genomic data rapidly and efficiently. Celera Genomics' goal is to create a comprehensive knowledge base of the human genome that will allow multiple scientific and commercial applications. Celera Genomics believes that its shotgun sequencing strategy will help generate genomic information that has not yet been the focus of research. This information includes rarely expressed genes and the proteins they code for and other factors, such as regulatory regions, that control gene expression.

    Dr. Venter and his team were the first to apply the whole genome shotgun strategy to the sequencing of several genomes, including the first three in history. To date, ten of the 20 genomes that have been completely sequenced and are (or are expected to be) in the public domain have been sequenced by TIGR using this strategy. No other entity has published more than one complete genome.

    Celera Genomics includes GenScope, a company acquired by Perkin-Elmer in February 1997. GenScope is a provider of genomics-related products and services, gene discovery, target discovery and validation, efficacy and safety assessment, and pharmacogenomics study services. GenScope's core technology, GeneTag-TM-, is a proprietary process for analysis of gene expression. This technology provides a method with which to compare many samples in order to quickly identify which genes are affected by a disease or treatment.

    Celera Genomics believes that it has competitive advantages that differentiate it from other genomic companies. These advantages include:

    -  EXPERTISE OF KEY SCIENTIFIC PERSONNEL

        -- Recognized leading scientific expertise of Celera Genomics' key personnel, including Dr. Venter, and their experience at TIGR and other organizations in shotgun sequencing and the assembly, interpretation and application of genomic information; and

        -- Key GenScope personnel with expertise in gene expression profiling and the interpretation of data in a biological context.

    -  WHOLE GENOME SHOTGUN SEQUENCING STRATEGY

        -- Permits accelerated sequencing of the entire human genome; and

        -- Produces comprehensive polymorphism information necessary to understand genetic variability between individuals.

    -  ADVANCED GENOMIC AND COMPUTING TECHNOLOGY

        -- Unique sequencing facility with capacity at a level never before attempted. The facility will contain the Perkin-Elmer Group's new DNA sequencers, which use unique high-throughput (high-volume) sequencing technology;

        -- GenScope's GeneTag-TM- expression technology, which allows rapid and simultaneous profiling to monitor known genes and discover novel genes and provides data to build databases to assist in identifying gene function;

        -- Early access to the Perkin-Elmer Group's other technologies and products, such as automated sample handling, sequencing chemistries, gene expression, genetic variation analysis and bioinformatics; and

        -- Strategic alliance with Compaq Computer Corporation to assist in the development of computational capacity and tools required to acquire, analyze and distribute sequence information.

    -  PERKIN-ELMER'S RESOURCES AND MARKET EXPERIENCE

        -- Access to Perkin-Elmer's financial resources that provide a source of capital for Celera Genomics' business;

        -- Administrative shared services provided by Perkin-Elmer that permit
          Celera Genomics to focus on its mission;

        -- Perkin-Elmer's established track record in developing new applications and technologies in life sciences markets; and

        -- Perkin-Elmer's extensive relationships with users of life sciences products.

GENOMICS INDUSTRY BACKGROUND

    GENES, GENETIC VARIABILITY AND ITS
      RELATIONSHIP TO DISEASE

    The human genome governs all cellular function, which, in turn, determines human physiology (for example, metabolism, susceptibility to disease and reactions to certain drugs). The human genome is organized into 23 pairs of chromosomes, which include the X and Y chromosomes that determine sex. These chromosome sets, in turn, are comprised of strands of DNA molecules that consist of long chains of chemical subunits, called nucleotides. There are four nucleotides--adenine, cytosine, guanine, and thymine--often abbreviated with their first letters A, C, G, and T. DNA molecules consist of two long chains of nucleotides bound together by base pairs of nucleotides. Approximately 3.5 billion nucleotide base pairs (7 billion total bases) make up the entire human genome. It is the unique sequence of the nucleotide arrangement that determines cellular structure and function.

    Certain sequences of nucleotides, called genes, carry the specific information necessary to construct proteins that regulate every aspect of human life. Genes may contain from several dozen to tens of thousands of nucleotides. Celera Genomics believes the best scientific evidence to date indicates that the number of genes in the human genome is between 50,000 and 80,000, although some have estimated the number to be as high as 150,000. Less than 6,000 genes have been well "characterized." Between 40,000 and 50,000 segments, however, have been partially tagged through partial gene sequencing (ESTs, also known as expressed sequence tags) although most of these are without known function. Most importantly, genes not only regulate human physiology but are also an important determinant of human health and disease pathways. Despite what has been discovered to date, only a limited amount is known about the human genome, and significant additional discoveries are necessary to develop a more comprehensive understanding of the human genome.

    Human variability arises from both differences in the sequences of genes and from differences in gene expression. The normal sequence of a gene may be altered by replication errors or environmental factors. These variations, also known as polymorphisms, may have little or no effect on a gene's ability to function. Some polymorphisms, however, may affect gene function and result in the development of particular diseases, most notably cancer.

    Gene expression is the process by which a gene's coded information is translated into the production of proteins within a cell. While all cells contain the full set of DNA, different cells express different sets of genes depending on cell type and environmental conditions. Certain diseases also arise from the "over" or "under" expression of genes.

    VALUE OF GENOMIC RESEARCH

    Genomics--the study of genetic information, its relationship to disease and its use in identifying targets for drug development-- is a relatively new and evolving field. Industry analysts expect genomics to lead a medical "revolution" in the identification and treatment of disease based on growing evidence that genes play a significant role among most major diseases.

    Celera Genomics believes that the field of genomics will affect medicine in at least three significant ways:

    - TARGET IDENTIFICATION AND DRUG DISCOVERY. Celera Genomics expects genomics to play a long-term role in the discovery of targets for small molecule drugs and novel protein drugs in the future. Prozac is an example of a small molecule drug, and insulin, growth hormone and EPO are examples of novel protein drugs, all of which are significant products for pharmaceutical companies today. Celera Genomics expects that discoveries of targets for small molecule drugs and novel protein drugs will affect virtually every aspect of the treatment of diseases, including cardiovascular diseases, infectious diseases, neuropsychiatric disorders, asthma, obesity, diabetes and cancers.

    - PHARMACOGENOMICS AND DRUG DEVELOPMENT. Pharmacogenomics, an outgrowth of genomic research, is also a rapidly evolving field and focuses on identifying genetic variability factors that may affect an individual's response to a specific drug. Celera Genomics expects the application of pharmacogenomics to improve the drug development process.

    - DIAGNOSTICS AND DISEASE MANAGEMENT. As the understanding of genetic causes of disease improves, Celera Genomics expects genomics to enhance physicians' ability to diagnose particular diseases. As a result, genomic research should also lead to better treatment and monitoring of diseases.

    GENOMIC RESEARCH EFFORTS TO DATE

    Sequencing technology generally permits only small amounts of DNA to be sequenced at a time. That technology has limited the generation of genomic data and the understanding of biological systems. Moreover, substantial amounts of time and money are required for mapping the human genome and the development of samples prior to sequencing. As a result, less than 5% of the entire human genome has been sequenced. In addition, there are other limitations in these technologies. For example, genomic scientists have been able to generate only limited genetic information relating primarily to highly expressed genes. Scientists have been unable to develop a meaningful information base that addresses rarely expressed genes, regulatory factors and polymorphisms. Furthermore, currently available tools to measure and detect polymorphisms are technologically immature and expensive. Significant research is required to fully understand the interrelationship of genes, regulatory factors and polymorphisms in biological processes.

    Most early genomic research was funded under the auspices of the Human Genome Project, a worldwide coordinated effort to sequence the human genome, undertaken largely by governments and nonprofit organizations in the United States, England, Japan, France and other nations. In the United States, most public funding for the Human Genome Project has come from the National Institutes of Health ("NIH") and the Department of Energy, although there has been an increasing amount of work in support of the Human Genome Project by private companies like Celera Genomics. The Human Genome Project has generated interest in genomics and encouraged the development of technology for and commercial interest in genomic research. Commercialization of genomic research began in the early 1990's and led to the development of privately-funded gene discovery initiatives focused on supplementing drug discovery efforts within the pharmaceutical industry.

    PUBLIC HUMAN GENOME RESEARCH EFFORTS. As DNA sequencing technology improved and computational capacity increased, scientists began a focused effort to sequence the entire human genome. The project was first funded by the U.S. Government in 1990 with a 15-year budget of $3 billion and an announced objective of compiling a public database of the complete human genome sequence by 2005. Significant additional amounts are being spent by other governments and organizations around the world. After the announcement by Celera Genomics of its goals, the NIH and one private foundation announced their intention to accelerate the projected completion date for sequencing the entire human genome to 2003.

    The underlying strategy of the public effort to sequence the human genome is based on breaking up the genome into discrete sections of DNA that are mapped to chromosomes and then sequenced one section at a time. This strategy provides an overall map of the genome upon which areas can be incrementally sequenced along the map. As a result, Celera Genomics believes the public approach has two commercial limitations in addition to its high cost:

    - The human genome sequence information will be available at a slower rate; and

    - It will not produce the quantity of polymorphism information to support the study of genetic variability that would result from sequencing the entire genome from multiple individuals.

    The NIH recently announced a program relying, in part, on Human Genome Project data to address the absence of polymorphism information. Celera Genomics believes that the NIH's ability to generate a significant amount of information will be limited by its sequencing and polymorphism detection strategies.

    PRIVATE HUMAN GENOME RESEARCH EFFORTS. A number of companies are sequencing segments of the human genome. However, these efforts have been limited to small, targeted areas of the genome due to the technical and financial hurdles associated with sequencing the entire human genome. Prior to Celera Genomics' announcement, no private organization had announced that it planned to sequence the entire human genome.

    The first genomics companies generally relied on the expressed sequence tag ("EST") approach, a shortcut sequencing strategy using partial gene sequences as markers, developed by Dr. Venter when he was at the NIH. ESTs are derived from tissues in which individual genes are expressed and help identify specific genes that may be involved in particular diseases. Due to the nature of the EST approach, the genes identified are typically more highly expressed genes. Rarely expressed genes that may be of more interest in studying disease are not as likely to be identified by the EST approach. Although the EST approach has been considerably faster than other methods and successful in identifying some genes, it provides only a starting point in the gene identification process.

    Some genomics companies use ESTs in a strategy known as "gene mapping." Gene mapping refers to the process by which DNA samples are taken from members of families with high incidences of a particular disease. These samples are used to identify ESTs to help locate the exact position in the genome of a gene that may be partially or fully responsible for the disease. Gene mapping offers the advantage of much higher certainty in associating a gene with a particular disease, but it tends to be a considerably slower and more expensive process of gene identification than the EST method alone.

    Some genomics companies offer fee-based access to their genomics databases. These databases are built primarily with data sequenced using the EST and gene mapping techniques. By not sequencing the entire genome, these companies are not as likely to identify rarely expressed genes, which Celera Genomics believes are likely to provide medically-significant information. These companies typically require customers that access their data to share intellectual property rights on discoveries made from the data provided by the database company, regardless of the database company's involvement in a discovery.

    Other companies are developing detailed maps of the human genome, but these maps are expected to show substantially less than all of the sequences in the genome. These maps are being used to discover genes and their relevance to broader patient populations. Some companies use genomic maps and special techniques to identify limited polymorphisms and other data to be used in pharmacogenomics.

    Even with the use of partial genomic information, private genomic companies have achieved the following:

    - Numerous partnering and collaborative relationships with pharmaceutical companies involving significant research funding; and

    -  Significant gene discoveries from both the EST and gene mapping methods.

    By focusing their efforts on identifying specific genes and disease targets, however, genomic companies have identified only a fraction of the 3%-5% of the human genome believed to be responsible for gene coding. Unlike its competitors, many of which believe that the remaining 95% to 97% is composed of "junk" DNA, Celera Genomics believes that gaining an understanding of the whole human genome will yield valuable biological and medical information. Such information includes gene timing and tissue localization instructions, which are not found in gene transcripts (i.e., cDNA and EST sequences). Celera Genomics believes that it will create the foundation for discovery from the wealth of genomic information that cannot be discovered through the EST or gene mapping approaches alone. Moreover, Celera Genomics believes that by overlaying the expression profiles for different tissues and multiple species, it can facilitate accurate pathway identification and the determination of possible gene function. These discoveries, in turn, should lead to a more comprehensive understanding of the genome and the genomic factors influencing diseases and drug responses in patients.

CELERA GENOMICS' APPROACH TO GENOMICS

    Since the early 1990's, with the commencement of the Human Genome Project, scientists have generally believed that technology would limit the pace at which the entire human genome might be sequenced. The development of Perkin-Elmer's higher-volume sequencing equipment, together with the advances in sequencing strategy developed by Dr. Venter and his scientific team at TIGR, led Perkin-Elmer to believe that it might be possible to sequence the entire human genome efficiently. This combination of advanced technology and the shotgun sequencing approach allowed Perkin-Elmer and Dr. Venter and his team to conclude that whole genome sequencing could be commercially viable.

    Celera Genomics' plan is to develop, on an accelerated basis, comprehensive genomic information on the entire human genome and related comparative genomic information from other model organisms. The advantages of complete and comparative genomic information should include:

    - Integrated information products that permit a level of analysis and interpretation that databases derived from ESTs and gene mapping approaches do not provide. For example, the whole genome approach will disclose rarely expressed genes, regulatory regions and other discoveries.

    - Identification of a far greater number of polymorphisms than can be identified by the current gene mapping approaches.

    Celera Genomics also anticipates adding significant value to its information products by providing software tools and analysis capabilities to facilitate access to the data and by annotating them with interpretive information, including information resulting from collaborations with key life science researchers. For example, Celera Genomics expects to employ GeneTag-TM- gene expression sequence technology, a leading technology for identifying rarely-expressed genes.

    Celera Genomics expects to derive its revenues primarily from access fees from database customers, fees for collaborative polymorphic services, fees from collaborative gene discovery arrangements, and, in certain cases, from licensing intellectual property.

    Celera Genomics expects to sell access to its genomics information to customers for their internal use. For certain information products, Celera Genomics does not expect to seek intellectual property rights from customers on such use. For these products, this policy should promote use of its information by a wide variety of users and will distinguish Celera Genomics from other genomics companies that seek intellectual property rights in their customers' discoveries based solely upon access to those companies' database information. Celera Genomics expects to collaborate with customers to identify targets that can be used in the discovery and development of new diagnostics and drugs and in the development of polymorphism information. For such collaborations, Celera Genomics intends to share with its customers intellectual property rights on discoveries resulting from those collaborations.

    Celera Genomics has adopted a policy to make available, to the research community for free, the basic reference human sequence information generated by its sequencing and assembly efforts. Celera Genomics intends to make available this information on a quarterly basis in the form of unordered consensus human sequence data in excess of specified lengths.

    Celera Genomics has not yet determined the precise form in which the data will be made available, whether in viewable form on Celera Genomics' Web site or by contribution to GenBank (the U.S. Government's genome database). The ultimate form of data release will be affected by, among other things, the evolution of intellectual property law and Celera Genomics' assessment of the likelihood that other organizations may seek to obtain Celera Genomics' data and resell it to their own customers. Celera Genomics believes that current efforts by some companies to obtain data made publicly available for the purpose of private resale may continue, and that the need to protect the value of its information while honoring its intention to share this data with the research community will affect its data disclosure strategy.

    After completion of sequencing, Celera Genomics expects to release a detailed ordered consensus human genome assembly.

    Celera Genomics believes that disclosing consensus sequence data will not affect the value of its information products and services to customers and will encourage researchers to use its data and ultimately become Celera Genomics' customers. Celera Genomics will make available to its customers, on a subscription basis, the assets that are most responsible for the value of its products and services--extensive integrated genomic information systems, including proprietary annotations, certain polymorphism information, comparative genomics information, search tools and algorithms, and assay and other services.

BUSINESS STRATEGY

    Celera Genomics' mission is to become the definitive source of genomic and associated biological and medical information that will facilitate a better understanding of human biological processes and accelerate future improvements in health care. Celera Genomics intends to use the genomic information derived from its human genome sequencing program as a platform upon which to develop an integrated discovery and information system.

    Celera Genomics believes that its information platform, along with the assay systems it will develop, will be used by pharmaceutical, biotechnology and other private entities and academic and other life science research institutions. Celera Genomics will seek to make its discovery and information system the fundamental resource in molecular medicine for acceleration of the development of new drugs, targeted diagnostics and personalized medicine.

    Key elements of Celera Genomics' strategy include:

    -  "SHOTGUN" SEQUENCING OF THE ENTIRE HUMAN GENOME

        Celera Genomics intends to sequence the entire human genome on an accelerated and cost-effective basis. It believes that its shotgun sequencing strategy will produce a highly marketable source of genomic information and build a foundation for a series of comprehensive information products, tools and services to analyze data.

    -  INTEGRATED INFORMATION AND DISCOVERY SYSTEM

        Celera Genomics intends to develop an integrated information system that will include the most comprehensive and integrated databases of genomic and medically-related information available. Celera Genomics expects to integrate its proprietary information with information from external sources. The discovery and information system will also include software tools that provide the ability to view, browse and analyze this information in an integrated way to facilitate discovery. Celera Genomics also expects to offer a variety of services to customers to assist in the analysis and interpretation of the data.

        Celera Genomics intends to supplement the base-level, human genome sequence data it generates with other information to increase the value of its information system. This additional information may include comparative genomic information and associated tissue-specific gene expression profiles from human and other model organisms. Comparative genomic information from model organisms (such as DROSOPHILA and mouse) are often used as a mechanism by which to better analyze specific areas of the genome and develop the interrelationships of the genetic code to disease and drug response. This information, which will permit better understanding of how genes are controlled by regulatory elements, has significant implications for better molecular control of genes and gene therapy.

        For example, Celera Genomics intends to sequence the DROSOPHILA genome, as a pilot project, prior to starting to sequence the human genome. This sequence information will represent the first level of Celera Genomics' comparative genomic information and is intended to add to the understanding of human genomic data, particularly in furthering the understanding of neurological function.

    -  POLYMORPHIC DISCOVERIES AND BIOLOGICAL ASSAY SYSTEMS

        Celera Genomics believes that its sequencing efforts using the DNA from multiple individuals will likely result in the discovery of millions of polymorphic sites. This level of discovery should significantly exceed the efforts of its competitors. Polymorphic sites are locations on the genome where variations in genetic sequence can occur and which may lead to the development of certain diseases or influence the effect of a drug on a patient. Scientists believe that polymorphism information is important in understanding the relationship of genetic factors to disease and how and why certain patients react favorably to certain drugs while others do not. Because the identification of polymorphic sites is very difficult using current methods and few polymorphic discovery programs exist, Celera Genomics believes that the polymorphisms it discovers will add considerable value to its integrated information system.

        After it generates the polymorphism data, Celera Genomics intends to develop biological assay systems to screen for genetic variances that may predispose individuals to diseases, such as diabetes, heart disease, stroke, cancer and obesity, and their interaction with specific drugs. The assay systems that Celera Genomics intends to develop will be flexible systems that allow for this study of genetic variances at various levels of detail.

        Use of Celera Genomics' polymorphism information will depend on the cost of applying polymorphism assays to large clinical trials and patient samples in drug discovery and drug development. Celera Genomics believes that, through its relationship with the Perkin-Elmer Group and early access to its developing technologies, it will be able to reduce the cost of this technology to a level that will permit widespread application of polymorphism assay technology.

COMPETITIVE ADVANTAGES

    Celera Genomics believes that it has competitive advantages that differentiate it from other genomic companies. These advantages should enable it to sequence and assemble the large and complex human genome and build and market its information products and services. These advantages include:

    -  EXPERTISE OF KEY SCIENTIFIC PERSONNEL

        Celera Genomics has recruited a team of recognized leading scientists, led by Dr. Venter, with substantial expertise and experience in the techniques required to build genomic databases. These scientists are widely recognized as experts in the following areas:

        -- Genome sequencing;

        -- Bioinformatics, including genomic data assembly;

        -- Genomic data and functional analysis;

        -- Gene expression profiling; and

        -- Medical application of genomic information.

        Dr. Venter and certain of these scientists, while employed by TIGR, participated in TIGR's sequencing of the entire genome of the first living organism in 1995 and of the nine other whole genomes sequenced and published (or expected to be published) by TIGR. The whole genome shotgun sequencing approach to be used by Celera Genomics was used to sequence each of these genomes. No other single organization has published the complete sequence of more than one genome.

        The team also includes personnel from GenScope and TIGR who provide expertise in gene discovery and functional analysis; personnel from TIGR and other organizations with the computational expertise required for analysis and the difficult process of assembling genomic sequence data; and personnel with the medical expertise required to develop potential medical applications for genomic information.

    -  WHOLE GENOME SHOTGUN SEQUENCING STRATEGY

        Celera Genomics will use whole genome shotgun sequencing to assemble a complete human genome. The shotgun method breaks the genome up into many tiny, random fragments of different lengths. These fragments are sequenced and then using newly developed and specialized algorithms, the raw data is assembled into contiguous blocks and assigned to the correct location in the genome.

        Celera Genomics believes that the benefits to its customers from its whole genome shotgun sequencing strategy include:

        -- FASTER ACCESS TO GENOMIC SEQUENCE INFORMATION THAT HAS NOT BEEN
          PREVIOUSLY PRODUCED BY OTHER PUBLIC OR PRIVATE INITIATIVES. The rapid production of genomic information will provide pharmaceutical and biotechnology companies and the scientific community with the ability to "mine" this information for novel genomic information and pursue intellectual property rights on discoveries.

        -- COMPREHENSIVE GENOMIC INFORMATION. Celera Genomics intends to significantly increase the level of genomic information available to pharmaceutical and biotechnology companies and to the scientific community. As more information is generated by Celera Genomics' sequencing, assembly and annotation programs, it will begin to develop a comprehensive genomic map with increasing resolution over time. With the incorporation of EST data and other levels of annotation, users will begin to gain a more thorough understanding of the location, function and interrelationships of genomic material.

        -- MORE COMPREHENSIVE POLYMORPHISM DATA. Compared to other organizations developing polymorphism programs, which are expected to produce thousands or perhaps up to two hundred thousand polymorphisms, Celera Genomics expects to produce millions of polymorphisms in the near term as a result of its sequencing strategy.

    -  ADVANCED GENOMICS AND COMPUTING TECHNOLOGY

        -- UNIQUE SEQUENCING FACILITY. Celera Genomics will use the Perkin-Elmer
          Group's new high-throughput 3700 DNA sequencers to produce significantly more sequence information than that being produced by other sequencing efforts. Celera Genomics expects that this facility will have the capacity to sequence more than 100 million base pairs of DNA daily. Celera Genomics believes the capacity of this facility will exceed the worldwide sequencing capacity in operation today.

        -- EARLY ACCESS TO OTHER PERKIN-ELMER GROUP TECHNOLOGIES AND PRODUCTS.
          Celera Genomics expects to capitalize on opportunities to apply the Perkin-Elmer Group's developing technologies in areas such as automated sample handling, sequencing chemistries, gene expression, genetic variation analysis and bioinformatics, to its genomics information business. Through its unique relationship with the Perkin-Elmer Group, Celera Genomics expects to stay at the leading edge of technology.

        -- INCORPORATION OF GENSCOPE TECHNOLOGY. Celera Genomics expects to apply Genscope's technology and expertise in gene expression profiling which will provide value-added technology for Celera Genomics' gene discovery and functional analysis programs.

        -- STRATEGIC ALLIANCE WITH COMPAQ COMPUTER CORPORATION. Celera Genomics has formed a strategic alliance with Compaq Computer Corporation to provide computer hardware and software and the expertise required for complex scientific applications and for the computational capacity and tools needed to analyze sequence information.

    -  PERKIN-ELMER RESOURCES AND MARKET EXPERIENCE

        -- ACCESS TO CAPITAL. As part of Perkin-Elmer, Celera Genomics has access to capital.

        -- ADMINISTRATIVE SHARED SERVICES. Perkin-Elmer provides other resources, such as accounting, human resources and other corporate services, to Celera Genomics that it would otherwise have to provide for itself if it were an independent company. As a result, Celera Genomics is able to focus on its mission.

        -- ESTABLISHED TRACK RECORD. Perkin-Elmer's established track record in developing new applications and technologies in life sciences markets.

        -- CUSTOMER RELATIONSHIPS. Perkin-Elmer's extensive relationships with users of life sciences products.

COMMERCIAL APPLICATIONS OF GENOMICS

    Celera Genomics expects that the use of genomic information will transform life sciences by increasing the understanding of biological processes and allowing scientists to target specific processes once a given genome has been mapped. The commercial markets that Celera Genomics believes will benefit from genomic information include pharmaceutical drug discovery and development, medical diagnostics, agriculture and other applied medical markets.

    DRUG DISCOVERY AND DEVELOPMENT

    Celera Genomics believes that genomics will not only assist in the discovery and toxic profiling of new drugs, but also will be used to segment patient populations to develop more personalized disease management strategies.

    DRUG DISCOVERY. One of the most important factors limiting the development of new drugs is the limited number of known disease target molecules for which new drugs can be developed. Disease target molecules are those which can be affected by a drug and cause a subsequent, desired biological reaction in the body. Historically, the process of discovering new target molecules has been extremely slow and very expensive due to reliance on trial and error approaches to discovery. Many believe genomic research will reduce the reliance on historical approaches and will contribute to the discovery of new and viable drugs by accelerating the rate at which new target molecules are identified and ultimately reduce the cost of the discovery process.

    MOLECULAR TOXICOLOGY. Approximately 2.2 million Americans per year are admitted to hospitals as a result of adverse side effects from drugs; more than 100,000 die annually from these side effects. Organ-specific gene expression profiles for drugs already available will enable researchers to study toxicity of new drug compounds with more certainty. In addition, gene expression data, combined with polymorphism information related to metabolic pathways, will provide important indications regarding how people individually react to drugs of various dosage levels.

    DRUG DEVELOPMENT AND CLINICAL TRIALS. A new area of genomic research, known as pharmacogenomics, focuses on identifying genetic variances among patients that may affect the efficacy of drug treatment (an individual's absorption and metabolism of a specific drug) in order to develop more personalized drug therapy. Pharmacogenomics has become more important in the pharmaceutical and biotechnology communities due to increasing evidence that a given drug does not have the same effect on all people.

    In particular, pharmacogenomics is believed to offer at least three different market applications:

    - Increasing the success rate of clinical trials by improving the process of patient population selection;

    -  Identifying new uses for existing drugs; and

    - "Rescuing" drugs that have failed previous drug trials by identifying more appropriate populations for using the drug (candidates for rescued drugs include those where particular sub-populations react adversely to that drug).

    DIAGNOSTICS

    Celera Genomics expects that two major areas of diagnostics--risk assessment and personalized medicine--will benefit from genomics.

    RISK ASSESSMENT. Diagnostic risk assessment has historically focused on measuring general indicators in the body, such as blood pressure and cholesterol levels. These measurements are based on general symptoms rather than the specific genetic basis of disease. As a consequence, these diagnostic tests do not address the underlying cause of disease and can result in compromised medical care for patients and increased risk of litigation.

    New genomic-based diagnostics will focus on determining an individual's risk to develop a particular disease by looking at specific genes and any disease-related changes in a particular patient. These new diagnostics will likely lead to better preventative care by offering more accurate assessments of a patient's potential risk for developing a particular disease.

    PERSONALIZED MEDICINE. Celera Genomics expects that genomic information will be used to develop molecular diagnostic tests to identify the genetic make-up of individuals. These diagnostic tests will contribute to a more personalized approach to medicine. For example, there are many types of cancer that have similar symptoms. Because these symptoms may be similar between one genetic type of cancer and another, it may be important to discriminate between the actual type of disease rather than just the symptoms in prescribing an effective treatment. It is believed that rather than prescribing a drug based solely on symptoms, physicians will be able to use a molecular diagnostic test to help select the most effective drug with the minimum number of side effects. As a result, this approach should benefit the patient with more customized care, reduced illness length, and ultimately, better treatment results.

    AGRICULTURE

    After health care, agriculture is the next largest market likely to benefit from genomic research. The ability to diagnose plant and animal diseases and develop treatments targeted against those diseases should produce better agricultural products and improve yields. For example, the comparison of genetic information from disease or pest-resistant plant strains with non-resistant strains and the use of selective breeding programs for favorable traits will significantly increase the number and success of new strains available to various agricultural areas around the world.

    OTHER APPLICATIONS

    Genomic information should also be important in forensics and veterinary medicine, as well as in non-traditional life science markets such as textile production, waste control and environmental remediation.

PRODUCTS AND SERVICES

    Celera Genomics anticipates generating genomic information as a platform for developing the following products and services:

    - Genomic information databases consisting of comprehensive and integrated human sequence information and information from other model organisms;

    - Software systems and tools to facilitate customer access, viewing, browsing, analysis and discovery;

    - Polymorphism data and assay services for the pharmaceutical and health care industry, including through collaborative service agreements using the polymorphism data resulting from Celera Genomics' sequencing;

    - Gene discovery services in collaboration with customers to pursue novel discoveries;

    - Other business extensions, involving Celera Genomics' own gene discoveries, population genomics analysis, sequencing of additional genomes and contract sequencing; and

    - Advanced genomics technologies, including technologies offered by GenScope, such as gene expression profiling, high throughput DNA sequencing, complementary DNA (cDNA) cloning and bioinformatics, to accelerate drug discovery and development efforts.

    ANTICIPATED REVENUE SOURCES

    Celera Genomics expects to offer its information products on a subscription basis for multiple year subscriptions. The information products will include a variety of databases, including the Human Gene Index, the DROSOPHILA Genome Database, the Human Genome Database, a Gene Expression Database, a Comparative Genomics Database that would include data from model organisms, and additional databases over time.

    The structure of customer subscriptions, including the databases to be offered, the access fees to be charged, the intellectual property terms, and the nature of any services provided to customers, will vary according to customer requirements and are expected to change over time. Celera Genomics expects to continue to generate revenues through GenScope's services in gene expression analysis.

    Celera Genomics expects to realize revenues from its genomics information products in several phases:

    INITIAL PHASE. In the initial phase, expected to last until sequencing begins in early 1999, Celera Genomics expects to enter into agreements with a limited number of early access subscribers to its information and discovery system. Celera Genomics' strategy in seeking these customers is to offer them early access to genomic data as it is being generated, to enhance their opportunities for early gene discovery and to permit them to seek intellectual property rights in connection with their own discoveries. Celera Genomics may make available, in some cases, early access to gene expression information, interfaced with customers' internal biological and clinical "know-how," to help the customers focus on biological pathways for gene identification, including rarely transcribed genes, and aid data mining efforts. Early access customers will also be offered the opportunity to provide input into the design of Celera Genomics' product and service offerings. The most likely early access candidates are companies with experience in genomics, such as pharmaceutical companies and larger companies with businesses focused on gene discovery.

    SECOND PHASE. Celera Genomics anticipates that the second phase of its business development should start after the commencement of sequencing and will involve expanded efforts to seek additional database subscriptions. Terms offered to customers in this phase are expected to differ from those offered in the initial phase. Celera Genomics believes that customers in this phase are also likely to be leading pharmaceutical companies and other larger companies with focused gene discovery efforts. Targeted customers will also include universities and other research institutions with substantial genomic research interests. Celera Genomics expects that its strategy for expanding the number of subscriptions will be based, in part, on its demonstrating early success in high volume sequencing, assembly and annotation of the DROSOPHILA genome.

    THIRD PHASE. Celera Genomics expects that the third phase of its business development will expand to include the development of related products and services to existing and new customers. These expanded products and services include the development of its polymorphism information business, targeted to pharmaceutical and biotechnology companies, and the development of assay and related services through collaborative arrangements. Celera Genomics expects to share intellectual property rights in this area with its customers, and to derive service-based fee income from polymorphism database access and assay services. While the polymorphism information and assay business is at an early stage of development, Celera Genomics believes these products and services could generate significant revenues over time.

    In this phase, Celera Genomics also anticipates broadening its analysis capability by incorporating more sophisticated search and other software tools in its product offerings. Celera Genomics expects also to emphasize at this stage collaborations with key partners already in the genomics business or those seeking to utilize genomic information in gene discovery. Celera Genomics also expects to generate licensing revenues from its own gene discovery efforts.

    LATER STAGES. In the later stages of its business development, Celera Genomics anticipates developing the technological capabilities to provide access to its databases to broader customer groups, including physicians, patients and individual researchers. Celera Genomics expects that access for these customers will be available on a different basis than access for its other genomics customers.

    INFORMATION PRODUCTS

    Celera Genomics' information products may include the following features:

    - A comprehensive information and analysis system built on the foundation of the human genome;

    -  A human genome reference sequence and a comprehensive genetic map;

    - Continual annotation of genomic sequence information, through internal research and integration of information obtained from public and private sources, including the following:

        -- location of identified genes;

        -- specific identification of regulatory regions; and

        -- medically-related information on genetic disease;

    - Gene expression software that allows customers to access their data for tracking projects and analyzing proprietary data;

    - Proprietary bioinformatics software that allows users to visualize information and interrelationships and perform their own analysis;

    - The capability to perform comparative analysis on other genomes, including that of DROSOPHILA and mouse, to permit researchers to better understand gene function and the ways in which genes and proteins operate within cells; and

    - The ability to permit customers to integrate their proprietary data and annotations.

    Celera Genomics is initially offering the following information products:

    HUMAN GENE INDEX. Celera Genomics intends that this database represent the most current view available of the set of human genes. It will be the extension of the TIGR Human Gene Index, which has been in development at TIGR for over three years and will be licensed to Celera on a non-exclusive basis. The sequence data will be derived from transcripts derived from genomic sequences, assemblies of ESTs and related data used to develop the ESTs. This database will contain an extensive network of links to other sources of biological information, including information from mapping data, genomic sequences, expression data and the Human Genome Project's databases.

    DROSOPHILA GENOME DATABASE. Celera Genomics expects that the first complete sequence of available data generated by Celera Genomics' sequencing activity will be the DROSOPHILA genome. Scientists have widely studied DROSOPHILA, which has been shown to share similar genes with humans. This new genomic information will allow valuable comparisons of both sequences and genes for the drug discovery process. Initially, the content of the DROSOPHILA database will include DNA sequence information generated by Celera Genomics. Over time, Celera Genomics will assemble and supplement this data with data obtained from other accessible resources. The database will include, as a minimum, the following annotations: protein matches, exon predictions, EST matches and marker locations on chromosome maps.

    HUMAN GENOME DATABASE. This information base will be the foundation for developing an information and discovery source that ultimately links genomic data to relevant biological and medical information. Celera Genomics anticipates that it will sequence the human genome at full capacity at a rate of 100 million base pairs of DNA per day and assemble sequenced data daily. In addition, it will order the information using existing available data from its own and third party sources. Concurrent with the sequencing project, separate teams will be designated for annotating specific chromosomes. The Human Genome Database will include, as a minimum, the following annotations: protein matches, exon predictions, EST matches and marker locations on chromosome maps.

    GENETAG-TM- EXPRESSION DATABASES. These databases will consist of human and animal gene expression information to provide rapid, in-depth analysis of where genes are expressed and in what quantities. This will include the GeneTag-TM-rat database, which is the largest rat gene database in the world. GenScope has identified 30,000 unique GeneTags-TM- in four months and that number is rapidly increasing. The rat is an important model organism for pharmaceutical discovery and development. Currently, these databases are used internally to expedite internal research and gene identification for contract projects.

    Celera Genomics expects to develop and offer additional databases over time, including those that contain polymorphism data and comparative data from other genomes.

    POLYMORPHISM DATA AND ASSAY SERVICES

    The polymorphism data and services program will focus on understanding genetic variations among individuals. This program will provide collaborators with access to Celera Genomics' polymorphism database as well its assay development capability. Celera Genomics intends to pursue scientific collaborations with a number of customers to leverage the use of Celera Genomic's polymorphism information in customers' research and development efforts. From its shotgun sequencing strategy and the use of DNA from three to five individuals, Celera Genomics expects to generate from 10 million to 30 million polymorphisms, which will be included in a database accessible by Celera Genomics' customers and collaborators. From that information, Celera Genomics expects to work with collaborators to select 100,000 to 500,000 polymorphisms for additional validation testing on broad populations. The database will include both all known candidate and validated polymorphisms, and will be continually updated as candidate polymorphisms are validated. Celera Genomics intends to seek protection of intellectual property rights in such polymorphism information.

    Celera Genomics also expects to offer a program to develop customized assay systems that will be used by customers in collaborative arrangements for both population studies undertaken for purposes of gene discovery and pharmacogenomics studies undertaken for the purpose of understanding individual drug response. Celera Genomics intends to utilize technology developed by the Perkin-Elmer Group and other companies to create biological assays that will be used to perform diagnostic tests on patient populations. These assays systems will be based on flexible formats that may use a variety of technologies including mass spectrometry detection, Taqman-Registered Trademark- chemistry and

GeneTag-Registered Trademark- (AFLP) technology. A variety of customized options are expected to be available from high resolution of localized genome areas to whole genome wide scans. Customers will be able to carry out these studies by entering into collaborative service agreements with Celera Genomics.

    GENE DISCOVERY SERVICES

    Celera Genomics intends to enter into collaborative arrangements with customers to pursue novel discoveries in the customers' specific areas of interest. It anticipates that the terms of these collaborative arrangements will generally provide for research fees and joint ownership of any discoveries made through the collaborative relationship.

    GenScope GeneTag-TM- technology provides Celera Genomics with additional capabilities in the field of gene discovery. GenScope provides gene expression profiling technology that simultaneously discovers novel genes, including rarely-expressed genes, and monitors known genes for applications such as molecular toxicology, gene discovery and pharmacogenomics.

    BUSINESS EXTENSIONS

    Celera Genomics believes that its investment in staff and technology and its integrated information systems should permit it to expand its business into several areas. These additional areas may include licensing of proprietary intellectual property rights from its own gene discovery efforts and collaborative endeavors and establishment of collaborative relationships to develop genomic information related to other organisms.

    Celera Genomics intends to conduct its own gene discovery initiatives as part of its analysis of genomic data generated through its sequencing efforts. Celera Genomics currently intends to pursue intellectual property protection on a limited number of novel gene discoveries. If Celera Genomics is successful in making novel discoveries and generally establishing intellectual property rights, it expects to license most of its discoveries broadly.

    Celera Genomics may also enter into other collaborative arrangements with customers to develop genomic information specific to a particular customer's interest. Such arrangements could involve an extensive population genomics study on behalf of a pharmaceutical company or the sequencing of certain plant, animal or insect genomes on behalf of customers in the agriculture industry. In addition, customers may build proprietary gene expression databases using GeneTag-TM- sequencing technology through a collaborative arrangement. These arrangements may also include providing to customers biological materials, such as full length cDNA clones, and sequencing of clones of novel genes. Celera Genomics anticipates that the terms of these collaborative arrangements will generally provide for up-front license fees, research fees and joint ownership of any discoveries.

GENSCOPE

    GenScope, a unit of Celera Genomics, offers customers advanced genomics information, including gene expression profiling, gene discovery, DNA sequencing, complementary DNA (cDNA) cloning and bioinformatics to accelerate their drug discovery and development efforts.

    GenScope has exclusive worldwide rights to GeneTag-TM- AFLP (technology for human health care applications). AFLP technology was invented and patented by Keygene N.V. of The Netherlands as a DNA fingerprinting technique for use in genomics-based plant breeding programs and offers substantial advantages over other gene fingerprinting techniques. This technique is an enhancement of polymerase chain reaction ("PCR") that allows selective analysis of any portion of genetic material without the specific, prior sequence information normally required for PCR.

    GenScope products include gene expression profiling technology that simultaneously discovers novel genes and monitors known genes for applications such as molecular toxicology, gene discovery (including rarely expressed genes) and pharmacogenomics. This capability, enabled by the GeneTag-TM- expression technology, allows rapid gene expression profiling, simultaneously monitoring known genes and discovering novel genes in a tissue or cell line. The rapid data generated allows for fast construction of expression databases for specific animal models and tissue. This information can then be used to develop differential gene expression assays for genes identified in the global gene expression studies to analyze disease and target specific pathways and drug to drug or drug to organ side effects.

    GenScope also offers software and bioinformatics services which allow customers to access proprietary data via a secure Internet or Intranet connection, allowing them to rapidly analyze and distribute information from public and private sources throughout their research and development organizations. Using these resources, GenScope also is building databases of model organism gene expression data for gene identification and other research.

COMPETITION

    Celera Genomics' principal competitors will be those public and private entities that are currently or intend to become involved in providing genomic information and related genomic analysis capabilities in such areas as genetic variability and gene discovery. Celera Genomics' market and financial success will be dependent, in large part, upon its ability to maintain a competitive position in each of these areas. Entities with which Celera Genomics will be directly competing include Curagen, Genset, Inc. and Incyte Pharmaceuticals, Inc. There are also a number of companies with which Celera Genomics will indirectly compete in particular lines of business, such as in gene discovery and the development of drug targets. In addition, some of Celera Genomics' potential customers (for example, pharmaceutical companies) may choose to develop technologies similar to those offered by Celera Genomics. Finally, new technologies that improve the gene analysis and discovery process may emerge over time and could compete with those being developed by Celera Genomics, or otherwise affect its business strategy.

    Some competitors may add data made available to the public by Celera Genomics to their own databases for resale to their customers. To prevent this, Celera Genomics intends to seek contractual and intellectual property protection.

    Celera Genomics does not believe it is competing with the U.S. government's efforts to sequence the human genome, and has sought to coordinate its efforts with those funded by the U.S. government. Celera Genomics expects to continue to seek ways to supplement and benefit from coordinating its activities with those of the NIH and the Department of Energy.

INTELLECTUAL PROPERTY AND PROPRIETARY TECHNOLOGY

    Celera Genomics' business and competitive position is dependent, in part, upon its ability to protect its database information, proprietary gene sequence methods, software technology and the novel genes it identifies. Celera Genomics' commercial success will be affected by, but is not directly dependent on, the ability to obtain patent protection on genes and polymorphisms discovered by it and/or by Celera Genomics' customers on their own behalf and by collaborators. Celera Genomics plans to seek intellectual property protection, including copyright protection, for the information and discovery system including its content, the software and methods it creates to manage, store, analyze and search novel information.

    Celera Genomics' current plan is to apply for patent protection upon the identification of candidate novel genes, novel gene fragments and their biological function or utility. Celera Genomics also plans to apply for patent protection for certain novel polymorphisms. This plan includes applying for claims to the gene sequences as well as equivalent sequences and their variant forms. Although obtaining patent protection based on partial gene sequences might enhance Celera Genomics' business, Celera Genomics does not believe that its commercial success will be materially dependent on its ability to do so. When gene discovery or analysis has been performed on behalf of customers or collaborators, Celera Genomics anticipates that these patent rights will be jointly owned by Celera Genomics and the customer or collaborator. If a gene product was developed,

Celera Genomics anticipates it would receive various forms of consideration including license fees, milestone payments and royalty payments on sales of the gene product and related products.

    The granting of patents on genomic discoveries is uncertain worldwide and is currently under review and revision in many countries. Moreover, publication of information concerning partial gene sequences prior to the time that Celera Genomics applies for patent protection based on the full-length gene sequences or different partial gene sequences in the same gene may affect Celera Genomics' ability to obtain patent protection. Certain court decisions suggest that disclosure of a partial sequence may not be sufficient to support the patentability of a full-length sequence and that patent claims to a partial sequence may not cover a full-length sequence inclusive of that partial sequence.

    In January 1997, TIGR, in collaboration with the National Center for Biological Information, disclosed full-length DNA sequences assembled from ESTs available in publicly accessible databases or sequenced at TIGR. The National Human Genome Research Institute also plans to release sequence information to the public. Such disclosures might limit the scope of Celera Genomics' claims or make subsequent discoveries related to full-length genes unpatentable. While Celera Genomics believes that the publication of sequence data will not preclude it or others from being granted patent protection on genes, there can be no assurances that such publication has not and will not affect the ability to obtain patent protection.

    There can be no assurance that these or other uncertainties will not result in changes in, or interpretations of, the patent laws that will adversely affect Celera Genomics' patent position. Celera Genomics anticipates that there will be significant litigation in the industry regarding genomic patent and other intellectual property rights. If Celera Genomics becomes involved in such litigation, it could consume a substantial portion of Celera Genomics' resources.

    Celera Genomics also intends to rely on trade secret protection for its confidential and proprietary information. Celera Genomics believes it has developed proprietary procedures for sequencing and analyzing genes and for assembling the genes in their naturally occurring order. In addition, Celera Genomics believes it has developed novel methods for searching and identifying particularly important regions of genetic information or whole genes of interest. Celera Genomics currently protects these methods and procedures by trade secret and has not sought patent protection, although it may decide to do so in the future.

    Celera Genomics has taken security measures to protect its databases concerning genes identified by it, including entering confidentiality agreements with employees and academic collaborators who are provided or have access to confidential or proprietary information. Celera Genomics continues to explore ways to further enhance the security for its data, including copyright protection for its databases.

    Intellectual property derived from the GenScope gene-profiling service provided to current GenScope customers is owned by the customers. GenScope has retained rights to markers for clinical research, human and animal diagnostics or pharmacogenomics. GenScope service agreements negotiated to date have also provided for clinical milestones and royalty payments on products derived from the deliverables in gene discovery contracts.

SCIENTIFIC STAFF AND MANAGEMENT

    Celera Genomics' senior scientific staff and management include the following persons:

    J. CRAIG VENTER, Ph.D., President and Chief Scientific Officer, was the founder and President of TIGR, a not-for-profit genomics research institution, from 1992 until August 1998. He also was a scientific founder of Human Genome Sciences, Inc. Dr. Venter has been Chief Scientific Officer at TIGR since August 1998, and remains Chairman of the Board of TIGR since being appointed in 1992. Prior to 1992, he was a Section Chief and a Lab Chief in the National Institute of Neurological Disorders and Strokes at the NIH. At NIH, Dr. Venter developed ESTs, a new strategy for gene discovery, and using the EST method at TIGR, Dr. Venter and other TIGR scientists discovered and published one half of all human genes that have been sequenced. Using new algorithms developed at TIGR, TIGR developed the whole genome shotgun method that led TIGR to completing the first three genomes ever sequenced.

    MARK ADAMS, Ph.D., Vice President for Genome Programs, was Director of DNA Sequencing at TIGR from 1992 until August 1998 and Director of Eukaryotic Genomes from 1996 to 1998. Prior to joining TIGR, Dr. Adams was a post doctoral fellow in Dr. Venter's lab at NIH and is a co-developer of the EST method of sequencing. He also participates in projects devoted to sequencing and characterization of other eukaryotic and prokaryotic genomes.

    PETER BARRETT, Ph.D., Executive Vice President and Chief Business Officer, was Vice President, Corporate Planning and Business Development of Perkin-Elmer since 1995. Dr. Barrett was a member of the team of corporate officers responsible for the Company's direction and management, focusing on strategic planning, mergers and acquisitions, and new business development for life science businesses. Dr. Barrett joined Perkin-Elmer in 1979 and has held a number of managerial positions in the United States and Europe, including executive management in Perkin-Elmer's life science business from 1990 to 1995.

    SAMUEL BRODER, M.D., Executive Vice President and Chief Medical Officer, was Senior Vice President for Research and Development at IVAX Corporation, from 1995 until August 1998. Dr. Broder was Presidentially-appointed director of the National Cancer Institute ("NCI") at NIH, which had over 2,000 employees and an annual budget of more than $2 billion, from 1989 to 1995. His laboratory played a major role in the discovery or development of several marketed drugs. As NCI director, he initiated and directed several large-scale clinical studies in prevention, diagnosis and treatment of cancer.

    MARGARET BYWATER, M.D., Med. Ph. Lic. (Pathology), Corporate Staff Vice President, Perkin-Elmer and General Manager, GenScope. Prior to joining Celera Genomics, she was responsible for the strategy and implementation of corporate initiatives to broaden Perkin-Elmer's position in the pharmaceutical market. Prior to her service with Perkin-Elmer, she held several positions in sales and market development, and business development at Pharmacia Biotech, including that of Director of Business Development--Molecular Medicine and as Vice President of Business Development and Clinical Operations at OncorMed, Inc. in Gaithersburg, Maryland.

    ANNE DESLATTES MAYS, Director of Software Systems, was the principal software engineer at TIGR from 1997 to 1998, responsible for developing software solutions for the closure process. Prior to this, she designed and developed software solutions for a variety of industries including the telecommunications, biotechnology and air traffic industries. The applications that she developed for these industries included instrument control, modeling and simulation, and user interface software.

    DENNIS A. GILBERT, Ph.D., Director of Research and Operations, GenScope has been with GenScope since its acquisition by Perkin-Elmer. Mr. Gilbert is responsible for the development and commercialization of its proprietary gene expression technology. At GenScope, he directs a multidisciplinary functional genomics research and production operation. From 1993 to 1997, Dr. Gilbert was Manager of Molecular Genetic Applications for PE Biosystems where he developed technology on the ABI 377 and ABI 310 instruments for linkage mapping and characterization of genes involved in human diseases. Prior to joining Perkin-Elmer, he was Program Manager, Genetics at W.R. Grace, where he applied molecular genetic technologies to the identification of economically important traits in agricultural animals.

    ANTHONY R. KERLAVAGE, Ph.D., Director of Gene Discovery, served as TIGR's Director of the Department of Bioinformatics and Director of the TIGR Database, a collection of publicly accessible biology databases before joining Celera Genomics. Prior to TIGR, he worked in the Receptor Biochemistry and Molecular Biology Section of NINDS at the NIH. His research has included various aspects of computational biology, including DNA and protein sequence analysis, prediction of protein structure, protein structure/function relationships, gene families, molecular evolution, and design of informatics systems and databases for large-scale DNA sequencing projects.

    EUGENE W. MYERS, JR., Ph.D., Director of Informatics Research, has worked in the field of computational biology as a scientist and Full Professor at the University of Arizona for the last 17 years. His work has focused primarily on developing efficient sequence analysis and sequence assembly algorithms and co-proposed use of the whole genome shotgun approach for sequencing the human genome in 1996. Dr. Myers is also widely known for being one of the co-developers of BLAST, one of the most widely used analysis tools for genomics.

    L. STEVENSON PARKER, Vice President of Administration and Legal Affairs, was a partner at Arnold & Porter, a leading international law firm based in Washington, D.C. from 1991 to 1998. At Arnold & Porter, Mr. Parker specialized in the corporate and securities and intellectual property/technology practice areas, and has represented clients in a wide variety of corporate and commercial matters including mergers and acquisitions, securities offerings, and employee benefits and compensation plans. Mr. Parker also counseled clients involved in biotechnology, including TIGR since its formation. He also counseled clients involved in information technology and medical technology on transactions involving intellectual property, capital raising, employee compensation, joint ventures, and collaborative research agreements.

    HAMILTON O. SMITH, M.D., Director of DNA Resources, was Professor of Molecular Biology and Genetics at the Johns Hopkins School of Medicine until mid-1998. He is best known for the discovery of the first Type II restriction enzyme (for which he received a Nobel Prize) in 1968, soon after joining the Hopkins faculty. He has made a number of contributions to nucleic acid biochemistry and microbial genetics. In the past 20 years, he and his laboratory co-workers have isolated and characterized more than a dozen genes involved in the DNA transformation mechanism of the bacterium, HAEMOPHILUS INFLUENZAE. He was also a part time investigator at TIGR from 1997 to 1998, prior to joining Celera Genomics.

    GRANGER SUTTON, Ph.D., Principal Scientist, joined TIGR in 1992 where he developed algorithms for multiple sequence alignment, DNA versus protein alignment allowing for frameshifts and streamlining of homology searching. His primary focus, in recent years, has been shotgun fragment assembly resulting in the TIGR Assembler, which is used for assembling microbial genomes.

    SCIENTIFIC ADVISORY BOARD

    Celera's scientific advisory board consists of the following persons:

    ARTHUR L. CAPLAN, Ph.D. is a renowned scholar and leading authority on ethical issues surrounding biomedical advances and scientific discovery. Since 1994 Dr. Caplan has served as Director of the Center for Bioethics and as Trustee Professor of Bioethics at the University of Pennsylvania. He is, in addition, Professor of Molecular and Cellular Engineering, Professor of Philosophy and Chief, Division of Bioethics, University of Pennsylvania Medical Center. Dr. Caplan is Chairman of the Advisory Committee to the U.S. Department of Health and Human Services, Centers for Disease Control and the U.S. Food and Drug Administration.

    ARNOLD J. LEVINE, Ph.D. is a cancer biologist and is President of Rockefeller University. Previously, Dr. Levine was the Harry C. Wiess Professor of the Life Sciences at Princeton University, where he founded the University's molecular biology department during a 12-year tenure that saw the department grow to include two research laboratories and 35 faculty members. Prior to his work at Princeton, Dr. Levine was chairman at SUNY/Stony Brook School of Medicine.

    VICTOR A. MCKUSICK, M.D. is University Professor of Medical Genetics at The Johns Hopkins University and a physician at Johns

Hopkins Hospital. Previously, he was Director of the Division of Medical Genetics in the Department of Medicine at The Johns Hopkins University School of Medicine. Dr. McKusick is editor-in-chief of the journal "Medicine" and founding editor of "Genomics", the international journal of gene mapping and nucleotide sequencing emphasizing analyses of the human and other complex genomes. He served as founder president of The Human Genome Organization from 1988 to 1990.

    RICHARD J. ROBERTS, Ph.D., Chairman of the Scientific Advisory Board, is a research director at New England Biolabs in Beverly, Massachusetts. He was awarded the Nobel Prize for Physiology Medicine in 1993 and is a leading pioneer in the applications of computer methods in protein and nucleic acid sequence analysis. From 1972 to 1992, Dr. Roberts held a series of senior research positions at Cold Spring Harbor Laboratory.

    MELVIN I. SIMON, Ph.D. is chairman and professor, Division of Biology, at California Institute of Technology with which he has been associated since 1982. Previously, he was with the University of California, San Diego where he served as assistant professor, associate professor, and professor in the Department of Biology from 1965 to 1982. Dr. Simon serves on a number of boards including those of the Agouron Institute where he is chairman.

    NORTON D. ZINDER, Ph.D. is the John D. Rockefeller, Jr. professor and head of the Laboratory of Genetics of The Rockefeller University. An internationally acclaimed expert in molecular biology, Dr. Zinder was first chairman of the NIH's Program Advisory Committee on the Human Genome.

MATERIALS

    Celera Genomics depends on the Perkin-Elmer Group for several critical materials, including reagents and capillary arrays, required for sequencing. For certain of these materials, the Perkin-Elmer Group is the sole supplier, and for other materials Celera Genomics believes that the Perkin-Elmer Group provides the highest quality materials available. Any interruption in the availability of these materials could adversely affect and, in come cases, shut down sequencing operations.

EMPLOYEES

    Celera Genomics had approximately 90 employees as of September 30, 1998 of which 40 were at GenScope.

PROPERTIES

    Celera Genomics' headquarters are in Rockville, Maryland, where its administrative facilities, sequencing facility, laboratories and bioinformatics facilities are located. Celera has leased approximately 220,000 square feet of space in two adjacent buildings with a lease term of 10 years. GenScope leases approximately 11,000 square feet of space in one building in Foster City, California from the Perkin-Elmer Group.

LEGAL PROCEEDINGS

    On October 19, 1998, Amersham Pharmacia Biotech, Inc. filed a patent infringement action against Celera Genomics in the United States District Court for the District of Delaware. The complaint alleges that Celera Genomics is directly, contributorily or by inducement, infringing U.S. Patent No. 5,688,648 ("the `648 patent"), entitled "Probes Labeled with Energy Transfer Coupled Dyes." The complaint seeks declaratory judgment that the use of the Perkin-Elmer BigDye-TM- Primer and BigDye-TM- Terminator kits would infringe the `648 patent, as well as injunctive and monetary relief. Celera Genomics answered the complaint, alleging that the `648 patent is invalid and that Celera Genomics has not infringed the `648 patent.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                     MANAGEMENT'S DISCUSSION OF OPERATIONS

    The following discussion should be read in conjunction with the combined financial statements and related notes of the Celera Genomics Group and the consolidated financial statements and related notes of The Perkin-Elmer Corporation ("Perkin-Elmer" or the "Company"). Historical results and percentage relationships are not necessarily indicative of operating results for any future periods.

OVERVIEW

    The Celera Genomics Group was formed by the Company and Dr. J. Craig Venter of The Institute for Genomic Research ("TIGR") for the purpose of generating and commercializing genomic information to accelerate the understanding of biological processes and assisting pharmaceutical, biotechnology and life science research entities. The Celera Genomics Group is engaged principally in the generation, sale and support of genomic information databases supported by software and analysis systems; discovery, validation and licensing of proprietary gene products, genetic markers and information regarding genetic variability; and related consulting and contract research and development services. The foundation of the Celera Genomics Group's strategy is the sequencing of the entire human genome, which it expects to complete by December 31, 2001. The Celera Genomics Group also includes the business and operations of GenScope. GenScope provides genomic-related contract research and discovery services, utilizing AFLP gene expression profiling technology.

    Operations to date have been principally funded from the Company's working capital and GenScope's collaborative arrangements. Contract research services of GenScope have accounted for all of the Celera Genomics Group's revenues to date. Net losses for the three months ended September 30, 1998 and 1997, were $4.2 million and $.2 million, respectively. Net losses for the fiscal years ended June 30, 1998 and 1997 were $4.0 million and $25.8 million, respectively. Results through fiscal 1998 have primarily reflected the operations of GenScope. Fiscal 1997 included a charge of $25.4 million for purchased in-process research and development. The Celera Genomics Group anticipates that net operating losses will continue and will increase through at least 2001.

EVENTS IMPACTING COMPARABILITY

    During the third quarter of fiscal 1997, the Company acquired GenScope, Inc., a company then solely engaged in the development of gene expression technology, for $26.8 million. The Company recorded a charge of $25.4 million attributable to the in-process technology purchased. The acquisition represented the purchase of development stage technology, not at the time considered commercially viable in the health care applications that the Company intends to pursue. The Company's intent was to first develop the technology into a set of molecular screening tools for use in the enhancement of pharmaceutical product development. The Company allocated $1.4 million of the purchase price to technology rights attributable to GenScope's AFLP gene expression technology. AFLP is an enhancement of the polymerase chain reaction ("PCR") process that allows selective analysis of any portion of genetic material without the specific, prior sequence information normally required for PCR. Of the $25.4 million expensed as in-process research and development, $5.5 million represented a contingent liability due on the issuance of a process patent for technology under development.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED
  WITH SEPTEMBER 30, 1997

    The Celera Genomics Group reported a net loss of $4.2 million for the first quarter of fiscal 1999 compared with a net loss of $.2 million for the first quarter of fiscal 1998. The significant increase in net loss reflected the establishment and start-up of operations to support the expanded sequencing activities of the business.

    No revenues were recognized in the first quarter of fiscal 1999 and 1998. In the first quarter of fiscal 1999, the Company entered into a collaborative agreement whereby GenScope will provide certain genomic information on biological samples of tumors or other cell tissues utilizing AFLP technology. Upon execution of the agreement, a $1.0 million payment was received and recorded as deferred revenues.

    Selling, general and administrative ("SG&A") expenses were $3.5 million in the first quarter of fiscal 1999. The first quarter of fiscal 1999 included the allocation of $.7 million of corporate overhead and administrative shared services (see Note 1 to the Celera Genomics Group combined financial statements). The amount of corporate overhead and administrative shared services allocated to the Celera Genomics Group was not material for the first quarter of fiscal 1998. SG&A expenses represented 54% of total operating expenses for the first quarter of fiscal 1999. SG&A expenses for the first quarter of fiscal 1998 reflected only the costs associated with the GenScope business. The first quarter of fiscal 1999 included the establishment and start-up of operations at the Celera Genomics Group's headquarters in Rockville, Maryland and, to a lesser extent, increased staffing for GenScope. The headquarters includes administrative facilities, sequencing facilities, laboratories and bioinformatics facilities. On July 10, 1998, the Company entered into a ten-year non-cancelable lease for the Celera Genomics Group's Rockville facility. Approximately 90 employees were employed by the Celera Genomics Group at September 30, 1998, compared with approximately 50 at June 30, 1998.

    Research and development ("R&D") expenses were $3.0 million for the first quarter of fiscal 1999 compared with $.3 million for the prior period. The first three months of fiscal 1999 included a cost of $.4 million (including overhead) for research performed by the Perkin-Elmer Group on behalf of the Celera Genomics Group. GenScope's related R&D expenses increased $1.8 million for the first three months of fiscal 1999 over the comparable period resulting from costs incurred to support the continuing development of transitioning its in-process technology into a commercially viable product for the health care industry.

    The income tax benefit was computed using an effective tax rate of 35% for the first quarter of fiscal 1999 and fiscal 1998 (see Note 1 to the Celera Genomics Group combined financial statements for a discussion of allocations of federal and state income taxes).

RESULTS OF OPERATIONS--1998 COMPARED WITH 1997

    The Celera Genomics Group reported a net loss of $4.0 million for fiscal 1998, compared with a net loss of $25.8 million for fiscal 1997. Fiscal 1997 included a $25.4 million charge for purchased in-process research and development in connection with the GenScope acquisition.

    Net revenues of $.3 million for fiscal 1998 were derived from a contract research program directed towards the identification of diagnostic DNA markers for rat liver genes using GenScope's AFLP technology. The requirements of the contract were completed in fiscal 1998. In the fourth quarter of fiscal 1998 the Company also entered into a pilot study contract research services agreement. The total amount of this latter agreement was $.3 million and the agreement requires GenScope to deliver AFLP expressed gene profiles on biological samples. The entire amount has been deferred and will be recognized in accordance with the provisions of the agreement. No revenues were reported for fiscal 1997.

    Selling, general, and administrative expenses of $1.9 million for fiscal 1998, included $.9 million of corporate overhead and administrative shared services. The amount of allocated corporate overhead and shared services was not material for fiscal 1997. Fiscal 1997 included only the operations of GenScope from the date of acquisition.

    Research and development expenses were $4.3 million for fiscal 1998 compared with $.6 million for fiscal 1997. Fiscal 1997 included only the operations of GenScope from the date of acquisition.

    The income tax benefit was computed using an effective tax rate of 35% for fiscal 1998. Fiscal 1997 included a tax benefit of $.2 million on a before-tax loss of $26.0 million. The charge of $25.4 million for acquired research and development was not deductible for tax purposes

(see Note 1 to the Celera Genomics Group combined financial statements for a discussion of allocations of federal and state income taxes).

          MANAGEMENT'S DISCUSSION OF FINANCIAL RESOURCES AND LIQUIDITY

OVERVIEW

    The Celera Genomics Group has relied principally on the Company to fund its operations and capital expenditures. At September 30, 1998 the Celera Genomics Group was not allocated cash or cash equivalents from the Company. Working capital was $2.6 million at September 30, 1998 compared with $1.6 million at June 30, 1998.

    The development of the Celera Genomics Group's products and services will require substantial funding. No organization has ever attempted to combine in one business organization all of the Celera Genomics Group's businesses. The Company intends to allocate to the Celera Genomics Group a note receivable from the Perkin-Elmer Group. The Company is finalizing its estimate of the Celera Genomics Group's financial requirements to ensure that the Company's financial commitment is commensurate with the size of the expected economic opportunities. The Company also intends to allocate tax benefits to the Celera Genomics Group for losses incurred, resulting in up to $75 million of additional cash resources for the Celera Genomics Group. The Company believes that the note receivable, allocated tax benefits, and anticipated revenues of the Celera Genomics Group should be sufficient to fund its current business objectives through 2001.

    In addition, the Board of Directors of the Company has adopted a financing policy, included in Note 1 to the Celera Genomics Group combined financial statements, which will permit the Perkin-Elmer Group to make loans to the Celera Genomics Group and to make equity contributions to the Celera Genomics Group in exchange for Celera Genomics Designated Shares.

SIGNIFICANT CHANGES IN THE COMBINED STATEMENTS OF FINANCIAL POSITION

    Tax benefit receivable from the Perkin-Elmer Group increased to $4.8 million at September 30, 1998, from $2.4 million at June 30, 1998, as a result of continuing net operating losses. Management intends to settle in cash the tax benefit receivable on a quarterly basis following the Recapitalization Proposal.

    Other accrued expenses increased by $1.1 million, to $1.8 million at September 30, 1998, from $.7 million at June 30, 1998. Increased deferred contract research service revenues of $.7 million, pertaining to the contract entered into in the first quarter of fiscal 1999, primarily accounted for the change. A $.4 million accrual for services provided by TIGR to the Celera Genomics Group, primarily accounted for the increase in other accrued expenses from June 30, 1997 to June 30, 1998.

    Other long-term liabilities increased by $.3 million at September 30, 1998 from June 30, 1998, representing the long-term portion of the deferred contract revenues on the $1.0 million agreement that was entered into during the quarter.

COMBINED STATEMENTS OF CASH FLOWS

    Cash used by operating activities was $4.7 million for the first quarter of fiscal 1999 compared with $.5 million for the prior year period. The increase in cash used by operating activities resulted primarily from net operating losses and an increase in the tax benefit receivable from the Perkin-Elmer Group, partially offset by an increase of $1.0 million in deferred revenues. For fiscal 1998, net cash used by operating activities was $5.1 million, compared with $.4 million for fiscal 1997. An increase in net losses from operating activities for fiscal 1998 and an increase in the tax benefit receivable from the Perkin-Elmer Group of $2.2 million was partially offset by an increase in current liabilities.

    Net cash used by investing activities was $2.0 million for the three months ended September 30, 1998 compared with $.4 million for the prior year period, primarily as a result of increased capital spending for the establishment and start-up of operations at the Celera Genomics Group's headquarters. Net cash used by investing activities of $3.1 million for fiscal 1998 reflected the Company's capital investment in the GenScope business. Net cash used for investing activities for fiscal 1997 was $21.3 million and was related to the acquisition of GenScope in the third quarter of fiscal 1997 (see Note 2 to the Celera Genomics Group combined financial statements).

                                   YEAR 2000

    In fiscal 1997, the Company initiated a worldwide program to assess the expected impact of the Year 2000 date recognition problem on its existing internal computer systems, including embedded and process-control systems, product offerings, and significant suppliers. The purpose of this program is to ensure the event does not have a material adverse effect on the Company's business operations.

    The operations of the Celera Genomics Group are included within this program. At this time, the Company is not able to determine the relative resources required to implement this program in the Celera Genomics Group. However, the Company believes that a substantial portion of the resources required will be allocated to the Perkin-Elmer Group.

    Regarding the Company's existing internal computer systems, the program involves a mix of purchasing new systems and modifying existing systems, with the emphasis on replacement of applications developed in-house. Replacement projects are currently underway, and are anticipated to be substantially completed for all business-critical systems in the United States by December 31, 1998, and worldwide by December 31, 1999. The program includes replacement of applications that, for reasons other than Year 2000 noncompliance, had been previously selected for replacement. The replacement projects, which began in fiscal 1997, are expected to offer improved functionality and commonality over current systems, while at the same time addressing the Year 2000 problem.

    With respect to the Company's current product offerings, the program involves performing an inventory of current products, assessing their compliance status, and constructing a remediation plan where appropriate. All of the Celera Genomics Group's current product offerings are Year 2000 compliant.

    The program also addresses the Year 2000 compliance efforts of the Company's significant suppliers, vendors, and third-party interface systems. As part of this analysis, the Company is seeking written assurances from these suppliers, vendors, and third parties that they will be Year 2000 compliant. While the Company has begun such efforts, there can be no assurance that the systems of other companies with which the Company deals, or on which the Company's systems rely will be timely converted, or that any such failure to convert by another company could not have a material adverse effect on the Company. The Company has not fully determined the extent to which the Company's interface systems may be impacted by third parties' systems, which may not be Year 2000 compliant.

    The Company's preliminary estimate of the total cost for this multi-year program covering 3-4 years is approximately $150 million. This includes amounts previously budgeted for information technology infrastructure improvements and estimates of remediation costs on components not yet fully assessed. Incremental spending has not been and is not expected to be material because most Year 2000 compliance costs will be met with amounts that are normally budgeted for procurement and maintenance of the Company's information systems, production and facilities equipment. The redirection of spending to implement Year 2000 compliance plans may in some instances delay productivity improvements.

    The Company has also engaged a consulting firm to provide periodic assessments of the Company's Year 2000 project plans and progress. Because of the importance of addressing the Year 2000 problem, the Company has created a Year 2000 business continuity planning team to review and develop, by April 1999, business contingency plans to address any issues that may not be corrected by implementation of the Company's Year 2000 compliance plan in a timely manner. If the Company is not successful in implementing its Year 2000 compliance plan, or there are delays in and/or increased costs associated with implementing such changes, the Year 2000 problem could have a material adverse effect on the Company's consolidated results of operations and financial condition.

    At this stage of the process, the Company believes that it is difficult to specifically identify the cause of the most reasonable worst case Year 2000 scenario. A reasonable worst case Year 2000 scenario would be the failure of significant suppliers and vendors to have corrected their own Year 2000 issues which could cause disruption of the Company's operations and have a material adverse effect on the Company's financial condition. The impact of such disruption cannot be estimated at this time. In the event the Company believes that any of its significant suppliers or vendors are unlikely to be able to resolve their own Year 2000 issues, the Company's contingency plan would include seeking additional sources of supply.

                      RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of the statement require the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Celera Genomics Group is required to implement the statement in the first quarter of fiscal 2000. The Celera Genomics Group currently believes the statement will not have a material impact on its combined financial statements.

    The FASB issued the following Statement of Financial Accounting Standards, which will become effective for the Celera Genomics Group's fiscal 1999 annual financial statements: SFAS No. 132, "Employers' Disclosures about Pensions and other Postretirement Benefits," which requires additional disclosures relating to a company's pension and postretirement benefit plans; and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires certain financial and descriptive information about a company's reportable operating segments. The adoption of these new accounting standards may require additional disclosures but should not have a material effect, if any, on the combined financial statements of the Celera Genomics Group.

                           FORWARD LOOKING STATEMENTS

    Certain statements contained in this Management's Discussion and Analysis are forward looking and are subject to a variety of risks and uncertainties. These statements may be identified by the use of forward looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward looking statements are based upon the Celera Genomics Group's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward looking statements. In order to comply with the terms of the safe harbor, the Celera Genomics Group notes that a variety of factors, discussed in detail under "Risk Factors," could cause the Celera Genomics Group's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of the Celera Genomics Group's business include, but are not limited to:

-  Early stage of operations;

-  No precedent for Celera Genomics' business plan;

-  Need to manage rapid growth;

-  Uncertainty of sequencing strategy;

-  Uncertainty of successful operation of new sequencers;

-  Uncertainty of sequencing operations;

-  Uncertainty of value of polymorphism data;

-  Initial reliance on pharmaceutical industry;

-  Anticipated future losses; uncertainty of operating results;

-  Highly dependent on key employees;

-  Uncertain protection of intellectual property and proprietary rights;

-  Adverse effect of public disclosure of genomic sequence data;

-  Highly competitive business; and

-  Year 2000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of The Perkin-Elmer Corporation

In our opinion, the accompanying combined statements of financial position and the related combined statements of operations, of group equity, and of cash flows present fairly, in all material respects, the financial position of the Celera Genomics Group of The Perkin-Elmer Corporation at June 30, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of The Perkin-Elmer Corporation; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described above and more fully in Note 1 to the Celera Genomics Group combined financial statements, the Celera Genomics Group is a group of The Perkin-Elmer Corporation; accordingly, the combined financial statements of the Celera Genomics Group should be read in conjunction with the audited financial statements of The Perkin-Elmer Corporation.

PricewaterhouseCoopers LLP
Stamford, Connecticut
July 31, 1998, except as to Note 7,
  which is as of October 19, 1998

                             CELERA GENOMICS GROUP
                       COMBINED STATEMENTS OF OPERATIONS

                                                                                                 FOR THE THREE MONTHS
                                                                           FOR THE YEARS ENDED
                                                                                JUNE 30,         ENDED SEPTEMBER 30,
(DOLLAR AMOUNTS IN THOUSANDS                                              ---------------------  --------------------
EXCEPT PER SHARE AMOUNTS)                                                    1997       1998       1997       1998
------------------------------------------------------------------------  ----------  ---------  ---------  ---------
                                                                                                     (UNAUDITED)
NET REVENUES............................................................  $   --      $     301  $  --      $  --
Cost of sales...........................................................      --            301     --         --
                                                                          ----------  ---------  ---------  ---------
GROSS MARGIN............................................................      --         --         --         --
                                                                          ----------  ---------  ---------  ---------
Selling, general and administrative.....................................          12      1,946          7      3,526
Research and development................................................         556      4,315        251      3,028
Acquired research and development.......................................      25,401     --         --         --
                                                                          ----------  ---------  ---------  ---------
OPERATING LOSS..........................................................     (25,969)    (6,261)      (258)    (6,554)
                                                                          ----------  ---------  ---------  ---------
LOSS BEFORE INCOME TAXES................................................     (25,969)    (6,261)      (258)    (6,554)
Income tax benefit......................................................         199      2,224         90      2,327
                                                                          ----------  ---------  ---------  ---------
NET LOSS................................................................  $  (25,770) $  (4,037) $    (168) $  (4,227)
                                                                          ----------  ---------  ---------  ---------
                                                                          ----------  ---------  ---------  ---------

UNAUDITED PRO FORMA NET LOSS PER SHARE
  (SEE NOTE 1):
Basic...................................................................              $    (.17)            $    (.17)
Diluted.................................................................              $    (.17)            $    (.17)

     SEE ACCOMPANYING NOTES TO THE CELERA GENOMICS GROUP COMBINED FINANCIAL
                                  STATEMENTS.

                             CELERA GENOMICS GROUP
                   COMBINED STATEMENTS OF FINANCIAL POSITION

                                                                                    AT JUNE 30,
                                                                                --------------------
(DOLLAR AMOUNTS IN THOUSANDS)                                                     1997       1998
------------------------------------------------------------------------------  ---------  ---------  AT SEPTEMBER
                                                                                                        30, 1998
                                                                                                      -------------
                                                                                                       (UNAUDITED)
ASSETS
Current assets
  Accounts receivable.........................................................  $  --      $     250   $   --
  Note receivable from the Perkin-Elmer Group (see Note 5)
  Tax benefit receivable from the Perkin-Elmer Group (see Note 1).............        199      2,423         4,750
  Prepaid expenses and other current assets...................................     --             34            20
                                                                                ---------  ---------  -------------
Total current assets..........................................................        199      2,707         4,770
Property and equipment, net...................................................         63      2,794         4,524
Other long-term assets........................................................      1,338      1,193         1,159
                                                                                ---------  ---------  -------------
TOTAL ASSETS..................................................................  $   1,600  $   6,694   $    10,453
                                                                                ---------  ---------  -------------
                                                                                ---------  ---------  -------------

LIABILITIES AND GROUP EQUITY
Current liabilities
  Accounts payable............................................................  $  --      $     283   $       121
  Accrued salaries and wages..................................................     --             63           227
  Other accrued expenses......................................................        149        734         1,795
                                                                                ---------  ---------  -------------
Total current liabilities.....................................................        149      1,080         2,143
Other long-term liabilities...................................................      5,500      5,500         5,750
                                                                                ---------  ---------  -------------
Total liabilities.............................................................      5,649      6,580         7,893
                                                                                ---------  ---------  -------------
Commitments and contingencies (see Note 7)
Group equity (deficit)........................................................     (4,049)       114         2,560
                                                                                ---------  ---------  -------------
TOTAL LIABILITIES AND GROUP EQUITY............................................  $   1,600  $   6,694   $    10,453
                                                                                ---------  ---------  -------------
                                                                                ---------  ---------  -------------

     SEE ACCOMPANYING NOTES TO THE CELERA GENOMICS GROUP COMBINED FINANCIAL
                                  STATEMENTS.

                             CELERA GENOMICS GROUP
                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                                 FOR THE THREE MONTHS
                                                                           FOR THE YEARS ENDED
                                                                                JUNE 30,         ENDED SEPTEMBER 30,
                                                                          ---------------------  --------------------
(DOLLAR AMOUNTS IN THOUSANDS)                                                1997       1998       1997       1998
------------------------------------------------------------------------  ----------  ---------  ---------  ---------
                                                                                                     (UNAUDITED)
OPERATING ACTIVITIES

Net loss................................................................  $  (25,770) $  (4,037) $    (168) $  (4,227)
Adjustments to reconcile net loss to net cash used by operating activities:
  Depreciation and amortization.........................................          46        462         35        274
  Acquired research and development.....................................      25,401     --         --         --
Changes in operating assets and liabilities:
  (Increase) decrease in accounts receivable............................      --           (250)    --            250
  Increase in tax benefit receivable from
    the Perkin-Elmer Group..............................................        (199)    (2,224)       (90)    (2,327)
  (Increase) decrease in prepaid expenses and other assets..............          (9)       (27)      (140)        14
  Increase (decrease) in accounts payable and other liabilities.........         149        931       (123)     1,313
                                                                          ----------  ---------  ---------  ---------
NET CASH USED BY OPERATING ACTIVITIES...................................        (382)    (5,145)      (486)    (4,703)
                                                                          ----------  ---------  ---------  ---------

INVESTING ACTIVITIES

Additions to property and equipment.....................................         (63)    (3,055)      (382)    (1,970)
Acquisitions and investments, net.......................................     (21,276)    --         --         --
                                                                          ----------  ---------  ---------  ---------
NET CASH USED BY INVESTING ACTIVITIES...................................     (21,339)    (3,055)      (382)    (1,970)
                                                                          ----------  ---------  ---------  ---------

FINANCING ACTIVITIES

Net cash allocated from the Perkin-Elmer Group..........................      21,721      8,200        868      6,673
                                                                          ----------  ---------  ---------  ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES...............................      21,721      8,200        868      6,673
                                                                          ----------  ---------  ---------  ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS.................................      --         --         --         --
CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD...........................      --         --         --         --
                                                                          ----------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS END OF PERIOD.................................  $   --      $  --      $  --      $  --
                                                                          ----------  ---------  ---------  ---------
                                                                          ----------  ---------  ---------  ---------

     SEE ACCOMPANYING NOTES TO THE CELERA GENOMICS GROUP COMBINED FINANCIAL
                                  STATEMENTS.

                             CELERA GENOMICS GROUP
                      COMBINED STATEMENTS OF GROUP EQUITY

                                                                                          ACCUMULATED     GROUP
(DOLLAR AMOUNTS IN THOUSANDS)                                                   OTHER       DEFICIT       EQUITY
----------------------------------------------------------------------------  ----------  ------------  ----------
BALANCE AT JUNE 30, 1996....................................................  $   --       $   --       $   --
Net cash allocated from the Perkin-Elmer Group..............................      21,721       --           21,721
Net loss....................................................................      --          (25,770)     (25,770)
                                                                              ----------  ------------  ----------
BALANCE AT JUNE 30, 1997....................................................      21,721      (25,770)      (4,049)
Net cash allocated from the Perkin-Elmer Group..............................       8,200       --            8,200
Net loss....................................................................      --           (4,037)      (4,037)
                                                                              ----------  ------------  ----------
BALANCE AT JUNE 30, 1998....................................................      29,921      (29,807)         114
Net cash allocated from the Perkin-Elmer Group..............................       6,673       --            6,673
Net loss....................................................................      --           (4,227)      (4,227)
                                                                              ----------  ------------  ----------
BALANCE AT SEPTEMBER 30, 1998 (UNAUDITED)...................................  $   36,594   $  (34,034)  $    2,560
                                                                              ----------  ------------  ----------
                                                                              ----------  ------------  ----------

     SEE ACCOMPANYING NOTES TO THE CELERA GENOMICS GROUP COMBINED FINANCIAL
                                  STATEMENTS.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                    NOTE 1 ACCOUNTING POLICIES AND PRACTICES

BASIS OF PRESENTATION

    The Perkin-Elmer Corporation ("Perkin-Elmer" or the "Company") is comprised of three separate business segments: PE Biosystems, Analytical Instruments, and the recently formed Celera Genomics business. PE Biosystems manufactures and markets biochemical instrument systems and associated consumable products for life science research and related applications. Analytical Instruments manufactures and markets equipment and systems used for determining the composition and molecular structure of chemical substances, both organic and inorganic, and systems for data handling and data management. The Celera Genomics Group is engaged principally in the generation, sale and support of genomic information databases supported by software and analysis systems; discovery, validation and licensing of proprietary gene products, genetic markers and information regarding genetic variability; and related consulting and contract research and development services. The foundation of the Celera Genomics Group's strategy is the sequencing of the entire human genome, which it expects to complete by December 31, 2001. The Celera Genomics Group also includes the business and operations of GenScope. GenScope provides genomic-related contract research and discovery services, utilizing AFLP gene expression profiling technology.

    The Board of Directors (the "Board") of the Company has recommended shareholder approval of the Recapitalization Proposal that would result in The Perkin-Elmer Corporation merging with a subsidiary of The Perkin-Elmer Corporation, a new Delaware corporation, and the issuance to stockholders in the merger of two new classes of common stock called The Perkin-Elmer Corporation-Perkin-Elmer Group Common Stock ("Perkin-Elmer Group Stock") and The Perkin-Elmer Corporation-Celera Genomics Group Common Stock ("Celera Genomics Stock"). Perkin-Elmer Group Stock is intended to reflect separately the performance of the established PE Biosystems' life sciences and Analytical Instruments businesses ("Perkin-Elmer Group"), and Celera Genomics Stock is intended to reflect separately the performance of the Celera Genomics business ("Celera Genomics Group"). Each share of existing common stock will be converted into one share of Perkin-Elmer Stock and 0.5 of a share of Celera Genomics Stock. As used herein, "Perkin-Elmer" or the "Company" means, with respect to events after the Recapitalization, the new Delaware company that will issue the Perkin-Elmer Group Stock and the Celera Genomics Stock.

    The combined financial statements of the Celera Genomics Group and the Perkin-Elmer Group (individually referred to as a "Group") comprise all of the accounts included in the corresponding consolidated financial statements of the Company. The separate Group combined financial statements give effect to the accounting policies that will be applicable upon implementation of the Recapitalization Proposal. The separate Celera Genomics Group and Perkin-Elmer Group combined financial statements have been prepared on a basis that management believes to be reasonable and appropriate and reflect (i) the financial position, results of operations, and cash flows of businesses that comprise each of the Groups, with all significant intragroup transactions and balances eliminated, (ii) in the case of the Celera Genomics Group combined financial statements, corporate assets and liabilities of the Company and related transactions identified with the Celera Genomics Group, including allocated portions of the Company's debt and selling, general and administrative costs, and (iii) in the case of the Perkin-Elmer Group's combined financial statements, all other corporate assets and liabilities and related transactions of the Company, including allocated portions of the Company's debt and selling, general and administrative costs. Intergroup transactions between the Celera Genomics Group and the Perkin-Elmer Group have not been eliminated in the Celera Genomics Group's combined financial statements.

    Holders of Celera Genomics Stock and Perkin-Elmer Group Stock will be stockholders of a single company. The Celera Genomics Group and the Perkin-Elmer Group are not separate legal entities. As a result, stockholders will continue to be subject to all of the risks associated with an investment in the Company and all of its businesses, assets, and liabilities. The issuance of Celera Genomics Stock and Perkin-Elmer Group Stock and the allocations of assets and liabilities between the Celera Genomics Group and the Perkin-Elmer Group will not result in a distribution or spin-off of any assets or liabilities of the Company or otherwise affect ownership of any assets or responsibility for the liabilities of the Company or any of its subsidiaries. The assets the Company attributes to one Group could be subject to the liabilities of the other Group, whether such liabilities arise from lawsuits, contracts or indebtedness attributable to the other Group. If the Company is unable to satisfy one Group's liabilities out of assets attributed to it, the Company may be required to satisfy these liabilities with assets attributed to the other Group.

    Financial effects arising from one Group that affect the Company's results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other Group and the market price of the class of common stock relating to the other Group. Any net losses of the Celera Genomics Group or the Perkin-Elmer Group and dividends or distributions on, or repurchases of, Celera Genomics Stock or Perkin-Elmer Group Stock or repurchases of preferred stock or junior preferred stock of the Company will reduce the assets of the Company legally available for payment of dividends on Celera Genomics Stock.

    The management and allocation policies applicable to the preparation of the combined financial statements of the Celera Genomics Group and the Perkin-Elmer Group may be modified or rescinded, or additional policies may be adopted, at the sole discretion of the Board at any time without approval of the stockholders. The Celera Genomics Group's combined financial statements reflect the application of the management and allocation policies adopted by the Board to various corporate activities, as described below. The Celera Genomics Group's combined financial statements should be read in conjunction with the Company's consolidated financial statements.

FINANCING ACTIVITIES

    As a matter of policy, the Company manages most financing activities of the Celera Genomics Group and the Perkin-Elmer Group on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt and the issuance and repayment of any preferred stock. As the results of the Celera Genomics Group were not significant for any of the periods presented, all historical cash and debt balances for the periods presented have been allocated to the Perkin-Elmer Group.

    The Board has adopted the following financing policy which will affect the combined statements of the Celera Genomics Group and the Perkin-Elmer Group.

    The Company will allocate the Company's debt between the Celera Genomics Group and the Perkin-Elmer Group ("pooled debt") or, if the Company so determines, in its entirety to a particular Group. The Company will allocate preferred stock, if issued, in a similar manner.

    Cash allocated to one Group that is used to repay pooled debt or redeem pooled preferred stock will decrease such Group's allocated portion of the pooled debt or preferred stock. Cash or other property allocated to one Group that is transferred to the other Group will, if so determined by the Board, decrease the transferring Group's allocated portion of the pooled debt or preferred stock and, correspondingly, increase the recipient Group's allocated portion of the pooled debt or preferred stock.

    Pooled debt will bear interest for Group financial statement purposes at a rate equal to the weighted average interest rate of the debt calculated on a quarterly basis and applied to the average pooled debt balance during the period. Preferred stock, if issued and if pooled in a manner similar to the pooled debt, will bear dividends for Group financial statement purposes at a rate based on the weighted average dividend rate of the preferred stock similarly calculated and applied. Any expense related to increases in pooled debt or preferred stock will be reflected in the weighted average interest or dividend rate of such pooled debt or preferred stock as a whole.

    If the Company allocates debt for a particular financing in its entirety to one Group, that debt will bear interest for Group financial statement purposes at the rate determined by the Board. If the Company allocates preferred stock in its entirety to one Group, the Company will charge the dividend cost to that Group in a similar manner. If the interest or dividend cost is higher than the Company's actual cost, the other Group will receive a credit for an amount equal to the difference as compensation for the use of the Company's credit capacity. Any expense related to debt or preferred stock of the Company that is allocated in its entirety to a Group will be allocated in whole to that Group.

    Cash or other property that the Company allocates to one Group that is transferred to the other Group, could, if so determined by the Board, be accounted for either as a short-term loan or as a long-term loan. Short-term loans will bear interest at a rate equal to the weighted average interest rate of the Company's pooled debt. If the Company does not have any pooled debt, the Board will determine the rate of interest for such loan. The Board will establish the terms on which long-term loans between the Groups will be made, including interest rate, amortization schedule, maturity and redemption terms.

    Although the Company may allocate its debt and preferred stock between Groups, the debt and preferred stock will remain obligations of the Company and all stockholders of the Company will be subject to the risks associated with those obligations.

    In addition, cash allocated to the Perkin-Elmer Group may be contributed to the Celera Genomics Group in exchange for Celera Group Designated Shares.

ALLOCATION OF CORPORATE OVERHEAD AND ADMINISTRATIVE SHARED SERVICES

    A portion of the Company's corporate overhead (such as executive management, human resources, legal, accounting, auditing, tax, treasury, strategic planning and environmental services) has been allocated to the Celera Genomics Group based upon the use of services by that Group. A portion of the Company's costs of administrative shared services (such as information technology services) has been allocated in a similar manner. Where determination based on use alone is not practical, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the cost attributable to the Celera Genomics Group. The allocations for fiscal 1997 were not material. The total of these allocations was $.9 million for fiscal 1998 and $.7 million for the three months ended September 30, 1998. It is not practicable to provide a detailed estimate of the expenses which would be recognized if the Celera Genomics Group were a separate legal entity.

ALLOCATION OF FEDERAL AND STATE INCOME TAXES

    The federal income taxes of the Company and its subsidiaries which own assets allocated between the Groups are determined on a consolidated basis. Consolidated federal income tax provisions and related tax payments or refunds will be allocated between the Groups based principally on the taxable income and tax credits directly attributable to each Group. Such allocations will reflect each Group's contribution (positive or negative) to the Company's consolidated federal taxable income and the consolidated federal tax liability and tax credit position. Tax benefits that cannot be used by the Group generating those benefits but can be used on a consolidated basis will be credited to the Group that generated such benefits. Intergroup transactions will be taxed as if each group were a stand alone company. Tax benefits generated by the Celera Genomics Group, which then can be utilized on a consolidated basis, will be credited to
the Celera Genomics Group up to a maximum limit of $    million. The tax benefit
receivable from the Perkin-Elmer Group at June 30, 1998 was $2.4 million.

    Had the Groups filed separate tax returns, the provision (benefit) for income taxes and net income (loss) for each Group would not have differed from the amounts reported in the Groups' combined statements of operations for the years ended June 30, 1996, 1997, and 1998, or for the three-month periods ended September 30, 1997, and 1998. However, the amount of current and deferred taxes and taxes payable or refundable allocated to each Group in these historical combined financial statements may differ from those that would have been allocated to each Group had they filed separate income tax returns.

    Depending on the tax laws of the respective jurisdictions, state and local income taxes are calculated on either a consolidated or combined basis between the Groups based on their respective contribution to such consolidated or combined state taxable incomes. State and local income tax provisions and related tax payments or refunds which are determined on a separate corporation basis will be allocated between the Groups in a manner designed to reflect the respective contributions of the Groups to the Company's separate or local taxable income.

    The discussion of the Celera Genomics Group's income taxes (Note 3) should be read in conjunction with the Company's consolidated financial statements and the notes thereto.

DIVIDENDS

    For purposes of the historical combined financial statements of the Celera Genomics Group and the Perkin-Elmer Group, all dividends declared and paid by the Company have been allocated to the Perkin-Elmer Group. The Company initially intends to pay a dividend on Perkin-Elmer Group Stock but does not anticipate paying dividends on Celera Genomics Stock for the foreseeable future.

PRINCIPLES OF COMBINATION

    The Celera Genomics Group's combined financial statements have been prepared in accordance with generally accepted accounting principles and, taken together with the Perkin-Elmer Group's combined financial statements, comprise all the accounts included in the corresponding consolidated financial statements of the Company. The combined financial statements of each Group reflect the financial condition, results of operations, and cash flows of the businesses included therein. The combined financial statements of the Celera Genomics Group include the accounts or assets of the Company specifically allocated to the Celera Genomics Group. The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

RECENT ACCOUNTING STANDARDS

    During the first quarter of fiscal 1999, the Celera Genomics Group adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." The provisions of this statement requires disclosure of total comprehensive income within the combined financial statements of interim periods and additional disclosures of the components of comprehensive income on an annual basis. The Celera Genomics Group has no items of other comprehensive income (loss) in any period presented.

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of the statement require the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Celera Genomics Group is required to implement the statement in the first quarter of fiscal 2000. Management believes the statement will not have a material impact on the combined financial statements.

EARNINGS PER SHARE

    Historical per share information is omitted from the Combined Statements of Operations because Celera Genomics Stock was not part of the capital structure of Perkin-Elmer for the periods presented. Following implementation of the Recapitalization Proposal, earnings per share for Celera Genomics Stock will reflect the terms of the new Delaware company's certificate of incorporation and will be computed in accordance with SFAS No.128, "Earnings per Share." Basic earnings per share will be computed by dividing net income for the period by the weighted average number of Celera Genomics Stock outstanding. Diluted earnings per share will be computed by dividing net income for the period by the weighted average number of Celera Genomics Stock outstanding including the dilutive effect of Celera Genomics Stock equivalents. Pro-forma earnings per share, reflecting Celera Genomics Stock issued under the Recapitalization Proposal, is presented in the Celera Genomics Group Combined Statements of Operations.

PROPERTY AND EQUIPMENT AND DEPRECIATION

    Property and equipment are recorded at cost and consisted of the following at June 30, 1997 and 1998:

                                                 JUNE 30,
                                          ----------------------
(DOLLAR AMOUNTS IN MILLIONS)                 1997        1998
----------------------------------------     -----     ---------
Machinery and equipment.................   $      .1   $     1.9
Leasehold improvements..................      --             1.2
                                                  --
                                                             ---
Property and equipment, at cost.........          .1         3.1
Accumulated depreciation and
  amortization..........................      --              .3
                                                  --
                                                             ---
Property and equipment, net.............   $      .1   $     2.8
                                                  --
                                                  --
                                                             ---
                                                             ---

    Major renewals and improvements that significantly add to productive capacity or extend the life of an asset are capitalized. Repairs, maintenance and minor renewals, and improvements are expensed when incurred.

    Provisions for depreciation of owned property and equipment are based upon the expected useful lives of the assets and computed primarily by the straight-line method. Leasehold improvements are amortized over their estimated useful lives or the term of the applicable lease, whichever is less, using the straight-line method.

INTANGIBLE ASSETS

    Purchased technology rights are amortized using the straight-line method over their expected useful lives. At June 30, 1997, and 1998, and September 30, 1998 (unaudited), other long-term assets included purchased technology rights, net of accumulated amortization, of $1.3 million, $1.2 million, and $1.1 million, respectively. Accumulated amortization of purchased technology rights was $.1 million, $.2 million, and $.3 million at June 30, 1997, and 1998, and September 30, 1998 (unaudited), respectively.

REVENUES

    Revenues are currently generated from the Celera Genomics Group's GenScope business in the form of contract research services utilizing gene expression technology. Contract revenues are earned and recognized generally on a percentage of completion or as contract research costs are incurred according to the provisions of the underlying agreement. Amounts received in advance of performance are recorded as deferred revenue.

RESEARCH AND DEVELOPMENT

    Research and development costs are expensed when incurred.

UNAUDITED INTERIM FINANCIAL STATEMENTS

    The accompanying unaudited combined interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the Securities and Exchange Commission's rules and regulations for interim reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Celera Genomics Group's management, the unaudited combined interim financial statements include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly such interim financial information.

                               NOTE 2 ACQUISITION

GENSCOPE, INC.

    During the third quarter of fiscal 1997, the Company acquired GenScope, Inc., a company solely engaged in the development of gene expression technology. The acquisition cost was $26.8 million and was accounted for as a purchase. In connection with the acquisition, $25.4 million was expensed as in-process R&D and $1.4 million was allocated to purchased technology rights. Of the $25.4 million expensed as in-process R&D, $5.5 million, recorded in other long-term liabilities, represented a contingent liability due on the issuance of a process patent for technology under development.

                              NOTE 3 INCOME TAXES

    The income tax benefit includes the Celera Genomics Group's allocated portion of the Company's consolidated provision for income taxes.

    Loss before income taxes, consisting of losses generated in the United States, for fiscal 1997 and 1998, was $26.0 million and $6.3 million, respectively. The domestic income tax benefit for fiscal 1997 and 1998 was $.2 million and $2.2 million, respectively.

    A reconciliation of the federal statutory tax to the tax benefit for fiscal 1997 and 1998 is set forth in the following table:

(DOLLAR AMOUNTS IN MILLIONS)          1997       1998
----------------------------------  ---------  ---------
Federal statutory rate............        35%        35%
                                    ---------  ---------
Tax at federal statutory rate.....  $     9.1  $     2.2
Acquired research and
  development.....................       (8.9)    --
                                    ---------  ---------
Income tax benefit................  $      .2  $     2.2
                                    ---------  ---------
                                    ---------  ---------

                      NOTE 4 RETIREMENT AND OTHER BENEFITS

PENSION PLANS

    The Company maintains or sponsors pension plans that cover substantially all worldwide employees. Pension benefits earned are generally based on years of service and compensation during active employment. However, the level of benefits and terms of vesting vary among the plans. Pension plan assets are administered by trustees and are principally invested in equity and fixed income securities. The funding of pension plans is determined in accordance with statutory funding requirements. Pension expense allocated to the Celera Genomics Group for fiscal 1997 and 1998 was not material. As the pension activity attributable to the Celera Genomics Group was not material, all amounts recognized in the Company's Consolidated Statements of Financial Position have been allocated to the Perkin-Elmer Group.

SAVINGS PLAN

    The Company provides a 401(k) savings plan, for most domestic employees, with automatic Company contributions of 2% of eligible compensation and a dollar-for-dollar matching contribution of up to 4% of eligible compensation. The Company's contributions allocated to the Celera Genomics Group was $.1 million for fiscal 1998. Amounts allocated for fiscal 1997 were not material.

RETIREE HEALTH CARE AND LIFE INSURANCE BENEFITS

    The Company provides certain health care and life insurance benefits to domestic employees hired prior to January 1, 1993, who retire and satisfy certain service and age requirements. Generally, medical coverage pays a stated percentage of most medical expenses, reduced for any deductible and for payments made by Medicare or other group coverage. The cost of providing these benefits is shared with retirees. The plan is unfunded. The postretirement benefit expense allocated to the Celera Genomics Group was not material for fiscal 1997 and 1998. As activity attributable to this Group is not material, the accrued postretirement liability recognized in the Company's Consolidated Statements of Financial Position has been allocated to the Perkin-Elmer Group.

POSTEMPLOYMENT BENEFITS

    The Company provides certain postemployment benefits to eligible employees. These benefits generally include severance, disability, and medical-related costs paid after employment but before retirement.

                    NOTE 5 GROUP EQUITY AND NOTE RECEIVABLE

    Celera Genomics Stock will represent a separate class of the new Delaware company's common stock if the Recapitalization Proposal is approved. Additional Celera Genomics Stock may be issued from time to time upon exercise of stock options or at the discretion of the Company's Board.

NOTE RECEIVABLE FROM THE PERKIN-ELMER GROUP

    The development of the Celera Genomics Group's products and services will require substantial funding. No organization has ever attempted to combine in one business organization all of the Celera Genomics Group's businesses. The Company intends to allocate to the Celera Genomics Group a note receivable from the Perkin-Elmer Group. The Company is finalizing its estimate of the Celera Genomics Group's financial requirements to ensure that the Company's financial commitment is commensurate with the size of the expected economic opportunities. The Company also intends to allocate tax benefits to the Celera Genomics Group
for losses incurred, resulting in up to $   million of additional cash resources
for the Celera Genomics Group. The Company believes that the note receivable, allocated tax benefits, and anticipated revenues of the Celera Genomics Group should be sufficient to fund its current business objectives through 2001.

SHAREHOLDER'S PROTECTION RIGHTS PLAN

    The Company has a Shareholder's Protection Rights Plan (the "Original Rights Agreement") designed to protect shareholders against abusive takeover tactics by issuing Participating Preferred Stock Purchase Rights (the "Original Rights") for each share of existing common stock. Each Original Right entitles the holder to buy one one-hundredth of a newly issued share of participating preferred stock having economic and voting terms similar to those of one share of existing common stock at an exercise price of $90, subject to adjustment.

    The Original Rights are exercisable only if a person or a group acquires 20% of more of the Company's existing common stock or commences a tender offer for 20% or more of the existing common stock. Before that time, the rights trade with the existing common stock, but thereafter they become separately tradeable.

    Upon exercise, each Original Right entitles the holder to purchase a number of shares of preferred stock of the Company having a market value of two times the exercise price. If the Company is acquired in a merger or other business combination, each Original Right will entitle the holder to purchase at the then exercise price a number of shares of common stock of the acquiring company having a market value of two times such exercise price. If any person or group acquires between 20% and 50% of the Company's shares, the Company's Board may, at its option, exchange one share of the Company's existing common stock for each Original Right. The Original Rights are redeemable at the Company's option at one cent per right prior to a person or group becoming an acquiring person.

    If the Recapitalization Proposal is approved by shareholders and implemented by the Board, the Company will redeem prior to the effective time, the Original Rights at a redemption price of $0.01 per Original Right. In addition, the Board will adopt a new rights agreement (the "New Rights Agreement"), substantially similar to the Original Rights Agreement containing provisions designed to, among other things, (i) reflect the new equity structure of the Company, and
(ii) reset the prices at which rights issued under the New Rights Agreement may be exercised for shares of participating preferred stock. As of the Effective Time, the Board will by resolution, (i) designate a new series of Preferred Stock as the Series A Participating Junior Preferred Stock, (ii) designate another new series of Preferred Stock as the Series B Participating Junior Preferred Stock, (iii) issue one right for each share of Perkin-Elmer Group Stock (a "Perkin-Elmer Right"), which will allow holders to purchase shares of Series A Participating Junior Preferred Stock under conditions specified in the New Rights Agreement and (iv) issue one right for each share of Celera Genomics Stock (a "Celera Genomic Right"), which will allow holders to purchase shares of Series B Participating Junior Preferred Stock under conditions specified in the New Rights Agreement.

    The Rights will expire on the tenth anniversary of the adoption of the New Rights Agreement, unless extended or terminated by the Company. The Rights would be exercisable only if a person or group acquires 15% or more of the total voting rights of the then outstanding shares of common stock or commences a tender offer that would result in such person or groups beneficially owning 15% or more of the total voting rights of the common stock. In such event, each right would entitle the holder to purchase from the Company (i) in the case of a Perkin-Elmer Right, one one-thousandth (1/1000th) of a share of Series A Participating Junior Preferred Stock at a purchase price to be determined by the Board and (ii) in the case of a Celera Genomics Right, one one-thousandth (1/1000th) of a share of Series B Participating Junior Preferred Stock at a purchase price to be determined by the Board.

                          NOTE 6 STOCK INCENTIVE PLANS

1999 INCENTIVE STOCK PLANS

    The Board has approved the Perkin-Elmer Corporation/Perkin-Elmer Group 1999 Stock Incentive Plan (the "Perkin-Elmer Group Plan") and the Perkin-Elmer Corporation/Celera Genomics Group 1999 Stock Incentive Plan (the "Celera Genomics Group Plan"), subject to shareholder approval. The Perkin-Elmer Group Plan authorizes grants of stock options, stock awards and performance shares with respect to Perkin-Elmer Group Stock. The Celera Genomics Group Plan authorizes grants of stock options, stock awards and performance shares with respect to Celera Genomics Stock. The Company does not currently intend to grant awards under the Perkin-Elmer Group Plan to members of the Celera Genomics Group. It is intended, however, that certain directors, officers and key employees of the Company with responsibilities involving both the Perkin-Elmer Group and the Celera Genomics Group and certain key employees of each Group may be granted awards under both incentive plans in a manner which reflects their responsibilities. The Board believes that permitting incentive awards to be made to participants with respect to the class of common stock which reflects the performance of the Group's business in which the participants work and, in certain cases the other Group, is in the best interest of the Company and its stockholders.

    Several existing stock incentive plans which offer benefits in the form of, or based on the performance of, the existing common stock will be affected by the Recapitalization Proposal. The affected plans and management's intentions with respect to those plans upon the approval and implementation of the Recapitalization Proposal are discussed below.

STOCK OPTION PLANS

    Under the Company's stock option plans, officers and other key employees may be, and directors are, granted options, each of which allows for the purchase of existing common stock at a price of not less than 100% of fair market value at the date of grant. Under the normal vesting requirements, 50% of the options are exercisable after one year and 100% after two years. Options generally expire ten years from the date of grant.

    Transactions relating to the stock option plans of the Company are summarized below:

                                              WEIGHTED
                               NUMBER OF       AVERAGE
                                OPTIONS    EXERCISE PRICE
                              -----------  ---------------
FISCAL 1996
Outstanding at June 30,
 1995.......................   4,597,214      $   29.97
Granted.....................     820,495      $   46.43
Exercised...................   1,393,807      $   29.48
Cancelled...................     201,367      $   34.17
                              -----------
Outstanding at June 30,
 1996.......................   3,822,535      $   34.05
Exercisable at June 30,
 1996.......................   2,544,100      $   30.17

FISCAL 1997
Granted.....................   1,595,528      $   59.78
Exercised...................   1,167,179      $   29.73
Cancelled...................      95,281      $   43.17
                              -----------
Outstanding at June 30,
 1997.......................   4,155,603      $   45.03
Exercisable at June 30,
 1997.......................   2,254,052      $   35.24

FISCAL 1998
Granted.....................   1,997,041      $   70.41
Exercised...................     780,994      $   34.76
Cancelled...................     154,686      $   71.42
                              -----------
Outstanding at June 30,
 1998.......................   5,216,964      $   55.51
Exercisable at June 30,
 1998.......................   2,936,389      $   43.12

    At June 30, 1998, 241,437 shares remained available for option grant.

    The following table summarizes information regarding options outstanding and exercisable at June 30, 1998:

                                             WEIGHTED AVERAGE
                                       ----------------------------
                                         CONTRACTUAL
(OPTION PRICES PER         NUMBER OF   LIFE REMAINING    EXERCISE
SHARE)                      OPTIONS       IN YEARS         PRICE
------------------------  -----------  ---------------  -----------
Options outstanding:
At $2.04-$29.95.........     448,472            4.2      $   20.93
At $30.25-$59.75........   2,038,936            7.0      $   40.87
At $60.06-$85.69........   2,713,648            9.3      $   71.83
At $90.86-$163.55.......      15,908            5.4      $  120.86

Options exercisable:
At $2.04-$29.95.........     448,472            4.2      $   20.93
At $30.25-$59.75........   1,992,736            6.9      $   40.53
At $60.06-$83.69........     479,273            8.7      $   72.07
At $90.86-$163.55.......      15,908            5.4      $  120.86

    If the Recapitalization Proposal is approved by the shareholders and implemented by the Board, each outstanding stock option under the Company's stock option plans will be converted into separately exercisable options to acquire one share of Perkin-Elmer Group Stock and 0.5 of a share of Celera Genomics Stock. The exercise price for the resulting Perkin-Elmer Group Stock options and Celera Genomics Stock options will be calculated by multiplying the exercise price under the original option from which they were converted by a fraction, the numerator of which is the average of the high and low price of Perkin-Elmer Group Stock or Celera Genomics Stock, as the case may be, on the first date such stocks are traded on the New York Stock Exchange and the Nasdaq Stock Market (regular way), respectively, and the denominator of which is the sum of such Perkin-Elmer Group Stock and Celera Genomics Stock prices. This is intended to ensure that the aggregate intrinsic value of the options will be preserved, and the ratio of the exercise price per option to the market value per share will not be reduced. In addition, the vesting provision and option periods of the original grants will remain the same when converted. No further grants may be made under the amended plan.

EMPLOYEE STOCK PURCHASE PLAN

    The Company's Employee Stock Purchase Plan offers domestic and certain foreign employees the right to purchase, over a certain period, shares of existing common stock on an annual offering date. The purchase price in the United States is equal to the lower of 85% of the average market price of the common stock on the offering date or 85% of the average market price of the common stock on the last day of the purchase period. Provisions of the plan for employees in foreign countries vary according to local practice and regulations. Common stock issued under the Employee Stock Purchase Plan during fiscal 1996, 1997, and 1998 totaled 77,000 shares, 111,000 shares, and 174,000 shares, respectively. At June 30, 1998, 499,000 shares remained available for issuance.

    If the Recapitalization Proposal is approved by the shareholders and implemented by the Board, the terms of the offering will be adjusted to allow employees to purchase either Perkin-Elmer Group Stock or Celera Genomics Stock for each share of existing common stock.

DIRECTOR STOCK PURCHASE AND DEFERRED COMPENSATION PLAN

    The Company has a Director Stock Purchase and Deferred Compensation Plan that requires non-employee directors of the Company to apply at least 50% of their annual retainer to the purchase of existing common stock. The purchase price is the fair market value on the first business day of the third month of each fiscal quarter. At June 30, 1998, approximately 87,000 shares were available for issuance.

    If the Recapitalization Proposal is approved, each share of stock currently held will be converted into one share of Perkin-Elmer Group Stock and 0.5 of a share of Celera Genomics Stock. In addition, it is intended that non-employee directors will be required to apply at least 50% their annual retainer to the purchase of both Perkin-Elmer Group Stock and Celera Genomics Stock in a ratio approximately equal to the number of shares of Perkin-Elmer Group Stock and Celera Genomics Stock outstanding.

RESTRICTED STOCK

    As part of the Company's stock incentive plans, key employees may be, and non-employee directors are, granted shares of restricted stock that will vest when certain continuous employment/service restrictions and/or specified performance goals are achieved. The fair value of shares granted is generally expensed over the restricted periods, which may vary depending on the estimated achievement of performance goals. Restricted stock granted to key employees and non-employee directors during fiscal 1996, 1997, and 1998 totaled 185,000 shares (155,000 of which were subject to shareholder approval in fiscal 1997), 42,000 shares, and 4,350 shares, respectively. No compensation expense was allocated to the Celera Genomics Group for these awards.

    Upon approval and implementation of the Recapitalization Proposal, each share of restricted stock currently held will be redesignated into one share of Perkin-Elmer Group Stock and 0.5 of a share of Celera Genomics Stock.

PERFORMANCE UNIT BONUS PLAN

    The Company has a Performance Unit Bonus Plan whereby employees may be awarded performance units in conjunction with an equal number of stock options. The performance units vest upon shares of the Company's existing common stock attaining and maintaining specific stock price levels for a specified period, and are payable on or after June 26, 2000. As of June 30, 1998, 324,500 performance units were outstanding. All amounts recognized in the Company's Consolidated Statements of Financial Position have been allocated to the Perkin-Elmer Group. No amounts were allocated to the Celera Genomics Group for fiscal 1997 and 1998.

    Upon approval and implementation of the Recapitalization Proposal, each performance unit will be converted in conjunction with the conversion of the Company's stock options.

OTHER

    The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," in 1996. The Company has elected to continue to account for its stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and disclose the pro forma effects of the plans on net income and earnings per share as provided by SFAS No. 123. Accordingly, no compensation expense has been recognized for the stock option plans and employee stock purchase plans, as all options have been issued at fair market value. Since Celera Genomics Stock was not part of the capital structure of the Company for the periods presented, there were no stock options outstanding. Therefore, the pro forma effect of Celera Genomics Stock options on the accompanying historical combined financial statements is not presented.

                      NOTE 7 COMMITMENTS AND CONTINGENCIES

    On July 10, 1998, the Company entered into a ten year non-cancellable lease for the Celera Genomics Group's facility in Rockville, Maryland. Total lease payments over the ten-year period will be approximately $22 million.

    On October 19, 1998, Amersham Pharmacia Biotech, Inc. ("Amersham") filed a patent infringement action against a subsidiary of the Company which is a part of the Celera Genomics Group in the United States District Court for the District of Delaware. The complaint alleges that the subsidiary is directly, contributorily or by inducement infringing U.S. Patent No. 5,688,648 ("the `648 patent"), entitled "Probes Labeled with Energy Transfer Coupled Dyes." The complaint seeks declaratory judgment that the use of the Perkin-Elmer BigDye-TM-Primer and BigDye-TM- Terminator kits would infringe the `648 patent, as well as injunctive and monetary relief. The Celera Genomics Group answered the complaint, alleging that the `648 patent is invalid and that the Celera Genomics Group has not infringed the `648 patent.

    The Company has been named as a defendant in several legal actions, including patent, commercial, and environmental, arising from the conduct of normal business activities. Although the amount of any liability that might arise with respect to any of these matters cannot be accurately predicted, the resulting liability, if any, will not in the opinion of management have a material adverse effect on the financial statements of the Celera Genomics Group or the Company.

    The holders of Celera Genomics Stock will be stockholders of the Company and will continue to be subject to all of the risks associated with an investment in the Company, including any legal proceeding and claims affecting the Perkin-Elmer Group Stock.
                       NOTE 8 RELATED PARTY TRANSACTIONS
SALES OF PRODUCTS AND SERVICES BETWEEN GROUPS

    A Group will sell products or services to the other Group on terms that would be available from third parties in commercial transactions. If terms for such transaction are not available, the purchasing Group will pay fair value as determined by the Board for such products and pay for such services at fair value, as determined by the Board, or at the cost (including overhead) of the selling Group. For the three month period ended September 30, 1998, R&D expense includes $.4 million of services provided by the Perkin-Elmer Group.

ACCESS TO TECHNOLOGY AND KNOW-HOW

    Each Group will have free access to all Company technology and know-how (excluding products and services of the other Group) that may be useful in that Group's business, subject to obligations and limitations applicable to the Company and to such exceptions that the Board may determine. The Groups will consult with each other on a regular basis concerning technology issues that affect both Groups. The costs of developing this technology remains in the Group responsible for its development.

                         NOTE 9 ADDITIONAL INFORMATION

SELECTED ACCOUNTS

    The following table provides the major components of other accrued expenses in the Combined Statements of Financial Position:

                                        AT JUNE 30,
                                    --------------------
                                      1997       1998
                                    ---------  ---------
Other accrued expenses:
Deferred contract research
  revenues........................  $  --      $      .3
Other.............................         .1         .4
                                    ---------  ---------
Total other accrued expenses......  $      .1  $      .7
                                    ---------  ---------
                                    ---------  ---------

                                                                       ANNEX VII

                THE PERKIN-ELMER CORPORATION/PERKIN-ELMER GROUP
                           1999 STOCK INCENTIVE PLAN

1. PURPOSE OF THE PLAN.

    The purpose of The Perkin-Elmer Corporation/Perkin-Elmer Group 1999 Stock Incentive Plan (the "Plan") is to increase stockholder value and to advance the interests of The Perkin-Elmer Corporation and its subsidiaries (collectively, the "Corporation") by providing financial incentives designed to attract, retain, and motivate employees, officers, consultants, and directors of the Corporation. The Plan continues the established policy of the Corporation of encouraging ownership of its Stock by key personnel and of providing incentives for such individuals to put forth maximum efforts for the success of the Corporation.

2. DEFINITIONS.

    As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

    2.1 "ACT" means the Securities Exchange Act of 1934, as amended from time to time.

    2.2 "AGREEMENT" means the written agreement between the Corporation and an Optionee or Award Recipient, as the case may be, evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

    2.3 "AWARD" means a Stock Award or Performance Share Award.

    2.4 "AWARD RECIPIENT" means an individual to whom an Award has been granted under the Plan.

    2.5 "BOARD OF DIRECTORS" means the Board of Directors of the Corporation.

    2.6 "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

    2.7 "COMMITTEE" means the Management Resources Committee of the Board of Directors, or any successor thereto or committee designated thereby whose members qualify as (i) outside directors as defined in Section 162(m) of the Code and the Treasury Regulations issued pursuant thereto and (ii) non-employee directors within the meaning of Rule 16b-3 under the Act.

    2.8 "CONTINUOUS SERVICE" means an uninterrupted chain of continuous regular employment by the Corporation or an uninterrupted chain of continuous performance of significant services for the Corporation by a consultant. A leave of absence granted in accordance with the Corporation's usual procedures which does not operate to interrupt continuous employment or continuous performance of significant services for other benefits granted by the Corporation shall not be considered a termination of employment nor an interruption of Continuous Service hereunder, and an employee or consultant who is granted such a leave of absence shall be considered to be continuously employed or continuously performing significant services during the period of such leave; PROVIDED, HOWEVER, that if regulations under the Code or an amendment to the Code shall establish a more restrictive definition of a leave of absence, such definition shall be substituted herein.

    2.9 "DEFERRAL ACCOUNT" means the bookkeeping account established for the deferral of a Director Stock Award by a Non-Employee Director pursuant to
Section 10.7 hereof.

    2.10 "DIRECTOR STOCK AWARD" means an award of shares of Stock granted pursuant to Section 10 hereof.

                                     VII-1

    2.11 "EMPLOYEE AWARD" means an Employee Stock Award or Performance Share Award.

    2.12 "EMPLOYEE STOCK AWARD" means an award of shares of Stock granted pursuant to Section 8 hereof.

    2.13 "FAIR MARKET VALUE" means the simple average of the high and low sales prices of a share of Stock as reported in the report of composite transactions (or other source designated by the Committee) on the date on which fair market value is to be determined (or if there shall be no trading on such date, then on the first previous date on which sales were made on a national securities exchange).

    2.14 "INCENTIVE STOCK OPTIONS" means those Options granted hereunder to employees as incentive stock options as defined in, and which by their terms comply with the requirements for such Options set out in, Section 422 of the Code and the Treasury Regulations issued pursuant thereto.

    2.15 "NON-EMPLOYEE DIRECTOR" means a member of the Board of Directors who is not an employee or officer of the Corporation.

    2.16 "NON-QUALIFIED STOCK OPTIONS" means those Options granted hereunder which are not intended to qualify as Incentive Stock Options.

    2.17 "NORMAL RETIREMENT AGE" means the normal retirement age of a member of the Board as determined by the Board from time to time.

    2.18 "OPTION" means an option granted pursuant to Section 6 hereof.

    2.19 "OPTIONEE" means an individual to whom an Option has been granted under the Plan.

    2.20 "PERFORMANCE SHARE AWARD" means an award of Performance Shares granted pursuant to Section 9 hereof.

    2.21 "PERFORMANCE SHARES" means shares of Stock covered by a Performance Share Award.

    2.22 "STOCK" means the Perkin-Elmer Group Stock, par value $.01 per share, of the Corporation.

    2.23 "STOCK AWARD" means an Employee Stock Award or Director Stock Award.

    2.24 "STOCK UNIT" means the bookkeeping entry representing the equivalent of one share of Stock.

    2.25 "STOCK RESTRICTIONS" mean the restrictions, including performance goals, placed on a Stock Award or Performance Share Award under the Plan.

    2.26 "TEN PERCENT STOCKHOLDER" means an individual who owns, within the meaning of Section 422(b)(6) of the Code and the Treasury Regulations issued pursuant thereto, stock possessing more than ten (10%) percent of the total combined voting power of all classes of stock of the Corporation.

3. SHARES RESERVED FOR THE PLAN.

    The aggregate number of shares of Stock available for Options and Awards under the Plan is 2,400,000, subject to adjustment in accordance with Section
15. Shares of Stock issued under the Plan shall be authorized but unissued shares. In lieu of such unissued shares, the Corporation may, in its discretion, transfer on the exercise of Options or the delivery of shares of Stock issued pursuant to Awards treasury shares, reacquired shares, or shares acquired in the market for purposes of the Plan.

    If any Options or Awards granted under the Plan shall for any reason terminate, be canceled, or expire without having been exercised or vested in full, shares of Stock not issued or vested in full under such Options or Awards shall be available again for issuance under the Plan.

                                     VII-2

4. ADMINISTRATION OF THE PLAN.

    The Committee shall have plenary authority in its discretion, but subject to the express provisions of the Plan, to administer the Plan, including, without limitation, the authority to determine the individuals to whom, and the time or times at which, Options and Awards shall be granted, the number of shares of Stock to be covered by each Option and Award, and the terms and conditions of each Option and Award. The Committee shall also have plenary authority in its discretion to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to it; to determine the terms (which need not be identical) of Agreements executed and delivered under the Plan, including, without limitation, such terms and provisions as shall be requisite in the judgment of the Committee to conform to any change in any law or regulation applicable thereto; and to make any and all other determinations and take any and all actions deemed necessary or advisable for the administration of the Plan. The Committee's determination on the foregoing matters shall be conclusive and binding on all persons having an interest in the Plan.

5. ELIGIBILITY; FACTORS TO BE CONSIDERED IN GRANTING OPTIONS AND AWARDS.

    Subject to the terms of the Plan, an Option may be granted to any person who, at the time the Option is granted, is a regular full-time employee (which term shall include officers and directors) of the Corporation, a Non-Employee Director, or a consultant performing significant services for the Corporation. Employee Awards may be granted to any person who, at the time the Employee Award is granted, is a regular full-time employee (which term shall include officers and directors) of the Corporation. Non-Employee Directors, shall not be eligible to receive Employee Awards. In determining the employees, Non-Employee Directors, and consultants to whom Options or Awards shall be granted, the number of shares of Stock to be covered by each Option or Award, and the terms and conditions of each Option and Award, the Committee shall take into account the duties and responsibilities of the respective employees, Non-Employee Directors, and consultants, their present and potential contributions to the success of the Corporation, and such other factors as they shall deem relevant in connection with accomplishing the purposes of the Plan. An employee, Non-Employee Director, or consultant who has been granted an Option or Award may be granted and hold additional Options or Awards if the Committee shall so determine.

6. OPTIONS.

    6.1 GRANT OF OPTIONS. Subject to the terms of the Plan, the Committee may grant Options to such employees, Non-Employee Directors, and consultants at such time or times and in such amounts as it shall determine. Each Option granted hereunder shall be designated as an Incentive Stock Option or Non-Qualified Stock Option and shall be evidenced by an Agreement containing such terms and conditions consistent with the Plan as the Committee shall determine; PROVIDED, HOWEVER, that Incentive Stock Options shall be granted only to employees of the Corporation.

    6.2 PURCHASE PRICE. The purchase price of each share of Stock covered by an Option shall be 100% (or 110% in the case of an Incentive Stock Option granted to a Ten Percent Stockholder) of the Fair Market Value of a share of Stock on the date the Option is granted.

    6.3 TERM. The term of each Option shall be for such period as the Committee shall determine, but not more than ten (10) years (or five (5) years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder) from the date of grant thereof, and shall be subject to earlier termination as hereinafter provided. If the original term of any Option is less than ten (10) years (or five (5) years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder) from the date of grant, the Option prior to its expiration may be amended, with the approval of the Committee and the employee, Non-Employee Director, or consultant, as the case may be, to extend the term so that the

                                     VII-3
term as amended is not more than ten (10) years (or five (5) years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder) from the original date of grant of such Option.

    6.4 VESTING. An Option shall be exercisable at such time or times and in such manner and number of shares as the Committee shall determine. Except as provided in the Plan, no Option may be exercised at any time unless the holder thereof is then a regular employee of the Corporation, a member of the Board of Directors, or a consultant performing significant services for the Corporation. Options granted under the Plan shall not be affected by any change of duties or position so long as the holder continues to be an employee of the Corporation, continues to be a member of the Board of Directors, or a consultant performing significant services for the Corporation.

    6.5 TERMINATION OF EMPLOYMENT OR SERVICES. In the event that the employment of an employee to whom an Option has been granted under the Plan shall be terminated or the services of a Non-Employee Director or consultant to whom an Option has been granted under the Plan shall be terminated (other than by reason of retirement, disability, or death) such Option may, subject to the provisions of the Plan, be exercised, to the extent that the employee, Non-Employee Director, or consultant was entitled to do so at the date of termination of his or her employment or services, at any time within thirty (30) days after such termination, but in no event after the expiration of the term of the Option.

    6.6 RETIREMENT OR DISABILITY. If an employee to whom an Option has been granted under the Plan shall retire from the Corporation pursuant to any qualified pension plan provided by the Corporation, or if a Non-Employee Director (a) retires from the Board of Directors upon reaching Normal Retirement Age or (b) resigns or declines to stand for reelection with the approval of the Board of Directors, or if an employee, Non-Employee Director, or consultant to whom an Option has been granted becomes totally and permanently disabled, such Option may be exercised, notwithstanding the provisions of Section 6.4, in full without regard to the period of Continuous Service after the Option was granted at any time (a) in the case of an employee holding an Incentive Stock Option within three (3) months after such retirement or disability, but in no event after the expiration of the term of the Option or (b) in the case of a Non-Qualified Stock Option within one (1) year (three (3) years in the case of a Non-Employee Director) after such retirement, disability, resignation, or declining, but in no event after the expiration of the term of the Option.

    6.7 DEATH. If an employee, Non-Employee Director, or consultant to whom an Option has been granted under the Plan shall die while employed by the Corporation, serving as a member of the Board of Directors, or engaged to perform services for the Corporation, such Option may be exercised to the extent that the employee, Non-Employee Director or consultant was entitled to do so at the date of his or her death, by his or her executor or administrator or other person at the time entitled by law to the employee's, Non-Employee Director's, or consultant's rights under the Option, at any time within such period, not exceeding one (1) year after his or her death, as shall be prescribed in the Agreement, but in no event after the expiration of the term of the Option.

7. TERMS AND CONDITIONS APPLICABLE TO OPTIONS.

    7.1 TRANSFERABILITY. During the lifetime of an Optionee, an Option shall not be transferable, except pursuant to a domestic relations order; PROVIDED, HOWEVER, that the Committee may, in its sole discretion, permit an Optionee to transfer a Non-Qualified Stock Option to (a) a member of the Optionee's immediate family, (b) a trust, the beneficiaries of which consist exclusively of members of the Optionee's immediate family, or (c) a partnership, the partners of which consist exclusively of members of the Optionee's immediate family. After the death of an Optionee, an Option may be transferred pursuant to the laws of descent and distribution.

    7.2 METHOD OF EXERCISE. An Option may be exercised by giving written notice to the Corporation specifying the number of shares of Stock to be purchased; PROVIDED THAT, except as otherwise provided

                                     VII-4
by the Committee, an Option may not be exercised as to fewer than 100 shares, or the remaining shares covered by the Option if fewer than 100, at any one time. No Option may be exercised with respect to a fractional share. The purchase price of the shares as to which an Option shall be exercised shall be paid in full at the time of exercise at the election of the holder of an Option (a) in cash or currency of the United States of America, (b) by tendering to the Corporation shares of Stock owned by such holder for at least six (6) months having a Fair Market Value equal to the cash exercise price applicable to the purchase price of the shares as to which the Option is being exercised,(c) a combination of cash, and/or previously owned shares of Stock valued at Fair Market Value, or (d) by payment of such other consideration as the Committee shall from time to time determine. For purposes of the immediately preceding sentence, Fair Market Value shall be determined as of the business day immediately preceding the day on which the Option is exercised. Notwithstanding the foregoing, the Committee shall have the right to modify, amend, or cancel the provisions of clauses (b) and (c) above at any time upon prior notice to the holders of Options.

    7.3 STOCKHOLDER RIGHTS. An Optionee shall have none of the rights of a stockholder with respect to the shares subject to an Option until such shares have been registered upon the exercise of the Option on the transfer books of the Corporation in the name of such Optionee and then only to the extent that any restrictions imposed thereon by the Committee shall have lapsed.

    7.4 NO LOANS. Neither the Corporation, any company with which it is affiliated, nor any of their respective subsidiaries may directly or indirectly lend money to any person for the purpose of assisting such person in acquiring or carrying shares of Stock issued upon the exercise of an Option.

    7.5 CONDITIONS PRECEDENT TO EXERCISE. Notwithstanding any other provision of the Plan, but subject to the provisions of Section 11, the exercise of an Option following termination of employment or service shall be subject to the satisfaction of the conditions precedent that the Optionee has not (a) rendered services or engaged directly or indirectly in any business which in the opinion of the Committee competes with or is in conflict with the interests of the Corporation; PROVIDED, HOWEVER, that the ownership by an Optionee of 5% or less of any class of securities of a publicly traded company shall not be deemed to violate this clause or (b) violated any written agreement with the Corporation, including, without limitation, any confidentiality agreement. An Optionee's violation of clause (a) or (b) of the preceding sentence shall result in the immediate forfeiture of any Options held by such Optionee.

    7.6 LIMITATIONS ON THE GRANT OF OPTIONS. No one individual may be granted an Option or Options under the Plan during any fiscal year of the Corporation for an aggregate number of shares of Stock which exceeds 10% of the total number of shares reserved for issuance under the Plan. The aggregate Fair Market Value of the Stock (determined as of the date the Option is granted) with respect to which Incentive Stock Options granted under the Plan and all other stock option plans of the Corporation (or any parent or subsidiary of the Corporation) are exercisable for the first time by any specific individual during any calendar year shall not exceed $100,000. No Incentive Stock Option may be granted hereunder to an individual who immediately after such Option is granted is a Ten Percent Stockholder unless (a) the Option price is at least 110% of the fair market value of such stock on the date of grant and (b) the Option may not be exercised more than five (5) years after the date of grant.

8. EMPLOYEE STOCK AWARDS.

    8.1 GRANT OF EMPLOYEE STOCK AWARDS. Subject to the terms of the Plan, the Committee may grant Employee Stock Awards to such employees at such time or times and in such amounts as it shall determine. Shares of Stock issued pursuant to Employee Stock Awards may, but need not, be subject to such restrictions as may be established by the Committee at the time of the grant and reflected in an Agreement.

                                     VII-5

    8.2 RESTRICTIONS ON EMPLOYEE STOCK AWARDS. Except as provided in the Plan, any shares of Stock subject to an Employee Stock Award with respect to which Stock Restrictions have not been satisfied shall be forfeited and all rights of the employee to such Employee Stock Award shall terminate without any payment of consideration by the Corporation. Except as set forth in Section 8.5, a recipient of an Employee Stock Award subject to Stock Restrictions shall forfeit such award in the event of the termination of his or her employment during the period the shares are subject to Stock Restrictions.

    8.3 STOCKHOLDER RIGHTS. The recipient of an Employee Stock Award shall be entitled to such rights of a Stockholder with respect to the shares of Stock issued pursuant to such Employee Stock Award as the Committee shall determine, including the right to vote such shares of Stock, except that cash and stock dividends with respect to such shares may, at the discretion of the Committee, be either paid currently or withheld by the Corporation for the Award Recipient's account, and interest may be accrued on the amount of cash dividends withheld at a rate and subject to such terms as determined by the Committee.

    The Committee, in its discretion, may cause a legend or legends to be placed on any certificate representing shares issued pursuant to Employee Stock Awards, which legend or legends shall make appropriate reference to the Stock Restrictions imposed thereon. The Committee may also in its discretion require that certificates representing shares issued pursuant to Employee Stock Awards remain in the physical custody of the Corporation or an escrow holder until any or all of the Stock Restrictions imposed under the Plan have lapsed.

    8.4 NON-TRANSFERABILITY. Prior to the time Stock Restrictions lapse, none of the shares of Stock issued pursuant to an Employee Stock Award may be sold, assigned, bequeathed, transferred, pledged, hypothecated, or otherwise disposed of in any way by the Award Recipient.

    8.5 LAPSE OF RESTRICTIONS. In the event of the termination of employment of an Award Recipient, prior to the lapse of Stock Restrictions, by reason of death, total and permanent disability, retirement, or resignation or discharge from employment other than discharge for cause, the Committee may, in its discretion, remove any Stock Restrictions on all or a portion of the Stock subject to an Employee Stock Award.

    8.6 LIMITATIONS ON EMPLOYEE STOCK AWARDS. No employee may receive an Employee Stock Award representing more than 40,000 shares of Stock during any fiscal year of the Corporation, and the maximum number of shares of Stock which may be issued to all employees pursuant to Employee Stock Awards under the Plan shall be 80,000, subject in each case to adjustment in accordance with Section 15.

9. PERFORMANCE SHARE AWARDS.

    9.1 GRANT OF PERFORMANCE SHARE AWARDS. Subject to the terms of the Plan, the Committee may grant Performance Share Awards to such employees at such time or times and in such amounts as it shall determine. Stock issued pursuant to a Performance Share Award shall be subject to the attainment of performance goals relating to one or more criteria within the meaning of Section 162(m) of the Code and the Treasury Regulations issued pursuant thereto, including, without limitation, stock price, market share, sales, earnings per share, return on equity, costs, and cash flow, as determined by the Committee from time to time. Any such objectives and the period in which such objectives are to be met shall be determined by the Committee at the time of the grant and reflected in an Agreement. Each Performance Share Award shall also be subject to such other restrictions as the Committee may determine.

    9.2 DELIVERY OF PERFORMANCE SHARES. Certificates representing Performance Shares shall be registered in the Award Recipient's name but shall remain in the physical custody of the Corporation until the

                                     VII-6

Committee has determined that the performance goals and other Stock Restrictions with respect to such Performance Shares have been met.

    9.3 STOCKHOLDER RIGHTS. The recipient of a Performance Share Award shall be entitled to such rights of a stockholder with respect to the Performance Shares as the Committee shall determine, including the right to vote such shares of Stock, except that cash and stock dividends with respect to the Performance Shares may, at the discretion of the Committee, be either paid currently or withheld by the Corporation for the Award Recipient's account, and interest may be accrued on the amount of cash dividends withheld at a rate and subject to such terms as determined by the Committee.

    9.4 NON-TRANSFERABILITY. Prior to the time shares of Stock issued pursuant to a Performance Share Award are delivered to an Award Recipient, none of such shares may be sold, assigned, bequeathed, transferred, pledged, hypothecated, or otherwise disposed of in any way by the Award Recipient.

    9.5 LAPSE OF RESTRICTIONS. In the event of the termination of employment of an Award Recipient, prior to the lapse of Stock Restrictions, by reason of death, total and permanent disability, retirement, or resignation or discharge from employment other than discharge for cause, the Committee may, in its discretion, remove any Stock Restrictions on all or a portion of a Performance Share Award, or determine the performance objectives with respect to all or a portion of a Performance Share Award to have been attained; PROVIDED, HOWEVER, that the Committee shall not be entitled to exercise such discretion to the extent that the ability to exercise such discretion would cause the Performance Share Award not to qualify as performance based compensation under Section 162(m) of the Code.

    9.6 LIMITATIONS ON PERFORMANCE SHARE AWARDS. No employee may receive Performance Share Awards representing more than 100,000 shares of Stock during any fiscal year of the Corporation, and the maximum number of shares of Stock which may be issued to all employees pursuant to Performance Share Awards under the Plan shall be 400,000, subject in each case to adjustment in accordance with
Section 15.

10. DIRECTOR STOCK AWARDS.

    10.1 GRANT OF DIRECTOR STOCK AWARDS. As of the date of each election or reelection to the Board of Directors, each Non-Employee Director shall automatically be granted a Director Stock Award with respect to 300 shares of Stock, subject to adjustment in accordance with Section 15. Notwithstanding the foregoing, each Non-Employee Director first elected to the Board of Directors on a date other than the date of an annual meeting of stockholders shall be granted that number of whole shares of Stock equal to the number of shares then subject to a Director Stock Award multiplied by a fraction, the numerator of which shall be the number of months remaining until the anticipated date of the next annual meeting of stockholders, and the denominator of which shall be 12. All Director Stock Awards shall be evidenced by an agreement containing such terms and conditions consistent with the Plan as the Committee shall determine.

    10.2 VESTING. Each Director Stock Award shall vest in full on the date immediately preceding the first annual meeting of stockholders next following the date of grant; PROVIDED, HOWEVER, that, except as provided in the Plan, the recipient thereof continues to serve as a member of the Board of Directors as of such date.

    10.3 FORFEITURE OF DIRECTOR STOCK AWARDS. Except as provided in the Plan, a recipient of a Director Stock Award shall forfeit any unvested shares of Stock subject to the Director Stock Award, and all rights of the Non-Employee Director to such unvested shares shall terminate without payment of consideration by the Corporation, upon the termination of his or her service as a member of the Board of Directors.

    10.4 STOCKHOLDER RIGHTS. Except as provided in Sections 10.5 and 10.7, a recipient of a Director Stock Award shall be entitled to all rights of a stockholder with respect to the shares of Stock issued

                                     VII-7
pursuant to the Director Stock Award, including the right to receive dividends and to vote such shares of Stock; PROVIDED, HOWEVER, that stock dividends paid with respect to such shares shall be restricted to the same extent as the underlying shares of Stock issued pursuant to the Director Stock Award.

    The Committee shall cause a legend or legends to be placed on any certificate representing shares issued pursuant to a Director Stock Award, which legend or legends shall make appropriate reference to the terms of the Director Stock Award and the Plan. The Committee shall also require that certificates representing shares issued pursuant to Director Stock Awards remain in the physical custody of the Corporation or an escrow holder until such shares have vested in accordance with the terms of the Plan.

    10.5 NON-TRANSFERABILITY. Prior to vesting, none of the shares of Stock issued pursuant to a Director Stock Award may be sold, assigned, bequeathed, transferred, pledged, hypothecated, or otherwise disposed of in any way by the recipient thereof.

    10.6 TERMINATION OF SERVICE. If a Non-Employee Director to whom a Director Stock Award has been granted shall cease to serve as a director as a result of
(a) his or her death, (b) retiring from the Board of Directors upon reaching Normal Retirement Age, (c) becoming totally and permanently disabled, or (d) resigning with the approval of the Board of Directors, all shares subject to such Director Stock Award shall be vested in full, notwithstanding the provisions of Section 10.2, as of the date of termination of service.

    10.7 DEFERRAL ELECTION. A Non-Employee Director may elect to defer receipt of any Director Stock Award by filing the appropriate deferral form with the Corporate Secretary on or before December 15th of the calendar year prior to the calendar year in which such deferral is to be effective. Notwithstanding the foregoing, any person elected as a Non-Employee Director for the first time shall be permitted to make his or her first deferral election no later than twenty (20) days after such election. In no event, however, shall any deferral be permitted to the extent prohibited by applicable law. Deferrals shall be subject to the following terms and conditions:

        (a) A Non-Employee Director may elect to defer receipt of a Director Stock Award until (i) a specified date in the future, (ii) cessation of his or her service as a member of the Board of Directors, or (iii) the end of the calendar year in which cessation of his or her service as a member of the Board of Directors occurs.

        (b) There shall be established a Deferral Account on the books of the Corporation for each Non-Employee Director electing to defer a Director Stock Award pursuant to this Section 10.7. Deferrals shall be credited to the Non-Employee Director's Deferral Account in Stock Units in the following manner: on the award date to which the deferral election applies, the amount deferred shall be converted into a number of Stock Units equal to the number of shares of Stock awarded that are subject to the deferral election. A Non-Employee Director shall not have any voting rights with respect to any Stock Units held in his or her Deferral Account.

        (c) Whenever cash dividends are paid with respect to shares of Stock, each Non-Employee Director's Deferral Account shall be credited on the payment date of such dividend with additional Stock Units (including fractional units to the nearest one/one hundredth (1/100)) equal in value to the amount of the cash dividend paid on a single share of Stock multiplied by the number of Stock Units (including fractional units) credited to his or her Deferral Account as of the date of record for dividend purposes. For purposes of crediting dividends, the value of a Stock Unit shall be the Fair Market Value of a share of Stock as of the payment date of the dividend.

        (d) The number of Stock Units credited to each Non-Employee Director's Deferral Account shall be appropriately adjusted in the same manner and to the same extent Director Stock Awards are adjusted and modified pursuant to
    Section 15. In the event of a transaction subject to Section 11, the Board of Directors shall have the authority to amend the Plan to provide for the

                                     VII-8
    conversion of Stock Units credited to Deferral Accounts into units equal to shares of stock of the resulting or acquiring company (or a related company), as appropriate, if such stock is publicly traded or, if not, into cash of equal value on the effective date of such transaction. If pursuant to the preceding sentence cash is credited to a Non-Employee Director's Deferral Account, interest shall be credited thereon from the date such cash is received to the date of distribution quarterly, at the end of each calendar quarter, at a rate per annum (computed on the basis of a 360-day year and a 91-day quarter) equal to the prime rate announced publicly by Citibank, N.A. at the end of such calendar quarter. If units representing publicly traded stock of the resulting or acquired company (or a related company) are credited to a Non-Employee Director's Deferral Account, dividends shall be credited thereto in the same manner as dividends are credited on Stock Units credited to such Deferral Accounts.

        (e) Subject to Section 10.7(g), distributions of a Non-Employee Director's Deferral Account under the Plan shall be made as follows:

           (i) If a Non-Employee Director has elected to defer a Director Stock Award to a specified date in the future, payment shall be as of such date and shall be made or shall commence, as the case may be, within thirty
       (30) days after the date specified;

           (ii) If a Non-Employee Director has elected to defer a Director Stock Award until cessation of his or her service as a member of the Board of Directors, payment shall be as of the date of such cessation of service and shall be made or shall commence, as the case may be, within thirty
       (30) days after the cessation of the Non-Employee Director's service as a director; and

           (iii) If a Non-Employee Director has elected to defer a Director Stock Award until the end of the calendar year in which the cessation of his or her service as a member of the Board of Directors occurs, payment shall be made as of December 31st of such year and shall be made or commence, as the case may be, on December 31st of such year.

        (f) Notwithstanding any elections pursuant to Sections 10.7(a) and/or
    (g) hereof, in the event of the death of the Non-Employee Director prior to the distribution of his or her Deferral Account, the balance credited to such Deferral Account as of the date of his or her death shall be paid, as soon as reasonably possible thereafter, in a single distribution to the Non-Employee Director's beneficiary or beneficiaries designated on such Non-Employee Director's deferral election form. If no such election or designation has been made, such amounts shall be payable to the Non-Employee Director's estate.

        (g) A Non-Employee Director may elect to have his or her Deferral Account under the Plan paid in a single distribution or equal annual installments, not to exceed ten (10) annual installments. To the extent a Deferral Account is deemed invested in Stock Units, such Stock Units shall be converted to Stock on the distribution date as provided in Section 10.7(h). To the extent deemed invested in units of any other stock, such units shall similarly be converted and distributed in the form of stock. To the extent invested in a medium other than Stock Units or other units, each such distribution hereunder shall be in the medium credited to the Deferral Account.

        (h) To the extent a Deferral Account is deemed invested in Stock Units, a single distribution shall consist of the number of whole shares of Stock equal to the number of Stock Units credited to the Non-Employee Director's Deferral Account on the date as of which the distribution occurs. Cash shall be paid to a Non-Employee Director in lieu of a fractional share, determined by reference to the Fair Market Value of a share of Stock on the date as of which the distribution

                                     VII-9
    occurs. In the event a Non-Employee Director has elected to receive annual installment payments, each such payment shall be determined as follows:

           (i) To the extent his or her Deferral Account is deemed to be invested in Stock Units, each such payment shall consist of the number of whole shares of Stock equal to the number of Stock Units (including fractional units) credited to the Deferral Account on the date as of which the distribution occurs, divided by the number of annual installments remaining as of such distribution date. Cash shall be paid to Non-Employee Directors in lieu of fractional shares, determined by reference to the Fair Market Value of a share of Stock on the date as of which the distribution occurs.

           (ii) To the extent his or her Deferral Account has been credited in cash, each such payment shall be calculated by dividing the value on the date the distribution occurs of that portion of the Non-Employee Director's Deferral Account which is in cash by the number of annual installments remaining as of such distribution date.

11. ACCELERATION UPON A CHANGE OF CONTROL.

    Notwithstanding any other provision of the Plan or any Option or Award granted hereunder, (a) any Option granted hereunder and then outstanding shall become immediately exercisable in full, (b) all Stock Restrictions shall immediately terminate, and (c) all performance objectives applicable to any Performance Share Award shall be deemed attained (i) in the event that a tender offer or exchange offer (other than an offer by the Corporation) for common stock of the Company representing more than 25% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors ("Voting Securities") is made by any "person" within the meaning of Section 14(d) of the Act and not withdrawn within ten (10) days after the commencement thereof; PROVIDED, HOWEVER, that the Committee may by action taken prior to the end of such ten (10) day period extend such ten
(10) day period for up to a period of ninety (90) days after the commencement of such tender offer or exchange offer; and, PROVIDED FURTHER, that the Committee may by further action taken prior to the end of such extended period declare (a) all Options granted hereunder and then outstanding to be immediately exercisable in full, (b) all Stock Restrictions to be immediately terminated, and (c) all performance objectives applicable to any Performance Share Award to be deemed attained, or (ii) in the event of a Change in Control (as hereinafter defined).

    For purposes of this Section 11, a "Change in Control" means an event that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the effective date of the Plan, pursuant to Section 13 or 15(d) of the Act; PROVIDED, HOWEVER, that, without limitation, such a Change in Control shall be deemed to have occurred at such time as (a) any "person" within the meaning of Section 14(d) of the Act becomes the "beneficial owner" as defined in Rule 13d-3 thereunder, directly or indirectly, of more than 25% of the combined voting power of the then outstanding Voting Securities, (b) during any two-year period, individuals who constitute the Board of Directors (the "Incumbent Board") as of the beginning of the period cease for any reason to constitute at least a majority thereof, provided that any person becoming a director during such period whose election or nomination for election by the Corporation's stockholders was approved by a vote of at least three-quarters of the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director without objection to such nomination, other than in response to an actual or threatened Change in Control or proxy contest) shall be, for purposes of this clause (b), considered as though such person were a member of the Incumbent Board, or (c) the approval by the Corporation's stockholders of the sale of all or substantially all of the stock or assets of the Corporation. The Committee may adopt such procedures as to notice and exercise as may be

                                     VII-10
necessary to effectuate the acceleration of the exercisability of Options, termination of Stock Restrictions, and attainment of performance objectives as described above.

12. SHARE WITHHOLDING.

    With respect to any Option or Award, the Committee may, in its discretion and subject to such rules as the Committee may adopt, permit or require any Optionee or Award Recipient to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with an Option or Award by electing to have the Corporation withhold Stock having a Fair Market Value (as of the date the amount of withholding tax is determined) equal to the amount of withholding tax.

13. NO RIGHT TO CONTINUED EMPLOYMENT OR SERVICE.

    Nothing contained in the Plan or in any Option or Award granted or Agreement entered into pursuant to the Plan shall confer upon any employee the right to continue in the employ of the Corporation, any consultant the right to continue to perform services for the Corporation, or any Non-Employee Director the right to continue as a member of the Board of Directors or interfere with the right of the Corporation to terminate such employee's employment, such consultant's service, or Non-Employee Director's service at any time.

14. TIME OF GRANTING OPTIONS AND EMPLOYEE AWARDS.

    Nothing contained in the Plan or in any resolution adopted by the Board of Directors or the holders of Stock shall constitute the grant of any Option or Award hereunder. An Option or Award under the Plan shall be deemed to have been granted on the date on which the name of the recipient and the terms of the Option or Award are set forth in an Agreement and delivered to the recipient, unless otherwise provided in the Agreement.

15. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

    Notwithstanding any other provision of the Plan, in the event of changes in the outstanding Stock by reason of stock dividends, stock splits, recapitalizations, combinations or exchanges of shares, corporate separations or divisions (including, but not limited to, split-ups, split-offs, or spin-offs), reorganizations (including, but not limited to, mergers or consolidations), liquidations, or other similar events, the aggregate number and class of shares available under the Plan, the number of shares subject to Director Stock Awards, the maximum number of shares that may be subject to Options and Awards, and the terms of any outstanding Options or Awards (including, without limitation, the number of shares subject to an outstanding Option or Award and the price at which shares of Stock may be issued pursuant to an outstanding Option) and of any Stock Units shall be adjusted in such manner as the Committee in its discretion deems appropriate.

16. TERMINATION AND AMENDMENT OF THE PLAN.

    Unless the Plan shall have been terminated as hereinafter provided, no Option or Award shall be granted hereunder after March 31, 2004. The Board of Directors may at any time prior to that date terminate the Plan or make such modification or amendment to the Plan as it shall deem advisable; PROVIDED, HOWEVER, that, except as provided in Section 15, no amendment may be made without the approval by the holders of Stock (to the extent such approval would be required for an exemption under Section 16(b) of the Act which the Company wishes to have) if such amendment would (a) increase the aggregate number of shares of Stock which may be issued under the Plan, or (b) materially modify the requirements as to eligibility for participation in the Plan. No termination, modification, or amendment of the Plan may, without the consent of an Optionee or Award Recipient,

                                     VII-11
adversely affect in any material manner the rights of such Optionee or Award Recipient under any Option or Award.

17. AMENDMENT OF OPTIONS AND AWARDS AT THE DISCRETION OF THE COMMITTEE.

    The terms of any outstanding Option or Award may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate, including, without limitation, acceleration of the date of exercise of any Option or Award, termination of Stock Restrictions as to any Award, or the conversion of an Incentive Stock Option into a Non-Qualified Stock Option; PROVIDED, HOWEVER, that no such amendment shall adversely affect in any material manner any right of any Optionee or Award Recipient under the Plan without his or her consent; and, PROVIDED FURTHER, that the Committee shall not (a) amend any previously-issued Performance Share Award to the extent that such amendment would cause such Performance Share Award not to qualify as performance based compensation under Section 162(m) of the Code or (b) amend any previously-issued Option to reduce the purchase price thereof whether by modification of the Option or by cancellation of the Option in consideration of the immediate issuance of a replacement Option bearing a reduced purchase price.

18. GOVERNMENT REGULATIONS.

    The Plan and the grant and exercise of Options and Awards hereunder, and the obligation of the Corporation to issue, sell, and deliver shares, as applicable, under such Options and Awards, shall be subject to all applicable laws, rules, and regulations.

    Notwithstanding any other provision of the Plan, transactions under the Plan are intended to comply with the applicable exemptions under Rule 16b-3 under the Act as to persons subject to the reporting requirements of Section 16(a) of the Act with respect to shares of Stock, and Options and Awards under the Plan shall be fashioned and administered in a manner consistent with the conditions applicable under Rule 16b-3.

19. OPTIONS AND AWARDS IN FOREIGN COUNTRIES.

    The Committee shall have the authority and discretion to adopt such modifications, procedures, and subplans as it shall deem necessary or desirable to comply with the provisions of the laws of foreign countries in which the Corporation may operate in order to assure the viability of the benefits of the Options and Awards made to individuals employed in such countries and to meet the objectives of the Plan.

20. GOVERNING LAW.

    The Plan shall be construed, regulated, and administered under the internal laws of the State of Delaware.

21. STOCKHOLDER APPROVAL.

    The Plan shall become effective upon the date of adoption by the Board of Directors, subject to approval by the stockholders of the Corporation in accordance with applicable law. Unless so approved within one (1) year after the date of the adoption of the Plan by the Board of Directors, the Plan shall not be effective for any purpose. Prior to approval by the Corporation's stockholders, the Committee may grant Options and Awards under the terms of the Plan, but if stockholder approval is not obtained in the specified period, such Options and Awards shall be of no effect.

                                     VII-12

                                                                      ANNEX VIII

               THE PERKIN-ELMER CORPORATION/CELERA GENOMICS GROUP
                           1999 STOCK INCENTIVE PLAN

1. PURPOSE OF THE PLAN.

    The purpose of The Perkin-Elmer Corporation/Celera Genomics Group 1999 Stock Incentive Plan (the "Plan") is to increase stockholder value and to advance the interests of The Perkin-Elmer Corporation and its subsidiaries (collectively, the "Corporation") by providing financial incentives designed to attract, retain, and motivate employees, officers, consultants, and directors of the Corporation. The Plan continues the established policy of the Corporation of encouraging ownership of its Stock by key personnel and of providing incentives for such individuals to put forth maximum efforts for the success of the Corporation.

2. DEFINITIONS.

    As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

    2.1 "ACT" means the Securities Exchange Act of 1934, as amended from time to time.

    2.2 "AGREEMENT" means the written agreement between the Corporation and an Optionee or Award Recipient, as the case may be, evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

    2.3 "AWARD" means a Stock Award or Performance Share Award.

    2.4 "AWARD RECIPIENT" means an individual to whom an Award has been granted under the Plan.

    2.5 "BOARD OF DIRECTORS" means the Board of Directors of the Corporation.

    2.6 "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

    2.7 "COMMITTEE" means the Management Resources Committee of the Board of Directors, or any successor thereto or committee designated thereby whose members qualify as (i) outside directors as defined in Section 162(m) of the Code and the Treasury Regulations issued pursuant thereto and (ii) non-employee directors within the meaning of Rule 16b-3 under the Act.

    2.8 "CONTINUOUS SERVICE" means an uninterrupted chain of continuous regular employment by the Corporation or an uninterrupted chain of continuous performance of significant services for the Corporation by a consultant. A leave of absence granted in accordance with the Corporation's usual procedures which does not operate to interrupt continuous employment or continuous performance of significant services for other benefits granted by the Corporation shall not be considered a termination of employment nor an interruption of Continuous Service hereunder, and an employee or consultant who is granted such a leave of absence shall be considered to be continuously employed or continuously performing significant services during the period of such leave; PROVIDED, HOWEVER, that if regulations under the Code or an amendment to the Code shall establish a more restrictive definition of a leave of absence, such definition shall be substituted herein.

    2.9 "DEFERRAL ACCOUNT" means the bookkeeping account established for the deferral of a Director Stock Award by a Non-Employee Director pursuant to
Section 10.7 hereof.

    2.10 "DIRECTOR STOCK AWARD" means an award of shares of Stock granted pursuant to Section 10 hereof.

    2.11 "EMPLOYEE AWARD" means an Employee Stock Award or Performance Share Award.

                                     VIII-1

    2.12 "EMPLOYEE STOCK AWARD" means an award of shares of Stock granted pursuant to Section 8 hereof.

    2.13 "FAIR MARKET VALUE" means the simple average of the high and low sales prices of a share of Stock as reported in the report of composite transactions (or other source designated by the Committee) on the date on which fair market value is to be determined (or if there shall be no trading on such date, then on the first previous date on which sales were made on a national securities exchange).

    2.14 "INCENTIVE STOCK OPTIONS" means those Options granted hereunder to employees as incentive stock options as defined in, and which by their terms comply with the requirements for such Options set out in, Section 422 of the Code and the Treasury Regulations issued pursuant thereto.

    2.15 "NON-EMPLOYEE DIRECTOR" means a member of the Board of Directors who is not an employee or officer of the Corporation.

    2.16 "NON-QUALIFIED STOCK OPTIONS" means those Options granted hereunder which are not intended to qualify as Incentive Stock Options.

    2.17 "NORMAL RETIREMENT AGE" means the normal retirement age of a member of the Board as determined by the Board from time to time.

    2.18 "OPTION" means an option granted pursuant to Section 6 hereof.

    2.19 "OPTIONEE" means an individual to whom an Option has been granted under the Plan.

    2.20 "PERFORMANCE SHARE AWARD" means an award of Performance Shares granted pursuant to Section 9 hereof.

    2.21 "PERFORMANCE SHARES" means shares of Stock covered by a Performance Share Award.

    2.22 "STOCK" means the Celera Genomics Group Stock, par value $.01 per share, of the Corporation.

    2.23 "STOCK AWARD" means an Employee Stock Award or Director Stock Award.

    2.24 "STOCK UNIT" means the bookkeeping entry representing the equivalent of one share of Stock.

    2.25 "STOCK RESTRICTIONS" mean the restrictions, including performance goals, placed on a Stock Award or Performance Share Award under the Plan.

    2.26 "TEN PERCENT STOCKHOLDER" means an individual who owns, within the meaning of Section 422(b)(6) of the Code and the Treasury Regulations issued pursuant thereto, stock possessing more than ten (10%) percent of the total combined voting power of all classes of stock of the Corporation.

3. SHARES RESERVED FOR THE PLAN.

    The aggregate number of shares of Stock available for Options and Awards
under the Plan is     , subject to adjustment in accordance with Section 15.
Shares of Stock issued under the Plan shall be authorized but unissued shares. In lieu of such unissued shares, the Corporation may, in its discretion, transfer on the exercise of Options or the delivery of shares of Stock issued pursuant to Awards treasury shares, reacquired shares, or shares acquired in the market for purposes of the Plan.

    If any Options or Awards granted under the Plan shall for any reason terminate, be canceled, or expire without having been exercised or vested in full, shares of Stock not issued or vested in full under such Options or Awards shall be available again for issuance under the Plan.

                                     VIII-2

4. ADMINISTRATION OF THE PLAN.

    The Committee shall have plenary authority in its discretion, but subject to the express provisions of the Plan, to administer the Plan, including, without limitation, the authority to determine the individuals to whom, and the time or times at which, Options and Awards shall be granted, the number of shares of Stock to be covered by each Option and Award, and the terms and conditions of each Option and Award. The Committee shall also have plenary authority in its discretion to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to it; to determine the terms (which need not be identical) of Agreements executed and delivered under the Plan, including, without limitation, such terms and provisions as shall be requisite in the judgment of the Committee to conform to any change in any law or regulation applicable thereto; and to make any and all other determinations and take any and all actions deemed necessary or advisable for the administration of the Plan. The Committee's determination on the foregoing matters shall be conclusive and binding on all persons having an interest in the Plan.

5. ELIGIBILITY; FACTORS TO BE CONSIDERED IN GRANTING OPTIONS AND AWARDS.

    Subject to the terms of the Plan, an Option may be granted to any person who, at the time the Option is granted, is a regular full-time employee (which term shall include officers and directors) of the Corporation, a Non-Employee Director, or a consultant performing significant services for the Corporation. Employee Awards may be granted to any person who, at the time the Employee Award is granted, is a regular full-time employee (which term shall include officers and directors) of the Corporation. Non-Employee Directors shall not be eligible to receive Employee Awards. In determining the employees, Non-Employee Directors, and consultants to whom Options or Awards shall be granted, the number of shares of Stock to be covered by each Option or Award, and the terms and conditions of each Option and Award, the Committee shall take into account the duties and responsibilities of the respective employees, Non-Employee Directors, and consultants, their present and potential contributions to the success of the Corporation, and such other factors as they shall deem relevant in connection with accomplishing the purposes of the Plan. An employee, Non-Employee Director, or consultant who has been granted an Option or Award may be granted and hold additional Options or Awards if the Committee shall so determine.

6. OPTIONS.

    6.1 GRANT OF OPTIONS. Subject to the terms of the Plan, the Committee may grant Options to such employees, Non-Employee Directors, and consultants at such time or times and in such amounts as it shall determine. Each Option granted hereunder shall be designated as an Incentive Stock Option or Non-Qualified Stock Option and shall be evidenced by an Agreement containing such terms and conditions consistent with the Plan as the Committee shall determine; PROVIDED, HOWEVER, that Incentive Stock Options shall be granted only to employees of the Corporation.

    6.2 PURCHASE PRICE. The purchase price of each share of Stock covered by an Option shall be 100% (or 110% in the case of an Incentive Stock Option granted to a Ten Percent Stockholder) of the Fair Market Value of a share of Stock on the date the Option is granted.

    6.3 TERM. The term of each Option shall be for such period as the Committee shall determine, but not more than ten (10) years (or five (5) years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder) from the date of grant thereof, and shall be subject to earlier termination as hereinafter provided. If the original term of any Option is less than ten (10) years (or five (5) years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder) from the date of grant, the Option prior to its expiration may be amended, with the approval of the Committee and the employee, Non-Employee Director, or consultant, as the case may be, to extend the term so that the

                                     VIII-3
term as amended is not more than ten (10) years (or five (5) years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder) from the original date of grant of such Option.

    6.4 VESTING. An Option shall be exercisable at such time or times and in such manner and number of shares as the Committee shall determine. Except as provided in the Plan, no Option may be exercised at any time unless the holder thereof is then a regular employee of the Corporation, a member of the Board of Directors, or a consultant performing significant services for the Corporation. Options granted under the Plan shall not be affected by any change of duties or position so long as the holder continues to be an employee of the Corporation, continues to be a member of the Board of Directors, or a consultant performing significant services for the Corporation.

    6.5 TERMINATION OF EMPLOYMENT OR SERVICES. In the event that the employment of an employee to whom an Option has been granted under the Plan shall be terminated or the services of a Non-Employee Director or consultant to whom an Option has been granted under the Plan shall be terminated (other than by reason of retirement, disability, or death) such Option may, subject to the provisions of the Plan, be exercised, to the extent that the employee, Non-Employee Director, or consultant was entitled to do so at the date of termination of his or her employment or services, at any time within thirty (30) days after such termination, but in no event after the expiration of the term of the Option.

    6.6 RETIREMENT OR DISABILITY. If an employee to whom an Option has been granted under the Plan shall retire from the Corporation pursuant to any qualified pension plan provided by the Corporation, or if a Non-Employee Director (a) retires from the Board of Directors upon reaching Normal Retirement Age or (b) resigns or declines to stand for reelection with the approval of the Board of Directors, or if an employee, Non-Employee Director, or consultant to whom an Option has been granted becomes totally and permanently disabled, such Option may be exercised, notwithstanding the provisions of Section 6.4, in full without regard to the period of Continuous Service after the Option was granted at any time (a) in the case of an employee holding an Incentive Stock Option within three (3) months after such retirement or disability, but in no event after the expiration of the term of the Option or (b) in the case of a Non-Qualified Stock Option within one (1) year (three (3) years in the case of a Non-Employee Director) after such retirement, disability, resignation, or declining, but in no event after the expiration of the term of the Option.

    6.7 DEATH. If an employee, Non-Employee Director, or consultant to whom an Option has been granted under the Plan shall die while employed by the Corporation, serving as a member of the Board of Directors, or engaged to perform services for the Corporation, such Option may be exercised to the extent that the employee, Non-Employee Director or consultant was entitled to do so at the date of his or her death, by his or her executor or administrator or other person at the time entitled by law to the employee's, Non-Employee Director's, or consultant's rights under the Option, at any time within such period, not exceeding one (1) year after his or her death, as shall be prescribed in the Agreement, but in no event after the expiration of the term of the Option.

7. TERMS AND CONDITIONS APPLICABLE TO OPTIONS.

    7.1 TRANSFERABILITY. During the lifetime of an Optionee, an Option shall not be transferable, except pursuant to a domestic relations order; PROVIDED, HOWEVER, that the Committee may, in its sole discretion, permit an Optionee to transfer a Non-Qualified Stock Option to (a) a member of the Optionee's immediate family, (b) a trust, the beneficiaries of which consist exclusively of members of the Optionee's immediate family, or (c) a partnership, the partners of which consist exclusively of members of the Optionee's immediate family. After the death of an Optionee, an Option may be transferred pursuant to the laws of descent and distribution.

    7.2 METHOD OF EXERCISE. An Option may be exercised by giving written notice to the Corporation specifying the number of shares of Stock to be purchased; PROVIDED THAT, except as otherwise provided

                                     VIII-4
by the Committee, an Option may not be exercised as to fewer than 100 shares, or the remaining shares covered by the Option if fewer than 100, at any one time. No Option may be exercised with respect to a fractional share. The purchase price of the shares as to which an Option shall be exercised shall be paid in full at the time of exercise at the election of the holder of an Option (a) in cash or currency of the United States of America, (b) by tendering to the Corporation shares of Stock owned by such holder for at least six (6) months having a Fair Market Value equal to the cash exercise price applicable to the purchase price of the shares as to which the Option is being exercised, (c) a combination of cash, and/or previously owned shares of Stock valued at Fair Market Value, or (d) by payment of such other consideration as the Committee shall from time to time determine. For purposes of the immediately preceding sentence, Fair Market Value shall be determined as of the business day immediately preceding the day on which the Option is exercised. Notwithstanding the foregoing, the Committee shall have the right to modify, amend, or cancel the provisions of clauses (b) and (c) above at any time upon prior notice to the holders of Options.

    7.3 STOCKHOLDER RIGHTS. An Optionee shall have none of the rights of a stockholder with respect to the shares subject to an Option until such shares have been registered upon the exercise of the Option on the transfer books of the Corporation in the name of such Optionee and then only to the extent that any restrictions imposed thereon by the Committee shall have lapsed.

    7.4 NO LOANS. Neither the Corporation, any company with which it is affiliated, nor any of their respective subsidiaries may directly or indirectly lend money to any person for the purpose of assisting such person in acquiring or carrying shares of Stock issued upon the exercise of an Option.

    7.5 CONDITIONS PRECEDENT TO EXERCISE. Notwithstanding any other provision of the Plan, but subject to the provisions of Section 11, the exercise of an Option following termination of employment or service shall be subject to the satisfaction of the conditions precedent that the Optionee has not (a) rendered services or engaged directly or indirectly in any business which in the opinion of the Committee competes with or is in conflict with the interests of the Corporation; PROVIDED, HOWEVER, that the ownership by an Optionee of 5% or less of any class of securities of a publicly traded company shall not be deemed to violate this clause or (b) violated any written agreement with the Corporation, including, without limitation, any confidentiality agreement. An Optionee's violation of clause (a) or (b) of the preceding sentence shall result in the immediate forfeiture of any Options held by such Optionee.

    7.6 LIMITATIONS ON THE GRANT OF OPTIONS. No one individual may be granted an Option or Options under the Plan during any fiscal year of the Corporation for an aggregate number of shares of Stock which exceeds 10% of the total number of shares reserved for issuance under the Plan. The aggregate Fair Market Value of the Stock (determined as of the date the Option is granted) with respect to which Incentive Stock Options granted under the Plan and all other stock option plans of the Corporation (or any parent or subsidiary of the Corporation) are exercisable for the first time by any specific individual during any calendar year shall not exceed $100,000. No Incentive Stock Option may be granted hereunder to an individual who immediately after such Option is granted is a Ten Percent Stockholder unless (a) the Option price is at least 110% of the fair market value of such stock on the date of grant and (b) the Option may not be exercised more than five (5) years after the date of grant.

8. EMPLOYEE STOCK AWARDS.

    8.1 GRANT OF EMPLOYEE STOCK AWARDS. Subject to the terms of the Plan, the Committee may grant Employee Stock Awards to such employees at such time or times and in such amounts as it shall determine. Shares of Stock issued pursuant to Employee Stock Awards may, but need not, be subject to such restrictions as may be established by the Committee at the time of the grant and reflected in an Agreement.

                                     VIII-5

    8.2 RESTRICTIONS ON EMPLOYEE STOCK AWARDS. Except as provided in the Plan, any shares of Stock subject to an Employee Stock Award with respect to which Stock Restrictions have not been satisfied shall be forfeited and all rights of the employee to such Employee Stock Award shall terminate without any payment of consideration by the Corporation. Except as set forth in Section 8.5, a recipient of an Employee Stock Award subject to Stock Restrictions shall forfeit such award in the event of the termination of his or her employment during the period the shares are subject to Stock Restrictions.

    8.3 STOCKHOLDER RIGHTS. The recipient of an Employee Stock Award shall be entitled to such rights of a stockholder with respect to the shares of Stock issued pursuant to such Employee Stock Award as the Committee shall determine, including the right to vote such shares of Stock, except that cash and stock dividends with respect to such shares may, at the discretion of the Committee, be either paid currently or withheld by the Corporation for the Award Recipient's account, and interest may be accrued on the amount of cash dividends withheld at a rate and subject to such terms as determined by the Committee.

    The Committee, in its discretion, may cause a legend or legends to be placed on any certificate representing shares issued pursuant to Employee Stock Awards, which legend or legends shall make appropriate reference to the Stock Restrictions imposed thereon. The Committee may also in its discretion require that certificates representing shares issued pursuant to Employee Stock Awards remain in the physical custody of the Corporation or an escrow holder until any or all of the Stock Restrictions imposed under the Plan have lapsed.

    8.4 NON-TRANSFERABILITY. Prior to the time Stock Restrictions lapse, none of the shares of Stock issued pursuant to an Employee Stock Award may be sold, assigned, bequeathed, transferred, pledged, hypothecated, or otherwise disposed of in any way by the Award Recipient.

    8.5 LAPSE OF RESTRICTIONS. In the event of the termination of employment of an Award Recipient, prior to the lapse of Stock Restrictions, by reason of death, total and permanent disability, retirement, or resignation or discharge from employment other than discharge for cause, the Committee may, in its discretion, remove any Stock Restrictions on all or a portion of the Stock subject to an Employee Stock Award.

    8.6  LIMITATIONS ON EMPLOYEE STOCK AWARDS.  No employee may receive an
Employee Stock Award representing more than     shares of Stock during any
fiscal year of the Corporation, and the maximum number of shares of Stock which may be issued to all employees pursuant to Employee Stock Awards under the Plan
shall be     , subject in each case to adjustment in accordance with Section 15.

9. PERFORMANCE SHARE AWARDS.

    9.1 GRANT OF PERFORMANCE SHARE AWARDS. Subject to the terms of the Plan, the Committee may grant Performance Share Awards to such employees at such time or times and in such amounts as it shall determine. Stock issued pursuant to a Performance Share Award shall be subject to the attainment of performance goals relating to one or more criteria within the meaning of Section 162(m) of the Code and the Treasury Regulations issued pursuant thereto, including, without limitation, stock price, market share, sales, earnings per share, return on equity, costs, and cash flow, as determined by the Committee from time to time. Any such objectives and the period in which such objectives are to be met shall be determined by the Committee at the time of the grant and reflected in an Agreement. Each Performance Share Award shall also be subject to such other restrictions as the Committee may determine.

    9.2 DELIVERY OF PERFORMANCE SHARES. Certificates representing Performance Shares shall be registered in the Award Recipient's name but shall remain in the physical custody of the Corporation until the Committee has determined that the performance goals and other Stock Restrictions with respect to such Performance Shares have been met.

                                     VIII-6

    9.3 STOCKHOLDER RIGHTS. The recipient of a Performance Share Award shall be entitled to such rights of a stockholder with respect to the Performance Shares as the Committee shall determine, including the right to vote such shares of Stock, except that cash and stock dividends with respect to the Performance Shares may, at the discretion of the Committee, be either paid currently or withheld by the Corporation for the Award Recipient's account, and interest may be accrued on the amount of cash dividends withheld at a rate and subject to such terms as determined by the Committee.

    9.4 NON-TRANSFERABILITY. Prior to the time shares of Stock issued pursuant to a Performance Share Award are delivered to an Award Recipient, none of such shares may be sold, assigned, bequeathed, transferred, pledged, hypothecated, or otherwise disposed of in any way by the Award Recipient.

    9.5 LAPSE OF RESTRICTIONS. In the event of the termination of employment of an Award Recipient, prior to the lapse of Stock Restrictions, by reason of death, total and permanent disability, retirement, or resignation or discharge from employment other than discharge for cause, the Committee may, in its discretion, remove any Stock Restrictions on all or a portion of a Performance Share Award, or determine the performance objectives with respect to all or a portion of a Performance Share Award to have been attained; PROVIDED, HOWEVER, that the Committee shall not be entitled to exercise such discretion to the extent that the ability to exercise such discretion would cause the Performance Share Award not to qualify as performance based compensation under Section 162(m) of the Code.

    9.6  LIMITATIONS ON PERFORMANCE SHARE AWARDS.  No employee may receive
Performance Share Awards representing more than     shares of Stock during any
fiscal year of the Corporation, and the maximum number of shares of Stock which may be issued to all employees pursuant to Performance Share Awards under the
Plan shall be     , subject in each case to adjustment in accordance with
Section 15.

10. DIRECTOR STOCK AWARDS.

    10.1 GRANT OF DIRECTOR STOCK AWARDS. As of the date of each election or reelection to the Board of Directors, each Non-Employee Director shall
automatically be granted a Director Stock Award with respect to        shares of
Stock, subject to adjustment in accordance with Section 15. Notwithstanding the foregoing, each Non-Employee Director first elected to the Board of Directors on a date other than the date of an annual meeting of stockholders shall be granted that number of whole shares of Stock equal to the number of shares then subject to a Director Stock Award multiplied by a fraction, the numerator of which shall be the number of months remaining until the anticipated date of the next annual meeting of stockholders, and the denominator of which shall be 12. All Director Stock Awards shall be evidenced by an agreement containing such terms and conditions consistent with the Plan as the Committee shall determine.

    10.2 VESTING. Each Director Stock Award shall vest in full on the date immediately preceding the first annual meeting of stockholders next following the date of grant; PROVIDED, HOWEVER, that, except as provided in the Plan, the recipient thereof continues to serve as a member of the Board of Directors as of such date.

    10.3 FORFEITURE OF DIRECTOR STOCK AWARDS. Except as provided in the Plan, a recipient of a Director Stock Award shall forfeit any unvested shares of Stock subject to the Director Stock Award, and all rights of the Non-Employee Director to such unvested shares shall terminate without payment of consideration by the Corporation, upon the termination of his or her service as a member of the Board of Directors.

    10.4 STOCKHOLDER RIGHTS. Except as provided in Sections 10.5 and 10.7, a recipient of a Director Stock Award shall be entitled to all rights of a stockholder with respect to the shares of Stock issued pursuant to the Director Stock Award, including the right to receive dividends and to vote such shares

                                     VIII-7
of Stock; PROVIDED, HOWEVER, that stock dividends paid with respect to such shares shall be restricted to the same extent as the underlying shares of Stock issued pursuant to the Director Stock Award.

    The Committee shall cause a legend or legends to be placed on any certificate representing shares issued pursuant to a Director Stock Award, which legend or legends shall make appropriate reference to the terms of the Director Stock Award and the Plan. The Committee shall also require that certificates representing shares issued pursuant to Director Stock Awards remain in the physical custody of the Corporation or an escrow holder until such shares have vested in accordance with the terms of the Plan.

    10.5 NON-TRANSFERABILITY. Prior to vesting, none of the shares of Stock issued pursuant to a Director Stock Award may be sold, assigned, bequeathed, transferred, pledged, hypothecated, or otherwise disposed of in any way by the recipient thereof.

    10.6 TERMINATION OF SERVICE. If a Non-Employee Director to whom a Director Stock Award has been granted shall cease to serve as a director as a result of
(a) his or her death, (b) retiring from the Board of Directors upon reaching Normal Retirement Age, (c) becoming totally and permanently disabled, or (d) resigning with the approval of the Board of Directors, all shares subject to such Director Stock Award shall be vested in full, notwithstanding the provisions of Section 10.2, as of the date of termination of service.

    10.7 DEFERRAL ELECTION. A Non-Employee Director may elect to defer receipt of any Director Stock Award by filing the appropriate deferral form with the Corporate Secretary on or before December 15th of the calendar year prior to the calendar year in which such deferral is to be effective. Notwithstanding the foregoing, any person elected as a Non-Employee Director for the first time shall be permitted to make his or her first deferral election no later than twenty (20) days after such election. In no event, however, shall any deferral be permitted to the extent prohibited by applicable law. Deferrals shall be subject to the following terms and conditions:

        (a) A Non-Employee Director may elect to defer receipt of a Director Stock Award until (i) a specified date in the future, (ii) cessation of his or her service as a member of the Board of Directors, or (iii) the end of the calendar year in which cessation of his or her service as a member of the Board of Directors occurs.

        (b) There shall be established a Deferral Account on the books of the Corporation for each Non-Employee Director electing to defer a Director Stock Award pursuant to this Section 10.7. Deferrals shall be credited to the Non-Employee Director's Deferral Account in Stock Units in the following manner: on the award date to which the deferral election applies, the amount deferred shall be converted into a number of Stock Units equal to the number of shares of Stock awarded that are subject to the deferral election. A Non-Employee Director shall not have any voting rights with respect to any Stock Units held in his or her Deferral Account.

        (c) Whenever cash dividends are paid with respect to shares of Stock, each Non-Employee Director's Deferral Account shall be credited on the payment date of such dividend with additional Stock Units (including fractional units to the nearest one/one hundredth (1/100)) equal in value to the amount of the cash dividend paid on a single share of Stock multiplied by the number of Stock Units (including fractional units) credited to his or her Deferral Account as of the date of record for dividend purposes. For purposes of crediting dividends, the value of a Stock Unit shall be the Fair Market Value of a share of Stock as of the payment date of the dividend.

        (d) The number of Stock Units credited to each Non-Employee Director's Deferral Account shall be appropriately adjusted in the same manner and to the same extent Director Stock Awards are adjusted and modified pursuant to
    Section 15. In the event of a transaction subject to Section 11, the Board of Directors shall have the authority to amend the Plan to provide for the conversion of Stock Units credited to Deferral Accounts into units equal to shares of stock of the

                                     VIII-8
    resulting or acquiring company (or a related company), as appropriate, if such stock is publicly traded or, if not, into cash of equal value on the effective date of such transaction. If pursuant to the preceding sentence cash is credited to a Non-Employee Director's Deferral Account, interest shall be credited thereon from the date such cash is received to the date of distribution quarterly, at the end of each calendar quarter, at a rate per annum (computed on the basis of a 360-day year and a 91-day quarter) equal to the prime rate announced publicly by Citibank, N.A. at the end of such calendar quarter. If units representing publicly traded stock of the resulting or acquired company (or a related company) are credited to a Non-Employee Director's Deferral Account, dividends shall be credited thereto in the same manner as dividends are credited on Stock Units credited to such Deferral Accounts.

        (e) Subject to Section 10.7(g), distributions of a Non-Employee Director's Deferral Account under the Plan shall be made as follows:

            (i) If a Non-Employee Director has elected to defer a Director Stock Award to a specified date in the future, payment shall be as of such date and shall be made or shall commence, as the case may be, within thirty
       (30) days after the date specified;

            (ii) If a Non-Employee Director has elected to defer a Director Stock Award until cessation of his or her service as a member of the Board of Directors, payment shall be as of the date of such cessation of service and shall be made or shall commence, as the case may be, within thirty (30) days after the cessation of the Non-Employee Director's service as a director; and

           (iii) If a Non-Employee Director has elected to defer a Director Stock Award until the end of the calendar year in which the cessation of his or her service as a member of the Board of Directors occurs, payment shall be made as of December 31st of such year and shall be made or commence, as the case may be, on December 31st of such year.

        (f) Notwithstanding any elections pursuant to Sections 10.7(a) and/or
    (g) hereof, in the event of the death of the Non-Employee Director prior to the distribution of his or her Deferral Account, the balance credited to such Deferral Account as of the date of his or her death shall be paid, as soon as reasonably possible thereafter, in a single distribution to the Non-Employee Director's beneficiary or beneficiaries designated on such Non-Employee Director's deferral election form. If no such election or designation has been made, such amounts shall be payable to the Non-Employee Director's estate.

        (g) A Non-Employee Director may elect to have his or her Deferral Account under the Plan paid in a single distribution or equal annual installments, not to exceed ten (10) annual installments. To the extent a Deferral Account is deemed invested in Stock Units, such Stock Units shall be converted to Stock on the distribution date as provided in Section 10.7(h). To the extent deemed invested in units of any other stock, such units shall similarly be converted and distributed in the form of stock. To the extent invested in a medium other than Stock Units or other units, each such distribution hereunder shall be in the medium credited to the Deferral Account.

        (h) To the extent a Deferral Account is deemed invested in Stock Units, a single distribution shall consist of the number of whole shares of Stock equal to the number of Stock Units credited to the Non-Employee Director's Deferral Account on the date as of which the distribution occurs. Cash shall be paid to a Non-Employee Director in lieu of a fractional share, determined by reference to the Fair Market Value of a share of Stock on the date as of which the distribution occurs. In the event a Non-Employee Director has elected to receive annual installment payments, each such payment shall be determined as follows:

            (i) To the extent his or her Deferral Account is deemed to be invested in Stock Units, each such payment shall consist of the number of whole shares of Stock equal to the number

                                     VIII-9
       of Stock Units (including fractional units) credited to the Deferral Account on the date as of which the distribution occurs, divided by the number of annual installments remaining as of such distribution date. Cash shall be paid to Non-Employee Directors in lieu of fractional shares, determined by reference to the Fair Market Value of a share of Stock on the date as of which the distribution occurs.

            (ii) To the extent his or her Deferral Account has been credited in cash, each such payment shall be calculated by dividing the value on the date the distribution occurs of that portion of the Non-Employee Director's Deferral Account which is in cash by the number of annual installments remaining as of such distribution date.

11. ACCELERATION UPON A CHANGE OF CONTROL.

    Notwithstanding any other provision of the Plan or any Option or Award granted hereunder, (a) any Option granted hereunder and then outstanding shall become immediately exercisable in full, (b) all Stock Restrictions shall immediately terminate, and (c) all performance objectives applicable to any Performance Share Award shall be deemed attained (i) in the event that a tender offer or exchange offer (other than an offer by the Corporation) for common stock of the Company representing more than 25% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors ("Voting Securities") is made by any "person" within the meaning of Section 14(d) of the Act and not withdrawn within ten (10) days after the commencement thereof; PROVIDED, HOWEVER, that the Committee may by action taken prior to the end of such ten (10) day period extend such ten
(10) day period for up to a period of ninety (90) days after the commencement of such tender offer or exchange offer; and, PROVIDED FURTHER, that the Committee may by further action taken prior to the end of such extended period declare (a) all Options granted hereunder and then outstanding to be immediately exercisable in full, (b) all Stock Restrictions to be immediately terminated, and (c) all performance objectives applicable to any Performance Share Award to be deemed attained, or (ii) in the event of a Change in Control (as hereinafter defined).

    For purposes of this Section 11, a "Change in Control" means an event that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the effective date of the Plan, pursuant to Section 13 or 15(d) of the Act; PROVIDED, HOWEVER, that, without limitation, such a Change in Control shall be deemed to have occurred at such time as (a) any "person" within the meaning of Section 14(d) of the Act becomes the "beneficial owner" as defined in Rule 13d-3 thereunder, directly or indirectly, of more than 25% of the combined voting power of the then outstanding Voting Securities, (b) during any two-year period, individuals who constitute the Board of Directors (the "Incumbent Board") as of the beginning of the period cease for any reason to constitute at least a majority thereof, provided that any person becoming a director during such period whose election or nomination for election by the Corporation's stockholders was approved by a vote of at least three-quarters of the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director without objection to such nomination, other than in response to an actual or threatened Change in Control or proxy contest) shall be, for purposes of this clause (b), considered as though such person were a member of the Incumbent Board, or (c) the approval by the Corporation's stockholders of the sale of all or substantially all of the stock or assets of the Corporation. The Committee may adopt such procedures as to notice and exercise as may be necessary to effectuate the acceleration of the exercisability of Options, termination of Stock Restrictions, and attainment of performance objectives as described above.

                                    VIII-10

12. SHARE WITHHOLDING.

    With respect to any Option or Award, the Committee may, in its discretion and subject to such rules as the Committee may adopt, permit or require any Optionee or Award Recipient to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with an Option or Award by electing to have the Corporation withhold Stock having a Fair Market Value (as of the date the amount of withholding tax is determined) equal to the amount of withholding tax.

13. NO RIGHT TO CONTINUED EMPLOYMENT OR SERVICE.

    Nothing contained in the Plan or in any Option or Award granted or Agreement entered into pursuant to the Plan shall confer upon any employee the right to continue in the employ of the Corporation, any consultant the right to continue to perform services for the Corporation, or any Non-Employee Director the right to continue as a member of the Board of Directors or interfere with the right of the Corporation to terminate such employee's employment, such consultant's service, or Non-Employee Director's service at any time.

14. TIME OF GRANTING OPTIONS AND EMPLOYEE AWARDS.

    Nothing contained in the Plan or in any resolution adopted by the Board of Directors or the holders of Stock shall constitute the grant of any Option or Award hereunder. An Option or Award under the Plan shall be deemed to have been granted on the date on which the name of the recipient and the terms of the Option or Award are set forth in an Agreement and delivered to the recipient, unless otherwise provided in the Agreement.

15. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

    Notwithstanding any other provision of the Plan, in the event of changes in the outstanding Stock by reason of stock dividends, stock splits, recapitalizations, combinations or exchanges of shares, corporate separations or divisions (including, but not limited to, split-ups, split-offs, or spin-offs), reorganizations (including, but not limited to, mergers or consolidations), liquidations, or other similar events, the aggregate number and class of shares available under the Plan, the number of shares subject to Director Stock Awards, the maximum number of shares that may be subject to Options and Awards, and the terms of any outstanding Options or Awards (including, without limitation, the number of shares subject to an outstanding Option or Award and the price at which shares of Stock may be issued pursuant to an outstanding Option) and of any Stock Units shall be adjusted in such manner as the Committee in its discretion deems appropriate.

16. TERMINATION AND AMENDMENT OF THE PLAN.

    Unless the Plan shall have been terminated as hereinafter provided, no Option or Award shall be granted hereunder after March 31, 2004. The Board of Directors may at any time prior to that date terminate the Plan or make such modification or amendment to the Plan as it shall deem advisable; PROVIDED, HOWEVER, that, except as provided in Section 15, no amendment may be made without the approval by the holders of Stock (to the extent such approval would be required for an exemption under Section 16(b) of the Act which the Company wishes to have) if such amendment would (a) increase the aggregate number of shares of Stock which may be issued under the Plan, or (b) materially modify the requirements as to eligibility for participation in the Plan. No termination, modification, or amendment of the Plan may, without the consent of an Optionee or Award Recipient, adversely affect in any material manner the rights of such Optionee or Award Recipient under any Option or Award.

                                    VIII-11

17. AMENDMENT OF OPTIONS AND AWARDS AT THE DISCRETION OF THE COMMITTEE.

    The terms of any outstanding Option or Award may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate, including, without limitation, acceleration of the date of exercise of any Option or Award, termination of Stock Restrictions as to any Award, or the conversion of an Incentive Stock Option into a Non-Qualified Stock Option; PROVIDED, HOWEVER, that no such amendment shall adversely affect in any material manner any right of any Optionee or Award Recipient under the Plan without his or her consent; and, PROVIDED FURTHER, that the Committee shall not (a) amend any previously-issued Performance Share Award to the extent that such amendment would cause such Performance Share Award not to qualify as performance based compensation under Section 162(m) of the Code or (b) amend any previously-issued Option to reduce the purchase price thereof whether by modification of the Option or by cancellation of the Option in consideration of the immediate issuance of a replacement Option bearing a reduced purchase price.

18. GOVERNMENT REGULATIONS.

    The Plan and the grant and exercise of Options and Awards hereunder, and the obligation of the Corporation to issue, sell, and deliver shares, as applicable, under such Options and Awards, shall be subject to all applicable laws, rules, and regulations.

    Notwithstanding any other provision of the Plan, transactions under the Plan are intended to comply with the applicable exemptions under Rule 16b-3 under the Act as to persons subject to the reporting requirements of Section 16(a) of the Act with respect to shares of Stock, and Options and Awards under the Plan shall be fashioned and administered in a manner consistent with the conditions applicable under Rule 16b-3.

19. OPTIONS AND AWARDS IN FOREIGN COUNTRIES.

    The Committee shall have the authority and discretion to adopt such modifications, procedures, and subplans as it shall deem necessary or desirable to comply with the provisions of the laws of foreign countries in which the Corporation may operate in order to assure the viability of the benefits of the Options and Awards made to individuals employed in such countries and to meet the objectives of the Plan.

20. GOVERNING LAW.

    The Plan shall be construed, regulated, and administered under the internal laws of the State of Delaware.

21. STOCKHOLDER APPROVAL.

    The Plan shall become effective upon the date of adoption by the Board of Directors, subject to approval by the stockholders of the Corporation in accordance with applicable law. Unless so approved within one (1) year after the date of the adoption of the Plan by the Board of Directors, the Plan shall not be effective for any purpose. Prior to approval by the Corporation's stockholders, the Committee may grant Options and Awards under the terms of the Plan, but if stockholder approval is not obtained in the specified period, such Options and Awards shall be of no effect.

                                    VIII-12

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") permits the company's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action (except settlements or judgments in derivative suits), suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of the company, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

    The company's certificate of incorporation and by-laws provide for indemnification of its directors and officers to the fullest extent permitted by law.

    As permitted by sections 102 and 145 of the DGCL, the company's certificate of incorporation eliminates a director's personal liability for monetary damages to the company and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under section 174 of the DGCL, for liability for any breach of the director's duty of loyalty to the company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction which the director derived an improper personal benefit.

    The directors and officers of the company are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act which might be incurred by them in such capabilities and against which they cannot be indemnified by the company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS

      2.1  Agreement and Plan of Merger, dated as of         1999, among The Perkin-Elmer
           Corporation, a New York corporation, The Perkin-Elmer Corporation, a Delaware corporation, and PE Merger Corp., a New York corporation (included as Annex I to the Proxy Statement and Prospectus).

      3.1  Certificate of Incorporation (included as Annex II to the Proxy Statement and
           Prospectus).

      3.2  By-laws (to be filed by amendment).

      3.3  Certificate of Designations for the Series A Participating Junior Preferred Stock
           and Series B Participating Junior Preferred Stock (to be filed by amendment).

      4    Rights Agreement, dated as of       , 1999, between The Perkin-Elmer Corporation
           and       (to be filed by amendment).

      5    Opinion of Simpson Thacher & Bartlett as to the legality of the securities (to be filed by amendment).

      8.1 Opinion of Simpson Thacher & Bartlett as to tax matters (to be filed by amendment).

     10.1  The Perkin-Elmer Corporation/Perkin-Elmer Group 1999 Stock Incentive Plan
           (included as Annex VII to the Proxy Statement and Prospectus).

     10.2  The Perkin-Elmer Corporation/Celera Genomics Group 1999 Stock Incentive Plan
           (included as Annex VIII to the Proxy Statement and Prospectus).

     11    Statement re Computation of Per Share Earnings (to be filed by amendment).

     23.1  Consent of PricewaterhouseCoopers LLP.

     23.2  Consent of Simpson Thacher & Bartlett (contained in Exhibits 5 and 8.1).

     24    Powers of Attorney (included as signature page).

     27    Financial Data Schedule (to be filed by amendment).

     99    Form of Proxy.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" Table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section

13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date corresponding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on November 24, 1998.

                                THE PERKIN-ELMER CORPORATION

                                By   /s/ TONY L. WHITE
                                     -----------------------------------------
                                     Name: Tony L. White
                                     Title: Chairman of the Board, President
                                           and Chief Executive Officer

                               POWER OF ATTORNEY

    We, the undersigned directors and officers of the registrant, do hereby constitute and appoint Tony L. White and William B. Sawch, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

      /s/ TONY L. WHITE
------------------------------  Chairman of the Board of      November 24, 1998
        Tony L. White             Directors, President and
                                  Chief Executive Officer
                                  (principal executive
                                  officer)

     /s/ DENNIS L. WINGER
------------------------------  Senior Vice President and     November 24, 1998
       Dennis L. Winger           Chief Financial Officer
                                  (principal financial
                                  officer)

      /s/ UGO D. DEBLASI
------------------------------  Corporate Controller          November 24, 1998
        Ugo D. DeBlasi            (principal accounting
                                  officer)

   /s/ JOSEPH F. ABELY, JR.
------------------------------  Director                      November 24, 1998
     Joseph F. Abely, Jr.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

     /s/ RICHARD H. AYERS
------------------------------  Director                      November 24, 1998
       Richard H. Ayers

    /s/ JEAN-LUC BELINGARD
------------------------------  Director                      November 24, 1998
      Jean-Luc Belingard

     /s/ ROBERT H. HAYES
------------------------------  Director                      November 24, 1998
       Robert H. Hayes

 /s/ GEORGES C. ST. LAURENT,
             JR.                Director
------------------------------                                November 24, 1998
 Georges C. St. Laurent, Jr.

    /s/ CAROLYN W. SLAYMAN
------------------------------  Director                      November 24, 1998
      Carolyn W. Slayman

      /s/ ORIN R. SMITH
------------------------------  Director                      November 24, 1998
        Orin R. Smith